As filed with the U.S. Securities and Exchange Commission on September 8, 2025

Registration No. 333‑289823

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S‑1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WaterBridge Infrastructure LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	1389	33-4546086
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5555 San Felipe Street, Suite 1200

Houston, Texas 77056

(713) 230‑8864

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott L. McNeely

Executive Vice President, Chief Financial Officer

5555 San Felipe Street, Suite 1200

Houston, Texas 77056

(713) 230‑8864

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan J. Maierson Thomas G. Brandt Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400	Hillary H. Holmes Harrison Tucker Gibson, Dunn & Crutcher LLP 811 Main Street, Suite 3000 Houston, Texas 77002 (346) 718‑6600

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post‑effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post‑effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non‑accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell the securities described herein until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell such securities, and it is not soliciting an offer to buy such securities, in any state or jurisdiction where the offer or sale is not permitted.

Subject to completion, Preliminary Prospectus dated September 8, 2025

27,000,000 Shares

WaterBridge Infrastructure LLC

Class A Shares

Representing Limited Liability Company Interests

This is the initial public offering of Class A shares representing limited liability company interests (“Class A shares”) in WaterBridge Infrastructure LLC, a Delaware limited liability company (“WaterBridge”). We intend to elect to be classified as a corporation for U.S. federal income tax purposes.

We expect that the public offering price for our Class A shares will be between $17.00 and $20.00 per Class A share. We have applied to list our Class A shares on each of the New York Stock Exchange (the “NYSE”) and NYSE Texas, Inc. (“NYSE Texas”) under the symbol “WBI.”

Following this offering, we will have two classes of authorized equity securities outstanding: Class A shares and Class B shares representing limited liability company interests (“Class B shares” and, together with Class A shares, “common shares”). Our Class B shares have no economic rights but entitle holders to one vote per Class B share on all matters to be voted on by shareholders generally. Holders of Class A shares and Class B shares will vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law or by our Operating Agreement (as defined herein). Our outstanding Class A shares and Class B shares will represent approximately 29.6% and 70.4%, respectively, of the total voting power of our outstanding common shares immediately following this offering, assuming no exercise of the underwriters’ option to purchase additional Class A shares, with our affiliates owning approximately 54.3% of such total voting power, without giving effect to any purchases that any of our affiliates may make through the directed share program.

We are an “emerging growth company” under applicable federal securities laws and, as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings. Please see the sections titled “Risk Factors” and “Summary—Emerging Growth Company.” Immediately following this offering, we expect to be a “controlled company” within the meaning of the NYSE and NYSE Texas rules and, as a result, will qualify for and intend to rely on exemptions from certain corporate governance requirements. See “Management—Status as a Controlled Company” for additional information.

Investing in our Class A shares involves risks. See “Risk Factors” beginning on page 42 of this prospectus to read about factors you should consider before investing in our Class A shares. These risks include the following:

•
Our revenues are substantially dependent on ongoing oil and natural gas exploration, development and production activity in our areas of operation.
•
The willingness of E&P companies to engage in drilling, completion and production activities in our areas of operation is substantially influenced by the market prices of oil and natural gas, which are highly volatile.
•
Our success largely depends on the produced water volumes we handle, which are dependent on certain factors beyond our control. Any decrease in the volumes of produced water that we handle, whether because of natural declines, producer inactivity or otherwise, could have a material adverse effect on our business and operating results.
•
Approximately 80% of our pro forma revenue is derived from our operations in the Delaware Basin, making us vulnerable to risks associated with geographic concentration generally and the Delaware Basin specifically, including basin-specific supply and demand factors, regulatory changes and severe weather impacts that could have a material adverse effect on our business.
•
Five Point (as defined herein) has the ability to direct the voting of a majority of our common shares and control certain decisions with respect to our management and business, including certain consent rights and the right to designate more than a majority of the members of our board as long as it and its affiliates beneficially own at least 40% of our outstanding common shares, as well as lesser director designation rights as long as it and its affiliates beneficially own less than 40% but at least 10% of our outstanding common shares. Five Point’s interests may conflict with those of our other shareholders.
•
The Five Point Members and other Existing Owners (each as defined herein), as well as their affiliates, are not limited in their ability to compete with us, and may benefit from opportunities that might otherwise be available to us.
•
Certain provisions in our Operating Agreement (as defined herein) regarding fiduciary duties of our directors, exculpation and indemnification of our officers and directors and the approval of conflicted transactions differ from the Delaware General Corporation Law (the “DGCL”) in a manner that may be less protective of the interests of our public shareholders and restrict the remedies available to shareholders for actions taken by our officers and directors that might otherwise constitute breaches of fiduciary duties if we were subject to the DGCL.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Class A share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to WaterBridge (before expenses)	$	$

(1)
See “Underwriting (Conflicts of Interest)” for a description of compensation payable to the underwriters.

We have granted the underwriters the option to purchase, exercisable within 30 days from the date of this prospectus, up to 4,050,000 additional Class A shares from us, at the public offering price less the underwriting discounts.

At our request, the underwriters have reserved up to 10% of the Class A shares for sale at the public offering price through a directed share program to certain individuals associated with us. See “Underwriting (Conflicts of Interest)—Directed Share Program.”

Certain funds and accounts managed by Horizon Kinetics Asset Management LLC (the “cornerstone investor”), have indicated an interest in purchasing up to an aggregate of $120.0 million of the Class A shares offered hereby at the public offering price and on the same terms as the other Class A shares being offered hereby. The shares to be purchased by the cornerstone investor will not be subject to a lock-up agreement with the underwriters. However, because indications of interest are not binding agreements or commitments to purchase, the cornerstone investor may determine to purchase more, less or no shares in this offering or the underwriters may determine to sell more, less or no shares to the cornerstone investor. The underwriters will receive the same discount on any of our Class A shares purchased by the cornerstone investor as they will from any other shares sold to the public.

The underwriters expect to deliver the Class A shares to purchasers on or about , 2025 through the book‑entry facilities of The Depository Trust Company.

J.P. Morgan		Barclays
Goldman Sachs & Co. LLC	Morgan Stanley	Wells Fargo Securities
Piper Sandler	Raymond James	Stifel
Texas Capital Securities	Pickering Energy Partners	Janney Montgomery Scott
Johnson Rice & Company		Roberts & Ryan

Prospectus dated , 2025.

WATERBRIDGE

Integrated Delaware Basin produced water network consisting of 1,700+ miles of pipeline and 165+ water handling facilities

Delaware Basin
Speedway
62
285
Eddy
Lea
Andrews
New Mexico
Texas
Devon JV
Cotton Draw
Loving
Kraken
Wrinkler
Ward
Reeves
Pecos
20
10
WaterBridge Infrastructure
Water Pipelines
Water Handling Facilities
LandBridge Acreage
Completed bpx energy Project
Announced projects
Texas Pacific Land Corp. AMI
Desert Environmental Facilities

Water infrastructure is fundamental to the success of the oil and gas industry. Access to an integrated water network is necessary for E&P companies to support both current operations and future production growth.

WaterBridge provides water management solutions using our extensive water infrastructure network that is purpose-built to meet the evolving needs of our E&P customers. We optimize our system via active monitoring and technology to support our customers' production. We expect this strategy to generate significant, long-term value and cash flow growth.

Note: As of August 31, 2025. The Speedway Pipeline project is currently under development and construction is dependent on future commercialization and market viability.

Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in this prospectus and any free writing prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell Class A shares and seeking offers to buy Class A shares only under circumstances and in jurisdictions where such offers and sales are lawful. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class A shares. Our business, liquidity position, financial condition, prospects or results of operations may have changed since the date of this prospectus.

This prospectus contains forward‑looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See the sections titled “Risk Factors” and “Cautionary Note Regarding Forward‑Looking Statements.”

i

BASIS OF PRESENTATION

This is the initial public offering of Class A shares of WaterBridge. We were formed on April 11, 2025 by NDB Holdings LLC (“NDB Holdings”), which is indirectly controlled by investment funds affiliated with Five Point (as defined herein) and certain members of our management team. We have not conducted and will not conduct any material business operations prior to the completion of the transactions described under “Corporate Reorganization” (such transactions, the “Corporate Reorganization”) other than certain activities related to, and undertaken in contemplation of, this offering, including the transactions contemplated by the WaterBridge Combination discussed below.

Prior to the Corporate Reorganization, WaterBridge Resources LLC (“WaterBridge Resources”), which is controlled by an investment fund affiliated with Five Point, will form WBR Holdings LLC, a Delaware limited liability company (“WBR Holdings”), and (i) WBR Holdings, (ii) WaterBridge Resources and the other equity holders of WaterBridge Equity Finance LLC (“WBEF”), (iii) NDB Holdings and the other equity holders of NDB Midstream LLC (“NDB Midstream”) and (iv) Desert Environmental Holdings LLC (“Desert Holdings”), the equity holder of Desert Environmental LLC (“Desert Environmental” and, together with WBEF and NDB Midstream, the “Contributed Entities”) intend to complete a series of transactions described under “Summary—WaterBridge Combination” (such transactions, the “WaterBridge Combination”) pursuant to which all of the equity interests in the Contributed Entities will be contributed to WBI Operating LLC, a Delaware limited liability company formed by WBR Holdings (“OpCo”). Immediately following the WaterBridge Combination, OpCo will own all of the existing assets and operations of the Contributed Entities, and WBR Holdings and certain of the current equity owners of the Contributed Entities will own all of the equity interests in OpCo. The Contributed Entities were not under common control for the periods presented and NDB Midstream is the accounting acquirer in the WaterBridge Combination. For additional information, please see “Summary—WaterBridge Combination.”

Following the Corporate Reorganization, WaterBridge will be a holding company, the sole material asset of which will consist of units representing limited liability company interests in OpCo (“OpCo Units”). WaterBridge will also be the sole managing member of OpCo.

Our organizational structure following the Corporate Reorganization will allow us to retain a direct equity ownership in OpCo, which will be classified as a partnership for U.S. federal income tax purposes following the offering. Investors in this offering will, by contrast, hold a direct ownership interest in us in the form of Class A shares, and an indirect ownership interest in OpCo through our ownership of OpCo Units. Although we were formed as a limited liability company, we intend to elect to be classified as a corporation for U.S. federal income tax purposes.

Pursuant to our Operating Agreement and the OpCo LLC Agreement (as defined herein), our capital structure and the capital structure of OpCo will generally replicate one another and will provide for customary antidilution mechanisms in order to maintain the one‑for‑one exchange ratio between the OpCo Units and our Class A shares.

For additional information, please see “Corporate Reorganization” and “Certain Relationships and Related Party Transactions—OpCo LLC Agreement.”

Throughout this prospectus, we present operational and financial information regarding the business of OpCo. This information is generally presented on an enterprise‑wide basis. However, the Class A shares to be issued to the public shareholders in this offering will initially represent a minority economic interest in OpCo. We expect that WBR Holdings and certain of the existing equity owners of the Contributed Entities will initially hold a majority of the economic interest in OpCo, as non‑controlling interest holders, through their ownership of a majority of the OpCo Units outstanding immediately following the closing of this offering. Immediately following this offering, affiliates of Five Point will own a number of Class A shares and Class B shares representing greater than a majority of our outstanding common shares. As a result, Five Point and its affiliates will directly control us and, consequently, will indirectly control OpCo. Because the Class A shares issued in this offering will initially indirectly represent a minority economic interest in OpCo, prospective investors should therefore evaluate performance metrics and financial information in this prospectus accordingly. To the extent that OpCo Units (along with a corresponding number of our Class B shares) are redeemed for our Class A shares (or, at our election, for cash) over time, the relative economic interests of WaterBridge and our public shareholders in OpCo’s economic results will increase relative to those of the other holders of OpCo Units, including Five Point and its affiliates.

Financial and Operating Data Presentation

Unless otherwise indicated, the historical financial and operating data presented herein generally consists of the financial and operating results of WBEF, WaterBridge NDB Operating LLC, a Delaware limited liability company (“NDB Operating”), and Desert Environmental and its subsidiaries. NDB Operating is an indirect, wholly owned subsidiary of NDB Midstream that indirectly owns all of the assets and operations of NDB Midstream. Prior to the WaterBridge Combination, NDB Midstream did not have any material operations, liabilities or assets other than its indirect ownership of NDB Operating. In connection with the WaterBridge Combination, OpCo will directly or indirectly acquire all of the equity interests in the Contributed Entities and their respective subsidiaries, including NDB Operating.

Immediately following the WaterBridge Combination, OpCo will have no operations, income (loss), liabilities or material assets, other than its ownership of all of the outstanding equity interests in the Contributed Entities. Following the WaterBridge Combination, the financial results of WBEF, NDB Operating and Desert Environmental will be included in the consolidated financial results of OpCo, and following this offering, the financial results of OpCo will be included in the consolidated financial statements of WaterBridge.

In certain instances in this prospectus, we present financial and operating data on a “pro forma” or “pro forma, as adjusted” basis, as applicable. As used herein and as applicable based on the periods presented, these references have the following meanings:

•
the term “pro forma” when used with respect to financial data refers to the combined historical financial data of WBEF, NDB Operating, Desert Environmental and their respective subsidiaries, as adjusted to give effect to the WaterBridge Combination, unless otherwise indicated; and
•
the term “pro forma, as adjusted” when used with respect to financial data refers to the combined historical financial data of WBEF, NDB Operating, Desert Environmental and their respective subsidiaries, as adjusted to give effect to the WaterBridge Combination, the Corporate Reorganization and this offering and the application of the net proceeds therefrom, unless otherwise indicated.

Unless otherwise indicated, pro forma financial data for the year ended December 31, 2024 gives effect to the WaterBridge Combination as if the WaterBridge Combination had been consummated on January 1, 2024, in the case of the statement of operations data. Unless otherwise indicated, pro forma financial data for the three months and six months ended June 30, 2025, respectively, gives effect to the WaterBridge Combination as if the WaterBridge Combination had been consummated on January 1, 2024, in the case of the statement of operations data, and June 30, 2025, in the case of the balance sheet data. Unless otherwise indicated, pro forma, as adjusted, financial data for the year ended December 31, 2024 gives effect to the WaterBridge Combination, the Corporate Reorganization and this offering and the application of the net proceeds therefrom as if each transaction had been consummated on January 1, 2024, in the case of the statement of operations data. Unless otherwise indicated, pro forma, as adjusted, financial data for the three months and six months ended June 30, 2025, respectively, gives effect to the WaterBridge Combination, the Corporate Reorganization and this offering and the application of the net proceeds therefrom as if each transaction had been consummated on January 1, 2024, in the case of the statement of operations data, and June 30, 2025, in the case of the balance sheet data.

The pro forma and pro forma, as adjusted, financial data is presented for illustrative purposes only and should not be relied upon as an indication of the financial condition or the operating results that would have been achieved if the WaterBridge Combination, the Corporate Reorganization and this offering and the use of proceeds therefrom, as applicable, had taken place on the specified dates. In addition, future results may vary significantly from the results reflected in such pro forma and pro forma, as adjusted, financial data and should not be relied on as an indication of future results. Please refer to our unaudited pro forma condensed combined financial statements and the related notes thereto included elsewhere in this prospectus for additional information.

INDUSTRY DATA

Certain market and industry data and other statistical information used throughout this prospectus have been obtained from the following independent industry sources as well as from research reports prepared for other purposes: (i) B3 Insights; (ii) Enverus; (iii) Pickering Energy Partners; and (iv) Center for Injection and Seismicity Research. Some market data and statistical information contained in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of publicly available industry publications, our internal research and our knowledge of the markets in which we currently operate and, as of the date of this prospectus, anticipate operating in the future. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such information. Forecasts and other forward‑looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward‑looking statements in this prospectus. While we are not aware of any misstatements regarding the industry data presented herein, this information and these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Cautionary Note Regarding Forward‑Looking Statements” in this prospectus.

TRADEMARKS AND TRADE NAMES

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not, imply a relationship with us or endorsement or sponsorship by or of us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner or licensor to these trademarks, service marks and trade names.

SUMMARY

This summary highlights certain information contained elsewhere in this prospectus concerning our business and this offering. Because this is a summary, it may not contain all of the information that may be important to you and to your investment decision in our Class A shares. The following summary is qualified in its entirety by the more detailed information and financial statements and related notes thereto included elsewhere in this prospectus. You should read this entire prospectus carefully and should consider, among other things, the matters set forth in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the historical and pro forma financial statements and related notes thereto included elsewhere in this prospectus before deciding to invest in our Class A shares. In addition, certain statements in this prospectus include forward‑looking information that is subject to risks and uncertainties. See “Cautionary Note Regarding Forward‑Looking Statements” in this prospectus for additional information.

Unless the context otherwise requires, references in this prospectus to “WaterBridge,” the “Company,” “we,” “our,” “us” or like terms refer to WaterBridge Infrastructure LLC and its subsidiaries. When used in a historical context, such terms collectively refer to WaterBridge Equity Finance LLC (“WBEF”), WaterBridge NDB Operating LLC (“NDB Operating”), our predecessors for accounting purposes, and their respective operating subsidiaries. References in this prospectus to “Five Point” refer to Five Point Infrastructure LLC and its managed funds. References in this prospectus to “Legacy WaterBridge” collectively refer to NDB Operating and WBEF, together with their respective operating subsidiaries. See “Glossary of Certain Industry Terms” for other defined terms used in this prospectus.

Unless the context indicates otherwise, the information presented in this prospectus assumes (i) a public offering price of $18.50 per Class A share (the midpoint of the price range set forth on the cover page of this prospectus) and (ii) that the underwriters’ option to purchase additional Class A shares is not exercised.

Company Overview

We are a leading integrated, pure-play water infrastructure company with operations predominantly in the Delaware Basin, the most prolific oil and natural gas basin in North America. We believe that our strategically located network, substantial scale and built-in operational redundancies provide a competitive advantage in attracting customers and allow us to achieve significant operating and capital efficiencies. We operate the largest produced water infrastructure network in the United States through which we provide water management solutions to oil and natural gas exploration and production (“E&P”) companies under long-term contracts, which include gathering, transporting, recycling and handling produced water. As of August 31, 2025, on a pro forma basis, our infrastructure network included approximately 2,500 miles of pipelines and 197 produced water handling facilities, which handled over 2.6 million barrels per day (“bpd”) of produced water for our customers and had more than 4.5 million bpd of total produced water handling capacity. We also operate two energy waste management facilities for the disposal of non-hazardous waste resulting from oil and gas E&P activities, branded under Desert Environmental. Our synergistic relationship with LandBridge Company LLC (NYSE: LB) (“LandBridge”), a leading Delaware Basin land management company, provides us preferential access to significant underutilized pore space in and around the Delaware Basin that is necessary to meet the E&P industry’s evolving water handling needs. We manage our extensive infrastructure network through the use of our fit-for-purpose technology solutions, including our state-of-the-art centralized operations center and proprietary water forecasting platform, which enable us to monitor, measure and forecast water volumes in real-time across our infrastructure network and provide our customers with reliable and efficient water management solutions.

The transportation, treatment and handling of produced water is crucial to oil and natural gas production. Water naturally exists in subsurface geologic formations that contain oil and natural gas deposits and is produced alongside, and typically in higher volumes than, hydrocarbons throughout the full life cycle of oil and natural gas wells. Produced water must be reliably separated and handled in order for these wells to be brought online and remain in production. From 2014 to 2024, produced water in the Delaware Basin grew from approximately 1.6 million bpd to approximately 13.2 million bpd, a compound annual growth rate (“CAGR”) of approximately 21%, outpacing the approximately 2.9 million bpd of oil production growth over the same period by approximately 8.8 million bpd. Due to the significant produced water volumes in the Delaware Basin in particular, our operations are critical to the ability of E&P companies to develop and produce oil and natural gas over the life cycle of a well.

Our customers include some of the most active and well-capitalized E&P companies in the areas in which we operate, including BPX Energy Inc. (“bpx energy”), Chevron Corporation, subsidiaries of Devon Energy Corporation (Devon Energy Corporation, together with its wholly owned subsidiaries, “Devon”), EOG Resources, Inc. and Permian Resources Corporation. We serve our customers primarily under long-term, fixed-fee contracts that contain acreage dedications or minimum volume commitments (“MVCs”), with annual fee escalators tied to the Consumer Price Index (“CPI”) or similar inflation index. Many of our long-term, fixed-fee contracts also include areas of mutual interest (“AMIs”) that grant us the right to provide water management solutions on any leases or oil and natural gas wells subsequently acquired or operated by a customer within a specified area. Our long-term contracts are generally structured similarly to crude oil gathering contracts, and in most cases, we receive water volumes from our customers at a central gathering facility at the same point where crude oil gathering providers receive their respective crude oil volumes. Additionally, our long-term contracts typically grant us the exclusive right to provide water management solutions for all produced water volumes from our customers’ oil and natural gas wells located within the dedicated acreage, and customers are typically required to either deliver all dedicated volumes to us or pay us a fee for any diverted dedicated volumes. For the six months ended June 30, 2025, on a pro forma basis, we generated approximately 77% of our revenues under long-term, fixed-fee contracts. As of June 30, 2025, the weighted average remaining term of our long-term, fixed-fee contracts was approximately 11 years. For the six months ended June 30, 2025, on a pro forma basis, we generated approximately 51% of our water-related revenues from our top five customers and approximately 73% of our water-related revenues were generated from well-capitalized, creditworthy customers rated BB- or higher.

Note: Based on water-related revenues as of June 30, 2025. Source: S&P Global Ratings and Moody’s Investors Service, Inc.

We believe that our proprietary data analysis technology, which we refer to as our WAVE platform, further differentiates us from our competitors. WAVE is a fully customized water forecasting software platform that we developed around our assets and our customers. The platform facilitates data gathering, logistics optimization and scenario planning in order to enhance capital efficiency across our entire network. WAVE information outputs provide insights into system capacities and forecasted production, which we make available to our customers. We believe that the WAVE platform provides us with a unique competitive advantage that allows us to work collaboratively with our customer base, optimizing field development in both the short and long term. By allowing us to more accurately determine the necessary timing and size of each system expansion, we are able to actively manage volumes and address projected system constraints in a more timely and cost-efficient manner.

We developed our infrastructure network with operational redundancies designed to ensure we deliver water management solutions during maintenance activities or other temporary interruptions, providing our customers the assurance that we will handle their water management needs reliably and consistently. This flow assurance is of paramount importance to E&P companies because any prolonged interruption in produced water handling necessitates curtailing oil and natural gas production from affected wells, resulting in lower production volumes and decreased revenue for the producer. Our proprietary WAVE technology and centralized operations center further enhance our ability to provide flow assurance to our customers by allowing real-time monitoring and optimization of our water management operations via a network of sensors, meters, cameras, in-field computers and private radio tower infrastructure. We believe that our ability to provide reliable flow assurance is a competitive advantage that enables us to attract new customers and obtain additional business from existing customers. We believe our large-scale network and built-in operational redundancies provide a competitive advantage relative to the alternatives available to E&P companies, including developing their own water management infrastructure networks, which requires significant capital investment. We also believe that our existing footprint provides us with significant growth opportunities to expand our current dedicated acreage and broaden our customer base.

We share a financial sponsor, Five Point, and our management team with LandBridge. As of August 31, 2025, LandBridge owned approximately 277,000 surface acres in and around the Delaware Basin. Five Point and our management team initially formed LandBridge to acquire, manage and expand a strategic land position in the heart of the Delaware Basin to support the development of our large-scale water infrastructure network, including by providing access to pore space for handling produced water that has been gathered and transported on our pipelines. Additionally, these relationships provide our shared management team visibility into key areas of oil and natural gas production and long-term trends that have materialized into commercial successes for us, including a strategic partnership with Devon and recent commercial agreements with bpx energy. We have rights to develop produced water handling facilities on a significant portion of LandBridge’s surface acreage, including approximately 1.2 million bpd of existing produced water handling capacity and approximately 2.3 million bpd of additional permitted capacity available for future development, in each case as of August 31, 2025, on a pro forma basis.

In 2023, we entered into a long-term strategic partnership with Devon pursuant to which Devon committed all its produced water within a large AMI, including an initial dedication of approximately 52,000 acres, and contributed to us 18 produced water handling facilities with approximately 375,000 bpd of permitted capacity and approximately 210 miles of produced water pipelines for gathering, transportation, disposal and reuse in exchange for an equity interest in one of our predecessor companies. Following the WaterBridge Combination and our Corporate Reorganization (each as defined below), Devon will own 17,692,370 Class B shares, representing 15.5% of our common shares, and an approximate 15.5% interest in OpCo.

Our organizational structure following the offering and the Corporate Reorganization is commonly referred to as an umbrella partnership-C corporation (or “Up-C”) structure. Pursuant to this structure, following this offering we will hold a number of OpCo Units equal to the number of our issued and outstanding Class A shares, and holders of OpCo Units (each, an “OpCo Unitholder”) (other than us) will hold a number of OpCo Units equal to the number of our issued and outstanding Class B shares. The Up-C structure was selected in order to (i) provide our Existing Owners with an option to continue to hold their economic ownership interests in our business in “pass-through” form for U.S. federal income tax purposes through their ownership of OpCo Units and (ii) potentially allow our Existing Owners and us to benefit from certain net cash tax savings that we might realize in the future, as more fully described in the subsection titled “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

Our Assets

We operate the largest integrated produced water infrastructure network in the United States. Our current areas of operation include the Delaware Basin in West Texas and New Mexico, the Eagle Ford Basin in South Texas and the Arkoma Basin in Oklahoma. From January 1, 2018 to August 31, 2025, we constructed approximately 980 miles of pipelines and 66 produced water handling facilities across our areas of operation. As of August 31, 2025, on a pro forma basis, our infrastructure network included approximately 2,500 miles of pipelines and 197 produced water handling facilities with more than 4.5 million bpd of produced water handling capacity supported by approximately 2.3 million acres dedicated to us under long-term, fixed-fee contracts with E&P companies. This network is supported by our field personnel and automated in-field equipment, including pumps, valves and cameras that are managed by our operations center on a continuous basis. Desert Environmental, our energy waste management business, operates two energy waste management facilities for the disposal and handling of non-hazardous waste in the Delaware Basin.

We and LandBridge also entered into agreements with Texas Pacific Land Company (“TPL”), one of the largest landowners in Texas, to provide reciprocal crossing rights across an approximately 64,000 acre AMI near and along the Texas-New Mexico state border that, together with our access to LandBridge’s surface acreage, provides us access to semi-contiguous, or checkerboarded, acreage necessary to develop large scale water infrastructure assets in the area. Through these agreements, we have access to TPL’s surface within the AMI for pipeline rights of way and the right to operate produced water handling facilities within the AMI as well as the exclusive right to market and sell produced water within the AMI, subject to customary royalty and revenue-sharing payments. As of August 31,

2025, we have constructed approximately 700,000 bpd of produced water handling capacity within the AMI, with approximately 500,000 bpd of additional permitted capacity available to us within the AMI for future development.

In January 2025, we announced commercial agreements with bpx energy that include 10-year MVCs to support our long-term development plans in the Delaware Basin. In connection with these commercial agreements, we agreed to construct large-diameter transportation pipelines and additional handling facilities, which we refer to as the “bpx energy Project,” in order to transport and handle produced water from bpx energy’s development locations in Reeves County, Texas. This infrastructure was completed in July 2025 and includes initial capacity of approximately 450,000 bpd, with the ability to increase capacity to approximately 600,000 bpd.

On April 1, 2025, we announced the launch of an open season to solicit commitments from E&P companies to support our construction of a large diameter transportation pipeline, which we refer to as the “Speedway Pipeline,” that will extend across the northern Delaware Basin and connect Eddy and Lea counties to out-of-basin pore space in the Central Basin Platform owned by LandBridge. If it is completed, we expect that the Speedway Pipeline will provide access to approximately 1.0 million bpd of approved produced water capacity in the Central Basin Platform and will enhance flow assurance and redundancy for our customers utilizing LandBridge’s significant pore space capacity.

In August 2025, we entered into a 10-year commercial agreement with Devon Energy Production Company, L.P. that includes a 7.5-year MVC, commencing on April 1, 2027, for the transportation and handling of Devon produced water volumes from certain development locations in Eddy and Lea counties, New Mexico. As part of this agreement, we agreed to construct certain large diameter pipelines and related handling facilities to transport Devon’s produced water to pore space leased by Devon from LandBridge in Loving and Andrews counties, Texas. A portion of these pipelines will constitute a segment of the Speedway Pipeline.

The construction and commissioning of any expansion project, including the Speedway Pipeline, is subject to numerous uncertainties, and we can provide no assurances that any such project will be executed on the terms or on the timetables estimated for such expansion project.

The table below includes a summary of our operating assets, produced water handling capacity, acreage dedications, AMI acres and percentage of produced water handling volumes by area of operation as of August 31, 2025, each on a pro forma basis.

	Pipeline Miles(1)(2)	Water Handling Facilities(2)(3)	Handling Capacity (Bbl/d)	Acreage Dedications (acres)	AMI Acres	Percentage of Water Handling Volumes
Delaware
Operating	1,767	167	3,906,850	728,164	2,820,728	88.0%
Under Development	106	1	35,000	—	—	—
Total Delaware	1,873	168	3,941,850	728,164	2,820,728	88.0%

Eagle Ford
Operating	457	18	412,500	874,303	880,299	10.0%
Under Development	—	—	—	—	—	—
Total Eagle Ford	457	18	412,500	874,303	880,299	10.0%

Arkoma
Operating	270	12	195,440	733,069	2,623,209	2.0%
Under Development	—	—	—	—	—	—
Total Arkoma	270	12	195,440	733,069	2,623,209	2.0%

Combined Total	2,600	198	4,549,790	2,335,537	6,324,236	100.0%

(1)
Excludes gas transportation pipelines.
(2)
Includes assets that have been publicly announced or that are under construction and are expected to be placed into service in 2025.
(3)
Includes produced water disposal wells and other recycling and reuse facilities.

WATERBRIDGE

Delaware Basin
Chaves
Eddy
Lea
Otero
New Mexico
Texas
Loving
Winkler
Ector
Midland
Glasscock
Ward
Reeves
Jeff Davis
Water pipelines
Water handling facilities
LandBridge acreage
Completed bpx energy Project
Announced Projects
Texas Pacific Land Corp. AMI
Desert Environmental Facilities
Arkoma Basin
Oklahoma
Eagle Ford Shale
Texas

Note: As of August 2025. The Speedway Pipeline project is currently under development and construction is dependent on future commercialization and market viability.

In total, our integrated infrastructure network allows us to offer a full suite of end-to-end produced water management solutions, making us a single source provider of solutions for our E&P customer universe. Our extensive asset base provides us the ability to gather produced water directly from third-party producing well sites. From there, we are able to transport produced water volumes to our water handling facilities, where we remove mineral solids and any residual skim oil from the water. Once the water has been processed at our water handling facilities, we either dispose of the water via underground injection or recycle the water through our water recycling facilities for use in drilling and completion operations. We believe that there will be future opportunities for the beneficial reuse of water for agricultural and industrial purposes, which could provide us with additional revenue opportunities. While these additional use cases are unlikely to materialize at scale in the near-term, we evaluate new opportunities on an ongoing basis, and we believe that we are well positioned to take advantage of such opportunities given our extensive infrastructure network, industry experience and access to LandBridge’s surface.

The following diagram illustrates the breadth of our operations and how they interconnect with the drilling operations of our E&P customers.

Our produced water infrastructure network is an integral part of the oil and gas production process. This process begins with in-field gathering from E&P well pads, where water is produced alongside hydrocarbons throughout the lifecycle of an oil and gas well. Our infrastructure typically connects to our customer’s field operations at or near central gathering facilities (“CGFs”). We receive produced water via pipeline interconnections located at CGFs or wellhead receipt points, typically constructed and operated by E&P customers that aggregate and process production from multiple wells. Thereafter, produced water is transported to our water handling facilities or delivered for reuse for well completions directly from our integrated pipeline network. At our water handling facilities, the produced water is processed by removing skim oil and solids, and then the majority of produced water is sequestered underground with the remainder of the produced water being reused or recycled. To meet significant and growing demand for water reuse and recycling, we have strategically co-located recycling infrastructure with produced water handling facilities to optimize costs, with risers located approximately every mile along our pipeline infrastructure which allow our E&P customers ease of access to our integrated pipeline network for both delivery and reuse.

Our Business Model

Our business model focuses on establishing long-term operating relationships with E&P companies to develop water infrastructure solutions throughout the full life cycle of their oil and natural gas wells. These relationships are generally characterized by long-term, fixed-fee customer contracts, with 69% of such contracts having an initial primary term of at least 15 years. As of June 30, 2025, our long-term, fixed-fee customer contracts had a weighted average remaining life of approximately 11 years and included approximately 2.3 million acres dedicated to us. We plan to grow our business by maintaining our track record of prudent capital allocation, relying on our management team’s expertise in developing, acquiring, integrating and operating water infrastructure assets and entering into additional long-term agreements that include acreage dedications or MVCs with new and existing customers as we expand our water infrastructure network.

We believe that our customers choose to partner with us because of the flow assurance we provide and the capital efficiencies offered by a scalable water handling network that aggregates volumes from multiple producers. We have built substantial redundancies in our infrastructure network and developed an industry-leading, proprietary technology platform, allowing us to maintain a 99.7% average operational up-time. The challenges of developing a single producer network have grown as E&P companies have shifted to larger pad developments with more wells drilled from a single pad and longer horizontal laterals, resulting in greater volumes of water concentrated within a given surface location. An E&P company must shut-in oil and natural gas production if it does not have reliable offtake for its produced water volumes, which provides a significant economic incentive to ensure reliable produced water handling capacity. While many E&P companies initially developed and operated their own localized produced water handling networks given the importance of flow assurance to their production operations, we believe that the capital expenditures required to develop a single-producer water infrastructure network that is capable of handling pad development and significantly higher initial production volumes is an inefficient use of capital for E&P companies. By aggregating volumes from multiple producers, a third-party network can realize higher utilizations and improve the economics of infrastructure development, allowing E&P customers to redeploy capital for use in development and production activities instead of developing and maintaining water infrastructure.

We manage our extensive infrastructure network through the use of our state-of-the-art centralized operations center. Our operations center is the purpose-built centralized communication hub for our business and is responsible for coordinating activities between our field operations and external stakeholders. Our operations center is staffed 24 hours per day, seven days per week and enables us to continually monitor data from various devices to ensure we are able to promptly detect and respond to any anomalies or emergencies. This includes tracking pressures, temperatures, flow rates, mechanical equipment and alarms, with the ability to control over 10,000 direct control inputs per month. We have over 800 live camera feeds that are continuously monitored and assist in our detection efforts. This infrastructure allows us to achieve a less than 2% error rate in monitoring volumes into and off our system, a figure we believe is industry leading. We employ a number of different monitoring systems, such as camera leak detection artificial intelligence (“AI”) and optical gas imaging, designed to ensure the safety of our people, our assets and our environment.

In addition to field coordination and safety management, our operations center includes field automation capabilities through which we remotely optimize injection, improve efficiency and reduce costs. Such adjustments include remotely controlling the speed of pumps, opening and closing valves, regulating automation setpoints and optimizing electrical power usage. Through these comprehensive monitoring and optimization efforts, we believe that our operations center has provided us with significant financial benefits in reduced labor costs and operational efficiencies.

Our long-term contracts are structured similarly to traditional crude gathering contracts. Key features of our long-term contracts include:

•
Long Term – an initial term of 15 years for a majority of our long-term contracts, with a weighted-average remaining term of approximately 11 years as of June 30, 2025;
•
Fixed Fee – a per-barrel fixed fee charged to transport and handle produced water volumes;
•
Acreage Dedications and AMIs – dedications of large acreage positions in which, other than diverted volumes described below, all produced water is required to be handled by our integrated network and, for certain of our contracts, AMIs designating areas in which producers will dedicate subsequently acquired or leased acreage and oil and natural gas wells to us;
•
MVCs – for certain of our contracts, MVCs, which require our customers to deliver, or pay for the delivery of, certain minimum volumes of produced water over specific time periods, which often serve to underwrite return thresholds on initial capital outlays and are intended to generate predictable cash flows;
•
Fee Escalators – annual fee escalation tied to the CPI or similar inflation index for substantially all of our long-term contracts; and
•
Fees for Diverted Volumes – a per-barrel fixed fee for produced water volumes diverted by customers subject to acreage dedications prior to delivery to us, or redelivered by us, or for use in drilling and completion operations, which fees approximate or exceed the same net margin we would have received had we transported and handled the diverted or redelivered volumes. In addition, we typically receive the exclusive right to recycle produced water volumes generated by our customers from their dedicated acreage.

In addition to organic growth opportunities, we routinely evaluate opportunities to acquire produced water assets owned by E&P companies or third-party water infrastructure companies. We believe that scale is critical for operational and capital efficiency of water handling and that there will be opportunities to expand our existing network through opportunistic acquisitions. Several of our customers commenced or expanded their commercial relationship with us by selling their water assets to us and signing long-term contracts in connection with the sale. We expect to continue to prioritize acquisitions of producer-owned water infrastructure assets over third-party assets due, in part, to the opportunity to enter into favorable long-term contracts as part of the transaction.

Sources of Revenue

We generate revenue primarily by charging produced water handling fees for transporting produced water for disposal into our produced water handling facilities and, to a lesser extent, by providing raw or recycled produced water to customers for reuse in drilling and completion operations. By focusing on produced water handling, our revenues are tied primarily to the long-life production of oil and natural gas wells rather than drilling activity, which can be more cyclical in nature.

We report our revenue in the following categories.

•
Produced Water Handling. We charge a fixed fee whether produced water is handled by our produced water handling facilities or recycled. Under some of our customer contracts, we receive separate fees for transportation and handling or recycling of produced water, while in other contracts we receive a combined fee for both services. Our results are driven primarily by the fees we charge and the volumes of produced water transported for handling or recycling on our network. We also sell oil recovered as a byproduct of the produced water we handle, which is referred to as skim oil.
•
Water Solutions. We sell brackish and produced water to our customers for use in their drilling and completion operations. We also provide produced water treatment and recycling services and sell recycled water to our customers for use in drilling and completion operations. We charge contracted fees per barrel of water sold.
•
Other. In the Arkoma Basin, we receive fees for gas transportation services. In the Delaware Basin, we receive fees by providing solid waste management and reclamation services. We do not expect gas transportation fees and solid waste and reclamation fees to comprise a significant portion of our future revenues.

Financial Performance

	WBEF						NDB Operating						Pro Forma		Pro Forma, as adjusted
	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,		Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,		Six Months Ended June 30,	Year Ended December 31,	Six Months Ended June 30,	Year Ended December 31,
	2025	2024	2025	2024	2024	2023	2025	2024	2025	2024	2024	2023	2025	2024	2025	2024
(Dollars in thousands, except per barrel data)
Total revenues	$86,139	$85,241	$166,335	$167,845	$329,416	$364,463	$95,512	$73,884	$193,422	$139,285	$316,296	$200,767	$374,876	$662,164	$374,876	$662,164
Net (loss) income	$(15,607)	$(20,065)	$(29,821)	$(44,503)	$(76,803)	$(6,339)	$7,125	$(4,173)	$8,836	$(842)	$2,992	$14,667	$(38,000)	$(112,274)	$(29,170)	$(90,391)
Net (loss) income margin	(18)%	(24)%	(18)%	(27)%	(23)%	(2)%	7%	(6)%	5%	(1)%	1%	7%	(10)%	(17)%	(8)%	(14)%
Adjusted EBITDA (1)	$49,347	$49,045	$92,881	$95,131	$191,225	$218,296	$40,568	$33,761	$90,681	$65,796	$149,740	$95,160	$184,978	$340,299	$192,375	$347,101
Adjusted EBITDA Margin (1)	57%	58%	56%	57%	58%	60%	42%	46%	47%	47%	47%	47%	49%	51%	51%	52%
Gross margin	$22,108	$27,359	$43,522	$51,240	$91,295	$126,644	$25,493	$20,936	$60,416	$38,245	$88,448	$55,302	$84,342	$130,216	$84,342	$130,216
Adjusted Operating Margin (1)	$54,024	$54,960	$102,820	$106,671	$211,343	$237,740	$46,641	$38,912	$102,602	$75,188	$166,763	$103,738	$215,743	$385,543	$215,743	$385,543
Daily produced water handling volumes (MBbls)	1,162	1,156	1,117	1,141	1,122	1,214	1,213	920	1,205	884	1,002	687	2,322	2,124	2,322	2,124
Total volumes (MBbls)	112,621	112,760	219,135	222,608	433,616	493,551	129,549	103,366	271,244	192,115	428,652	289,888	490,379	862,268	490,379	862,268
Adjusted Operating Margin/Barrel (1)	$0.48	$0.49	$0.47	$0.48	$0.49	$0.48	$0.36	$0.38	$0.38	$0.39	$0.39	$0.36	$0.44	$0.45	$0.44	$0.45
Net Debt (1)	$1,145,105		$1,145,105		$1,114,354	$1,104,631	$628,833		$628,833		$596,090	$325,268	$1,785,035		1,550,477
Ratio of Net Debt to Annualized Adjusted EBITDA	5.80x		6.16x		5.83x	5.06x	3.88x		3.47x		3.98x	3.42x	4.83x		4.03x

(1)
Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Margin, Adjusted Operating Margin per Barrel, and Net Debt are Non-GAAP financial measures. See “—Summary Historical and Pro Forma Financial Data—Non-GAAP Financial Measures” below for more information regarding these non-GAAP measures and reconciliations to the most comparable GAAP measures.

Industry Summary

The underlying industry of our customer base is the upstream oil and natural gas sector in the United States, which includes major producing regions across the country. Our operations are centered in the Delaware Basin, a sub-basin of the Permian Basin, the most active oil and natural gas producing region in the United States. With 38% of current onshore rigs, the lowest break-even operator economics and approximately 33,000 remaining economic locations (the most out of any Lower 48 basin), the Delaware Basin is the most prolific oil and natural gas basin in North America. The Delaware Basin in particular has experienced significant growth over the past decade, with oil production increasing more than eight-fold since 2014 and water production following a similar trajectory. This growth is driven primarily by drilling activity from large, well-capitalized upstream producers, many of whom are our significant customers. We believe that our integrated water infrastructure network and comprehensive water handling solutions position us as an ideal partner to support these producers’ operations.

The Permian Basin, and specifically the Delaware Basin, has consistently attracted substantial drilling activity, even amidst varying commodity prices and macroeconomic conditions. As of June 30, 2025, there were 244 drilling rigs in the Permian Basin, representing 61% of all rigs running in the United States, with 143 rigs running in the Delaware Basin alone, according to Enverus.

Note: As of June 30, 2025. Source: Enverus, data and analytics derived from Enverus PRISM® July 2025.

Note: As of June 30, 2025. Source: Enverus, data and analytics derived from Enverus PRISM® July 2025. (1) YTD 2025 as of June 2025.

As presented in the below charts, the intensity of drilling activity generally corresponds to the concentration of original oil in place.

Wolfcamp A Original Oil in Place

Note: As of June 30, 2025. Source: Enverus, data and analytics derived from Enverus PRISM® June 2025.

Last 24 Months Rig Intensity

Note: As of June 30, 2025. Source: Enverus, data and analytics derived from Enverus PRISM® June 2025.

The region has seen significant advancements in drilling efficiency, largely due to pad development and technological innovations, which have increased the number of wells turned-in-line (“TIL”) per rig. This efficiency is crucial as it allows for the maximization of production and well economics, further driving the demand for effective water management solutions.

Water management is a critical component of upstream oil and natural gas operations, particularly in unconventional basins like the Permian. The process involves the supply of water for hydraulic fracturing, the separation and disposal of produced water, and increasingly, the recycling of produced water for reuse. Water management costs represent a significant portion of upstream producers’ lease operating expenses (“LOE”), particularly in the Delaware Basin, where they can account for 30 to 40% of total LOE. As producers continue to extend lateral lengths and increase production, the demand for efficient water management solutions is expected to grow, underscoring the importance of our operations in supporting the industry’s evolving needs.

As discussed above, flow assurance is of paramount importance to E&P companies because any prolonged interruption in produced water handling can lead to lower oil and natural gas production. As a result, E&P companies recognize the critical nature of having robust water management infrastructure in place to support their operations. According to the Federal Reserve Bank of Dallas, as of the first quarter of 2025, approximately 74% of executives from 104 surveyed E&P companies anticipate drilling and completion constraints in the Permian Basin within the next five years due to insufficient produced water infrastructure. Industry leaders continue to pay close attention to the availability and limitations of water infrastructure systems serving active basins and are eager to partner with water infrastructure operators that can provide reliable produced water handling solutions.

The Railroad Commission of Texas (the “TRRC”), the primary regulatory body for oil and gas exploration, production and transportation in Texas, including well regulation, recently issued updated permitting guidelines for produced water handling facilities in the Permian Basin that went into effect on June 1, 2025. The guidelines apply to new and amended produced water handling facility permit applications for all industry operators in the basin and introduce and expand restrictions on the location and operations of new and amended water handling facilities with the intent to mitigate and avoid issues that can arise in areas with high pore pressure in the underlying geologic formations. In general, these guidelines should encourage less geographic concentration of produced water handling facilities in the Permian Basin.

We believe these guidelines enhance the value of our large-scale, integrated water infrastructure platform because we are well-positioned to move produced water volumes away from areas with high pore pressure to areas with underutilized pore space and correspondingly lower pore pressure. Furthermore, because of our preferential access to LandBridge’s surface acreage, which benefits from having underutilized pore space, and our existing water handling facility permits in low pore pressure areas, we expect to be able to continue to dispose of produced water volumes in compliance with these guidelines.

Source: New Mexico Oil Conservation Division and B3 Insights and Pickering Energy Partners analysis. (1) YTD 2025 as of June 2025.

From January 1, 2025 through June 30, 2025, we obtained 19 produced water injection permits, which represents 39% of the total permits approved by the Texas and New Mexico state regulatory agencies for the Delaware Basin during that period.

Note: As of June 30, 2025. Source: Enverus, data and analytics derived from Enverus PRISM® July 2025. (1) Permits submitted as of June 2025.

Growth Trends of Produced Water

The Delaware Basin has experienced significant growth in oil and natural gas production activity over the last four years, with approximately 33% and 31% growth in wells brought online and active drilling rigs, respectively, according to Enverus. We believe that this growth in production activity will require increased produced water handling capacity, as the amount of produced water from wells in the Delaware Basin significantly exceeds the amount of the related oil and natural gas production. Specifically, for every barrel of oil produced in the Delaware Basin in 2024, approximately 3.7 barrels of associated water were produced, according to Enverus. Produced water volumes have increased as oil and natural gas production has increased in the Delaware Basin over the last several years. From 2014 to 2024, produced water in the Delaware Basin grew from approximately 1.6 million bpd to approximately 13.2 million bpd, a CAGR of approximately 21%. Historical and forecasted Delaware Basin produced water volumes as of December 31, 2024, including the anticipated incremental increase in produced water volumes that could be recycled or handled in existing or new produced water handling facilities, are shown in the graphic below, in each case according to Pickering Energy Partners and B3 Insights.

Delaware Basin Produced Water Volumes

Note: As of June 30, 2025. Source: B3 Insights and Pickering Energy Partners analysis.

The amount of available pore space and the permeability of a geological formation are essential for successful produced water injection. Porosity affects storage capacity and permeability affects fluid movement, while both together affect formation pressure. Lower formation pressure allows for more water to be injected, and as more volume is injected into the geological reservoir, formation pressure increases. Once a certain limit of formation pressure is reached, injection is limited both operationally and by the applicable injection permits issued by state regulatory agencies. Produced water handling facilities are legally constrained by permitted maximum daily injection rates and maximum wellhead pressures. In some instances, the operational capacity of a produced water handling facility is restricted by formation pressure, preventing the facility from achieving its full permitted capacity. The sequestration of produced water volumes in high pore pressure areas is operationally restricted due to a lack of available pore space for the injected water. These operational capacity restrictions are more common in geographic regions with higher concentrations of produced water handling facilities. Continued injection of produced water in these regions is expected to further increase formation pressure and result in further declines in these facilities’ operational capacities over time. There are two sandstone formations in the Delaware Basin that are suitable for long-term produced water injection: a relatively shallower layer called the Delaware Mountain Group, which is located approximately 4,500 to 7,500 feet below the surface on average, with thickness of 2,500 to 3,000 feet on average, and a deeper layer called the Ellenburger Group, which is located approximately 12,000 to 17,000 feet below the surface on average.

In the absence of any new development of produced water handling facilities, the Delaware Basin is projected to have constrained water handling capacity by 2029. Under this scenario, beginning in 2025, incremental produced water volumes will need to be recycled, as the availability of produced water facilities will not be sufficient to keep up with demand for produced water handling capacity. In the absence of adequate recycling demand and produced water handling capacity, operators may have to shut-in production or delay completion of new wells, as they will not have sufficient available capacity for the handling of their produced water volumes.

Permian Basin Water Volumes by Handling Method vs. Operational Produced Water Handling Capacity (million bpd)

Note: As of June 30, 2025. Source: B3 Insights and Pickering Energy Partners analysis. (1) Assumes a 20% decrease in basin wide operational produced water handling capacity to account for logistical inefficiencies within the Permian Basin; (2) Based on the 2023-2024 average number of new produced water handling facilities per year; (3) Sub-plays are limited to two total produced water handling facilities and shallow production wells per section, and there are assumed to be no new shallow production wells drilled; (4) Assumes zero new deep production wells will be drilled.

Produced water handling facilities and their access to specific geologic zones are regulated at the state level and are required to meet guidelines imposed by the relevant state agencies. Because the Delaware Basin straddles the Texas-New Mexico state border, the planning, permitting and building of water infrastructure is dependent upon the laws and regulations of either Texas or New Mexico. Historically, Texas has had a more supportive regulatory and permitting environment than New Mexico, and consequently, there has been more limited growth in produced water handling capacity in New Mexico because of fewer new produced water handling permit approvals. As a result, producers have been injecting produced water associated with New Mexico oil and gas production in Texas, especially along the Texas-New Mexico state line, causing increased pore pressure in high activity areas.

Note: As of June 30, 2025. Source: B3 Insights and Pickering Energy Partners analysis.

The Stateline AOI shown in the graphic below is projected to remain the highest demand produced water handling area within the Delaware Basin over the next 10 years according to Pickering Energy Partners and B3 Insights, primarily due to its close proximity to E&P development in New Mexico. However, produced water handling capacity in this area is projected to decline at a rate approximately 70% faster than that of the broader Delaware Basin according to Pickering Energy Partners and B3 Insights, largely driven by regulatory constraints stemming from over-concentration of injection, leading to high pore pressure. We proactively addressed this issue by strategically securing approximately 2.3 million bpd of permitted capacity across low pore pressure areas within and adjacent to the Stateline AOI as of August 31, 2025 as an alternative produced water handling solution for E&P operators. Furthermore, as of August 31, 2025, we are actively working to obtain approximately 2.0 million barrels per day of additional permitted capacity in such low pore pressure areas, positioning us to address future water handling demand within the Delaware Basin.

Stateline AOI Will See Significant Reduction in Disposal Capacity

Note: As of July 31, 2025. Source: B3 Insights Pressure and Capacity Forecast, Permian Basin, 2025.

Assets and Pore Pressure in Delaware Basin Stateline AOI

Stateline AOI
Eddy
Lea
Culberson
Reeves
Loving
Chaves
Eddy
Andrews
Martin
Howard
Mitchell
Loving
Winkler
Ector
Ward
Crane
Culberson
Reeves
Pecos
Jeff Davis
Water Pipelines
Speedway Project
Water Handling Facilities
WaterBridge Produced Water Handling Facility Permits
LandBridge Acreage
Completed bpx energy Project
Texas Pacific Land Corp. AMI
3rd Party Produced Water Handling Facilities
Desert Environmental Facility
DB Pore Pressure (psi)(2)
High: 870
Low: 0

Note: As of June 30, 2025. Source: Enverus, data and analytics derived from Enverus PRISM® June 2025 and B3 Insight Pressure and Capacity Forecast, Permian Basin, 2025.

Delaware Basin Produced Water is Expected to Outpace Disposal Capacity

Note: As of July 31, 2025. Source: B3 Insights Pressure and Capacity Forecast, Permian Basin, 2025.

Our existing and planned water infrastructure buildout is designed to facilitate the movement of produced water volumes from New Mexico to Texas, where our water handling facilities can sequester produced water volumes more readily, and from areas of high pore pressure within Texas to areas with underutilized pore space.

Note: As of August 31, 2025.

Our Relationship with LandBridge

We share a financial sponsor, Five Point, and our management team with LandBridge. As of August 31, 2025, LandBridge owned approximately 277,000 surface acres in and around the Delaware Basin. Five Point and our management team initially formed LandBridge to acquire, manage and expand a strategic land position in the heart of the Delaware Basin to support the development of our large-scale produced water infrastructure.

We believe that expected future growth of produced water volumes in the Delaware Basin will require additional, underutilized pore space to allow for proper sequestration. LandBridge’s surface acreage is strategically located in proximity to significant producer activity and has access to largely underutilized pore space, offering critical capacity for produced water handling. As of August 31, 2025, on a pro forma basis, we operated approximately 1.2 million bpd of produced water handling capacity on LandBridge’s surface acreage, with approximately 2.3 million bpd of additional permitted capacity available to us for future development. We have exclusive rights to construct up to 30 initial produced water handling facilities on a portion of LandBridge’s surface acreage located along the eastern portion of the Texas-New Mexico state border, with contracted access for additional facilities in excess of that amount. We believe that our relationship with LandBridge and our preferential access to largely underutilized pore space, when combined with our management team’s extensive experience in the produced water industry, are competitive strengths.

Our Relationship with Five Point

Five Point is a private equity and infrastructure investor with 13 years of sector specialization focused on building water management, surface management, powered land, and sustainable infrastructure businesses in North America. The firm was founded by industry veterans with over 150 years of direct industry experience and is managed by partners with over 60 years of combined experience in successfully investing in, building, and running infrastructure companies. Five Point’s strategy is to buy and build assets, create companies, and grow them into sustainable enterprises with premier management teams and industry-leading partners. Based in Houston, Five Point targets equity investments ranging from approximately $50 million to $1 billion and, as of June 30, 2025, had approximately $8.5 billion of assets under management across multiple investment funds. Five Point’s investments include numerous other portfolio companies, including LandBridge, PowerBridge LLC (“PowerBridge”), Deep Blue Midland Basin LLC (“Deep Blue”) and San Mateo Midstream, LLC (“San Mateo Midstream”), a midstream strategic joint venture with Matador Resources Company (“Matador”). Immediately following this offering, investment funds managed by Five Point will indirectly own a majority of our common shares and will continue to own a majority of the common shares of LandBridge.

Our Relationship with Devon

We entered into a long-term, strategic partnership with Devon in the Delaware Basin in 2023. In connection with that transaction, we and Devon entered into a long-term agreement pursuant to which Devon committed to us all of its produced water within a large AMI, including an initial dedication of approximately 52,000 acres, and contributed 18 produced water handling facilities with approximately 375,000 bpd of permitted capacity and approximately 210 miles of produced water pipelines for gathering, transportation, disposal and reuse in exchange for an equity interest in our predecessor. For the six months ended June 30, 2025, Devon was one of our largest customers by volume and accounted for approximately $49.4 million of our pro forma water-related revenues, which represented approximately 14% of our total pro forma water-related revenues for the year.

Following the WaterBridge Combination and our Corporate Reorganization, Devon will own 17,692,370 Class B shares, representing 15.5% of our common shares, and an approximate 15.5% interest in OpCo.

Competitive Strengths

Our business has a number of competitive strengths, including the following:

•
Extensive, Difficult-to-Replicate, Strategically Located Water Infrastructure Network. We operate the largest produced water infrastructure network in the United States, with a network of pipelines, produced water handling facilities and other infrastructure assets predominantly located in the prolific Delaware Basin. Our extensive asset base, consisting of, as of August 31, 2025 (on a pro forma basis), approximately 2,500 miles of pipeline, 197 produced water handling facilities and more than 4.5 million bpd of produced water handling capacity, positions us to efficiently gather, transport, recycle and handle produced water across approximately 2.3 million acres currently dedicated to our infrastructure network. Our extensive infrastructure network allows us to achieve economies of scale, reducing operational costs and enhancing the solutions we are able to offer to our customers. We believe that our infrastructure network is difficult to replicate given its scale and strategically advantaged location, which provide us with substantial opportunities for growth and enable us to increase the acreage dedicated to us and diversify our customer base. We provide a full suite of water handling and supply solutions to our customers and continue to explore ways to support their future growth.

We believe that the further development of the Delaware Basin will be heavily dependent on the presence of an expansive and reliable water infrastructure network with sufficient access to underutilized pore space. Our network is critical to the operations of E&P producers in the Delaware Basin, without which we believe that the basin’s expected continued growth trajectory would not be achievable.

•
Access to Additional Pore Space Supporting New Disposal Capacity. We believe that the expected future growth of produced water volumes in the Delaware Basin will require access to additional, underutilized pore space. The strategic positioning of our water infrastructure network across the Delaware Basin, combined with our relationship with LandBridge, positions us to capture a large portion of these incremental volumes.

Through our strategic relationship with LandBridge, we have access to approximately 240,000 acres in and around the Delaware Basin, including preferential access to approximately 150,000 acres. Additionally, our agreements with TPL provide us access to an approximately 64,000 acre AMI near and along the Texas-New Mexico state border in which TPL and LandBridge have granted us the right to operate produced water facilities. We believe that these areas are well-suited for new produced water handling capacity with significant, historically underutilized pore space at relatively shallower depths across a broad geographic area. Additionally, many areas with high drilling activity in the Delaware Basin are facing water saturation due to the filling of pore space with produced water volumes. Our existing rights to LandBridge’s surface acreage and our agreements with TPL enable us to provide reliable access to underutilized pore space for produced water handling, which is a critical resource for producers in the Delaware Basin to sustain their operations. A significant portion of this pore space is located out-of-basin in the Central Basin Platform, away from existing production, drilling and injection locations, which we believe will provide further flow assurance for our customers. Furthermore, these surface areas are primarily located in Texas, which has proven to be a supportive regulatory and permitting environment for both water infrastructure and oil and natural gas development in general.

As demand for effective, reliable water management increases, our ability to access areas capable of handling substantial volumes of produced water will further differentiate our business relative to our competitors.

•
Cash Flow Generation through Long-Term, Fixed-Fee Contracts. Our business model is anchored by long-term, fixed-fee contracts, which include acreage dedications or MVCs, with leading E&P companies. As of June 30, 2025, our weighted average remaining long-term, fixed-fee contract life was approximately 11 years and included approximately 2.3 million acres dedicated to us. These long-term contracts are intended to generate predictable cash flows while enabling us to pursue growth opportunities and strengthen relationships with existing customers. We intend to enter into additional contracts as we expand our business and develop relationships with new customers.

Our contracts are similar in structure to traditional crude gathering contracts found in the oil and gas midstream sector with clauses specifying acreage dedications, required services, delivery point(s), volumetric-based fees, stipulations on the method of measurement and limits on the ability to divert produced water volumes prior to being delivered to us. MVC and AMI provisions, which we utilize in addition to acreage dedications, are also common in oil and natural gas midstream contracts.

Our customer contract profile is differentiated because of the length of our contracts. Approximately 69% of our long-term, fixed-fee customer contracts by revenue have an initial term of at least 15 years and approximately 92% of our long-term, fixed-fee customer contracts by revenue have an initial term of at least 10 years.

•
Diversified Customer Base Comprised of Large, Well-Capitalized Producers. As a result of our strategically located water infrastructure network and commitment to operational excellence, we have entered into long-term agreements with numerous customers that are among the largest and most active producers in the Delaware Basin, including Permian Resources Corporation, Devon, Chevron Corporation, APA Corporation and Vital Energy, Inc. As of June 30, 2025, on a pro forma basis, we generated approximately 73% of our water-related revenues from well-capitalized, creditworthy customers rated BB- or higher. Our collaborative relationships with these producers underscore our commitment to fostering mutually beneficial relationships that drive growth, operational excellence and innovation in water management practices. For example, we have recently entered into commercial agreements with bpx energy, designed to support its Delaware Basin development, that include 10-year MVCs and provide us with a stable, long-term revenue stream. Moreover, our strategic partnership with Devon further enhanced our capabilities in the Delaware Basin by integrating Devon’s extensive water infrastructure assets into our network and establishing a long-term commercial relationship with one of the most active and premier E&P companies in the region.

We also have a diversified customer base. Our top five customers represented approximately 51% of our pro forma water-related revenues for the six months ended June 30, 2025, with our largest customer representing only approximately 18% of our pro forma water-related revenues for the six months ended June 30, 2025. Our diversified customer base helps to insulate our business from volatility in the drilling programs of individual customers and also provides us with visibility into multiple customers’ future drilling operations, which allows us to plan and forecast our business with a higher degree of confidence.

•
High Quality, Built-for-Purpose Network with Exceptional Operational Track Record. We designed and constructed our water infrastructure network to leading industry standards, focusing on achieving exceptional asset quality and reliability. By employing comprehensive testing and management programs, we seek to enhance the safety, efficiency and performance of our assets. Our strategic investment in maintenance and asset integrity reduces ongoing capital requirements and increases long-term cash flow generation potential. Additionally, we developed our infrastructure network with operational redundancies that enable us to continue providing water management solutions to our customers even during maintenance activities, which provides our customers with assurance that we will handle their water management requirements reliably and consistently, further differentiating our flow assurance capabilities from our competitors.

We have maintained an average operational up-time of 99.7% over the last two years, reducing bottlenecks for our customers. Our customers need around-the-clock, reliable water handling solutions to maximize the economic returns of their wells by avoiding interruptions in oil and natural gas production. Our network also has excess capacity that can accommodate additional produced water volumes. As a result, we expect to grow revenues and cash flow by transporting higher levels of produced water volumes on our current network without incurring significant incremental capital expenditures.

Additionally, we have developed and implemented several fit-for-purpose technology solutions, including our proprietary WAVE produced water forecasting platform and state-of-the-art centralized operations center, which enable us to monitor, measure and forecast water volumes in real-time across our infrastructure network and further enhance our ability to provide flow assurance to our customers. We believe that our ability to swiftly respond to issues requiring remediation, along with our ability to forecast future system demands, is a competitive advantage that enables us to attract new customers and obtain additional business from existing customers.

•
Experienced Management Team that Pioneered Large-Scale Water Infrastructure Development. Our management team is one of the most experienced in the water infrastructure sector, with a proven history of constructing and operating large-scale water infrastructure assets. Members of our management team have increased our produced water handling volumes, which currently comprises approximately 89% of our pro forma revenue, by approximately 134% since 2021. Additionally, our management team includes industry pioneers who have helped develop contract templates and operational best practices that are now standard in the industry.

Our executive team includes members of the prior management teams of EnWater Solutions and Pelagic Water Systems, the precursor companies to certain of our Delaware Basin assets that were involved in pioneering the use of large-scale pipelines and other infrastructure for the management of produced water in the Delaware Basin. Our executives have an average of approximately eight years of experience at our predecessor companies, providing valuable institutional knowledge and continuity of operations. Additionally, our senior management team includes individuals with significant E&P and midstream experience, providing us with deep operational and commercial knowledge and resources.

Members of our management team also serve on LandBridge’s management team. We believe that having a shared management team with LandBridge provides us with visibility into key areas of oil and natural gas production and long-term trends in oil and natural gas development in the Delaware Basin. Many of these insights have resulted in commercial successes for WaterBridge, including a strategic partnership with Devon and recent commercial agreements with bpx energy. We believe that the experience of our management team is a significant competitive advantage, underpinning the growth and management of our business. We believe that our management team’s operational acumen and commercial knowledge and resources position us for sustained success. However, although members of our management team have been involved in the successful growth of multiple projects and companies in the past, such successes may not be replicated in the future and our future success is subject to various risks as discussed in more detail under “Risk Factors.”

•
Proven Track Record of Prudent, High-Return Capital Allocation. We have a successful history of executing large-scale, organic growth projects as well as acquisitions that have enhanced our operational capabilities and expanded our operating footprint. From January 1, 2018 to August 31, 2025, we constructed approximately 980 miles of pipelines and 66 produced water handling facilities across our areas of operations. Further, since 2018, we have successfully sourced, executed and integrated more than 30 acquisitions. Our team employs a rigorous process to evaluate both new projects and acquisition opportunities and determine whether they meet or exceed targeted return thresholds, with the underlying goal of driving long-term value creation for us. We intend to take advantage of opportunities available to us as a result of our expansive footprint.

The trend towards consolidation of the oil and natural gas E&P sector over the last several years has resulted in many of our customers becoming substantially larger E&P operators in the Delaware Basin, which requires them to make substantial capital expenditures to meet the demands of their drilling operations. The increased scale of many of our customers has also enhanced their creditworthiness. We believe that the recent wave of consolidation among E&P producers in the Delaware Basin has generally improved the creditworthiness of our customer base and increased demand for sophisticated, reliable water management providers like us.

Although we and members of our management team have been involved in multiple successful organic growth projects and acquisitions in the past, such successes may not be replicated in the future and our ability to grow our business through organic growth projects and acquisitions is subject to various risks as discussed in more detail under “Risk Factors.”

•
Financial Flexibility and Conservative Balance Sheet. Following the closing of this offering and the application of the net proceeds as set forth under “Use of Proceeds,” we expect to have outstanding indebtedness of $1,721.2 million, cash on hand of $170.6 million and $200.0 million of available capacity under our revolving credit facilities, for total available liquidity of $370.6 million. We intend to use the net proceeds from this offering to purchase a portion of the equity interests in OpCo held by an existing third party investor, Elda River Infrastructure WB LLC (“Elda River”), to repay a portion of our outstanding indebtedness and for general company purposes, including funding working capital and future growth projects. Following this offering, we expect our leverage to be approximately 3.8x based on LTM Consolidated EBITDA, as defined in our revolving credit facilities. We aim for our long-term leverage target to be lower than 3.0x on an LTM Consolidated EBITDA basis.

We believe that our internally generated cash flows, our borrowing capacity and our expected ability to access the debt and equity capital markets as a public company will provide us with the financial flexibility necessary to pursue organic growth and acquisition opportunities.

Growth Strategies

Our principal business objective is to deliver value to our shareholders by conducting efficient, reliable and safe operations with a focus on growing cash flows. We intend to achieve this objective by implementing the following strategies:

•
Utilize Our Competitive Strengths to Grow Cash Flows Under Long-Term, Fixed-Fee Contracts. We are focused on growing our cash flows under long-term, fixed-fee contracts with acreage dedications. Our development of a leading, integrated water infrastructure network enables us to provide competitive and comprehensive water management solutions to E&P companies in the Delaware Basin. We plan to continue to grow our business by entering into additional long-term, fixed-fee contracts under which we seek predictable cash flows by providing a variety of water management solutions to our customers in support of their increasing water management requirements. Because oil and natural gas development activity in the Delaware Basin is expected to remain at high levels, we intend to pursue commercial agreements with long-term acreage dedications because those contracts tend to provide more upside compared to contracts that include only MVCs. However, we may pursue contracts that include MVCs if significant capital outlays are expected in connection with the new commercial opportunities. As a result, we will seek to protect our financial stability through the use of MVCs when engaging in growth projects while also seeking incremental profitability through acreage dedications.
•
Capitalize on Our Relationship with LandBridge, which Provides Us with Unique Growth Opportunities. We share a financial sponsor and management team with LandBridge, a publicly traded active land management business that, as of August 31, 2025, owned approximately 277,000 surface acres in and around the Delaware Basin. This relationship provides us with opportunities to construct and operate water infrastructure on LandBridge’s surface acreage as well as with immediately available access to underutilized pore space. As of August 31, 2025, on a pro forma basis, we operated approximately 1.2 million bpd of produced water handling capacity on LandBridge’s surface acreage, with approximately 2.3 million bpd of additional permitted capacity available to us for future development. We have exclusive rights to construct up to 30 initial produced water handling facilities on a portion of LandBridge’s surface acreage located along the eastern portion of the Texas-New Mexico state border, with contracted access for additional facilities in excess of such amount.

Our shared management team’s insights into long-term production trends and the availability of land and pore space for future produced water handling facilities and water infrastructure assets enable us to develop infrastructure in strategically located locations, capturing further opportunities.

•
Maintain and Grow Leadership Position in the Core of the Delaware Basin. Since our inception in 2016, we have strategically established and expanded our footprint with a focus on the Delaware Basin. The Delaware Basin is the most prolific oil and natural gas producing region in North America. With multiple decades of inventory life remaining according to Enverus, the basin is expected to continue a high rate of drilling activity. Indicative of its development pace, the basin is currently running the highest number of drilling rigs in North America. Our strategically located water infrastructure network has enabled us to become a leading water management solutions provider to some of the largest and most active producers in the Delaware Basin. We believe that our commercial success is due in part to the strong relationships we have built with our customers, our operating track record and the flow assurance we provide to our customers, the strategic location of our infrastructure network and the commercial advantages provided by our relationship with LandBridge. In particular, we believe that our access to LandBridge's surface and pore space has facilitated new long-term commercial agreements with Devon, bpx energy and TPL and has expanded our existing relationships with other customers, including ConocoPhillips and Continental Resources, Inc. By leveraging our well-positioned infrastructure, we are poised to increase activity with existing customers and continue to cultivate new customers.
•
Provide Superior Flow Assurance to Customers. We developed our infrastructure network with operational redundancies that enable us to continue providing water management solutions to our customers even during maintenance activities, which provides our customers with assurance that we will handle their water management requirements reliably and consistently. This flow assurance is of paramount importance to E&P companies because any sustained produced water handling interruption requires oil and natural gas production from affected wells to be curtailed or shut-in, resulting in lower produced oil and natural gas volumes and lower revenue for the producer. Our fit-for-purpose technology solutions further enhance our ability to provide flow assurance to our customers by providing us with the real-time ability to forecast, monitor and optimize our water management operations across our infrastructure network and quickly respond to operational developments. We believe that our ability to provide reliable flow assurance to our customers is a competitive advantage that enables us to attract new customers and obtain additional business from existing customers.
•
Pursue High-Return, Capital-Efficient Growth Opportunities. We intend to grow our cash flows by pursuing new customers and broadening our relationships with existing customers. With continued drilling activity and an overall increase in water-to-oil ratios (“WORs”) driven by maturing production and development of new regions and drilling zones, the supply of produced water in the Delaware Basin is expected to grow significantly through 2034, according to Pickering Energy Partners and B3 Insights. As a result, E&P companies have become increasingly focused on water management, especially as it relates to operational uptime of their oil and natural gas wells. Due in part to our strong operating record and access to underutilized pore space through our relationship with LandBridge, we have obtained and expect to continue to obtain new acreage dedications from E&P companies to expand the geographic reach of our existing network. We expect that these acreage dedications can be connected to our existing infrastructure network with minimal, capital-efficient investment.

Furthermore, as opportunities arise, we intend to evaluate and selectively pursue accretive acquisitions of high-quality, complementary water infrastructure assets. We will employ a rigorous framework to evaluate such opportunities, and potential acquisitions will compete with alternative uses of capital such as organic growth projects, shareholder dividends, share repurchases and debt reduction. When considering whether to pursue organic projects, we evaluate a number of factors, including expected produced water volumes, the creditworthiness of the potential counterparty, the duration and terms of the potential contract (including acreage dedications or MVCs and fixed fees with fee escalators based on the CPI), a build multiple that is expected to be less than 5.0x, and an ability to fund the project while maintaining our overall balance sheet strength. We and our predecessor companies have a demonstrated track record of acquiring water infrastructure assets from both midstream competitors and E&P companies and integrating them into our broader network.

•
Expand Service Offerings to Facilitate Growing Water Demand from New Industries. Although our core focus is to best serve our existing customer base of E&P companies, we regularly explore opportunities to expand our operations to serve customers outside the oil and natural gas industry, including future applications for data centers, the electric power sector, cryptocurrency mining, agriculture and municipal use. While these opportunities are not immediately actionable, we believe that they are potential examples of uses for produced water that are likely to become economically attractive for water management companies.

One such example is the water needs in power generation, particularly for combined cycle gas turbines (“CCGT”) that are common in power plants. It is estimated that for every 100 megawatts of power generation using CCGT, approximately 18.0 million barrels of water are required annually. Additionally, it is estimated that for every 100 megawatts of power demand associated with digital infrastructure, approximately 1.5 million barrels of water are required annually. As a result, both power generation and data center operations will require access to substantial, reliable water management solutions. We believe that our access to water supply and our experience and expertise in water management positions us to develop systems to effectively serve this growing market need.

WaterBridge Combination

In connection with this offering and prior to our Corporate Reorganization, certain of the direct and indirect equity owners of the Contributed Entities intend to undertake certain transactions to combine the businesses and operations of WBEF, NDB Midstream and Desert Environmental under OpCo and simplify OpCo’s organizational structure in anticipation of this offering. These transactions are collectively referred to in this prospectus as the “WaterBridge Combination.”

Pursuant to the WaterBridge Combination, we expect each of the following transactions to occur on or before the first business day following the execution of the underwriting agreement related to this offering and described under “Underwriting (Conflicts of Interest)”:

•
WBR Holdings will form OpCo as a Delaware limited liability company;
•
all of the existing equityholders of WB 892 LLC (each, a “WB 892 Holder”), a holder of equity interests in WBEF (“WB 892”), other than Ashburton Investment Private Limited, an affiliate of GIC, Singapore’s sovereign wealth fund (“GIC”), will contribute all of their respective equity interests in WB 892 to WBR Holdings in exchange for the issuance to such WB 892 Holders of newly issued limited liability company interests in WBR Holdings (each such interest, a “WBR Holdings Interest”) the WB 892 Holders will be admitted as members of WBR Holdings, and WBR Holdings will be admitted as a member of WB 892 (collectively, the “WB 892 Contributions”);
•
all of the existing equityholders of WBEF (each, a “WBEF Holder”), other than WB 892 and Elda River, will contribute all of their respective equity interests in WBEF to WBR Holdings in exchange for the issuance to such WBEF Holders of newly issued WBR Holdings Interests such that, immediately following such contributions, WBR Holdings will directly or indirectly own all of the outstanding equity interests in WB 892 and WBEF other than (i) the equity interests in WB 892 held by GIC and (ii) the existing Series A preferred units in WBEF (the “WBEF Preferred Units”) held by Elda River (such contributions, together with the WB 892 Contributions, the “WBR Holdings Reorganization”);
•
immediately following the consummation of the WBR Holdings Reorganization:
▪
(A) each of WB 892 and WBR Holdings will contribute all of their respective equity interests in WBEF to OpCo in exchange for the issuance to WB 892 and WBR Holdings of newly issued limited liability company interests in OpCo (any such limited liability company interest, an “OpCo Interest” and collectively, the “OpCo Interests”), and (B) Elda River will contribute all of its equity interests in WBEF to OpCo in exchange for the issuance to Elda River of newly issued OpCo Interests. Concurrently with the preceding contributions, OpCo will be admitted as the sole member of WBEF, and each of WB 892, WBR Holdings and Elda River will cease to be a member of WBEF;
▪
(A) Devon WB Holdco L.L.C. (“Devon Holdco”) will contribute all of its equity interests in NDB Midstream to OpCo in exchange for the issuance to Devon Holdco of newly issued OpCo Interests and (B) NDB Holdings will contribute to OpCo all of its equity interests in NDB Midstream in exchange for the issuance to NDB Holdings of newly issued OpCo Interests (collectively, the “NDB Midstream Contributions”). Concurrently with the NDB Midstream Contributions, OpCo will be admitted as the sole member of NDB Midstream, and each of Devon Holdco and NDB Holdings will cease to be a member of NDB Midstream;
▪
Desert Holdings will contribute all of its equity interests in Desert Environmental to OpCo in exchange for the issuance to Desert Holdings of newly issued OpCo Interests (the “Desert Contribution”). Concurrently with the Desert Contribution, OpCo will be admitted as the sole member of Desert Environmental, and Desert Holdings will cease to be a member of Desert Environmental; and
▪
concurrently with the issuances by OpCo of the OpCo Interests described above, (A) OpCo will directly own all of the outstanding equity interests in the Contributed Entities and (B) WBR Holdings, NDB Holdings,

Desert Holdings, Devon Holdco, Elda River and GIC (collectively, our “Existing Owners”) will, either directly or through their respective equity interests in WB 892, own 100% of the outstanding OpCo Interests; and
•
at least one day before the closing of this offering, WaterBridge will elect to be classified as a corporation for U.S. federal income tax purposes, and immediately thereafter, WBR Holdings and GIC will cause WB 892 to merge with and into WaterBridge, with WaterBridge surviving, in exchange for the issuance of newly issued limited liability company interests in WaterBridge to WBR Holdings and GIC, and immediately following the merger, (i) the equity interests in WaterBridge held by NDB Holdings shall be cancelled, (ii) WBR Holdings and GIC will be admitted as members of WaterBridge and (iii) WaterBridge will be admitted as a member of OpCo.

Corporate Reorganization

WaterBridge was formed as a Delaware limited liability company by NDB Holdings on April 11, 2025. WaterBridge intends to elect to be classified as a corporation for U.S. federal income tax purposes in connection with the WaterBridge Combination as described under “—WaterBridge Combination” above. WaterBridge has not conducted and will not conduct any material business operations prior to the completion of the Corporate Reorganization, other than certain activities related to, and undertaken in contemplation of, this offering, including the transactions described under “—WaterBridge Combination” above. Immediately following the consummation of the WaterBridge Combination, OpCo will directly or indirectly own all of the outstanding equity interests of the subsidiaries through which we will operate our business.

Following the Corporate Reorganization, WaterBridge will be a holding company, the sole material asset of which will consist of limited liability company interests in OpCo, which will directly or indirectly own all of the outstanding equity interests of the subsidiaries through which WaterBridge will operate its business, and WaterBridge will be the sole managing member of OpCo, responsible for all operational, management and administrative decisions relating to OpCo’s business, and will consolidate financial results of OpCo and its subsidiaries.

In connection with the completion of this offering, the following transactions will occur in the following order:

•
WBR Holdings and GIC will cause WaterBridge to amend and restate its operating agreement to facilitate this offering;
•
WaterBridge will issue 27,000,000 Class A shares in this offering to the public, in exchange for the proceeds of this offering, at a price of $18.50 per Class A share (the midpoint of the price range set forth on the cover page of this prospectus);
•
WBR Holdings, NDB Holdings, Desert Holdings (together, the “Five Point Members”), Devon Holdco and Elda River will contribute approximately $80,200 in cash to WaterBridge in exchange for the issuance of an aggregate 80,215,021 Class B shares to the Five Point Members, Devon Holdco and Elda River, or one Class B share for each OpCo Unit to be owned by each such entity following the closing of this offering;
•
WaterBridge will (i) use approximately $228.2 million of the net proceeds from this offering to purchase a portion of the OpCo Interests held by Elda River and (ii) contribute all of the remaining net proceeds from this offering to OpCo in exchange for a number of OpCo Units equal to the number of Class A shares issued in this offering;
•
the Existing Owners (other than GIC) and WaterBridge will cause OpCo to amend and restate its operating agreement in the form of the Operating Agreement attached as an exhibit to the registration statement of which this prospectus forms a part to, among other things, designate WaterBridge as the managing member of OpCo, recapitalize the OpCo Interests into OpCo Units, and provide for the provision of OpCo Unit exchange rights for the benefit of the OpCo Unitholders other than WaterBridge; and
•
OpCo will use the remaining net proceeds from this offering as described in “Use of Proceeds.”

The transactions described above are collectively referred to in this prospectus as our “Corporate Reorganization.”

For additional information about the WaterBridge Combination and the Corporate Reorganization, including the related closing conditions, please see “Certain Relationships and Related Party Transactions—Contribution and Corporate Reorganization Agreement.”

To the extent the underwriters’ option to purchase additional Class A shares is exercised in full or in part, WaterBridge will contribute the net proceeds therefrom to OpCo in exchange for an additional number of OpCo Units equal to the number of Class A shares issued pursuant to the underwriters’ option. OpCo intends to use such proceeds as described in “Use of Proceeds.”

After giving effect to the Corporate Reorganization and this offering and assuming the underwriters’ option to purchase additional Class A shares is not exercised:

•
investors in this offering will own 27,000,000 of our Class A shares, representing 23.7% of our common shares;
•
the Five Point Members will collectively own 3,399,274 of our Class A shares and 58,468,597 of our Class B shares, representing 54.3% of our common shares, and an approximate 51.3% interest in OpCo;
•
Devon Holdco will own 17,692,370 of our Class B shares, representing 15.5% of our common shares, and an approximate 15.5% interest in OpCo;
•
Elda River will own 4,054,054 of our Class B shares, representing 3.6% of our common shares, and an approximate 3.6% interest in OpCo;
•
GIC will own 3,385,705 of our Class A shares, representing 3.0% of our common shares; and
•
WaterBridge will own an approximate 29.6% interest in OpCo and will serve as the managing member of OpCo.

Our organizational structure following the offering and the Corporate Reorganization is commonly referred to as an Up-C structure. Pursuant to this structure, following this offering we will hold a number of OpCo Units equal to the number of our issued and outstanding Class A shares, and OpCo Unitholders (other than us) will hold a number of OpCo Units equal to the number of our issued and outstanding Class B shares. The Up-C structure was selected in order to (i) provide our Existing Owners with an option to continue to hold their economic ownership interests in our business in “pass-through” form for U.S. federal income tax purposes through their ownership of OpCo Units and (ii) potentially allow our Existing Owners and us to benefit from certain net cash tax savings that we might realize in the future, as more fully described in the subsection titled “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

The diagrams under “—Organizational Structure” below depict a simplified version of our organization and ownership structure immediately before and after giving effect to this offering and the Corporate Reorganization.

For further details on our agreements with OpCo and its affiliates, please see “Certain Relationships and Related Party Transactions.”

Expected Refinancing Transactions

We are negotiating and expect OpCo to enter into a new revolving credit facility (the “New Revolving Credit Facility”) following the closing of this offering that will refinance and replace our Existing Revolving Credit Facilities (as defined below). We anticipate that the New Revolving Credit Facility will be a senior secured revolving credit facility that will be guaranteed by certain subsidiaries of OpCo and secured by substantially all assets of OpCo and the subsidiary guarantors. We expect that aggregate commitments under the New Revolving Credit Facility will be approximately $500.0 million and that the facility will have a five-year term, springing to the date that is 91 days prior to the maturity of the New Senior Unsecured Debt (as defined below) or of the Existing Term Loans (as defined below) if the outstanding principal amount of either the New Senior Unsecured Debt or the Existing Term Loans on such date exceeds $50.0 million. We expect that the New Revolving Credit Facility will permit borrowings to be prepaid and repaid from time to time without premium or penalty and will contain mandatory prepayments, representations and warranties, affirmative and negative covenants and events of default customary for secured financings of this type. If we enter into the New Revolving Credit Facility, we expect that the effectiveness of the facility will be conditioned on the repayment and termination of the Existing Revolving Credit Facilities, OpCo’s issuance of senior unsecured debt in an aggregate principal amount of at least $750.0 million (the “New Senior Unsecured Debt”) and either the full repayment and termination of the Existing Term Loans or the application of 100% of the net proceeds of the New Senior Unsecured Debt to the amounts outstanding under the Existing Term Loans and the amendment of the Existing Term Loans to permit the New Revolving Credit Facility. There can be no assurance of our ability to market or syndicate such debt, and to the extent we are not successful in doing so, even if we enter into the New Revolving Credit Facility, the facility will not become effective and any amounts contemplated to be repaid under the Existing Term Loans will not be repaid.

Our negotiation of the New Revolving Credit Facility remains ongoing. We may not enter into the facility at all or do so on terms that are materially different than those described above. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt Instruments” for further discussion of our existing debt agreements.

Our Common Shares

Our First Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”) will provide for two classes of common shares, Class A shares and Class B shares, representing limited liability company interests in us. Only our Class A shares will have economic rights and entitle holders thereof to participate in any dividends our board of directors may declare. Each holder of a Class A share will be entitled to one vote on all matters to be voted on by our shareholders generally. We have applied to list our Class A shares for trading on the NYSE and NYSE Texas under the symbol “WBI.”

Class B shares will not be entitled to participate in any dividends our board of directors may declare but will be entitled to vote on the same basis as the Class A shares. Holders of Class A shares and Class B shares will vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law or by our Operating Agreement. We do not intend to list the Class B shares on any stock exchange. All of our Class B shares will initially be owned by the Five Point Members, Devon Holdco and Elda River. For a description of the rights and privileges of shareholders under our Operating Agreement, including voting rights, please see “Description of Shares” and “Our Operating Agreement.”

Redemption Right

Following this offering, under the OpCo limited liability company agreement (the “OpCo LLC Agreement”), each OpCo Unitholder (other than WaterBridge) will, subject to certain limitations, have the right (the “Redemption Right”) to cause OpCo to acquire all or a portion of its OpCo Units (along with the cancellation of a corresponding number of our Class B shares) for, at OpCo’s election, (i) Class A shares at a redemption ratio of one Class A share for each OpCo Unit redeemed, subject to conversion rate adjustments for equity splits, dividends and reclassifications and other similar transactions (“applicable conversion rate adjustments”), or (ii) cash in an amount equal to the Cash Election Amount (as defined herein) of such Class A shares, subject to the Equity Offering Condition (as defined herein). OpCo will determine whether to issue Class A shares or pay cash in an amount equal to the Cash Election Amount in lieu of the issuance of Class A shares based on facts in existence at the time of the decision, which we expect would include the relative value of the Class A shares (including the trading price for the Class A shares at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of additional common shares) to acquire the OpCo Units and alternative uses for such cash. Alternatively, upon the exercise of the Redemption Right, we (instead of OpCo) will have the right (the “Call Right”) to, for administrative convenience, acquire each tendered OpCo Unit directly from the redeeming OpCo Unitholder for, at our election, (x) one Class A share, subject to applicable conversion rate adjustments, or (y) cash in an amount equal to the Cash Election Amount of such Class A shares, subject to the Equity Offering Condition. We may exercise the Call Right only if an OpCo Unitholder first exercises its Redemption Right, and an OpCo Unitholder may exercise its Redemption Right beginning immediately following the consummation of this offering. As the sole managing member of OpCo, our decision to pay the Cash Election Amount upon an exercise of the Redemption Right or Call Right may be made by a conflicts committee consisting solely of independent directors. In connection with any redemption of OpCo Units pursuant to the Redemption Right or acquisition of OpCo Units pursuant to the Call Right, a corresponding number of Class B shares held by the redeeming OpCo Unitholder will be automatically cancelled.

Our Operating Agreement will contain provisions effectively linking each OpCo Unit with one of our Class B shares such that Class B shares cannot be transferred without transferring an equal number of OpCo Units and vice versa.

For additional information, please see “Certain Relationships and Related Party Transactions—OpCo LLC Agreement.”

Holding Company Structure

Our post-offering organizational structure will allow the Five Point Members, Devon Holdco and Elda River to retain a direct equity ownership in OpCo, which will be classified as a partnership for U.S. federal income tax purposes following the offering. Investors in this offering will, by contrast, hold a direct equity ownership in us in the form of Class A shares, and an indirect ownership interest in OpCo through our ownership of OpCo Units. Although we were formed as a limited liability company, we intend to elect to be classified as a corporation for U.S. federal income tax purposes.

Pursuant to our Operating Agreement and the OpCo LLC Agreement, our capital structure and the capital structure of OpCo will generally replicate one another and will provide for customary antidilution mechanisms in order to maintain the one-for-one exchange ratio between the OpCo Units and our Class A shares.

For additional information, please see “—Organizational Structure” below and “Certain Relationships and Related Party Transactions—OpCo LLC Agreement.”

Tax Receivable Agreement

In connection with the closing of this offering, we will enter into a tax receivable agreement (the “Tax Receivable Agreement”) with OpCo and our Existing Owners (each such person and its permitted transferees, a “TRA Holder,” and collectively, the “TRA Holders”). The Tax Receivable Agreement will provide for the payment by us to the TRA Holders of 85% of the amount of cash tax savings, if any, that we actually realize (or in some circumstances are deemed to realize) as a result of Existing Basis, Basis Adjustments, Historical NOLs and Interest Deductions (each as defined in this prospectus). Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect that the tax savings associated with the (i) Existing Basis, (ii) Basis Adjustments, (iii) Historical NOLs and (iv) Interest Deductions would aggregate to approximately $879.5 million over 20 years from the date of this offering based on a $18.50 per share trading price of our Class A shares and assuming all future redemptions or exchanges would occur on the date of this offering at the same assumed price per share. Under such scenario, assuming future payments are made on the due date (with extension) of each relevant U.S. federal income tax return, we would be required to pay approximately 85% of such amount, or approximately $747.5 million, over the 20-year period from the date of this offering, and we would benefit from the remaining 15% of the tax benefits. We will depend on cash distributions from OpCo to make payments under the Tax Receivable Agreement. Any payments made by us to the TRA Holders under the Tax Receivable Agreement will generally reduce the amount of cash that might have otherwise been available to us.

The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless we exercise our right to terminate the Tax Receivable Agreement or certain other acceleration events occur that results in an early termination of the Tax Receivable Agreement, in each case, pursuant to which we would be required to pay to the TRA Holders an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement (computed using certain assumptions). In addition, upon a change of control our (or our successor’s) future payments under the Tax Receivable Agreement for each taxable year after any such event would also be computed using certain assumptions (instead of our or our successor’s actual realized cash tax savings). The summary of the terms of the Tax Receivable Agreement included herein is not a complete description thereof and is qualified in its entirety by the full text thereof. For additional information, please see “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

Because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of OpCo to make distributions to us in an amount sufficient to cover our obligations under the Tax Receivable Agreement. See “Risk Factors—Risks Related to this Offering, Our Corporate Structure and Our Class A Shares—We are a holding company. Our sole material asset after completion of this offering will be our equity interest in OpCo and we will be accordingly dependent upon distributions from OpCo to pay taxes, make payments under the Tax Receivable Agreement and cover our corporate and other expenses.”

Our Controlling Shareholder

While our relationship with our financial sponsor, Five Point and its affiliates, including the Five Point Members and LandBridge, is a significant strength, it is also a source of potential conflicts. Please see “—Conflicts of Interest” and “Risk Factors.”

Following the completion of this offering, the Five Point Members will retain a significant interest in us through their collective ownership of 3,399,274 Class A shares and 58,468,597 Class B shares, representing an aggregate 54.3% voting interest in us, and 58,468,597 OpCo Units, initially representing 51.3% of the outstanding OpCo Units.

Conflicts of Interest

One or more of our officers and directors have responsibilities and commitments to entities other than us. For example, we have some of the same directors and officers as Five Point and LandBridge. In addition, we do not have a policy that expressly prohibits our directors, officers, securityholders or affiliates from engaging in business activities of the types conducted by us for their own account.

Although we have established certain policies and procedures designed to mitigate and resolve conflicts of interest, there can be no assurance that these policies and procedures will be effective in doing so. It is possible that actual, potential or perceived conflicts of interest could give rise to investor dissatisfaction, litigation or regulatory enforcement actions.

Our Operating Agreement will provide that our Existing Owners and their affiliates, including Five Point and LandBridge, are not restricted from owning assets or prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. In addition, our Existing Owners and their affiliates, including Five Point and LandBridge, may compete with us for investment opportunities and may own an interest in entities that compete with us. Our Operating Agreement will also provide that we renounce any interest or expectancy in, or in being offered, an opportunity to participate in, any business opportunity that may from time to time be presented to them that would otherwise be subject to a corporate opportunity or other analogous doctrine under the DGCL. Our Existing Owners and their affiliates, including Five Point and LandBridge, and certain of our directors, may become aware, from time to time, of certain business opportunities (such as acquisition opportunities) and may direct such opportunities to other businesses in which they have invested, in which case we may not become aware of or otherwise have the ability to pursue such opportunity. These affiliates may have meaningful access to capital, which may change over time depending upon a variety of factors, including available equity capital and debt financing, market conditions and cash on hand. Five Point has multiple existing and planned funds focused on investing in the industries in which we currently, and may seek to in the future, operate, each with significant current or expected capital commitments.

Our key agreements, including our Operating Agreement and the OpCo LLC Agreement, were negotiated among related parties, and their respective terms, including fees and other amounts payable, may not be as favorable to us as terms negotiated at an arm’s-length basis with unaffiliated parties.

Organizational Structure

The following diagram reflects our simplified organizational structure following the consummation of the WaterBridge Combination and immediately prior to the completion of this offering and the transactions described under “—Corporate Reorganization.”

Ashburton Investment Private Limited (GIC)
WBR Holdings LLC
Elda River Infrastructure WB LLC
Devon WB Holdco. L.L.C.
Desert Environmental Holdings LLC
NDB Holdings LLC
49.9% LLC Interest
50.1% LLC Interest
WaterBridge Infrastructure LLC (WaterBridge)
13.3% OpCo Interest
*% OpCo Interest
21.3% OpCo Interest
7.4% OpCo Interest
49.8% OpCo Interest
8.2% OpCo Interest
WBI Operating LLC (OpCo)
WaterBridge Equity Finance LLC (WBEF)
NDB Midstream LLC
Desert Environmental LLC
WaterBridge Operating LLC
WaterBridge NDB Operating LLC
Operating Subsidiaries
Operating Subsidiaries
Operating Subsidiaries

* Does not reflect the issuance of OpCo Interests to Elda River in exchange for existing Series A preferred units in WBEF. All other percentage interests in OpCo will be proportionately reduced to account for such issuance.

** This diagram is provided for illustrative purposes only and has been simplified by not depicting each individual operating subsidiary.

The following diagram reflects our simplified organizational structure immediately following the completion of this offering and the transactions described under “—Corporate Reorganization” (assuming that the underwriters’ option to purchase additional Class A shares is not exercised and without giving effect to any Class A shares that may be purchased in the directed share program):

* This diagram is provided for illustrative purposes only and has been simplified by not depicting each individual operating subsidiary.

The Class A shares to be issued to the public in this offering will initially represent an indirect minority interest in OpCo. The Five Point Members, Devon Holdco, GIC and Elda River will initially collectively own approximately 76.3% of the economic interests in OpCo through their ownership of Class A shares and OpCo Units. In addition, Five Point will control us and OpCo through the Five Point Members’ collective ownership of 54.3% of our outstanding common shares. See “Basis of Presentation” and “—Conflicts of Interest.”

Summary Risk Factors

Risks Related to our Business

•
Our revenues are substantially dependent on ongoing oil and natural gas exploration, development and production activity in our areas of operation.
•
The willingness of E&P companies to engage in drilling, completion and production activities in our areas of operation is substantially influenced by the market prices of oil and natural gas, which are highly volatile.
•
Our business is dependent upon the willingness of E&P companies to outsource their water management requirements, and we compete with other water management providers to meet these needs.
•
We cannot predict the rate at which our customers will develop acreage that is dedicated to us or the areas they will decide to develop.
•
Our success largely depends on the produced water volumes we handle, which are dependent on certain factors beyond our control. Any decrease in the volumes of produced water that we handle, whether because of natural declines, producer inactivity or otherwise, could have a material adverse effect on our business and operating results.
•
Approximately 80% of our pro forma revenue is derived from our operations in the Delaware Basin, making us vulnerable to risks associated with geographic concentration generally and the Delaware Basin specifically, including basin-specific supply and demand factors, regulatory changes and severe weather impacts that could have a material adverse effect on affect our business.

•
We generally do not own in fee the land on which our pipelines and water handling facilities are located. Our inability to acquire or retain necessary access to land on commercially reasonable terms in order to provide services for our customers or obtain new business could result in disruptions to our operations.
•
Our operations depend upon access to available pore space in subsurface geologic formations by which we can dispose of produced water. Our inability to acquire new pore space or our loss of existing pore space may negatively impact our ability to service new and existing customers.
•
The growth of our business through acquisitions may expose us to various risks, including those relating to difficulties in identifying suitable, accretive acquisition opportunities and integrating businesses, assets and personnel, as well as difficulties in obtaining financing for targeted acquisitions and the potential for increased leverage or debt service requirements.
•
We may not be successful in pursuing additional commercial opportunities to serve customers outside the oil and natural gas sector.
•
Technological advancements in connection with alternatives to hydraulic fracturing could decrease the demand for our services or require us to implement or acquire new technologies at a significant cost.
•
While our intellectual property is protected under copyright and trade secret law, we cannot guarantee that such protections will be adequate. Any failure to protect our intellectual property could impair our ability to protect our proprietary technology, and our use of “open-source” code in the WAVE platform may create additional risks. If we do not continue to maintain, improve and adapt our data analysis technologies, including the WAVE platform, our ability to service new and existing customers may be negatively impacted, our competitive advantage may be diminished and we could be subject to claims by third parties for alleged infringement of their intellectual property, which could have a material adverse effect on our results of operations, cash flows and financial position.
•
The fees charged to customers under our agreements for the gathering, transportation or handling of produced water may not escalate sufficiently to cover increases in costs.
•
Growing or adapting our business by constructing new infrastructure subjects us to construction risks and risks that supplies for such infrastructure will not be available upon completion thereof.
•
A loss of one or more significant customers could have a material adverse effect on our results of operations, cash flows and financial position.

Risks Related to Environmental and Other Regulations

•
Our produced water handling operations expose us to potential regulatory risks.
•
Legislation or regulatory initiatives intended to address seismic activity, over-pressurization or subsidence could restrict drilling, completion and production activities, as well as our ability to handle produced water gathered from our customers, which could have a material adverse effect on our results of operations, cash flows and financial position.
•
The results of operations of our customers may be materially impacted by efforts to transition to a lower-carbon economy, which could have a material adverse effect on our business, results of operation, cash flows and financial position.

Risks Related to Our Financial Condition

•
We may be unable to generate sufficient cash to service all of our indebtedness and financial commitments, and any future indebtedness, including new indebtedness incurred under or in connection with the New Revolving Credit Facility and the New Senior Unsecured Debt, could adversely affect our financial condition.
•
We are subject to interest rate risk, which may cause our debt service obligations to increase significantly. The weighted average interest rate on borrowings outstanding under our existing credit facilities as of June 30, 2025, on a pro forma basis, was 8.15% in the case of revolving credit borrowings and 8.83% in the case of term loan borrowings.
•
We are subject to counterparty credit risk. Nonpayment or nonperformance by our customers could have an adverse effect on our results of operations, cash flows and financial position.

•
If we fail to comply with the restrictions and covenants in our credit facilities or our future debt agreements, there could be an event of default under the terms of such agreements, which could result in an acceleration of maturity.

Risks Related to this Offering, Our Corporate Structure and Our Class A Shares

•
The requirements of being a public company, including compliance with the reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the requirements of the Sarbanes-Oxley Act, will increase our costs and divert management’s attention from other business concerns, and we may be unable to comply with these requirements in a timely or cost-effective manner.
•
If we experience any material weaknesses in the future or otherwise fail to develop or maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our Class A shares.
•
Investors in this offering will experience immediate and substantial dilution of $13.81 per Class A share.
•
Future sales of Class A shares, or the perception that such sales may occur, may depress our share price, and any additional capital raised through the sale of equity or convertible securities may dilute your ownership in us.
•
We are a holding company. Our sole material asset after completion of this offering will be our equity interest in OpCo and we will be accordingly dependent upon distributions from OpCo to pay taxes, make payments under the Tax Receivable Agreement and cover our corporate and other expenses.
•
Any decision to pay cash dividends in the future will be made in the sole discretion of our board of directors. If we do not pay any cash dividends on our Class A shares following this offering, you may not receive a return on investment unless you sell your Class A shares for a price greater than that which you paid for them.
•
Five Point has the ability to direct the voting of a majority of our common shares and control certain decisions with respect to our management and business, including certain consent rights and the right to designate more than a majority of the members of our board as long as it and its affiliates beneficially own at least 40% of our outstanding common shares, as well as lesser director designation rights as long as it and its affiliates beneficially own less than 40% but at least 10% of our outstanding common shares. Five Point’s interests may conflict with those of our other shareholders.
•
The Five Point Members and other Existing Owners, as well as their affiliates, are not limited in their ability to compete with us, and may benefit from opportunities that might otherwise be available to us.
•
Certain of our directors and officers may have significant duties with, and spend significant time serving, other entities, including entities that may compete with us in seeking acquisitions and business opportunities, and, accordingly, may have conflicts of interest in allocating time or pursuing business opportunities.

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). For as long as we are an emerging growth company, unlike other public companies that are not emerging growth companies under the JOBS Act, we are not required to:

•
provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes‑Oxley Act;
•
provide more than two years of audited financial statements and related management’s discussion and analysis of financial condition;
•
comply with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and our financial statements;
•
provide certain disclosure regarding executive compensation required of larger public companies or hold shareholder advisory votes on executive compensation required by the Dodd‑Frank Wall Street Reform and Consumer Protection Act; or
•
obtain shareholder approval of any golden parachute payments not previously approved.

We will cease to be an emerging growth company upon the earliest of:

•
the last day of the fiscal year in which we have $1.235 billion or more in annual revenues;

•
the date on which we become a “large accelerated filer” (the fiscal year‑end on which the total market value of our common equity securities held by non‑affiliates is $700 million or more as of June 30 of such year);
•
the date on which we issue more than $1.0 billion of non‑convertible debt over a three‑year period; or
•
the last day of the fiscal year following the fifth anniversary of our initial public offering.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of this extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for private companies.

Controlled Company Status

Because the Five Point Members will initially collectively own 3,399,274 Class A shares, 58,468,597 Class B shares and 58,468,597 OpCo Units, representing approximately 54.3% of our combined voting power following the completion of this offering, we expect to be a controlled company as of the completion of this offering under the Sarbanes-Oxley Act and the NYSE and NYSE Texas rules. A controlled company is not required to have a majority of independent directors on its board of directors or to form an independent compensation or nominating and corporate governance committee. As a controlled company, we will remain subject to the Sarbanes-Oxley Act and the rules of the NYSE and NYSE Texas that require us, subject to certain phase-in periods, to have an audit committee composed entirely of independent directors. Under these rules, we must have an audit committee that has one member that is independent by the date that our Class A shares are first traded on the NYSE and NYSE Texas (the “listing date”), a majority of members that are independent within 90 days of the effectiveness of the registration statement of which this prospectus forms a part (the “effective date”) and all members that are independent within one year of the effective date. We expect to have at least one independent director upon the closing of this offering.

If at any time we cease to be a controlled company, including upon the earlier of (i) the Five Point Members ceasing to collectively own 40.0% of our combined voting power and (ii) the Initial Shareholders (as defined in the Shareholders’ Agreement) ceasing to collectively own 50.0% or more of our combined voting power, we intend to take all action necessary to comply with the Sarbanes-Oxley Act and the NYSE and NYSE Texas rules, including by appointing a majority of independent directors to our board of directors and establishing a compensation committee and a nominating and corporate governance committee, each composed entirely of independent directors, subject to a permitted “phase-in” period.

Principal Executive Offices and Internet Address

Our principal executive offices are located at 5555 San Felipe Street, Suite 1200, Houston, Texas 77056, and our telephone number at that address is (713) 230-8864. Our website is located at www.h2obridge.com. We expect to make our periodic reports and other information filed with or furnished to the SEC available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on, or otherwise accessible through, our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

The Offering

Issuer	WaterBridge Infrastructure LLC

Class A shares offered by us	27,000,000 Class A shares (or 31,050,000 Class A shares if the underwriters’ option to purchase additional Class A shares is exercised in full).

Option to purchase additional Class A shares

We have granted the underwriters the option to purchase, exercisable within 30 days from the date of this prospectus, up to additional 4,050,000 Class A shares from us, at the same terms and conditions set forth above if the underwriters sell more than 27,000,000 Class A shares in this offering.

Class A shares to be outstanding immediately after completion of this offering	33,784,979 Class A shares (or 37,834,979 Class A shares if the underwriters’ option to purchase additional Class A shares is exercised in full).

Class B shares to be outstanding immediately after completion of this offering

80,215,021 Class B shares, or one Class B share for each OpCo Unit held by the Five Point Members, Devon Holdco and Elda River immediately following this offering. Class B shares vote together as a single class with Class A shares, but do not have any economic rights and holders thereof have no right to receive any dividends. In connection with any redemption of OpCo Units pursuant to the Redemption Right or acquisition of OpCo Units pursuant to the Call Right, a corresponding number of Class B shares will be cancelled.

Voting power of Class A shares after giving effect to this offering

29.6% (or 32.0% if the underwriters’ option to purchase additional Class A shares is exercised in full). The voting power of our Class A shares would be 100% if all outstanding OpCo Units were redeemed (along with the cancellation of a corresponding number of our Class B shares) for newly issued Class A shares on a one‑for‑one basis.

Voting power of Class B shares after giving effect to this offering

70.4% (or 68.0% if the underwriters’ option to purchase additional Class A shares is exercised in full). The voting power of our Class B shares would be 0% if all outstanding OpCo Units were redeemed (along with the cancellation of a corresponding number of our Class B shares) for newly issued Class A shares on a one‑for‑one basis.

Voting rights

Each Class A share entitles its holder to one vote on all matters to be voted on by shareholders generally. Each Class B share entitles its holder to one vote on all matters to be voted on by shareholders generally. Holders of our Class A shares and Class B shares vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law or by our Operating Agreement. Please see “Description of Shares” and “Our Operating Agreement.”

In connection with this offering, we expect to enter into a shareholders’ agreement with the Five Point Members and Devon Holdco (the “Shareholders’ Agreement”) pursuant to which (a) the Five Point Members will have the collective right to designate more than a majority of the members of our board of directors as long as they and their affiliates beneficially own at least 40% of our outstanding common shares, as well as lesser director designation rights as long as they and their affiliates beneficially own less than 40% but at least 10% of our outstanding common shares and (b) Devon Holdco will have the right to designate one member to our board of directors as long as it and its affiliates beneficially own at least 10% of our outstanding common shares.

As a result, our public shareholders will have no right to nominate a majority of the members of our board of directors, subject to certain terms and conditions. See “Certain Relationships and Related Party Transactions—Shareholders’ Agreement” and “Our Operating Agreement—Anti-Takeover Effects of Delaware Law and Our Operating Agreement—Other Provisions of Our Operating Agreement.”

Use of proceeds

We expect to receive approximately $461.1 million of proceeds (or approximately $531.6 million if the underwriters’ option to purchase additional Class A shares is exercised in full) from this offering based upon the assumed public offering price of $18.50 per Class A share (the midpoint of the price range set forth on the cover page of this prospectus), net of underwriting discounts and estimated offering expenses payable by us. See “Underwriting (Conflicts of Interest).”

We intend to (i) use approximately $228.2 million of the net proceeds from this offering to purchase a portion of the OpCo Interests held by Elda River and (ii) contribute all of the remaining net proceeds from this offering to OpCo in exchange for newly issued OpCo Units at a per‑unit price equal to the per-share price paid by the underwriters for our Class A shares in this offering. OpCo intends to use the remaining net proceeds from this offering to repay approximately $129.0 million of the outstanding indebtedness of WaterBridge Operating LLC, a Delaware limited liability company (“WaterBridge Operating”), NDB Operating and Desert Environmental, and approximately $104.0 million for general company purposes, including funding working capital and future growth projects.

If the underwriters exercise their option to purchase additional Class A shares in full, we expect to receive approximately $ 70.4 million of additional net proceeds based upon the assumed public offering price of $18.50 per Class A share (the midpoint of the price range set forth on the cover page of this prospectus). We intend to contribute all of the net proceeds from any exercise of such option to OpCo in exchange for additional OpCo Units. OpCo intends to use such additional net proceeds for general company purposes, including funding working capital and future growth projects. After the application of the net proceeds from this offering, we will own approximately 29.6% of the outstanding OpCo Units (or approximately 32.0% of the outstanding OpCo Units if the underwriters’ option to purchase additional Class A shares is exercised in full).

Please see “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Conflicts of interest

A portion of the net proceeds from this offering will be used to repay outstanding borrowings under our WBM Revolving Credit Facility and NDB Revolving Credit Facility (each as defined below). Because an affiliate of Wells Fargo Securities, LLC is a lender under our WBM Revolving Credit Facility and NDB Revolving Credit Facility and may receive at least 5% of the net proceeds from this offering, Wells Fargo Securities, LLC may be deemed to have a “conflict of interest” within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Therefore, this offering is being made in compliance with the requirements of FINRA Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus. J.P. Morgan Securities LLC has agreed to act as a qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. J.P. Morgan Securities LLC will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify J.P. Morgan Securities LLC against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. Wells Fargo Securities, LLC will not confirm any sales of Class A shares to any account over which it exercises discretionary authority without the specific written approval of the account holder. For more information, see “Underwriting (Conflicts of Interest).”

Dividend policy	Depending on factors deemed relevant by our board of directors, following the completion of this offering, our board of directors may elect to declare cash dividends on our Class A shares from time to time, subject to our compliance with applicable law, and depending on, among other things, general economic and business conditions, our financial condition and results of operations, our cash flows from operations and current and anticipated cash needs, our capital requirements, legal, tax, regulatory and contractual restrictions (including any applicable restrictions in our debt agreements) and such other factors as our board of directors may deem relevant.

The payment of any future cash dividends will be in the sole discretion of our board of directors. Our board of directors has not declared any dividends and may determine not to declare any cash dividends in the future. We have not adopted, and do not expect to adopt, a formal written dividend policy.

Our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under any indebtedness we or our subsidiaries incur. Following our Corporate Reorganization and this offering, we will be a holding company and will have no material assets other than our equity interest in OpCo, and we will not have any independent means of generating revenue. As such, our ability to pay our taxes and expenses or declare and pay dividends in the future is dependent upon the financial results and cash flows of OpCo and its subsidiaries and distributions we receive from OpCo. OpCo and its subsidiaries may not generate sufficient cash flow to distribute funds to us and applicable state law and contractual restrictions, including negative covenants in our debt instruments, may not permit such distributions. For example, after giving effect to our capital requirements, we would have had a cash deficiency of approximately $203.8 million on a pro forma basis for the year ended December 31, 2024, and we would not have declared any dividends on our Class A shares during that period.

The OpCo LLC Agreement will provide, subject to the terms of any current or future debt or other arrangements, for: (i) pro rata tax distributions to the OpCo Unitholders in an amount generally intended to allow us to satisfy our actual income tax liabilities with respect to our allocable share of the income of OpCo; (ii) pro rata tax distributions to the OpCo Unitholders in an amount generally intended to allow us to make payments under the Tax Receivable Agreement that we will enter into with OpCo and the TRA Holders in connection with the closing of this offering and any subsequent tax receivable agreements that we may enter into in connection with future acquisitions; and (iii) to the extent cash is available, additional pro rata tax distributions to the OpCo Unitholders in an amount generally intended to allow the OpCo Unitholders (other than us) to satisfy their estimated tax liabilities with respect to their allocable share of the income of OpCo, based on certain assumptions and conventions. OpCo, however, is a distinct legal entity and may be subject to legal or contractual restrictions that, under certain circumstances, may limit our ability to obtain cash from it. If OpCo makes distributions to us and the other OpCo Unitholders in any given year, we may pay dividends in respect of our Class A shares out of some or all of such distributions remaining after the payment of taxes and other expenses, if determined by our board of directors. Please see “Dividend Policy.”

Redemption Right

Under the OpCo LLC Agreement, each OpCo Unitholder and any permitted transferee thereof (other than us) will, subject to certain limitations, have the right, pursuant to the Redemption Right, to cause OpCo to acquire all or a portion of its OpCo Units (along with the cancellation of a corresponding number of our Class B shares) for, at OpCo’s election, (i) Class A shares at a redemption ratio of one Class A share for each OpCo Unit redeemed, subject to applicable conversion rate adjustments or (ii) cash in an amount equal to the Cash Election Amount of such Class A shares, subject to the Equity Offering Condition. Alternatively, upon the exercise of the Redemption Right, we (instead of OpCo) will have the right, pursuant to the Call Right, to acquire each tendered OpCo Unit directly from the redeeming OpCo Unitholder for, at our election, (x) one Class A share, subject to applicable conversion rate adjustments, or (y) cash in an amount equal to the Cash Election Amount of such Class A shares. We may exercise the Call Right only if an OpCo Unitholder first exercises its Redemption Right, and an OpCo Unitholder may exercise its Redemption Right beginning immediately following the consummation of this offering. In connection with any redemption of OpCo Units pursuant to the Redemption Right or acquisition of OpCo Units pursuant to the Call Right, a corresponding number of Class B shares held by the redeeming OpCo Unitholder will be cancelled.

The OpCo LLC Agreement and our Operating Agreement will contain provisions effectively linking each OpCo Unit with one of our Class B shares such that Class B shares cannot be transferred without transferring a corresponding number of OpCo Units and vice versa.

For additional information, please see “Certain Relationships and Related Party Transactions—OpCo LLC Agreement.”

Tax Receivable Agreement

In connection with the closing of this offering, we will enter into a Tax Receivable Agreement with OpCo and the TRA Holders that will generally provide for the payment by us to the TRA Holders of 85% of the amount of cash tax savings, if any, that we actually realize (or in some circumstances are deemed to realize) as a result of Existing Basis, Basis Adjustments, Historical NOLs and Interest Deductions. If we exercise our right to terminate the Tax Receivable Agreement or certain other acceleration events occur that results in an early termination of the Tax Receivable Agreement, we could be required to make an immediate payment to the TRA Holders in an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

Directed share program

At our request, the underwriters will reserve up to 10% of the Class A shares being offered by this prospectus for sale at the initial public offering price to our directors, officers, employees and other individuals associated with us and members of their families. The sales will be made by Raymond James & Associates, Inc. through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved Class A shares, but any purchases they do make will reduce the number of Class A shares available to the general public. Any reserved Class A shares not so purchased will be offered by the underwriters to the general public on the same terms as the other Class A shares. Class A shares purchased by our directors, officers and employees in the directed share program will be subject to lock‑up restrictions described in this prospectus. We have agreed to indemnify Raymond James & Associates, Inc. against certain liability and expenses, including liabilities under the Securities Act, in connection with the sales of reserved Class A shares. See “Underwriting (Conflicts of Interest)—Directed Share Program.”

Listing and trading symbol	We have applied to list our Class A shares on each of the NYSE and NYSE Texas under the symbol “WBI.”

Indication of interest

The cornerstone investor has indicated an interest in purchasing up to an aggregate of $120.0 million of the Class A shares offered hereby at the public offering price and on the same terms as the other Class A shares being offered hereby. The shares to be purchased by the cornerstone investor will not be subject to a lock-up agreement with the underwriters. However, because indications of interest are not binding agreements or commitments to purchase, the cornerstone investor may determine to purchase more, less or no shares in this offering or the underwriters may determine to sell more, less or no shares to the cornerstone investor. The underwriters will receive the same discount on any of our Class A shares purchased by the cornerstone investor as they will from any other shares sold to the public.

Risk factors

You should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth in this prospectus before deciding to invest in our Class A shares.

The information above excludes (i) 5,700,000 Class A shares reserved for issuance under our LTIP (as defined herein), which we intend to adopt in connection with the completion of this offering, and (ii) 80,215,021 Class A shares reserved for issuance in connection with any exercise of the Redemption Right or the Call Right. Except as otherwise noted, all information in this prospectus assumes (i) no exercise by the underwriters of their option to purchase additional Class A shares and (ii) no purchase of Class A shares by our directors, officers, employees and other individuals associated with us and members of their families through the directed share program.

Summary Historical and Pro Forma Financial Data

The following table shows summary historical and pro forma financial data for each of the periods indicated. The summary historical consolidated financial data set forth below as of and for the three and six months ended June 30, 2025 and 2024 has been derived from the unaudited consolidated financial statements of WBEF and NDB Operating included elsewhere in this prospectus, and the summary historical consolidated financial data set forth below as of and for the years ended December 31, 2024 and 2023 has been derived from the audited consolidated financial statements of WBEF and NDB Operating included elsewhere in this prospectus. The unaudited summary pro forma consolidated financial data set forth below as of and for the six months ended June 30, 2025 and 2024 and as of and for the year ended December 31, 2024 has been derived from our unaudited pro forma condensed combined financial statements included elsewhere in this prospectus.

The unaudited pro forma historical financial data set forth below gives effect to the WaterBridge Combination as if such transaction had occurred on January 1, 2024, in the case of the statement of operations data, and June 30, 2025, in the case of the balance sheet data. The unaudited pro forma, as adjusted, financial data set forth below gives effect to the WaterBridge Combination, the Corporate Reorganization and this offering and the use of proceeds therefrom as if such events had occurred on January 1, 2024, in the case of the statement of operations data, and June 30, 2025, in the case of the balance sheet data. The unaudited pro forma and unaudited pro forma, as adjusted historical financial data is presented for illustrative purposes only and is not necessarily indicative of the financial position that would have existed or the financial results that would have occurred if the WaterBridge Combination, the Corporate Reorganization and this offering and the use of proceeds therefrom, as applicable, had been consummated on the dates indicated, nor are they necessarily indicative of the financial position or results of our operations in the future. The pro forma adjustments, as described in the notes to the unaudited pro forma condensed combined financial statements, are preliminary and based upon currently available information and certain assumptions that our management believes are reasonable. The summary historical consolidated financial data is qualified in its entirety by, and should be read in conjunction with, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in this prospectus and the consolidated financial statements and related notes and other financial information included in this prospectus. Historical results are not necessarily indicative of results that may be expected for any future period.

	WBEF						NDB Operating						Pro Forma		Pro Forma, as adjusted
	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,		Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,		Six Months Ended June 30,	Year Ended December 31,	Six Months Ended June 30,	Year Ended December 31,
	2025	2024	2025	2024	2024	2023	2025	2024	2025	2024	2024	2023	2025	2024	2025	2024
(Dollars in thousands, except per barrel data)
Statement of Operations Data:
Revenues:
Produced water handling	$80,932	$81,828	$155,896	$160,685	$316,235	$336,556	$89,158	$63,280	$174,221	$121,788	$283,963	$183,858	$329,583	$599,753	$329,583	$599,753
Water solutions	3,520	2,743	7,018	3,944	6,635	16,722	6,315	7,982	17,973	13,010	23,830	9,236	24,991	30,465	24,991	30,465
Other revenues	1,687	670	3,421	3,216	6,546	11,185	39	2,622	1,228	4,487	8,503	7,673	20,302	31,946	20,302	31,946
Total revenues	86,139	85,241	166,335	167,845	329,416	364,463	95,512	73,884	193,422	139,285	316,296	200,767	374,876	662,164	374,876	662,164
Direct operating costs	32,115	30,281	63,515	61,174	118,073	126,723	48,871	34,972	90,820	64,097	149,533	97,029	158,915	276,185	159,133	276,621
Depreciation, amortization and accretion	31,916	27,601	59,298	55,431	120,048	111,096	21,148	17,976	42,186	36,943	78,315	48,436	131,401	255,327	131,401	255,327
Total cost of revenues	64,031	57,882	122,813	116,605	238,121	237,819	70,019	52,948	133,006	101,040	227,848	145,465	290,316	531,512	290,534	531,948
General and administrative expense	11,253	10,041	18,940	23,925	34,545	11,922	7,583	14,552	14,175	20,058	33,786	14,693	34,841	70,069	30,031	68,442
Loss (Gain) on disposal of assets	-	-	-	-	-	-	82	(319)	11,691	(298)	-	-	11,691	-	11,691	-
Other operating (income) expense, net	1,193	(352)	1,628	(123)	1,490	4,261	658	(4,132)	1,665	(3,983)	(1,755)	118	3,293	(265)	3,293	(265)
Operating income	9,662	17,670	22,954	27,438	55,260	110,461	17,170	10,835	32,885	22,468	56,417	40,491	34,735	60,848	39,327	62,039
Interest expense, net	26,005	38,341	54,341	73,149	134,671	122,811	10,168	14,929	24,225	23,172	53,356	26,236	74,404	175,611	72,061	160,432
Gain on derivative instrument	-	-	-	-	-	(4,546)	-	-	-	-	-	-	-	-	-	-
Other income, net	(767)	(614)	(1,537)	(1,216)	(2,612)	(2,040)	(133)	-	(265)	-	(251)	(523)	(1,802)	(2,863)	(1,802)	(2,863)
Income (loss) from operations before taxes	(15,576)	(20,057)	(29,850)	(44,495)	(76,799)	(5,764)	7,135	(4,094)	8,925	(704)	3,312	14,778	(37,867)	(111,900)	(30,932)	(95,530)
Income tax expense (benefit)	31	8	(29)	8	4	575	10	79	89	138	320	111	133	374	(1,762)	(5,139)
Net (loss) income	$(15,607)	$(20,065)	$(29,821)	$(44,503)	$(76,803)	$(6,339)	$7,125	$(4,173)	$8,836	$(842)	$2,992	$14,667	$(38,000)	$(112,274)	$(29,170)	$(90,391)
Net (loss) income margin	(18)%	(24)%	(18)%	(27)%	(23)%	(2)%	7%	(6)%	5%	(1)%	1%	7%	(10)%	(17)%	(8)%	(14)%
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$36,273	$(6,045)	$27,981	$5,837	$62,943	$113,265	$15,967	$32,721	$59,179	$41,837	$73,859	$48,473
Investing activities	$(30,494)	$(3,718)	$(45,041)	$(9,748)	$(19,306)	$(67,105)	$(84,221)	$(219,734)	$(110,287)	$(248,905)	$(323,661)	$(171,280)
Financing activities	$986	$868	$(10,723)	$(15,726)	$(33,792)	$(28,349)	$52,553	$199,429	$49,726	$218,932	$250,217	$128,787
Supplementary Data:
Adjusted EBITDA (1)	$49,347	$49,045	$92,881	$95,131	$191,225	$218,296	$40,568	$33,761	$90,681	$65,796	$149,740	$95,160	$184,978	$340,299	$192,375	$347,101
Adjusted EBITDA Margin (1)	57%	58%	56%	57%	58%	60%	42%	46%	47%	47%	47%	47%	49%	51%	51%	52%
Gross margin	$22,108	$27,359	$43,522	$51,240	$91,295	$126,644	$25,493	$20,936	$60,416	$38,245	$88,448	$55,302	$84,560	$130,652	$84,342	$130,216
Adjusted Operating Margin (1)	$54,024	$54,960	$102,820	$106,671	$211,343	$237,740	$46,641	$38,912	$102,602	$75,188	$166,763	$103,738	$215,961	$385,979	$215,743	$385,543
Total volumes (MBbls)	112,621	112,760	219,135	222,608	433,616	493,551	129,549	103,366	271,244	192,115	428,652	289,888	490,379	862,268	490,379	862,268
Adjusted Operating Margin ($/Bbl) (1)	$0.48	$0.49	$0.47	$0.48	$0.49	$0.48	$0.36	$0.38	$0.38	$0.39	$0.39	$0.36	$0.44	$0.45	$0.44	$0.45
Daily produced water handling volumes (MBbls)	1,162	1,156	1,117	1,141	1,122	1,214	1,213	920	1,205	884	1,002	687	2,322	2,124	2,322	2,124
Daily water solutions volumes (MBbls)	76	83	94	82	63	138	211	216	294	172	169	107	388	232	388	232
Net Debt (at end of period) (1)	$1,145,105		$1,145,105		$1,114,354	$1,104,631	$628,833		$628,833		$596,090	$325,268	1,785,035		1,550,477
Ratio of Net Debt (at end of period) to Annualized Adjusted EBITDA	5.80x		6.16x		5.83x	5.06x	3.88x		3.47x		3.98x	3.42x	4.83x		4.03x
Selected Balance Sheet Data (at end of period):
Cash and cash equivalents			$20,104	$18,405	$47,887	$38,042			$11,902	$24,733	$13,284	$12,869	$35,153		$170,711
Total assets			$1,565,731	$1,609,646	$1,589,276	$1,677,163			$1,463,160	$1,299,476	$1,350,587	$1,074,354	$3,505,657		$3,750,817
Long-term debt, net of debt issuance costs			$1,113,865	$1,100,476	$1,101,321	$1,083,559			$620,380	$553,200	$586,417	$337,568	$1,779,800		$1,680,800
Total liabilities			$1,201,060	$1,171,231	$1,193,299	$1,202,304			$769,893	$641,079	$687,538	$423,826	$2,005,186		$2,097,690

(1)
Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Margin, Adjusted Operating Margin per Barrel and Net Debt are non-GAAP financial measures. See “—Summary Historical and Pro Forma Financial Data—Non-GAAP Financial Measures” below for more information regarding these non-GAAP measures and reconciliations to the most comparable GAAP measures.

Non-GAAP Financial Measures

We use certain non-GAAP performance measures to evaluate current and past performance and prospects for the future to supplement our financial information presented in accordance with GAAP. These non-GAAP financial measures are important factors in assessing our operating results and profitability and include the performance and liquidity measures included below.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA Margin are used by our management and by external users of our financial statements, such as investors, research analysts and others, to assess the financial performance of our assets over the long term to generate sufficient cash to return capital to equity holders or service indebtedness. We define Adjusted EBITDA as net income (loss) before interest; taxes; depreciation, amortization, depletion and accretion; share‑based compensation; transaction‑related expenses; non-recurring litigation settlements and expenses; debt modification costs; gains or losses on disposal of assets; and other non‑cash or non‑recurring expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenues.

We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA and Adjusted EBITDA Margin because these amounts can vary substantially from company to company within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired.

Net Debt

Net Debt is an important component in the calculation of the Ratio of Net Debt to Annualized Adjusted EBITDA. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt to assess our overall financial flexibility, capital structure and leverage. Further, we believe that the Ratio of Net Debt to Annualized Adjusted EBITDA is a useful measure as it monitors the sustainability of our debt levels and our ability to take on additional debt against Annualized Adjusted EBITDA, which is used as an operating performance measure. We define Net Debt as total debt less available cash.

Adjusted Operating Margin and Adjusted Operating Margin per Barrel

Adjusted Operating Margin and Adjusted Operating Margin per Barrel are dependent upon the volume of produced water we gather and handle, the volume of recycled water and brackish water we sell and transfer, the fees we charge for such services and the recurring operating expenses we incur to perform such services. We define Adjusted Operating Margin as gross margin plus depreciation, amortization and accretion. We define Adjusted Operating Margin per Barrel as Adjusted Operating Margin divided by total volumes handled, sold or transferred.

We seek to enhance our Adjusted Operating Margin in part by reducing, to the extent appropriate, expenses directly tied to operating our assets. Landowner royalties, power expenses for handling and treatment facilities, direct labor costs, chemical costs, workover expenses and repair and maintenance costs comprise the most significant portion of our expenses. Our operating expenses are largely variable and as such, generally fluctuate in correlation with throughput volumes.

Our Adjusted Operating Margin incrementally benefits from increased water solutions recycled water sales. When produced water is recycled, we recognize cost savings from reduced landowner royalties, reduced pumping costs, lower chemical treatment and filtration costs and reduced power consumption.

Management believes Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt, Ratio of Net Debt to Annualized Adjusted EBITDA, Adjusted Operating Margin and Adjusted Operating Margin per Barrel are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period, and against our peers, without regard to our financing methods or capital structure. In addition, management believes Net Debt and the Ratio of Net Debt to Annualized Adjusted EBITDA is useful to investors because we review Net Debt and the Ratio of Net Debt to Annualized Adjusted EBITDA as part of our assessment of overall financial position and leverage. Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt, Ratio of Net Debt to Annualized Adjusted EBITDA, Adjusted Operating Margin and Adjusted Operating Margin per Barrel are not measures of financial performance under GAAP and should not be considered as measures of liquidity or as alternatives to net income (loss). Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt, Ratio of Net Debt to Annualized Adjusted EBITDA, Adjusted Operating Margin and Adjusted Operating Margin per Barrel as defined by us may not be comparable to similarly titled measures used by other companies and should be considered in conjunction with net income (loss) and other measures prepared in accordance with GAAP, such as gross margin, operating income or cash flows from operating activities. Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt, Ratio of Net Debt to Annualized Adjusted EBITDA, Adjusted Operating Margin and Adjusted Operating Margin per Barrel should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP.

The following table sets forth a reconciliation of (a) net income (loss) and net income (loss) margin as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin, respectively, (b) gross margin as determined in accordance with GAAP to Adjusted Operating Margin and Adjusted Operating Margin per Barrel for the periods indicated and (c) total debt as determined in accordance with GAAP to Net Debt.

	WBEF						NDB Operating						Pro Forma		Pro Forma, as adjusted
	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,		Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,		Six Months Ended June 30,	Year Ended December 31,	Six Months Ended June 30,	Year Ended December 31,
	2025	2024	2025	2024	2024	2023	2025	2024	2025	2024	2024	2023	2025	2024	2025	2024
(Dollars in thousands, except per barrel data)
Net (loss) income	$(15,607)	$(20,065)	$(29,821)	$(44,503)	$(76,803)	$(6,339)	$7,125	$(4,173)	$8,836	$(842)	$2,992	$14,667	$(38,000)	$(112,274)	$(29,170)	$(90,391)
Adjustments:
Depreciation, amortization, and accretion	31,916	27,601	59,298	55,431	120,048	111,096	21,148	17,976	42,186	36,943	78,315	48,436	131,401	255,327	131,401	255,327
Interest expense, net	26,005	38,341	54,341	73,149	134,671	122,811	10,168	14,929	24,225	23,172	53,356	26,236	74,404	175,611	72,061	160,432
Income tax expense (benefit)	31	8	(29)	8	4	575	10	79	89	138	320	111	133	374	(1,762)	(5,139)
EBITDA	$42,345	$45,885	$83,789	$84,085	$177,920	$228,143	$38,451	$28,811	$75,336	$59,411	$134,983	$89,450	$167,938	$319,038	$172,530	$320,229
Adjustments:
Share-based compensation(1)	5,776	665	7,397	8,067	6,801	(12,010)	1,058	8,064	1,382	8,711	9,529	(359)	1,382	9,529	4,187	15,140
Litigation settlements and expenses(2)	-	1,185	-	1,669	3,561	1,079	-	732	-	1,017	3,476	1,145	-	7,037	-	7,037
Non-recurring tax gain(3)	-	-	-	-	-	-	-	(4,411)	-	(4,411)	(4,841)	(1,205)	-	(4,841)	-	(4,841)
Temporary power costs	-	-	-	-	-	662	-	4	434	385	1,473	3,681	434	1,473	434	1,473
Gain on financial instrument	-	-	-	-	-	(4,546)	-	-	-	-	-	-	-	-	-	-
Gain (loss) on disposal of assets, net	11	(294)	38	(294)	(243)	3,340	19	(356)	11,628	(380)	(287)	53	11,666	(530)	11,666	(530)
Asset integration costs	-	-	-	-	-	-	-	601	-	601	3,178	592	-	3,178	-	3,178
Debt modification costs	-	1,604	-	1,604	2,370	737	-	-	-	-	-	85	-	2,370	-	2,370
Transaction related-expenses(4)	694	-	1,106	-	31	288	550	294	881	319	1,548	247	1,987	1,579	1,987	1,579
Other(5)	521	-	551	-	785	603	490	22	1,020	143	681	1,471	1,571	1,466	1,571	1,466
Adjusted EBITDA	$49,347	$49,045	$92,881	$95,131	$191,225	$218,296	$40,568	$33,761	$90,681	$65,796	$149,740	$95,160	$184,978	$340,299	$192,375	$347,101

Total revenues	$86,139	$85,241	$166,335	$167,845	$329,416	$364,463	$95,512	$73,884	$193,422	$139,285	$316,296	$200,767	$374,876	$662,164	$374,876	$662,164
Cost of revenues	(64,031)	(57,882)	(122,813)	(116,605)	(238,121)	(237,819)	(70,019)	(52,948)	(133,006)	(101,040)	(227,848)	(145,465)	(290,534)	(531,948)	(290,534)	(531,948)
Gross margin	22,108	27,359	43,522	51,240	91,295	126,644	25,493	20,936	60,416	38,245	88,448	55,302	84,342	130,216	84,342	130,216
Depreciation, amortization, and accretion	31,916	27,601	59,298	55,431	120,048	111,096	21,148	17,976	42,186	36,943	78,315	48,436	131,401	255,327	131,401	255,327
Adjusted Operating Margin	$54,024	$54,960	$102,820	$106,671	$211,343	$237,740	$46,641	$38,912	$102,602	$75,188	$166,763	$103,738	$215,743	$385,543	$215,743	$385,543
Total volumes (MBbls)	112,621	112,760	219,135	222,608	433,616	493,551	129,549	103,366	271,244	192,115	428,652	289,888	490,379	862,268	490,379	862,268
Adjusted Operating Margin ($/Bbl)	$0.48	$0.49	$0.47	$0.48	$0.49	$0.48	$0.36	$0.38	$0.38	$0.39	$0.39	$0.36	$0.44	$0.45	$0.44	$0.45
Net (loss) income margin	(18)%	(24)%	(18)%	(27)%	(23)%	(2)%	7%	(6)%	5%	(1)%	1%	7%	(10)%	(17)%	(8)%	(14)%
Adjusted EBITDA margin	57%	58%	56%	57%	58%	60%	42%	46%	47%	47%	47%	47%	49%	51%	51%	52%

Balance sheet data (at end of period):
Total debt	$1,165,209		$1,165,209		$1,162,241	$1,142,673	$640,735		$640,735		$609,374	$338,137	$1,820,188		$1,721,188
Cash and cash equivalents	20,104		20,104		47,887	38,042	11,902		11,902		13,284	12,869	35,153		170,711
Net Debt	$1,145,105		$1,145,105		$1,114,354	$1,104,631	$628,833		$628,833		$596,090	$325,268	$1,785,035		$1,550,477
Annualized Adjusted EBITDA(6)	$197,388		$185,762		$191,225	$218,296	$162,272		$181,362		$149,740	$95,160	$369,955		$384,749
Ratio of Net Debt to Annualized Adjusted EBITDA	5.80x		6.16x		5.83x	5.06x	3.88x		3.47x		3.98x	3.42x	4.83x		4.03x

(1)
Share-based compensation, for both periods for WBEF and, prior to July 1, 2024, for NDB Operating, represents the non-cash charge for the periodic fair market value changes associated with liability awards for which the cumulative vested amount is recognized ratably over the applicable vesting period. Incentive units were issued to certain members of management, and changes to the incentive units’ fair values are driven by changes in period end valuations, the issuance of new incentive units, and the vesting of previously issued incentive units. Subsequent to July 1, 2024, NDB Operating incentive units are reclassified as equity awards and are no longer required to be remeasured at fair value.
(2)
Litigation settlements and expenses consist of non-recurring costs incurred not in the ordinary course of business. Routine litigation has not been adjusted.
(3)
Non-recurring tax gain represents the release of a liability associated with transaction taxes recorded in conjunction with a historical acquisition.
(4)
Transaction related-expenses consist of non-capitalizable transaction costs associated with both completed and attempted acquisitions.
(5)
Other consists of abandoned well costs, abandoned project costs, and other non-cash or non-recurring items.
(6)
Quarterly Adjusted EBITDA is annualized by multiplying by four. Semi-annual Adjusted EBITDA is annualized by multiplying by two.

RISK FACTORS

Investing in our Class A shares involves a significant degree of risk. The risks described below as well as all other information in this prospectus, including the historical and pro forma financial statements and the notes thereto and the matters addressed under the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward‑Looking Statements,” should be considered carefully before deciding to invest in our Class A shares. The risks and uncertainties described below are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also materially affect our business. The occurrence of any of the following risks or additional risks and uncertainties that are currently deemed immaterial or unknown could have a material adverse effect on our business, financial condition, liquidity, results of operations, cash flows and prospects. In such an event, the trading price of our Class A shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our revenues are substantially dependent on ongoing oil and natural gas exploration, development and production activity in our areas of operation.

The volume of water we manage is driven primarily by the level of crude oil and natural gas production and development in our areas of operation. We have no control over the oil and natural gas development activity in our areas of operation, and the willingness and ability of E&P companies to continue development activities in our areas of operation is dependent on a variety of factors that are outside of their and our control, including:

•
the demand for and supply of oil and natural gas;
•
prevailing oil and gas prices and expectations regarding future oil and natural gas prices;
•
the capital costs required for drilling, completion and production activities;
•
access to, and cost of, capital;
•
the availability of suitable drilling equipment, production and transportation infrastructure and qualified operating personnel;
•
consolidation in the oil and natural gas industry, which may result in lower overall drilling and completion activity;
•
the producers’ expected return on investment in wells drilled in our areas of operation as compared to opportunities in other areas;
•
trade policies of domestic and foreign governments, including the imposition of tariffs or other levies on cross-border movement of goods and services; and
•
governmental regulations, including environmental restrictions.

Demand for our water management solutions depends substantially on capital spending by producers to construct and maintain infrastructure and explore for, develop and produce oil and natural gas in our areas of operation. These expenditures are generally dependent on such producers’ overall financial position, capital allocation priorities, ability to access capital and their views of future demand for, and prices of, oil and natural gas. Volatility in oil or natural gas prices (or the perception that oil or natural gas prices will decrease) affects such producers’ capital allocations and willingness to pursue development activities within our areas of operation. This, in turn, could lead to lower demand for our water management solutions, delays in payment of, or nonpayment of, amounts that are owed to us and cause lower revenue from our water management solutions and lower utilization of our assets. As a result, a significant decrease in the price of oil and natural gas or decrease in levels of production of oil and natural gas in our areas of operation could adversely affect our results of operations, cash flows and financial position.

The willingness of E&P companies to engage in drilling, completion and production activities in our areas of operation is substantially influenced by the market prices of oil and natural gas, which are highly volatile.

Market prices for oil and natural gas are volatile and a decrease in prices could reduce drilling, completion and production activities by producers in our areas of operation, resulting in a reduction in the demand for our services. The market prices for oil and natural gas are subject to U.S. and global macroeconomic and geopolitical conditions, among other things, and, historically, have been subject to significant price fluctuations and may continue to change in the future. Prices for oil and natural gas may fluctuate widely in response to relatively minor changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control and the control of producers in our areas of operation, such as:

•
general market conditions, including macroeconomic trends, inflation, interest rates and associated policies of the Federal Reserve;
•
the domestic and foreign supply of and demand for oil and natural gas;
•
the price and quantity of foreign imports and U.S. exports of oil and natural gas;
•
market expectations about future prices of oil and natural gas;
•
oil and natural gas drilling, completion and production activities and the cost of such activities;
•
political and economic conditions and events domestically and in foreign oil and natural gas producing countries, including embargoes, increased hostilities in the Middle East, and other sustained military campaigns, the Russia-Ukraine war, as well as the Israel-Hamas conflict, conditions in South America, Central America, China and Russia and acts of terrorism or sabotage;
•
the ability of and actions taken by members of OPEC+ and other oil-producing nations in connection with their arrangements to maintain oil prices and production controls;
•
the impact on worldwide economic activity of an epidemic, outbreak or other public health event;
•
the level of consumer product demand and any efforts that may negatively impact the future production of oil and natural gas;
•
weather conditions, such as winter storms, fires, earthquakes and flooding and other natural disasters;
•
U.S. and non-U.S. governmental regulations and energy policy, including environmental initiatives and taxation;
•
changes in global and domestic political and economic conditions, both generally and in the specific markets in which we operate, including the impact related to changing U.S. and foreign trade policies, such as increased trade restrictions or tariffs;
•
the effects of litigation;
•
physical, electronic and cybersecurity breaches;
•
the proximity, cost, availability and capacity of oil and natural gas pipelines and other transportation infrastructure;
•
technological advances affecting energy consumption, energy storage and energy supply;
•
the price and availability of alternative fuels and any efforts to transition to a low-carbon economy; and
•
the impact of energy conservation efforts.

These factors have at times resulted in, and may in the future result in, a reduction in global economic activity and volatility in the global financial markets and make it extremely difficult to predict future oil and natural gas price movements with certainty. A sustained decline in oil and natural gas prices may reduce the amount of oil and natural gas that can be produced economically by producers in our areas of operation, which may reduce such producers’ willingness to use our water management solutions, which could have a material adverse effect on our business. Producers in our areas of operation could also determine during periods of low oil and natural gas prices to shut-in or curtail production from wells, or plug and abandon marginal wells that otherwise may have been allowed to continue to produce for a longer period under conditions of higher prices. The scale and duration of the impact of these factors cannot be predicted but could lead to an increase in our customers’ operating costs or a decrease in our or our customers’ revenues, and any substantial decline in the price of oil and natural gas or prolonged period of low oil and natural gas prices may have a material adverse effect on our results of operations, cash flows and financial position.

Our business is dependent upon the willingness of E&P companies to outsource their water management requirements, and we compete with other water management providers to meet these needs.

Our business is largely dependent on the willingness of E&P companies to outsource their water management requirements generally, and to us, specifically. Many E&P companies have developed their own proprietary water infrastructure systems, including pipelines and water treatment and handling facilities, designed to manage their produced water needs. In addition, we compete with numerous third-party water management companies with existing water infrastructure to provide produced water management to E&P companies. E&P companies, including our customers, could decide to recycle or otherwise manage their produced water internally or use another water management provider, which could have a material adverse effect on our results of operations, cash flows and financial position.

We cannot predict the rate at which our customers will develop acreage that is dedicated to us or the areas they will decide to develop.

Our acreage dedications from our customers cover water management services in a number of areas that are at the early stages of development, in areas that our customers are still determining whether to develop, and in areas where we may have to construct additional gathering or transportation pipelines or acquire assets from third parties to connect to our water infrastructure network. We cannot predict which of these areas our customers will develop or when they might do so. Our customers may decide to explore and develop areas that are not dedicated to us. Our customers’ decisions to delay development of acreage that is dedicated to us or to develop acreage that is not dedicated to us could have a material adverse effect on our results of operations, cash flows and financial position.

Our success largely depends on the produced water volumes we handle, which are dependent on certain factors beyond our control. Any decrease in the volumes of produced water that we handle, which because of natural declines, producer inactivity or otherwise, could have a material adverse effect on our business and operating results.

The volumes of produced water that support our business are dependent on, among other things, the level of produced water from oil and natural gas wells connected to our infrastructure network. This production of oil and natural gas and, eventually, the produced water produced alongside naturally declines over time. Ultimately, a well will likely be shut-in when oil and natural gas production is no longer economic. As a result, our cash flows associated with these wells will also decline over time. In order to maintain or increase volumes of produced water on our infrastructure network, we must obtain new sources of produced water. The primary factors affecting our ability to obtain sources of produced water include (i) the level of successful drilling activity near our network, (ii) our ability to compete for volumes from successful new wells, to the extent such wells are not dedicated to our network and (iii) our ability to capture volumes of produced water currently handled by producers or third-party produced water management companies. Any failure to obtain new sources of produced water on our network could have a material adverse effect on our business, financial position, results of operations and cash flows.

Approximately 80% of our pro forma revenue is derived from our operations in the Delaware Basin, making us vulnerable to risks associated with geographic concentration generally and the Delaware Basin specifically, including basin-specific supply and demand factors, regulatory changes and severe weather impacts that could have a material adverse effect on our business.

The Delaware Basin of Texas and New Mexico is presently our largest operating region, accounting for approximately 80% of our pro forma revenue for the six months ended June 30, 2025 on a pro forma basis. As a result of this concentration, we are vulnerable to risks associated with geographic concentration generally and the Delaware Basin specifically. In particular, we and our customers may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from oil and natural gas wells in this area, availability of equipment, facilities, personnel or services, market limitations, governmental regulation and political activities, processing or transportation capacity constraints, natural disasters, adverse weather conditions, water shortages or other drought related conditions or interruption of the processing or transportation of oil and natural gas. Additionally, increased producer consolidation activity has occurred recently in the Delaware Basin, which may lead to reductions in capital spending in our areas of operation that could have an adverse effect on our business. The effect of fluctuations on supply and demand may also become more pronounced within specific geographic oil and natural gas producing areas such as the Delaware Basin, which may cause these conditions to occur with greater frequency or magnify the effects of these conditions. Each of these factors could have a material adverse effect on our business, financial position, results of operations and cash flows.

We rely on a small number of key individuals, certain of whom have responsibilities with affiliated entities, whose absence or loss could adversely affect our business, and difficulty attracting and retaining experienced personnel and qualified directors could reduce our competitiveness and prospects for future success.

The successful operation and growth of our business depends to a large extent on a small number of key individuals to whom many integral responsibilities within our business have been assigned. Such individuals hold positions with or dedicate a portion of their time and resources to the activities of our affiliates, including Five Point and LandBridge, and there can be no assurance as to the future allocation of time and resources between our business, on the one hand, and those affiliates in which our directors and management team hold an interest or dedicate their time and resources, on the other hand. We rely on our key personnel for their knowledge of the energy industry, relationships within the industry and experience in operating a business in our areas of operation. The loss of the services of one or more of these key directors or management team members, and the inability to recruit or retain additional key personnel, could have an adverse effect on our business. Further, we do not have currently a succession plan for the replacement of, and do not maintain “key-person” life insurance policies on, such key personnel.

In addition, our business and the success thereof is also dependent, in part, on our ability to attract and retain qualified personnel. Acquiring and keeping these personnel could prove more difficult or cost substantially more than estimated due to competition within the broader energy industry. Other companies may be able to offer better compensation and benefits packages to attract and retain such personnel. If we cannot retain our experienced personnel or attract additional experienced personnel, our ability to compete in our industry could be harmed, which could have a material adverse effect on our results of operations, cash flows and financial position.

We generally do not own in fee the land on which our pipelines and water handling facilities are located. Our inability to acquire or retain necessary access to land on commercially reasonable terms in order to provide services for our customers or obtain new business could result in disruptions to our operations.

Most of the land on which our water infrastructure network is located is held by surface use agreements (“SUAs”), rights-of-way or other easement rights. While our relationship with LandBridge provides us with access to a large, semi-contiguous, or checkerboarded, acreage position to expand and develop our pipelines and produced water handling facilities, we are, in certain circumstances, subject to the possibility of more onerous terms or increased costs to obtain new rights-of-way or retain existing rights-of-way if such rights-of-way renew, lapse or terminate. In addition, while some states allow regulated facilities to request that a court exercise condemnation powers on their behalf in certain circumstances, our pipelines and produced water handling facilities are not subject to such statutory rights. Our loss of real property rights, or inability to obtain real property rights on commercially reasonable terms, could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Our operations depend upon access to available pore space in subsurface geologic formations by which we can dispose of produced water. Our inability to acquire new pore space or our loss of existing pore space may negatively impact our ability to service new and existing customers.

We handle produced water generated by our customers during oil and natural gas operations by constructing produced water handling facilities and injecting such produced water into porous subsurface geologic formations. The amount of subsurface pore space that is capable of permanently storing injected produced water is finite. While our relationship with LandBridge provides us with access to additional, underutilized pore space in strategically advantaged locations in the Delaware Basin, as we or third parties continue to inject produced water at our existing produced water handling facilities, we may exhaust the geologic or technical limits of the subsurface strata for produced water injection.

Any loss of pore space or injection capacity for technical, geological or regulatory reasons could require us to spend significant time and capital expenditure to locate, apply for, permit, drill, complete and place into service new produced water handling facilities and to build pipeline infrastructure to transport produced water to such new facilities. Permits for new produced water handling facilities could be challenged for a variety of reasons by our competitors, oil and natural gas producers, landowners or non-governmental organizations. Such regulatory challenges could be successful and prevent us from being able to secure access to additional pore space.

If we are unable to accept all of the forecasted produced water volumes properly delivered to us by our customers because we lack available pore space, we may be subject to contractual penalties in certain circumstances for alternative handling solutions, including trucking, and such penalties could be significant. Any curtailment of our customers’ operations and related produced water production due to a lack of available pore space would result in lost revenue to us and could trigger contractual termination rights. Any of these events, either individually or in aggregate, could have a material adverse effect on our business, results of operation and financial condition.

Our customers depend on the availability of oil and natural gas transportation and processing services to support their oil and natural gas production. Any constraint or interruption of such services could decrease oil and natural gas production and as a result, the demand for our services, which could have a material adverse effect on our business, results of operations, cash flows and financial position.

Our customers depend on the availability of oil and natural gas transportation and processing services in order to support their oil and natural gas production. A lack of availability of such services could force our customers to limit their oil and natural gas production or even require our customers to shut-in their producing wells or delay their development of new oil and natural gas wells within our areas of operation. As a result, the volume of oil and natural gas our customers produce, and the related produced water we handle, may decrease, which could have a material adverse effect on our business, results of operations, cash flows and financial position.

The growth of our business through acquisitions may expose us to various risks, including those relating to difficulties in identifying suitable, accretive acquisition opportunities and integrating businesses, assets and personnel, as well as difficulties in obtaining financing for targeted acquisitions and the potential for increased leverage or debt service requirements.

As a component of our business strategies, we intend to pursue selected, accretive acquisitions of assets and businesses that are complementary to our existing water infrastructure network. We routinely evaluate potential acquisitions, and, based on our evaluation criteria and other relevant factors relating to an acquisition, many of which are subject to change, including our evaluation of the market environment, pricing expectations for the assets or business and the competitive situation with respect to a potential acquisition, we may determine to pursue acquisitions of assets and businesses that are currently available for purchase or that become available for purchase in the future. If we are unable to make accretive acquisitions, whether because we are (i) unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts, (ii) unable to obtain financing for these acquisitions on economically acceptable terms or (iii) outbid by competitors or for any other reason, then our future growth will be limited.

Any acquisition involves potential risks, including, among other things:

•
mistaken assumptions about future volumes, revenue and costs and efficiencies, including synergies;
•
an inability to secure adequate customer commitments to use the acquired assets;
•
an inability to integrate successfully the assets or businesses we acquire;
•
the assumption of unknown liabilities, including environmental liabilities;
•
limitations on rights to indemnity from the seller;
•
increases in our expenses and working capital requirements;
•
mistaken assumptions about the overall costs of equity or debt; and
•
the diversion of management’s and employees’ attention from other business concerns.

In evaluating acquisitions, we generally prepare one or more financial forecasts based on a number of business, industry, economic, legal, regulatory and other assumptions applicable to the proposed transaction. Although we expect a reasonable basis will exist for such assumptions, the assumptions will generally involve current estimates of future conditions. The realization of many of the assumptions will be beyond our control. Moreover, the uncertainty and risk of inaccuracy inherent in any financial projection increases with the length of the forecasted period. Some acquisitions may not be accretive in the near term and will be accretive in the long-term only if we are able to timely and effectively integrate the underlying assets and such assets perform at or near the levels anticipated in our acquisition forecasts.

The process of integrating an acquired business may involve unforeseen costs and delays or other operational, technical, regulatory, legal and financial difficulties and may require a significant amount of time and resources. Our failure to successfully incorporate the acquired business and assets into our existing operations or to minimize any unforeseen difficulties could have a material adverse effect on our financial condition and results of operations. Furthermore, there is intense competition for acquisition opportunities in our industry. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions.

As a result of factors including the risks and other considerations referred to above and elsewhere in this prospectus, the trading price of our Class A shares could be negatively impacted by the announcement or completion of any acquisition, or our ability to successfully integrate or achieve our business plan in connection with an acquisition.

We may need to pursue substantial amounts of financing to fund future acquisitions and also issue equity, debt or convertible securities in connection with such acquisitions. We may incur substantial indebtedness to finance acquisitions, and debt service requirements could represent a significant burden on our results of operations and financial condition. We may issue substantial amounts of equity to finance acquisitions, and such issuance of additional equity or convertible securities could result in significant dilution to our existing shareholders. The announcement or consummation of any such transaction may negatively impact the trading price of our Class A shares. Furthermore, we may not be able to obtain additional financing on satisfactory terms. Even if we have access to the necessary capital, we may be unable to continue to identify suitable acquisition opportunities, negotiate acceptable terms or successfully acquire identified targets.

If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and our shareholders will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

We may experience difficulty in achieving and managing future growth.

Future growth may strain our resources, possibly negatively affecting our results of operations, cash flows and financial position. Our ability to grow will depend on a number of factors, including:

•
investment by our customers in oil and natural gas production in our areas of operation;
•
the results of drilling operations in our areas of operation;
•
future and existing limitations imposed by applicable laws or regulations;
•
oil and natural gas prices;
•
our ability to develop existing and future projects;
•
our ability to continue to retain and attract skilled personnel, and our ability to contract for the services of key personnel who are sufficiently dedicated to performing services with respect to our business;
•
our ability to maintain or enter into new relationships with customers; and
•
our access to, and cost of, capital.

We may also be unable to make attractive acquisitions, which could inhibit our ability to grow, or we could experience difficulty commercializing any acquired assets. It may be difficult to identify attractive acquisition opportunities and, even if such opportunities are identified, our existing and/or future debt agreements contain, or may contain, limitations on our ability to enter into certain transactions, which could limit our future growth.

We may not be successful in pursuing additional commercial opportunities to serve customers outside the oil and natural gas sector.

One of our strategies is to pursue commercial opportunities to serve customers outside the oil and natural gas sector, such as addressing water management needs of power generation businesses supporting data center operations. We may not be able to identify such commercial opportunities or may be unsuccessful in executing on such opportunities. The rapidly evolving and competitive nature of many of the industries we are targeting for such development makes it difficult to evaluate the future prospects of these projects. In addition, we have limited insight into emerging trends that may adversely affect the development of such projects in our areas of operation, and the developers of these projects, if they were to materialize, would encounter the risks and difficulties frequently experienced by growing companies and project developers in rapidly changing industries, including, unpredictable and volatile revenues, increased expenses, an uncertain regulatory environment, novel litigation and corresponding outcomes and changes in business conditions. The viability of this business strategy and the resulting demand for the use of our services by such customers will be affected by many factors outside of our control and may not be successful.

Technological advancements in connection with alternatives to hydraulic fracturing could decrease the demand for our services or require us to implement or acquire new technologies at a significant cost.

Wide-scale development of techniques to recycle produced water for use in completion activities or otherwise could adversely affect the amount of produced water we manage on our infrastructure network, which could have a material adverse effect on our results of operations, cash flows and financial position. Some E&P companies are focusing on developing and utilizing non-water fracturing techniques, including those utilizing propane, carbon dioxide or nitrogen instead of water, and we may face competitive pressure to implement or acquire certain new technologies at a significant cost. If producers in our areas of operation were to shift their fracturing techniques to waterless fracturing in the development of their wells, demand for our services would be materially and negatively impacted, and we may be unable to implement or acquire new technologies or products on a timely basis or at an acceptable cost.

While our intellectual property is protected under copyright and trade secret law, we cannot guarantee that such protections will be adequate. Any failure to protect our intellectual property could impair our ability to protect our proprietary technology, and our use of “open-source” code in the WAVE platform may create additional risks. If we do not continue to maintain, improve and adapt our data analysis technologies, including the WAVE platform, our ability to service new and existing customers may be negatively impacted, our competitive advantage may be diminished and we could be subject to claims by third parties for alleged infringement of their intellectual property, which could have a material adverse effect on our results of operations, cash flows and financial position.

We protect our rights in the WAVE platform primarily through a combination of copyright and trade secret law, as well as non-disclosure and intellectual property assignment agreements. While we try to enter into confidentiality and intellectual property assignment agreements with our employees and independent contractors, we cannot guarantee that we have entered into such agreements with all employees or contractors with access to the WAVE platform. Additionally, we cannot guarantee that our contractors have entered into such confidentiality and intellectual property assignment agreements with their subcontractors. Also, while we generally keep the proprietary source code for the WAVE platform as if it were a trade secret, we cannot guarantee that the source code would be adequately protected by trade secret laws, or that such laws, or the contractual protections we have now or in the future, will be effective in preventing against or providing remedies for unauthorized access to, or use or disclosure of, our confidential information, including in our WAVE platform. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition.

While we developed our WAVE platform in-house with the assistance of independent contractors, our developers have used industry-standard open-source software in connection with the development of the platform. The use of “open-source” code entails greater risks than the use of commercial software, as open-source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code, and the code may be more susceptible to hackers and other security risks. Furthermore, our future success depends in part on our ability to maintain, improve and adapt our data analysis technologies, including the WAVE platform, to meet the operational requirements of our infrastructure network and address the needs of our customers. We rely on our WAVE platform and the systems underlying it for data gathering, logistics optimization and scenario planning in order to enhance our entire network. Many of our competitors also utilize various data analysis technologies, and if we fail to maintain, improve and adapt our own technologies, our competitors may develop similar or more advanced technologies, which could result in new and existing customers seeking commercial opportunities with our competitors. Even if we are successful in innovating our data analysis technologies, such innovations may not result in the intended benefits or have a significant impact on our business, or our data analysis technologies may become obsolete. Failing to maintain, improve and adapt our data analysis technologies, including the WAVE platform, could negatively impact our ability to service new and existing customers and may diminish our competitive advantage.

Additionally, it is possible that certain of our data analysis technologies, including the WAVE platform or those we license from third parties, as well as other aspects of our business, could infringe the intellectual property rights of others, and from time to time, we may be subject to allegations that we infringe such rights. If we are unable to successfully defend against such claims or license necessary third-party technology or intellectual property on acceptable terms, we may be required to develop alternative, non-infringing technology, which could require significant time, effort and expense, and any attempt to develop non-infringing technology may ultimately not be successful. Any claims of infringement, misappropriation or other claims for violations of intellectual property, regardless of merit, may result in substantial costs to us and a substantial diversion of management’s attention, and could have a material and adverse effect on our results of operations, cash flows or financial position.

Our customer contracts are subject to renewal risks.

A large percentage of our revenue and volumes is currently derived from long-term customer contracts that include acreage dedications and/or MVCs, and we intend to continue focusing on entering into additional contracts of this nature. As these contracts expire, we will have to negotiate extensions or renewals with existing customers and/or enter into new contracts with other customers. We may not be able to enter into new contracts on favorable commercial terms or at all. We also may be unable to maintain the economic structure of a particular contract with an existing customer or maintain the overall mix of our contract portfolio. Our inability to renew existing contracts on favorable terms or to successfully manage our overall contract mix over time could have a material adverse effect on our results of operations, cash flows and financial position.

Declining general economic, business or industry conditions may have a material adverse effect on our results of operations, cash flows and financial position.

Concerns over global economic conditions, global health threats, trade policies, increased trade restrictions and tariffs, supply chain disruptions, decreased demand, labor shortages, geopolitical issues, inflation, interest rates, the availability and cost of credit and U.S. financial markets and other factors have contributed to increased economic uncertainty. Although inflation in the United States had been relatively low for many years, there was a significant increase in inflation beginning in the second half of 2021, with a general decline beginning in the second half of 2022 and a relative settling in 2023 and 2024. In addition, the U.S. federal government has recently imposed tariffs on international goods, such as those produced in Canada, Mexico and China, and those countries have enacted retaliatory tariffs against the United States. To the extent that any U.S. trade policy results in retaliatory tariffs, such developments could result in inflationary pressures and have an adverse effect on our customers’ business, and reduce demand for use of our services, which could have a material adverse effect on our business, results of operations and financial condition.

In addition, hostilities related to the Russia-Ukraine war, the Israel-Hamas conflict and heightened tensions in the Middle East and the occurrence or threat of terrorist attacks in the United States or other countries could adversely affect the global economy. These and other factors, such as declining business and consumer confidence, may contribute to an economic slowdown and a recession. Concerns about global economic health also have a significant adverse impact on global financial markets and commodity prices. If the economic climate in the United States or abroad deteriorates, worldwide demand for oil and natural gas products could diminish, which could impact operations in our areas of operations, affect the ability of our customers to continue operations and ultimately adversely impact our results of operations, cash flows and financial position.

While the financial health of the broader oil and gas industry has shown improvement as compared to prior periods, central bank policy actions and associated liquidity risks and other factors may negatively impact the value of our equity and that of our customers, and may reduce our and their ability to access liquidity in the capital markets or result in capital being available on less favorable terms, which could negatively affect our financial condition and that of our customers. If our customers have difficulty accessing the capital markets, then they may reduce their capital expenditures, which could reduce demand for our water management solutions and ultimately adversely impact our results of operations, cash flows and financial position.

The fees charged to customers under our agreements for the gathering, transportation or handling of produced water may not escalate sufficiently to cover increases in costs.

Though we seek to include inflation escalators in all of our long-term customer contracts, contractual provisions providing for inflation escalators in certain contracts are subject to caps, which may limit the amount of any single pricing increase, and may also vary as to the commencement date of such increases and the timing and calculation of the applicable adjustment. As a result, inflation may outpace the revenue adjustments provided by those provisions. We may also experience supply chain constraints, due to international trade policies or otherwise, and inflationary pressure on our cost structures, which could impact or operating costs. We may also face shortages of equipment, raw materials, supplies, commodities, labor and services. These supply chain constraints, trade policies and inflationary pressures may continue to adversely impact our operating costs and, if we are unable to manage our supply chain, it may impact our ability to procure materials and equipment in a timely and cost-effective manner, if at all, which could have a material adverse effect on our ability to provide our water management solutions to our customers and consequently our business, results of operations and financial condition.

Operational disruptions in our areas of operation from weather, natural disasters, terrorism or other similar causes could impact our results of operations, cash flows and financial position.

We operate in the Delaware Basin, the Eagle Ford Basin and the Arkoma Basin, each of which may be adversely affected by seasonal weather conditions and natural or man-made disasters. A natural disaster (such as an earthquake, tornado, fire or flood) or an act of terrorism could damage or destroy our or our customers’ infrastructure in our areas of operations or result in a disruption of our or their operations. During periods of heavy rain or extreme weather conditions such as tornados or after other disruptive events such as earthquakes or wildfires, our or our customers’ infrastructure and assets may be damaged. Such disruptions could have a material adverse effect on our results of operations, cash flows and financial position.

Global incidents, such as world health events, could have a similar effect of disrupting ours or our customers’ businesses to the extent they impact global demand for oil and natural gas, our areas of operation, the availability of supplies required by our customers, or the employees or other personnel who operate our or our customers’ businesses.

Our business involves many hazards and operational risks, some of which may not be fully covered by insurance. The occurrence of a significant accident or other event that is not fully insured could curtail our operations and have a material adverse effect on our results of operations, cash flows and financial position.

Our operations are subject to all of the hazards inherent in the gathering, transporting, disposal, treating and recycling of produced water, including:

•
damage to pipelines, water handling facilities, storage tanks, tank batteries, pump stations, related equipment and surrounding properties caused by design, installation, construction materials or operational flaws, natural disasters, acts of terrorism and acts of third parties;
•
leaks or losses of produced water as a result of the malfunction of, or other disruptions associated with, equipment or facilities;
•
fires, ruptures, earthquakes and explosions; and
•
other hazards that could also result in personal injury and loss of life, property damage, pollution and suspension of operations.

Any of these risks could adversely affect our ability to conduct operations or result in substantial loss to us as a result of claims for:

•
injury or loss of life;
•
damage to and destruction of property, natural resources and equipment;
•
pollution and other environmental damage;
•
regulatory investigations and penalties;
•
suspension of our operations; and
•
repair and remediation costs.

While we maintain insurance coverage at levels that we believe to be reasonable and prudent, we can provide no assurance that our current levels of insurance will be sufficient to cover any losses that we have incurred or may incur in the future, whether due to deductibles, coverage challenges or other limitations. Additionally, we may not be able to maintain adequate insurance in the future at rates or on other terms we consider commercially reasonable. Additionally, insurance will not cover many types of interruptions or events that might occur and will not cover all risks associated with our business and may not be available in certain areas in which we operate. In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient if such an event were to occur. The occurrence of a significant event, the consequences of which are either not covered by insurance or not fully insured, or a significant delay in, or denial of, the payment of a major insurance claim, could have a material adverse effect on our results of operations, cash flows and financial position.

In addition, we are subject to various claims and litigation in the ordinary course of business. For additional information, please see “Business—Legal Proceedings.”

We and our customers may be subject to catastrophic events, which could have a material adverse effect on our results of operations, cash flows and financial position.

We and our customers may be subject to hazards and operational risks associated with their operations in oil and natural gas drilling, completion and production activities and our associated operations. These hazards may include the risk of fire, explosions, blowouts, seismic events, surface cratering, uncontrollable flows of crude oil, natural gas, NGLs and produced water, pipe or pipeline failures, abnormally pressured formations and pore spaces, casing collapses and environmental hazards such as crude oil and NGL spills, natural gas leaks and ruptures or discharges of toxic gases, release of hazardous materials into the environment and worker health and safety issues. The occurrence of any of these events could result in interruption of our customer’s operations or substantial losses to our and our customers due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigations and penalties, suspension of operations and repairs required to resume operations, which could have a material adverse effect on our results of operations, cash flows and financial position.

Changes in laws or adverse court rulings related to the ownership of produced water in our areas of operation could lead to uncertainty with respect to produced water management, delayed or cancelled development by our customers and increased operating costs and litigation expenses for our customers and us, which could have a material adverse effect on our results of operations, cash flows and financial position.

While we include representations in all of our long-term customer contracts that our customers have all right, title and interest required to deliver produced water to us for gathering, transportation and handling, changes in law or adverse court rulings in our areas of operation related to the ownership of produced water, including changes in law and/or court rulings that produced water belongs to the owner of the surface estate, could cause general uncertainty with respect to produced water management. Recently, the Texas Supreme Court in Cactus Water Services, LLC v. COG Operating, LLC, affirmed the determination by the Court of Appeals for the Eighth District of Texas that the lessees (or the mineral interest owners) had superior rights over surface owners to the produced water in dispute. Nevertheless, future litigation or court decisions challenging the results of the Cactus decision may result in impacts on produced water management within our areas of operation, delayed development and/or reallocation of capital to other areas of operation by our customers and/or increased operating costs and litigation expenses for our customers and us, which could have a material adverse effect on our results of operations, cash flows and financial position.

We operate in a highly competitive industry, and competition may intensify as our competitors expand their operations or our existing and potential customers develop their own water infrastructure systems, which may cause us to lose market share and could negatively affect our ability to expand our operations.

The produced water management business is highly competitive and includes numerous existing companies capable of competing effectively in our markets on a local basis. There may also be new companies that enter the midstream water management sector or our existing and potential customers may develop their own water infrastructure systems. Our ability to maintain our market share, revenue and cash flows, as well as our ability to expand our operations, could be adversely affected by the activities of our competitors and our customers. If our competitors substantially increase the resources they devote to the development and marketing of competitive services or substantially decrease the prices at which they offer their services, we may be unable to effectively compete. If our existing and potential customers develop their own water infrastructure networks, we may not be able to effectively replace that revenue. All of these competitive pressures could have a material adverse effect on our results of operations, cash flows and financial position.

Growing or adapting our business by constructing new infrastructure subjects us to construction risks and risks that supplies for such infrastructure will not be available upon completion thereof.

One of the ways we intend to grow our business is through the construction of expansions to our existing pipelines and water handling facilities and/or the construction of new pipelines and water handling facilities and other infrastructure. These projects and any similar projects that we are obligated to undertake to support existing customers’ operations require the expenditure of significant amounts of capital and involve numerous regulatory, environmental, political and legal uncertainties, including opposition by landowners, environmental activists and others. There can be no assurance that we will complete these projects on schedule, or at all, or at the budgeted cost. Moreover, we may undertake these projects to capture anticipated future growth in production in a region in which anticipated production growth does not materialize or for which we are unable to acquire new customers. As a result, our new infrastructure may not be able to attract enough demand for our water management solutions to achieve our expected investment return, which could have a material adverse effect on our results of operations and financial position.

We engage in transactions with related parties and such transactions present possible conflicts of interest that could have an adverse effect on us.

We have historically entered into a number of transactions with related parties. In particular, we have certain agreements with LandBridge, Five Point and Desert Environmental. Related party transactions create the possibility of conflicts of interest with regard to our management. Such a conflict could cause an individual in our management to seek to advance the economic interests of a related party above ours. It is possible that a conflict of interest could have a material adverse effect on our liquidity, results of operations and financial condition.

A loss of one or more significant customers could have a material adverse effect on our results of operations, cash flows and financial position.

For the year ended December 31, 2024, on a pro forma basis, revenues from Permian Resources Corporation and Devon each individually comprised more than 10% of our total water-related revenues and collectively represented 32% of our total water-related revenues. For the six months ended June 30, 2025, on a pro forma basis, revenues from Permian Resources Corporation and Devon each individually comprised more than 10% of our total water-related revenues and collectively represented 33% of our total water-related revenues. Devon and Permian Resources Corporation each individually comprised 17% and 18% of our total accounts receivable, on a pro forma basis, as of June 30, 2025, respectively, and collectively represented 35% of our total accounts receivable at such date. As of December 31, 2024, Devon and Permian Resources Corporation each individually comprised 21% and 11% of our total accounts receivable, on a pro forma basis, respectively, and collectively represented 32% of our total accounts receivable at such date. No other customer accounted for more than 10% of our total pro forma revenue or outstanding accounts receivables.

Any development that materially and adversely affects these customers could result in a reduction in our customers’ spending for our water management solutions. The loss of key customers, failure to renew contracts upon expiration or a sustained decrease in demand by one or more key customers could result in a substantial loss of revenues and could have a material and adverse effect on our results of operations, cash flows and financial position.

Cyber incidents or attacks targeting systems and infrastructure used by the oil and natural gas industry may adversely impact our operations, and a cyber incident or systems failure could result in information theft, data corruption or operational disruption and our results of operations, cash flows and financial position may be adversely impacted.

We and our customers increasingly rely on uninterrupted information technology systems and digital technologies to operate our respective businesses. This reliance extends to the majority of our and our customers’ operations, from monitoring and managing critical infrastructure to processing and storing proprietary and sensitive information. Our information technology systems and networks, and those of our customers, vendors and other business partners, are subject to damage or interruption from cyberattacks, power outages, computer and telecommunications failures, catastrophic events, such as natural disasters or acts of war or terrorism, usage errors by our employees or other personnel and other events unforeseen or generally beyond our control. Damage or interruption to information technology systems could result in significant costs and may lead to significant liability, loss of critical data, reputational damage and disruptions to services or operations.

Threats to information technology systems associated with cybersecurity risks and cyber incidents or attacks continue to grow. Cyber incidents, including deliberate attacks, have increased in frequency globally, with energy-related assets particularly at risk. Due to the critical nature of these assets, any such attack on energy infrastructure could result in widespread service disruptions and challenges in maintaining public trust. The U.S. government has issued public warnings that specifically indicate energy assets could be targets of cybersecurity threats. Our technologies and systems, networks, and those of our customers, affiliates, vendors and other business partners, may become the target of cyberattacks or information security breaches that could result in the unauthorized access, release, gathering, monitoring, corruption, misuse or destruction of proprietary, personal and other information, or other disruption of business operations. Any such event could lead to significant liability, loss of critical data, reputational damage and disruptions to our services or operations.

While we have implemented and maintain commercially reasonable security measures and safeguards, such security measures and safeguards may not be sufficient to protect against an attack. Attackers are increasingly using advances in technologies, such as artificial intelligence and encryption bypasses that may evade our efforts. Emerging artificial intelligence technologies may improve or expand the capabilities of malicious third parties in a way we cannot predict at this time, including being used to develop new hacking tools, exploit vulnerabilities, obscure malicious activities and increase the difficulty detecting threats. Moreover, some of our networks and systems are managed by third-party service providers and are not under our direct control. We regularly enter into transactions with third parties, some of whom may have less sophisticated electronic systems or networks and may be more vulnerable to cyberattacks. Our reliance on these third parties means that any vulnerability in their systems could propagate to our own systems, increasing our risk exposure despite our internal controls.

In addition, certain cyber incidents, such as surveillance, ransomware, deepfake-based social engineering attacks and credential stuffing, may remain undetected for some period of time, and cyber incidents and attacks are continually evolving and unpredictable. As cyber incidents and attacks continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cybersecurity incidents. While we utilize various procedures and controls to reduce the risk of the occurrence of cyber incidents, there can be no assurance that our business, finances, systems and assets will not be compromised in a cyber incident. Any failure or perceived failure to detect or respond effectively to a cybersecurity incident could lead to significant liability, undermine shareholder and stakeholder trust and negatively impact business continuity. Furthermore, we are subject to an evolving regulatory landscape, including state, federal and international data privacy laws that require rigorous cybersecurity standards and standards relating to artificial intelligence. Compliance with various data privacy and cybersecurity regulations may impose significant costs, and any perceived or actual failure to comply could result in regulatory penalties, litigation and reputational harm.

Risks Related to Environmental and Other Regulations

We or our customers may be unable to obtain and renew permits necessary for operations, which could have a material adverse effect on our results of operations, cash flows and financial position.

Our and our customers’ ability to conduct operations is subject to a variety of required permits from various governmental authorities, which may limit such operations, including those associated with oil and natural gas exploration, drilling, completion and production activities, disposal or transport of produced water and other hazardous materials or wastes or oilfield wastes, construction activities, stormwater discharge, water use, air emissions, mining, health and safety workplace exposure activities and other activities that may be conducted in association with our or our customers’ operations. The public stakeholders often have the right to comment on permit applications and otherwise participate in the permitting process, including through court and administrative hearing intervention. Accordingly, permits required to conduct our or our customers’ operations may be delayed, not be issued, maintained or renewed, may not be issued or renewed in a timely fashion, or may involve requirements that restrict our or our customers’ ability to economically conduct operations. Limitations on our or our customers’ ability to conduct operations due to difficulties and the inability to obtain or renew necessary permits or similar approvals could have a material adverse effect on our results of operations, cash flows and financial position.

Legislation or regulatory initiatives intended to address seismic activity, over-pressurization or subsidence could restrict drilling, completion and production activities, as well as our ability to handle produced water gathered from our customers, which could have a material adverse effect on our results of operations, cash flows and financial position.

We handle large volumes of produced water in connection with our customers’ drilling and production operations pursuant to permits issued by governmental authorities overseeing such produced water handling activities. While these permits are issued pursuant to existing laws and regulations, these legal and regulatory requirements are subject to change, which could result in the imposition of more stringent permitting or operating constraints or new monitoring and reporting requirements, owing to, among other things, concerns of the public or governmental authorities regarding such produced water handling activities. For example, there exists a growing concern that the injection of produced water into certain produced water handling facilities triggers seismic activity in certain areas, including Texas, where a substantial majority of our network is located. This has led to the creation of operator-led response plans in certain areas in New Mexico or Texas by the New Mexico Oil Conservation Division (the “NMOCD”) and the TRRC, respectively, which can include the TRRC suspending or declining to issue produced water handling permits, restrictions on the amount of material that can be handled or requiring producers to cease disposal in certain produced water handling facilities and in areas within the vicinity of seismic events.

State and federal regulatory agencies have recently focused on a possible connection between hydraulic fracturing related activities, particularly the underground injection of produced water into produced water handling facilities, and the increased occurrence of seismic activity, and regulatory agencies at all levels are continuing to study the possible linkage between oil and natural gas activity and induced seismicity. The U.S. Geological Survey has identified Oklahoma, Texas and New Mexico as three of six states with the most significant hazards from induced seismicity. In addition, a number of lawsuits have been filed in some states alleging that produced water handling operations have caused seismic events, caused damage to neighboring properties or otherwise violated state and federal regulations related to waste disposal. In response to these concerns, regulators in some states have imposed, or are considering imposing, additional requirements, including requirements regarding produced water handling permits, to assess the relationship between seismicity and the use of such produced water handling facilities. For example, the TRRC has previously published a rule governing permitting or re-permitting of produced water handling facilities that would require, among other things, the submission of information on seismic events occurring within a specified radius of the produced water handling facility location, as well as logs, geologic cross sections and structure maps relating to the water handling area in question. On certain occasions, state regulatory agencies have and could request that we limit or suspend operations at one or multiple produced water handling facilities within the boundaries of certain Seismic Response Areas (“SRAs”), pending further study of a location’s potential impact on seismic activity. Although we have not historically been subject to any state government requests to suspend operations of our produced water handling facilities within the boundaries of any SRAs, there is a risk that we may be subject to such suspension orders in the future, which could have a material adverse effect on our results of operations, cash flows and financial position. Certain of our areas of operation along the Texas – New Mexico state borders and certain areas within Eddy County, New Mexico and Loving County, Texas are within SRAs. In recent years, the TRRC has suspended produced water handling permits within certain SRAs. For example, in January 2024, the TRRC indefinitely suspended all deep oil and gas produced water injection in Culberson and Reeves counties. Separately, in November 2021, the NMOCD implemented protocols requiring producers to take various actions within a specified proximity of certain seismic activity, including a requirement to limit injection rates if a seismic event of a certain magnitude occurs within a specified radius of a produced water handling facility. The adoption and implementation of any new laws or regulations that restrict our ability to handle produced water, by limiting volumes, fees, produced water handling facility locations or otherwise, or requiring us to shut down produced water handling facilities, could limit existing operations and future development activity in affected areas and reduce demand for our water management solutions, which could have a material adverse effect on our results of operations, cash flows and financial position.

Additionally, studies have linked hydraulic fracturing related activities with subsidence and expansion. Both the injection of produced water into produced water facilities and the extraction of water, oil, natural gas or mineral resources from the ground can result in surface subsidence and uplifts caused by changes underground (such as, but not limited to, loss of volume and pressure depletion). Such changes underground have been linked to various geological and environmental hazards, such as alteration of local ecosystems and impacts upon local communities, including a potential increase in seismic activity and the formation of sinkholes. Any new laws or regulations that may be adopted and implemented with respect to addressing subsidence and expansion risks may lead to restrictions upon our operations, which could have a material adverse effect on our results of operations, cash flows and financial position.

Our produced water handling operations expose us to potential regulatory risks.

There are unique risks associated with handling produced water, and the legal requirements related to handling produced water into a non-producing geologic formation by means of produced water handling facilities are subject to change based on concerns of the public or governmental authorities. There remains substantial uncertainty regarding the handling of produced water by means of produced water handling facilities, the regulation of which could have a material adverse effect on us or our customers in a manner that cannot be predicted. These include liabilities related to the handling, treatment, storage, disposal, transport, release and use of radioactive materials, which could be in produced water, and uncertainties regarding the ultimate, and potential exposure to, technical and financial risks associated with modifying or decommissioning produced water handling facilities. Federal or state regulatory agencies could require the shutdown of produced water handling facilities for safety reasons or refuse to permit the restart of any facility after unplanned or planned outages. New or amended safety and regulatory requirements may give rise to additional operational and maintenance costs and capital expenditures. Additionally, aging equipment or facilities may require increased capital expenditures to keep produced water infrastructure operating efficiently or in compliance with applicable laws and regulations. Such equipment is also likely to require periodic upgrading and improvement in order to maintain compliance. Although we have had a strong safety record, accidents and other unforeseen problems have occurred and may occur in the future. The consequences of any major incident could be severe and may result in loss of life or property damage. Any resulting liability from a major environmental or catastrophic incident could have a material adverse effect on us and limit our operations.

Restrictions on the ability to procure brackish water or changes in brackish water sourcing requirements could decrease demand for our water-sourcing solutions.

A portion of our business includes supplying brackish water for use in our customers’ hydraulic fracturing activities. Our access to the brackish water we supply may be limited due to reasons such as prolonged drought or our inability to acquire or maintain brackish water sourcing permits or other rights. In addition, some state and local governmental authorities have begun to monitor or restrict the use of brackish water subject to their jurisdiction for hydraulic fracturing to ensure adequate local water supply. For instance, some states require E&P companies to report certain information regarding the water they use for hydraulic fracturing and to monitor the quality of groundwater surrounding some wells stimulated by hydraulic fracturing. Any such decrease in the availability of brackish water, or demand for water-sourcing solutions, could have a material adverse effect on this portion of our business, including our ability to grow this portion of our business.

Federal and state legislation and regulatory initiatives relating to produced water handling facilities could result in increased costs and additional operating restrictions or delays and could harm our business.

The produced water handling process is primarily regulated by state oil and gas authorities. This water handling process has come under scrutiny from the public, various state regulatory bodies, as well as environmental and other groups asserting that the operation of certain deep injection produced water handling facilities has contributed to specific induced seismic events. For additional information, please see “Legislation or regulatory initiatives intended to address seismic activity, over-pressurization or subsidence could restrict drilling, completion and production activities, as well as our ability to handle produced water gathered from our customers, which could have a material adverse effect on our results of operations, cash flows and financial position.”

New laws or regulations, or changes to existing laws or regulations related to the water disposal process may adversely impact the produced water handling industry. For example, in their past legislative sessions, the New Mexico and Texas legislatures both considered bills that would have impacted produced water production and management activities in each state.

We cannot predict whether any federal, state or local laws or regulations will be enacted and, if so, what actions any such laws or regulations would require or prohibit. However, any restrictions on produced water handling could lead to operational delays or increased operating costs and regulatory burdens that could make it more difficult or costly to perform produced water management, which would negatively impact our profitability.

We and our customers are subject to environmental and occupational health and safety laws and regulations that may expose us to significant liabilities for penalties, damages or costs of remediation or compliance.

Our operations and the operations of our customers are subject to federal, regional, state and local laws and regulations relating to the protection of natural resources, the environment and health and safety aspects of our operations, including laws and regulations related to waste management, such as the transportation and disposal of wastes and other materials. These laws and regulations may impose numerous obligations on our operations and the operations of our customers, including the acquisition of permits to take water from surface and underground sources, construct pipelines or handling facilities, drill wells or conduct other regulated activities. Such laws and regulations may also result in the incurrence of capital expenditures to mitigate or prevent releases of materials from our facilities or from customer locations where we are providing services, the imposition of substantial liabilities for pollution resulting from our operations, and the application of specific health and safety criteria addressing worker protection. Any failure on our part or the part of our customers to comply with these laws and regulations could result in restrictions on operations, assessment of administrative, civil and criminal penalties, delays, suspension or revocation of permits and issuance of corrective action orders or injunctions requiring the performance of investigatory, remedial or curative activities.

Our business activities present risks of incurring significant environmental costs and liabilities, including costs and liabilities resulting from our handling of produced water, because of air emissions and wastewater discharges related to our operations, and due to historical oilfield industry operations and waste disposal practices. Our business includes the operation of produced water handling facilities that pose risks of environmental liability, including potential leakage from produced water handling facilities to surface or subsurface soils, surface water or groundwater and obligations relating to remediating, plugging or decommissioning wells or other facility components. In addition, private parties, including the owners of properties upon which we perform services or neighboring properties, also may have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property or natural resource damages. Some environmental laws and regulations may impose strict liability, without regard to fault or to the legality of the original conduct, and in some situations we could be exposed to liability as a result of our conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, prior operators or other third parties. Remedial costs and other damages arising from environmental laws and costs associated with changes in environmental laws and regulations could be substantial and could have a material adverse effect on our financial position, results of operations, cash flows and ability to pay future dividends on our Class A shares.

Laws and regulations protecting the environment generally have become more stringent over time and may continue to do so, which could lead to material increases in costs for future environmental compliance and remediation. Changes in existing laws or regulations, or the adoption of new laws or regulations, could delay or curtail exploratory or developmental drilling for our E&P customers and could limit our well servicing opportunities. We may not be able to recover some or any of our costs of compliance with these laws and regulations from insurance. On January 20, 2025, President Trump issued a series of executive orders and memoranda signaling a shift in environmental and energy policy in the United States, including the revocation of approximately 80 executive orders issued by President Biden related to public health, the environment, climate change and climate-related financial risks. President Trump also declared a “national energy emergency,” directing agencies to expedite conventional energy projects. While the extent of the Trump Administration’s changes to the environmental regulatory landscape in the United States is unknown at this time, it is possible that such actions could prompt more activity from state and local legislative bodies and administrative agencies to pass stricter laws, regulations and other binding commitments, and additional changes in the future could impact our results of operation and those of our customers.

Unsatisfactory safety performance may negatively affect our customer relationships and, to the extent we fail to retain existing customers or attract new customers, adversely impact our revenues.

Our ability to retain existing customers and attract new business is dependent on many factors, including our ability to demonstrate that we can reliably and safely operate our business and stay current on constantly changing rules, regulations, training and laws. Existing and potential customers consider the safety record of their service providers to be of high importance in their decision to engage third-party servicers. If one or more accidents were to occur at one of our facilities, the affected customer may seek to terminate or cancel its use of our facilities or services and may be less likely to continue to use our services, which could cause us to lose substantial revenues. Further, our ability to attract new customers may be impaired if they elect not to purchase our third-party services because they view our safety record as unacceptable. In addition, it is possible that we will experience numerous or particularly severe accidents in the future, causing our safety record to deteriorate. This may be more likely as we continue to grow or if we experience high employee turnover or labor shortage or add inexperienced personnel.

We may face increased obligations relating to the future closure of our water handling facilities and may be required to provide an increased level of financial assurance to guarantee that the appropriate closure activities will occur for a water handling facility.

Operating produced water handling facilities generally requires us to establish performance bonds, letters of credit or other forms of financial assurance to address remediation and closure obligations. As we acquire additional water handling facilities or expand our existing water handling facilities, these obligations may increase. Additionally, in the future, regulatory agencies may require us to increase the amount of our closure bonds. Moreover, actual costs could exceed our expectations, as a result of, among other things, federal, state or local government regulatory action, increased costs charged by service providers that assist in closing water handling facilities and additional environmental remediation requirements. Increased regulatory requirements regarding our existing or future water handling facilities, including the requirement to pay increased closure and post-closure costs or to establish increased financial assurance for such activities could substantially increase our operating costs and have a material adverse effect on our results of operations, cash flows and financial position.

Increased regulation of hydraulic fracturing could result in reductions or delays in oil and natural gas production by our customers, which could reduce the volumes of produced water through our water infrastructure systems, which could adversely impact our revenues.

We do not conduct hydraulic fracturing operations, but our customers’ oil and natural gas production is developed from unconventional sources, such as shales, that require hydraulic fracturing as part of the completion process. Hydraulic fracturing is a well-stimulation process that utilizes large volumes of water and sand combined with fracturing chemical additives that are pumped at high pressure to crack open previously impenetrable rock to release hydrocarbons. Hydraulic fracturing is typically regulated by state oil and natural gas commissions and similar agencies. Some states, including those in which we operate, cities, and counties have adopted, or are considering adopting, laws and regulations that could impose more stringent disclosure and well construction requirements on hydraulic fracturing operations, or otherwise seek to ban some or all of these activities. Further, the U.S. Environmental Protection Agency (the “EPA”) and other federal agencies have asserted certain regulatory authority over hydraulic fracturing and has moved forward with various regulatory actions, including the issuance of regulations requiring green completions for hydraulically fractured wells and emission requirements for certain midstream equipment. In addition, the EPA and other federal agencies have conducted various studies concerning the potential environmental impacts of hydraulic fracturing activities. Certain environmental groups have also suggested that additional laws may be needed to more closely and uniformly regulate the hydraulic fracturing process; and

legislation has been proposed from time to time by some members of the U.S. Congress to provide for such regulation. We cannot predict whether any such legislation will be enacted by the U.S. Congress and if so, what its provisions would be.

Additional levels of regulation and permits required through the adoption of new laws and regulations at the federal, state or local level could lead to delays, increased operating costs and process prohibitions that could reduce the volumes of produced water that move through our water infrastructure systems, which in turn could have a material adverse effect on our results of operations, cash flows and financial position.

We are subject to a series of risks related to climate change.

There are inherent environmental risks wherever business is conducted. Natural disasters and other environmental pressures, such as water scarcity, can have various adverse impacts on us or our customers. Climate change is expected to increase the frequency and severity of such events, as well as contribute to various chronic changes in meteorological and hydrological patterns that may result in similar impacts. For example, changes in the availability of water may impact our customers’ operations or otherwise impact demand for certain of our services. Societal efforts to address climate change may also result in various impacts from the actions of regulators, customers, capital providers and other stakeholders. See “The results of operations of our customers may be materially impacted by efforts to transition to a lower-carbon economy, which could have a material adverse effect on our business, results of operation, cash flows and financial position” and “Increasing stakeholder attention to environmental, social and governance (“ESG”) matters may impact our or our customers’ business.”

The results of operations of our customers may be materially impacted by efforts to transition to a lower-carbon economy, which could have a material adverse effect on our business, results of operation, cash flows and financial position.

Concerns over the risk of climate change have increased the focus by global, regional, national, state and local regulators on greenhouse gas (“GHG”) emissions, including carbon dioxide emissions, and on transitioning to a lower-carbon future. A number of countries and states have adopted, or are considering the adoption of, regulatory frameworks to reduce GHG emissions. These regulatory measures may include, among others, adoption of cap-and-trade regimes, carbon taxes, increased energy efficiency standards, prohibitions or reductions on the sales of new automobiles with internal combustion engines, and tax credits, incentives or mandates for battery-powered or electric automobiles and/or wind, solar or other forms of alternative energy. These include laws such as the Inflation Reduction Act of 2022 (the “IRA”), which appropriates significant federal funding for renewable energy initiatives and amends the federal Clean Air Act (the “CAA”) to impose a first-time fee on the emission of methane from sources required to report their GHG emissions to the EPA. In May 2024, the EPA issued a final rule to implement the IRA’s methane fee, which starts at $900 per metric ton of waste emissions in 2024, increasing to $1,200 for 2025, and $1,500 for 2026 and beyond, and only applies to emissions that exceed the statutorily specified levels. However, on March 14, 2025, a joint Congressional resolution disapproved the EPA’s 2024 rule, and the rule is no longer in effect. While the future implementation or repeal of all or a portion of the IRA is uncertain at this time, it is possible that additional changes in the future could impact our results of operation and those of our customers. Compliance with changes in laws, regulations and obligations relating to climate change could result in increased costs of compliance for our customers or costs of consuming oil and natural gas products, and thereby reduce demand for the use of our land and resources, which could reduce our profitability. Changes in laws and regulations may also result in delays or increased costs associated with obtaining permits needed for oil and natural gas operations.

Additionally, our customers could incur reputational risk tied to changing customer or community perceptions of our customers’ contribution to, or detraction from, the transition to a lower-carbon economy. The evolution of global energy sources is affected by factors outside of our control, such as the pace of technological developments and related cost considerations, the levels of economic growth in different markets around the world and the adoption of climate change-related policies and incentives. These changing trends and perceptions could lower demand for oil and natural gas products, resulting in lower prices and lower revenues as consumers avoid carbon-intensive industries, and could also pressure banks and investment managers to shift investments and reduce lending.

Separately, banks and other financial institutions, including investors, may decide to adopt policies that restrict or prohibit investment in, or otherwise funding, us or our customers based on climate change-related concerns, which could affect our and our customers’ access to and cost of capital for potential growth projects. Additionally, insurers may decide to raise rates and/or cease insuring us or our customers based on climate change-related concerns.

Approaches to climate change and transition to a lower-carbon economy, including government regulation, company policies and consumer behavior, are continuously evolving. For example, in March 2024, the SEC issued a rule regarding climate change related disclosures, which has been stayed pending various legal challenges, although the SEC voted to end its defense of the rule in March 2025. Other policymakers, including several U.S. states, have also adopted or are considering adopting disclosure requirements on similar or more expansive matters. Any such disclosure or other climate-related requirements that we may become subject to could require us or our customers to incur significant costs and additional attention from management, including for the establishment of additional controls given the relatively novel nature of such reporting. At this time, we cannot predict how such approaches may develop or otherwise reasonably or reliably estimate their impact on us or our customers’ financial condition, results of operations and ability to compete. However, any long-term material adverse effect on the oil and natural gas industry may affect our results of operations, cash flows and financial position.

Increasing stakeholder attention to ESG matters may impact our or our customers’ business.

Companies across industries are facing increasing scrutiny from investors, regulators, customers and other stakeholders related to their climate, human capital and other ESG practices. For example, various ESG initiatives leverage methodologies, data or standards that are complex and continue to evolve. We cannot guarantee that our approach to such matters will align with the expectations or preferences of any particular stakeholder. Moreover, various stakeholders have different, and at times conflicting, expectations, which can increase the complexity and cost of navigating such matters and associated risks.

Various institutional investors and other financial institutions have also incorporated ESG considerations into their decision-making. In some instances, capital providers make use of ESG scores or ratings, either developed internally or by third-parties, such as organizations that provide proxy advisory services, to inform their decision-making; these ratings can be informed by various factors, including our disclosures (or failure to disclose on certain matters). Some capital providers have also announced plans to limit investments in fossil fuels or to more generally transition their portfolio to lower or net zero GHG emissions (generally over several decades). Any divestment or limitation of capital available to us or our customers in either debt or equity markets, as well as any changes in the availability of insurance or similar financial risk-mitigation products, may have an adverse impact on our business, financial condition or share price.

There are also increasing laws and regulations regarding ESG matters. For example, various policymakers (including the State of California and European Union) have adopted requirements for certain companies to prepare disclosures or take other actions on climate- or other ESG-related matters. See “The results of operations of our customers may be materially impacted by efforts to transition to a lower-carbon economy, which could have a material adverse effect on our business, results of operation, cash flows and financial position.” As with other stakeholder expectations, these requirements are not uniform. Disclosures, whether voluntary or otherwise, may also increase the risk of stakeholder engagement by parties with varying views on such matters. Advocates and opponents of ESG matters have also increasingly turned to activism, including litigation, to advance their perspectives. For example, there have been increasingly nuanced claims of greenwashing against companies for alleged deficiencies in actions, methodologies or disclosures. Moreover, litigants have particularly targeted certain companies associated with the fossil fuel sector, alleging a variety of claims under tort, regulatory and investor/consumer protection theories seeking to either recover damages or constrain fossil fuel operations, which could adversely impact our business to the extent related to us or our customers.

Any failure to successfully navigate stakeholder expectations or regulatory requirements, including any change to existing laws and regulations or their interpretation, may result in increased costs, lower demand for our products and services, reputational harm, challenges with employee or customer attraction or retention, regulatory or investor engagement or other adverse impacts to our business. Our customers, business partners and other stakeholders are also often subject to similar expectations, which may augment or result in additional risks, including risks which may not be known to us.

The Endangered Species Act (“ESA”) and Migratory Bird Treaty Act (“MBTA”) govern our and our E&P customers’ operations and additional restrictions may be imposed in the future, which could have an adverse impact on our ability to expand some of our existing operations or limit our customers’ ability to develop new infrastructure on our land.

The ESA and comparable state laws restrict activities that may result in negative impacts to endangered or threatened species or their habitats. Similar protections are offered to migratory birds under the MBTA and comparable state laws. To the degree that species listed or protected under the ESA, MBTA or similar state laws are identified in the areas where we and our customers operate, both our and our customers’ abilities to conduct or expand operations and construct facilities could be limited, and both we and our customers could be forced to incur additional material costs. Additionally, the United States Fish and Wildlife Service (“FWS”) may make future determinations on the listing of currently unlisted species as endangered or threatened under the ESA. For example, in January 2023, the FWS listed two distinct population segments (“DPS”) of the lesser prairie chicken as endangered for the Southern DPS and as threatened for the Northern DPS under the ESA, which live in certain areas in southeastern New Mexico and western Texas. In May 2024, the FWS designated the dunes sagebrush lizard as endangered under the ESA, which also live in certain areas in southeastern New Mexico and western Texas. The designation of previously unlisted species as endangered or threatened could indirectly cause us or our customers to incur additional costs, cause our or our customers’ operations to become subject to operating restrictions or bans and limit future development activity in affected areas, which developments could have a material adverse effect on our results of operations, cash flows and financial position.

Risks Related to Our Financial Condition

We may be unable to generate sufficient cash to service all of our indebtedness and financial commitments, and any future indebtedness, including indebtedness incurred under or in connection with the New Revolving Credit Facility and the New Senior Unsecured Debt, could adversely affect our financial condition.

As of June 30, 2025, we had $1,805.6 million of total debt outstanding on a pro forma basis and $1,706.6 million of total debt outstanding on a pro forma, as adjusted, basis. Our ability to make scheduled payments on, or to refinance, our indebtedness and financial commitments depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions including financial, business and other factors beyond our control, and may vary significantly from year to year. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods and we may be unable to generate sufficient cash flow to permit us to pay the principal, premium, if any, and interest on our indebtedness. Any insufficiency may impact our business.

If our cash flows and capital resources are insufficient to fund debt and other obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to raise additional capital or refinance or restructure our indebtedness. Our ability to restructure or refinance indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of indebtedness could be on unfavorable terms, including at higher interest rates, and may require us to comply with more restrictive covenants. The terms of our existing or future debt instruments may restrict us from adopting some of these alternatives. We cannot assure you that any refinancing or restructuring would be possible, that any assets could be sold or that, if sold, the timing of the sales and the amount of proceeds realized from those sales would be favorable to us or that additional financing could be obtained on favorable terms, if at all. In addition, any failure to service our debt, including paying interest or principal on a timely basis, would likely result in a reduction of our credit rating, if any, which could harm our ability to incur additional indebtedness. In addition, if we fail to comply with the covenants or other terms of any agreements governing our debt, our lenders will have the right to accelerate the maturity of that debt and foreclose upon the collateral, if any, securing that debt.

Our indebtedness could have important consequences to you and significant effects on our business, including:

•
increasing our vulnerability to adverse changes in general economic, industry and competitive conditions and limiting our ability to address such changes;
•
requiring us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund general company and other purposes, including capital expenditures and dividend payments;
•
restricting us from exploiting business opportunities and making strategic acquisitions;
•
making it more difficult to satisfy our financial obligations, including payments on our indebtedness, and contractual and commercial commitments;
•
disadvantaging us when compared to our competitors that have less debt;
•
complying with covenants contained in the documents governing such indebtedness may require us to meet or maintain certain financial tests, which may affect our flexibility in planning for, and reacting to, changes in our industry, such as being able to take advantage of acquisition opportunities when they arise; and
•
increasing our borrowing costs or otherwise limiting our ability to borrow additional funds for the execution of our business strategy.

Finally, the agreements governing our outstanding indebtedness limit our ability to incur additional debt, but such agreements do not prohibit us from doing so. For example, we are negotiating and expect OpCo to enter into the New

Revolving Credit Facility following the closing of this offering that will refinance and replace our Existing Revolving Credit Facilities. If OpCo enters into the New Revolving Credit Facility, we expect that initial availability under the facility would be approximately $500.0 million. Additionally, the effectiveness of the facility will be conditioned on the repayment and termination of the Existing Revolving Credit Facilities, OpCo’s issuance of the New Senior Unsecured Debt and either the full repayment and termination of the Existing Term Loans or the application of 100% of the net proceeds of the New Senior Unsecured Debt to the amounts outstanding under the Existing Term Loans and the amendment of the Existing Term Loans to permit the New Revolving Credit Facility. However, there can be no assurance of our ability to market or syndicate such debt, and to the extent we are not successful in doing so, even if we enter into the New Revolving Credit Facility, the facility will not become effective and any amounts contemplated to be repaid under the Existing Term Loans will not be repaid.

As a result, we could incur more indebtedness in the future, including indebtedness incurred under or in connection with the New Revolving Credit Facility and the New Senior Unsecured Debt, which would exacerbate the foregoing risks.

We are subject to interest rate risk, which may cause our debt service obligations to increase significantly. The weighted average interest rate on borrowings outstanding under our existing credit facilities as of June 30, 2025, on a pro forma basis, was 8.15% in the case of revolving credit borrowings and 8.83% in the case of term loan borrowings.

Borrowings under our credit facilities bear interest at variable rates and expose us to interest rate risk. The weighted average interest rate on our borrowings outstanding under our credit facilities as of June 30, 2025, on a pro forma basis, was 8.15% in the case of revolving credit borrowings and 8.83% in the case of term loan borrowings. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even if the amount borrowed remained the same, and we would be required to devote more of our cash flow to servicing our indebtedness.

In March 2022, the Federal Reserve began, and continued through 2023, to raise interest rates in an effort to curb inflation. Although the Federal Reserve reduced benchmark interest rates in 2024, we may continue to experience further financing cost increases if interest rates on borrowings, credit facilities and debt offerings increase compared to previous levels. Changes in interest rates, either positive or negative, may also affect the yield requirements of investors who invest in our Class A shares, and the elevated interest rate environment could have an adverse impact on the price of our Class A shares, or our ability to issue equity or incur debt for acquisitions or other purposes.

Changes to applicable tax laws and regulations, exposure to additional income tax liabilities, changes in our effective tax rates or an assessment of taxes resulting from an examination of our income or other tax returns could adversely affect our results of operations, cash flows and financial position, including our ability to repay our debt.

We are subject to various complex and evolving U.S. federal, state and local taxes. U.S. federal, state and local tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us, in each case, possibly with retroactive effect, and may have an adverse effect on our results of operations, cash flows and financial position, including our ability to repay our debt.

Changes in our effective tax rates or tax liabilities could also adversely affect our results of operations, cash flows and financial position. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•
changes in the valuation of our deferred tax assets and liabilities;
•
expected timing and amount of the release of any tax valuation allowances;
•
expansion into future activities in new jurisdictions;
•
the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities; and
•
tax effects of share-based compensation.

In addition, an adverse outcome arising from an examination of our income or other tax returns could result in higher tax exposure, penalties, interest or other liabilities that could have an adverse effect on our results of operations, cash flows and financial position.

We are subject to counterparty credit risk. Nonpayment or nonperformance by our customers could have an adverse effect on our results of operations, cash flows and financial position.

We are subject to the risk of loss resulting from nonpayment or nonperformance by our customers of their respective obligations. Although we maintain policies and procedures to limit such risks, our credit procedures and policies may not be adequate to fully eliminate customer credit risk. If we fail to adequately assess the creditworthiness of existing or future customers or unanticipated deterioration in their creditworthiness, any resulting increase in nonpayment or nonperformance by them of their respective obligations and our inability to collect on outstanding payables or find substitute customers could have an adverse effect on our results of operations, cash flows and financial position. A decline in oil and natural gas prices could negatively impact the financial condition of our customers and sustained lower prices could impact their ability to meet their obligations to us. Further, our contract counterparties may not perform or adhere to our existing or future contractual arrangements. To the extent one or more of our contract counterparties is in financial distress or commences bankruptcy proceedings, contracts with these counterparties may be subject to renegotiation or rejection under applicable provisions of the Bankruptcy Code. Any material nonpayment or nonperformance by our contract counterparties due to inability or unwillingness to perform or adhere to contractual arrangements could adversely affect our results of operations, cash flows and financial position.

If we fail to comply with the restrictions and covenants in our credit facilities or our future debt agreements, there could be an event of default under the terms of such agreements, which could result in an acceleration of maturity.

A breach of compliance with any restriction or covenant in our credit facilities or any of our future debt agreements could result in a default under the terms of the applicable agreement, and our ability to comply with such restrictions and covenants may be affected by events beyond our control. As a result, we cannot assure you that we will be able to comply with these restrictions and covenants. A default could result in acceleration of the indebtedness and a declaration of all amounts borrowed due and payable, which could have an adverse effect on us and negatively impact our ability to borrow. If an acceleration occurs, we may be unable to make all of the required payments and may be unable to find alternative financing. Even if alternative financing were available at that time, it may not be on terms that are favorable or acceptable to us. Additionally, we may not be able to amend our credit agreements or such future agreements governing our indebtedness or obtain necessary waivers on satisfactory terms.

Our obligations under our credit facilities are secured by first priority security interests in substantially all of our assets and various guarantees.

The amounts borrowed pursuant to the terms of our credit agreements are secured by substantially all of our and our subsidiaries’ present and after-acquired assets. Additionally, our obligations under our credit facilities are jointly and severally guaranteed by us and our material subsidiaries.

As a result of the above, in the event of the occurrence of a default under our credit facilities, the administrative agent may enforce its security interests (for the ratable benefit of the lenders under our credit facilities and the other secured parties) over our and/or our subsidiaries’ assets that secure the obligations under our credit facilities, take control of our assets and business, force us to seek bankruptcy protection or force us to curtail or abandon our current business plans. If that were to happen, you may lose all, or a part of, your investment in our Class A shares.

The unaudited pro forma condensed combined financial statements, and any other pro forma data, included herein are based on a number of preliminary estimates and assumptions and our actual results of operations, cash flows and financial position of may differ materially.

The unaudited pro forma condensed combined financial statements, and any other pro forma or pro forma, as adjusted, data, included herein is presented for illustrative purposes only, has been prepared based on available information and certain assumptions and estimates that we believe are reasonable, and is not necessarily indicative of what our actual financial position or results of operations would have been had the pro forma or pro forma, as adjusted, events been completed on the dates indicated. Further, our actual results and financial position after the pro forma or pro forma, as adjusted, events occur may differ materially and adversely from the pro forma or pro forma, as adjusted, information herein.

Risks Related to this Offering, Our Corporate Structure and Our Class A Shares

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, and the requirements of the Sarbanes-Oxley Act, will increase our costs and divert management’s attention from other business concerns, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we will need to comply with new laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act, related regulations of the SEC and the NYSE and NYSE Texas rules, with which we are not required to comply as a private company. Complying with these statutes, regulations and requirements will occupy a significant amount of time of our board of directors and management and will significantly increase our costs and expenses. We will need to:

•
institute a more comprehensive compliance function;
•
comply with rules promulgated by the NYSE and NYSE Texas;
•
prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;
•
establish new internal policies, such as those relating to insider trading; and
•
involve and retain to a greater degree outside counsel and accountants in the above activities.

Upon becoming a reporting issuer, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal controls over financial reporting. Although we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal controls over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. Additionally, we are not required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our first annual report subsequent to our ceasing to be an “emerging growth company” under the applicable federal securities laws. Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, operated or reviewed. Compliance with these requirements will strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

In addition, we expect that being a public company subject to these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

If we experience any material weaknesses in the future or otherwise fail to develop or maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our Class A shares.

Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. As a result of being a public company, we will be required, under Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting beginning in the year following our first annual report required to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. We will take steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for our internal control over financial reporting. If we identify one or more material weaknesses in our internal control over financial reporting during the evaluation and testing process, we may be unable to conclude that our internal controls are effective.

Additionally, when we cease to be an “emerging growth company” under the federal securities laws, our independent registered public accounting firm may be required to express an opinion on the effectiveness of our internal controls. If we are unable to confirm that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an unqualified opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which could cause the price of our Class A shares to decline.

Investors in this offering will experience immediate and substantial dilution of $13.81 per Class A share.

The initial public offering price of $18.50 per Class A share (the mid-point of the price range set forth on the cover page of this prospectus) exceeds our pro forma net tangible book value of $4.69 per Class A share. Based on the assumed initial public offering price of $18.50 per Class A share, shareholders will incur an immediate and substantial dilution of $13.81 per Class A share in the as adjusted net tangible book value per share. This dilution results primarily because our assets are recorded at their historical cost in accordance with GAAP, and not their fair value. Please see “Dilution.”

Future sales of Class A shares, or the perception that such sales may occur, may depress our share price, and any additional capital raised through the sale of equity or convertible securities may dilute your ownership in us.

We may in the future issue additional securities. The potential issuance of such additional shares may result in the dilution of the ownership interests of the holders of our Class A shares and may create downward pressure on the trading price of our Class A shares.

In addition, we have granted registration rights to our Existing Owners, who hold 6,784,979 Class A shares, or approximately 20.1% of Class A shares (or 17.9% if the underwriters’ option to purchase additional Class A shares is exercised in full), and all of our Class B shares, pursuant to which we will agree to register under the federal securities laws the offer and resale of all Class A shares owned by, or underlying the Class B shares owned by, our Existing Owners or certain of their affiliates or permitted transferees. Such Existing Owners may exercise their rights under the registration rights agreement in their sole discretion, and sales pursuant to such rights may be material in amount and occur at any time. The sales of substantial amounts of our Class A shares or the perception that these sales may occur could cause the market price of our Class A shares to decline and impair our ability to raise capital. We also may grant additional registration rights in connection with any future issuance of our capital stock.

We cannot predict the size of future issuances of our Class A shares or securities convertible into Class A shares or the effect, if any, that future issuances and sales of shares of our Class A shares will have on the market price of our Class A shares. Sales of substantial amounts of our Class A shares (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our Class A shares.

We are a holding company. Our sole material asset after completion of this offering will be our equity interest in OpCo and we will be accordingly dependent upon distributions from OpCo to pay taxes, make payments under the Tax Receivable Agreement and cover our corporate and other expenses.

After this offering, we will be a holding company and will have no material assets other than our equity interest in OpCo, and we will not have any independent means of generating revenue. As such, our ability to pay our taxes and expenses or declare and pay dividends in the future is dependent upon the financial results and cash flows of OpCo and its subsidiaries and distributions we receive from OpCo. OpCo and its subsidiaries may not generate sufficient cash flow to distribute funds to us and applicable state law and contractual restrictions, including negative covenants in our debt instruments, may not permit such distributions.

We anticipate that OpCo will continue to be classified as a partnership for U.S. federal income tax purposes and, as such, will not be subject to any entity-level U.S. federal income tax. Instead, OpCo’s taxable income will be allocated to OpCo Unitholders, including us. Accordingly, we will incur income taxes on our allocable share of any net taxable income of OpCo. In addition to tax expenses, we will also incur expenses related to our operations, including obligations for payments under the Tax Receivable Agreement, which obligations we expect could be significant.

The OpCo LLC Agreement will provide, subject to the terms of any current or future debt or other arrangements, for: (i) pro rata tax distributions to the OpCo Unitholders in an amount generally intended to allow us to satisfy our actual income tax liabilities with respect to our allocable share of the income of OpCo; (ii) pro rata tax distributions to the OpCo Unitholders in an amount generally intended to allow us to make payments under the Tax Receivable

Agreement that we will enter into with OpCo and the TRA Holders in connection with the closing of this offering and any subsequent tax receivable agreements that we may enter into in connection with future acquisitions; and (iii) to the extent cash is available, additional pro rata tax distributions to the OpCo Unitholders in an amount generally intended to allow the OpCo Unitholders (other than us) to satisfy their estimated tax liabilities with respect to their allocable share of the income of OpCo, based on certain assumptions and conventions. In addition, as the sole managing member of OpCo, we intend to cause OpCo to make pro rata distributions to all of its unitholders, including to us, in an amount sufficient to allow us to fund dividends to our shareholders to the extent our board of directors declares such dividends.

OpCo, however, is a distinct legal entity and may be subject to legal or contractual restrictions that, under certain circumstances, may limit our ability to obtain cash from it. If OpCo is unable to make distributions, we may not receive adequate distributions to pay our tax or other liabilities or to fund our operations (including, if applicable, as a result of an acceleration of our obligations under the Tax Receivable Agreement), which could have a material adverse effect on our results of operations, cash flows, financial position and ability to fund any dividends. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, such payments generally will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement resulting in a termination of the Tax Receivable Agreement and the acceleration of payments due under the Tax Receivable Agreement.

We have not adopted a formal written dividend policy nor have we adopted a dividend policy to pay a fixed amount of cash each quarter in respect of each Class A share or to pay an amount based on the achievement of, or amount derivable based on, any specific financial metrics. Any future dividends are within the absolute discretion of our board of directors. Our board of directors has not declared any dividends and may determine not to declare any dividends in the future. Our board of directors will take into account general economic and business conditions, our financial condition and results of operations, our cash flows from operations and current and anticipated cash needs, our capital requirements, legal, tax, regulatory and contractual restrictions, and implications of such other factors as our board of directors may deem relevant in determining whether, and in what amounts, to pay any such dividends in the future. In addition, our debt agreements may limit the amount of distributions that OpCo’s subsidiaries can make to OpCo and OpCo can make to us and the purposes for which distributions could be made. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt Instruments” for further discussion of our debt agreements. Accordingly, we may not be able to pay dividends even if our board of directors would otherwise deem it appropriate. Please see “Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” and “Description of Shares.”

Any decision to pay cash dividends in the future will be made in the sole discretion of our board of directors. If we do not pay any cash dividends on our Class A shares following this offering, you may not receive a return on investment unless you sell your Class A shares for a price greater than that which you paid for them.

Any decision to declare and pay cash dividends in the future will be made in the sole discretion of our board of directors. We have not adopted, and do not expect to adopt, a formal written dividend policy. Our board of directors has not declared any dividends, and may determine not to declare any cash dividends in the future. Although our board of directors may elect to declare cash dividends, subject to our compliance with applicable law, and depending on, among other things, general and economic conditions, our results of operations and financial condition, our available cash and current and anticipated cash needs, capital requirements, legal, tax, regulatory and contractual restrictions (including any applicable restrictions in our debt agreements) and such other factors that our board of directors may deem relevant, there can be no assurance that it will do so. For example, after giving effect to our capital requirements, we would have had a cash deficiency of approximately $203.8 million on a pro forma basis for the year ended December 31, 2024, and we would not have declared any dividends on our Class A shares during that period. In addition, our ability to pay cash dividends is, and may be, limited by covenants of any current or future outstanding indebtedness we or our subsidiaries incur. Any return on investment in our Class A shares may be solely dependent upon the appreciation of the price of our Class A shares on the open market, which may not occur.

For more information about these restrictions, see “Dividend Policy.” There can be no assurance that we will pay dividends in the future or continue to pay any dividends if we do commence paying dividends. Investors in this offering should make any investment in our Class A shares without reliance on payment of any future dividend.

Five Point has the ability to direct the voting of a majority of our common shares and control certain decisions with respect to our management and business, including certain consent rights and the right to designate more than a majority of the members of our board as long as it and its affiliates beneficially own at least 40% of our outstanding common shares, as well as lesser director designation rights as long as it and its affiliates beneficially own less than 40% but at least 10% of our outstanding common shares. Five Point’s interests may conflict with those of our other shareholders.

Upon completion of this offering, the Five Point Members will collectively initially own 3,399,274 of our Class A shares and 58,468,597 of our Class B shares, representing 54.3% of our voting power (or 52.4% of our voting power if the underwriters’ option to purchase additional Class A shares is exercised in full). Five Point’s initial beneficial ownership of greater than 50% of our common shares means Five Point will be able to control matters requiring shareholder approval, including the election of directors, changes to our organizational documents, approval of acquisition offers and other significant corporate transactions. This concentration of ownership makes it unlikely that any other holder or group of holders of our Class A shares will be able to affect the way we are managed or the direction of our business. The interests of Five Point with respect to matters potentially or actually involving or affecting us, such as future acquisitions, financings and other corporate opportunities and attempts to acquire us, may conflict with the interests of our other shareholders.

Furthermore, prior to the completion of this offering, we expect to enter into a Shareholders’ Agreement (as defined herein) with the Five Point Members and Devon Holdco. The Shareholders’ Agreement will provide that the Five Point Members will have the right to designate more than a majority of the members of our board as long as they and their affiliates beneficially own at least 40% of our outstanding common shares, as well as lesser director designation rights as long as they and their affiliates beneficially own less than 40% but at least 10% of our outstanding common shares. So long as the Five Point Members or Devon Holdco, as the case may be, have the right to designate at least one director to our board, the Five Point Members or Devon Holdco, as applicable, will also have the right to appoint a number of board observers, who will be entitled to attend all meetings of the board in a non-voting, observer capacity, equal to the number of directors that the Five Point Members or Devon Holdco, as applicable, is entitled to appoint. Additionally, for so long as the Five Point Members, collectively, or Devon Holdco, as the case may be, have beneficial ownership of at least 5% of our voting power, then the Five Point Members, collectively, or Devon Holdco, as applicable, will have the right to appoint one board observer.

In addition, under our Operating Agreement, for so long as the Five Point Members and certain affiliates beneficially own at least 40% of our outstanding common shares, we will agree not to take, and will take all necessary action to cause our subsidiaries not to take, the following direct or indirect actions (or enter into an agreement to take such actions) without the prior consent of the designated representative of the Five Point Members (the “Five Point Representative”):

•
terminating our chief executive officer and/or hiring or appointing his or her successor;
•
removing the chairman of our board of directors and/or appointing his or her successor;
•
increasing or decreasing the size of our board of directors, any committees of our board or the governing body or committees of any of our subsidiaries;
•
agreeing to or entering into any transactions that would result in a change of control of WaterBridge or enter into definitive agreements with respect to a change of control transaction (other than, in each case, a sale of shares by a Five Point Member to a person that either results in (i) the Five Point Members ceasing to own at least 40% of our outstanding common shares or (ii) the Five Point Members and certain affiliates and Devon Holdco and certain affiliates ceasing to hold the ability to elect a majority of the members of the board of directors);
•
incurring debt for borrowed money (or liens securing such debt) in an amount that would result in outstanding debt for borrowed money that exceeds our Adjusted EBITDA for the four quarter period immediately prior to the proposed date of the incurrence of such debt by 4.00 to 1.00;
•
authorizing, creating (by way of reclassification, merger, consolidation or otherwise) or issuing any equity securities of any kind (other than pursuant to any equity compensation plan approved by our board of directors or a committee of our board of directors or intra-company issuances among WaterBridge and our subsidiaries);
•
the fullest extent permited by applicable law, making any voluntary election to liquidate or dissolve or commence bankruptcy or insolvency proceedings or the adoption of a plan with respect to any of the foregoing or any determination not to oppose such an action or similar proceeding commenced by a third party; and
•
selling, transferring or disposing of assets outside the ordinary course of business in a transaction or series of transactions with a fair market value in excess of $10.0 million.

Additionally, for so long as the Five Point Members, collectively with their affiliates, beneficially own at least 10% of our outstanding common shares, the Company shall not, and shall take all necessary action to cause each member of the Company and its subsidiaries not to, directly or indirectly (whether by amendment, merger, consolidation, reorganization or otherwise), make (or enter into an agreement to make) any amendment, modification or waiver of our Operating Agreement or any other governing documents of the Company that materially and adversely affects any of the Five Point Members or any such member’s rights under our Operating Agreement without the prior consent of such member, which consent may be withheld in such member’s sole discretion.

See “Certain Relationships and Related Transactions—Shareholders’ Agreement.” The existence of the Five Point Members as significant shareholders may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management or limiting the ability of our other shareholders to approve transactions that they may deem to be in the best interests of our company. Moreover, the concentration of share ownership with the Five Point Members and other Existing Owners may adversely affect the trading price of our Class A shares to the extent investors perceive a disadvantage in owning shares of a company with significant shareholders.

In addition, the Five Point Members and other Existing Owners may have different tax positions from us that could influence their decisions regarding whether and when to support the disposition of assets and the incurrence or refinancing of new or existing indebtedness. In addition, the determination of future tax reporting positions, the structuring of future transactions and the handling of any challenge by any taxing authority to our tax reporting positions may take into consideration tax or other considerations of the Five Point Members or other Existing Owners, which may differ from the considerations of our other shareholders.

The Five Point Members and other Existing Owners, as well as their affiliates, are not limited in their ability to compete with us, and may benefit from opportunities that might otherwise be available to us.

Our Operating Agreement will provide that our officers and directors and their respective affiliates and certain of our Existing Owners, as well as their officers, directors and affiliates (each an “Unrestricted Party”), are not restricted from owning assets or prohibited from engaging in other businesses or activities, including those that might be in direct competition with us, and that we renounce any interest or expectancy in any business opportunity that may from time to time be presented to them that would otherwise be subject to a corporate opportunity or other analogous doctrine under the DGCL. In addition, the Unrestricted Parties may compete with us for investment opportunities and may own an interest in entities that compete with us. In particular, our Operating Agreement, subject to the limitations of applicable law, will provide, among other things, that (i) the Unrestricted Parties may conduct business that competes with us and may make investments in any kind of property in which we may make investments, and (ii) if any of the Unrestricted Parties acquire knowledge of a potential business opportunity, transaction or other matter, they have no duty, to the fullest extent permitted by law, to communicate such offer to us, our shareholders or our affiliates.

We may refer any conflicts of interest or potential conflicts of interest involving any of the Unrestricted Parties to a conflicts committee, which must consist entirely of independent directors, for resolution. Additionally, we anticipate that our board of directors will adopt a written related party transactions policy relating to the approval of related party transactions, pursuant to which any such transactions, including transactions with the Unrestricted Parties, will be reviewed and approved or ratified by our Audit Committee or such conflicts committee or pursuant to the procedures outlined in any such policy.

Five Point or other Existing Owners may become aware, from time to time, of certain business opportunities (such as acquisition opportunities) and may direct such opportunities to other businesses in which they have invested, in which case we may not become aware of or otherwise have the ability to pursue such opportunity. Furthermore, such businesses may choose to compete with us for these opportunities, possibly causing these opportunities to not be available to us or causing them to be more expensive for us to pursue. This renouncing of our interest and expectancy in any business opportunity may create actual and potential conflicts of interest between us and Five Point and the other Existing Owners and their affiliates, and result in less than favorable treatment of us and our shareholders if attractive business opportunities are pursued by Five Point or other Existing Owners and their affiliates for their own benefit rather than for ours.

Certain of our directors and officers may have significant duties with, and spend significant time serving, other entities, including entities that may compete with us in seeking acquisitions and business opportunities, and, accordingly, may have conflicts of interest in allocating time or pursuing business opportunities.

Certain of our directors and officers, who are responsible for managing our business may hold positions of responsibility with other entities, including those that are in the energy industry, including LandBridge. The existing and potential positions held by these directors and officers may give rise to fiduciary or other duties that are in conflict with the duties they owe to us and may also otherwise require attention and time that could otherwise be devoted to our business. Although we expect that our directors and officers will initially spend a significant amount of their time on matters involving our business, we expect that they will also spend time on matters relating to other entities in which they are involved, including LandBridge. The ultimate allocation of our directors’ and officers’ time among us and such other entities will be subject to a variety of factors, including operational and business considerations. These directors and officers may become aware of business opportunities that may be appropriate for presentation to us as well as to the other entities with which they are or may become affiliated. Due to these existing and potential future affiliations, such directors and officers may present potential business opportunities to other entities prior to presenting them to us, which could cause additional conflicts of interest. They may also decide that certain opportunities are more appropriate for other entities with which they are affiliated, and, as a result, they may elect not to present those opportunities to us. These conflicts may not be resolved in our or your best interests.

A significant reduction by Five Point of its ownership interests in us could adversely affect us.

We believe that Five Point’s ownership interest in us provides it with an economic incentive to assist us to be successful. Upon the expiration of the lock-up restrictions on transfers or sales of our securities following the completion of this offering, Five Point will not be subject to any obligation to maintain its ownership interest in us and may elect at any time thereafter to sell all or a substantial portion of or otherwise reduce its ownership interest in us. If Five Point sells all or a substantial portion of its ownership interests in us, it may have less incentive to assist in our success and its affiliate(s) that are expected to serve as members of our board of directors may resign. Such actions could adversely affect our ability to successfully implement our business strategies, which could adversely affect our results of operations, cash flows and financial position.

The underwriters of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our Class A shares.

We, all of our directors, all of our executive officers, certain of our Existing Owners and certain their affiliates will enter into lock-up agreements pursuant to which we and they will be subject to certain restrictions with respect to the sale or other disposition of our Class A shares or securities convertible into or exercisable or exchangeable for Class A shares, including OpCo Units and Class B shares, for a period of 180 days following the date of this prospectus. Please see “Underwriting (Conflicts of Interest)” for more information on these agreements. If the restrictions under the lock-up agreements are waived, then the Class A shares, subject to compliance with the Securities Act or exceptions therefrom, will be available for sale into the public markets, which could cause the market price of our Class A shares to decline and impair our ability to raise capital.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for “emerging growth companies,” including certain requirements relating to auditing standards and compensation disclosure. We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things: (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; (iii) provide certain disclosures regarding executive compensation required of larger public companies; or (iv) hold nonbinding advisory votes on executive compensation. We currently intend to take advantage of the exemptions described above. We have also elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our financial statements may not be comparable to companies that comply with public company effective dates, and our shareholders and potential investors may have difficulty in analyzing our operating results if comparing us to such companies. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.235 billion of revenues in a fiscal year, have more than $700.0 million in market value of our Class A shares held by non-affiliates (and have been a public company for at least 12 months), or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our financial position, executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. Additionally, we intend to take advantage of the extended transition periods for the adoption of new or revised financial accounting standards under the JOBS Act until we are no longer an emerging growth company. Our election to use the transition periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the extended transition periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards.

If some investors find our Class A shares to be less attractive as a result, there may be a less active trading market for our Class A shares and our Class A share price may be more volatile.

A portion of the net proceeds of this offering will be used to purchase a portion of the equity interests in OpCo held by Elda River and repay certain existing indebtedness and will not be available to fund our operations.

As described in “Use of Proceeds,” we intend to (i) use approximately $228.2 million of the net proceeds from this offering to purchase a portion of the OpCo Interests held by Elda River and (ii) contribute all of the remaining net proceeds from this offering to OpCo in exchange for newly issued OpCo Units at a per unit price equal to the per share price paid by the underwriters for our Class A shares in this offering. OpCo intends to use the remaining net proceeds from this offering to repay outstanding indebtedness of WaterBridge Operating and its subsidiaries and for general company purposes, including funding working capital and future growth projects. Consequently, a substantial portion of the proceeds of this offering will not be available to fund our operations, capital expenditures or acquisition opportunities. See “Use of Proceeds.”

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our Class A shares or if our operating results do not meet their expectations, our share price could decline.

The trading market for our Class A shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrades our Class A shares or if our operating results do not meet their expectations, our Class A share price could decline.

The initial public offering price of our Class A shares may not be indicative of the market price of our Class A shares after this offering. In addition, an active, liquid and orderly trading market for our Class A shares may not develop or be maintained, and our Class A share price may be volatile.

Prior to this offering, our Class A shares were not traded on any market. After this offering, there will be only 27,000,000 publicly traded Class A shares. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Active, liquid and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. The market price of our Class A shares could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our Class A shares, you could lose a substantial part or all of your investment in our Class A shares. The initial public offering price for our Class A shares will be negotiated between us and the representatives of the underwriters, based on numerous factors which we discuss in “Underwriting (Conflicts of Interest),” and may not be indicative of the market price of our Class A shares after this offering. The market price of our Class A shares may decline below the initial public offering price. Consequently, you may not be able to sell our Class A shares at prices equal to or greater than the price paid by you in this offering.

The following factors could affect our Class A share price:

•
quarterly or annual variations in our financial and operating results, or those of other companies in our industry;
•
the public reaction to our press releases, our other public announcements and our filings with the SEC;
•
strategic actions by us or our competitors, including announcements of significant contracts or acquisitions;
•
changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;
•
speculation in the press or investment community;

•
the failure of research analysts to cover our Class A shares;
•
sales of our Class A shares by us or other shareholders, or the perception that such sales may occur;
•
changes in accounting principles, policies, guidance, interpretations or standards;
•
additions or departures of key management personnel;
•
actions by our shareholders;
•
general market conditions, including fluctuations in oil and natural gas prices;
•
domestic and international economic, legal and regulatory factors unrelated to our performance; and
•
the realization of any risks described under this “Risk Factors” section.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Class A shares. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our results of operations, cash flows and financial position.

The market price of our Class A shares could be adversely affected by sales of substantial amounts of our Class A shares in the public or private markets or the perception in the public markets that these sales may occur, including sales by our Existing Owners after the exercise of their Redemption Rights.

After this offering, we will have 33,784,979 Class A shares and 80,215,021 Class B shares outstanding, assuming no exercise of the underwriters’ option to purchase additional Class A shares. The Class A shares sold in this offering will be freely tradable without restriction under the Securities Act, except for any Class A shares that may be held or acquired by our directors, officers or affiliates, which constitute “control securities” under the Securities Act. Any Class A shares that our Existing Owners acquire through the exercise of the Redemption Right will be subject to resale restrictions under a 180-day lock-up agreement with the underwriters. Each of the lock-up agreements with the underwriters may be waived in the discretion of certain of the underwriters. Sales by our Existing Owners after the exercise of the Redemption Right or sales by other large holders of our Class A shares in the public markets following this offering, or the perception that such sales might occur, could have a material adverse effect on the price of our Class A shares or could impair our ability to obtain capital through an offering of equity securities. In addition, we have agreed to provide registration rights to our Existing Owners, who hold 6,784,979 Class A shares, or approximately 20.1% of Class A shares (or 17.9% if the underwriters’ option to purchase additional Class A shares is exercised in full), and all of our Class B shares, pursuant to which we will agree to register under the federal securities laws the offer and resale of all Class A shares owned by, or underlying the Class B shares owned by, our Existing Owners or certain of their affiliates or permitted transferees. Alternatively, we may be required to undertake a future public or private offering of Class A shares and use the net proceeds from such offering to purchase an equal number of OpCo Units, with the cancellation of a corresponding number of Class B shares, from certain of our Existing Owners. Please read “Shares Eligible for Future Sale.”

The cornerstone investor has indicated an interest in purchasing up to an aggregate of $120.0 million of the Class A shares offered hereby at the public offering price and on the same terms as the other Class A shares being offered hereby. The shares to be purchased by the cornerstone investor will not be subject to a lock-up agreement with the underwriters and will be freely tradeable without restriction under the Securities Act.

We may sell additional Class A shares in subsequent offerings. Sales of substantial amounts of our Class A shares (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our Class A shares.

We cannot predict the size of future issuances of our Class A shares or securities convertible into Class A shares or the effect, if any, that future issuances and sales of our Class A shares will have on the market price of our Class A shares. Sales of substantial amounts of our Class A shares (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our Class A shares.

We expect to be a “controlled company” within the meaning of the NYSE and NYSE Texas rules and, as a result, will qualify for and intend to rely on exemptions from certain corporate governance requirements.

Upon completion of this offering, the Five Point Members will collectively hold a majority of the voting power of our common shares. As a result, we expect to be a controlled company within the meaning of the NYSE and NYSE Texas rules. Under the NYSE rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a controlled company, and under NYSE Texas rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a controlled company. Under NYSE and NYSE Texas rules, controlled companies may elect not to comply with certain NYSE corporate governance requirements, including the requirements that:

•
a majority of the board of directors consist of independent directors as defined under the rules of the NYSE and NYSE Texas;
•
the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•
the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to us as long as we remain a controlled company. A controlled company does not need its board of directors to have a majority of independent directors or to form independent compensation and nominating and governance committees.

Following this offering, we intend to utilize some or all of these exemptions. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the rules of the NYSE and NYSE Texas. Please see “Management” for additional information.

If at any time we cease to be a controlled company, including upon the earlier of (i) the Five Point Members ceasing to collectively own 40.0% of our combined voting power and (ii) the Initial Shareholders (as defined in the Shareholders’ Agreement) ceasing to collectively own 50.0% or more of our combined voting power, we intend to take all action necessary to comply with the Sarbanes-Oxley Act and the NYSE and NYSE Texas rules, including by appointing a majority of independent directors to our board of directors and establishing a compensation committee and a nominating and corporate governance committee, each composed entirely of independent directors, subject to a permitted “phase-in” period.

Our Operating Agreement, as well as Delaware law, will contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our Class A shares and could deprive our investors of the opportunity to receive a premium for their shares.

Our Operating Agreement will authorize our board of directors to issue preferred shares without shareholder approval in one or more series, designate the number of shares constituting any series and fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption prices and liquidation preferences of such series. If our board of directors elects to issue preferred shares, it could be more difficult for a third party to acquire us.

In addition, certain provisions of our Operating Agreement could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our shareholders. Among other things, upon completion of this offering, such provisions of our Operating Agreement include:

•
providing that after the Five Point Members, Devon and their affiliates no longer beneficially own or control the voting of more than 40% of our outstanding common shares (the “Trigger Event”), our board of directors will be divided into three classes that are as nearly equal in number as is reasonably possible and each director will be assigned to one of three classes, with each class of directors elected for a three-year term to succeed the directors of the same class whose terms are then expiring; provided that the Five Point Members shall have the right to designate the initial class assigned to each director immediately following the occurrence of the Trigger Event;
•
prohibiting cumulative voting in the election of directors;

•
providing that after the Trigger Event, the affirmative vote of the holders of not less than 66 2/3% in voting power of all then-outstanding common shares entitled to vote generally in the election of our board of directors, voting together as a single class, will be required to remove any director from office, and such removal may only be for “cause”;
•
providing that after the Trigger Event, all vacancies, including newly created directorships, may, except as otherwise required by the terms of the Shareholders’ Agreement, law or, if applicable, the rights of holders of a series of preferred shares, only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director;
•
providing that after the Trigger Event, shareholders will not be permitted to call special meetings of shareholders;
•
providing that after the Trigger Event, our shareholders may not act by written consent and may only act at a duly called annual or special meeting;
•
establish advance notice procedures with respect to shareholder proposals and nominations of persons for election to our board of directors, other than nominations made by or at the direction of our board of directors or any committee thereof; and
•
providing that a majority of our board of directors is expressly authorized to adopt, or to alter or repeal our Operating Agreement.

Pursuant to our Operating Agreement, for so long as the Five Point Members and certain affiliates beneficially own at least 40% of our outstanding common shares, we will agree not to take, and will take all necessary action to cause our subsidiaries not to take, certain direct or indirect actions (or enter into an agreement to take such actions) without the prior consent of the Five Point Representative. For more information, see “Our Operating Agreement—Consent Rights.”

Our Operating Agreement will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders and federal district courts will be the sole and exclusive forum for Securities Act claims, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our Operating Agreement will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware, in each case, subject to that court having personal jurisdiction over the indispensable parties named defendants therein) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our shareholders, (iii) any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the Delaware Limited Liability Company Act (the “Delaware LLC Act”) or our Operating Agreement or (iv) any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, provided that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in our common shares will be deemed to have notice of, and consented to, the provisions of our Operating Agreement described in the preceding sentence. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons. Alternatively, if a court were to find these provisions of our Operating Agreement inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our results of operations, cash flows and financial position.

There are certain provisions in our Operating Agreement regarding fiduciary duties of our directors, exculpation and indemnification of our officers and directors and the approval of conflicted transactions that differ from the DGCL in a manner that may be less protective of the interests of our public shareholders and restrict the remedies available to shareholders for actions taken by our officers and directors that might otherwise constitute breaches of fiduciary duties if we were subject to the DGCL.

Our Operating Agreement contains certain provisions regarding exculpation and indemnification of our officers and directors and the approval of conflicted transactions that differ from the DGCL in a manner that may be less protective of the interests of our public shareholders. For example, our Operating Agreement provides that to the fullest extent permitted by applicable law our directors or officers will not be liable to us. In contrast, under the DGCL, a director or officer would be liable to us for (i) breach of duty of loyalty to us or our shareholders, (ii) intentional misconduct or knowing violations of the law that are not done in good faith, (iii) improper redemption of shares or declaration of dividends or (iv) a transaction from which the director derived an improper personal benefit.

Pursuant to our Operating Agreement and indemnification agreements, we must indemnify our directors and officers for acts or omissions to the fullest extent permitted by law. In contrast, under the DGCL, a corporation can only indemnify directors and officers for acts and omissions if the director or officer acted in good faith, in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, in a criminal action, if the officer or director had no reasonable cause to believe his or her conduct was unlawful.

Additionally, our Operating Agreement provides that in the event a potential conflict of interest exists or arises between any of our directors, officers, equity owners or their respective affiliates, including Five Point, on the one hand, and us, any of our subsidiaries or any of our public shareholders, on the other hand, a resolution or course of action by our board of directors shall be deemed approved by all of our shareholders, and shall not constitute a breach of the fiduciary duties of members of our board of directors to us or our shareholders, if such resolution or course of action (i) is approved by a conflicts committee, which is composed entirely of independent directors, (ii) is approved by shareholders holding a majority of our common shares that are disinterested parties, (iii) is determined by our board of directors to be on terms that, when taken together in their entirety, are no less favorable than those generally provided to or available from unrelated third parties or (iv) is determined by our board of directors to be fair and reasonable to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us). In contrast, under the DGCL, a corporation is not permitted to exempt board members from claims of breach of fiduciary duty under such circumstances.

Accordingly, our Operating Agreement may be less protective of the interests of our public shareholders, when compared to the DGCL, insofar as it relates to the exculpation and indemnification of our officers and directors.

In certain circumstances, OpCo will be required to make tax distributions to OpCo Unitholders, and such tax distribution may be substantial. To the extent we receive tax distributions in excess of our actual tax liabilities and retain such excess cash, the OpCo Unitholders would benefit from such accumulated cash balances if they exercise their Redemption Right.

The OpCo LLC Agreement will provide, subject to the terms of any current or future debt or other arrangements, for: (i) pro rata tax distributions to the OpCo Unitholders in an amount generally intended to allow us to satisfy our actual income tax liabilities with respect to our allocable share of the income of OpCo; (ii) pro rata tax distributions to the OpCo Unitholders in an amount generally intended to allow us to make payments under the Tax Receivable Agreement that we will enter into with OpCo and the TRA Holders in connection with the closing of this offering and any subsequent tax receivable agreements that we may enter into in connection with future acquisitions; and (iii) to the extent cash is available, additional pro rata tax distributions to the OpCo Unitholders in an amount generally intended to allow the OpCo Unitholders (other than us) to satisfy their estimated tax liabilities with respect to their allocable share of the income of OpCo, based on certain assumptions and conventions. For this purpose, the determination of available cash will take into account, among other factors, (i) the existing indebtedness and other obligations of OpCo and its subsidiaries and their anticipated borrowing needs, (ii) the ability of OpCo and its subsidiaries to take on additional indebtedness on commercially reasonable terms, (iii) capital expenditures and (iv) cash reserves for the proper conduct of our business.

The amount of such additional tax distributions to allow the OpCo Unitholders (other than us) to satisfy their assumed tax liabilities will be determined based on certain assumptions, including assumed income tax rates, and will be calculated after taking into account other distributions (including other tax distributions) made by OpCo. Additional tax distributions may significantly exceed the actual tax liability for many of the OpCo Unitholders, including us. Our board of directors will determine the appropriate uses for any such excess cash, which may include, among other uses, the payment of obligations under the Tax Receivable Agreement and the payment of other expenses. We will have no obligation to distribute such cash (or other available cash) to our shareholders. If we retain the excess cash we receive from such distributions, the OpCo Unitholders would benefit from any value attributable to such accumulated cash balances as a result of their exercise of the Redemption Right. However, we may take steps to eliminate any material excess cash balances, which could include, but are not necessarily limited to, a distribution of the excess cash to holders of our Class A shares or the reinvestment of such cash in OpCo for additional OpCo Units. We may also adjust the exchange ratio between OpCo Units and our Class A shares to take into account any material excess cash balances that we retain.

In addition, the tax distributions that OpCo may be required to make may be substantial, and the amount of any additional tax distributions OpCo is required to make likely will exceed the tax liabilities that would be owed by a corporate taxpayer similarly situated to OpCo. Funds used by OpCo to satisfy its obligation to make tax distributions will not be available for reinvestment in our business, except to the extent we or certain other OpCo Unitholders use any excess cash received to reinvest in OpCo for additional OpCo Units. In addition, because cash available for additional tax distributions will be determined by taking into account the ability of OpCo and its subsidiaries to take on additional borrowing, OpCo may be required to increase its indebtedness in order to fund additional tax distributions. Such additional borrowing may adversely affect our results of operations, cash flows and financial position by, without limitation, limiting our ability to borrow in the future for other purposes, such as capital expenditures, and increasing our interest expense and leverage ratios.

The Tax Receivable Agreement with the TRA Holders requires us to make cash payments to them in respect of certain tax benefits to which we may become entitled, and we expect that the payments we will be required to make will be substantial.

In connection with the closing of this offering, we will enter into a Tax Receivable Agreement with OpCo and the TRA Holders. Under the Tax Receivable Agreement, we are required to make cash payments to the TRA Holders equal to 85% of the amount of cash tax savings, if any, that we actually realize, or in certain circumstances are deemed to realize (calculated using certain assumptions), as a result of Existing Basis, Basis Adjustments, Historical NOLs and Interest Deductions (each as defined below). The actual amount of cash tax savings will depend on, among other things, changes in the relevant tax law, whether we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement and the timing of any future redemptions or exchanges of OpCo Units. We will depend on cash distributions from OpCo to make payments under the Tax Receivable Agreement. Any payments made by us to the TRA Holders under the Tax Receivable Agreement will generally reduce the amount of cash that might have otherwise been available to us. Due to the uncertainty of various factors, we cannot precisely quantify the likely tax benefits we will realize as a result of the purchase of OpCo Units and OpCo Unit exchanges, and the resulting amounts we are likely to pay out to the TRA Holders pursuant to the Tax Receivable Agreement; however, we estimate that such payments will be substantial.

The payment obligation is an obligation of us and not of OpCo. Any payments made by us to the TRA Holders under the Tax Receivable Agreement will not be available for reinvestment in our business and will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid by us. Payments under the Tax Receivable Agreement are not conditioned upon one or more of the TRA Holders maintaining a continued ownership interest in OpCo or us. Furthermore, if we experience a Change of Control (as defined in the OpCo LLC Agreement), which includes certain mergers, asset sales and other forms of business combinations, our (or our successor’s) future payments under the Tax Receivable Agreement for each taxable year after any such event would be based on certain assumptions (instead of our or our successor’s actual, realized cash tax savings), including an assumption that we would have sufficient taxable income to fully use all potential tax benefits that are subject to the Tax Receivable Agreement. This payment obligation could (i) make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that are subject to the Tax Receivable Agreement, (ii) result in holders of our Class A shares receiving substantially less consideration in connection with a change of control transaction than they would receive in the absence of such obligation and (iii) require us to make payments under the Tax Receivable Agreement that are greater than the specified percentage of our actual cash tax savings, which would negatively impact our liquidity. Accordingly, the TRA Holders’ interests may conflict with those of the holders of our Class A shares.

In addition, decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments made under the Tax Receivable Agreement. For example, the earlier disposition of assets following a redemption or exchange of OpCo Units may accelerate the recognition of associated tax benefits for which we would be required to make payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before a redemption or exchange of OpCo Units may increase the tax liability of the TRA Holders (or their transferees or assignees) without giving rise to any rights to receive payments under the Tax Receivable Agreement with respect to tax attributes associated with such assets.

The ability to generate tax assets covered by the Tax Receivable Agreement, and the actual use of any resulting tax benefits, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of redemptions or exchanges of OpCo Units by, or purchases of OpCo Units from, the TRA Holders (or their transferees or other assignees), the price of our Class A shares at the time of the redemption, exchange or purchase; the extent to which such redemptions, exchanges or purchases are taxable; the amount and timing of the taxable income allocated to us or otherwise generated by us in the future; the tax rates and laws then applicable and the portion of our payments under the Tax Receivable Agreement constituting imputed interest.

In certain cases, payments under the Tax Receivable Agreement to the TRA Holders may be accelerated and/or significantly exceed any actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement.

The Tax Receivable Agreement provides that if (i) we materially breach any of our material obligations thereunder or the Tax Receivable Agreement is rejected by operation of law or (ii) we elect an early termination of the Tax Receivable Agreement, then our obligations, or our successor’s obligations, under the Tax Receivable Agreement to make payments would be accelerated and become immediately due and payable. The amount due and payable in those circumstances is based on the present value (at a discount rate equal to the secured overnight financing rate (“SOFR”) plus 100 basis points) of projected future tax benefits that are based on certain assumptions, including an assumption that we would have sufficient taxable income to fully use all potential future tax benefits that are subject to the Tax Receivable Agreement Based on such assumptions, if we were to exercise our termination right, or if the Tax Receivable Agreement is otherwise terminated, immediately following the consummation of this offering, the aggregate amount of the termination payments would be approximately $589.2 million. In addition, upon a change of control our (or our successor’s) payments under the Tax Receivable Agreement for each taxable year after any such event would be based on certain assumptions, including an assumption that we would have sufficient taxable income to fully use all potential tax benefits that are subject to the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

As a result of the foregoing, we would be required to make an immediate cash payment that may be made significantly in advance of the actual realization, if any, of such future tax benefits. We could also be required to make cash payments to the TRA Holders that are greater than 85% of the actual cash tax savings we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. We may need to incur debt to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise. We may not be able to fund or finance our obligations under the Tax Receivable Agreement.

We will not be reimbursed for any payments made to the TRA Holders under the Tax Receivable Agreement in the event that any tax benefits are disallowed.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, which are complex and factual in nature, and the IRS or another taxing authority may challenge all or part of the tax basis increases or other tax benefits we claim, as well as other related tax positions we take, and a court could sustain such challenge. If the outcome of any such challenge would reasonably be expected to materially affect a recipient’s rights and obligations under the Tax Receivable Agreement, then our ability to settle such challenges may be restricted by the rights of the TRA Holders pursuant to the Tax Receivable Agreement, and such restrictions apply for as long as the Tax Receivable Agreement remains in effect. In addition, we will not be reimbursed for any cash payments previously made to the TRA Holders under the Tax Receivable Agreement in the event that any tax benefits initially claimed by us and for which payment has been made to a TRA Holder are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to a TRA Holder will be netted against any future cash payments that we might otherwise be required to make to such TRA Holder under the terms of the Tax Receivable Agreement. However, we might not determine that we have effectively made an excess cash payment to a TRA Holder for a number of years following the initial time of such payment and, if any of our tax reporting positions are challenged by a taxing authority, we will not be permitted to reduce any future cash payments under the Tax Receivable Agreement until any such challenge is finally settled or determined. Moreover, the excess cash payments we made previously under the Tax Receivable Agreement could be greater than the amount of future cash payments against which we would otherwise be permitted to net such excess. As a result, payments could be made under the Tax Receivable Agreement significantly in excess of 85% of the actual cash tax savings that we realize in respect of the tax attributes with respect to a TRA Holder that are the subject of the Tax Receivable Agreement.

If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result, and we would not be able to recover payments we previously made under the Tax Receivable Agreement even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

We intend to operate such that OpCo does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, redemptions of OpCo Units pursuant to the Redemption Right (or our Call Right) or other transfers of OpCo Units could cause OpCo to be treated as a publicly traded partnership. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and we intend to operate such that redemptions or other transfers of OpCo Units qualify for one or more such safe harbors. For example, we intend to limit the number of OpCo Unitholders, and the OpCo LLC Agreement, which will be entered into in connection with the closing of this offering, will provide for limitations on the ability of OpCo Unitholders to transfer their OpCo Units and will provide us, as managing member of OpCo, with the right to impose restrictions (in addition to those already in place) on the ability of OpCo Unitholders to redeem their OpCo Units pursuant to the Redemption Right to the extent we believe that it is necessary to ensure that OpCo will continue to be classified as a partnership for U.S. federal income tax purposes.

If OpCo were to become a publicly traded partnership, significant tax inefficiencies might result for us and for OpCo, including as a result of our inability to file a consolidated U.S. federal income tax return with OpCo. In addition, we may not be able to realize tax benefits covered under the Tax Receivable Agreement, and we would not be able to recover any payments previously made by us under the Tax Receivable Agreement, even if the corresponding tax benefits (including any claimed increase in the tax basis of OpCo’s assets) were subsequently determined to have been unavailable.

Because we have elected to take advantage of the extended transition period pursuant to Section 107 of the JOBS Act, our financial statements may not be comparable to those of other public companies.

Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of this extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for private companies. Accordingly, our financial statements may not be comparable to companies that comply with public company effective dates, and our shareholders and potential investors may have difficulty in analyzing our operating results by comparing us to such companies.

If the closing of the WaterBridge Combination does not occur or certain other related conditions are not satisfied or waived, this offering will not be consummated.

Prior to the consummation of this offering, we and our Existing Owners will enter into the Contribution and Corporate Reorganization Agreement (as defined herein) that will govern the consummation of the WaterBridge Combination and the Corporate Reorganization as described in the section entitled “Corporate Reorganization.” The closing of the transactions contemplated by the Contribution and Corporate Reorganization Agreement, including the WaterBridge Combination, is subject to customary closing conditions, including that (a) no order or legal restraint of any governmental authority is in effect that prohibits the consummation of the transactions contemplated by the Contribution and Reorganization Agreement, and (b) no actions, lawsuits or proceedings are pending that seek to enjoin, prohibit or delay such transactions. This offering will not be consummated unless the closing of the WaterBridge Combination has occurred. In addition, we and OpCo are not obligated to proceed with the closing of this offering if the other parties’ respective representations and warranties are not true and correct as of the closing of this offering (subject to customary materiality qualifiers) or if the other parties have not performed in all material respects their respective covenants and agreements required to be performed at the closing of the WaterBridge Combination or the closing of this offering. For additional information, please see “Certain Relationships and Related Party Transactions—Contribution and Corporate Reorganization Agreement."

CAUTIONARY NOTE REGARDING FORWARD‑LOOKING STATEMENTS

Some of the information in this prospectus may contain “forward‑looking statements.” All statements, other than statements of historical fact, included in this prospectus regarding our strategy, future operations, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward‑looking statements. When used in this prospectus, words such as “may,” “assume,” “forecast,” “could,” “would,” “should,” “will,” “plan,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “budget” and similar expressions are intended to identify forward‑looking statements, although not all forward‑looking statements contain such identifying words. These forward‑looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events at the time such statements were made. When considering forward‑looking statements, you should keep in mind the risk factors and other cautionary statements described under the section titled “Risk Factors” included in this prospectus. By their nature, forward‑looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the forward‑looking statements contained in this prospectus are based on reasonable assumptions, you should be aware that many factors could affect our actual results of operations, cash flows and financial position and could cause actual results to differ materially from those in such forward‑looking statements, including:

•
our customers’ demand for and use of our services;
•
the domestic and foreign supply of, and demand for, energy sources, including the impact of actions relating to oil price and production controls by OPEC+ with respect to oil production levels and announcements of potential changes to such levels;
•
our reliance on a limited number of customers, as well as our operations in the Delaware Basin, for a substantial majority of our revenues;
•
our ability to enter into favorable contracts with our customers, including the prices we are able to charge and the margins we are able to realize;
•
our business strategies and our ability to execute thereon, including our ability to attract non-traditional energy customers to use our services;
•
commodity price volatility and trends related to changes in commodity prices, and our customers’ ability to manage through such volatility;
•
the availability of additional pore space for future capacity expansion;
•
the level of competition from other water management companies;
•
changes in the prices charged to our customers and availability of services necessary for our customers to conduct their businesses, as a result of oversupply, government regulations or other factors;
•
any planned or future expansion projects by us or our customers;
•
our ability to initiate and continue the payment of dividends;
•
the development of advances or changes in energy technologies or practices;
•
our ability to successfully implement our growth plans, including through organic growth projects, future acquisitions or otherwise;
•
the potential deterioration of our customers’ financial condition and their ability to access capital to fund their development programs;
•
the degree to which consolidation among our customers may affect spending on U.S. drilling and completions in the near term;
•
our customers’ ability to obtain necessary supplies, raw materials and other critical components on a timely basis, or at all;
•
our and our customers’ ability to obtain government approvals or acquire or maintain necessary permits, including those related to the development and operation of produced water handling facilities;
•
operational disruptions and liability related thereto associated with our customers, including those due to environmental hazards, fires, explosions, chemical mishandling or other industrial accidents;

•
our liquidity and our ability to access the capital markets on favorable terms, or at all, which depends on general market conditions, including the impact of inflation, elevated interest rates and Federal Reserve policies and potential economic recession;
•
uncertainty of estimates of oil, natural gas and NGL reserves and production;
•
the effects of political instability or armed conflict in oil and natural gas producing regions, including the global economic distress resulting from the Russia-Ukraine war, as well as the Israel-Hamas conflict and increased tensions in the Middle East, including Iran, and potential energy insecurity in Europe, which may decrease demand for oil and natural gas or contribute to volatility in the prices for oil and natural gas, which could decrease demand for our services;
•
our level of indebtedness and our ability to service our indebtedness;
•
our ability to integrate future acquisitions and manage related growth;
•
our ability to recruit and retain key management and employees;
•
actions taken by the federal or state governments, such as executive orders or new or expanded regulations, that may impact future energy production in the U.S. and any acceleration of the domestic and/or international transition to a low carbon economy as a result of the IRA or otherwise;
•
changes in laws and regulations (or the interpretation thereof), including those related to hydraulic fracturing, accessing water, disposing of wastewater, transferring produced water, interstate brackish water transfer, carbon pricing, pipeline construction, taxation or emissions, leasing, permitting or drilling and various other environmental matters;
•
changes in effective tax rates, or adverse outcomes resulting from other tax increases or an examination of our income or other tax returns and tax inefficiencies;
•
the severity and duration of world health events, natural disasters or inclement or hazardous weather conditions, including cold weather, droughts, earthquakes, flooding and tornadoes;
•
evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insider or others with authorized access, cyber or phishing attacks, ransomware, social engineering, physical breaches or other actions; and
•
other factors discussed elsewhere in this prospectus including in the section titled “Risk Factors.”

We caution you that these forward‑looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the operation of business in our industry. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward‑looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward‑looking statements we may make.

All forward‑looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary note. This cautionary note should also be considered in connection with any subsequent written or oral forward‑looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward‑looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We expect to receive approximately $461.1 million of proceeds (or $531.6 million if the underwriters’ option to purchase additional Class A shares is exercised in full) from this offering based upon the assumed public offering price of $18.50 per Class A share (the midpoint of the price range set forth on the cover page of this prospectus), net of underwriting discounts and estimated offering expenses payable by us. See “Underwriting (Conflicts of Interest).”

We intend to (i) use approximately $228.2 million of the net proceeds from this offering to purchase a portion of the OpCo Interests held by Elda River and (ii) contribute all of the remaining net proceeds from this offering to OpCo in exchange for newly issued OpCo Units at a per unit price equal to the per share price paid by the underwriters for our Class A shares in this offering. OpCo intends to use the remaining net proceeds from this offering to repay certain outstanding indebtedness of WaterBridge Operating, NDB Operating and Desert Environmental and for general company purposes, including funding working capital and future growth projects.

The following table illustrates the anticipated use of the proceeds of this offering:

Sources of Funds		Uses of Funds

Gross proceeds from this offering	$499,500,000	Purchase of OpCo equity interests	$228,162,000
		Repayment of outstanding indebtedness	129,000,000
		General company purposes	103,960,275
		Underwriting discounts, fees and expenses	38,377,725
Total	$499,500,000	Total	$499,500,000

The proceeds from the indebtedness to be repaid with the proceeds of the offering were used for general company purposes, including funding capital growth projects.

If the underwriters exercise their option to purchase additional Class A shares in full, we expect to receive approximately $70.4 million of additional net proceeds based upon the assumed public offering price of $18.50 per Class A share (the midpoint of the price range set forth on the cover page of this prospectus). We intend to contribute all of the net proceeds from any exercise of such option to OpCo in exchange for additional OpCo Units. OpCo intends to use such additional net proceeds for general company purposes, including funding working capital and future growth projects.

After the application of the net proceeds from this offering, (i) we will own approximately 29.6% of the outstanding OpCo Units (or approximately 32.0% of the outstanding OpCo Units if the underwriters’ option to purchase additional Class A shares is exercised in full), (ii) the Five Point Members will collectively own approximately 10.1% of the outstanding Class A shares, approximately 72.9% of the outstanding Class B shares and approximately 51.3% of the outstanding OpCo Units (or approximately 9.0% of the outstanding Class A shares, approximately 72.9% of the outstanding Class B shares and approximately 49.5% of the outstanding OpCo Units if the underwriters’ option to purchase additional Class A shares is exercised in full), (iii) Devon Holdco will own approximately 22.1% of the outstanding Class B shares and approximately 15.5% of the outstanding OpCo Units (or approximately 22.1% of the outstanding Class B shares and approximately 15.0% of the outstanding OpCo Units if the underwriters’ option to purchase additional Class A shares is exercised in full), (iv) Elda River will own approximately 5.1% of the outstanding Class B shares and approximately 3.6% of the outstanding OpCo Units (or approximately 5.1% of the outstanding Class B shares and approximately 3.4% of the outstanding OpCo Units if the underwriters’ option to purchase additional Class A shares is exercised in full) and GIC will own approximately 10.0% of the outstanding Class A shares (or approximately 8.9% of the outstanding Class A shares if the underwriters’ option to purchase additional Class A shares is exercised in full).

Each $1.00 increase or decrease in the assumed public offering price of $18.50 per Class A share (the midpoint of the price range set forth on the cover of this prospectus) would increase or decrease the net proceeds to us from this offering by approximately $25.4 million (or approximately $29.2 million if the underwriters’ option to purchase additional Class A shares is exercised in full), assuming that the number of Class A shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and estimated offering expenses payable by us.

Each increase or decrease of one million in the number of Class A shares offered by us in this offering would increase or decrease the net proceeds to us from this offering by approximately $17.4 million and, as a result, would decrease or increase (i) both the aggregate ownership interest of the Five Point Members in OpCo and their voting power in us by approximately 0.47%, (ii) both the ownership interest of Devon Holdco in OpCo and its voting power in us by approximately 0.13%, (iii) both the ownership interest of Elda River in OpCo and its voting power in us by approximately 0.03%, and (iv) GIC’s voting power in us by approximately 0.03%, in each case assuming that the public offering price of $18.50 per Class A share (the midpoint of the price range set forth on the cover of this prospectus) remains the same and after deducting underwriting discounts and estimated offering expenses payable by us. For example, an increase of one million in the number of Class A shares offered by us in this offering would result in (i) the Five Point Members initially collectively owning approximately 53.8% of our combined economic interest and voting power, (ii) Devon Holdco initially owning approximately 15.4% of our combined economic interest and voting power, (iii) Elda River initially owning approximately 3.5% of our combined economic interest and voting power and (iv) GIC initially owning approximately 2.9% of our combined economic interest and voting power, and a decrease of one million in the number of Class A shares offered by us in this offering would result in (w) the Five Point Members collectively owning approximately 54.8% of our combined economic interest and voting power, (x) Devon Holdco initially owning approximately 15.7% of our combined economic interest and voting power, (y) Elda River initially owning approximately 3.6% of our combined economic interest and voting power and (z) GIC initially owning approximately 3.0% of our combined economic interest and voting power.

As of August 31, 2025, we had approximately (i) $25.0 million outstanding under our WBM Revolving Credit Facility, (ii) $80.0 million outstanding under our NDB Revolving Credit Facility and (iii) $14.0 million outstanding under our Desert Credit Facility (as defined below). The interest rates on the various borrowings under the (i) WBM Revolving Credit Facility range from approximately 8.0% to 8.2% per annum, (ii) NDB Revolving Credit Facility range from approximately 7.9% to 8.0% and (iii) Desert Credit Facility are approximately 7.8%. The maturity dates for the WBM Revolving Credit Facility and NDB Revolving Credit Facility are June 27, 2028 and June 8, 2027, respectively. Further, under the Desert Credit Facility, the Desert Initial Term Loan matures on March 31, 2030, the Desert Revolving Commitments mature on October 3, 2027, and the Desert Second Amendment Term Loan matures on October 3, 2030 (each as defined below). We expect to borrow an additional $10.0 million on the NDB Revolving Credit Facility with interest rates similar to those on our currently outstanding borrowings before the completion of this offering. We intend to use approximately $129.0 million of the net proceeds of this offering to repay outstanding indebtedness under our WBM Revolving Credit Facility, NDB Revolving Credit Facility and Desert Credit Facility.

DIVIDEND POLICY

We have not adopted, and we do not expect to adopt, a formal written dividend policy to pay any particular amount of dividends on our Class A shares based on the achievement of, or derivable from, any specific financial metrics. Following the completion of this offering, our board of directors may elect to declare cash dividends on our Class A shares from time to time. However, the declaration and payment of any dividends by us will be made in the sole discretion of our board of directors. Our board of directors has not declared any dividends and may determine not to declare any cash dividends in the future. If our board of directors determines to declare and pay any dividends in the future, the amount of any such dividends may vary from period to period. In determining whether to declare and pay any dividends in the future, our board of directors will take into account:

•
general economic and business conditions;
•
our financial condition and results of operations;
•
our cash flows from operations and current and anticipated cash needs;
•
our capital requirements, including future acquisitions;
•
legal, tax, regulatory and contractual restrictions (including under our credit facilities and future financing arrangements) and implications on the payment of dividends by us to our shareholders or the payment of distributions by our subsidiaries to us; and
•
such other factors as our board of directors may deem relevant.

Following our Corporate Reorganization and this offering, we will be a holding company and will have no material assets other than OpCo Units. As a consequence, our ability to declare and pay dividends to the holders of our Class A shares will be subject to the ability of our subsidiaries to make distributions to OpCo and of OpCo to make distributions to us. The ability of our subsidiaries to make distributions to OpCo will depend upon the amount of cash they generate from their businesses, the cash flow needs of our subsidiaries and the restrictions contained in our credit facilities, any future financing arrangement or any other arrangement, as well as such subsidiaries’ governing documents. OpCo and its subsidiaries may not generate sufficient cash flow to distribute funds to us and applicable state law and contractual restrictions, including negative covenants in our debt instruments, may not permit such distributions. For example, after giving effect to our capital requirements, we would have had a cash deficiency of approximately $203.8 million on a pro forma basis for the year ended December 31, 2024, and we would not have declared any dividends on our Class A shares during that period.

The OpCo LLC Agreement will provide, subject to the terms of any current or future debt or other arrangements, for: (i) pro rata tax distributions to the OpCo Unitholders in an amount generally intended to allow us to satisfy our actual income tax liabilities with respect to our allocable share of the income of OpCo; (ii) pro rata tax distributions to the OpCo Unitholders in an amount generally intended to allow us to make payments under the Tax Receivable Agreement that we will enter into with OpCo and the TRA Holders in connection with the closing of this offering and any subsequent tax receivable agreements that we may enter into in connection with future acquisitions; and (iii) to the extent cash is available, additional pro rata tax distributions to the OpCo Unitholders in an amount generally intended to allow the OpCo Unitholders (other than us) to satisfy their estimated tax liabilities with respect to their allocable share of the income of OpCo, based on certain assumptions and conventions.

If OpCo makes distributions to us and the other OpCo Unitholders in any given year, we may pay dividends in respect of our Class A shares out of some or all of such distributions remaining after the payment of taxes and other expenses if determined by our board of directors. However, because our board of directors may determine to pay or not pay dividends in respect of our Class A shares based on the factors described above, holders of our Class A shares may not necessarily receive dividends, even if OpCo makes such distributions to us. In addition, because we must pay income taxes and any amounts due under the Tax Receivable Agreement, amounts ultimately distributed to Class A shareholders are expected to be less on a per-share basis than the amounts distributed by OpCo to the other OpCo Unitholders on a per-unit basis.

See “Risk Factors—Risks Related to this Offering, Our Corporate Structure and Our Class A Shares—Any decision to pay cash dividends in the future will be made in the sole discretion of our board of directors. If we do not pay any cash dividends on our Class A shares following this offering, you may not receive a return on investment unless you sell your Class A shares for a price greater than that which you paid for them.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2025, as follows:

•
on an actual basis for WaterBridge, the registrant;
•
on an actual basis for WBEF and NDB Operating, our predecessors;
•
on an actual basis for Desert Environmental, our energy waste management business;
•
on a pro forma basis to give effect to the WaterBridge Combination; and
•
on a pro forma, as adjusted, basis to give effect to the WaterBridge Combination, the Corporate Reorganization and this offering at the assumed initial offering price of $18.50 per Class A share (the midpoint of the price range set forth on the cover of this prospectus) and the application of the net proceeds therefrom as described under the section titled “Use of Proceeds.”

The information set forth below is illustrative only and will be adjusted based on the actual public offering price and other final terms of this offering. The table below should be read in conjunction with, and is qualified in its entirety by reference to, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial information of OpCo and our unaudited pro forma condensed combined financial information for the periods and as of the dates indicated.

	As of June 30, 2025
	Actual (WaterBridge)	Actual (WBEF)	Actual (NDB Operating)	Actual (Desert Environmental)	Pro Forma	Pro Forma, As Adjusted
	(in thousands, except number of common shares)
Cash and cash equivalents	$-	$20,104	$11,902	$3,147	$35,153	$170,711
Long-term debt:
Credit Facilities(1)	-	1,156,375	640,688	14,000	1,811,063	1,712,063
Other	-	8,834	47	244	9,125	9,125
Current portion of long-term debt	-	(17,289)	(5,794)	(2,744)	(25,827)	(25,827)
Unamortized debt issuance costs	-	(34,055)	(14,561)	(303)	(14,561)	(14,561)
Total long-term debt	-	1,113,865	620,380	11,197	1,779,800	1,680,800
Equity:
Mezzanine equity	-	397,564	-	-	-	-
Member's equity	-	(32,893)	693,267	33,946	1,500,471	-
Class A member's equity; no class A shares issued or outstanding (actual and pro forma); 33,784,979 Class A shares issued and outstanding (pro forma, as adjusted)	-	-	-	-	-	489,920
Class B member's equity; no class B shares issued or outstanding (actual and pro forma); 80,215,021 Class B shares issued and outstanding (pro forma, as adjusted)	-	-	-	-	-	-
Noncontrolling interest(2)	-	-	-	-	-	1,163,207
Total capitalization	$-	$1,478,536	$1,313,647	$45,143	$3,280,271	$3,333,927

(1)
As of August 31, 2025, we had $1,166.4 million of outstanding borrowings under our WBEF credit facilities, consisting of $25.0 million under our WBM Revolving Credit Facility and $1,141.4 million under our WBM Term Loan (as defined below). As of August 31, 2025, we had $650.7 million of outstanding borrowings under our NDB Operating credit facilities, consisting of $80.0 million under our NDB Revolving Credit Facility and $570.7 million under our NDB Term Loan (as defined below). As of August 31, 2025, we had $14.0 million of outstanding borrowings under our Desert Credit Facility. We expect to borrow an additional $10.0 million on the NDB Revolving Credit Facility before the completion of this offering.
(2)
On a pro forma basis, includes the OpCo Units not owned by us, which represent approximately 70.4% of outstanding OpCo Units immediately after this offering. The Five Point Members, Devon Holdco and Elda River will collectively hold a non‑controlling economic interest in OpCo. We will hold approximately 29.6% of outstanding OpCo Units immediately after this offering (or approximately 32.0% of outstanding OpCo Units if the underwriters’ option to purchase additional Class A shares is exercised in full).

DILUTION

Purchasers of the Class A shares in this offering will experience immediate and substantial dilution in the net tangible book value per Class A share for accounting purposes. Our as adjusted net tangible book value as of June 30, 2025, after giving pro forma effect to the WaterBridge Combination, was $382.3 million, or $4.39 per Class A share. Pro forma net tangible book value per Class A share is determined by dividing our pro forma tangible net worth (tangible assets less total liabilities) by the total number of Class A shares that would have been outstanding immediately prior to the closing of this offering after giving effect to the Corporate Reorganization transactions other than this offering and the application of the net proceeds therefrom (assuming that 100% of our Class B shares have been cancelled in connection with a redemption of OpCo Units for Class A shares on a one‑for‑one basis). After giving effect to the transactions described under “Corporate Reorganization” and the sale of Class A shares in this offering and further assuming the receipt of the estimated net proceeds from this offering (after deducting estimated underwriting discounts and estimated offering expenses payable by us), our pro forma, as adjusted, net tangible book value as of June 30, 2025 would have been $534.9 million, or $4.69 per Class A share. This represents an immediate increase in the net tangible book value of $0.30 per Class A share (assuming that 100% of our Class B shares have been cancelled in connection with a redemption of OpCo Units for Class A shares) to our Existing Owners, and an immediate dilution (i.e., the difference between the offering price and the as adjusted net tangible book value after this offering) to new investors purchasing Class A shares in this offering of $13.81 per Class A share. The following table illustrates the per Class A share dilution to new investors purchasing Class A shares in this offering (assuming that 100% of our Class B shares have been cancelled in connection with a redemption of OpCo Units for Class A shares on a one‑for‑one basis):

Public offering price per Class A share		$18.50
As adjusted net tangible book value per Class A share as of June 30, 2025 (after giving pro forma effect to the WaterBridge Combination as described above)	4.39
Increase per Class A share attributable to this offering and related transactions as described above	0.30
Pro forma, as adjusted, net tangible book value per Class A share (after giving further effect to this offering and the related transactions as described above)		4.69
Dilution in pro forma, as adjusted, net tangible book value per Class A share to new investors in this offering		$13.81

The dilution information discussed in this section is illustrative only and will change based on the actual public offering price and other terms of this offering to be determined at pricing. Each $1.00 increase or decrease in the public offering price of $18.50 per Class A share (the midpoint of the price range set forth on the cover of this prospectus) would increase or decrease the net proceeds to us from this offering by approximately $25.4 million (or approximately $29.2 million if the underwriters’ option to purchase additional Class A share is exercised in full), assuming the number of Class A shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting estimated underwriting discounts and estimated offering expenses payable by us.

The following table summarizes, on an as adjusted basis as of September 4, 2025, the total number of Class A shares that we will issue and the total consideration contributed to us (a) by our Existing Owners in connection with the Corporate Reorganization transactions, other than this offering, in respect of their Class A shares (assuming that 100% of our Class B shares have been canceled in connection with a redemption of OpCo Units for Class A shares) and (b) by new investors in this offering upon consummation of the transactions contemplated by this prospectus, and the average price per share contributed to us by our Existing Owners and by new investors in this offering at our initial offering price of $18.50 per Class A share, calculated before deduction of estimated underwriting discounts and estimated offering expenses payable by us.

	Shares Acquired		Total Consideration			Average Price
	Number	Percent	Amount		Percent	Per Share
	(in thousands except share and per share amounts)
Existing Owners	87,000,000	76.3%	$1,415,013	(1)	73.9%	$16.26
New investors in this offering	27,000,000	23.7%	499,500		26.1%	18.50
Total	114,000,000	100%	$1,914,513		100%	$16.79

(1)
Total consideration for the Existing Owners only includes the historical member contributions prior to giving any consideration to member distributions.

The information excludes (i) 5,700,000 Class A shares reserved for issuance under our LTIP, which we intend to adopt in connection with the completion of this offering, and (ii) 80,215,021 Class A shares reserved for issuance in connection with any exercise of the Redemption Right or the Call Right.

Except as otherwise noted, all information in this prospectus assumes (i) no exercise by the underwriters of their option to purchase additional Class A shares and (ii) no purchase of Class A shares by our directors, officers, employees and other individuals associated with us and members of their families through the directed share program. If the underwriters’ option to purchase additional Class A shares is exercised in full, the number of Class A shares held by new investors in this offering will be increased to 31,050,000, or 82.1% of the total number of Class A shares outstanding immediately after this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the section titled “Summary—Summary Historical and Pro Forma Financial Data” and the accompanying financial statements and related notes included elsewhere in this prospectus. The following discussion contains “forward‑looking statements” reflecting our current expectations, future plans, estimates, beliefs and assumptions concerning events and financial trends that may affect our future results of operations, cash flows and financial position. Our actual results and the timing of events may differ materially from those contained in these forward‑looking statements due to a number of factors, including certain factors outside our control. Factors that could cause or contribute to such differences include, but are not limited to, market prices for oil and natural gas, production volumes, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward‑Looking Statements,” all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward‑looking events discussed may not occur. We assume no obligation to publicly update any of these forward‑looking statements except as otherwise required by applicable law.

Unless otherwise indicated, the historical financial information in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” reflects only the historical financial results of OpCo’s predecessors, WaterBridge Equity Finance LLC and WaterBridge NDB Operating LLC, and does not give effect to the transactions described in the section titled “Corporate Reorganization.”

Overview

We are a leading integrated, pure-play water infrastructure company with operations predominantly in the Delaware Basin, the most prolific oil and natural gas basin in North America. We believe that our strategically located network, substantial scale and built-in operational redundancies provide a competitive advantage in attracting customers and allow us to achieve significant operating and capital efficiencies. We operate the largest produced water infrastructure network in the United States through which we provide water management solutions to E&P companies under long-term contracts, which include gathering, transporting, recycling and handling produced water. As of August 31, 2025, on a pro forma basis, our infrastructure network included approximately 2,500 miles of pipelines and 197 produced water handling facilities, which handled more than 2.6 million bpd of produced water for our customers and had more than 4.5 million bpd of total produced water handling capacity. We also operate two energy waste management facilities for the disposal of non-hazardous waste resulting from oil and gas exploration and production activity, branded under Desert Environmental. Our synergistic relationship with LandBridge, a leading Delaware Basin land management company, provides us preferential access to significant underutilized pore space in and around the Delaware Basin that is necessary to meet the E&P industry’s evolving water handling needs.

Our customers include some of the most active and well-capitalized E&P companies in the areas in which we operate, including bpx energy, Chevron Corporation, Devon, EOG Resources, Inc. and Permian Resources Corporation. We serve our customers primarily under long-term, fixed-fee contracts that contain acreage dedications or MVCs. Many of our long-term, fixed-fee contracts also include AMIs that grant us the right to provide water management solutions on any leases or oil and natural gas wells subsequently acquired or operated by a customer within a specified area. Our long-term contracts typically grant us the exclusive right to provide water management solutions for all produced water volumes from our customers’ oil and natural gas wells located within the dedicated acreage, and customers are typically required to either deliver all dedicated volumes to us or pay us a fee for any diverted dedicated volumes. For the six months ended June 30, 2025, on a pro forma basis, we generated approximately 77% of our revenues under long-term, fixed-fee contracts. As of June 30, 2025, the weighted average remaining term of our long-term, fixed-fee contracts was approximately 11 years.

Market Condition and Outlook

Over the last several years, the global economy, and more specifically the oil and natural gas industry, has experienced significant volatility, impacted by the COVID-19 pandemic and recovery, the Russia-Ukraine war as well as the Israel-Hamas conflict and increased tensions in the Middle East, domestic political uncertainty, the activities of OPEC, and elevated inflation, interest rates and costs of capital. In addition, the U.S. federal government has recently imposed tariffs on international goods, such as those produced in Canada, Mexico and China, and those countries have enacted retaliatory tariffs against the United States. More recently, high levels of activity in the Delaware Basin have resulted in labor and supply chain challenges, which has impacted drilling, completion and production activity. This volatility has driven material swings in WTI pricing, which has subsequently impacted development and production decisions of E&P companies.

Despite these challenges, we believe that the outlook for the oil and natural gas industry, particularly within the Permian Basin, remains positive. Within the Delaware Basin, the most active sub-region within the Permian Basin, oil production has increased at a CAGR of approximately 21% from 2014 through 2024, while water production has increased at a CAGR of approximately 19% during the same period. As of early April 2025, the Permian Basin hosted 289 drilling rigs, accounting for 47% of all U.S. drilling rigs, with the Delaware Basin alone hosting 164 rigs, according to Enverus. We believe that this growth in production activity will require increased produced water handling capacity, as the amount of produced water from wells in the Delaware Basin significantly exceeds the amount of the related oil and natural gas production.

How We Generate Revenue

We generate revenue primarily by charging produced water handling fees for transporting produced water for disposal into our produced water handling facilities, and, to a lesser extent, by providing raw or recycled produced water to customers for reuse in drilling and completion operations. By focusing on produced water handling, our revenues are tied primarily to the long-life production of oil and natural gas wells rather than drilling activity, which can be more cyclical in nature. Our revenue consists of the principal components discussed below.

Produced Water Handling. We charge a fixed fee whether produced water is handled by our produced water handling facilities or recycled. Under some of our customer contracts, we receive separate fees for transportation and handling or recycling of produced water, while in other contracts we receive a combined fee for both services. Our results are driven primarily by the fees we charge and the volumes of produced water transported for handling or recycling on our network. We also sell oil recovered as a byproduct of the produced water we handle, which is referred to as skim oil.

Water Solutions. We sell brackish and produced water to our customers for use in their drilling and completion operations. We also provide produced water treatment and recycling services and sell recycled water to our customers for use in drilling and completion operations. We charge contracted fees per barrel of water sold.

Other. We generate revenue through natural gas transportation services in the Arkoma Basin, solid waste management and reclamation services in the Delaware Basin and previously through crude oil gathering in the Eagle Ford Basin. These services are provided under market-based contractual arrangements, with revenues primarily driven by the volumes gathered and transported or processed, in the case of solid waste management and reclamation services. In March 2025, we divested our crude oil gathering operations to a third party purchaser. We do not expect gas transportation fees and solid waste and reclamation fees to comprise a significant portion of our future revenues.

Costs of Conducting Our Business

Our costs consist primarily of direct operating costs to maintain our infrastructure network, depreciation, amortization and accretion, and general and administrative expenses. Our principal costs are as follows:

Direct Operating Costs. Direct operating costs are incurred in connection with the operation and maintenance of our infrastructure network to support produced water handling, water solutions and solid waste management and reclamation services provided to our customers. These costs generally fluctuate with changes in throughput or processed volumes and include utilities, chemicals, repair and maintenance, direct labor, landowner royalties and other expenses associated with operating and maintaining our infrastructure assets. Direct operating costs also include workover activities required to ensure the continued reliability of our existing produced water handling facilities.

Depreciation, Amortization and Accretion. Depreciation, amortization and accretion reflect the systematic expensing of capitalized costs associated with the acquisition and construction of our integrated water infrastructure network. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective asset groups. Amortization expense reflects the systematic allocation of the cost of our intangible assets, consisting primarily of customer contracts and customer relationships, over the estimated useful lives of the respective assets. Accretion expense, representing the periodic increase in the carrying amount of our asset retirement obligations, is also included within this line item.

General and Administrative Expenses. General and administrative expenses consist primarily of overhead costs, including payroll, share-based compensation and employee benefits for corporate personnel, expenses related to the operation of our corporate headquarters, information technology costs, legal, audit, and other professional service fees and corporate shared services. Corporate shared services generally consist of the cost of shared management and administrative services pursuant to the Shared Services Agreement (as defined below). Share-based compensation expense includes expense allocated to us for our predecessors’ incentive unit plans. Awards of Incentive Units (as defined below) are classified as either liability-classified awards, which require periodic remeasurement, or equity-classified awards, which are measured at fair value on the grant date by our predecessors. See our predecessors’ consolidated financial statements included elsewhere in this prospectus for additional information regarding share-based compensation.

How We Evaluate Our Results of Operations

We use a variety of financial and operational metrics to assess the performance of our business. These metrics help us identify factors and trends that impact our operating results, cash flows and financial condition. The key metrics we use to evaluate our business are provided below.

Produced Water Handling Volumes

Produced water handling volumes are a primary revenue driver for our business. We charge a fixed per-barrel fee under our produced water handling agreements. As volumes increase, revenue scales accordingly, making this metric a critical leading indicator of our financial performance and overall system utilization. Typically, changes in produced water handling volumes are driven by our customers’ production levels, development programs and the pace of completions activity on our contracted acreage.

We actively work to increase produced water volumes by entering into new customer arrangements, which we achieve through a combination of commercial outreach, competitive contract offerings and infrastructure connectivity. These arrangements often involve long-term gathering and disposal agreements, acreage dedications or MVCs. These efforts are further supported by our system expansion, basin-wide service coverage and water solutions services that we believe make it easier and more cost-effective for customers to choose us as their produced water midstream provider.

We define “produced water handling volumes” as all produced water barrels received from customers, excluding any deficient barrels under our MVCs. Deficient barrels under MVCs are financial payments received from customers and are included in produced water handling revenue.

Revenue

Revenue is a key performance metric of our company. We analyze realized monthly, quarterly and annual revenues and compare the results against our internal projections and budgets. We examine revenue per barrel of water handled or sold to evaluate pricing trends and customer mix impacts. We also assess incremental changes in revenue compared to incremental changes in direct operating costs and selling, general and administrative expenses to identify potential areas for improvement and to determine whether our performance is meeting our expectations. We generate revenue by providing fee-based services related to produced water handling and water solutions. The services related to produced water are fee-based arrangements which are based on the volume of water that flows through our network. Revenues from produced water handling consist primarily of per barrel fees charged to our customers for the use of our transportation and water handling services. For our produced water handling contracts, revenue is recognized over time utilizing the output method based on the volume of produced water accepted from the customer. The services related to water solutions are fee-based arrangements which are based on recycled and brackish water volumes delivered. Revenues from water solutions are priced based on negotiated rates with our customers.

Non-GAAP Financial Measures

We use certain non-GAAP performance measures to evaluate current and past performance and prospects for the future to supplement our financial information presented in accordance with GAAP. These non-GAAP financial measures are important factors in assessing our operating results and profitability and include the performance and liquidity measures included below.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA Margin are used by our management and by external users of our financial statements, such as investors, research analysts and others, to assess the financial performance of our assets over the long term to generate sufficient cash to return capital to equity holders or service indebtedness. We define Adjusted EBITDA as net income (loss) before interest; taxes; depreciation, amortization, depletion and accretion; share‑based compensation; transaction‑related expenses; non-recurring litigation settlements and expenses; debt modification costs; gains or losses on disposal of assets; and other non‑cash or non‑recurring expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenues.

We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA and Adjusted EBITDA Margin because these amounts can vary substantially from company to company within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired.

Net Debt

Net Debt is an important component in the calculation of the Ratio of Net Debt to Annualized Adjusted EBITDA. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt to assess our overall financial flexibility, capital structure and leverage. Further, we believe that the Ratio of Net Debt to Annualized Adjusted EBITDA is a useful measure as it monitors the sustainability of our debt levels and our ability to take on additional debt against Annualized Adjusted EBITDA, which is used as an operating performance measure. We define Net Debt as total debt less available cash.

Adjusted Operating Margin and Adjusted Operating Margin per Barrel

Adjusted Operating Margin and Adjusted Operating Margin per Barrel are dependent upon the volume of produced water we gather and handle, the volume of recycled water and brackish water we sell and transfer, the fees we charge for such services and the recurring operating expenses we incur to perform such services. We define Adjusted Operating Margin as gross margin plus depreciation, amortization and accretion. We define Adjusted Operating Margin per Barrel as Adjusted Operating Margin divided by total volumes handled, sold or transferred.

We seek to enhance our Adjusted Operating Margin in part by reducing, to the extent appropriate, expenses directly tied to operating our assets. Landowner royalties, power expenses for handling and treatment facilities, direct labor costs, chemical costs, workover expenses and repair and maintenance costs comprise the most significant portion of our expenses. Our operating expenses are largely variable and as such, generally fluctuate in correlation with throughput volumes.

Our Adjusted Operating Margin incrementally benefits from increased Water Solutions recycled water sales. When produced water is recycled, we recognize cost savings from reduced landowner royalties, reduced pumping costs, lower chemical treatment and filtration costs and reduced power consumption.

Management believes Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Margin and Adjusted Operating Margin per Barrel are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period, and against our peers, without regard to our financing methods or capital structure. In addition, management believes Net Debt and the Ratio of Net Debt to Annualized Adjusted EBITDA are useful in assessing our ability to meet ongoing financing obligations, manage leverage and fund our capital allocation priorities. Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt, Ratio of Net Debt to Annualized Adjusted EBITDA, Adjusted Operating Margin and Adjusted Operating Margin per Barrel are not measures of financial performance under GAAP and should not be considered as an alternative to net income (loss). Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt, Ratio of Net Debt to Annualized Adjusted EBITDA, Adjusted Operating Margin and Adjusted Operating Margin per Barrel as defined by us may not be comparable to similarly titled measures used by other companies and should be considered in conjunction with net income (loss) and other measures prepared in accordance with GAAP, such as gross margin, operating income or cash flows from operating activities. Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt, Ratio of Net Debt to Annualized Adjusted EBITDA, Adjusted Operating Margin and Adjusted Operating Margin per Barrel should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP.

The following table sets forth a reconciliation of (a) net income (loss) and net income (loss) margin as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin, respectively, (b) gross margin as determined in accordance with GAAP to Adjusted Operating Margin and Adjusted Operating Margin per Barrel for the periods indicated and (c) total debt as determined in accordance with GAAP to Net Debt.

	WBEF						NDB Operating						Pro Forma		Pro Forma, as adjusted
	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,		Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,		Six Months Ended June 30,	Year Ended December 31,	Six Months Ended June 30,	Year Ended December 31,
	2025	2024	2025	2024	2024	2023	2025	2024	2025	2024	2024	2023	2025	2024	2025	2024
(Dollars in thousands, except per barrel data)
Net (loss) income	$(15,607)	$(20,065)	$(29,821)	$(44,503)	$(76,803)	$(6,339)	$7,125	$(4,173)	$8,836	$(842)	$2,992	$14,667	$(38,000)	$(112,274)	$(29,170)	$(90,391)
Adjustments:
Depreciation, amortization, and accretion	31,916	27,601	59,298	55,431	120,048	111,096	21,148	17,976	42,186	36,943	78,315	48,436	131,401	255,327	131,401	255,327
Interest expense, net	26,005	38,341	54,341	73,149	134,671	122,811	10,168	14,929	24,225	23,172	53,356	26,236	74,404	175,611	72,061	160,432
Income tax expense (benefit)	31	8	(29)	8	4	575	10	79	89	138	320	111	133	374	(1,762)	(5,139)
EBITDA	$42,345	$45,885	$83,789	$84,085	$177,920	$228,143	$38,451	$28,811	$75,336	$59,411	$134,983	$89,450	$167,938	$319,038	$172,530	$320,229
Adjustments:
Share-based compensation(1)	5,776	665	7,397	8,067	6,801	(12,010)	1,058	8,064	1,382	8,711	9,529	(359)	1,382	9,529	4,187	15,140
Litigation settlements and expenses(2)	-	1,185	-	1,669	3,561	1,079	-	732	-	1,017	3,476	1,145	-	7,037	-	7,037
Non-recurring tax gain(3)	-	-	-	-	-	-	-	(4,411)	-	(4,411)	(4,841)	(1,205)	-	(4,841)	-	(4,841)
Temporary power costs	-	-	-	-	-	662	-	4	434	385	1,473	3,681	434	1,473	434	1,473
Gain on financial instrument	-	-	-	-	-	(4,546)	-	-	-	-	-	-	-	-	-	-
Gain (loss) on disposal of assets, net	11	(294)	38	(294)	(243)	3,340	19	(356)	11,628	(380)	(287)	53	11,666	(530)	11,666	(530)
Asset integration costs	-	-	-	-	-	-	-	601	-	601	3,178	592	-	3,178	-	3,178
Debt modification costs	-	1,604	-	1,604	2,370	737	-	-	-	-	-	85	-	2,370	-	2,370
Transaction related-expenses(4)	694	-	1,106	-	31	288	550	294	881	319	1,548	247	1,987	1,579	1,987	1,579
Other(5)	521	-	551	-	785	603	490	22	1,020	143	681	1,471	1,571	1,466	1,571	1,466
Adjusted EBITDA	$49,347	$49,045	$92,881	$95,131	$191,225	$218,296	$40,568	$33,761	$90,681	$65,796	$149,740	$95,160	$184,978	$340,299	$192,375	$347,101

Total revenues	$86,139	$85,241	$166,335	$167,845	$329,416	$364,463	$95,512	$73,884	$193,422	$139,285	$316,296	$200,767	$374,876	$662,164	$374,876	$662,164
Cost of revenues	(64,031)	(57,882)	(122,813)	(116,605)	(238,121)	(237,819)	(70,019)	(52,948)	(133,006)	(101,040)	(227,848)	(145,465)	(290,534)	(531,948)	(290,534)	(531,948)
Gross margin	22,108	27,359	43,522	51,240	91,295	126,644	25,493	20,936	60,416	38,245	88,448	55,302	84,342	130,216	84,342	130,216
Depreciation, amortization, and accretion	31,916	27,601	59,298	55,431	120,048	111,096	21,148	17,976	42,186	36,943	78,315	48,436	131,401	255,327	131,401	255,327
Adjusted Operating Margin	$54,024	$54,960	$102,820	$106,671	$211,343	$237,740	$46,641	$38,912	$102,602	$75,188	$166,763	$103,738	$215,743	$385,543	$215,743	$385,543
Total volumes (MBbls)	112,621	112,760	219,135	222,608	433,616	493,551	129,549	103,366	271,244	192,115	428,652	289,888	490,379	862,268	490,379	862,268
Adjusted Operating Margin ($/Bbl)	$0.48	$0.49	$0.47	$0.48	$0.49	$0.48	$0.36	$0.38	$0.38	$0.39	$0.39	$0.36	$0.44	$0.45	$0.44	$0.45
Net (loss) income margin	(18)%	(24)%	(18)%	(27)%	(23)%	(2)%	7%	(6)%	5%	(1)%	1%	7%	(10)%	(17)%	(8)%	(14)%
Adjusted EBITDA margin	57%	58%	56%	57%	58%	60%	42%	46%	47%	47%	47%	47%	49%	51%	51%	52%

Balance sheet data (at end of period):
Total debt	$1,165,209		$1,165,209		$1,162,241	$1,142,673	$640,735		$640,735		$609,374	$338,137	$1,820,188		$1,721,188
Cash and cash equivalents	20,104		20,104		47,887	38,042	11,902		11,902		13,284	12,869	35,153		170,711
Net Debt	$1,145,105		$1,145,105		$1,114,354	$1,104,631	$628,833		$628,833		$596,090	$325,268	$1,785,035		$1,550,477
Annualized Adjusted EBITDA(6)	$197,388		$185,762		$191,225	$218,296	$162,272		$181,362		$149,740	$95,160	$369,955		$384,749
Ratio of Net Debt to Annualized Adjusted EBITDA	5.80x		6.16x		5.83x	5.06x	3.88x		3.47x		3.98x	3.42x	4.83x		4.03x

(1)
Share-based compensation, for both periods for WBEF and, prior to July 1, 2024, for NDB Operating, represents the non-cash charge for the periodic fair market value changes associated with liability awards for which the cumulative vested amount is recognized ratably over the applicable vesting period. Incentive units were issued to certain members of management, and changes to the incentive units’ fair values are driven by changes in period end valuations, the issuance of new incentive units, and the vesting of previously issued incentive units. Subsequent to July 1, 2024, NDB Operating incentive units are reclassified as equity awards and are no longer required to be remeasured at fair value.
(2)
Litigation settlements and expenses consist of non-recurring costs incurred not in the ordinary course of business. Routine litigation has not been adjusted.
(3)
Non-recurring tax gain represents the release of a liability associated with transaction taxes recorded in conjunction with a historical acquisition.
(4)
Transaction related-expenses consist of non-capitalizable transaction costs associated with both completed and attempted acquisitions.
(5)
Other consists of abandoned well costs, abandoned project costs and other non-cash or non-recurring items.
(6)
Quarterly Adjusted EBITDA is annualized by multiplying by four. Semi-annual Adjusted EBITDA is annualized by multiplying by two.

Factors Affecting the Comparability of Our Results of Operations

In this prospectus, we present our predecessors’ historical results of operations for the six months ended June 30, 2025 and 2024 and for the years ended December 31, 2024 and 2023. The historical financial information contained in this section is that of (i) WaterBridge Equity Finance LLC (“WBEF”) and (ii) WaterBridge NDB Operating LLC, our predecessors, for periods prior to the WaterBridge Combination. Our future results of operations will not be directly comparable to the historical results of operations of our predecessors for the periods presented as a result of, among other items, the WaterBridge Combination, the Corporate Reorganization and the use of net proceeds from this offering as described in “Use of Proceeds.” For example, the (i) purchase of legacy equity interests, including purchases of the OpCo Interests that will be held by Elda River and (ii) repayment of certain outstanding indebtedness of WaterBridge Midstream, NDB Operating and Desert Environmental, will each affect the comparability of our results of operations.

Public Company Costs

Following the closing of this offering, we will incur incremental, non‑recurring costs related to our transition to a publicly traded and taxable entity, including the costs of this public offering and the costs associated with the initial implementation of our Sarbanes‑Oxley Act internal controls and testing. We also expect to incur additional significant and recurring expenses as a publicly traded company, including costs associated with SEC reporting and compliance requirements, including the preparation and filing of annual and quarterly reports, registrar and transfer agent fees, national stock exchange fees, audit fees, legal fees, investor relations expenses, incremental director and officer liability insurance costs and director and officer compensation expenses. Additionally, in anticipation of this offering, we expect to hire additional employees and consultants, including accounting and legal personnel, in order to prepare for the requirements of being a publicly traded company.

WaterBridge Combination and Corporate Reorganization

WaterBridge Infrastructure LLC was formed to serve as the issuer in this offering and has no previous operations, assets or liabilities. The historical financial statements included in this prospectus are based on the financial statements of our predecessors, WBEF and NDB Operating, prior to the WaterBridge Combination and the Corporate Reorganization in connection with this offering as described under “Corporate Reorganization,” including the Desert Contribution. As a result, the historical financial data may not give you an accurate indication of what our actual results would have been if the WaterBridge Combination and the Corporate Reorganization had each been completed at the beginning of the periods presented or of what our future results of operations are likely to be.

Long‑Term Incentive Plan

In order to incentivize individuals providing services to us or our affiliates, we expect that our board of directors will adopt an LTIP, which will become effective upon the consummation of this offering, for employees and directors. Any individual who is our officer or employee or an officer or employee of any of our affiliates, and any other person who provides services to us or our affiliates, including our directors, may be eligible to receive awards under the LTIP at the discretion of our board of directors or a committee thereof, as applicable. We anticipate that the LTIP will provide for the grant, from time to time, at the discretion of our board of directors, or a committee thereof, of options, share appreciation rights, restricted shares, restricted share units, share awards, dividend equivalents, other share‑based awards, cash awards, substitute awards and performance awards intended to align the interests of employees, directors and service providers with those of our shareholders. As such, our historical financial data may not present an accurate indication of what our actual results would have been if we had implemented the LTIP program prior to the periods presented within.

Existing Term Loans and Existing Revolving Credit Facilities

In connection with the WaterBridge Combination, the NDB Term Loan (as defined below) will be assumed by the borrower under the WBM Term Loan (as defined below) and the NDB Revolving Credit Facility (as defined below) will be assumed by the borrower under the WBM Revolving Credit Facility (as defined below; the WBM Revolving Credit Facility, collectively with the NDB Term Loan, the WBM Term Loan, and the NDB Revolving Credit Facility, the “Credit Facilities”) (such assumptions, the “NDB Assumption”).

In connection with the WaterBridge Combination and the NDB Assumption, certain of the existing collateral documents securing the NDB Term Loan, the WBM Term Loan, the NDB Revolving Credit Facility and the WBM Revolving Credit Facility will be amended, amended and restated, supplemented, or otherwise modified to provide for (i) an unsecured guarantee from the Company, OpCo and WaterBridge Operating LLC (“WBO”) of the obligations under the Credit Facilities (the “Parent Guarantee”), (ii) collateral securing obligations under the NDB Term Loan and the NDB Revolving Credit Facility to also secure the obligations under the WBM Term Loan and the WBM Revolving Credit Facility, (iii) collateral securing obligations under the WBM Term Loan and the WBM Revolving Credit Facility to also secure obligations under the NDB Term Loan and the NDB Revolving Credit Facility and (iv) the grant of security interests by certain subsidiaries of Desert Environmental to secure the obligations under each Credit Facility, following which, each Credit Facility will be secured by a first-priority lien on substantially all of our assets (collectively, the “Collateral Amendments”).

In addition, in connection with the NDB Assumption and the Collateral Amendments, we will amend each of the WBM Revolving Credit Facility (as defined below) and the NDB Revolving Credit Facility (as defined below) to, among other things, permit the NDB Assumption and the Collateral Amendments.

As of June 30, 2025, there was $1,141.4 million outstanding under the WBM Term Loan, $570.7 million outstanding under the NDB Term Loan, $15.0 million outstanding under the WBM Revolving Credit Facility and $70.0 million outstanding under the NDB Revolving Credit Facility. We anticipate all outstanding borrowings under the WBM Revolving Credit Facility and the NDB Revolving Credit Facility will be repaid with a portion of the net proceeds from the offering. Borrowings under the WBM Term Loan and the NDB Term Loan were incurred to fund capital expenditures, working capital and general company purposes, and refinance existing indebtedness. Borrowings under the WBM Revolving Credit Facility and the NDB Revolving Credit Facility were incurred to fund capital expenditures, provide working capital and for general company purposes. See “—Liquidity and Capital Resources—Debt Instruments” for more information.

Income Taxes

Prior to this offering, our predecessors and their subsidiaries were primarily entities that were treated as partnerships for federal income tax purposes but were subject to certain minimal Texas franchise taxes. As a result of our predominately non‑taxable structure historically, income taxes on taxable income or losses realized by our predecessors were generally the obligation of our predecessors’ individual members or partners. Accordingly, the financial data attributable to our predecessors contains no provision for U.S. federal income taxes or income taxes in any state or locality (other than margin tax in the State of Texas). In connection with the consummation of this offering, although we are a limited liability company, we intend to elect to be classified as a corporation and will be subject to U.S. federal, state and local income taxes. We estimate that we will be subject to U.S. federal, state and local taxes at a blended statutory rate of 21.54% of pre‑tax earnings attributable to the Company from OpCo and would have incurred pro forma, as adjusted, income tax benefit of $5.1 million for the year ended December 31, 2024.

Results of Operations

Three Months Ended June 30, 2025 Compared to Three Months Ended June 30, 2024

WaterBridge Equity Finance LLC

	Three Months Ended June 30,		Amount of Increase	Percentage
	2025	2024	(Decrease)	Change
(in thousands)	(unaudited)
Revenues:
Produced water handling	$80,932	$81,828	$(896)	(1)%
Water solutions	3,520	2,743	777	28%
Other revenues	1,687	670	1,017	152%
Total revenues	86,139	85,241	898	1%

Direct operating costs	32,115	30,281	1,834	6%
Depreciation, amortization and accretion	31,916	27,601	4,315	16%
Total cost of revenues	64,031	57,882	6,149	11%

General and administrative expense	11,253	10,041	1,212	12%
Other operating expense (income), net	1,193	(352)	1,545	(439)%
Operating income	9,662	17,670	(8,008)	(45)%

Interest expense, net	26,005	38,341	(12,336)	(32)%
Other income, net	(767)	(614)	(153)	25%
Loss from operations before taxes	(15,576)	(20,057)	4,481	(22)%

Income tax expense	31	8	23	288%
Net loss	$(15,607)	$(20,065)	$4,458	(22)%

Operating Metrics

The amount of revenue we generate depends primarily on the volumes of water that we handle for, sell to or transfer for our customers.

The table below provided operational and financial data by revenue stream for the periods indicated.

	Three Months Ended June 30,		Amount of Increase	Percentage
	2025	2024	(Decrease)	Change
Volumes: (MBbl/d)
Produced water handling	1,162	1,156	6	1%
Water solutions
Recycled produced water	49	73	(24)	(33)%
Brackish water	27	10	17	170%
Total water solutions	76	83	(7)	(8)%
Total	1,238	1,239	(1)	(0)%

Operating metrics: ($/Bbl) (1)
Produced water handling	$0.77	$0.78	$(0.01)	(1)%
Water solutions	$0.51	$0.36	$0.15	42%
Total revenues (2)	$0.75	$0.75	$-	0%
Direct operating costs	$0.29	$0.27	$0.02	7%
Gross margin (3)	$0.20	$0.24	$(0.04)	(17)%
Adjusted Operating Margin (4)	$0.48	$0.49	$(0.01)	(2)%

(1)
Operating metrics ($/Bbl) are calculated independently, and the sum of individual amounts many not equal the total presented due to rounding.
(2)
Total Revenues ($/Bbl) does not include Other Revenues.
(3)
Gross margin in calculated as Total revenues less Total cost of revenues.
(4)
Adjusted Operating Margin is a non-GAAP financial measure. See “Summary—Summary Historical and Pro Forma Financial Data—Non-GAAP Financial Measures” below for more information regarding these non-GAAP measures and reconciliations to the most comparable GAAP measures.

The table below provides operational and financial data related to skim oil volumes recovered for the periods indicated.

	Three Months Ended June 30,		Amount of Increase	Percentage
	2025	2024	(Decrease)	Change
Skim oil volumes (Bbl/d)	1,104	1,004	100	10%
Skim oil realization (1)	0.09%	0.09%	0.00%	0%
Skim oil realized price ($/Bbl) (2)	$60.66	$78.17	$(17.51)	(22)%

(1)
Skim oil realization is calculated as skim oil revenue divided by produced water handling volumes.
(2)
Realized skim oil pricing is net of certain industry customary deductions.

Revenues

Produced Water Handling Revenues

The table below provides financial data by produced water handling revenue stream and related unit prices for the periods indicated.

	Three Months Ended June 30,		Amount of Increase	Percentage
Revenues (in thousands):	2025	2024	(Decrease)	Change
Produced water handling revenues	$74,839	$74,688	$151	0%
Skim oil revenues	6,093	7,140	(1,047)	(15)%
Total produced water handling revenues	$80,932	$81,828	$(896)	(1)%

Unit prices: ($/Bbl)
Produced water handling revenues	$0.71	$0.71	$-	0%
Skim oil revenues (1)	$0.06	$0.07	$(0.01)	(14)%
Total produced water handling revenues	$0.77	$0.78	$(0.01)	(1)%

(1)
Skim oil realization is calculated as skim oil revenue divided by produced water handling volumes.

Produced water handling revenues decreased $0.9 million for the three months ended June 30, 2025 as compared with the three months ended June 30, 2024 primarily due to:

•
an increase of $0.2 million due to a 6 MBbl/d volume increase, while prices for produced water volumes handled remained flat; and
•
a decrease of $1.1 million in skim oil revenues primarily due to a $1.8 million decrease related to lower realized prices due to commodity price, partially offset by $0.7 million due to skim recoveries per barrel of water handled.

Water Solutions Revenues

Water solutions revenues increased $0.8 million for the three months ended June 30, 2025 as compared with the three months ended June 30, 2024 primarily due to:

•
an increase of $0.9 million due to a 17 MBbl/d brackish water volume increase related to higher demand used in conjunction with upstream drilling and completion activity and an increase of $0.4 million related to higher prices for brackish water; and
•
a decrease of $0.7 million due to a 32 MBbl/d treated water volume decrease partially offset by a 7 MBbl/d untreated water volume increase with the net decrease attributable to lower demand used in conjunction with upstream drilling and completion activity, partially offset by an increase of $0.2 million related to higher prices.

Other revenues. Other revenues increased $1.0 million for the three months ended June 30, 2025 as compared with the three months ended June 30, 2024 primarily due to higher gas volume transported.

Direct Operating Costs. Direct operating costs increased $1.8 million, or $0.02 per barrel, for the three months ended June 30, 2025 as compared with the three months ended June 30, 2024. The increase is primarily attributable to workover expense of $0.7 million related to wellbore maintenance and integrity activities, waste disposal of $0.6 million associated with treated recycled produced water volumes, brackish water sourcing costs of $0.3 million and temporary third party offload expenses of $0.2 million.

Depreciation, amortization and accretion. Depreciation, amortization and accretion expense increased $4.3 million for the three months ended June 30, 2025 compared to the three months ended June 30, 2024, primarily attributable to accelerated depreciation related to plugging and abandonment of a well and associated facilities during the three months ended June 30, 2025.

	Three Months Ended June 30,		Amount of Increase	Percentage
	2025	2024	(Decrease)	Change
General and administrative expense, excluding share-based compensation	$5,477	$9,376	$(3,899)	(42)%
Share-based compensation	5,776	665	5,111	769%
Total general and administrative expense	$11,253	$10,041	$1,212	12%

General and administrative expense. General and administrative expense, excluding share-based compensation expense, decreased by $3.9 million for the three months ended June 30, 2025 as compared to the three months ended June 30, 2024. The decrease was primarily attributable to lower professional fees of $2.7 million related to modifications of our credit agreements and non-recurring litigation and $1.2 million in bad debt reserve related to an uncollectible customer account during the six months ended June 30 2024.

Share-based compensation expense. Share-based compensation expense increased $5.1 million for the three months ended June 30, 2025 as compared to the three months ended June 30, 2024. The increase is attributable to the change in the fair value of the WaterBridge Resources and WaterBridge II incentive units accounted for as liability awards.

Share-based compensation consists of the WaterBridge Resources and WaterBridge II incentive units. Such incentive units are classified as liability awards and shared-based compensation expense reflects the impacts of change in the liability remeasurement allocated to us. Any distributions associated with such incentive units are borne solely by WaterBridge Resources and WaterBridge II and not by us. Distributions attributable to the incentive units are based on returns received by the investors of such entities once certain return thresholds have been met and are neither our obligation nor taken into consideration for distributions to our investors. See Note 8—Share-Based Compensation within the notes to the WBEF unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Other operating expense, net. Other operating expense, net increased $1.5 million for the three months ended June 30, 2025 as compared to the three months ended June 30, 2024. The increase was primarily attributable to transaction expenses of $0.7 million related to the WaterBridge Combination, abandoned project costs of $0.4 million and a gain of $0.3 million related to a casualty loss associated with a lightning strike at a produced water handling facility that occurred during the six months ended June 30, 2024.

	Three Months Ended June 30,		Amount of Increase	Percentage
	2025	2024	(Decrease)	Change
Interest expense on credit facilities	$26,237	$31,895	$(5,658)	(18%)
Amortization of debt issuance costs	2,307	6,254	(3,947)	(63%)
Commitment fees	125	103	22	21%
Interest on other	155	348	(193)	(55%)
Total interest cost	28,824	38,600	(9,776)	(25%)
Interest income	(155)	(259)	104	(40%)
Capitalized interest on credit facilities	(2,664)	-	(2,664)	100%
Total interest expense, net	$26,005	$38,341	$(12,336)	(32%)

Interest expense, net. Interest expense, net decreased $12.3 million for the three months ended June 30, 2025 as compared with the three months ended June 30, 2024. The decrease is primarily attributable to lower SOFR interest rate associated with the WBM Term Loan of $5.7 million, debt issuance costs write-off of $3.9 million related to a repricing amendment completed in June 2024 and $2.7 million of capitalized interest related to a large, non-operated produced water infrastructure project.

Six Months Ended June 30, 2025 Compared to Six Months Ended June 30, 2024

WaterBridge Equity Finance LLC

	Six Months Ended June 30,		Amount of Increase	Percentage
	2025	2024	(Decrease)	Change
(in thousands)	(unaudited)
Revenues:
Produced water handling	$155,896	$160,685	$(4,789)	(3)%
Water solutions	7,018	3,944	3,074	78%
Other revenues	3,421	3,216	205	6%
Total revenues	166,335	167,845	(1,510)	(1)%

Direct operating costs	63,515	61,174	2,341	4%
Depreciation, amortization and accretion	59,298	55,431	3,867	7%
Total cost of revenues	122,813	116,605	6,208	5%

General and administrative expense	18,940	23,925	(4,985)	(21)%
Other operating expense (income), net	1,628	(123)	1,751	(1,424)%
Operating income	22,954	27,438	(4,484)	(16)%

Interest expense, net	54,341	73,149	(18,808)	(26)%
Other income, net	(1,537)	(1,216)	(321)	26%
Loss from operations before taxes	(29,850)	(44,495)	14,645	(33)%

Income tax (income) expense	(29)	8	(37)	(463)%
Net loss	$(29,821)	$(44,503)	$14,682	(33)%

Operating Metrics

The amount of revenue we generate depends primarily on the volumes of water that we handle for, sell to or transfer for our customers.

The table below provided operational and financial data by revenue stream for the periods indicated.

	Six Months Ended June 30,		Amount of Increase	Percentage
	2025	2024	(Decrease)	Change
Volumes: (MBbl/d)
Produced water handling	1,117	1,141	(24)	(2)%
Water solutions
Recycled produced water	73	75	(2)	(3)%
Brackish water	21	7	14	200%
Total water solutions	94	82	12	15%
Total	1,211	1,223	(12)	(1)%

Operating metrics: ($/Bbl) (1)
Produced water handling	$0.77	$0.77	$-	0%
Water solutions	$0.41	$0.26	$0.15	58%
Total revenues (2)	$0.74	$0.74	$-	0%
Direct operating costs	$0.29	$0.27	$0.02	7%
Gross margin (3)	$0.20	$0.23	$(0.03)	(13)%
Adjusted Operating Margin (4)	$0.47	$0.48	$(0.01)	(2)%

(1)
Operating metrics ($/Bbl) are calculated independently, and the sum of individual amounts many not equal the total presented due to rounding.
(2)
Total Revenues ($/Bbl) does not include Other Revenues.
(3)
Gross margin in calculated as Total revenues less Total cost of revenues.
(4)
Adjusted Operating Margin is a non-GAAP financial measure. See “Summary—Summary Historical and Pro Forma Financial Data—Non-GAAP Financial Measures” below for more information regarding these non-GAAP measures and reconciliations to the most comparable GAAP measures.

The table below provides operational and financial data related to skim oil volumes recovered for the periods indicated.

	Six Months Ended June 30,		Amount of Increase	Percentage
	2025	2024	(Decrease)	Change
Skim oil volumes (Bbl/d)	1,065	955	110	12%
Skim oil realization (1)	0.10%	0.08%	0.02%	25%
Skim oil realized price ($/Bbl) (2)	$63.92	$75.59	$(11.67)	(15)%

(1)
Skim oil realization is calculated as skim oil revenue divided by produced water handling volumes.
(2)
Realized skim oil pricing is net of certain industry customary deductions.

Revenues

Produced Water Handling Revenues

The table below provides financial data by produced water handling revenue stream and related unit prices for the periods indicated.

	Six Months Ended June 30,		Amount of Increase	Percentage
Revenues (in thousands):	2025	2024	(Decrease)	Change
Produced water handling revenues	$143,580	$147,546	$(3,966)	(3)%
Skim oil revenues	12,316	13,139	(823)	(6)%
Total produced water handling revenues	$155,896	$160,685	$(4,789)	(3)%

Unit prices: ($/Bbl)
Produced water handling revenues	$0.71	$0.71	$-	0%
Skim oil revenues (1)	$0.06	$0.06	$-	0%
Total produced water handling revenues	$0.77	$0.77	$-	0%

(1)
Skim oil realization is calculated as skim oil revenue divided by produced water handling volumes

Produced water handling revenues decreased $4.8 million for the six months ended June 30, 2025 as compared with the six months ended June 30, 2024 primarily due to:

•
a decrease of $4.0 million due to a 24 MBbl/d volume decrease, driven primarily by natural field production and lower completion activity, while prices for produced water volumes handled remained flat; and
•
a decrease of $0.8 million in skim oil revenues primarily due to a $2.2 million decrease related to lower realized prices, partially offset by $1.4 million due to higher skim recoveries per barrel of water handled.

Water Solutions Revenues

Water solutions revenues increased $3.1 million for the six months ended June 30, 2025 as compared with the six months ended June 30, 2024 primarily due to:

•
an increase of $1.5 million due to a 15 MBbl/d brackish water volume increase related to higher demand used in conjunction with upstream drilling and completion activity, and an increase of $0.2 million related to higher prices for brackish water; and
•
an increase of $1.5 million primarily related to higher average price due to higher weighting of treated recycled water sales volumes to untreated recycled water sales volumes.

Other revenues. Other revenues increased $0.2 million for the six months ended June 30, 2025 as compared with the six months ended June 30, 2024 primarily due to a slight increase in gas transport volume and rate.

Direct Operating Costs. Direct operating costs increased by $2.3 million, or $0.02 per barrel, for the six months ended June 30, 2025 as compared with the six months ended June 30, 2024. The increase is primarily attributable to workover expense of $1.6 million related to wellbore maintenance and integrity activities and treating costs of $0.9 million associated treated recycled produced water volumes.

Depreciation, amortization and accretion. Depreciation, amortization and accretion expense increased $3.8 million for the six months ended June 30, 2025 compared to the six months ended June 30, 2024 primarily attributable to accelerated depreciation related to plugging and abandonment of a well and associated facilities during the three months ended June 30, 2025.

	Six Months Ended June 30,		Amount of Increase	Percentage
	2025	2024	(Decrease)	Change
General and administrative expense, excluding share-based compensation	$11,543	$15,858	$(4,315)	(27)%
Share-based compensation	7,397	8,067	(670)	(8)%
Total general and administrative expense	$18,940	$23,925	$(4,985)	(21)%

General and administrative expense. General and administrative expense, excluding share-based compensation expense, decreased by $4.3 million for the six months ended June 30, 2025, compared to the six months ended June 30, 2024. The decrease was primarily attributable to lower professional fees of $3.2 million related to modifications of our credit agreements and non-recurring litigation and $1.2 million in bad debt reserve related to an uncollectible customer account during the six months ended June 30, 2024.

Share-based compensation expense. Share-based compensation expense decreased $0.7 million for the six months ended June 30, 2025, compared to the six months ended June 30, 2024. The decrease is attributable to the change in the fair value of the WaterBridge Resources and WaterBridge II incentive units accounted for as liability awards.

Share-based compensation consists of the WaterBridge Resources and WaterBridge II incentive units. Such incentive units are classified as liability awards and shared-based compensation expense reflects the impacts of change in the liability remeasurement allocated to us. Any distributions associated with such incentive units are borne solely by WaterBridge Resources and WaterBridge II and not by us. Distributions attributable to the incentive units are based on returns received by the investors of such entities once certain return thresholds have been met and are neither our obligation nor taken into consideration for distributions to our investors. See Note 11—Share-Based Compensation within the notes to the WBEF consolidated financial statements included elsewhere in this prospectus.

Other operating expense, net. Other operating expense, net increased $1.8 million for the six months ended June 30, 2025 as compared to the six months ended June 30, 2024. This increase was primarily attributable to transaction expenses of $1.1 million associated with the WaterBridge Combination, abandoned project costs of $0.4 million, and a gain of $0.3 million related to a casualty loss associated with a lightning strike at a produced water handling facility that occurred during the six months ended June 30, 2024.

	Six Months Ended June 30,		Amount of Increase	Percentage
	2025	2024	(Decrease)	Change
Interest expense on credit facilities	$52,263	$63,931	$(11,668)	(18)%
Amortization of debt issuance costs	4,594	8,824	(4,230)	(48)%
Commitment fees	250	210	40	19%
Interest on other	378	686	(308)	(45)%
Total interest cost	57,485	73,651	(16,166)	(22)%
Interest income	(480)	(502)	(22)	(4)%
Capitalized interest on credit facilities	(2,664)	-	(2,664)	100%
Total interest expense, net	$54,341	$73,149	$(18,808)	(26)%

Interest expense, net. Interest expense, net decreased $18.8 million for the six months ended June 30, 2025 as compared with the six months ended June 30, 2024. The decrease is primarily attributable to lower SOFR interest rate associated with the WBM Term Loan of $11.7 million, debt issuance costs write-off of $3.9 million related to a repricing amendment completed in June 2024, $2.7 million of capitalized interest related to a large, non-operated produced water infrastructure project. Additionally, the write-off of debt issuance cost related to the WBM Term Loan amendment results in lower debt issuance costs amortization of $0.5 million for the six months ended June 30, 2025 as compared with six months ended June 30, 2024.

Year Ended December 31, 2024 Compared to the Year Ended December 31, 2023

WaterBridge Equity Finance LLC

	Year Ended December 31,		Amount of Increase	Percentage
(in thousands)	2024	2023	(Decrease)	Change
Revenues:
Produced water handling	$316,235	$336,556	$(20,321)	(6)%
Water solutions	6,635	16,722	(10,087)	(60)%
Other revenues	6,546	11,185	(4,639)	(41)%
Total revenues	329,416	364,463	(35,047)	(10)%

Direct operating costs	118,073	126,723	(8,650)	(7)%
Depreciation, amortization and accretion	120,048	111,096	8,952	8%
Total cost of revenues	238,121	237,819	302	0%

General and administrative expense	34,545	11,922	22,623	190%
Other operating expense, net	1,490	4,261	(2,771)	(65)%
Operating income	55,260	110,461	(55,201)	(50)%

Interest expense, net	134,671	122,811	11,860	10%
Gain on derivative instrument	-	(4,546)	4,546	(100)%
Other income, net	(2,612)	(2,040)	(572)	28%
Loss from operations before taxes	(76,799)	(5,764)	(71,035)	1,232%

Income tax expense	4	575	(571)	(99)%
Net loss	$(76,803)	$(6,339)	$(70,464)	1,112%

Operating Metrics

The amount of revenue we generate depends primarily on the volumes of water that we handle for, sell to or transfer for our customers.

The table below provided operational and financial data by revenue stream for the periods indicated.

	Year Ended December 31,		Amount of Increase	Percentage
	2024	2023	(Decrease)	Change
Volumes: (MBbl/d)
Produced water handling	1,122	1,214	(92)	(8)%
Water solutions
Recycled produced water	52	90	(38)	(42)%
Brackish water	11	48	(37)	(77)%
Total water solutions	63	138	(75)	(54)%
Total	1,185	1,352	(167)	(12)%

Operating metrics: ($/Bbl) (1)
Produced water handling	$0.77	$0.76	$0.01	1%
Water solutions	$0.29	$0.33	$(0.04)	(12)%
Total revenues (2)	$0.74	$0.72	$0.02	3%
Direct operating costs	$0.27	$0.26	$0.01	4%
Gross margin (3)	$0.21	$0.26	$(0.05)	(19)%
Adjusted Operating Margin (4)	$0.49	$0.48	$0.01	2%

(1)
Operating metrics ($/Bbl) are calculated independently, and the sum of individual amounts many not equal the total presented due to rounding.
(2)
Total Revenues ($/Bbl) does not include Other Revenues.
(3)
Gross margin in calculated as Total revenues less Total cost of revenues.
(4)
Adjusted Operating Margin is a non-GAAP financial measure. See “Summary—Summary Historical and Pro Forma Financial Data—Non-GAAP Financial Measures” below for more information regarding these non-GAAP measures and reconciliations to the most comparable GAAP measures.

The table below provides operational and financial data related to skim oil volumes recovered for the periods indicated.

	Year Ended December 31,		Amount of Increase	Percentage
	2024	2023	(Decrease)	Change
Skim oil volumes (Bbl/d)	943	1,168	(225)	(19)%
Skim oil realization (1)	0.08%	0.10%	(0.02)%	(20)%
Skim oil realized price ($/Bbl) (2)	$72.29	$74.15	$(1.86)	(3)%

(1)
Skim oil realization is calculated as skim oil revenue divided by produced water handling volumes.
(2)
Realized skim oil pricing is net of certain industry customary deductions.

Revenues

Produced Water Handling Revenues

The table below provides financial data by produced water handling revenue stream and related unit prices for the periods indicated.

	Year Ended December 31,		Amount of Increase	Percentage
Revenues (in thousands):	2024	2023	(Decrease)	Change
Produced water handling revenues	$291,293	$304,939	$(13,646)	(4)%
Skim oil revenues	24,942	31,617	(6,675)	(21)%
Total produced water handling revenues	$316,235	$336,556	$(20,321)	(6)%

Unit prices: ($/Bbl)
Produced water handling revenues	$0.71	$0.69	$0.02	3%
Skim oil revenues (1)	$0.06	$0.07	$(0.01)	(14)%
Total produced water handling revenues	$0.77	$0.76	$0.01	1%

(1)
Skim oil realization is calculated as skim oil revenue divided by produced water handling volumes

Produced water handling revenues decreased $20.3 million for the year ended December 31, 2024 as compared with the year ended December 31, 2023 primarily due to:

•
a decrease of $22.4 million due to a 92 MBbl/d volume decrease, driven primarily by lower completion activity, partially offset by an increase of $8.8 million related to higher prices for produced water volumes handled; and
•
a decrease of $6.7 million in skim oil revenues primarily due to decreased produced water handling volume, lower skim recoveries per barrel of water handled and slightly lower realized prices.

Water Solutions Revenues

Water solutions revenues decreased $10.1 million for the year ended December 31, 2024 as compared with the year ended December 31, 2023 primarily due to:

•
a decrease of $3.4 million primarily due to a 38 MBbl/d recycled water volume decrease related to reduced upstream drilling and completion activity and a decrease of $0.2 million related to lower prices for recycled produced water; and
•
a decrease of $6.7 million due to a 37 MBbl/d brackish water volume decrease related to reduced upstream drilling and completion activity, partially offset by an increase of $0.2 million related to higher prices for brackish water.

Other revenues. Other revenues decreased $4.6 million for the year ended December 31, 2024 as compared to the year ended December 31, 2023 primarily due to a decrease in gas transportation revenues of $4.8 million related to lower gas volume transported, partially offset by $0.2 million related to higher prices for gas transportation services.

Direct Operating Costs. Direct operating costs decreased $8.7 million for the year ended December 31, 2024 compared to the year ended December 31, 2023. The decrease was primarily attributable to lower site utility expenses of $3.3 million and landowner royalty expenses of $1.4 million related to lower produced water handling volumes. Workover activities related to well subsurface maintenance decreased $1.7 million and brackish water operating expenses decreased $3.0 million related to lower brackish water sales. These cost reductions were partially offset by an increase of $0.8 million in insurance expense.

Depreciation, amortization and accretion. Depreciation, amortization and accretion expense increased $9.0 million for the year ended December 31, 2024 compared to the year ended December 31, 2023 primarily attributable to revisions in estimated useful life for plugged and abandoned wells during the year ended December 31, 2024.

	Year Ended December 31,		Amount of Increase	Percentage
	2024	2023	(Decrease)	Change
General and administrative expense, excluding share-based compensation	27,744	23,932	3,812	16%
Share-based compensation	6,801	(12,010)	18,811	(157)%
Total general and administrative expense	34,545	11,922	22,623	190%

General and administrative expense. General and administrative expense, excluding share-based compensation expense, increased by $3.8 million for the year ended December 31, 2024, compared to the year ended December 31, 2023. The increase was primarily attributable to higher professional fees of $3.3 million related to modifications of our credit agreements and non-recurring litigation and $1.2 million in bad debt reserve related to an uncollectible customer account, partially offset by an increase in net corporate shared service costs of $0.7 million charged to affiliates.

Share-based compensation expense. Share-based compensation expense increased $18.8 million for the year ended December 31, 2024, compared to the year ended December 31, 2023. The increase is attributable to the change in the fair value of the WaterBridge Resources and WaterBridge II incentive units accounted for as liability awards.

Share-based compensation consists of the WaterBridge Resources and WaterBridge II incentive units. Such incentive units are classified as liability awards and shared-based compensation expense reflects the impacts of change in the liability remeasurement allocated to us. Any distributions associated with such incentive units are borne solely by WaterBridge Resources and WaterBridge II and not by us. Distributions attributable to the incentive units are based on returns received by the investors of such entities once certain return thresholds have been met and are neither our obligation nor taken into consideration for distributions to our investors. See Note 11—Share-Based Compensation within the notes to the WBEF consolidated financial statements included elsewhere in this prospectus.

Other operating expense, net. Other operating expense, net decreased $2.8 million for the year ended December 31, 2024 compared to the year ended December 31, 2023 primarily attributable to lower casualty losses of $3.1 million associated with lightning strikes at produced water handling facilities during the year ended December 31, 2023.

Gain on derivative instrument. Gain on derivative instrument decreased $4.6 million for the year ended December 31, 2024 compared to the year ended December 31, 2023 attributable to the redemption of the Series A-1 preferred units containing redemption features that required separate accounting as an embedded derivatives. See Note 2—Summary of Significant Accounting Polices and Note 10—Mezzanine Equity within the notes to the WBEF consolidated financial statements included elsewhere in this prospectus.

	Year End December 31,		Amount of Increase	Percentage
	2024	2023	(Decrease)	Change
Interest expense on credit facilities	$121,112	$113,449	$7,663	7%
Amortization of debt issuance costs	13,346	9,232	4,114	45%
Commitment fees	477	370	107	29%
Interest on other	988	527	461	87%
Total interest expense	135,923	123,578	12,345	10%
Interest income	(1,252)	(767)	(485)	63%
Total interest expense, net	$134,671	$122,811	$11,860	10%

Interest expense, net. Interest expense, net increased $11.9 million for the year ended December 31, 2024 compared to the year ended December 31, 2023, primarily due to an $8.8 million increase in interest expense attributable to our WBM Term Loan, a $3.5 million write-off of debt issuance costs, and a $0.9 million increase in the amortization of debt issuance costs, all of which resulted from an amendment to our WBM Term Loan in June 2024. These increases were partially offset by $1.3 million of interest income earned on funds held in interest bearing accounts. See “—Liquidity and Capital Resources” for additional information regarding our debt instruments and interest expense.

Three Months Ended June 30, 2025 Compared to Three Months Ended June 30, 2024

WaterBridge NDB Operating LLC

	Three Months Ended June 30,		Amount of Increase	Percentage
	2025	2024	(Decrease)	Change
(in thousands)	(unaudited)
Revenues:
Produced water handling	$89,158	$63,280	$25,878	41%
Water solutions	6,315	7,982	(1,667)	(21)%
Other revenues	39	2,622	(2,583)	(99)%
Total revenues	95,512	73,884	21,628	29%

Direct operating costs	48,871	34,972	13,899	40%
Depreciation, amortization and accretion	21,148	17,976	3,172	18%
Total cost of revenues	70,019	52,948	17,071	32%

General and administrative expense	7,583	14,552	(6,969)	(48)%
Loss (Gain) on disposal of assets	82	(319)	401	(126)%
Other operating expense (income), net	658	(4,132)	4,790	(116)%
Operating income	17,170	10,835	6,335	58%

Interest expense, net	10,168	14,929	(4,761)	(32)%
Other income, net	(133)	-	(133)	100%
Income from operations before taxes	7,135	(4,094)	11,229	(274)%

Income tax expense	10	79	(69)	(87)%
Net income (loss)	$7,125	$(4,173)	$11,298	(271)%

Operating Metrics

The amount of revenue we generate depends primarily on the volumes of water that we handle for, sell to or transfer for our customers.

The table below provided operational and financial data by revenue stream for the periods indicated.

	Three Months Ended June 30,		Amount of Increase	Percentage
	2025	2024	(Decrease)	Change
Volumes: (MBbl/d)
Produced water handling	1,213	920	293	32%
Water solutions
Recycled produced water	177	186	(9)	(5)%
Brackish water	34	30	4	13%
Total water solutions	211	216	(5)	(2)%
Total	1,424	1,136	288	25%

Operating metrics: ($/Bbl) (1)
Produced water handling	$0.81	$0.76	$0.05	7%
Water solutions	$0.33	$0.41	$(0.08)	(20)%
Total revenues (2)	$0.74	$0.69	$0.05	7%
Direct operating costs	$0.38	$0.34	$0.04	12%
Gross margin (3)	$0.20	$0.20	$-	0%
Adjusted Operating Margin (4)	$0.36	$0.38	$(0.02)	(5)%

(1)
Operating metrics ($/Bbl) are calculated independently, and the sum of individual amounts many not equal the total presented due to rounding.
(2)
Total Revenues ($/Bbl) does not include Other Revenues.

(3)
Gross margin in calculated as Total revenues less Total cost of revenues.
(4)
Adjusted Operating Margin is a non-GAAP financial measure. See “Summary—Summary Historical and Pro Forma Financial Data—Non-GAAP Financial Measures” below for more information regarding these non-GAAP measures and reconciliations to the most comparable GAAP measures.

The table below provides operational and financial data related to skim oil volumes recovered for the periods indicated.

	Three Months Ended June 30,		Amount of Increase	Percentage
	2025	2024	(Decrease)	Change
Skim oil volumes (Bbl/d)	1,650	860	790	92%
Skim oil realization (1)	0.14%	0.09%	0.05%	56%
Skim oil realized price ($/Bbl) (2)	$57.73	$72.22	$(14.49)	(20)%

(1)
Skim oil realization is calculated as skim oil revenue divided by produced water handling volumes.
(2)
Realized skim oil pricing is net of certain industry customary deductions.

Revenues

Produced Water Handling Revenues

The table below provides financial data by produced water handling revenue stream and related unit prices for the periods indicated.

	Three Months Ended June 30,		Amount of Increase	Percentage
Revenues (in thousands):	2025	2024	(Decrease)	Change
Produced water handling revenues	$80,491	$57,626	$22,865	40%
Skim oil revenues	8,667	5,654	3,013	53%
Total produced water handling revenues	$89,158	$63,280	$25,878	41%

Unit prices: ($/Bbl)
Produced water handling revenues	$0.73	$0.69	$0.04	6%
Skim oil revenues (1)	$0.08	$0.07	$0.01	14%
Total produced water handling revenues	$0.81	$0.76	$0.05	7%

(1)
Skim oil realization is calculated as skim oil revenue divided by produced water handling volumes.

Produced water handling revenues increased $25.9 million for the three months ended June 30, 2025 as compared with the three months ended June 30, 2024 primarily due to:

•
an increase of $18.4 million due to a 293 MBbl/d volume increase driven primarily by East Stateline acquired assets in May 2024 and increased organic commercial growth and completion activity, and an increase of $4.5 million related to higher prices for produced water volumes handled; and
•
an increase of $3.0 million in skim oil revenues primarily due to $5.2 million related to increased produced water handling volume and higher skim recoveries per barrel of water handled, partially offset $2.2 million due to lower realized prices.

Water Solutions Revenues

Water solutions revenues decreased $1.7 million for the three months ended June 30, 2025 as compared with the three months ended June 30, 2024 primarily due to:

•
a decrease of $1.6 million related to lower average price due to lower weighting of treated recycled water sales volumes to untreated recycled water volumes, and a decrease of $0.3 million due to a 32 MBbl/d treated water volume decrease partially offset by a 23 MBbl/d untreated water volume increase with the net decrease attributable to lower demand used in conjunction with upstream drilling and completion activity; and
•
an increase of $0.2 million due to a 4 MBbl/d brackish water volume increase related to brackish water supply assets acquired in May 2024.

Other Revenues. Other revenues decreased $2.6 million for the three months ended June 30, 2025 as compared with the three months ended June 30, 2024 due to the divestment of crude gathering and transportation assets in March 2025.

Direct Operating Costs. Direct operating costs increased $13.9 million, or $0.04 per barrel, for the three months ended June 30, 2025 as compared with the three months ended June 30, 2024 primarily attributable to higher site utilities and power of $5.4 million, royalty expense of $5.0 million, personnel-related expenses of $1.9 million, third-party offload expenses of $0.9 million and waste disposal costs of $0.6 million. The higher operating costs are directly correlated to higher water volumes handled or recycled and scaling of the business.

Depreciation, amortization and accretion. Depreciation, amortization and accretion increased $3.1 million for the three months ended June 30, 2025 as compared with the three months ended June 30, 2024 primarily due to an increase of $2.6 million in depreciation expense related to continued high levels of capital investment activity and an increase of $0.6 million in amortization expense associated with intangible assets acquired in May 2024.

	Three Months Ended June 30,		Amount of Increase	Percentage
	2025	2024	(Decrease)	Change
General and administrative expense, excluding share-based compensation	$6,595	$6,489	$106	2%
Share-based compensation	988	8,063	(7,075)	(88)%
Total general and administrative expense	$7,583	$14,552	$(6,969)	(48)%

General and administrative expense. General and administrative expense, excluding share-based compensation expense, remained relatively flat with an increase of $0.1 million for the three months ended June 30, 2025 as compared to the three months ended June 30, 2024.

Share-based compensation expense. Share-based compensation expense decreased $7.0 million for the three months ended June 30, 2025 as compared to the three months ended June 30, 2024. The decrease is primarily attributable to the change in the fair value of the WaterBridge NDB LLC incentive units accounted for as liability awards during the three months ended June 30, 2024, partially offset by amortization of new equity awards granted in 2025.

Share-based compensation consists of the WaterBridge NDB LLC incentive units. Prior to July 1, 2024 such incentive units were classified as liability awards at WaterBridge NDB LLC and shared-based compensation expense reflects the impacts of change in the liability remeasurement allocated to us. Effective July 1, 2024, the governing agreements were modified resulting in the incentive units now being accounted for as equity awards. This was considered as a modification under Accounting Standards Topic 718, Compensation – Stock Compensation (“ASC 718”). See Note 7—Share-Based Compensation within the notes to the NDB Operating unaudited condensed consolidated financial statements included elsewhere in this prospectus. Any distributions associated with such incentive units are borne solely by WaterBridge NDB LLC and not by us. Distributions attributable to the incentive units are based on returns received by the investors of such entities once certain return thresholds have been met and are neither an obligation of us nor taken into consideration for distributions to investors.

Other operating expense, net. Other operating expense, net increased $4.8 million for the three months ended June 30, 2025 as compared with the three months ended June 30, 2024 primarily due to lower income associated with the release of a historical sales tax liability related to a legacy acquisition during the three months ended June 30, 2024 of $4.1 million, plugging and abandonment expenses of $0.5 million and transaction expenses of $0.2 million associated with the WaterBridge Combination.

	Three Months Ended June 30,		Amount of Increase	Percentage
	2025	2024	(Decrease)	Change
Interest expense on credit facilities	$13,034	$11,521	$1,513	13%
Amortization of debt issuance costs	1,044	3,318	(2,274)	(69%)
Commitment fees	64	84	(20)	(24%)
Interest on other	86	6	80	1,333%
Total interest cost	14,228	14,929	(701)	(5%)
Capitalized interest on credit facilities	(4,060)	-	(4,060)	100%
Total interest expense, net	$10,168	$14,929	$(4,761)	(32%)

Interest expense, net. Interest expense, net decreased $4.8 million for the three months ended June 30, 2025 as compared with the three months ended June 30, 2024. The decrease is primarily attributable to capitalized interest of $4.1 million related to a large capital project, $2.5 million related to revolving credit facility deferred financing costs written-off associated with debt modifications during the three months ended June 30, 2024, partially offset by higher interest expense and debt issuance costs amortization of $1.8 million on our credit facilities due to higher debt balances primarily used to fund capital expansion projects.

Six Months Ended June 30, 2025 Compared to Six Months Ended June 30, 2024

WaterBridge NDB Operating LLC

	Six Months Ended June 30,		Amount of Increase	Percentage
	2025	2024	(Decrease)	Change
(in thousands)	(unaudited)
Revenues:
Produced water handling	$174,221	$121,788	$52,433	43%
Water solutions	17,973	13,010	4,963	38%
Other revenues	1,228	4,487	(3,259)	(73)%
Total revenues	193,422	139,285	54,137	39%

Direct operating costs	90,820	64,097	26,723	42%
Depreciation, amortization and accretion	42,186	36,943	5,243	14%
Total cost of revenues	133,006	101,040	31,966	32%

General and administrative expense	14,175	20,058	(5,883)	(29)%
Loss (Gain) on disposal of assets	11,691	(298)	11,989	(4,023)%
Other operating expense (income), net	1,665	(3,983)	5,648	(142)%
Operating income	32,885	22,468	10,417	46%

Interest expense, net	24,225	23,172	1,053	5%
Other income, net	(265)	-	(265)	100%
Income from operations before taxes	8,925	(704)	9,629	(1,368)%

Income tax expense	89	138	(49)	(36)%
Net income (loss)	$8,836	$(842)	$9,678	(1,149)%

Operating Metrics

The amount of revenue we generate depends primarily on the volumes of water that we handle for, sell to or transfer for our customers.

The table below provided operational and financial data by revenue stream for the periods indicated.

	Six Months Ended June 30,		Amount of Increase	Percentage
	2025	2024	(Decrease)	Change
Volumes: (MBbl/d)
Produced water handling	1,205	884	321	36%
Water solutions
Recycled produced water	241	157	84	54%
Brackish water	53	15	38	253%
Total water solutions	294	172	122	71%
Total	1,499	1,056	443	42%

Operating metrics: ($/Bbl) (1)
Produced water handling	$0.79	$0.76	$0.03	4%
Water solutions	$0.34	$0.42	$(0.08)	(19)%
Total revenues (2)	$0.71	$0.70	$0.01	1%
Direct operating costs	$0.33	$0.33	$-	0%
Gross margin (3)	$0.22	$0.20	$0.02	10%
Adjusted Operating Margin (4)	$0.38	$0.39	$(0.01)	(3)%

(1)
Operating Metrics ($/Bbl) are calculated independently. Therefore, the sum of individual amounts may not equal the total presented due to rounding.
(2)
Total Revenues ($/Bbl) does not include Other Revenues.
(3)
Gross margin in calculated as Total revenues less Total cost of revenues.
(4)
Adjusted Operating Margin is a non-GAAP financial measure. See “Summary—Summary Historical and Pro Forma Financial Data—Non-GAAP Financial Measures” below for more information regarding these non-GAAP measures and reconciliations to the most comparable GAAP measures.

The table below provides operational and financial data related to skim oil volumes recovered for the periods indicated.

	Six Months Ended June 30,		Amount of Increase	Percentage
	2025	2024	(Decrease)	Change
Skim oil volumes (Bbl/d)	1,494	880	614	70%
Skim oil realization (1)	0.12%	0.10%	0.02%	20%
Skim oil realized price ($/Bbl) (2)	$60.48	$68.76	$(8.28)	(12)%

(1)
Skim oil realization is calculated as skim oil revenue divided by produced water handling volumes.
(2)
Realized skim oil pricing is net of certain industry customary deductions.

Revenues

Produced Water Handling Revenues

The table below provides financial data by produced water handling revenue stream and related unit prices for the periods indicated.

	Six Months Ended June 30,		Amount of Increase	Percentage
Revenues (in thousands):	2025	2024	(Decrease)	Change
Produced water handling revenues	$157,862	$110,781	$47,081	42%
Skim oil revenues	16,359	11,007	5,352	49%
Total produced water handling revenues	$174,221	$121,788	$52,433	43%

Unit prices: ($/Bbl)
Produced water handling revenues	$0.72	$0.69	$0.03	4%
Skim oil revenues (1)	$0.07	$0.07	$-	0%
Total produced water handling revenues	$0.79	$0.76	$0.03	4%

(1)
Skim oil realization is calculated as skim oil revenue divided by produced water handling volumes.

Produced water handling revenues increased $52.4 million for the six months ended June 30, 2025 as compared with the six months ended June 30, 2024 primarily due to:

•
an increase of $39.4 million due to a 322 MBbl/d volume increase, driven primarily by East Stateline acquired assets in May 2024 and increased organic commercial growth and completion activity, and an increase of $7.6 million related to higher prices for produced water volumes handled; and
•
an increase of $5.4 million in skim oil revenues primarily due to a $7.6 million increase related to increased produced water handling volume and higher skim recoveries per barrel of water handled, partially offset $2.2 million due to lower realized prices.

Water Solutions Revenues

Water solutions revenues increased $4.9 million for the six months ended June 30, 2025 as compared with the six months ended June 30, 2024 primarily due to:

•
an increase of $5.0 million due to a 37 MBbl/d brackish water volume increase related to brackish water supply assets acquired in May 2024, partially offset by a decrease of $0.3 million related to lower prices for brackish water; and
•
an increase of $5.8 million due to an increase of 69 MBbl/d untreated recycled water volumes and 16 MBbl/d treated recycled water volumes attributable to higher demand used in conjunction with upstream drilling and completion activity offset by a decrease of $5.6 million related to lower average price due to lower weighting of treated to untreated recycled water volumes.

Other Revenues. Other revenues decreased $3.2 million for the six months ended June 30, 2025 as compared with the six months ended June 30, 2024 due to the divestment of crude gathering and transportation assets in March 2025.

Direct Operating Costs. Direct operating costs increased $26.7 million, while operating costs per barrel remained flat, for the six months ended June 30, 2025 as compared with the six months ended June 30, 2024 primarily attributable to higher royalty expense of $12.8 million, site utilities and power of $8.0 million, personnel-related expenses of $3.4 million, third-party offload expenses of $1.5 million, production tax on skim oil sales of $0.5 million, and waste disposal expenses of $0.4 million associated with increased water handling volume. The higher operating costs are directly correlated to higher water volumes handled or recycled and scaling of the business and assets.

Depreciation, amortization and accretion. Depreciation, amortization and accretion increased $5.2 million for the six months ended June 30, 2025 as compared with the six months ended June 30, 2024 primarily due to an increase of

$2.9 million in depreciation expense related to continued high levels of capital investment activity and an increase of $2.3 million in amortization expense associated with intangible assets acquired in May 2024.

	Six Months Ended June 30,		Amount of Increase	Percentage
	2025	2024	(Decrease)	Change
General and administrative expense, excluding share-based compensation	$12,891	$11,347	$1,544	14%
Share-based compensation	1,284	8,711	(7,427)	(85)%
Total general and administrative expense	$14,175	$20,058	$(5,883)	(29)%

General and administrative expense. General and administrative expense, excluding shared-based compensation expense, increased by $1.5 million for the six months ended June 30, 2025, compared to the six months ended June 30, 2024. The increase was primarily attributable to increased allocation of corporate shared services costs of $2.7 million, partially offset by $1.2 million in bad debt reserve related to an uncollectible customer account during the six months ended June 30, 2024.

Share-based compensation expense. Share-based compensation expense decreased $7.4 million for the six months ended June 30, 2025, compared to the six months ended June 30, 2024. The decrease is primarily attributable to the change in the fair value of the WaterBridge NDB LLC incentive units accounted for as liability awards during the six months ended June 30, 2024, partially offset by amortization of new equity awards granted during the six months ended June 30, 2025.

Share-based compensation consists of the WaterBridge NDB LLC incentive units. Prior to July 1, 2024 such incentive units were classified as liability awards at WaterBridge NDB LLC and shared-based compensation expense reflects the impacts of change in the liability remeasurement allocated to us. Effective July 1, 2024, the governing agreements were modified resulting in the incentive units now being accounted for as equity awards. This was considered as a modification under Accounting Standards Topic 718, Compensation – Stock Compensation (“ASC 718”). See Note 10—Share-Based Compensation within the notes to the NDB Operating consolidated financial statements included elsewhere in this prospectus. Any distributions associated with such incentive units are borne solely by WaterBridge NDB LLC and not by us. Distributions attributable to the incentive units are based on returns received by the investors of such entities once certain return thresholds have been met and are neither an obligation of the Company nor taken into consideration for distributions to investors in the Company.

Loss on sale of assets. Loss on sale of assets increased $12.0 million primarily due to the sale of crude gathering and transportation assets during the six months ended June 30, 2025 as compared to no such material sales of assets during the six months ended June 30, 2024. See Note 4—Property, Plant and Equipment within the notes to the NDB Operating unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Other operating expense, net. Other operating expense, net increased $5.6 million for the six months ended June 30, 2025 as compared with the six months ended June 30, 2024 primarily due to lower income of $4.1 million associated with the release of a historical sales tax liability related to a legacy acquisition during the six months ended June 30, 2024, and higher plugging and abandonment expenses of $0.9 million and transaction expenses of $0.6 million associated with WaterBridge Combination during the six months ended June 30, 2025.

	Six Months Ended June 30,		Amount of Increase	Percentage
	2025	2024	(Decrease)	Change
Interest expense on credit facilities	$25,814	$19,228	$6,586	34%
Amortization of debt issuance costs	2,138	3,722	(1,584)	(43)%
Amortization of commitment fees	145	121	24	20%
Interest on other	188	101	87	86%
Total interest cost	28,285	23,172	5,113	22%
Capitalized interest on credit facilities	(4,060)	-	4,060	100%
Total interest expense, net	$24,225	$23,172	$1,053	5%

Interest expense, net. Interest expense, net increased $1.1 million for the six months ended June 30, 2025 as compared to the six months ended June 30, 2024 primarily due to higher total indebtedness, which resulted in an additional $6.7 million in interest expense. This increase was driven by borrowings used to fund asset acquisitions and capital expenditures related to the continued expansion of our produced water handling infrastructure network. This is partially offset by capitalized interest of $4.1 million associated with a large capital project. Additionally, debt issuance cost amortization decreased $1.6 million due a $2.6 million write-off during the six months ended June 30, 2024 related to amending our NDB Revolving Credit Facility partially offset by debt issuance costs and related amortization associated with our term loan facility entered into in May 2024. See “—Liquidity and Capital Resources” for additional information regarding the Company’s debt instruments and interest expense.

Year Ended December 31, 2024 Compared to the Year Ended December 31, 2023

WaterBridge NDB Operating LLC

	Year Ended December 31,		Amount of Increase	Percentage
(in thousands)	2024	2023	(Decrease)	Change
Revenues:
Produced water handling	$283,963	$183,858	$100,105	54%
Water solutions	23,830	9,236	14,594	158%
Other revenues	8,503	7,673	830	11%
Total revenues	316,296	200,767	115,529	58%

Direct operating costs	149,533	97,029	52,504	54%
Depreciation, amortization and accretion	78,315	48,436	29,879	62%
Total cost of revenues	227,848	145,465	82,383	57%

General and administrative expense	33,786	14,693	19,093	130%
Other operating (income) expense, net	(1,755)	118	(1,873)	(1,587)%
Operating income	56,417	40,491	15,926	39%

Interest expense, net	53,356	26,236	27,120	103%
Other income, net	(251)	(523)	272	(52)%
Income from operations before taxes	3,312	14,778	(11,466)	(78)%

Income tax expense	320	111	209	188%
Net income	$2,992	$14,667	$(11,675)	(80)%

Operating Metrics

The amount of revenue we generate depends primarily on the volumes of water that we handle for, sell to or transfer for our customers.

The table below provided operational and financial data by revenue stream for the periods indicated.

	Year Ended December 31,		Amount of Increase	Percentage
	2024	2023	(Decrease)	Change
Volumes: (MBbl/d)
Produced water handling	1,002	687	315	46%
Water solutions
Recycled produced water	143	107	36	34%
Brackish water	26	-	26	100%
Total water solutions	169	107	62	58%
Total	1,171	794	377	47%

Operating metrics: ($/Bbl) (1)
Produced water handling	$0.77	$0.74	$0.03	4%
Water solutions	$0.39	$0.24	$0.15	63%
Total revenues (2)	$0.72	$0.67	$0.05	7%
Direct operating costs	$0.35	$0.33	$0.02	6%
Gross margin (3)	$0.21	$0.19	$0.02	11%
Adjusted Operating Margin (4)	$0.39	$0.36	$0.03	8%

(1)
Operating Metrics ($/Bbl) are calculated independently. Therefore, the sum of individual amounts many not equal the total presented due to rounding.
(2)
Total Revenues ($/Bbl) does not include Other Revenues.
(3)
Gross margin in calculated as Total revenues less Total cost of revenues.
(4)
Adjusted Operating Margin is a non-GAAP financial measure. See “Summary—Summary Historical and Pro Forma Financial Data—Non-GAAP Financial Measures” below for more information regarding these non-GAAP measures and reconciliations to the most comparable GAAP measures.

The table below provides operational and financial data related to skim oil volumes recovered for the periods indicated.

	Year Ended December 31,		Amount of Increase	Percentage
	2024	2023	(Decrease)	Change
Skim oil volumes (Bbl/d)	1,191	715	476	67%
Skim oil realization (1)	0.12%	0.10%	0.02%	20%
Skim oil realized price ($/Bbl) (2)	$67.16	$62.84	$4.32	7%

(1)
Skim oil realization is calculated as skim oil revenue divided by produced water handling volumes.
(2)
Realized skim oil pricing is net of certain industry customary deductions.

Revenues

Produced Water Handling Revenues

The table below provides financial data by produced water handling revenue stream and related unit prices for the periods indicated.

	Year Ended December 31,		Amount of Increase	Percentage
Revenues (in thousands):	2024	2023	(Decrease)	Change
Produced water handling revenues	$254,679	$167,454	$87,225	52%
Skim oil revenues	29,284	16,404	12,880	79%
Total produced water handling revenues	$283,963	$183,858	$100,105	54%

Unit prices: ($/Bbl)
Produced water handling revenues	$0.69	$0.67	$0.02	3%
Skim oil revenues (1)	$0.08	$0.07	$0.01	14%
Total produced water handling revenues	$0.77	$0.74	$0.03	4%

(1)
Skim oil realization is calculated as skim oil revenue divided by produced water handling volumes.

Produced water handling revenues increased $100.1 million for the year ended December 31, 2024 as compared with the year ended December 31, 2023 primarily due to:

•
an increase of $77.4 million due to a 315 MBbl/d volume increase, driven primarily by higher completion activity and our strategic partnership formed with Devon in May 2023;
•
an increase of $9.8 million related to higher prices for produced water volumes handled; and
•
an increase of $12.8 million in skim oil revenues primarily due to increased produced water handling volume, skim recoveries per barrel of water handled, and slightly higher realized prices.

Water Solutions Revenues

Water solutions revenues increased $14.6 million for the year ended December 31, 2024 as compared with the year ended December 31, 2023 primarily due to:

•
an increase of $3.3 million primarily due to a 36 MBbl/d recycled water volume increase related to increased upstream drilling and completion activity and $4.6 million related to higher prices for recycled produced water; and
•
an increase of $6.7 million due to a 26 MBbl/d brackish water volume increase related to brackish water supply assets acquired in May 2024.

Other Revenues. Other revenue increased $0.8 million for the year ended December 31, 2024, as compared to the year ended December 31, 2023 primarily due to a decrease in crude transportation revenues of $1.1 million related to lower volume transported, partially offset by $0.3 million related to higher prices for crude transportation services.

Direct Operating Costs. Direct operating costs increased $52.5 million for the year ended December 31, 2024 as compared to the year ended December 31, 2023, primarily due to higher produced water handling and water solutions volumes. This increase in volumes resulted in higher landowner royalty expenses of $15.6 million, site utility expenses of $5.6 million, waste disposal costs of $3.1 million, water treatment chemical purchases of $2.0 million, and other direct field-level costs of $1.0 million. Additionally, as activity increased across our Northern Delaware platform, the Company experienced higher costs in other direct operating categories, including repairs and maintenance of $9.9 million, employee-related expenses of $8.3 million, and equipment rentals of $5.2 million, compared to the prior year. Insurance costs directly associated with the operations of our facilities also increased by $1.8 million.

Depreciation, amortization and accretion. Depreciation, amortization and accretion increased $29.9 million for the year ended December 31, 2024 as compared to the year ended December 31, 2023 primarily attributable increased depreciation of $24.7 million associated with asset acquisitions and capital expenditures related to the continued expansion of our produced water handling infrastructure network in the Texas-New Mexico state line area. Additionally, amortization expense increased $4.9 million related to customer contracts intangibles acquired in May

2024. See “Note 4—Asset Acquisitions” within the notes to the NDB Operating consolidated financial statements included elsewhere in this prospectus.

	Year Ended December 31,		Amount of Increase	Percentage
	2024	2023	(Decrease)	Change
General and administrative expense, excluding share-based compensation	24,312	15,052	9,260	62%
Share-based compensation	9,474	(359)	9,833	(2,739)%
Total general and administrative expense	33,786	14,693	19,093	130%

General and administrative expense. General and administrative expense, excluding shared-based compensation expense, increased by $9.3 million for the year ended December 31, 2024, compared to the year ended December 31, 2023. The increase was primarily attributable to increased allocation of corporate shared services costs of $5.5 million, $1.2 million in bad debt reserve related to an uncollectible customer account, $1.1 million in employee compensation expense for acquisition-related bonus payments and professional fees of $0.9 million associated with growth of the business.

Share-based compensation expense. Share-based compensation expense increased $9.8 million for the year ended December 31, 2024, compared to the year ended December 31, 2023. The increase is primarily attributable to the change in the fair value of the WaterBridge NDB LLC incentive units accounted for as liability awards.

Share-based compensation consists of the WaterBridge NDB LLC incentive units. Prior to July 1, 2024 such incentive units were classified as liability awards at WaterBridge NDB LLC and shared-based compensation expense reflects the impacts of change in the liability remeasurement allocated to us. Effective July 1, 2024, the governing agreements were modified resulting in the incentive units now being accounted for as equity awards. This was considered as a modification under Accounting Standards Topic 718, Compensation – Stock Compensation (“ASC 718”). See Note 10—Share-Based Compensation within the notes to the NDB Operating consolidated financial statements included elsewhere in this prospectus. Any distributions associated with such incentive units are borne solely by WaterBridge NDB LLC and not by us. Distributions attributable to the incentive units are based on returns received by the investors of such entities once certain return thresholds have been met and are neither an obligation of the Company nor taken into consideration for distributions to investors in the Company.

	Year End December 31,		Amount of Increase	Percentage
	2024	2023	(Decrease)	Change
Interest expense on credit facilities	$47,283	$23,854	$23,429	98%
Amortization of debt issuance costs	5,303	1,390	3,913	282%
Commitment fees	360	187	173	93%
Interest on other	410	805	(395)	(49%)
Total interest expense	$53,356	$26,236	$27,120	103%

Interest expense, net. Interest expense, net increased $27.1 million for the year ended December 31, 2024 as compared to the year ended December 31, 2023 primarily due to higher total indebtedness, which resulted in an additional $18.5 million in interest expense. This increase was driven by borrowings used to fund asset acquisitions and capital expenditures related to the continued expansion of our produced water handling infrastructure network. In addition, an unfavorable increase in the effective interest rate on the majority of our outstanding indebtedness contributed an additional $4.6 million in interest expense compared to the prior year. In May 2024, we entered into a $575.0 million term loan facility, which resulted in $2.5 million of amortization of debt issuance costs in 2024, compared to none in 2023. Also in May 2024, we amended our NDB Revolving Credit Facility, resulting in a $2.6 million write-off of previously capitalized debt issuance costs. This was partially offset by a $1.1 million decrease in the amortization of debt issuance costs related to our NDB Revolving Credit Facility. See “—Liquidity and Capital Resources” for additional information regarding the Company’s debt instruments and interest expense.

Liquidity and Capital Resources

Overview

Historically, our predecessors’ primary sources of liquidity have been capital contributions from their respective members, cash flows from operating activities and borrowings under their existing credit facilities. Following the completion of this offering, we expect our primary sources of liquidity to be cash flows from operating activities and, if required, proceeds from borrowings under our credit facilities. We expect our primary liquidity and capital requirements will be for our operating expenses, servicing of our debt, the payment of dividends to our shareholders, if any, general company needs and investing in our business. We believe that we will be able to fully fund our ongoing capital expenditures, working capital requirements and other capital needs for the foreseeable short‑term and long‑term future through cash on hand and cash flows from our operating activities. Although we believe that we will be able to fully fund our ongoing capital expenditures, working capital requirements and other capital needs for the foreseeable future through cash on hand and cash flows from our operating activities, we may choose to use borrowings under our credit facilities to finance our operating and investing activities. See “—Debt Instruments” for more information.

We strive to maintain financial flexibility and proactively monitor potential capital sources, including equity and debt financing, to meet our target liquidity and capital requirements. If market conditions were to change and our revenues were to decline significantly or operating costs were to increase significantly, our cash flows and liquidity could be reduced and we could be required to seek alternative financing sources. As of June 30, 2025, on a pro forma basis, we had a surplus in working capital, defined as current assets less current liabilities, of $39.3 million, and cash and cash equivalents of $35.2 million. As of June 30, 2025, on a pro forma, as adjusted, basis, we had a surplus in working capital of $177.9 million and cash and cash equivalents of $170.7 million.

Cash Flows

The following table shows cash flows from operating activities, investing activities and financing activities for the stated periods for our predecessors:

Six Months Ended June 30, 2025 Compared to the Six Months Ended June 30, 2024

	WBEF				NDB Operating
	Six Months Ended June 30,		Amount of Increase	Percentage	Six Months Ended June 30,		Amount of Increase	Percentage
(in thousands)	2025	2024	(Decrease)	Change	2025	2024	(Decrease)	Change
Consolidated Statement of Cash Flow Data:	(unaudited)				(unaudited)
Net cash provided by operating activities	$27,981	$5,837	$22,144	379%	$59,179	$41,837	$17,342	41%
Net cash used in investing activities	(45,041)	(9,748)	(35,293)	362%	(110,287)	(248,905)	138,618	(56)%
Net cash (used in) provided by financing activities	(10,723)	(15,726)	5,003	(32)%	49,726	218,932	(169,206)	(77)%
Net (decrease) increase in cash and cash equivalents	$(27,783)	$(19,637)	$(8,146)	41%	$(1,382)	$11,864	$(13,246)	(112)%

WaterBridge Equity Finance LLC

Net Cash Provided by Operating Activities. Net cash provided by operating activities increased $22.1 million for the six months ended June 30, 2025 as compared to the six months ended June 30, 2024. The increase was attributable to higher net income, net of non-cash items, of $12.9 million primarily related to lower interest expense during the six months ended June 30, 2025. Additionally, changes in working capital items, other than cash, resulted in an increase of $9.2 million primarily due to changes in accrued expenses primarily related to WBM Term Loan interest.

Net Cash Used in Investing Activities. Net cash used in investing activities increased $35.3 million for the six months ended June 30, 2025 as compared to the six months ended June 30, 2024. The net increase was primarily attributable to higher capital expenditures, inclusive of changes in associated working capital items, of $36.5 million related to expansion of our infrastructure network partially offset by an increase in insurance proceeds received of $0.9 million during the six months ended June 30, 2025.

Net Cash Used in Financing Activities. Net cash used in financing activities decreased $5.0 million for the six months ended June 30, 2025 as compared to the six months ended June 30, 2024. Net cash used in financing activities for the six months ended June 30, 2025, primarily consisted of a distribution of $8.9 million to Elda River, a $2.7 million payment related to contingent consideration, and $0.8 million in deferred offering costs. This was partially offset by $1.7 million in debt proceeds, net of repayments associated with WBM Term Loan, insurance and equipment financing notes.

Net cash used in financing activities for the six months ended June 30, 2024, primarily consisted of $15.0 million in repayments associated with the WBEF Preferred Units, $5.6 million in repayments related to insurance and equipment financing notes and a $0.9 million payment related to contingent consideration partially offset by $5.8 million in debt proceeds, net of repayments and issuance costs.

WaterBridge NDB Operating LLC

Net Cash Provided by Operating Activities. Net cash provided by operating activities increased $17.3 million for the six months ended June 30, 2025 as compared to the six months ended June 30, 2024. The increase was attributable to higher net income, net of non-cash items, of $16.8 million primarily related to higher gross margin due to increased volumes driven by East Stateline acquired assets and organic commercial growth during the six months ended June 30, 2025. Additionally, changes in working capital items, other than cash, resulted in an increase of $0.5 million.

Net Cash Used in Investing Activities. Net cash used in investing activities decreased $138.6 million for the six months ended June 30, 2025 as compared to the six months ended June 30, 2024. The decrease was primarily driven by lower acquisition and acquisition-related expenditures for the six months ended June 30, 2025 of $0.1 million as compared to $166.4 million for the six months ended June 30, 2024 and increased proceeds from sale of assets of $19.0 million primarily related to the sale of the crude gathering and transportation assets during the six months ended June 30, 2025. This was partially offset by a $46.7 million increase in capital expenditures, inclusive of changes in associated working capital items, required to service our produced water handling contracts and volume, and expansion of our infrastructure network.

Net Cash Provided by Financing Activities. Net cash provided by financing activities decreased $169.2 million for the six months ended June 30, 2025 as compared to the six months ended June 30, 2024. For the six months ended June 30, 2025, cash provided by financing activities primarily consisted of $31.9 million of debt proceeds, net of repayments and issuance costs, and $20.0 million of member cash contributions partially offset by $1.4 million principal payments associated with notes payable and finance leases, and $0.8 million in deferred offering costs. For the six months ended June 30, 2024, cash provided by financing activities primarily consisted $219.9 million of debt proceeds, net of repayments and issuance costs partially offset by $1.0 million principal payments associated with notes payable and finance leases.

Year Ended December 31, 2024 Compared to the Year Ended December 31, 2023

	WBEF				NDB Operating
	Year Ended December 31,		Amount of Increase	Percentage	Year Ended December 31,		Amount of Increase	Percentage
(in thousands)	2024	2023	(Decrease)	Change	2024	2023	(Decrease)	Change
Consolidated Statement of Cash Flow Data:
Net cash provided by operating activities	$62,943	$113,265	$(50,322)	(44)%	$73,859	$48,473	$25,386	52%
Net cash used in investing activities	(19,306)	(67,105)	47,799	(71)%	(323,661)	(171,280)	(152,381)	89%
Net cash (used in) provided by financing activities	(33,792)	(28,349)	(5,443)	19%	250,217	128,787	121,430	94%
Net increase (decrease) in cash and cash equivalents	$9,845	$17,811	$(7,966)	(45)%	$415	$5,980	$(5,565)	(93)%

WaterBridge Equity Finance LLC

Net Cash Provided by Operating Activities. Net cash provided by operating activities decreased $50.3 million for the year ended December 31, 2024 as compared to the year ended December 31, 2023. The net decrease was primarily attributable to a higher net loss, net of non-cash items, of $36.6 million related to lower produced water handling revenues. Additionally, changes in working capital items, other than cash, resulted in a decrease of $13.7 million primarily attributable to lower accrued expenses related to timing of interest paid on the WBM Term Loan (defined below) and WBM Revolving Credit Facility partially offset by lower accounts receivable related to timing of customer payments and revenues.

Net Cash Used in Investing Activities. Net cash used in investing activities decreased $47.8 million for the year ended December 31, 2024 as compared to the year ended December 31, 2023. The net decrease was primarily attributable to lower capital expenditures, inclusive of changes in associated working capital items, of $46.5 million related to lower capital spend required to service our produced water handling contracts and volume, and expansion of our water handling infrastructure network.

Net Cash Used in Financing Activities. Net cash used in financing activities increased $5.4 million for the year ended December 31, 2024 as compared to the year ended December 31, 2023. Net cash used in financing for the year ended December 31, 2024 totaled $33.8 million consisting of $26.3 million in note repayments associated with WBEF’s Series A-1 preferred units, insurance and equipment financing notes. Additionally, we made distributions of $8.9 million to Elda River.

Net cash used in financing activities for the year ended December 31, 2023 totaled $28.3 million consisting of a $150.0 million redemption payment to the Series A-1 preferred units holder and $63.3 million in repayments on the WBM Revolving Credit Facility, WBM Term Loan and other notes payable partially offset by borrowings on the WBM Term Loan and under the WBM Revolving Credit Facility of $189.0 million primarily used to redeem the Series A-1 preferred units. Additionally, there was $3.3 million paid related to contingent consideration and $0.8 million in cash distributions paid to the Series A-1 preferred units holder prior to the redemption.

WaterBridge NDB Operating LLC

Net Cash Provided by Operating Activities. Net cash provided by operating activities increased $25.4 million for the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase was primarily attributable higher operating income, net of non-cash items, of $32.9 million related to higher produced water handling and water solutions revenues. The increase was partially offset by a decrease related to working capital items, other than cash, of $7.5 million primarily attributable higher accounts receivable related to the higher revenues.

Net Cash Used in Investing Activities. Net cash used in investing activities increased $152.4 million for the year ended December 31, 2024, compared to the year ended December 31, 2023. The increase was primarily driven by $141.1 million of higher acquisition-related expenditures and $12.0 million of increased capital expenditures, inclusive of changes in associated working capital items, required to service our produced water handling contracts and volume, and expansion of our infrastructure network.

Net Cash Provided by Financing Activities. Net cash provided by financing activities increased $121.4 million for the year ended December 31, 2024 as compared to the year ended December 31, 2023. Net cash provided by financing activities for the year ended December 31, 2024 totaled $250.2 million consisting of $252.2 million of debt-related proceeds, net of debt issuance costs, related to the execution of a new term loan agreement and amended credit facility partially offset by $2.0 million principal payments associated with notes payable and finance leases. The term loan and amended credit facility were primarily used to fund acquisitions and capital expenditures.

Net cash provided by financing activities for the year ended December 31, 2023 totaled $128.8 million consisting of $120.5 million of debt-related proceeds, net of debt issuance costs, primarily used to fund capital expenditures and $9.8 million of member cash contributions partially offset by $1.5 million principal payments associated with notes payable and finance leases.

Capital Requirements

We focus our business model on establishing long-term operating relationships with E&P companies to develop produced water handling infrastructure solutions throughout the full life cycle of their oil and natural gas wells. Our contracts generally include inflation escalators, which may assist in mitigating our exposure to broader inflationary pressures. While our business typically requires regular capital expenditures for maintenance of existing pipelines, water handling and recycling facilities, we may elect to increase capital spend for the acquisition or construction of new pipelines and facilities in order to take advantage of market opportunities or to support our customers’ development plans. As such, we proactively work with our customers to determine their near-term water handling and recycling needs to support their development activities.

The amount and allocation of future acquisition related capital expenditures will depend upon a number of factors, including the amount of capital required to support our customers’ development plans, size and expected return on investment for potential acquisition opportunities, our cash flows from operating activities and our investing and financing activities.

We periodically assess changes in current and projected cash flows, acquisition and divestiture activities and other factors to determine their effects on our liquidity. We believe that our cash on hand and cash flow from operating activities will provide us with sufficient liquidity to execute our current strategy. However, our ability to generate cash is subject to a number of factors that may directly or indirectly affect us, many of which are beyond our control, including commodity prices and general economic, financial, competitive, legislative, regulatory and other factors. If we require additional capital for acquisitions or other reasons, we may seek such capital through traditional borrowings under our debt instruments, offerings of debt and equity securities or other means. If we are unable to obtain funds when needed or on acceptable terms, we may not be able to complete acquisitions that may be favorable to us.

If and to the extent our board of directors were to declare a cash dividend to our Class A shareholders, we currently expect the dividend to be paid from cash from operations. We do not currently expect to borrow funds or to adjust planned capital expenditures to finance dividends on our Class A shares, if any such dividends were to be declared by our board of directors. The timing, amount and financing of dividends, if any, will be subject to the discretion of our board of directors from time to time following this offering. Please see “Dividend Policy.”

Debt Instruments

WaterBridge Midstream Term Loan

On June 27, 2024, WaterBridge Midstream entered into a $1.150 billion term loan facility (the “WBM Term Loan”) with a maturity date of June 27, 2029, with Barclays Bank PLC as administrative agent (“WBM Term Agent”). The WBM Term Loan is secured by a first-priority lien on substantially all assets of WaterBridge Midstream and its subsidiaries and a parent pledge of the equity interests of WaterBridge Midstream, and is also guaranteed by its parent and each of its subsidiaries.

We may elect for outstanding borrowings under the WBM Term Loan to accrue interest at (i) a forward-looking term rate based on the SOFR (“Term SOFR” and loans accruing interest based on Term SOFR, “Term SOFR Loans”) or (ii) a customary base rate (“Base Rate” and loans accruing interest based on Base Rate, “Base Rate Loans”), in each case plus an applicable margin. Term SOFR Loans under the WBM Term Loan bear interest at a variable rate equal to Term SOFR for the applicable interest period plus a margin of 4.75%. Interest on Term SOFR Loans is payable at the end of the applicable interest period. Base Rate Loans bear interest at a rate per annum equal to the highest of (i) the Federal Funds Rate, as in effect from time to time, plus 0.50%, (ii) the prime rate, as published by The Wall Street Journal from time to time as the “bank prime loan” rate and (iii) Term SOFR for a one-month tenor plus 1.00%, in each case, plus 3.75%. Interest on Base Rate Loans is payable quarterly.

Pursuant to the WBM Term Loan, we are required to comply with various financial and other covenants common to credit agreements, including (i) a debt service coverage ratio of at least 1.10 to 1.00 as of the last day of each fiscal quarter, measured on a periodic basis, and (ii) restrictions on the ability to incur debt, grant liens, make dispositions, make distributions, engage in transactions with affiliates, and make investments. In addition, we are required to prepay loans under the WBM Term Loan in an amount equal to a portion of or all of our excess cash flow (“ECF”), as defined in the WBM Term Loan, within five days of delivering year-end financials, commencing with the fiscal year ending December 31, 2025, the amount of which is determined by the net first lien leverage ratio as of the last day of the fiscal year. Mandatory prepayments of the WBM Term Loan from ECF are subject to certain deductions, and in the event ECF in any year is equal to or less than $5.0 million, no mandatory prepayment is required.

The WBM Term Loan contains customary events of default, including for the failure of WaterBridge Midstream or other loan parties to comply with the various financial, negative and affirmative covenants under the WBM Term Loan (subject to the cure provisions set forth therein). During the existence of an Event of Default (as defined in the WBM Term Loan), the WBM Term Agent may, or at the direction of the requisite lenders under the WBM Term Loan shall, declare all outstanding loans and accrued interest and fees under the WBM Term Loan to be immediately due and payable (among other available remedies).

As of December 31, 2024, we had $1,147.1 million of outstanding borrowings under the WBM Term Loan and the weighted average interest rate was 10.51%. As of June 30, 2025, we had $1,141.4 million of outstanding borrowings under the WBM Term Loan and the weighted average interest rate was 9.07%. We are currently in compliance with all covenants under the WBM Term Loan.

In connection with the WaterBridge Combination and the NDB Assumption, certain of the existing collateral documents securing the NDB Term Loan, the WBM Term Loan, the NDB Revolving Credit Facility and the WBM Revolving Credit Facility will be amended, amended and restated, supplemented, or otherwise modified to provide for (i) the Parent Guarantee from the Company, OpCo and WBO of the obligations under the WBM Term Loan, (ii) collateral securing obligations under the NDB Term Loan and the NDB Revolving Credit Facility to also secure the obligations under the WBM Term Loan and the WBM Revolving Credit Facility, (iii) collateral securing obligations under the WBM Term Loan and the WBM Revolving Credit Facility to also secure obligations under the NDB Term Loan and the NDB Revolving Credit Facility and (iv) the grant of security interests by certain subsidiaries of Desert Environmental to secure the obligations under each Credit Facility (as defined above), following which, the WBM Term Loan will be secured by a first-priority lien on substantially all of our assets.

WaterBridge Midstream Revolving Credit Facility

On June 27, 2024, the revolving credit facility of WaterBridge Midstream was amended and restated (as amended and restated, the “WBM Revolving Credit Facility”), pursuant to which the total aggregate commitment amount increased from $85 million to $100 million, and the maturity date of the WBM Revolving Credit Facility was extended by three years to June 27, 2028. The WBM Revolving Credit Facility is secured by a first-priority lien on substantially all assets of WaterBridge Midstream and its subsidiaries and a parent pledge of the equity interests of WaterBridge Midstream, and is also guaranteed by its parent and each of its subsidiaries.

The WBM Revolving Credit Facility provides for revolving borrowings subject to compliance with various financial and other covenants common in such agreements that apply to WaterBridge Midstream and its restricted subsidiaries, including (i) a minimum debt service coverage ratio of 1.10:1.00, measured on a periodic basis, (ii) a maximum net total leverage ratio of 5.00:1.00, measured as of the end of each fiscal quarter solely in the event the revolving exposure of the lenders under the WBM Revolving Credit Facility exceeds $45 million as of such date and (iii) restrictions on the ability to incur debt, grant liens, make dispositions, make distributions, engage in transactions with affiliates, or make investments.

Principal amounts borrowed under the WBM Revolving Credit Facility may be prepaid from time to time and commitments thereunder may be terminated without premium or penalty. Any principal amounts outstanding on the maturity date, June 27, 2028, will become due and payable on such date. At WaterBridge Midstream’s election, principal amounts under the WBM Revolving Credit Facility may be borrowed as SOFR Loans or Base Rate Loans. Term SOFR Loans under the WBM Revolving Credit Facility bear interest at a variable rate equal to Term SOFR for the applicable tenor plus 0.10% (“Adjusted Term SOFR”), plus a leverage-based applicable margin between 2.5% and 3.75% per annum. Interest on all outstanding Term SOFR Loans is payable on the last business day of the applicable interest period. Base Rate Loans under the WBM Revolving Credit Facility bear interest at a rate per annum equal to (x) the highest of (i) the Federal Funds Rate, as in effect from time to time, plus 0.50%, (ii) the prime rate which Truist Bank announces from time to time as its prime lending rate, (iii) Adjusted Term SOFR for a one-month tenor plus 1.00% and (iv) 0.00%, in each case plus (y) a leverage-based applicable margin between 1.5% and 2.75% per annum. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears. WaterBridge Midstream also pays a commitment fee based on the applicable percentage of undrawn commitment amounts under the WBM Revolving Credit Facility.

As of December 31, 2024, we had no outstanding borrowings under the WBM Revolving Credit Facility and the weighted average interest rate was 9.06%. As of June 30, 2025, we had $15.0 million of outstanding borrowings under the WBM Revolving Credit Facility and the weighted average interest rate was 8.17%. We are currently in compliance with all covenants under the WBM Revolving Credit Facility.

In connection with the WaterBridge Combination and the NDB Assumption, certain of the existing collateral documents securing the NDB Term Loan, the WBM Term Loan, the NDB Revolving Credit Facility and the WBM Revolving Credit Facility will be amended, amended and restated, supplemented, or otherwise modified to provide for (i) the Parent Guarantee from the Company, OpCo and WBO of the obligations under the WBM Revolving Credit Facility, (ii) collateral securing obligations under the NDB Term Loan and the NDB Revolving Credit Facility to also secure the obligations under the WBM Term Loan and the WBM Revolving Credit Facility, (iii) collateral securing obligations under the WBM Term Loan and the WBM Revolving Credit Facility to also secure obligations under the NDB Term Loan and the NDB Revolving Credit Facility and (iv) the grant of security interests by certain subsidiaries of Desert Environmental to secure the obligations under each Credit Facility, following which, the WBM Revolving Credit Facility will be secured by a first-priority lien on substantially all of our assets.

In addition, in connection with the NDB Assumption and the Collateral Amendments, we will amend the WBM Revolving Credit Facility to, among other things, permit the NDB Assumption and the Collateral Amendments.

We anticipate all outstanding borrowings under the WBM Revolving Credit Facility will be repaid with a portion of the net proceeds from the offering, as described in “Use of Proceeds” elsewhere in this prospectus.

NDB Operating Term Loan

On May 10, 2024, NDB Operating entered into a $575.0 million term loan facility (the “NDB Term Loan” and, together with the WBM Term Loan, the “Existing Term Loans”) with a maturity date of May 10, 2029. The NDB Term Loan is secured by a first-priority lien on substantially all assets of NDB Operating and its subsidiaries, a pledge by NDB Intermediate Holdings LLC (“Intermediate Holdings”) of the equity interests of NDB Operating, and is also guaranteed by each of NDB Operating’s subsidiaries. The NDB Term Loan was amended on December 18, 2024 to reduce the applicable margin on both Term SOFR Loans and Base Rate Loans by 0.50%.

We may elect for outstanding borrowings under the NDB Term Loan to accrue interest at a rate based on either (i) Term SOFR or (ii) Base Rate, in each case plus an applicable margin. Following the WaterBridge Combination, Term SOFR Loans will bear interest at a rate equal to Term SOFR for the applicable interest period plus a margin of 4.25%. Interest on Term SOFR Loans is payable at the end of the applicable interest period. Base Rate Loans bear interest at a rate per annum equal to the highest of (i) the Federal Funds Rate, as in effect from time to time, plus 0.5%, (ii) the prime rate, as published by The Wall Street Journal from time to time and (iii) Term SOFR for a one-month tenor plus 1.00%, in each case, plus a margin of 3.25% following the WaterBridge Combination. Interest on Base Rate Loans is payable quarterly in arrears. Interest for Term SOFR Loans and Base Rate Loans will decrease by 0.25% when the net first lien leverage ratio is equal to or less than 4.25:1.00 as of the last day of a fiscal quarter.

Pursuant to the NDB Term Loan, we are required to comply with various financial and other covenants common to credit agreements, including (i) a debt service coverage ratio of at least 1.10 to 1.00 as of the last day of each fiscal quarter, measured on a periodic basis, and (ii) restrictions on the ability to incur debt, grant liens, make dispositions, make distributions, engage in transactions with affiliates, and make investments. In addition, we are required to prepay loans under the NDB Term Loan in an amount equal to a portion of or all of our ECF, as defined in the NDB Term Loan, within five days of delivering year-end financials, commencing with the fiscal year ending December 31, 2025, the amount of which is determined by the net first lien leverage ratio as of the last day of the fiscal year. Mandatory prepayments of the NDB Term Loan from ECF are subject to certain deductions, and, in the event ECF in any year is equal to or less than $5.0 million, no mandatory prepayment is required.

The NDB Term Loan contains customary events of default, including for the failure of NDB Operating or other loan parties to comply with the various financial, negative and affirmative covenants under the NDB Term Loan (subject to the cure provisions set forth therein). During the existence of an Event of Default (as defined in the NDB Term Loan), the agent may, or at the direction of the requisite lenders thereunder shall, terminate the commitments and/or declare all outstanding loans and accrued interest and fees under the NDB Term Loan to be immediately due and payable (among other available remedies).

As of December 31, 2024, we had $573.6 million of outstanding borrowings under the NDB Term Loan and the weighted average interest rate was 9.54%. As of June 30, 2025, we had $570.7 million of outstanding borrowings under the NDB Term Loan and the weighted average interest rate was 8.36%. We are currently in compliance with all covenants under the NDB Term Loan.

In connection with the WaterBridge Combination, we expect that the NDB Term Loan will be assumed by WaterBridge Midstream pursuant to the NDB Assumption and remain outstanding.

In connection with the WaterBridge Combination and the NDB Assumption, certain of the existing collateral documents securing the NDB Term Loan, the WBM Term Loan, the NDB Revolving Credit Facility and the WBM Revolving Credit Facility will be amended, amended and restated, supplemented, or otherwise modified to provide for (i) the Parent Guarantee from the Company, OpCo and WBO of the obligations under the WBM Revolving Credit Facility, (ii) collateral securing obligations under the NDB Term Loan and the NDB Revolving Credit Facility to also secure the obligations under the WBM Term Loan and the WBM Revolving Credit Facility, (iii) collateral securing obligations under the WBM Term Loan and the WBM Revolving Credit Facility to also secure obligations under the NDB Term Loan and the NDB Revolving Credit Facility and (iv) the grant of security interests by certain subsidiaries of Desert Environmental to secure the obligations under each Credit Facility, following which, the NDB Term Loan will be secured by a first-priority lien on substantially all of our assets.

NDB Operating Revolving Credit Facility

On June 8, 2022, NDB Operating entered into a revolving credit facility (the “NDB Revolving Credit Facility” and, together with the WBM Revolving Credit Facility, the “Existing Revolving Credit Facilities”), which provides for revolving borrowings up to the aggregate revolving commitments provided thereunder, subject to compliance with various customary financial and other covenants common in such agreements that apply to NDB Operating and its subsidiaries, including (i) compliance with a maximum leverage ratio and a minimum interest coverage ratio measured on a periodic basis, and (ii) restrictions on the ability to incur debt, grant liens, make dispositions, make distributions, engage in transactions with affiliates, or make investments. On May 10, 2024, we amended the NDB Revolving Credit Facility to decrease the total aggregate revolving commitment amount to $100.0 million and extend the maturity date until June 8, 2027.

Principal amounts borrowed under the NDB Revolving Credit Facility may be repaid from time to time and commitments thereunder may be terminated without premium or penalty. Any principal amounts outstanding on the maturity date, June 8, 2027, will become due and payable on such date. At NDB Operating’s election, principal amounts under the NDB Revolving Credit Facility may be borrowed as Term SOFR Loans or Base Rate Loans, in each case with leverage-based applicable margin between 2.75% and 3.75% per annum for SOFR Loans and between 1.75% and 2.75% per annum for Base Rate Loans. NDB Operating also pays a commitment fee to each lender quarterly in arrears on the daily unused amount of the commitment of such lender under the NDB Revolving Credit Facility, which is based on NDB Operating’s leverage ratio then in effect.

As of December 31, 2024, we had $35.0 million of outstanding borrowings under the NDB Revolving Credit Facility and the weighted average interest rate was 8.67%. As of June 30, 2025, we had $70.0 million of outstanding borrowings under the NDB Revolving Credit Facility and the weighted average interest rate was 8.15%. We are currently in compliance with all covenants under the NDB Revolving Credit Facility.

In connection with the WaterBridge Combination, we expect that the NDB Revolving Credit Facility will be assumed by WaterBridge Midstream pursuant to the NDB Assumption and remain outstanding.

In connection with the WaterBridge Combination and the NDB Assumption, certain of the existing collateral documents securing the NDB Term Loan, the WBM Term Loan, the NDB Revolving Credit Facility and the WBM Revolving Credit Facility will be amended, amended and restated, supplemented, or otherwise modified to provide for (i) the Parent Guarantee from the Company, OpCo and WBO of the obligations under the WBM Revolving Credit Facility, (ii) for collateral securing obligations under the NDB Term Loan and the NDB Revolving Credit Facility to also secure the obligations under the WBM Term Loan and the WBM Revolving Credit Facility, (iii) collateral securing obligations under the WBM Term Loan and the WBM Revolving Credit Facility to also secure obligations under the NDB Term Loan and the NDB Revolving Credit Facility and (iv) the grant of security interests by certain subsidiaries of Desert Environmental to secure the obligations under each Credit Facility, following which, the NDB Revolving Credit Facility will be secured by a first-priority lien on substantially all of our assets.

In addition, in connection with the NDB Assumption and the Collateral Amendments, we will amend the WBM Revolving Credit Facility to, among other things, permit the NDB Assumption and the Collateral Amendments.

We anticipate all outstanding borrowings under the NDB Revolving Credit Facility will be repaid with a portion of the net proceeds from the offering, as described in “Use of Proceeds” elsewhere in this prospectus.

Desert Environmental Credit Facility

On October 3, 2023, Desert Environmental entered into a credit agreement (as amended or otherwise modified prior to the date of this prospectus, the “Desert Credit Facility”) providing for a (i) $10.0 million delayed draw term loan (the “Desert Initial Term Loan”) and (ii) $2.0 million revolving credit facility (the “Desert Revolving Commitments”). On March 1, 2024, Desert Environmental entered into the First Amendment to Credit Agreement to provide for an adjusted loan repayment schedule. On February 4, 2025, Desert Environmental entered into the Second Amendment to Credit Agreement to (i) add a new a $5.0 million term loan commitment under the Desert Credit Facility (the “Desert Second Amendment Term Loan”), (ii) increase the Desert Revolving Commitments under the Desert Credit Facility to $4.0 million, and (iii) extend the maturity dates of each of the term loans and revolving commitments issued thereunder. The Desert Initial Term Loan matures on March 31, 2030, the Desert Revolving Commitments mature on October 3, 2027, and the Desert Second Amendment Term Loan matures on October 3, 2030. The Desert Credit Facility is secured by a first-priority lien on substantially all assets of Desert Environmental and its subsidiaries, a pledge by Desert Holdings of the equity interests of Desert Environmental, and is also guaranteed by each of Desert Environmental’s subsidiaries.

We may elect for outstanding borrowings under the Desert Credit Facility to accrue interest at a rate based on either (i) Term SOFR or (ii) Alternate Base Rate, in each case plus a leverage-based applicable margin between 2.50% and 3.00% per annum for Alternate Base Rate Loans and between 3.50% and 4.00% per annum for Term SOFR Loans. Interest on Term SOFR Loans is payable at the end of the applicable interest period. Alternate Base Rate Loans bear interest at a rate per annum equal to the highest of (i) the Federal Funds Rate, as in effect from time to time, plus 0.50%, (ii) the prime rate, as publicly announced by the lender from time to time and (iii) Term SOFR for a one-month tenor plus 1.00%. Interest on Alternate Base Rate Loans is payable quarterly in arrears.

Any principal amounts outstanding on the maturity date will become due and payable on such date. Desert Environmental also pays a commitment fee to the lender quarterly in arrears on the daily unused amount of the commitment of the lender of the Desert Revolving Commitments, which is based on Desert Environmental’s leverage ratio then in effect.

Pursuant to the Desert Credit Facility, we are required to comply with various financial and other covenants common to credit agreements, including (i) a fixed charge coverage ratio of at least 1.25 to 1.00 as of the last day of each fiscal quarter, measured on a trailing four quarter basis, (ii) a total leverage ratio no greater than 2.25 to 1.00 as of the last day of each fiscal quarter, measured on a trailing four quarter basis, and (iii) restrictions on the ability to incur debt, grant liens, make dispositions, make distributions, engage in transactions with affiliates, and make investments.

The Desert Credit Facility contains customary events of default, including for the failure of Desert Environmental or other loan parties to comply with the various financial, negative and affirmative covenants under the Desert Credit Facility (subject to the cure provisions set forth therein). During the existence of an Event of Default (as defined in the Desert Credit Facility), the lender may terminate the commitments and/or declare all outstanding loans and accrued interest and fees under the Desert Credit Facility to be immediately due and payable (among other available remedies).

As of December 31, 2024, we had (a) $10.0 million of outstanding term loan borrowings under the Desert Credit Facility and the weighted average interest rate was 9.12% and (b) no outstanding borrowings under the Desert Revolving Commitments. As of June 30, 2025, we had (a) $14.0 million of outstanding term loan borrowings under the Desert Credit Facility and the weighted average interest rate was 7.80% and (b) no outstanding borrowings under the Desert Revolving Commitments. We are currently in compliance with all covenants under the Desert Credit Facility.

In connection with the WaterBridge Combination, we expect that the Desert Credit Facility will be terminated and all outstanding borrowings will be repaid with a portion of the net proceeds from the offering, as described in “Use of Proceeds” elsewhere in this prospectus.

Expected Refinancing Transactions

We are negotiating and expect OpCo to enter into the New Revolving Credit Facility following the closing of this offering that will refinance and replace our Existing Revolving Credit Facilities. We anticipate that the New Revolving Credit Facility will be a senior secured revolving credit facility that will be guaranteed by certain subsidiaries of OpCo and secured by substantially all assets of OpCo and the subsidiary guarantors. We expect that aggregate commitments under the New Revolving Credit Facility will be approximately $500.0 million and that the facility will have a five-year term, springing to the date that is 91 days prior to the maturity of the New Senior Unsecured Debt or of the Existing Term Loans if the outstanding principal amount of either the New Senior Unsecured Debt or the Existing Term Loans on such date exceeds $50.0 million. We expect that the New Revolving Credit Facility will permit borrowings to be prepaid and repaid from time to time without premium or penalty and will contain mandatory prepayments, representations and warranties, affirmative and negative covenants and events of default customary for secured financings of this type. If we enter into the New Revolving Credit Facility, we expect that the effectiveness of the facility will be conditioned on the repayment and termination of the Existing Revolving Credit Facilities, OpCo’s issuance of the New Senior Unsecured Debt and either the full repayment and termination of the Existing Term Loans or the application of 100% of the net proceeds of the New Senior Unsecured Debt to the amounts outstanding under the Existing Term Loans and the amendment of the Existing Term Loans to permit the New Revolving Credit Facility. There can be no assurance of our ability to market or syndicate such debt, and to the extent we are not successful in doing so, even if we enter into the New Revolving Credit Facility, the facility will not become effective and any amounts contemplated to be repaid under the Existing Term Loans will not be repaid.

Our negotiation of the New Revolving Credit Facility remains ongoing. We may not enter into the facility at all or do so on terms that are materially different than those described above.

Quantitative and Qualitative Disclosure about Market Risk

We are exposed to market risks, which includes the effects of adverse changes in commodity prices and counter‑party and customer credit risks and interest rate risk as described below. The primary objective of the following information is to provide quantitative and qualitative information about our potential exposure to market risks. The term “market risk” refers to the risk of loss arising from adverse changes in commodity prices and counter‑party and customer credit and interest rate risk. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward‑looking information provides indicators of how we view and manage our ongoing market risk exposures.

Market Risks

Demand for our water management solutions depends substantially on capital spending by producers to construct and maintain infrastructure and explore for, develop and produce oil and natural gas in our areas of operation. These expenditures are influenced by numerous factors over which we have no control, including: such producers’ overall financial position, capital allocation priorities, ability to access capital and their views of future demand for, and prices of, oil and natural gas.

The ongoing Russia-Ukraine and Middle Eastern conflicts have also had significant global economic implications and impacts on financial markets and the energy industry. The extent of these impacts will depend on the severity and duration of these conflicts and whether the conflicts spread to other countries or regions. In addition, the U.S. federal government has recently imposed tariffs on international goods, such as those produced in Canada, Mexico and China, and those countries have enacted retaliatory tariffs against the United States. To the extent that any U.S. trade policy results in retaliatory tariffs, such developments could result in inflationary pressures and have an adverse effect on our customers’ business, and reduce demand for use of our services.

Counterparty and Customer Credit Risks

We are subject to risks of loss resulting from nonpayment or nonperformance by our counterparties and customers of their contractual obligations. Our principal exposure to credit risk is through receivables generated by the provision of our water management solutions to our customers. The inability or failure of our significant customers to meet their obligations to us or their insolvency or liquidation may adversely affect our financial results. We examine the creditworthiness of any counterparty and customer and monitor our exposure to such counterparties and customers through credit analysis, and monitoring procedures, including reviewing credit ratings, financial statements and payment history. For the six months ended June 30, 2025, our top five customers represented approximately 51% of our pro forma water-related revenues with our largest customer representing approximately 18% of our pro forma water-related revenues for the six months ended June 30, 2025. However, we believe that the credit risk associated with our counterparties and customers is acceptable.

Commodity Price Risk

The market for our services is indirectly exposed to fluctuations in the prices of crude oil and natural gas to the extent such fluctuations impact drilling and completion activity levels and thus impact the activity levels and timing of activity of our customers in the exploration and production and oilfield services industries. Commodity prices have been and are continuing to be impacted by multiple factors, such as supply disruptions and recessionary concerns and responses by the members of OPEC+ and other oil exporting nations to market conditions. During the year ended December 31, 2024, the average WTI crude oil spot price was $76.63 per barrel as compared with $77.58 per barrel for the year ended December 31, 2023 and, as of June 30, 2025, the WTI crude oil spot price was $66.30 per barrel. Sustained low commodity prices. Sustained low oil and natural gas prices could lead producers in our areas of operation to shut-in or curtail production from wells, or plug and abandon marginal wells that otherwise may have been allowed to continue to produce for a longer period under conditions of higher prices, which could negatively impact their financial condition and their ability to meet their obligations to us.

A portion of our revenue is derived from our sale of skim oil at prevailing market prices, less applicable discounts, and is directly exposed to fluctuations in the price of crude oil. Based on our recovery of skim oil for the year ended December 31, 2024, on a pro forma basis, our skim oil sales for the year ended December 31, 2024, would have increased or decreased approximately $5.4 million for each 10% change in the realized price per barrel.

We do not currently intend to hedge our exposure to commodity price risk. We may in the future enter into derivative instruments, such as collars, swaps and basis swaps, to partially mitigate the impact of commodity price volatility. These hedging instruments would allow us to reduce, but not eliminate, the potential effects of the variability in cash flow from operations due to fluctuations in oil and natural gas prices.

Interest Rate Risks

Our ability to borrow and the rates offered by lenders can be adversely affected by deterioration in the credit markets and/or deterioration of our credit profile rating. We may elect for outstanding borrowings under our WBM Revolving Credit Facility and NDB Revolving Credit Facility to accrue interest at a rate based on either (i) Term SOFR or (ii)

Base Rate, plus an applicable margin, which exposes us to interest rate risk to the extent we have borrowings outstanding under our WBM Revolving Credit Facility and/or NDB Revolving Credit Facility.

As of June 30, 2025, we had (i) $573.6 million of outstanding borrowings under the NDB Term Loan with a weighted average interest rate of 9.54%; (ii) $35.0 million of outstanding borrowings under the NDB Revolving Credit Facility with a weighted average interest rate of 8.67%; (iii) $1,147.1 million of outstanding borrowings under the WBM Term Loan with a weighted average interest rate of 10.51%; and (iv) no borrowings under the WBM Revolving Credit Facility with a weighted average interest rate of 9.06%. On a pro forma basis, assuming no change in the amounts outstanding, the impact on interest expense of a 1.0% increase or decrease in the weighted average interest rates would be approximately $17.7 million per year. See “—Debt Instruments” for more information.

Critical Accounting Estimates

The preparation of our financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and disclosures of contingent assets and liabilities. We consider our critical accounting estimates those that require subjectivity and that could inherently influence our financial result based on changes in those estimates.

Impairment of Goodwill and Long-lived assets

We test goodwill for impairment for each of our reporting units on an annual basis on October 31 or when events occur, or circumstances indicate the fair value of a reporting unit may be below its carrying value. We perform the annual assessment using the qualitative method. Where deemed appropriate, we may perform a quantitative assessment that uses market data and discounted cash flow analysis, which involve estimates of future revenues, operating cash flows, terminal value growth rates, capital expenditures projections, discount rates and other assumptions deemed reasonable by management. Changes in these estimates and assumptions or a significant decrease in earnings could materially affect the fair value of goodwill and could result in a goodwill impairment charge. The annual impairment assessment for goodwill does not change our requirements to assess goodwill on an interim date between scheduled annual testing dates if triggering events are present.

Management reviews our long-lived assets, which primarily includes property, plant and equipment and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of the assets might not be recoverable. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets for purposes of assessing recoverability. Recoverability is generally determined by comparing the carrying value of the asset to the expected undiscounted future cash flows of the asset. Estimates of expected undiscounted future cash flows require the application of management judgment and involve assumptions regarding future revenues, operating cash flows, projected capital expenditures, discount rates, and other factors that management believes to be reasonable. If the carrying value of the asset is not recoverable, the amount of impairment loss is measured as the excess, if any, of the carrying value of the asset over its estimated fair value.

Incentive Units

We account for share-based compensation expense for incentive units granted in exchange for employee services. Incentive units are subject to time-based vesting, and vest to the participant over the course of the vesting period which is generally three years. Forfeitures are accounted for upon occurrence.

We account for stock-based compensation under the fair value method of accounting in accordance with applicable accounting standards. Under the fair value method, compensation cost is measured at the grant date for equity-classified awards and remeasured each reporting period for liability-classified awards based on the fair value of an award and is recognized over the service period, which is generally the vesting period. To calculate fair value, we use a Monte Carlo Simulation. The Monte Carlo Simulation requires judgment in developing assumptions, including, but not limited to, the fair value of our equity, expected unit price volatility over the term of the award, expected distribution yield, and the expected life of the incentive units. The fair value of our equity is determined based on a weighted approach, utilizing an equal allocation between an income approach and a market approach. Key assumptions used in the income and market approaches include projections of future revenues and expenses. Additional assumptions used in the income approach include terminal value growth rates, discount rates, and other factors that management believes to be reasonable and reflective of market conditions at the valuation date.

We update our assumptions each reporting period based on new developments and adjust such amounts to fair value based on revised assumptions, if applicable, over the vesting period.

Internal Controls and Procedures

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes‑Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a reporting issuer, we will be required to comply with the SEC’s rules implementing Section 302 of the Sarbanes‑Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of the effectiveness of our internal control over financial reporting under Section 404 until our second annual report on Form 10‑K after we become a public company.

Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting and will not be required to do so for as long as we are an “emerging growth company” under applicable federal securities laws. Please see “Summary—Emerging Growth Company Status” for more information.

Off Balance Sheet Arrangements

We currently have no material off‑balance sheet arrangements.

INDUSTRY

While our business is entirely focused on water management, the underlying industry that we service is the upstream oil and natural gas industry in the United States which includes major producing regions across the country. Our water infrastructure network is predominantly focused on the Delaware Basin, which is located in Texas and New Mexico. The Delaware Basin is part of the Permian Basin, which is the most active oil and natural gas producing region in the country. With 38% of current onshore rigs, the lowest break-even operator economics and approximately 33,000 remaining economic locations (the most out of any Lower 48 basin), the Delaware Basin is the most prolific oil and natural gas basin in North America. Production and drilling activity in the region is dominated by large, generally publicly-listed, well-capitalized upstream oil and natural gas producers, many of which are our major customers. We believe that our integrated water infrastructure network and suite of produced water handling solutions make us an ideal partner to help support our upstream customers’ oil and gas production operations.

U.S. Upstream Oil and Natural Gas Industry

Permian Basin

Since 2014, oil production in the Permian Basin has increased nearly six-fold from 1.0 million bpd to more than 5.8 million bpd in 2024, representing a CAGR of approximately 17%. Over the same period, total water production in the Permian Basin has shown a similar growth trajectory, increasing nearly six-fold since 2014 from 3.2 million bpd to more than 18.6 million bpd in 2024, representing a CAGR of approximately 18%.

Note: As of June 30, 2025. Source: Enverus, data and analytics derived from Enverus PRISM® June 2025.

The Permian Basin has consistently attracted significant drilling activity in a variety of commodity price and macroeconomic environments. There were 244 rigs running in the Permian Basin as of June 30, 2025, representing 61% of all rigs running in the United States. Since 2014, the basin has averaged 292 active rigs in total.

Note: As of June 30, 2025. Source: Enverus, data and analytics derived from Enverus PRISM® July 2025.

Note: As of June 30, 2025. Source: Enverus, data and analytics derived from Enverus PRISM® July 2025. (1) YTD 2025 as of June 2025.

For the last three years, more than 5,000 Permian wells per year have been TIL with the basin averaging more than 4,500 TILs per year since 2014. Over the last decade, the number of TILs per average rig running has increased significantly largely due to drilling efficiency gains driven by pad development, allowing for multiple wells to be drilled from the same pad, and other technological and logistical advancements.

Note: As of June 30, 2025. Source: Enverus, data and analytics derived from Enverus PRISM® June 2025.

Delaware Basin

Relative production growth in the Delaware Basin has been even more pronounced compared to the overall Permian Basin over the same period. Total oil production in the Delaware Basin has increased more than eight-fold since 2014 from 0.4 million bpd to more than 3.3 million bpd in 2024, representing a CAGR of approximately 23%. Over the same time period, total water production in the Delaware Basin has increased more than eight-fold from 1.6 million bpd to more than 13.2 million bpd in 2024, representing a CAGR of approximately 24%.

Note: As of June 30, 2025. Source: Enverus, data and analytics derived from Enverus PRISM® June 2025.

There were 143 rigs running in the Delaware Basin as of June 30, 2025, representing 30% of all rigs running in the United States and 57% of all rigs running in the Permian Basin.

In the last three years, there have been more than 2,800 TILs per year in the Delaware Basin with the basin averaging more than 2,100 TILs per year since 2014. Similar to the Permian Basin, the number of Delaware Basin TILs per average rig running has increased significantly over the last decade as drilling efficiency has improved.

Note: As of June 30, 2025. Source: Enverus, data and analytics derived from Enverus PRISM® June 2025; Average active rigs and TILs based on the Delaware Basin boundary as defined by Enverus.

The Delaware Basin has some of the highest quality and most economic drilling inventory in the United States. As a result, basin-wide rig counts tend to be less affected by commodity price dislocations than other basins. Since 2014, the Delaware Basin has accounted for an average of 26% of all active U.S. rigs. That market share has been relatively consistent, ranging from 25% to 32% since 2017, despite the volatility in WTI crude oil prices and significant changes in the macroeconomic environment.

Note: As of June 30, 2025. Source: Enverus, data and analytics derived from Enverus PRISM® June 2025.

As presented in the below charts, the intensity of drilling activity generally corresponds to the concentration of original oil in place.

Wolfcamp A Original Oil in Place

Note: As of June 30, 2025. Source: Enverus, data and analytics derived from Enverus PRISM® June 2025.

Last 24 Months Rig Intensity

Note: As of June 30, 2025. Source: Enverus, data and analytics derived from Enverus PRISM® June 2025.

Water Production and Management in the U.S. Oil and Gas Industry

Water management is a critical aspect of upstream oil and natural gas operations in the United States. This is particularly true in unconventional oil and gas basins like the Permian Basin where horizontal drilling and hydraulic fracturing are commonly used to maximize production and well economics.

Hydrocarbon deposits are generally saturated with water in most oil and gas formations. Once an E&P producer finishes drilling a horizontal well, it will often complete the well using a technique known as hydraulic fracturing prior to entering production. During this process, the producer pumps significant amounts of water, sand and chemicals into the wellbore under high pressure to fracture the formation and stimulate production. For E&P producers actively drilling and completing wells, the supply of water for hydraulic fracturing operations is absolutely critical.

Following the completion of a well, the upstream producer can begin production operations. During this phase water, oil and natural gas are produced and then separated into individual streams. Water production tends to match oil and natural gas production in an increasing ratio over the economic life of a well. In connection with a well’s initial production, the produced water also includes flowback water, which consists of water and completion fluids injected into the well during the hydraulic fracturing process.

Over the past several years, producers have been consistently increasing the lateral lengths of the wells they are drilling and completing due to both consolidation of acreage (allowing for longer laterals to be drilled across contiguous acreage) and increased well economics. The longer the lateral, the more sand and fresh water that is needed to hydraulically fracture the well and, consequentially, the more water, oil and natural gas that is produced. The average lateral length of a Delaware Basin well has nearly doubled since 2014 rising from 4,790 feet to 9,376 feet in 2024. Over the same time period, the average water pumped per well in the Delaware Basin has increased from 108 MBbls of total water pumped in 2014 to 483 MBbls in 2024.

Note: As of June 30, 2025. Source: Enverus, data and analytics derived from Enverus PRISM® June 2025.

For upstream producers, produced water management and supply water delivery represent a significant portion of their costs and can have a material impact on their ultimate well economics. We believe that produced water management costs comprise between 30% and 40% of E&P producer’s total LOE in the Delaware Basin and represent the largest component of total LOE. We believe that water management costs are likely to increase in the future due largely to producers having to transport volumes farther to access available pore space outside of the majority activity zones in the Delaware Basin.

As discussed above, flow assurance is of paramount importance to E&P companies because any prolonged interruption in produced water handling can lead to lower oil and natural gas production. As a result, E&P companies recognize the critical nature of having robust water management infrastructure in place to support their operations. According to the Federal Reserve Bank of Dallas, as of the first quarter of 2025, approximately 74% of executives from 104 surveyed E&P companies anticipate drilling and completion constraints in the Permian Basin within the next five years due to insufficient produced water infrastructure. Industry leaders continue to pay close attention to the availability and limitations of water infrastructure systems serving active basins and are eager to partner with water infrastructure operators that can provide reliable produced water handling solutions.

Overview of the Water Management Business

Water Supply

During the lifecycle of a typical horizontal well, supply water is first delivered to a wellsite either by pipeline or by truck. Supply water is typically fresh or brackish water sourced from rivers, ponds, lakes, and aquifers. Produced water can also be used as supply water; however, naturally occurring impurities and those added during the hydraulic fracturing process, must be removed prior to reuse. Once at the wellsite, supply water is mixed with additives and proppants before being injected, at high pressure, into the wellbore to hydraulically fracture a well.

Water Disposal

Following a well’s completion, the produced water, oil and natural gas must be separated and the produced water transported away from the well via pipeline or by truck for disposal or recycling. Disposal often occurs through injection into saltwater disposal wells at water handling facilities. These water handling facilities are commonly regulated by state environmental bodies as well as the EPA. Produced water may also be disposed of in evaporation and percolation pits or recycled for use as supply water in later hydraulic fracturing activities.

Water Recycling

Recycling of produced water is an alternative to sourcing brackish water or groundwater for use in oil and gas operations. Recycled produced water is treated prior to reuse. This treatment typically involves the removal of residual hydrocarbons, reduction of free iron and other solids and removal of bacteria to meet customer specifications. Recycling of produced water volumes can be performed via recycling centers and treatment facilities. In the future, these recycling operations may include additional units in order to further upgrade the recycled water to be used in other commercial and industrial applications, potentially even for beneficial re-use.

Growth Trends of Produced Water

The Delaware Basin has experienced significant growth in oil and natural gas production activity over the last four years, with approximately 33% and 31% growth in wells brought online and active drilling rigs, respectively, according to Enverus. We believe that this growth in production activity will require increased produced water handling capacity, as the amount of produced water from wells in the Delaware Basin significantly exceeds the amount of the related oil and natural gas production. Specifically, for every barrel of oil produced in the Delaware Basin in 2024, approximately 3.7 barrels of associated water were produced, according to Enverus. Produced water volumes have increased as oil and natural gas production has increased in the Delaware Basin over the last several years. From 2014 to 2024, produced water in the Delaware Basin grew from approximately 1.6 million bpd to approximately 13.2 million bpd, a CAGR of approximately 21%. Historical and forecasted Delaware Basin produced water volumes as of December 31, 2024, including the anticipated incremental increase in produced water volumes that could be recycled or handled in existing or new produced water handling facilities, are shown in the graphic below, in each case according to Pickering Energy Partners and B3 Insights.

Delaware Basin Produced Water Volumes

Note: As of June 30, 2025. Source: B3 Insights and Pickering Energy Partners analysis.

The amount of available pore space and the permeability of a geological formation are essential for successful produced water injection. Porosity affects storage capacity and permeability affects fluid movement, while both together affect formation pressure. Lower formation pressure allows for more water to be injected, and as more volume is injected into the geological reservoir, formation pressure increases. Once a certain limit of formation pressure is reached, injection is limited both operationally and by the applicable injection permits issued by state regulatory agencies. Produced water handling facilities are legally constrained by permitted maximum daily injection rates and maximum wellhead pressures. In some instances, the operational capacity of a produced water handling facility is restricted by formation pressure, preventing the facility from achieving its full permitted capacity. The sequestration of produced water volumes in high pore pressure areas is operationally restricted due to a lack of available pore space for the injected water. These operational capacity restrictions are more common in geographic regions with higher concentrations of produced water handling facilities. Continued injection of produced water in these regions is expected to further increase formation pressure and result in further declines in these facilities’ operational capacities over time. There are two sandstone formations in the Delaware Basin that are suitable for long-term produced water injection: a relatively shallower layer called the Delaware Mountain Group, which is located approximately 4,500 to 7,500 feet below the surface on average with thickness of 2,500 to 3,000 feet on average, and a deeper layer called the Ellenburger Group, which is located approximately 12,000 to 17,000 feet below the surface on average.

Produced water volumes in New Mexico have grown significantly in the past 10 years and are expected to continue growing in the future. As volumes have risen from less than one million bpd to more than five million bpd of water, the statewide WOR has been relatively stable with an upward trajectory.

New Mexico Delaware Production and Water-Oil Ratio

Note: As of June 30, 2025. Source: Enverus, data and analytics derived from Enverus PRISM® June 2025.

In the absence of any new development of produced water handling facilities, the Delaware Basin is projected to have constrained water handling capacity by 2029. Under this scenario, beginning in 2025, incremental produced water volumes will need to be recycled, as the availability of produced water facilities will not be sufficient to keep up with demand for produced water handling capacity. In the absence of adequate recycling demand and produced water handling capacity, operators may have to shut-in production or delay completion of new wells, as they will not have sufficient available capacity for the handling of their produced water volumes.

Permian Basin Water Volumes by Handling Method vs. Operational Produced Water Handling Capacity (million bpd)

Note: As of June 30, 2025. Source: B3 Insights and Pickering Energy Partners analysis. (1) Assumes a 20% decrease in basin wide operational produced water handling capacity to account for logistical inefficiencies within the Permian Basin; (2) Based on the 2023-2024 average number of new produced water handling facilities per year; (3) Sub-plays are limited to two total produced water handling facilities and shallow production wells per section, and there are assumed to be no new shallow production wells drilled; (4) Assumes zero new deep production wells will be drilled.

Produced water handling facilities and their access to specific geologic zones are regulated at the state level and are required to meet guidelines imposed by the relevant state agencies. Because the Delaware Basin straddles the Texas-New Mexico state border, the planning, permitting and building of water infrastructure is dependent upon the laws and regulations of either Texas or New Mexico. Historically, Texas has had a more supportive regulatory and permitting environment than New Mexico, and consequently, there has been more limited growth in produced water handling capacity in New Mexico because of fewer new produced water handling permit approvals. As a result, producers have been injecting produced water associated with New Mexico oil and gas production in Texas, especially along the Texas-New Mexico state line, causing increased pore pressure in high activity areas.

Note: As of June 30, 2025. Source: B3 Insights and Pickering Energy Partners analysis.

The Stateline AOI shown in the graphic below is projected to remain the highest demand produced water handling area within the Delaware Basin over the next 10 years according to Pickering Energy Partners and B3 Insights, primarily due to its close proximity to E&P development in New Mexico. However, produced water handling capacity in this area is projected to decline at a rate approximately 70% faster than that of the broader Delaware Basin according to Pickering Energy Partners and B3 Insights, largely driven by regulatory constraints stemming from over-concentration of injection, leading to high pore pressure. We proactively addressed this issue by strategically securing approximately 2.3 million bpd of permitted capacity across low pore pressure areas within and adjacent to the Stateline AOI as of August 31, 2025 as an alternative produced water handling solution for E&P operators. Furthermore, as of August 31, 2025, we are actively working to obtain approximately 2.0 million barrels per day of additional permitted capacity in such low pore pressure areas, positioning us to address future water handling demand within the Delaware Basin.

Stateline AOI Will See Significant Reduction in Disposal Capacity

Note: As of July 31, 2025. Source: B3 Insights Pressure and Capacity Forecast, Permian Basin, 2025.

Assets and Pore Pressure in Delaware Basin Stateline AOI

Note: As of June 30, 2025. Source: Enverus, data and analytics derived from Enverus PRISM® June 2025 and B3 Insight Pressure and Capacity Forecast, Permian Basin, 2025.

Delaware Basin Produced Water is Expected to Outpace Disposal Capacity

Note: As of July 31, 2025. Source: B3 Insights Pressure and Capacity Forecast, Permian Basin, 2025.

Our existing and planned water infrastructure buildout is designed to facilitate the movement of produced water volumes from New Mexico to Texas, where our water handling facilities can sequester produced water volumes more readily, and from areas of high pore pressure within Texas to areas with underutilized pore space.

Note: As of August 31, 2025.

Further supporting the long-term increase in produced water in the basin, producing wells generally yield increasing WORs over their lifespan. At the beginning of a well’s producing life, the proportion of hydrocarbons is typically at its highest. As the well matures, the hydrocarbon production declines at a faster rate than the production of water, leading to an increasing WOR over time. This phenomenon has been observed across the majority of basins in the United States, including the Delaware Basin. The below chart shows WORs by producing formation within the Delaware Basin on a 12- and 60-month basis. In all cases, the WOR increases as the well matures.

Note: As of June 30, 2025. Source: Enverus, data and analytics derived from Enverus PRISM® June 2025.

(1) Normalized to 10,000-foot lateral length.

(2) $60/bbl and $2.50/mcf.

(3) Reflects the percentage (%) of total remaining Delaware inventory locations.

It is also generally true that wells targeting deeper formations within a given basin produce higher WORs due to a combination of increased pressure and initial water in place. The below chart shows WORs for the average well drilled by formation in the Delaware Basin. The bars are ordered from the deepest bench (Woodford) to the shallowest bench (Avalon).

Delaware Water-to_Oil Ratio by Bench (12 Month Production)
WOLFCAMP D
5.7
WOLFCAMP C
6.6
WOLFCAMP B UPPER
5.7
WOLFCAMP A UPPER
3.7
WOLFCAMP XY
3.8
3RD BONE SPRING
3.0
2ND BONE SPRING
2.4
1ST BONE SPRING
2.6
AVALON
1.8

Note: As of June 30, 2025. Source: Enverus, data and analytics derived from Enverus PRISM® June 2025.

Producer activity in the Delaware Basin over time has been focused on the core formations such as the 2nd and 3rd Bone Spring and the Wolfcamp A/XY which tend to be shallower and have lower WORs. This focus has led to a decline in core inventory remaining in these prolific formations and has forced upstream producers to test deeper formations like the Wolfcamp B/C/D and the Woodford to replenish their drilling inventory. We believe that producers’ development programs will increasingly target these deeper formations which will increase the WORs of new wells drilled in the basin and ultimately support the broader trend of continued growth in produced water.

Note: As of June 30, 2025. Source: Enverus, data and analytics derived from Enverus PRISM® June 2025.

In addition to these current trends, we believe that the long-term growth in produced water in the Delaware Basin will continue partially due to advent of re-fractured wells (“re-fracs”). As operators seek to maximize the productivity of existing wells, re-fracs presents a cost-effective method to enhance recovery rates without the need for new drilling. Similar to new well development, efficient water management is essential to re-frac operations as they require significant water volumes for the initial hydraulic fracturing as well as sustained handling and disposal services for produced water as production peaks again thereafter. Though re-frac opportunities have traditionally been pursued in more mature oil and gas fields after their initial growth phase, we believe that there will be future opportunities to provide water management solutions for re-fracs in the Delaware Basin.

BUSINESS

Company Overview

We are a leading integrated, pure-play water infrastructure company with operations predominantly in the Delaware Basin, the most prolific oil and natural gas basin in North America. We believe that our strategically located network, substantial scale and built-in operational redundancies provide a competitive advantage in attracting customers and allow us to achieve significant operating and capital efficiencies. We operate the largest produced water infrastructure network in the United States through which we provide water management solutions to oil and natural gas E&P companies under long-term contracts, which include gathering, transporting, recycling and handling produced water. As of August 31, 2025, on a pro forma basis, our infrastructure network included approximately 2,500 miles of pipelines and 197 produced water handling facilities, which handled over 2.6 million bpd of produced water for our customers and had more than 4.5 million bpd of total produced water handling capacity. We also operate two energy waste management facilities for the disposal of non-hazardous waste resulting from oil and gas E&P activities, branded under Desert Environmental. Our synergistic relationship with LandBridge, a leading Delaware Basin land management company, provides us preferential access to significant underutilized pore space in and around the Delaware Basin that is necessary to meet the E&P industry’s evolving water handling needs. We manage our extensive infrastructure network through the use of our fit-for-purpose technology solutions, including our state-of-the-art centralized operations center and proprietary water forecasting platform, which enable us to monitor, measure and forecast water volumes in real-time across our infrastructure network and provide our customers with reliable and efficient water management solutions.

The transportation, treatment and handling of produced water is crucial to oil and natural gas production. Water naturally exists in subsurface geologic formations that contain oil and natural gas deposits and is produced alongside, and typically in higher volumes than, hydrocarbons throughout the full life cycle of oil and natural gas wells. Produced water must be reliably separated and handled in order for these wells to be brought online and remain in production. From 2014 to 2024, produced water in the Delaware Basin grew from approximately 1.6 million bpd to approximately 13.2 million bpd, a CAGR of approximately 21%, outpacing the approximately 2.9 million bpd of oil production growth over the same period by approximately 8.8 million bpd. Due to the significant produced water volumes in the Delaware Basin in particular, our operations are critical to the ability of E&P companies to develop and produce oil and natural gas over the life cycle of a well.

Our customers include some of the most active and well-capitalized E&P companies in the areas in which we operate, including bpx energy, Chevron Corporation, Devon, EOG Resources, Inc. and Permian Resources Corporation. We serve our customers primarily under long-term, fixed-fee contracts that contain acreage dedications or MVCs, with annual fee escalators tied to the CPI or similar inflation index. Many of our long-term, fixed-fee contracts also include AMIs that grant us the right to provide water management solutions on any leases or oil and natural gas wells subsequently acquired or operated by a customer within a specified area. Our long-term contracts are generally structured similarly to crude oil gathering contracts, and in most cases, we receive water volumes from our customers at a central gathering facility at the same point where crude oil gathering providers receive their respective crude oil volumes. Additionally, our long-term contracts typically grant us the exclusive right to provide water management solutions for all produced water volumes from our customers’ oil and natural gas wells located within the dedicated acreage, and customers are typically required to either deliver all dedicated volumes to us or pay us a fee for any diverted dedicated volumes. For the six months ended June 30, 2025, on a pro forma basis, we generated approximately 77% of our revenues under long-term, fixed-fee contracts. As of June 30, 2025, the weighted average remaining term of our long-term, fixed-fee contracts was approximately 11 years. For the six months ended June 30, 2025, on a pro forma basis, we generated approximately 51% of our water-related revenues from our top five customers and approximately 73% of our water-related revenues were generated from well-capitalized, creditworthy customers rated BB- or higher.

Note: Based on water-related revenues as of June 30, 2025. Source: S&P Global Ratings and Moody’s Investors Service, Inc.

We believe that our proprietary data analysis technology, which we refer to as our WAVE platform, further differentiates us from our competitors. WAVE is a fully customized water forecasting software platform that we developed around our assets and our customers. The platform facilitates data gathering, logistics optimization and scenario planning in order to enhance capital efficiency across our entire network. WAVE information outputs provide insights into system capacities and forecasted production, which we make available to our customers. We believe that the WAVE platform provides us with a unique competitive advantage that allows us to work collaboratively with our customer base, optimizing field development in both the short and long term. By allowing us to more accurately determine the necessary timing and size of each system expansion, we are able to actively manage volumes and address projected system constraints in a more timely and cost-efficient manner.

We developed our infrastructure network with operational redundancies designed to ensure we deliver water management solutions during maintenance activities or other temporary interruptions, providing our customers the assurance that we will handle their water management needs reliably and consistently. This flow assurance is of paramount importance to E&P companies because any prolonged interruption in produced water handling necessitates curtailing oil and natural gas production from affected wells, resulting in lower production volumes and decreased revenue for the producer. Our proprietary WAVE technology and centralized operations center further enhance our ability to provide flow assurance to our customers by allowing real-time monitoring and optimization of our water management operations via a network of sensors, meters, cameras, in-field computers and private radio tower infrastructure. We believe that our ability to provide reliable flow assurance is a competitive advantage that enables us to attract new customers and obtain additional business from existing customers. We believe our large-scale network and built-in operational redundancies provide a competitive advantage relative to the alternatives available to E&P companies, including developing their own water management infrastructure networks, which requires significant capital investment. We also believe that our existing footprint provides us with significant growth opportunities to expand our current dedicated acreage and broaden our customer base.

We share a financial sponsor, Five Point, and our management team with LandBridge. As of August 31, 2025, LandBridge owned approximately 277,000 surface acres in and around the Delaware Basin. Five Point and our management team initially formed LandBridge to acquire, manage and expand a strategic land position in the heart of the Delaware Basin to support the development of our large-scale water infrastructure network, including by providing access to pore space for handling produced water that has been gathered and transported on our pipelines. Additionally, these relationships provide our shared management team visibility into key areas of oil and natural gas production and long-term trends that have materialized into commercial successes for us, including a strategic partnership with Devon and recent commercial agreements with bpx energy. We have rights to develop produced water handling facilities on a significant portion of LandBridge’s surface acreage, including approximately 1.2 million bpd of existing produced water handling capacity, and approximately 2.3 million bpd of additional permitted capacity available for future development, in each case as of August 31, 2025, on a pro forma basis.

In 2023, we entered into a long-term strategic partnership with Devon pursuant to which Devon committed all its produced water within a large AMI, including an initial dedication of approximately 52,000 acres, and contributed to us 18 produced water handling facilities with approximately 375,000 bpd of permitted capacity and approximately 210 miles of produced water pipelines for gathering, transportation, disposal and reuse in exchange for an equity interest in one of our predecessor companies. Following the WaterBridge Combination and our Corporate Reorganization (each as defined below), Devon will own 17,692,370 Class B shares, representing 15.5% of our common shares, and an approximate 15.5% interest in OpCo.

Our organizational structure following the offering and the Corporate Reorganization is commonly referred to as an Up-C structure. Pursuant to this structure, following this offering we will hold a number of OpCo Units equal to the number of our issued and outstanding Class A shares, and OpCo Unitholders (other than us) will hold a number of OpCo Units equal to the number of our issued and outstanding Class B shares. The Up-C structure was selected in order to (i) provide our Existing Owners with an option to continue to hold their economic ownership interests in our business in “pass-through” form for U.S. federal income tax purposes through their ownership of OpCo Units and (ii) potentially allow our Existing Owners and us to benefit from certain net cash tax savings that we might realize in the future, as more fully described in the subsection titled “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

Our Assets

We operate the largest integrated produced water infrastructure network in the United States. Our current areas of operation include the Delaware Basin in West Texas and New Mexico, the Eagle Ford Basin in South Texas and the Arkoma Basin in Oklahoma. From January 1, 2018 to August 31, 2025, we constructed approximately 980 miles of pipelines and 66 produced water handling facilities across our areas of operation. As of August 31, 2025, on a pro forma basis, our infrastructure network included approximately 2,500 miles of pipelines and 197 produced water handling facilities with more than 4.5 million bpd of produced water handling capacity supported by approximately 2.3 million acres dedicated to us under long-term, fixed-fee contracts with E&P companies. This network is supported by our field personnel and automated in-field equipment, including pumps, valves and cameras that are managed by our operations center on a continuous basis. Desert Environmental, our energy waste management business, operates two energy waste management facilities for the disposal and handling of non-hazardous waste in the Delaware Basin.

We and LandBridge also entered into agreements with TPL, one of the largest landowners in Texas, to provide reciprocal crossing rights across an approximately 64,000 acre AMI near and along the Texas-New Mexico state border that, together with our access to LandBridge’s surface acreage, provides us access to semi-contiguous, or checkerboarded, acreage necessary to develop large scale water infrastructure assets in the area. Through these agreements, we have access to TPL’s surface within the AMI for pipeline rights of way and the right to operate produced water handling facilities within the AMI as well as the exclusive right to market and sell produced water within the AMI, subject to customary royalty and revenue-sharing payments. As of August 31, 2025, we have constructed approximately 700,000 bpd of produced water handling capacity within the AMI, with approximately 500,000 bpd of additional permitted capacity available to us within the AMI for future development.

In January 2025, we announced commercial agreements with bpx energy that include 10-year MVCs to support our long-term development plans in the Delaware Basin. In connection with these commercial agreements, we agreed to construct large-diameter transportation pipelines and additional handling facilities, which we refer to as the “bpx energy Project,” in order to transport and handle produced water from bpx energy’s development locations in Reeves County, Texas. This infrastructure was completed in July 2025 and includes initial capacity of approximately 450,000 bpd, with the ability to increase capacity to approximately 600,000 bpd.

On April 1, 2025, we announced the launch of an open season to solicit commitments from E&P companies to support our construction of a large diameter transportation pipeline, which we refer to as the “Speedway Pipeline,” that will extend across the northern Delaware Basin and connect Eddy and Lea counties to out-of-basin pore space in the Central Basin Platform owned by LandBridge. If it is completed, we expect that the Speedway Pipeline will provide access to approximately 1.0 million bpd of approved produced water capacity in the Central Basin Platform and will enhance flow assurance and redundancy for our customers utilizing LandBridge’s significant pore space capacity.

In August 2025, we entered into a 10-year commercial agreement with Devon Energy Production Company, L.P. that includes a 7.5-year MVC, commencing on April 1, 2027, for the transportation and handling of Devon produced water volumes from certain development locations in Eddy and Lea counties, New Mexico. As part of this agreement, we agreed to construct certain large diameter pipelines and related handling facilities to transport Devon’s produced water to pore space leased by Devon from LandBridge in Loving and Andrews counties, Texas. A portion of these pipelines will constitute a segment of the Speedway Pipeline.

The construction and commissioning of any expansion project, including the Speedway Pipeline, is subject to numerous uncertainties, and we can provide no assurances that any such project will be executed on the terms or on the timetables estimated for such expansion project.

The table below includes a summary of our operating assets, produced water handling capacity, acreage dedications, AMI acres and percentage of produced water handling volumes by area of operation as of August 31, 2025, each on a pro forma basis.

	Pipeline Miles(1)(2)	Water Handling Facilities(2)(3)	Handling Capacity (Bbl/d)	Acreage Dedications (acres)	AMI Acres	Percentage of Water Handling Volumes
Delaware
Operating	1,767	167	3,906,850	728,164	2,820,728	88.0%
Under Development	106	1	35,000	—	—	—
Total Delaware	1,873	168	3,941,850	728,164	2,820,728	88.0%

Eagle Ford
Operating	457	18	412,500	874,303	880,299	10.0%
Under Development	—	—	—	—	—	—
Total Eagle Ford	457	18	412,500	874,303	880,299	10.0%

Arkoma
Operating	270	12	195,440	733,069	2,623,209	2.0%
Under Development	—	—	—	—	—	—
Total Arkoma	270	12	195,440	733,069	2,623,209	2.0%

Combined Total	2,600	198	4,549,790	2,335,537	6,324,236	100.0%

(1)
Excludes gas transportation pipelines.
(2)
Includes assets that have been publicly announced or that are under construction and are expected to be placed into service in 2025.
(3)
Includes produced water disposal wells and other recycling and reuse facilities.

Note: As of August 2025. The Speedway Pipeline project is currently under development and construction is dependent on future commercialization and market viability.

In total, our integrated infrastructure network allows us to offer a full suite of end-to-end produced water management solutions, making us a single source provider of solutions for our E&P customer universe. Our extensive asset base provides us the ability to gather produced water directly from third-party producing well sites. From there, we are able to transport produced water volumes to our water handling facilities, where we remove mineral solids and any residual skim oil from the water. Once the water has been processed at our water handling facilities, we either dispose of the water via underground injection or recycle the water through our water recycling facilities for use in drilling and completion operations. We believe that there will be future opportunities for the beneficial reuse of water for agricultural and industrial purposes, which could provide us with additional revenue opportunities. While these additional use cases are unlikely to materialize at scale in the near-term, we evaluate new opportunities on an ongoing basis, and we believe that we are well positioned to take advantage of such opportunities given our extensive infrastructure network, industry experience and access to LandBridge’s surface.

The following diagram illustrates the breadth of our operations and how they interconnect with the drilling operations of our E&P customers.

Our produced water infrastructure network is an integral part of the oil and gas production process. This process begins with in-field gathering from E&P well pads, where water is produced alongside hydrocarbons throughout the lifecycle of an oil and gas well. Our infrastructure typically connects to our customer’s field operations at or near CGFs. We receive produced water via pipeline interconnections located at CGFs or wellhead receipt points, typically constructed and operated by E&P customers that aggregate and process production from multiple wells. Thereafter, produced water is transported to our water handling facilities or delivered for reuse for well completions directly from our integrated pipeline network. At our water handling facilities, the produced water is processed by removing skim oil and solids, and then the majority of produced water is sequestered underground with the remainder of the produced water being reused or recycled. To meet significant and growing demand for water reuse and recycling, we have strategically co-located recycling infrastructure with produced water handling facilities to optimize costs, with risers located approximately every mile along our pipeline infrastructure which allow our E&P customers ease of access to our integrated pipeline network for both delivery and reuse.

Our Business Model

Our business model focuses on establishing long-term operating relationships with E&P companies to develop water infrastructure solutions throughout the full life cycle of their oil and natural gas wells. These relationships are generally characterized by long-term, fixed-fee customer contracts, with 69% of such contracts having an initial primary term of at least 15 years. As of June 30, 2025, our long-term, fixed-fee customer contracts had a weighted average remaining life of approximately 11 years and included approximately 2.3 million acres dedicated to us. We plan to grow our business by maintaining our track record of prudent capital allocation, relying on our management team’s expertise in developing, acquiring, integrating and operating water infrastructure assets and entering into additional long-term agreements that include acreage dedications or MVCs with new and existing customers as we expand our water infrastructure network.

We believe that our customers choose to partner with us because of the flow assurance we provide and the capital efficiencies offered by a scalable water handling network that aggregates volumes from multiple producers. We have built substantial redundancies in our infrastructure network and developed an industry-leading, proprietary technology platform, allowing us to maintain a 99.7% average operational up-time. The challenges of developing a single producer network have grown as E&P companies have shifted to larger pad developments with more wells drilled from a single pad and longer horizontal laterals, resulting in greater volumes of water concentrated within a given surface location. An E&P company must shut-in oil and natural gas production if it does not have reliable offtake for its produced water volumes, which provides a significant economic incentive to ensure reliable produced water handling capacity. While many E&P companies initially developed and operated their own localized produced water handling networks given the importance of flow assurance to their production operations, we believe that the capital expenditures required to develop a single-producer water infrastructure network that is capable of handling pad development and significantly higher initial production volumes is an inefficient use of capital for E&P companies. By aggregating volumes from multiple producers, a third-party network can realize higher utilizations and improve the economics of infrastructure development, allowing E&P customers to redeploy capital for use in development and production activities instead of developing and maintaining water infrastructure.

We manage our extensive infrastructure network through the use of our state-of-the-art centralized operations center. Our operations center is the purpose-built centralized communication hub for our business and is responsible for coordinating activities between our field operations and external stakeholders. Our operations center is staffed 24 hours per day, seven days per week and enables us to continually monitor data from various devices to ensure we are able to promptly detect and respond to any anomalies or emergencies. This includes tracking pressures, temperatures, flow rates, mechanical equipment and alarms, with the ability to control over 10,000 direct control inputs per month. We have over 800 live camera feeds that are continuously monitored and assist in our detection efforts. This infrastructure allows us to achieve a less than 2% error rate in monitoring volumes into and off our system, a figure we believe is industry leading. We employ a number of different monitoring systems, such as camera leak detection AI and optical gas imaging, designed to ensure the safety of our people, our assets and our environment.

In addition to field coordination and safety management, our operations center includes field automation capabilities through which we remotely optimize injection, improve efficiency and reduce costs. Such adjustments include remotely controlling the speed of pumps, opening and closing valves, regulating automation setpoints and optimizing electrical power usage. Through these comprehensive monitoring and optimization efforts, we believe that our operations center has provided us with significant financial benefits in reduced labor costs and operational efficiencies.

Our long-term contracts are structured similarly to traditional crude gathering contracts. Key features of our long-term contracts include:

•
Long Term – an initial term of 15 years for a majority of our long-term contracts, with a weighted-average remaining term of approximately 11 years as of June 30, 2025;
•
Fixed Fee – a per-barrel fixed fee charged to transport and handle produced water volumes;
•
Acreage Dedications and AMIs – dedications of large acreage positions in which, other than diverted volumes described below, all produced water is required to be handled by our integrated network and, for certain of our contracts, AMIs designating areas in which producers will dedicate subsequently acquired or leased acreage and oil and natural gas wells to us;
•
MVCs – for certain of our contracts, MVCs, which require our customers to deliver, or pay for the delivery of, certain minimum volumes of produced water over specific time periods, which often serve to underwrite return thresholds on initial capital outlays and are intended to generate predictable cash flows;
•
Fee Escalators – annual fee escalation tied to the CPI or similar inflation index for substantially all of our long-term contracts; and
•
Fees for Diverted Volumes – a per-barrel fixed fee for produced water volumes diverted by customers subject to acreage dedications prior to delivery to us, or redelivered by us, or for use in drilling and completion operations, which fees approximate or exceed the same net margin we would have received had we transported and handled the diverted or redelivered volumes. In addition, we typically receive the exclusive right to recycle produced water volumes generated by our customers from their dedicated acreage.

In addition to organic growth opportunities, we routinely evaluate opportunities to acquire produced water assets owned by E&P companies or third-party water infrastructure companies. We believe that scale is critical for operational and capital efficiency of water handling and that there will be opportunities to expand our existing network through opportunistic acquisitions. Several of our customers commenced or expanded their commercial relationship with us by selling their water assets to us and signing long-term contracts in connection with the sale. We expect to continue to prioritize acquisitions of producer-owned water infrastructure assets over third-party assets due, in part, to the opportunity to enter into favorable long-term contracts as part of the transaction.

Sources of Revenue

We generate revenue primarily by charging produced water handling fees for transporting produced water for disposal into our produced water handling facilities and, to a lesser extent, by providing raw or recycled produced water to customers for reuse in drilling and completion operations. By focusing on produced water handling, our revenues are tied primarily to the long-life production of oil and natural gas wells rather than drilling activity, which can be more cyclical in nature.

We report our revenue in the following categories.

•
Produced Water Handling. We charge a fixed fee whether produced water is handled by our produced water handling facilities or recycled. Under some of our customer contracts, we receive separate fees for transportation and handling or recycling of produced water, while in other contracts we receive a combined fee for both services. Our results are driven primarily by the fees we charge and the volumes of produced water transported for handling or recycling on our network. We also sell oil recovered as a byproduct of the produced water we handle, which is referred to as skim oil.
•
Water Solutions. We sell brackish and produced water to our customers for use in their drilling and completion operations. We also provide produced water treatment and recycling services and sell recycled water to our customers for use in drilling and completion operations. We charge contracted fees per barrel of water sold.
•
Other. In the Arkoma Basin, we receive fees for gas transportation services. In the Delaware Basin, we receive fees by providing solid waste management and reclamation services. We do not expect gas transportation fees and solid waste and reclamation fees to comprise a significant portion of our future revenues.

Our Relationship with LandBridge

We share a financial sponsor, Five Point, and our management team with LandBridge. As of August 31, 2025, LandBridge owned approximately 277,000 surface acres in and around the Delaware Basin. Five Point and our management team initially formed LandBridge to acquire, manage and expand a strategic land position in the heart of the Delaware Basin to support the development of our large-scale produced water infrastructure.

We believe that expected future growth of produced water volumes in the Delaware Basin will require additional, underutilized pore space to allow for proper sequestration. LandBridge’s surface acreage is strategically located in proximity to significant producer activity and has access to largely underutilized pore space, offering critical capacity for produced water handling. As of August 31, 2025, on a pro forma basis, we operated approximately 1.2 million bpd of produced water handling capacity on LandBridge’s surface acreage, with approximately 2.3 million bpd of additional permitted capacity available to us for future development. We have exclusive rights to construct up to 30 initial produced water handling facilities on a portion of LandBridge’s surface acreage located along the eastern portion of the Texas-New Mexico state border, with contracted access for additional facilities in excess of that amount. We believe that our relationship with LandBridge and our preferential access to largely underutilized pore space, when combined with our management team’s extensive experience in the produced water industry, are competitive strengths.

Our Relationship with Five Point

Five Point is a private equity and infrastructure investor with 13 years of sector specialization focused on building water management, surface management, powered land, and sustainable infrastructure businesses in North America. The firm was founded by industry veterans with over 150 years of direct industry experience and is managed by partners with over 60 years of combined experience in successfully investing in, building, and running infrastructure companies. Five Point’s strategy is to buy and build assets, create companies, and grow them into sustainable enterprises with premier management teams and industry-leading partners. Based in Houston, Five Point targets equity investments ranging from approximately $50 million to $1 billion and, as of June 30, 2025, had approximately $8.5 billion of assets under management across multiple investment funds. Five Point’s investments include numerous other portfolio companies, including LandBridge, PowerBridge, Deep Blue and San Mateo Midstream, a midstream strategic joint venture with Matador. Immediately following this offering, investment funds managed by Five Point will indirectly own a majority of our common shares and will continue to own a majority of the common shares of LandBridge.

Our Relationship with Devon

We entered into a long-term, strategic partnership with Devon in the Delaware Basin in 2023. In connection with that transaction, we and Devon entered into a long-term agreement pursuant to which Devon committed to us all of its produced water within a large AMI, including an initial dedication of approximately 52,000 acres, and contributed 18 produced water handling facilities with approximately 375,000 bpd of permitted capacity and approximately 210 miles of produced water pipelines for gathering, transportation, disposal and reuse in exchange for an equity interest in our predecessor. For the six months ended June 30, 2025, Devon was one of our largest customers by volume and accounted for approximately $49.4 million of our pro forma water-related revenues, which represented approximately 14% of our total pro forma water-related revenues for the year.

Following the WaterBridge Combination and our Corporate Reorganization, Devon will own 17,692,370 Class B shares, representing 15.5% of our common shares, and an approximate 15.5% interest in OpCo.

Competitive Strengths

Our business has a number of competitive strengths, including the following:

•
Extensive, Difficult-to-Replicate, Strategically Located Water Infrastructure Network. We operate the largest produced water infrastructure network in the United States, with a network of pipelines, produced water handling facilities and other infrastructure assets predominantly located in the prolific Delaware Basin. Our extensive asset base, consisting of, as of August 31, 2025 (on a pro forma basis), approximately 2,500 miles of pipeline, 197 produced water handling facilities and more than 4.5 million bpd of produced water handling capacity, positions us to efficiently gather, transport, recycle and handle produced water across approximately 2.3 million acres currently dedicated to our infrastructure network. Our extensive infrastructure network allows us to achieve economies of scale, reducing operational costs and enhancing the solutions we are able to offer to our customers. We believe that our infrastructure network is difficult to replicate given its scale and strategically advantaged location, which provide us with substantial opportunities for growth and enable us to increase the acreage dedicated to us and diversify our customer base. We provide a full suite of water handling and supply solutions to our customers and continue to explore ways to support their future growth.

We believe that the further development of the Delaware Basin will be heavily dependent on the presence of an expansive and reliable water infrastructure network with sufficient access to underutilized pore space. Our network is critical to the operations of E&P producers in the Delaware Basin, without which we believe that the basin’s expected continued growth trajectory would not be achievable.

•
Access to Additional Pore Space Supporting New Disposal Capacity. We believe that the expected future growth of produced water volumes in the Delaware Basin will require access to additional, underutilized pore space. The strategic positioning of our water infrastructure network across the Delaware Basin, combined with our relationship with LandBridge, positions us to capture a large portion of these incremental volumes.

Through our strategic relationship with LandBridge, we have access to approximately 240,000 acres in and around the Delaware Basin, including preferential access to approximately 150,000 acres. Additionally, our agreements with TPL provide us access to an approximately 64,000 acre AMI near and along the Texas-New Mexico state border in which TPL and LandBridge have granted us the right to operate produced water facilities. We believe that these areas are well-suited for new produced water handling capacity with significant, historically underutilized pore space at relatively shallower depths across a broad geographic area. Additionally, many areas with high drilling activity in the Delaware Basin are facing water saturation due to the filling of pore space with produced water volumes. Our existing rights to LandBridge’s surface acreage and our agreements with TPL enable us to provide reliable access to underutilized pore space for produced water handling, which is a critical resource for producers in the Delaware Basin to sustain their operations. A significant portion of this pore space is located out-of-basin in the Central Basin Platform, away from existing production, drilling and injection locations, which we believe will provide further flow assurance for our customers. Furthermore, these surface areas are primarily located in Texas, which has proven to be a supportive regulatory and permitting environment for both water infrastructure and oil and natural gas development in general.

As demand for effective, reliable water management increases, our ability to access areas capable of handling substantial volumes of produced water will further differentiate our business relative to our competitors.

•
Cash Flow Generation through Long-Term, Fixed-Fee Contracts. Our business model is anchored by long-term, fixed-fee contracts, which include acreage dedications or MVCs, with leading E&P companies. As of June 30, 2025, our weighted average remaining long-term, fixed-fee contract life was approximately 11 years and included approximately 2.3 million acres dedicated to us. These long-term contracts are intended to generate predictable cash flows while enabling us to pursue growth opportunities and strengthen relationships with existing customers. We intend to enter into additional contracts as we expand our business and develop relationships with new customers.

Our contracts are similar in structure to traditional crude gathering contracts found in the oil and gas midstream sector with clauses specifying acreage dedications, required services, delivery point(s), volumetric-based fees, stipulations on the method of measurement and limits on the ability to divert produced water volumes prior to being delivered to us. MVC and AMI provisions, which we utilize in addition to acreage dedications, are also common in oil and natural gas midstream contracts.

Our customer contract profile is differentiated because of the length of our contracts. Approximately 69% of our long-term, fixed-fee customer contracts by revenue have an initial term of at least 15 years and approximately 92% of our long-term, fixed-fee customer contracts by revenue have an initial term of at least 10 years.

•
Diversified Customer Base Comprised of Large, Well-Capitalized Producers. As a result of our strategically located water infrastructure network and commitment to operational excellence, we have entered into long-term agreements with numerous customers that are among the largest and most active producers in the Delaware Basin, including Permian Resources Corporation, Devon, Chevron Corporation, APA Corporation and Vital Energy, Inc. As of June 30, 2025, on a pro forma basis, we generated approximately 73% of our water-related revenues from well-capitalized, creditworthy customers rated BB- or higher. Our collaborative relationships with these producers underscore our commitment to fostering mutually beneficial relationships that drive growth, operational excellence and innovation in water management practices. For example, we have recently entered into commercial agreements with bpx energy, designed to support its Delaware Basin development, that include 10-year MVCs and provide us with a stable, long-term revenue stream. Moreover, our strategic partnership with Devon further enhanced our capabilities in the Delaware Basin by integrating Devon’s extensive water infrastructure assets into our network and establishing a long-term commercial relationship with one of the most active and premier E&P companies in the region.

We also have a diversified customer base. Our top five customers represented approximately 51% of our pro forma water-related revenues for the six months ended June 30, 2025, with our largest customer representing only approximately 18% of our pro forma water-related revenues for the six months ended June 30, 2025. Our diversified customer base helps to insulate our business from volatility in the drilling programs of individual customers and also provides us with visibility into multiple customers’ future drilling operations, which allows us to plan and forecast our business with a higher degree of confidence.

•
High Quality, Built-for-Purpose Network with Exceptional Operational Track Record. We designed and constructed our water infrastructure network to leading industry standards, focusing on achieving exceptional asset quality and reliability. By employing comprehensive testing and management programs, we seek to enhance the safety, efficiency and performance of our assets. Our strategic investment in maintenance and asset integrity reduces ongoing capital requirements and increases long-term cash flow generation potential. Additionally, we developed our infrastructure network with operational redundancies that enable us to continue providing water management solutions to our customers even during maintenance activities, which provides our customers with assurance that we will handle their water management requirements reliably and consistently, further differentiating our flow assurance capabilities from our competitors.

We have maintained an average operational up-time of 99.7% over the last two years, reducing bottlenecks for our customers. Our customers need around-the-clock, reliable water handling solutions to maximize the economic returns of their wells by avoiding interruptions in oil and natural gas production. Our network also has excess capacity that can accommodate additional produced water volumes. As a result, we expect to grow revenues and cash flow by transporting higher levels of produced water volumes on our current network without incurring significant incremental capital expenditures.

Additionally, we have developed and implemented several fit-for-purpose technology solutions, including our proprietary WAVE produced water forecasting platform and state-of-the-art centralized operations center, which enable us to monitor, measure and forecast water volumes in real-time across our infrastructure network and further enhance our ability to provide flow assurance to our customers. We believe that our ability to swiftly respond to issues requiring remediation, along with our ability to forecast future system demands, is a competitive advantage that enables us to attract new customers and obtain additional business from existing customers.

•
Experienced Management Team that Pioneered Large-Scale Water Infrastructure Development. Our management team is one of the most experienced in the water infrastructure sector, with a proven history of constructing and operating large-scale water infrastructure assets. Members of our management team have increased our produced water handling volumes, which currently comprises approximately 89% of our pro forma revenue, by approximately 134% since 2021. Additionally, our management team includes industry pioneers who have helped develop contract templates and operational best practices that are now standard in the industry.

Our executive team includes members of the prior management teams of EnWater Solutions and Pelagic Water Systems, the precursor companies to certain of our Delaware Basin assets that were involved in pioneering the use of large-scale pipelines and other infrastructure for the management of produced water in the Delaware Basin. Our executives have an average of approximately eight years of experience at our predecessor companies, providing valuable institutional knowledge and continuity of operations. Additionally, our senior management team includes individuals with significant E&P and midstream experience, providing us with deep operational and commercial knowledge and resources.

Members of our management team also serve on LandBridge’s management team. We believe that having a shared management team with LandBridge provides us with visibility into key areas of oil and natural gas production and long-term trends in oil and natural gas development in the Delaware Basin. Many of these insights have resulted in commercial successes for WaterBridge, including a strategic partnership with Devon and recent commercial agreements with bpx energy. We believe that the experience of our management team is a significant competitive advantage, underpinning the growth and management of our business. We believe that our management team’s operational acumen and commercial knowledge and resources position us for sustained success. However, although members of our management team have been involved in the successful growth of multiple projects and companies in the past, such successes may not be replicated in the future and our future success is subject to various risks as discussed in more detail under “Risk Factors.”

•
Proven Track Record of Prudent, High-Return Capital Allocation. We have a successful history of executing large-scale, organic growth projects as well as acquisitions that have enhanced our operational capabilities and expanded our operating footprint. From January 1, 2018 to August 31, 2025, we constructed approximately 980 miles of pipelines and 66 produced water handling facilities across our areas of operations. Further, since 2018, we have successfully sourced, executed and integrated more than 30 acquisitions. Our team employs a rigorous process to evaluate both new projects and acquisition opportunities and determine whether they meet or exceed targeted return thresholds, with the underlying goal of driving long-term value creation for us. We intend to take advantage of opportunities available to us as a result of our expansive footprint.

The trend towards consolidation of the oil and natural gas E&P sector over the last several years has resulted in many of our customers becoming substantially larger E&P operators in the Delaware Basin, which requires them to make substantial capital expenditures to meet the demands of their drilling operations. The increased scale of many of our customers has also enhanced their creditworthiness. We believe that the recent wave of consolidation among E&P producers in the Delaware Basin has generally improved the creditworthiness of our customer base and increased demand for sophisticated, reliable water management providers like us.

Although we and members of our management team have been involved in multiple successful organic growth projects and acquisitions in the past, such successes may not be replicated in the future and our ability to grow our business through organic growth projects and acquisitions is subject to various risks as discussed in more detail under “Risk Factors.”

•
Financial Flexibility and Conservative Balance Sheet. Following the closing of this offering and the application of the net proceeds as set forth under “Use of Proceeds,” we expect to have outstanding indebtedness of $1,721.2 million, cash on hand of $170.6 million and $200.0 million of available capacity under our revolving credit facilities, for total available liquidity of $370.6 million. We intend to use the net proceeds from this offering to purchase a portion of the equity interests in OpCo held by Elda River and to repay a portion of our outstanding indebtedness and for general company purposes, including funding working capital and future growth projects. Following this offering, we expect our leverage to be approximately 3.8x based on LTM Consolidated EBITDA, as defined in our revolving credit facilities. We aim for our long-term leverage target to be lower than 3.0x on an LTM Consolidated EBITDA basis.

We believe that our internally generated cash flows, our borrowing capacity and our expected ability to access the debt and equity capital markets as a public company will provide us with the financial flexibility necessary to pursue organic growth and acquisition opportunities.

Growth Strategies

Our principal business objective is to deliver value to our shareholders by conducting efficient, reliable and safe operations with a focus on growing cash flows. We intend to achieve this objective by implementing the following strategies:

•
Utilize Our Competitive Strengths to Grow Cash Flows Under Long-Term, Fixed-Fee Contracts. We are focused on growing our cash flows under long-term, fixed-fee contracts with acreage dedications. Our development of a leading, integrated water infrastructure network enables us to provide competitive and comprehensive water management solutions to E&P companies in the Delaware Basin. We plan to continue to grow our business by entering into additional long-term, fixed-fee contracts under which we seek predictable cash flows by providing a variety of water management solutions to our customers in support of their increasing water management requirements. Because oil and natural gas development activity in the Delaware Basin is expected to remain at high levels, we intend to pursue commercial agreements with long-term acreage dedications because those contracts tend to provide more upside compared to contracts that include only MVCs. However, we may pursue contracts that include MVCs if significant capital outlays are expected in connection with the new commercial opportunities. As a result, we will seek to protect our financial stability through the use of MVCs when engaging in growth projects while also seeking incremental profitability through acreage dedications.
•
Capitalize on Our Relationship with LandBridge, which Provides Us with Unique Growth Opportunities. We share a financial sponsor and management team with LandBridge, a publicly traded active land management business that, as of August 31, 2025, owned approximately 277,000 surface acres in and around the Delaware Basin. This relationship provides us with opportunities to construct and operate water infrastructure on LandBridge’s surface acreage as well as with immediately available access to underutilized pore space. As of August 31, 2025, on a pro forma basis, we operated approximately 1.2 million bpd of produced water handling capacity on LandBridge’s surface acreage, with approximately 2.3 million bpd of additional permitted capacity available to us for future development. We have exclusive rights to construct up to 30 initial produced water handling facilities on a portion of LandBridge’s surface acreage located along the eastern portion of the Texas-New Mexico state border, with contracted access for additional facilities in excess of such amount.

Our shared management team’s insights into long-term production trends and the availability of land and pore space for future produced water handling facilities and water infrastructure assets enable us to develop infrastructure in strategically located locations, capturing further opportunities.

•
Maintain and Grow Leadership Position in the Core of the Delaware Basin. Since our inception in 2016, we have strategically established and expanded our footprint with a focus on the Delaware Basin. The Delaware

Basin is the most prolific oil and natural gas producing region in North America. With multiple decades of inventory life remaining according to Enverus, the basin is expected to continue a high rate of drilling activity. Indicative of its development pace, the basin is currently running the highest number of drilling rigs in North America. Our strategically located water infrastructure network has enabled us to become a leading water management solutions provider to some of the largest and most active producers in the Delaware Basin. We believe that our commercial success is due in part to the strong relationships we have built with our customers, our operating track record and the flow assurance we provide to our customers, the strategic location of our infrastructure network and the commercial advantages provided by our relationship with LandBridge. In particular, we believe that our access to LandBridge's surface and pore space has facilitated new long-term commercial agreements with Devon, bpx energy and TPL and has expanded our existing relationships with other customers, including ConocoPhillips and Continental Resources, Inc. By leveraging our well-positioned infrastructure, we are poised to increase activity with existing customers and continue to cultivate new customers.
•
Provide Superior Flow Assurance to Customers. We developed our infrastructure network with operational redundancies that enable us to continue providing water management solutions to our customers even during maintenance activities, which provides our customers with assurance that we will handle their water management requirements reliably and consistently. This flow assurance is of paramount importance to E&P companies because any sustained produced water handling interruption requires oil and natural gas production from affected wells to be curtailed or shut-in, resulting in lower produced oil and natural gas volumes and lower revenue for the producer. Our fit-for-purpose technology solutions further enhance our ability to provide flow assurance to our customers by providing us with the real-time ability to forecast, monitor and optimize our water management operations across our infrastructure network and quickly respond to operational developments. We believe that our ability to provide reliable flow assurance to our customers is a competitive advantage that enables us to attract new customers and obtain additional business from existing customers.
•
Pursue High-Return, Capital-Efficient Growth Opportunities. We intend to grow our cash flows by pursuing new customers and broadening our relationships with existing customers. With continued drilling activity and an overall increase in WORs driven by maturing production and development of new regions and drilling zones, the supply of produced water in the Delaware Basin is expected to grow significantly through 2034, according to Pickering Energy Partners and B3 Insights. As a result, E&P companies have become increasingly focused on water management, especially as it relates to operational uptime of their oil and natural gas wells. Due in part to our strong operating record and access to underutilized pore space through our relationship with LandBridge, we have obtained and expect to continue to obtain new acreage dedications from E&P companies to expand the geographic reach of our existing network. We expect that these acreage dedications can be connected to our existing infrastructure network with minimal, capital-efficient investment.

Furthermore, as opportunities arise, we intend to evaluate and selectively pursue accretive acquisitions of high-quality, complementary water infrastructure assets. We will employ a rigorous framework to evaluate such opportunities, and potential acquisitions will compete with alternative uses of capital such as organic growth projects, shareholder dividends, share repurchases and debt reduction. When considering whether to pursue organic projects, we evaluate a number of factors, including expected produced water volumes, the creditworthiness of the potential counterparty, the duration and terms of the potential contract (including acreage dedications or MVCs and fixed fees with fee escalators based on the CPI), a build multiple that is expected to be less than 5.0x, and an ability to fund the project while maintaining our overall balance sheet strength. We and our predecessor companies have a demonstrated track record of acquiring water infrastructure assets from both midstream competitors and E&P companies and integrating them into our broader network.

•
Expand Service Offerings to Facilitate Growing Water Demand from New Industries. Although our core focus is to best serve our existing customer base of E&P companies, we regularly explore opportunities to expand our operations to serve customers outside the oil and natural gas industry, including future applications for data centers, the electric power sector, cryptocurrency mining, agriculture and municipal use. While these opportunities are not immediately actionable, we believe that they are potential examples of uses for produced water that are likely to become economically attractive for water management companies.

One such example is the water needs in power generation, particularly for CCGT that are common in power plants. It is estimated that for every 100 megawatts of power generation using CCGT, approximately 18.0 million barrels of water are required annually. Additionally, it is estimated that for every 100 megawatts of power demand associated with digital infrastructure, approximately 1.5 million barrels of water are required annually. As a result, both power generation and data center operations will require access to substantial, reliable water management solutions. We believe that our access to water supply and our experience and expertise in water management positions us to develop systems to effectively serve this growing market need.

Our Operations

We operate the largest produced water infrastructure network in the United States through which we companies provide E&P companies with water management solutions, which include the gathering, transportation, treatment, recycling and handling of produced water, all under long-term contracts. Our infrastructure network includes an integrated network of pipelines that transport water to our water handling facilities where we remove solids and any residual skim oil from the water. Once the water has been processed at our water handling facilities, we either dispose of the water or recycle the water for use in future drilling operations. We also believe there will be future opportunities for beneficial reuse of the water for agricultural and industrial purposes, which could provide us with additional revenue opportunities. The integrated nature of our assets is critical to providing our customers with flow assurance and enables us to distribute large volumes of water gathered within concentrated oil and natural gas producing areas across our network. We believe that our ability to optimize our infrastructure network enables us to be more capital efficient relative to producer-owned water infrastructure or smaller-scale, third-party water infrastructure.

We operate predominantly in the Delaware Basin, which is the most prolific oil and natural gas basin in North America. We also operate leading water infrastructure networks in the Eagle Ford and Arkoma basins. Our customers include some of the most active and well-capitalized E&P companies in the areas in which we operate, including bpx energy, Chevron Corporation, Devon, EOG Resources, Inc. and Permian Resources Corporation.

Water Gathering and Transportation Pipeline Network

Our water gathering and transportation pipeline network transports water from the wellsite to our water handling facilities. As of June 30, 2025, on a pro forma basis, we operated approximately 2,500 miles of water pipelines. As our E&P customers have continued to drill longer laterals with large pad developments that include more wells drilled from a single pad, the volumes of water concentrated within a single surface location has increased. There are no viable long-term alternatives to pipeline transportation of water volumes produced from new pad developments, and, unlike gas production, a producer cannot flare water if takeaway infrastructure is constrained. We believe that the necessity of transporting water away from the wellsite by pipeline makes our water gathering and transportation pipeline network critical infrastructure, as our customers would be forced to shut-in their production without reliable water handling capacity.

Water Handling Facilities

When water is transported from the wellsite or central gathering facility, it typically contains salt, chemicals and/or skim oil. At our water handling facilities, we filter and treat produced water and either inject it into underground disposal wells or recycle the treated water for further use in drilling activities. As of August 31, 2025, on a pro forma basis, we operated 197 produced water handling facilities with more than 4.5 million bpd of produced water handling capacity. In the process of treating produced water at our water handling facilities, we often recover residual skim oil that remains in the water stream. We generate revenue by selling that skim oil at prevailing market prices, less applicable discounts.

Water Solutions

We sell brackish and produced water to our customers for use in their drilling and completion operations. We also provide produced water treatment and recycling services and sell recycled water to our customers for use in drilling and completion operations. We charge contracted fees per barrel of water sold.

Energy Waste Management Facilities

As our energy waste management business, Desert Environmental owns and operates two fluid waste reclamation facilities, one stationary treatment facility and two solid waste management facilities in the Delaware Basin, all newly constructed as of 2023. Desert Environmental’s state-of-the-art solid waste facilities have advanced processing capabilities with ample remaining solid waste facilities capacity that can handle more than 20 years of waste at current activity levels. Desert Environmental’s reclamation facilities are co-located with our solid waste facilities and use advanced separation technologies to extract hydrocarbons from solid and fluid waste products with the capacity to handle more than 200 trucks per day. Desert Environmental’s stationary treatment facility uses a state-of-the-art dewatering and separation process to extract usable materials and prepare residuals for the next steps in energy waste management. Desert Environmental receives energy waste product from numerous third party producers in the Delaware Basin and substantially all of our solid waste, which are then treated by separating production solids and recapturing hydrocarbons, thereby simultaneously (x) decreasing the volume of waste and (y) producing cleaner waste to be disposed of, as compared to oil and gas waste facilities that dispose of all waste received in a solid waste facility. We believe that Desert Environmental captures commercial synergies enabling us to provide a full suite of energy waste solutions in addition to produced water management. Additionally, we believe that Desert Environmental is well-positioned to benefit from the ongoing shift towards closed-loop disposal systems, which would result in additional volumes available for capture in our energy waste management business.

Other

We also own gas transportation pipelines in Oklahoma and earn fees related to that service. On a pro forma basis, total Other revenue for the year ended December 31, 2024 and the six months ended June 30, 2025, accounted for approximately 5% and 5% of our total revenues, respectively. We do not expect Other revenues to be a significant part of revenues in the future.

Operations Management

Operations Center

Our operations center is the purpose-built centralized communication hub for our business and is responsible for coordinating activities between our field operations and external stakeholders. Our operations center is staffed 24 hours per day, seven days per week and enables us to continually monitor data from various devices to ensure we are able to promptly detect and respond to any anomalies or emergencies. This includes tracking pressures, temperatures, flow rates, mechanical equipment and alarms, with the ability to control over 10,000 direct control inputs per month. We have over 800 live camera feeds that are continuously monitored and assist in our detection efforts. This infrastructure allows us to achieve a less than 2% error rate in monitoring volumes into and off our system, a figure we believe is industry leading. We employ a number of different monitoring systems, such as camera leak detection AI and optical gas imaging, designed to ensure the safety of our people, our assets and our environment.

In addition to field coordination and safety management, our operations center includes field automation capabilities through which we remotely optimize injection, improve efficiency and reduce costs. Such adjustments include remotely controlling the speed of pumps, opening and closing valves, regulating automation setpoints and optimizing electrical power usage. Through these comprehensive monitoring and optimization efforts, our operations center has provided us with significant financial benefits in reduced labor costs and operational efficiencies.

Technology Solutions

We leverage advanced technology solutions to enhance our data-driven decision making and refine our operations on a continuous basis. We believe that our commitment to innovation enables us to deliver superior service and insights to our customers. Representative of this commitment is our WAVE software platform, which we developed in-house over several years.

WAVE is a proprietary custom water forecasting tool that we developed specifically for our infrastructure and our customers. The software integrates field level data with in-house reservoir tools to provide daily operational and planning forecasts that customers, engineers and management teams can utilize. With WAVE, we leverage historical operational statistics to create multiple information outputs, which allows us optimize capacity utilization and capital deployment. We make WAVE available to our customers, which helps to provide insight into their system capacities, hydraulics, forecasts and type curves. This partnership allows us to provide all customers with a flowback plan ahead of new flows coming into the system. We believe that this offering is a unique competitive advantage that assists planning teams in optimizing field development in both the short and long term.

Customers and Contracts

Our customers include many of the top-tier operators in the regions in which we operate, including Permian Resources Corporation, Devon, Trinity Operating, LLC, Chevron Corporation and EOG Resources, Inc. We serve our customers primarily under long term, fixed-fee contracts that contain acreage dedications or MVCs, with annual fee escalators tied to the CPI or similar inflation index. As of June 30, 2025, on a pro forma basis, we had approximately 2.3 million acres dedicated to our platform under long-term, fixed-fee contracts, our contracts had a weighted average remaining term of 11 years. For the six months ended June 30, 2025, on a pro forma basis, our top five customers by revenue consisted of Permian Resources Corporation, Devon, Vital Energy, Inc., APA Corporation and Trinity Operating, LLC, which collectively represented approximately 51% of our total pro forma water-related revenue for the year. We expect to continue to execute long-term contracts with existing and new customers as we continue to expand our water infrastructure network.

Organic Growth Opportunities

We intend to continue to grow our business organically by entering additional long-term fee-based contracts under which we generate predictable cash flows by providing a variety of water management solutions to our customers in support of their increasing water management requirements. We continue to focus on growing our contractual arrangements with new and existing customers that include acreage dedications and, when circumstances dictate, MVCs. We believe that we are well positioned to pursue these organic growth opportunities because of our permanent, integrated water infrastructure network and strategic location in the highly active Delaware Basin.

Due to the integrated nature of our assets and the redundancies we have built into our networks, we are able to realize meaningful growth with little or no incremental capital investment required. Our management team has an established track record of prudent capital allocation and expertise in engineering, constructing, acquiring, integrating and operating water infrastructure assets. If there are significant capital outlays expected for a new commercial arrangement, then we may seek contracts that include MVCs in order to help protect our financial stability while enabling us to pursue growth projects and strengthen relationships with existing customers.

We also believe the expected future growth of produced water volumes in the Permian Basin will require additional, underutilized pore space to allow for proper sequestration. We believe that our unique relationship with LandBridge, along with our strategic relationship with TPL, provides us with advantaged access to pore space for incremental disposal capacity. We believe that this access to pore space is a competitive advantage that allows us to pursue additional commercial agreements with new and existing customers.

Acquisition Opportunities

Since 2018, we have completed more than 30 separate acquisitions.

In response to the growing urgency and magnitude of produced water management requirements, we believe that E&P companies will increasingly seek to divest their existing water infrastructure assets or outsource supply and produced water management to third-party operators due to the flow assurance and operational and capital efficiency of leveraging a larger, integrated third-party network.

In addition to water infrastructure owned by E&P companies, there are other third-party water midstream companies in the Delaware Basin and other basins in the United States that may present strategic acquisition opportunities. We will evaluate all acquisition opportunities relative to organic project returns and we intend to employ a rigorous framework to evaluate potential opportunities. We expect to pursue only accretive acquisitions of high-quality, complementary water infrastructure assets, since such opportunities will compete with alternative uses of capital such as organic growth projects, shareholder dividends, share repurchases and debt reduction. We have a demonstrated track record of acquiring water infrastructure assets from both midstream competitors and E&P companies and integrating them into our broader network.

Competition

We primarily compete with water infrastructure assets owned by E&P companies and with other third-party water midstream companies. Our competition is primarily relevant as it relates to new commercial agreements. Due to the long-term nature of our existing acreage dedication contracts, we may be able to grow through existing contracts with our existing customers without the necessity of entering into additional commercial agreements.

We believe that many of the E&P companies that continue to own their own water infrastructure would benefit from outsourcing their water management needs and selling their assets due to the capital efficiencies that can be realized from leveraging a larger, integrated network to manage produced water volumes. Additionally, we believe that our large-scale, fully integrated network, combined with our advantaged access to pore space as a result of our partnerships with LandBridge and TPL, differentiates us from other third-party water midstream companies that lack the scale required to address the challenges faced by our customers.

Title to Our Properties

Most of our interests in the real property on which our assets are located derive from leases, easements, rights-of-way, permits or licenses from landowners or governmental authorities, permitting the use of such land for our operations. We have no knowledge of any challenge to the underlying fee title of any material lease, easement, right-of-way, permit or license held by us or to our title to any material lease, easement, right-of-way, permit or lease, and we believe that we have satisfactory title to all of our material leases, easements, rights-of-way, permits and licenses.

Seasonality

Our operations are not subject to significant seasonal variation in demand or supply.

Insurance

Our business is subject to the inherent and unplanned operating risks associated with the water midstream industry, including environmental damage from potential leaks or spills. To address the hazards inherent to our business, our insurance coverage includes commercial general liability, employer’s liability, directors and officers’ liability, environmental and pollution liability and other coverage. We believe that this insurance coverage is appropriate and consistent with industry practice.

Environmental and Occupational Health and Safety Matters

Our operations and the operations of our customers are subject to numerous federal, state and local environmental laws and regulations relating to pollution, worker health and safety, the discharge of hazardous and non-hazardous materials and environmental protection. These laws and regulations may, among other things: require the acquisition of permits for regulated activities; govern the amounts and types of substances that may be released into the environment in connection with our operations; restrict the way we handle or dispose of wastes; limit or prohibit our or our customers’ activities in sensitive areas such as wetlands, wilderness areas or areas inhabited by endangered or threatened species; require investigatory and remedial actions to mitigate pollution conditions that may be caused by our operations or attributable to our former operations; and impose specific standards addressing worker protections. Numerous governmental agencies issue regulations to implement and enforce these laws, for which compliance is often costly and difficult. The violation of these laws and regulations may result in the denial, cancellation, suspension, or revocation of permits, issuance of corrective action orders, assessment of administrative and civil penalties and even criminal prosecution.

We believe that we are in substantial compliance with current applicable environmental and occupational health and safety laws and regulations. Further, we do not anticipate that compliance with existing environmental and occupational health and safety laws and regulations will have a material effect on our consolidated financial statements. While we may occasionally receive citations from environmental regulatory agencies for minor violations, such citations and related corrective actions typically occur in the ordinary course of our business and are generally not material to our operations. However, it is possible that substantial costs for compliance or penalties for non-compliance may be incurred in the future. It is also possible that other developments, such as the adoption of stricter environmental laws, regulations and enforcement policies, could result in additional costs or liabilities that we cannot currently quantify. Moreover, changes in environmental laws could limit our customers’ businesses or encourage our customers to handle produced water in other ways, which, in either case, could reduce the demand for our services and adversely impact our business. The Trump Administration has diverged and is expected to continue to diverge from the prior Biden Administration’s policy positions, which may result in new or amended policies, laws and regulations that are supportive of oil and natural gas development.

The following is a summary of the more significant existing environmental and occupational health and safety laws and regulations to which our business operations and the operations of our customers are subject.

Hazardous Substances and Hydrocarbon Wastes

Our operations are subject to environmental laws and regulations relating to the management and release of hazardous substances, non-hazardous wastes, hazardous wastes and petroleum hydrocarbons. These laws and regulations generally regulate the generation, storage, treatment, transportation and disposal of non-hazardous and hazardous waste and may impose strict liability and joint and several liability for the investigation and remediation of affected areas where hazardous substances may have been released or disposed.

The Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), which is also known as Superfund, and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a “hazardous substance” into the environment. These persons include the former and present owners and operators of the site where the release occurred and the transporters and generators of hazardous substances found at the site. Under CERCLA, such persons may be subject to joint and several liability and strict liability for the costs of investigating and remediating the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. We handle materials that may be regulated as hazardous substances as defined under CERCLA, or similar state statutes, in the course of our ordinary operations, but we are unaware of any liabilities for which we may be held responsible that would have a material adverse effect on us.

We also generate and accept for disposal from our customers wastes that are subject to the requirements of the Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes. RCRA regulates the generation, storage, treatment, transportation and disposal of both non-hazardous and hazardous wastes, but it imposes more stringent requirements on the management of hazardous wastes. In the course of our or our customers’ operations, some amounts of ordinary industrial wastes are generated that may be regulated as hazardous wastes. Most E&P waste, if properly handled, is exempt from regulation as a hazardous waste under RCRA. However, it is possible that certain E&P waste now classified as non-hazardous waste and exempt from regulation as hazardous wastes may in the future be designated and regulated as “hazardous wastes” under RCRA or other applicable statutes. For example, in December 2016, the EPA and several environmental groups entered into a consent decree to address EPA’s alleged failure to timely assess its RCRA Subtitle D criteria regulations exempting certain exploration and production related oil and gas wastes from regulation as “hazardous waste” under RCRA. Pursuant to the consent decree, in April 2019, the EPA determined that revision of the Subtitle D criteria regulations pertaining to oil and gas wastes would not be necessary. In the future, any revision to the RCRA exclusion for drilling fluids, produced water and related wastes could result in an increase in the costs to manage and dispose of generated wastes and could have a material adverse effect on our operations.

In the course of our operations, some of our storage and process vessels, piping work areas and other equipment may be exposed to naturally occurring radioactive material (“NORM”) associated with oil and gas production. NORM-contaminated scale deposits and other accumulations exhibiting trace levels of naturally occurring radiation in excess of established state standards are subject to special handling and disposal requirements, and any storage and process vessels, piping and work areas affected by NORM may be subject to remediation or restoration requirements. It is possible that we may incur costs or liabilities associated with elevated levels of NORM.

Subsurface Injections

Our underground injection operations are subject to the Safe Drinking Water Act (“SDWA”), as well as analogous state laws and regulations. Under the SDWA, the EPA established the Underground Injection Control (“UIC”) program, which sets minimum requirements for state and local programs regulating underground injection activities. The UIC program includes requirements for permitting, testing, monitoring, record keeping and reporting of injection activities, as well as a prohibition against the migration of fluid containing any contaminant into underground sources of drinking water. State regulations require us to obtain a permit from the applicable regulatory agencies to operate our produced water handling facilities. We believe that we have obtained the necessary permits from these agencies for our underground injection wells and that we are in substantial compliance with permit conditions and state rules.

Although we monitor the disposal process of produced water, any potential leakage from the subsurface portions of our produced water handling facilities could cause degradation of fresh groundwater resources, potentially resulting in suspension or revocation of our UIC permit, issuance of fines and penalties from governmental agencies, incurrence of expenditures for remediation of the affected resource and imposition of liability by third-parties for contamination, natural resource damage, property damages and personal injuries. Also, some states have considered laws mandating the recycling of produced water. Our business is designed to take advantage of the increased use of recycling and reuse trends that may change existing industry dynamics, providing our business with increased flexibility and strengthening our competitive position.

Some experts have concluded that the injection of produced water into certain underground formations may trigger seismic activity. In March 2016, the U.S. Geological Survey identified six states with the most significant hazards from induced seismicity, including Oklahoma, Kansas, Texas, Colorado, New Mexico and Arkansas. In response to these concerns, some federal and state agencies are investigating whether disposed wells have caused increased seismic activity. Also, regulators in some states, including Texas and Oklahoma, have adopted, and other states are considering adopting, additional requirements related to seismic safety, including imposing certain restrictions on the permitting of disposed wells or otherwise to assess any relationship between seismicity and the use of disposed wells, which has resulted in some states restricting, suspending or shutting down the use of such injection wells temporarily or permanently. We continue to pursue alternative technologies to disposal, including desalination and recycling technologies, which we believe will be a critical part of the future of produced water handling, particularly in regions that are likely to experience increased regulation of water use and produced water handling activities.

Water Discharges

The Clean Water Act (“CWA”), Oil Pollution Act of 1990 (“OPA”), and analogous state laws and regulations impose restrictions and strict controls regarding the unauthorized discharge of pollutants, including produced waters and other oil and gas wastes, into regulated waters and impose requirements affecting our ability to conduct activities in waters and wetlands. Pursuant to the Clean Water Act and analogous state laws and regulations, permits must be obtained to discharge pollutants into regulated waters, including discharge of stormwater or discharge into ground water. The Clean Water Act and regulations implemented thereunder also prohibit the discharge of dredge and fill material into regulated waters, including jurisdictional wetlands, unless authorized by an appropriately issued permit. The scope of these regulated waters has been subject to controversy and revisions in recent years. To the extent any rule or regulation expands the scope of the CWA’s jurisdiction, we and our customers could face increased costs and delays with respect to obtaining permits for dredge and fill activities in wetland areas. Additionally, many states have similar requirements that apply to state waters where federal jurisdiction ends, and as a result, under most circumstances, discharges of pollutants reaching any permanent waterbodies will likely be regulated. If our operations causes a release of oil or other wastes into regulated waters, we could also become liable for clean-up costs and various damages under the OPA. Notably, the scope of the OPA includes certain hazardous wastes that are exempt from regulation under CERCLA and RCRA, such as wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy. Spill prevention, control and countermeasure requirements of federal laws require appropriate containment berms and similar structures to help prevent the contamination of regulated waters in the event of a spill, rupture or leak of hydrocarbons, including in produced water, from a well, storage tank, or container. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the CWA, OPA, and analogous state laws and regulations. To the extent the scope of the CWA’s or the OPA’s jurisdiction is expanded in areas where we or our customers operate, it could impose additional permitting and other obligations on us and our customers, and we could face increased costs and delays with respect to obtaining permits. Such developments could also increase compliance expenditures or mitigation costs, contribute to delays, restrictions, or cessation of the development of projects, and also reduce the rate of production of oil and natural gas from producers with whom we have a business relationship and, in turn, could have a material adverse effect on our results of operations, cash flows and financial position.

Air Emissions & Climate Change

The CAA and comparable state laws, regulate emissions of various air pollutants through air emissions standards, construction and operating permitting programs and the imposition of other compliance requirements. These laws and regulations may require us or our customers to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with stringent air permit requirements or utilize specific equipment or technologies to control emissions of certain pollutants. The need to obtain or renew permits has the potential to delay our customers’ development of oil and gas projects. Failure to obtain, maintain, or comply with a permit could result in the imposition of administrative, civil and criminal penalties.

In addition, in recent years the U.S. Congress has considered legislation to reduce emissions of greenhouse gases (“GHGs”); however, it presently appears unlikely that comprehensive climate change legislation will be passed by the U.S. Congress in the near future. Nevertheless, several states and geographic regions in the United States have adopted legislation and regulations to address GHG emissions, primarily through the development of emission inventories or regional GHG cap-and-trade programs. Independent of Congress, the EPA has adopted regulations controlling GHG emissions under its existing authority under the CAA. Our customers’ operations are subject to such GHG emissions regulations. For example, the EPA published New Source Performance Standards (“NSPS”), known as Subpart OOOO, that require certain new, modified or reconstructed facilities in the oil and gas sector to reduce methane gas and volatile organic compound emissions by using certain equipment-specific emissions control practices. The Subpart OOOO standards expand previously issued NSPS published by the EPA. The EPA announced a final rule in December 2023, which, among other things, requires the phase out of routine flaring of natural gas from new oil wells and routine leak monitoring at all well sites and compressor stations. The final rule gives states, along with federal tribes that wish to regulate existing sources, specific deadlines to develop and submit their plans for reducing methane from existing sources. As a result of these developments, future implementation of the Subpart OOOO standards is uncertain at this time; however, implementation of the Subpart OOOO regulation could result in increased expenditures for pollution control equipment by our customers, which could impact our customers’ operations and negatively impact our business.

Furthermore, on April 10, 2024, the federal Bureau of Land Management (“BLM”) published a final rule that established, among other things, requirements to reduce methane emissions arising from venting, flaring and leakage from oil and gas production activities on onshore federal and American Indian lands. Litigation regarding the rule is ongoing and uncertainty exists with respect to future implementation of the rule. However, given the long-term trend towards increasing regulation, future federal GHG regulations of the oil and gas industry remain a possibility.

At an international level, the United States has historically participated in the Conferences of the Parties of the United Nations Framework Convention on Climate Change (“UNFCCC”), and agreed to commitments from the Paris Agreement, requiring member countries to review and “represent a progression” in their intended nationally determined contributions, which set GHG emission reduction goals every five years beginning in 2020, and the Global Methane Pledge. More recently, however, on January 20, 2025, President Trump issued an executive order that initiated the process to withdraw the United States from the Paris Agreement, mandating the end of the United States’ financial commitments under the UNFCCC. While it is not possible at this time to predict how any such actions may impact our business, the withdrawal of the United States from the Paris Agreement may animate stronger actions by various other policymakers at the local, state, or regional levels, including making commitments to contribute to meeting the goals of the Paris Agreement.

Various policymakers have also adopted, or are considering adopting, laws regarding GHG emissions or other climate matters. For more information, see our risk factor titled “The results of operations of our customers may be materially impacted by efforts to transition to a lower-carbon economy, which could have a material adverse effect on our business, results of operation, cash flows and financial position.” Any future laws, regulations or legal requirements imposing reporting or permitting obligations on, or limiting emissions of GHGs from, our or our customers’ equipment and operations could require us or our customers to incur compliance costs or experience delays or restrictions in permitting new or modified sources. In addition, substantial limitations on GHG emissions could adversely affect demand for the oil that is produced by our customers and could reduce the demand for our services.

Finally, it should be noted that increasing concentrations of GHGs in the Earth’s atmosphere are expected to produce significant physical effects as a result of climate change, such as increased frequency and severity of storms, floods and other climatic events, as well as contribute to various chronic changes to meteorological and hydrological patterns. If any such effects were to occur, or if additional regulations were adopted in response to or anticipation of such effects, they could have an adverse effect on our and our customers’ operations, and could reduce demand for our services, which could have a significant adverse effect on us.

Hydraulic Fracturing

Hydraulic fracturing is an important common practice that is used to stimulate production of hydrocarbons, including oil and gas, from low permeability formations, including shales. The process involves the injection of water, sand and chemicals under pressure into targeted formations to fracture the surrounding rock and stimulate production. Our customers regularly use hydraulic fracturing as part of their operations. Hydraulic fracturing is currently generally exempt from regulation under the SDWA’s UIC program and is typically regulated by state oil and gas commissions and similar agencies. However, several federal agencies, such as the EPA and the BLM, have conducted investigations or asserted regulatory authority over certain aspects of the process. For example, in December 2016, the EPA released its final report on the potential impacts of hydraulic fracturing on drinking water resources. The final report concluded that “water cycle” activities associated with hydraulic fracturing may impact drinking water resources under some circumstances. In June 2016, the EPA also published an effluent limit guideline final rule prohibiting the discharge of wastewater from onshore unconventional oil and gas extraction facilities to publicly owned wastewater treatment plants. In March 2015, the BLM published a final rule that established new or more stringent standards relating to hydraulic fracturing on federal and American Indian lands, which was rescinded in December 2017. Also, from time to time, legislation has been introduced, but not enacted, in Congress to provide for federal regulation of hydraulic fracturing, including the underground disposal of fluids or propping agents associated with such fracturing activities and the disclosure of the chemicals used in the fracturing process.

A number of states have adopted, and other states are considering adopting, regulations imposing new permitting, disclosure, disposal and well construction requirements on hydraulic fracturing operations. States could impose moratoriums or elect to prohibit high-volume hydraulic fracturing altogether. Also, local governments could seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular.

If new or more stringent laws or regulations relating to hydraulic fracturing are adopted at the federal, state or local levels, our customers’ fracturing activities could become subject to additional permit requirements, reporting requirements, operational restrictions, permitting delays or additional costs. Any such laws or regulations could adversely affect the determination of whether a well is commercially viable and reduce the amount of oil and gas that our customers are ultimately able to produce in commercial quantities, and thus significantly affect our business. Such laws and regulations could also materially increase our cost of business by more strictly regulating how hydraulic fracturing wastes are handled or disposed.

Protected Species

The ESA restricts activities that may affect endangered or threatened species or their habitats. Similar protections are offered to migratory birds under the MBTA. Many states also have analogous laws designed to protect endangered or threatened species and migratory birds. To date, we have not experienced any material adverse impacts as a result of compliance with the ESA or the MBTA and believe we are in substantial compliance with the ESA, MBTA, and other similar statutes. However, the designation of previously unlisted species as endangered or threatened could cause us to incur additional costs or cause our or our customers’ operations to become subject to operating restrictions or bans or limit future development activity in affected areas. For instance, the dunes sagebrush lizard (“DSL”), which is found in certain areas of southeastern New Mexico and adjacent portions of Texas, was a candidate species for listing under the ESA by the FWS for many years. Our customers may be participants of the Texas Conservation Plan (“TCP”) or the Candidate Conservation Agreement with Assurances (“CCAA”) for the DSL, whereby such participants voluntarily agreed to implement mitigation measures to protect the DSL and preserve DSL habitat. In May 2024, the FWS designated the DSL as endangered under the ESA. If the TCP or CCAA are revised (including new or expanded habitat designations) and impose additional restrictions on oil and gas operations in the Permian Basin, it could cause us or our customers to incur additional costs or become subject to operating restrictions or bans in the affected areas. Such new operating restrictions or bans affecting our customers’ operations could indirectly affect our financial performance and results of operations by potentially decreasing demand for our services. However, as part of a series of executive orders and other actions, President Trump declared a “national energy emergency” directing all federal agencies with energy projects to use emergency consultation rules to resolve ESA-related issues. Additionally, in April 2025, the FWS issued a proposed rule proposing to revoke the USFWS regulations that include within the definition of “harm” under the ESA certain habitat modifications (a “significant habitat modification or degradation where it actually kills or injures wildlife by significantly impairing essential behavioral patterns, including breeding, feeding or sheltering.”). While it is not yet possible to determine how such actions may impact our and our customers’ businesses, such federal actions may prompt more protective laws and regulations to be advanced at the state and local level.

National Environmental Policy Act

Major federal actions, such as the issuance of permits associated with construction, can require the completion of certain reviews under the National Environmental Policy Act (“NEPA”). NEPA requires federal agencies, including the Corps, to evaluate major agency actions having the potential to significantly impact the environment. The process involves the preparation of either an environmental assessment or environmental impact statement depending on whether the specific circumstances surrounding the proposed federal action will have a significant impact on the human environment. The NEPA process involves public input through comments which can alter the nature of a proposed project either by limiting the scope of the project or requiring resource-specific mitigation. NEPA decisions can be appealed through the court system by process participants. This process may result in delays in the permitting and development of projects, increase the costs of permitting and developing some facilities and could result in certain instances in the abandonment of proposed projects, which could directly and indirectly affect our financial performance and results of our operations.

Following an Executive Order from President Trump, on February 25, 2025, CEQ published an interim final rule, effective April 11, 2025, removing CEQ’s NEPA implementing regulations. CEQ has directed federal agencies to revise or establish their NEPA implementing procedures to expedite permitting approvals and for consistency with NEPA as amended by the Fiscal Responsibility Act of 2023. Future development and production activities and plans on federal lands may require governmental approvals that could be subject to the requirements of NEPA in the future. There has been litigation regarding the environmental review requirements of NEPA. On May 29, 2025, the U.S. Supreme Court unanimously decided to limit environmental reviews for major infrastructure projects. In particular, the U.S. Supreme Court’s decision reduces the scope of reviews under NEPA only to the immediate impacts of a proposed project. The impact of this decision or any future litigation regarding NEPA is unknown at this time and, accordingly, there may be uncertainty as to the NEPA requirements applicable to future development and production activities that require NEPA review, which could directly and indirectly affect our financial performance and results of our operations.

Occupational Safety Health Act

We are subject to the requirements of the Occupational Safety and Health Act (“OSHA”) and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and citizens.

Employees

As of August 31, 2025, we had approximately 510 employees providing full-time, direct support to our operations. We believe we have a satisfactory relationship with our employees.

Legal Proceedings

On April 3, 2025, a subsidiary of the Company received an enforcement notice from the TRRC seeking reimbursement for up to $7.0 million in expenses incurred by the TRRC in connection with the plugging of an orphan well located in proximity to a produced water handling facility operated by the Company. No formal proceeding has been initiated. The Company believes the action is without merit and timing of resolution is uncertain.

As of the date of this prospectus, we do not expect the foregoing dispute to have a material adverse effect on our financial position, results of operations or liquidity. We may be subject to additional disputes, legal proceedings or claims in the future.

MANAGEMENT

Set forth below are the names, ages and titles of our executive officers and director nominees:

Name	Age	Position with WaterBridge Infrastructure LLC
Jason Long	44	Chief Executive Officer and Director Nominee
Michael Reitz	38	President, Chief Operating Officer
Scott McNeely	42	Executive Vice President, Chief Financial Officer
Harrison Bolling	42	Executive Vice President, General Counsel
Jason Williams	47	Executive Vice President, Chief Administrative Officer
David Capobianco	55	Director Nominee
Matthew Morrow	56	Director Nominee
Michael Sulton	49	Director Nominee
Frank Bayouth	60	Director Nominee
Kara Goodloe Harling	47	Director Nominee
Jeffrey Eaton	49	Director Nominee
Ben Moore	61	Director Nominee
James Crane	71	Director Nominee
Greg Daily	66	Director Nominee
Jeffrey Ritenour	51	Director Nominee

Executive Officers and Director Nominees

The following is a biographical summary of the business experience of these executive officers and director nominees:

Jason Long—Chief Executive Officer and Director Nominee. Mr. Long has served as our Chief Executive Officer since our formation in April 2025 and will continue to serve in such role upon the listing of our Class A shares. Mr. Long also currently serves as Chief Executive Officer of Legacy WaterBridge and has served in such role since April 2025. Mr. Long previously served as President and Chief Executive Officer of Legacy WaterBridge from January 2024 to March 2025, Co-Chief Executive Officer and Chief Operating Officer of Legacy WaterBridge from May 2020 to December 2023, and as Co-President and Chief Operating Officer of Legacy WaterBridge from September 2018 to May 2020. Mr. Long also currently serves as President and Chief Executive Officer of LandBridge and has served in such role since January 2024. He has also served as a director of LandBridge since July 2024. Mr. Long previously served as Co-Chief Executive Officer and Chief Operating Officer of LandBridge and its predecessor from September 2021 until December 2023. Prior to joining Legacy WaterBridge, Mr. Long founded and served as President of EnWater Solutions, LLC (“EnWater”) and Pelagic Water Systems, LLC (“Pelagic”), each a produced water gathering and disposal company in the Delaware Basin, from January 2014 to September 2017. Mr. Long graduated from Texas Christian University with a Bachelor of Science. A native of West Texas, Mr. Long is an oil and natural gas entrepreneur with more than 20 years of experience founding and operating businesses.

We believe that Mr. Long’s role as our Chief Executive Officer, as well as his substantial experience founding and operating businesses, particularly in an industry in which we operate, makes him well qualified to serve as a member of our board of directors.

Michael Reitz—President, Chief Operating Officer. Mr. Reitz has served as our President, Chief Operating Officer since our formation in April 2025 and will continue to serve in such role upon the listing of our Class A shares. Mr. Reitz also currently serves as President, Chief Operating Officer of Legacy WaterBridge and has served in such role since April 2025. Mr. Reitz also served as Executive Vice President, Chief Operating Officer of Legacy WaterBridge from June 2019 to March 2025, and as Senior Vice President of Operations of Legacy WaterBridge from August 2017 to June 2019. Prior to joining Legacy WaterBridge, Mr. Reitz served as Vice President of EnWater from May 2016 to August 2017 and as partner of Pelagic from June 2015 to June 2016. Mr. Reitz graduated from Louisiana State University with a Bachelor of Science in petroleum engineering in 2009.

Scott McNeely—Executive Vice President, Chief Financial Officer. Mr. McNeely has served as our Executive Vice President, Chief Financial Officer since our formation in April 2025 and will continue to serve in such role upon the listing of our Class A shares. Mr. McNeely also currently serves as Executive Vice President, Chief Financial Officer of Legacy WaterBridge and has served in such role since January 2024. Mr. McNeely previously served as Senior Vice President, Finance of Legacy WaterBridge from January 2023 to December 2023, Vice President, Finance of Legacy WaterBridge from July 2019 to December 2022, and Director of Finance of Legacy WaterBridge, from April 2018 to June 2019. Mr. McNeely also currently serves as Executive Vice President, Chief Financial Officer of LandBridge and has served in such role since January 2024. Prior to joining Legacy WaterBridge, Mr. McNeely served as an Investment Banking Senior Associate at Citigroup from June 2015 to March 2018. Prior to serving in such role, Mr. McNeely served in various roles within the intelligence community, including for CACI International Inc. (NYSE: CACI) from 2010 to 2012 and Leidos Holdings Inc. (NYSE: LDOS) from 2012 to 2014. Before joining CACI International, Mr. McNeely served as an active-duty Air Force intelligence officer from 2005 to 2010. Mr. McNeely graduated from the University of California, Riverside with a Bachelor of Science in Computational Mathematics in 2005, the University of Oklahoma with Master of Arts in International Relations in 2011 and the Kellogg School of Management at Northwestern University with a Master of Business Administration in 2016.

Harrison Bolling—Executive Vice President, General Counsel. Mr. Bolling has served as our Executive Vice President, General Counsel since our formation in April 2025 and will continue to serve in such role upon the listing of our Class A shares. Mr. Bolling currently serves as Executive Vice President, General Counsel of Legacy WaterBridge and has served in such role since March 2018. Mr. Bolling also currently serves as Executive Vice President, General Counsel of LandBridge and has served in such role since September 2023. Prior to joining Legacy WaterBridge, Mr. Bolling served as Vice President and General Counsel of Core Midstream from May 2017 to February 2018. Before joining Core Midstream, Mr. Bolling served as Assistant General Counsel of PennTex Midstream Partners, L.P. (Nasdaq: PTXP) from January 2015 to February 2017. Prior to PennTex, Mr. Bolling served as an associate at Bracewell LLP from September 2008 to December 2014. Mr. Bolling received a Bachelor of Science in History and Economics from Vanderbilt University in 2005 and a Juris Doctor from the University of Texas School of Law in 2008.

Jason Williams—Executive Vice President, Chief Administrative Officer. Mr. Williams has served as our Executive Vice President and Chief Administrative Officer since our formation in April 2025 and will continue to serve in such role upon the listing of our Class A shares. Mr. Williams currently serves as Executive Vice President, Chief Administrative Officer of Legacy WaterBridge and has served in such role since January 2024. Mr. Williams joined Legacy WaterBridge as Vice President, Chief Accounting Officer in September 2019 and previously served as Senior Vice President, Chief Accounting Officer and Head of Supply Chain of Legacy WaterBridge from January 2021 to December 2022 and Executive Vice President, Chief Accounting Officer and Head of Supply Chain of Legacy WaterBridge from January 2023 to December 2023. Mr. Williams also currently serves as Executive Vice President, Chief Administrative Officer of LandBridge and has served in such role since January 2024. Prior to joining WaterBridge, Mr. Williams served in various roles for BHP Groups Limited, a public multinational mining and metals company, including most recently as Acting Vice President, Accounting and Reporting and previously as Finance Manager Permian and Eagle Ford in which he managed 3,000 wells and 600 miles of pipelines. Before BHP, Mr. Williams served in various roles for Willbros Group, Inc., a global engineering and contractor company, including most recently as a controller. Prior to Willbros, Mr. Williams worked as an auditor at Grant Thornton LLP from January 2005 to December 2006. Mr. Williams received a Bachelor of Science in Accounting from the University of Houston, Clear Lake, in 2004.

David Capobianco—Director Nominee. Mr. Capobianco has served as the Chief Executive Officer and Managing Partner of Five Point since its founding in 2012. Prior to founding Five Point, Mr. Capobianco was a founder and co‑head of the private equity group at Vulcan Capital. Mr. Capobianco also currently serves as Chairman of the board of directors of LandBridge Company LLC (NYSE: LB), NDB Midstream LLC, WaterBridge Holdings LLC, PowerBridge LLC, Twin Eagle Resource Management LLC, Deep Blue, and Northwind Midstream Holdings LLC and as a member of the board of directors of San Mateo Midstream. He previously served as the Chairman of the board of directors of Vulcan Energy Corporation (formerly Plains Resources), a member of the board of directors and Chairman of the Compensation Committee of Plains All American Pipeline, L.P. (NYSE: PAA), a member of the board of directors of PAA/Vulcan Gas Storage (formerly Energy Center Investments), and Chairman of the board of directors of Vulcan Resources (formerly Calumet Florida). Before joining Vulcan, Mr. Capobianco served as senior member of the investment team at Greenhill Capital Partners, a member of the investment team of Harvest Partners and a member of the Energy Corporate Finance Group at Salomon Brothers. Mr. Capobianco received a Master of Business Administration from Harvard Business School and a Bachelor of Arts degree from Duke University.

We believe that Mr. Capobianco’s skills and experience, particularly his approximately 25 years of industry experience investing and building leading infrastructure businesses of the type we target as customers, make him well qualified to serve as a member of our board of directors.

Matthew Morrow—Director Nominee. Mr. Morrow has served as the Chief Operating Officer and Managing Partner of Five Point since its founding in 2012. Prior to founding Five Point, Mr. Morrow served as President and Chief Executive Officer of ENSTOR Inc., one of the largest independent natural gas storage franchises in North America. Following the sale of ENSTOR Inc. to Iberdrola Energy Holdings, Mr. Morrow served as the President and Chief Executive Officer of Iberdrola Energy Holdings. Mr. Morrow also served as a senior member at PPM Energy Canada

Ltd, which focused on power generation, wind renewable and natural gas marketing and storage businesses. Prior to joining ENSTOR Inc. and PPM Energy Canada Ltd, Mr. Morrow held various senior positions with Texaco Natural Gas, culminating with his position as President of Sabine Hub Services. Mr. Morrow also currently serves as a director on the board of directors of LandBridge Company LLC (NYSE: LB), NDB Midstream LLC, WaterBridge Holdings LLC, Twin Eagle Resource Management, LLC, PowerBridge LLC, Deep Blue, Northwind Midstream Holdings LLC, and San Mateo Midstream, LLC. He also serves on the board of directors on Mission Lazarus, a non-profit organization with operations in Honduras and Haiti. Mr. Morrow received a Master of Business Administration and a Bachelor of Science degree from Texas A&M University.

We believe that Mr. Morrow’s skills and experience, particularly his approximately experience leading and operating natural gas and renewable energy businesses of the type we target as customers, make him well qualified to serve as a member of our board of directors.

Michael Sulton—Director Nominee. Mr. Sulton joined Five Point in January 2021 as its Executive Vice President and Partner. Prior to joining Five Point, Mr. Sulton served as a Managing Director of Piper Sandler & Co. (formerly Simmons & Company International), specializing in the energy industry. Throughout his 20-year investment banking career, Mr. Sulton has executed a wide range of transactions including mergers, divestitures and capital raises and participated in over 100 successful transactions. Mr. Sulton also currently serves on the board of directors of LandBridge Company LLC (NYSE: LB) and Desert Environmental Holdings LLC. Mr. Sulton received a Bachelor of Business Administration from Southern Methodist University and a Master of Business Administration from the University of Texas.

We believe that Mr. Sulton’s skills and experience, particularly his approximately 25 years of investing experience over a wide range of transactions, make him well qualified to serve as a member of our board of directors.

Frank Bayouth—Director Nominee. Mr. Bayouth currently serves as Executive Vice President and General Counsel at Five Point and has served in such role since joining Five Point in January 2022. Prior to joining Five Point, Mr. Bayouth served in various roles with Skadden, Arps, Slate, Meagher & Flom LLP for over 30 years, including over 20 years as a Partner, where he specialized in mergers and acquisitions and general corporate and securities law matters. Mr. Bayouth also currently serves on the board of directors of LandBridge Company LLC (NYSE: LB), NDB Midstream LLC, WaterBridge Holdings LLC and PowerBridge LLC. Mr. Bayouth received a Bachelor of Business Administration in Accounting from Texas Tech University and a Juris Doctor from the University of Texas School of Law.

We believe that Mr. Bayouth’s legal, governance and merger and acquisitions expertise, which enable him to provide guidance in legal affairs, corporate governance and potential acquisitions, make him well qualified to serve as a member of our board of directors.

Kara Goodloe Harling—Director Nominee. Ms. Harling serves as the as the Chief Financial Officer and Chief Compliance Officer of Five Point. Prior to joining Five Point in February 2024, Ms. Harling served as the Chief Operating Officer and Chief Compliance Officer of Mountain Capital Management, LLC from January 2016 to February 2024. Ms. Harling also previously served as Chief Accounting Officer and Corporate Controller for Ascent Resources from January 2015 to January 2016. Prior to joining Ascent Resources, she served in multiple roles with American Energy Partners, LP. Ms. Harling began her career with Arthur Anderson in 2000 and joined Ernst & Young LLP in 2002, where she ultimately served as Partner before joining American Energy Partners, LP. Ms. Harling also currently serves on the board of directors of LandBridge Company LLC (NYSE: LB). Ms. Harling received a Bachelor of Business Administration in Accounting from Texas A&M University. Ms. Harling is a Certified Public Accountant in the State of Texas.

We believe that Ms. Harling’s skills and experience, particularly her financial experience across a variety of industries, including in the oil and natural gas industry for businesses of the type we target as customers, make her well qualified to serve as a member of our board of directors.

Jeffrey Eaton—Director Nominee. Mr. Eaton serves as an Executive Vice President and Partner of Five Point. Prior to joining Five Point in April 2025, Mr. Eaton served as the Global Co-Head of Eaton Partners from April 2007 to September 2023. Mr. Eaton also previously chaired the Investment Committees for the North America, EMEA and APAC private funds groups as well as for the Private Capital Advisory Group from January 2015 until September 2023. Prior to joining Eaton Partners, he served as Director at Constellation Energy Commodities Group from July 2004. Mr. Eaton received a Bachelor of Economics and History from Duke University and his Master of Business Administration from Duke’s Fuqua School of Business.

We believe that Mr. Eaton’s skills and experience, particularly his experience with building a real assets business and leading principal transactions for natural gas structuring, make him well qualified to serve as a member of our board of directors.

Ben Moore—Director Nominee. Mr. Moore has served as an Executive Vice President and Partner of Five Point since September 2025. Prior to re-joining Five Point in September 2025, Mr. Moore served as Executive Vice President of Subsurface and Sequestration at Northwind Midstream Partners, a portfolio company of Five Point, from December 2024 to August 2025, and as Executive Vice President and Partner of Five Point from May 2015 to November 2024. Mr. Moore served as Chief Executive Officer and President of NorTex Midstream Partners (“NorTex”), a gas storage and processing company located in the Fort Worth Basin for two years. Prior to joining NorTex, Mr. Moore served for 12 years with Enstor, the gas midstream subsidiary of Iberdrola, working as the Vice President of Operations and Engineering and formerly as the Vice President of Business Development. Mr. Moore also served in various engineering and marketing roles in the upstream industry for Dominion Energy, Shell Oil, and Tenneco Oil. Mr. Moore currently serves on the board of directors of LandBridge Company LLC (NYSE: LB). Mr. Moore earned a Bachelor of Science in Petroleum Engineering from the University of Oklahoma in 1986 and a Master of Business Administration from Duke University in 1994.

We believe that Mr. Moore’s 35 years of upstream and midstream energy experience, particularly in operations, engineering and compliance, make him well qualified to serve as a member on our board of directors.

James Crane—Director Nominee. Mr. Crane has served as the Chair and Chief Executive Officer of Crane Capital Group Inc. (“Crane Capital Group”), an investment management company, since 2006. Crane Capital Group has invested in transportation, power distribution, real estate and asset management and its holdings include Crane Worldwide Logistics, a premier global provider of customized transportation and logistics services, and Crane Freight & Cartage. Mr. Crane was Founder, Chairman and Chief Executive Officer of Eagle Global Logistics, Inc., a NASDAQ-listed global transportation, supply chain management and information services company, from 1984 until its sale in August 2007. Mr. Crane received a Bachelor of Science in Industrial Safety from Central Missouri State University and serves on the Board of Directors of Cargojet Inc. and Nabors Industries Ltd.

We believe that Mr. Crane’s skills and experience, particularly his experience in marketing, logistics, global operations and creating shareholder value make him well qualified to serve as a member of our board of directors.

Greg Daily—Director Nominee. Mr. Daily has served as the Chief Executive Officer and Chairman of the Board of Directors of i3 Verticals, Inc. (“i3 Verticals”) since its founding in 2012. Prior to founding i3 Verticals, Mr. Daily founded iPayment, Inc. (Nasdaq: IPMT) in 2001 and served as its Chairman and Chief Executive Officer until his departure in 2011. Mr. Daily also co-founded PMT Services, Inc. (Nasdaq: PMTS), a credit card processing company, and served as President until the company was sold in 1998 to NOVA Corporation, where he continued to serve as Vice Chairman of the company’s board of directors until 2001. Mr. Daily received a Bachelor of Arts from Trevecca Nazarene University.

We believe that Mr. Daily’s skills and experience, particularly his experience in founding and managing new companies, make him well qualified to serve as a member of our board of directors.

Jeffrey Ritenour—Director Nominee. Mr. Ritenour serves as the Executive Vice President and Chief Financial Officer of Devon Energy Corporation. Mr. Ritenour was appointed to his current position in 2017 and has been with Devon Energy Corporation since 2001, serving in various leadership roles, including most recently as Senior Vice President of Corporate Finance, Investor Relations and Treasury. Before joining Devon Energy Corporation, Mr. Ritenour was with Ernst & Young in Dallas. Mr. Ritenour earned a bachelor’s degree in accounting and a master’s degree in business administration, both from the University of Oklahoma.

We believe that Mr. Ritenour’s skills and experience, particularly his approximately 24 years of energy industry experience through his leadership at Devon Energy Corporation, make him well qualified to serve as a member of our board of directors.

Status as a Controlled Company

Because the Five Point Members will initially collectively own 3,399,274 Class A shares, 58,468,597 Class B shares and 58,468,597 OpCo Units, representing approximately 54.3% of our combined voting power following the completion of this offering, we expect to be a controlled company as of the completion of this offering under the Sarbanes‑Oxley Act and the NYSE and NYSE Texas rules. A controlled company is not required to have a majority of independent directors on its board of directors or to form an independent compensation or nominating and corporate governance committee. As a controlled company, we will remain subject to the Sarbanes‑Oxley Act and the rules of the NYSE and NYSE Texas that require us, subject to certain phase‑in periods, to have an audit committee composed entirely of independent directors. Under these rules, we must have an audit committee that has one member that is independent by the listing date, a majority of members that are independent within 90 days of the effective date and all members that are independent within one year of the effective date. We expect to have at least one independent director upon the closing of this offering.

If at any time we cease to be a controlled company, including upon the earlier of (i) the Five Point Members ceasing to collectively own 40.0% of our combined voting power and (ii) the Initial Shareholders (as defined in the Shareholders’ Agreement) ceasing to collectively own 50.0% or more of our combined voting power, we intend to take all action necessary to comply with the Sarbanes‑Oxley Act and the NYSE and NYSE Texas rules, including by appointing a majority of independent directors to our board of directors and establishing a compensation committee and a nominating and corporate governance committee, each composed entirely of independent directors, subject to a permitted “phase‑in” period.

Composition of Our Board of Directors

Upon consummation of this offering, our Operating Agreement will provide that our board of directors shall consist of such number of directors as shall be determined from time to time by our board of directors but shall not consist of less than nine directors. At the closing of this offering, we will have a single class of directors, and directors will be subject to re‑election on an annual basis at each annual meeting of shareholders. After the Trigger Event, our board of directors will be divided into three classes that are as nearly equal in number as is reasonably possible and each director will be assigned to one of the three classes; provided that the Five Point Members shall have the collective right to designate the initial class assigned to each director immediately following the occurrence of the Trigger Event. After the Trigger Event, at each annual meeting of shareholders, a class of directors will be elected for a three‑year term to succeed the directors of the same class whose terms are then expiring. The initial terms of the Class I, Class II and Class III directors will expire at the first, second and third, respectively, annual meeting following the Trigger Event. Prior to the date that our Class A shares are first traded on the NYSE and NYSE Texas, we expect to have 11 members on our board of directors.

Our Operating Agreement will not provide for cumulative voting in the election of directors, which means that the holders of a majority of our issued and outstanding common shares can elect all of the directors standing for election, and the holders of the remaining common shares will not be able to elect any directors. The Five Point Members’ collective beneficial ownership of greater than 50% of our voting common shares immediately following this offering means Five Point will be able to control matters requiring shareholder approval, which includes the election of directors. In addition, the Five Point Members will maintain certain director designation rights following this offering. For more information, see “Certain Relationships and Related Party Transactions—Shareholders’ Agreement.”

Our directors hold office until the earlier of their death, resignation, retirement, disqualification or removal or until their successors have been duly elected and qualified.

Director Independence

Our board of directors intends to review the independence of our directors using the independence standards of each of the NYSE, NYSE Texas and the SEC. Currently, we anticipate that our board of directors will determine that each of Messrs. Daily and Crane is independent within the meaning of the NYSE and NYSE Texas rules currently in effect and will be independent within the meaning of Rule 10A‑3 of the Exchange Act.

Director Compensation

For a discussion of our director compensation arrangements, see “Executive Compensation—Director Compensation.”

Committees of the Board of Directors

Following the completion of this offering, we intend to have an audit committee of our board of directors. In addition, our board of directors may establish such other committees as it determines necessary or advisable from time to time. We anticipate that each of the standing committees of the board of directors will have the composition and responsibilities described below. We will rely on the exemptions and phase‑in provisions of Rule 10A‑3 of the Exchange Act and the NYSE and NYSE Texas transition rules applicable to companies completing an initial listing.

Audit Committee

We are required to have an audit committee of at least three members, and all of its members are required to meet the independence and experience standards established by each of the Exchange Act and the NYSE and NYSE Texas rules, subject to certain transitional relief described below. We will establish an audit committee compliant with each of the SEC and the NYSE and NYSE Texas rules prior to the completion of this offering. We anticipate that following the completion of this offering, our audit committee will consist of Mr. Daily, who we anticipate that our board of directors will determine is independent under the applicable rules of each of the SEC, the NYSE and NYSE Texas, as well as Ms. Goodloe Harling and Mr. Sulton. We expect that our board of directors will determine that Ms. Goodloe Harling is an audit committee financial expert as defined by the SEC. We will rely on the phase‑in rules of each of the SEC, the NYSE and NYSE Texas with respect to the independence of our audit committee.

The audit committee will oversee, review, act on and report on various auditing and accounting matters to our board of directors, including the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the audit committee will oversee our compliance programs relating to legal and regulatory requirements and company policies and controls. The audit committee will have the sole authority to (1) retain and terminate our independent registered public accounting firm, (2) approve all auditing services and related fees and the terms thereof performed by our independent registered public accounting firm, and (3) pre‑approve any non‑audit services and tax services to be rendered by our independent registered public accounting firm. The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee and our management. We expect to adopt an audit committee charter defining the committee’s primary duties in a manner consistent with the rules of each of the SEC, the NYSE and NYSE Texas.

Conflicts Committee

In accordance with the terms of our Operating Agreement, our board of directors may from time to time refer specific matters that may involve conflicts of interest to a conflicts committee. The members of any such conflicts committee cannot be officers or employees of any of our Existing Owners or their affiliates, including Five Point and LandBridge, and must meet the independence and experience standards established by each of the SEC, the NYSE and NYSE Texas to serve on an audit committee of a board of directors. In addition, the members of any such conflicts committee cannot own an interest in any of our Existing Owners or their affiliates, including Five Point or LandBridge, or any interest in us or our subsidiaries other than shares or awards, if any, awarded under the LTIP. Any transaction that receives Special Approval (as defined in our Operating Agreement) by a conflicts committee will be permitted and presumed to be approved in good faith.

Compensation Committee

Because we will be a “controlled company” within the meaning of the NYSE and NYSE Texas rules, we will not be required to, and do not currently expect to, have a compensation committee in the present or foreseeable future.

If and when we are no longer a “controlled company” within the meaning of each of the NYSE and NYSE Texas rules, we will be required to establish a compensation committee compliant with each of each of the SEC, NYSE and NYSE Texas rules. We anticipate that such a compensation committee would consist of three directors who will be “independent” under the applicable rules of each of the SEC, the NYSE and NYSE Texas. This committee would establish salaries, incentives and other forms of compensation for officers and other employees. Any compensation committee would also administer our incentive compensation and benefit plans. Upon formation of any compensation committee, we would expect to adopt a compensation committee charter defining the committee’s primary duties in a manner consistent with the rules of each of the SEC, the NYSE and NYSE Texas.

Nominating and Corporate Governance Committee

Because we will be a “controlled company” within the meaning of the NYSE and NYSE Texas rules, we will not be required to, and do not currently expect to, have a nominating and corporate governance committee in the present or foreseeable future.

If and when we are no longer a “controlled company” within the meaning of the NYSE and NYSE Texas rules, we will be required to establish a nominating and corporate governance committee compliant with SEC, NYSE and NYSE Texas rules. We anticipate that such a nominating and corporate governance committee would consist of three directors who will be “independent” under the applicable rules of the SEC, the NYSE and NYSE Texas. This committee would identify, evaluate and recommend qualified nominees to serve on our board of directors, develop and oversee our internal corporate governance processes and maintain a management succession plan. Upon formation of any nominating and corporate governance committee, we would expect to adopt a nominating and corporate governance committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC, the NYSE and NYSE Texas.

Guidelines for Selecting Director Nominees

In evaluating director candidates we will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance our board’s ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of a committee of the board to fulfill its duties. In particular, we will assess candidates that:

•
have demonstrated notable or significant achievements in business, education or public service;
•
possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and
•
have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of our shareholders.

We will consider a number of additional qualifications in evaluating a person’s candidacy for membership on the board of directors. We may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of the board’s members to obtain a broad and diverse mix of board members.

Corporate Code of Business Conduct and Ethics

Prior to the completion of this offering, our board of directors will adopt a code of business conduct and ethics applicable, at a minimum, to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE and NYSE Texas. Any waiver of this code may be made only by our board of directors and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the NYSE and NYSE Texas.

Corporate Governance Guidelines

Prior to the completion of this offering, our board of directors will adopt corporate governance guidelines in accordance with the corporate governance rules of the NYSE and NYSE Texas.

EXECUTIVE COMPENSATION

We are currently considered an “emerging growth company” within the meaning of the Securities Act, for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last completed fiscal year. Further, our reporting obligations extend only to each individual who, during the last completed fiscal year, served in the role of our principal executive officer, and to our two most highly compensated executive officers. With respect to the year ended December 31, 2024, our “Named Executive Officers” or “NEOs” were as follows:

Name	Position with WaterBridge
Jason Long	Chief Executive Officer
Steven R. Jones(1)	Former Co-Chief Executive Officer
Michael Reitz(2)	President and Chief Operating Officer
Harrison Bolling	Executive Vice President, General Counsel

(1)
Mr. Jones ceased service as Co-Chief Executive Officer on September 1, 2024.
(2)
Beginning on January 1, 2025, Mr. Reitz assumed the role of President from Mr. Long. Mr. Long remains our Chief Executive Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.

2024 Summary Compensation Table

The following table sets forth information concerning the compensation of our NEOs for the year ended December 31, 2024.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total
Jason Long	2024	550,000	–	740,000	35,670	1,325,670
Chief Executive Officer
Steven R. Jones	2024	380,768	–	–	14,002	394,770
Former Co-Chief Executive Officer
Michael Reitz	2024	400,000	290,000	430,000	35,715	1,155,715
President & Chief Operating Officer
Harrison Bolling	2024	360,000	–	390,000	33,086	783,086
Executive Vice President, General Counsel

(1)
Amounts reflect the base salary actually paid to each NEO for 2024.
(2)
Amounts reflect special bonuses during the 2024 fiscal year related to each NEO’s services to the Company in connection with certain transactions. In addition to these bonuses, our NEOs received certain special bonuses during the 2024 fiscal year related to their services to LandBridge in connection with LandBridge’s initial public offering.
(3)
Amounts reflect cash bonuses that were earned by our NEOs based on performance during fiscal year 2024.
(4)
Amounts reflect the following for Mr. Long, Mr. Jones, Mr. Reitz and Mr. Bolling, respectively, (i) the cost of life insurance premiums paid by the Company: $420, $669, $378, and $420, (ii) the value of Company matching contributions under the Company’s 401(k) Plan: $24,150, $2,962, $24,150, and $24,150, and (iii) the value of club dues or membership fees paid by the Company: $11,100, $10,371, $10,935, and $8,516. Additionally, Mr. Long and Mr. Reitz each received an annual vehicle allowance of $12,000. Notwithstanding the foregoing, the Incentive Unit Awards granted to Mr. Jones in 2022 and 2023 became vested in full upon his separation from service.

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table summarizes the number of share-based awards underlying outstanding equity incentive plan awards for each NEO as of December 31, 2024.

Name	Grant Date	Granting Entity(2)	Option Awards(1)		Option Exercise Price ($)	Option Expiration Date
			Number of Securities Underlying Unexercised Options (#) Exercisable(3)	Number of Securities Underlying Unexercised Options (#) Unexercisable(4)
Jason Long	August 1, 2017	WB I	70.5	0	N/A	N/A
	August 1, 2017	WB I	37.50	0	N/A	N/A
	September 29, 2017	WB II	38	0	N/A	N/A
	August 31, 2018	WB I	72	0	N/A	N/A
	September 15, 2018	WB I	45	0	N/A	N/A
	September 15, 2018	WB II	187	0	N/A	N/A
	February 27, 2019	WB I	250	0	N/A	N/A
	February 27, 2019	WB II	250	0	N/A	N/A
	October 21, 2019	WB I	25	0	N/A	N/A
	October 21, 2019	WB II	25	0	N/A	N/A
	June 9, 2020	WB NDB	650	0	N/A	N/A
	October 21, 2022	WB I	151	0	N/A	N/A
	October 21, 2022	WB II	151	0	N/A	N/A
	July 21, 2023	WB NDB	114	228	N/A	N/A
Steven R. Jones	March 15, 2018	WB I	200	0	N/A	N/A
	March 15, 2018	WB II	200	0	N/A	N/A
	August 31, 2018	WB I	25	0	N/A	N/A
	August 31, 2018	WB II	25	0	N/A	N/A
	February 27, 2019	WB I	250	0	N/A	N/A
	February 27, 2019	WB II	250	0	N/A	N/A
	October 21, 2019	WB I	25	0	N/A	N/A
	October 21, 2019	WB II	25	0	N/A	N/A
	June 9, 2020	WB NDB	650	0	N/A	N/A
	October 21, 2022	WB I	71	0	N/A	N/A
	October 21, 2022	WB II	91	0	N/A	N/A
	July 21, 2023	WB NDB	257	0	N/A	N/A
Michael Reitz	August 1, 2017	WB I	47	0	N/A	N/A
	August 1, 2017	WB I	25	0	N/A	N/A
	September 29, 2017	WB I	25	0	N/A	N/A
	August 31, 2018	WB I	48	0	N/A	N/A
	August 31, 2018	WB II	55	0	N/A	N/A
	February 27, 2019	WB I	162	0	N/A	N/A
	February 27, 2019	WB II	122	0	N/A	N/A
	October 21, 2019	WB I	8	0	N/A	N/A
	October 21, 2019	WB II	8	0	N/A	N/A
	June 9, 2020	WB NDB	500	0	N/A	N/A
	October 21, 2022	WB I	75	0	N/A	N/A
	October 21, 2022	WB II	75	0	N/A	N/A
	July 21, 2023	WB NDB	87	174	N/A	N/A
Harrison Bolling	March 19, 2018	WB I	62	0	N/A	N/A
	March 19, 2018	WB II	62	0	N/A	N/A
	August 31, 2018	WB I	12.5	0	N/A	N/A
	August 31, 2018	WB II	12.5	0	N/A	N/A
	February 27, 2019	WB I	97	0	N/A	N/A
	February 27, 2019	WB II	97	0	N/A	N/A
	October 21, 2019	WB I	28	0	N/A	N/A
	October 21, 2019	WB II	28	0	N/A	N/A
	June 9, 2020	WB NDB	375	0	N/A	N/A
	October 21, 2022	WB I	70	0	N/A	N/A
	October 21, 2022	WB II	80	0	N/A	N/A
	July 21, 2023	WB NDB	67	133	N/A	N/A

(1)
We believe that, despite the fact that the Incentive Units (as defined below) do not require the payment of an exercise price, they are most similar economically to stock options, and as such, they are properly classified as “options” under the definition provided in Item 402(m)(5)(i) of Regulation S-K as an instrument with an “option-like feature.” Each Incentive Unit is granted with a specific hurdle amount, or distribution threshold, and will only provide value to the holder based upon our growth above that hurdle amount. Because the Incentive Units are not traditional options, there is no exercise price or expiration date associated with the awards in the table above. A more detailed description of the Incentive Unit program is provided in the narrative below.
(2)
Incentive Units were granted to our NEOs by WaterBridge Resources (WB I), WaterBridge II (WB II) and WB NDB. Distributions attributable to Incentive Units are based on returns received by investors of WaterBridge Resources, WaterBridge II and WB NDB once certain return thresholds have been met. Incentive Units are solely a payment obligation of WaterBridge Resources, WaterBridge II and WB NDB, as applicable, and neither the Company nor OpCo has any cash or other obligation to make payments in connection with the Incentive Units.
(3)
Incentive Units that are reflected as “exercisable” were vested as of December 31, 2024.
(4)
Incentive Units reflected as “unexercisable” were still subject to time-based vesting conditions as of December 31, 2024. Each relevant Incentive Unit award vests in equal annual installments over three years, subject to the NEO’s continued service. Notwithstanding the foregoing, the Incentive Unit Awards granted to Mr. Jones in 2022 and 2023 became vested in full upon his separation from service.

Additional Narrative Disclosure Regarding Executive Compensation Matters

2024 Salaries

Our NEOs receive a base salary to compensate them for services rendered to the Company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. For fiscal year 2024, Mr. Long, Mr. Jones, Mr. Reitz, and Mr. Bolling’s annual base salaries were as follows: $550,000, $550,000, $400,000, and $360,000 respectively.

Our board of directors may, from time to time, adjust base salaries in their discretion. Effective September 1, 2025, the annual base salaries of Mr. Long, Mr. Reitz and Mr. Bolling were increased to $850,000, $550,000 and $450,000, respectively.

2024 Bonuses

We maintain an annual performance-based cash bonus program in which Mr. Long, Mr. Jones, Mr. Reitz, and Mr. Bolling participated during fiscal year 2024. Under the performance-based cash bonus program, each applicable NEO’s target bonus amount is expressed as a percentage of base salary. For fiscal year 2024, the target bonus amount for each of Mr. Long, Mr. Jones, Mr. Reitz, and Mr. Bolling was 100%, 100%, 80%, and 80%, respectively.

Under our annual performance-based cash bonus program, bonus amounts earned were based on our board of directors’ assessment of individual performance for fiscal year 2024. The bonus amounts awarded to our applicable NEOs under our performance-based cash bonus program are set forth above in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

Equity Compensation

Prior to this offering, our NEOs have received grants of Incentive Units (“Incentive Units”) from WaterBridge Resources, WaterBridge II and WaterBridge NDB. The Incentive Units are structured as profits interests, rather than capital interests, and do not provide the holder with the rights of an equity holder (such as dividend or voting rights). No NEO received grants of Incentive Units during the 2024 fiscal year. Grants of Incentive Units made in prior years are generally subject to a three year service vesting schedule, which is partially met for the NEOs as shown in the Outstanding Equity Awards at 2024 Fiscal Year-End table above. The vesting of an Incentive Unit award can be accelerated upon a change in control event (as defined in the applicable limited liability company agreement for that entity). This offering will not result in a change in control for any of the granting entities.

In the event that we terminate the employment of an NEO without cause, or the NEO terminates his or her employment with good reason, all unvested Incentive Units that would have vested had the NEO remained employed during the 12 month period immediately following the termination date will automatically vest. Upon a termination of a NEO’s employment due to death or disability, the NEO would receive accelerated vesting of the amount that is the greater of (a) unvested Incentive Units that would have vested had the NEO remained employed during the 12 month period immediately following the termination date; or (b) the number of Incentive Units that equal 50% of the original Incentive Unit grant amount. In the event that a NEO is terminated for cause, all unvested Incentive Units are immediately forfeited, and one-third of any Incentive Unit that had become vested prior to the termination date will also be forfeited without consideration. All unvested Incentive Units held by a NEO upon a resignation without good reason, upon the NEO’s bankruptcy, or upon the transfer of that NEO’s awards by contract (including death, divorce, operation of law or otherwise) will be immediately forfeited.

In connection with this offering, we intend to adopt a Long Term Incentive Plan (the “LTIP”), in order to facilitate the grant of cash and equity incentives to directors, employees (including our NEOs) and consultants of our company and to enable our company to obtain and retain services of these individuals. For additional information about the LTIP, please see “Equity Compensation Plan—Long Term Incentive Plan” below.

Other Elements of Compensation

Retirement Plan

We maintain a 401(k) retirement savings plan, or the 401(k) plan, for our employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we provide matching contributions equal to 7% of a participant’s salary deferrals up to 95% of his or her compensation, subject to limits provided in the Code.

We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies.

Employee Benefits and Perquisites

All of our employees, including our NEOs, are eligible to participate in our health and welfare plans, including:

•
medical, dental and vision benefits;
•
short-term and long-term disability insurance; and
•
life insurance.

We did not provide any perquisites or special personal benefits to our NEOs in fiscal year 2024 other than the Company’s payment of life insurance premiums and the payment of club membership and dues, but our board of directors or a committee thereof may from time to time approve them in the future when our board of directors or such committee thereof determines that such perquisites are necessary or advisable to fairly compensate or incentivize our employees.

No Tax Gross-ups

We do not make gross-up payments to cover our NEOs’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by us.

Anti-Hedging Policies

We expect to adopt a policy that will prohibit our employees, including all executive officers, and members of our board of directors from engaging in transactions that are considered to hedge or offset the financial impact of holding our Class A shares.

Director Compensation

We did not pay any compensation or grant any equity awards to any non-employee director during the 2024 calendar year. We expect to adopt a director compensation program for non-employee directors on a go-forward basis that will include a significant element of share-based compensation awards from the LTIP described above, in order to align the interests of our directors and our shareholders. However, we are currently in discussions regarding the design of the director compensation program that will become effective upon completion of this offering, and have not made any final decisions regarding the details of such a program.

Clawback Policy

We intend to timely adopt an incentive compensation clawback policy that complies with the listing standards of the NYSE and NYSE Texas.

Transaction Bonuses

Following this offering, we expect that our board of directors will authorize the Company to pay discretionary cash bonuses to certain of our officers and employees, including our NEOs, in respect of the successful completion of this offering in amounts to be determined by our board of directors.

Executive Compensation Arrangements

Following this offering, we expect that our board of directors will authorize the entry into new employment agreements with certain of our officers and employees, including our NEOs, in a form to be determined by our board of directors.

Equity Compensation Plan

The following summarizes the equity compensation plan we intend to adopt in connection with this offering.

Long Term Incentive Plan

In order to incentivize management following the completion of this offering, we anticipate that our board of directors will adopt an LTIP for employees, consultants and directors. Our NEOs will be eligible to participate in this plan, which will become effective upon the consummation of this offering, subject to approval by our shareholders. We anticipate that the LTIP will provide for the grant of options, share appreciation rights, restricted shares, restricted share units, share awards, dividend equivalents, other share-based awards, cash awards, substitute awards and performance awards intended to align the interests of service providers (including the NEOs) with those of our shareholders. The description of the LTIP set forth below is a summary of the material anticipated features of the LTIP. This summary does not purport to be a complete description of all of the anticipated provisions of the LTIP and is qualified in its entirety by reference to the LTIP, the form of which will be filed as an exhibit to this registration statement.

LTIP Share Limits

Subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the LTIP, a total 5,700,000 of our Class A shares will initially be reserved for issuance pursuant to awards under the LTIP. On January 1 of each calendar year, the total number of Class A shares reserved and available for delivery with respect to awards under the LTIP will increase by a number of Class A shares equal to the lesser of (x) 5.0% of the total number of Class A shares and Class B shares outstanding as of December 31 of the immediately preceding calendar year; (y) the number of Class A shares required to bring the total shares available for issuance under the LTIP to 5.0% of the total number of Class A shares and Class B shares outstanding as of December 31 of the immediately preceding calendar year; or (z) such smaller number of Class A shares as determined by our board of directors. The total number of shares reserved for issuance under the LTIP may be issued pursuant to incentive share options (which generally are stock options that meet the requirements of Section 422 of the Code). Class A shares subject to an award that expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated without delivery of shares will again be available for delivery pursuant to other awards under the LTIP (as will any shares forfeited with respect to restricted shares, and shares withheld or surrendered to us in payment of any exercise or purchase price of any award or taxes relating to an award). Substitute awards granted in accordance with applicable NYSE and NYSE Texas requirements and in substitution or exchange for awards previously granted by a company acquired by us or any of our subsidiaries or with which we or any of our subsidiaries combines will not reduce the number of Class A shares authorized for issuance under the LTIP, nor will Class A shares subject to substitute awards be added to the Class A shares available for issuance under the LTIP.

Additionally, the LTIP limits the value of awards (based on their grant-date fair value) granted to a non-employee director in respect of his or her service as a non-employee director to a maximum of $850,000 during each calendar year during which the LTIP is in effect, except that, for any calendar year in which a non-employee director first commences service on our board of directors, serves on a special committee of our board of directors, or serves as lead director or chairman of our board of directors, additional awards may be granted under the LTIP in excess of such limit.

Administration

The LTIP will be administered by a committee of two or more directors designated our board of directors to administer the LTIP, such as our compensation committee, unless our board of directors elects to administer the LTIP (as applicable, the “administrator”). The administrator will have broad discretion to administer the LTIP, including the power to determine the eligible individuals to whom awards will be granted, the number and type of awards to be granted and the terms and conditions of awards. The administrator may also accelerate the vesting or exercise of any award and make all other determinations and to take all other actions necessary or advisable for the administration of the LTIP.

Eligibility

Any individual who is our officer or employee or an officer or employee of any of our affiliates, and any other person who provides services to us or our affiliates, including members of our board of directors, are eligible to receive awards under the LTIP at the discretion of the administrator.

Share Options

The administrator may grant incentive share options and options that do not qualify as incentive share options, except that incentive share options may only be granted to persons who are our employees or employees of one of our subsidiaries, in accordance with Section 422 of the Code. The exercise price of a share option generally cannot be less than 100% of the fair market value of our Class A shares on the date on which the option is granted and the option must not be exercisable for longer than 10 years following the date of grant. In the case of an incentive share option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our shares, the exercise price of the share option must be at least 110% of the fair market value of a share of our Class A shares on the date of grant and the option must not be exercisable more than five years from the date of grant.

Share Appreciation Rights (“SARs”)

A SAR is the right to receive an amount equal to the excess of the fair market value of our Class A shares on the date of exercise over the grant price of the SAR. The grant price of a SAR generally cannot be less than 100% of the fair market value of our Class A shares on the date on which the SAR is granted. The term of a SAR may not exceed 10 years. SARs may be granted in connection with, or independent of, a share option. SARs may be paid in cash, Class A shares or a combination of cash and Class A shares, as determined by the administrator.

Restricted Shares

Restricted shares are a grant of our Class A shares subject to the restrictions on transferability and risk of forfeiture imposed by the administrator. In the discretion of the administrator, dividends distributed prior to vesting may be subject to the same restrictions and risk of forfeiture as the restricted share with respect to which the distribution was made.

Restricted Share Units

A restricted share unit is a right to receive cash, our Class A shares or a combination of cash and our Class A shares at the end of a specified period equal to the fair market value of our Class A shares. Restricted share units may be subject to the restrictions, including a risk of forfeiture, imposed by the administrator.

Share Awards

A share award is a transfer of unrestricted Class A shares on terms and conditions determined by the administrator.

Dividend Equivalents

Dividend equivalents entitle an individual to receive cash, our Class A shares, other awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of our Class A shares. Dividend equivalents may be awarded on a free-standing basis or in connection with another award (other than an award of restricted share or a share award). The administrator may provide that dividend equivalents will be paid or distributed when accrued or at a later specified date, including, if they are granted in tandem with another award, at the same time and subject to the same restrictions and risk of forfeiture as the award with respect to which the dividends accrue.

Other Share-Based Awards

Subject to limitations under applicable law and the terms of the LTIP, the administrator may grant other awards related to our Class A shares. Such awards may include, without limitation, awards that are convertible or exchangeable debt securities, other rights convertible or exchangeable into our Class A shares, purchase rights for our Class A shares, awards with value and payment contingent upon our performance or any other factors designated by the administrator, and awards valued by reference to the book value of our Class A shares or the value of securities of, or the performance of, our affiliates.

Cash Awards

The LTIP will permit the grant of awards denominated in and settled in cash as an element of or supplement to, or independent of, any award under the LTIP.

Substitute Awards

Awards may be granted in substitution or exchange for any other award granted under the LTIP or any other right of an eligible person to receive payment from us. Awards may also be granted under the LTIP in substitution for similar awards held by individuals who become eligible persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with us or one of our affiliates.

Performance Awards

Performance awards represent awards with respect to which a participant’s right to receive cash, our Class A shares, or a combination of both, is contingent upon the attainment of one or more specified performance measures during a specified period. The administrator will determine the applicable performance period, the performance goals and such other conditions that apply to each performance award. The administrator may use any business criteria and other measures of performance it deems appropriate in establishing the performance goals applicable to a performance award, including performance goals relating to the individual performance of participant's or the performance of certain of our subsidiaries, business units, geographical units or operating areas including performance goals relating to the individual performance of participant's or the performance of certain of our subsidiaries, business units, geographical units or operating areas.

Recapitalization

In the event of any change in our capital structure or business or other corporate transaction or event that would be considered an equity restructuring, the administrator shall or may (as required by applicable accounting rules) equitably adjust the (i) aggregate number or kind of shares that may be delivered under the LTIP, (ii) the number or kind of shares or amount of cash subject to an award, (iii) the terms and conditions of awards, including the purchase price or exercise price of awards and performance goals, and (iv) the applicable share-based limitations with respect to awards provided in the LTIP, in each case to equitably reflect such event.

Change in Control

In the event of a change in control or other changes to us or our Class A shares, the administrator may, in its discretion, (i) accelerate the time of exercisability of an award, (ii) require awards to be surrendered in exchange for a cash payment (including canceling a stock option or SAR for no consideration if it has an exercise price or the grant price less than the value paid in the transaction), (iii) cancel awards that remain subject to a restricted period as of the date of the change in control or other event without payment or (iv) make any other adjustments to awards that the administrator deems appropriate to reflect the applicable transaction or event.

No Repricing

Except in connection with (i) the issuance of substitute awards granted to new service providers in connection with a transaction or (ii) in connection with adjustments to awards granted under the LTIP as a result of a transaction or recapitalization involving us, without the approval of our shareholders, the terms of outstanding option or SAR may not be amended to reduce the exercise price or grant price or to take any similar action that would have the same economic result.

Clawback

All awards granted under the LTIP are subject to reduction, cancelation or recoupment under any written clawback policy that we may adopt and that we determine must, to the extent required by applicable law, or should apply to awards under the LTIP.

Amendment and Termination

The LTIP will automatically expire on the tenth anniversary of its effective date. The administrator may amend or terminate the LTIP at any time, subject to shareholder approval if required by applicable law, rule or regulation, including the rules of the NYSE and NYSE Texas. The administrator may amend the terms of any outstanding award granted under the LTIP at any time so long as the amendment would not materially and adversely affect the rights of a participant under a previously granted award without the participant’s consent.

Equity Grants

In connection with this offering, and upon the LTIP becoming effective, we expect to grant awards under the LTIP to our employees with respect to a total of approximately 934,054 of our Class A shares (calculated using the midpoint of the estimated price range set forth on the cover page of this prospectus), including awards of approximately 148,648, 102,702 and 75,675 shares to Mr. Long, Mr. Reitz and Mr. Bolling, respectively. These awards will be in the form of time-vested restricted share units and will vest in equal one-third (1/3) installments on each of the first, second and third anniversaries of the date of grant, subject to such employee’s continued service through each such vesting date.

CORPORATE REORGANIZATION

WaterBridge was formed as a Delaware limited liability company by NDB Holdings on April 11, 2025. WaterBridge intends to elect to be classified as a corporation for U.S. federal income tax purposes in connection with the WaterBridge Combination described under “—WaterBridge Combination” above and summarized below. WaterBridge has not conducted and will not conduct any material business operations prior to the completion of the Corporate Reorganization, other than certain activities related to, and undertaken in contemplation of, this offering and in connection with the WaterBridge Combination. Immediately following the consummation of the WaterBridge Combination, OpCo will directly or indirectly own all of the outstanding equity interests of the subsidiaries through which we will operate our business.

Pursuant to the WaterBridge Combination, we expect each of the following transactions to occur on or before the first business day following the execution of the underwriting agreement related to this offering and described under “Underwriting (Conflicts of Interest)”:

•
WBR Holdings will form OpCo as a Delaware limited liability company;
•
all of the WB 892 Holders, other than GIC, will contribute all of their respective equity interests in WB 892 to WBR Holdings in exchange for the issuance to such WB 892 Holders of WBR Holdings Interests;
•
all of the WBEF Holders, other than WB 892 and Elda River, will contribute all of their respective equity interests in WBEF to WBR Holdings in exchange for the issuance to such WBEF Holders of newly issued WBR Holdings Interests such that, immediately following such contributions, WBR Holdings will directly or indirectly own all of the outstanding equity interests in WB 892 and WBEF other than (i) the equity interests in WB 892 held by GIC and (ii) the WBEF Preferred Units held by Elda River;
•
immediately following the consummation of the WBR Holdings Reorganization:
▪
(A) each of WB 892 and WBR Holdings will contribute all of their respective equity interests in WBEF to OpCo in exchange for the issuance to WB 892 and WBR Holdings of newly issued OpCo Interests, and (B) Elda River will contribute all of its equity interests in WBEF to OpCo in exchange for the issuance to Elda River of newly issued OpCo Interests. Immediately following the preceding contributions, OpCo will be admitted as the sole member of WBEF and will directly own all of the equity interests in WBEF;
▪
(A) Devon Holdco will contribute all of its equity interests in NDB Midstream to OpCo in exchange for the issuance to Devon Holdco of newly issued OpCo Interests and (B) NDB Holdings will contribute to OpCo all of its equity interests in NDB Midstream in exchange for the issuance to NDB Holdings of newly issued OpCo Interests. Immediately following the NDB Midstream Contributions, OpCo will be admitted as the sole member of NDB Midstream and will directly own all of the equity interests in NDB Midstream;
▪
Desert Holdings will contribute all of its equity interests in Desert Environmental to OpCo in exchange for the issuance to Desert Holdings of newly issued OpCo Interests. Immediately following the Desert Contribution, OpCo will be admitted as the sole member of Desert Environmental and will directly own all of the equity interests in Desert Environmental; and
▪
immediately following the issuances by OpCo of the OpCo Interests described above, (A) OpCo will directly own all of the outstanding equity interests in the Contributed Entities and (B) our Existing Owners will, either directly or through their respective equity interests in WB 892, own 100% of the outstanding OpCo Interests; and
•
at least one day before the closing of this offering, WaterBridge will elect to be classified as a corporation for U.S. federal income tax purposes, and immediately thereafter, WBR Holdings and GIC will cause WB 892 to merge with and into WaterBridge, with WaterBridge surviving, in exchange for the issuance of newly issued limited liability company interests in WaterBridge to WBR Holdings and GIC, and immediately following the merger, the equity interests in WaterBridge held by NDB Holdings shall be cancelled.

Following the Corporate Reorganization, WaterBridge will be a holding company, the sole material asset of which will consist of limited liability company interests in OpCo, which will directly or indirectly own all of the outstanding equity interests of the subsidiaries through which WaterBridge will operate its business, and WaterBridge will be the sole managing member of OpCo, responsible for all operational, management and administrative decisions relating to OpCo’s business, and will consolidate financial results of OpCo and its subsidiaries.

In connection with the completion of this offering, the following transactions will occur in the following order:

•
WBR Holdings and GIC will cause WaterBridge to amend and restate its operating agreement to facilitate this offering;
•
WaterBridge will issue 27,000,000 Class A shares in this offering to the public, in exchange for the proceeds of this offering, at a price of $18.50 per Class A share (the midpoint of the price range set forth on the cover page of this prospectus);
•
the Five Point Members, Devon Holdco and Elda River will contribute approximately $80,200 in cash to WaterBridge in exchange for the issuance of an aggregate 80,215,021 Class B shares to the Five Point Members, Devon Holdco and Elda River, or one Class B share for each OpCo Unit to be owned by each such entity following the closing of this offering;
•
WaterBridge will (i) use approximately $228.2 million of the net proceeds from this offering to purchase a portion of the OpCo Interests held by Elda River and (ii) contribute all of the remaining net proceeds from this offering to OpCo in exchange for a number of OpCo Units equal to the number of Class A shares issued in this offering;
•
the Existing Owners (other than GIC) and WaterBridge will cause OpCo to amend and restate its operating agreement in the form of the Operating Agreement attached as an exhibit to the registration statement of which this prospectus forms a part to, among other things, designate WaterBridge as the managing member of OpCo, recapitalize the OpCo Interests into OpCo Units, and provide for the provision of OpCo Unit exchange rights for the benefit of the OpCo Unitholders other than WaterBridge; and
•
OpCo will use the remaining net proceeds from this offering as described in “Use of Proceeds.”

The transactions described above are collectively referred to in this prospectus as our “Corporate Reorganization.”

For additional information about the WaterBridge Combination and the Corporate Reorganization, including the related closing conditions, please see “Certain Relationships and Related Party Transactions—Contribution and Corporate Reorganization Agreement.”

To the extent the underwriters’ option to purchase additional Class A shares is exercised in full or in part, WaterBridge will contribute the net proceeds therefrom to OpCo in exchange for an additional number of OpCo Units equal to the number of Class A shares issued pursuant to the underwriters’ option. OpCo intends to use such proceeds as described in “Use of Proceeds.”

After giving effect to the Corporate Reorganization and this offering and assuming the underwriters’ option to purchase additional Class A shares is not exercised:

•
investors in this offering will own 27,000,000 of our Class A shares, representing 23.7% of our common shares;
•
the Five Point Members will collectively own 3,399,274 of our Class A shares and 58,468,597 of our Class B shares, representing 54.3% of our common shares, and an approximate 51.3% interest in OpCo;
•
Devon Holdco will own 17,692,370 of our Class B shares, representing 15.5% of our common shares, and an approximate 15.5% interest in OpCo;
•
Elda River will own 4,054,054 of our Class B shares, representing 3.6% of our common shares, and an approximate 3.6% interest in OpCo;
•
GIC will own 3,385,705 of our Class A shares, representing 3.0% of our common shares; and
•
WaterBridge will own an approximate 29.6% interest in OpCo and will serve as the managing member of OpCo.

Our organizational structure following the offering and the Corporate Reorganization is commonly referred to as an Up-C structure. Pursuant to this structure, following this offering we will hold a number of OpCo Units equal to the number of our issued and outstanding Class A shares, and OpCo Unitholders (other than us) will hold a number of OpCo Units equal to the number of our issued and outstanding Class B shares. The Up-C structure was selected in order to (i) provide our Existing Owners with an option to continue to hold their economic ownership interests in our business in “pass-through” form for U.S. federal income tax purposes through their ownership of OpCo Units and (ii) potentially allow our Existing Owners and us to benefit from certain net cash tax savings that we might realize in the future, as more fully described in the subsection titled “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

The diagrams under “Summary—Organizational Structure” depict a simplified version of our organization and ownership structure immediately before and after giving effect to this offering and the Corporate Reorganization.

For further details on our agreements with OpCo and its affiliates, please see “Certain Relationships and Related Party Transactions.”

Only our Class A shares will have economic rights and entitle holders thereof to participate in any dividends our board of directors may declare. Each holder of a Class A share will be entitled to one vote on all matters to be voted on by our shareholders generally. We have applied to list our Class A shares for trading on the NYSE and NYSE Texas under the symbol “WBI.”

Class B shares will not be entitled to participate in any dividends our board of directors may declare but will be entitled to vote on the same basis as the Class A shares. Holders of Class A shares and Class B shares will vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law or our by Operating Agreement. We do not intend to list the Class B shares on any stock exchange. All of our Class B shares will initially be owned by the Five Point Members, Devon Holdco and Elda River. For a description of the rights and privileges of shareholders under our Operating Agreement, including voting rights, please see “Description of Shares” and “Our Operating Agreement.”

Following this offering, under the OpCo LLC Agreement, each holder of an OpCo Unit will, subject to certain limitations, have the right to cause OpCo to acquire all or a portion of its OpCo Units (along with the cancellation of a corresponding number of our Class B shares) for, at OpCo’s election, (i) Class A shares at a redemption ratio of one Class A share for each OpCo Unit redeemed, subject to applicable conversion rate adjustments or (ii) cash in an amount equal to the Cash Election Amount of such Class A shares, subject to the Equity Offering Condition. OpCo will determine whether to issue Class A shares or pay cash in an amount equal to the Cash Election Amount in lieu of the issuance of Class A shares based on facts in existence at the time of the decision, which we expect would include the relative value of the Class A shares (including the trading price for the Class A shares at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of additional common shares) to acquire the OpCo Units and alternative uses for such cash. Alternatively, upon the exercise of the Redemption Right, we (instead of OpCo) will have the right to, for administrative convenience, acquire each tendered OpCo Unit directly from the redeeming OpCo Unitholder for, at our election, (x) one Class A share, subject to applicable conversion rate adjustments, or (y) cash in an amount equal to the Cash Election Amount of such Class A shares, subject to the Equity Offering Condition. We may exercise the Call Right only if an OpCo Unitholder first exercises its Redemption Right, and an OpCo Unitholder may exercise its Redemption Right beginning immediately following the consummation of this offering. As the sole managing member of OpCo, our decision to pay the Cash Election Amount upon an exercise of the Redemption Right or Call Right may be made by a conflicts committee consisting solely of independent directors. In connection with any redemption of OpCo Units pursuant to the Redemption Right or acquisition of OpCo Units pursuant to the Call Right, a corresponding number of Class B shares held by the redeeming OpCo Unitholder will be automatically cancelled.

Our Operating Agreement will contain provisions effectively linking each OpCo Unit with one of our Class B shares such that Class B shares cannot be transferred without transferring an equal number of OpCo Units and vice versa.

In connection with the closing of this offering, we will enter into a Tax Receivable Agreement with OpCo and the TRA Holders that will generally provide for the payment by us to the TRA Holders of 85% of the amount of cash tax savings, if any, that we actually realize (or in some circumstances are deemed to realize) as a result of Existing Basis, Basis Adjustments, Historical NOLs and Interest Deductions. For additional information regarding the Tax Receivable Agreement, see “Certain Relationships and Related Party Transactions—Tax Receivable Agreement” and the pro forma financial statements and the related notes thereto appearing elsewhere in this prospectus.

For additional information, please see “Certain Relationships and Related Party Transactions—OpCo LLC Agreement.”

Holding Company Structure

Our post-offering organizational structure will allow the Five Point Members, Devon Holdco and Elda River to retain a direct equity ownership in OpCo, which will be classified as a partnership for U.S. federal income tax purposes following the offering. Investors in this offering will, by contrast, hold a direct equity ownership in us in the form of Class A shares, and an indirect ownership interest in OpCo through our ownership of OpCo Units. Although we were formed as a limited liability company, we intend to elect to be classified as a corporation for U.S. federal income tax purposes.

Pursuant to our Operating Agreement and the OpCo LLC Agreement, our capital structure and the capital structure of OpCo will generally replicate one another and will provide for customary antidilution mechanisms in order to maintain the one-for-one exchange ratio between the OpCo Units and our Class A shares.

For additional information, please see “Summary—Organizational Structure” and “Certain Relationships and Related Party Transactions—OpCo LLC Agreement.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common shares that will be issued and outstanding upon the consummation of this offering, the Corporate Reorganization and the related transactions and held by:

•
each person known to us to be beneficial owners of more than 5% of any class of our outstanding common shares;
•
each director, director nominee and named executive officer; and
•
all of our directors and executive officers as a group.

All information with respect to beneficial ownership has been furnished by the respective more than 5% shareholders, directors, director nominees and named executive officers, as the case may be. Unless otherwise noted, the mailing address of each listed beneficial owner is c/o 5555 San Felipe Street, Suite 1200, Houston, Texas 77056. The following table does not reflect any of the Class A shares that more than 5% shareholders, directors and named executive officers may purchase in this offering through the directed share program described in “Underwriting (Conflicts of Interest)—Directed Share Program.”

To the extent that the underwriters sell more than 27,000,000 Class A shares, the underwriters have the option to purchase up to an additional 4,050,000 Class A shares from us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Class A shares. The table below does not reflect any shares to be issued pursuant to the LTIP.

The amounts and percentages of common shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the persons or entities listed below has, to our knowledge, sole voting and investment power with respect to all common shares beneficially owned by them, except to the extent this power may be shared with a spouse.

Name of Beneficial Owner	Shares Beneficially Owned Before this Offering		Shares Beneficially Owned After this Offering (No Exercise)(1)						Shares Beneficially Owned After this Offering (Full Exercise)(1)
			Class A Shares		Class B Shares(2)		Combined Voting Power(3)		Class A Shares		Class B Shares(2)		Combined Voting Power(3)
	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%
5% Shareholders:
WBR Holdings(4)	N/A	50.1%	3,399,274	10.1%	11,023,516	13.7%	14,422,790	12.7%	3,399,274	9.0%	11,023,516	13.7%	14,422,790	12.2%
NDB Holdings(5)	—	—	—	—	41,273,903	51.5%	41,273,903	36.2%	—	—	41,273,903	51.5%	41,273,903	35.0%
Desert Holdings(6)	—	—	—	—	6,171,178	7.7%	6,171,178	5.4%	—	—	6,171,178	7.7%	6,171,178	5.2%
Devon Holdco(7)	—	—	—	—	17,692,370	22.1%	17,692,370	15.5%	—	—	17,692,370	22.1%	17,692,370	15.0%

Directors and Named Executive Officers:
Jason Long	—	—	—	—	—	—		—	—	—	—	—	—	—
Michael Reitz	—	—	—	—	—	—		—	—	—	—	—	—	—
Steven Jones	—	—	—	—	—	—		—	—	—	—	—	—	—
Harrison Bolling	—	—	—	—	—	—		—	—	—	—	—	—	—
David Capobianco(4)(5)(6)	N/A	50.1%	3,399,274	10.1%	58,468,597	72.9%	61,867,871	54.3%	3,399,274	9.0%	58,468,597	72.9%	61,867,871	52.4%
Matthew Morrow	—	—	—	—	—	—		—	—	—	—	—	—	—
Michael Sulton	—	—	—	—	—	—		—	—	—	—	—	—	—
Frank Bayouth	—	—		—	—	—		—	—	—	—	—	—	—
Kara Goodloe Harling	—	—	—	—	—	—		—	—	—	—	—	—	—
Jeffrey Eaton	—	—	—	—	—	—		—	—	—	—	—	—	—
Ben Moore	—	—	—	—	—	—		—	—	—	—	—	—	—
James Crane	—	—	—	—	—	—		—	—	—	—	—	—	—
Greg Daily	—	—	—	—	—	—		—	—	—	—	—	—	—
Jeffrey Ritenour	—	—	—	—	—	—		—	—	—	—	—	—	—
Directors and Executive Officers as a Group (15 persons)	—	—	—	—	—	—		—	—	—	—	—	—	—

* Less than 1%.

(1)
Does not include any shares or other share-based awards that will be received by our executive officers and employees under our LTIP.
(2)
Subject to the terms of the OpCo LLC Agreement, OpCo Unitholders (other than us) will have the right to redeem all or a portion of their OpCo Units for Class A shares (or cash, at OpCo’s election) at a redemption ratio of one Class A share for each OpCo Unit redeemed. In connection with any such redemption of OpCo Units, a corresponding number of Class B shares will be cancelled. Please see “Certain Relationships and Related Party Transactions—OpCo LLC Agreement.” Beneficial ownership of OpCo Units is not reflected as beneficial ownership of our Class A shares for which such OpCo Units may be redeemed.

(3)
Represents percentage of voting power of our Class A shares and Class B shares voting together as a single class. OpCo Unitholders (other than us) will hold one Class B share for each OpCo Unit that they own. Each Class B share has no economic rights, but entitles the holder thereof to one vote for each OpCo Unit held by such holder. Accordingly, OpCo Unitholders (other than us) collectively have a number of votes in us equal to the number of OpCo Units that they hold.
(4)
Consists of 3,399,274 Class A shares and 11,023,516 Class B shares held by WBR Holdings. WBR Holdings is controlled by a board of managers consisting of four members. Five Point Energy Fund I LP (“Fund I”), Five Point Energy Fund I-C LP (“Fund I-C”), Five Point Energy Fund II LP (“Fund II”), Five Point Energy Fund II-A LP (“Fund II-A”) and Five Point Energy Fund II-B LP (“Fund II-B”), which collectively own 95.0% of the capital interests in WBR Holdings, have the right to appoint a majority of the members of the board of managers of WBR Holdings. Five Point Energy GP I LP (“GP I”) is the sole general partner of Fund I, Five Point Energy GP I-C LP (“GP I-C”) is the sole general partner of Fund I-C, Five Point Energy GP II LP (“GP II”) is the sole general partner of Fund II, Five Point Energy GP II-A LP (“GP II-A”) is the sole general partner of Fund II-A and Five Point Energy GP II-B LP (“GP II-B”) is the sole general partner of Fund II-B. Five Point Energy GP I LLC (“GP I LLC”) is the sole general partner of GP I, Five Point Energy GP I-C LLC (“GP I-C LLC”) is the sole general partner of GP I-C, Five Point Energy GP II LLC (“GP II LLC”) is the sole general partner of each of GP II, GP II-A and GP II-B. Each of GP I LLC, GP I-C LLC and GP II LLC is controlled by David N. Capobianco as each respective entity’s sole member. Mr. Capobianco may exercise voting and dispositive power over the Class A shares and Class B shares held by WBR Holdings and may be deemed to be the beneficial owner thereof. Mr. Capobianco disclaims beneficial ownership of the Class A shares and Class B shares in excess of his pecuniary interest therein. The address for each of the foregoing entities and individual is c/o 5555 San Felipe Street, Suite 1200, Houston, Texas 77056.
(5)
Consists of 41,273,903 Class B shares held by NDB Holdings. NDB Holdings is controlled by a board of managers consisting of four members. Fund I, Fund II and Five Point Energy Fund III LP (“Fund III”), which collectively own 98.3% of the capital interests in NDB Holdings, have the right to appoint a majority of the members of the board of managers of NDB Holdings. GP I is the sole general partner of Fund I, GP II is the sole general partner of Fund II, and Five Point Energy GP III LP (“GP III”) is the sole general partner of Fund III. GP I LLC is the sole general partner of GP I, GP II LLC is the sole general partner of GP II and Five Point Energy GP III LLC (“GP III LLC”) is the sole general partner of GP III. Each of GP I LLC, GP II LLC and GP III LLC is controlled by David N. Capobianco as each respective entity’s sole member. Mr. Capobianco may exercise voting and dispositive power over the Class B shares held by NDB Holdings and may be deemed to be the beneficial owner thereof. Mr. Capobianco disclaims beneficial ownership of the Class B shares in excess of his pecuniary interest therein. The address for each of the foregoing entities and individual is c/o 5555 San Felipe Street, Suite 1200, Houston, Texas 77056.
(6)
Consists of 6,171,178 Class B shares held by Desert Holdings. Desert Holdings is controlled by a board of managers consisting of four members. Fund III, which owns 93.3% of the capital interests of Desert Holdings, has the right to appoint a majority of the members of the board of managers of Desert Holdings. GP III is the sole general partner of Fund III. GP III LLC is the sole general partner of GP III. GP III LLC is controlled by David N. Capobianco as its sole member. Mr. Capobianco may exercise voting and dispositive power over the Class B shares held by Desert Holdings and may be deemed to be the beneficial owner thereof. Mr. Capobianco disclaims beneficial ownership of the Class B shares in excess of his pecuniary interest therein. The address for each of the foregoing entities and individual is c/o 5555 San Felipe Street, Suite 1200, Houston, Texas 77056.
(7)
Consists of 17,692,370 Class B shares held by Devon Holdco. As the indirect owner of 100% of the outstanding membership interests in Devon Holdco, Devon Energy Corporation may be deemed to beneficially own all of the shares held by Devon Holdco. Devon Energy Corporation is a publicly traded company listed on the New York Stock Exchange. The address for each of the foregoing entities is 333 West Sheridan Avenue, Oklahoma City, Oklahoma 73102.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

OpCo LLC Agreement

The OpCo LLC Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part, and the following description of the OpCo LLC Agreement is qualified in its entirety by reference thereto.

Following this offering, under the OpCo LLC Agreement, each holder of an OpCo Unit (other than WaterBridge) will, subject to certain limitations, have a Redemption Right to cause OpCo to acquire all or a portion of its OpCo Units (along with the cancellation of a corresponding number of our Class B shares) for, at OpCo’s election, (i) Class A shares at a redemption ratio of one Class A share for each OpCo Unit redeemed, subject to applicable conversion rate adjustments, or (ii) cash in an amount equal to the Cash Election Amount of such Class A shares, subject to the Equity Offering Condition. OpCo will determine whether to issue Class A shares or pay cash in an amount equal to the Cash Election Amount in lieu of the issuance of Class A shares based on facts in existence at the time of the decision, which we expect would include the relative value of the Class A shares (including the trading price for the Class A shares at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of additional common shares) to acquire the OpCo Units and alternative uses for such cash. Alternatively, upon the exercise of the Redemption Right, we (instead of OpCo) will have the Call Right to, for administrative convenience, acquire each tendered OpCo Unit directly from the redeeming OpCo Unitholder for, at our election, (x) one Class A share, subject to applicable conversion rate adjustments, or (y) cash in an amount equal to the Cash Election Amount of such Class A shares. We may exercise the Call Right only if an OpCo Unitholder first exercises its Redemption Right, and an OpCo Unitholder may exercise its Redemption Right beginning immediately following the consummation of this offering. As the sole managing member of OpCo, our decision to pay the Cash Election Amount upon an exercise of the Redemption Right or Call Right may be made by a conflicts committee consisting solely of independent directors. In connection with any redemption of OpCo Units pursuant to the Redemption Right or acquisition of OpCo Units pursuant to the Call Right, a corresponding number of Class B shares held by the redeeming OpCo Unitholder will be automatically cancelled.

For so long as a redeeming holder and its affiliates own at least 40% of the voting power of the Company, (i) OpCo may elect to settle a redemption by such holder in cash only to the extent that, prior to or contemporaneously with making such election, the Company issues a number of equity securities at least equal to the number of OpCo Units subject to such redemption and contributes to OpCo an amount in cash equal to the net proceeds received by the Company from the issuance of such equity securities, and (ii) the Company may make a cash election in connection with its exercise of the Call Rights with respect to a redemption by such holder only to the extent that, prior to or contemporaneously with making such election, the Company issues a number of equity securities at least equal to the number of OpCo Units subject to such redemption (in each case, the “Equity Offering Condition”).

Our Operating Agreement will contain provisions effectively linking each OpCo Unit with one of our Class B shares such that Class B shares cannot be transferred without transferring an equal number of OpCo Units and vice versa.

As the OpCo Unitholders (other than us) cause their OpCo Units to be redeemed, holding other assumptions constant, our membership interest in OpCo will be correspondingly increased, the number of Class A shares outstanding will be increased, and the number of Class B shares will be decreased.

“Cash Election Amount” means, with respect to the Class A shares to be delivered to the redeeming OpCo Unitholder by OpCo pursuant to the Redemption Right or the Call Right, as applicable, (i) the amount of cash that would be received if the number of Class A shares to which the redeeming OpCo Unitholder would otherwise be entitled were sold at a per share price equal to the trailing 10‑day volume weighted average price of a Class A share on such redemption date, net of actual or deemed offering expenses or (ii) if the Class A shares no longer trade on a securities exchange or automated or electronic quotation system, an amount equal to the Fair Market Value (as defined in the OpCo LLC Agreement) of one Class A share that would be obtained in an arms’ length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell and without regard to the particular circumstances of the buyer or seller.

Under the OpCo LLC Agreement and in our capacity as the managing member of OpCo, subject to the obligation of OpCo to make tax distributions and to reimburse us for our corporate and other overhead expenses, we will have the right to determine when distributions will be paid to the OpCo Unitholders and the amount of any such distributions.

Following this offering, if we authorize distributions, such distributions will be paid to the OpCo Unitholders generally on a pro rata basis in accordance with their respective percentage ownership of OpCo Units.

The OpCo Unitholders, including us, will be allocated their proportionate share of any taxable income or loss of OpCo pursuant to the OpCo LLC Agreement and will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of OpCo. Net profits and net losses of OpCo generally will be allocated to OpCo Unitholders on a pro rata basis in accordance with their respective percentage ownership of OpCo Units, except that certain non‑pro rata adjustments will be required to be made to reflect built‑in gains and losses and tax depreciation and amortization with respect to such built‑in gains and losses. The OpCo LLC Agreement will provide, subject to the terms of any current or future debt or other arrangements, for: (i) pro rata tax distributions to the OpCo Unitholders in an amount generally intended to allow us to satisfy our actual income tax liabilities with respect to our allocable share of the income of OpCo; (ii) pro rata tax distributions to the OpCo Unitholders in an amount generally intended to allow us to make payments under the Tax Receivable Agreement that we will enter into with OpCo and the TRA Holders in connection with the closing of this offering and any subsequent tax receivable agreements that we may enter into in connection with future acquisitions; and (iii) to the extent cash is available, additional pro rata tax distributions to the OpCo Unitholders in an amount generally intended to allow the OpCo Unitholders (other than us) to satisfy their estimated tax liabilities with respect to their allocable share of the income of OpCo, based on certain assumptions and conventions.

The OpCo LLC Agreement will provide that, except as otherwise determined by us or in connection with the exercise of the Call Right, at any time we issue a Class A share or any other equity security, the net proceeds received by us with respect to such issuance, if any, shall be concurrently invested in OpCo, and OpCo shall issue to us one OpCo Unit or other economically equivalent equity interest. Conversely, if at any time any Class A shares are redeemed, repurchased or otherwise acquired, OpCo shall redeem, repurchase or otherwise acquire an equal number of OpCo Units held by us, upon the same terms and for the same price, as the Class A shares are redeemed, repurchased or otherwise acquired.

Under the OpCo LLC Agreement, the members have agreed that the Five Point Members and Devon Holdco, as well as their affiliates, will be permitted to engage in business activities or invest in or acquire businesses that may compete with our business or do business with any client of ours.

Tax Receivable Agreement

As a result of our organizational structure, we expect to obtain (a) in connection with the transactions described herein, existing tax basis in certain assets of OpCo and certain of its direct or indirect subsidiaries, including assets that will eventually be subject to depreciation or amortization, once placed in service (the “Existing Basis”); (b) tax basis adjustments, including an increase in our allocable share of existing tax basis, (such basis increase, the “Basis Adjustments”) resulting from (i) our acquisition (or deemed acquisition for U.S. federal income tax purposes) of OpCo Units in connection with the Redemption Right or Call Right as described under “Certain Relationships and Related Party Transactions—OpCo LLC Agreement”, (ii) certain distributions (or deemed distributions) by OpCo, and (iii) payments made under the Tax Receivable Agreement; (c) in connection with the transactions described herein, certain historic net operating loss carryforwards and similar attributes of WB 892 (“Historical NOLs”) and (d) deductions attributable to imputed interest and other payments of interest pursuant to the Tax Receivable Agreement (such deductions, the “Interest Deductions”). The parties intend to treat each redemption or exchange of OpCo Units pursuant to the OpCo LLC Agreement as our direct purchase of OpCo Units from an OpCo Unitholder for U.S. federal income and other applicable tax purposes, regardless of whether such OpCo Units are surrendered by an OpCo Unitholder to OpCo for redemption, or, to the extent there is cash available from a contemporaneous public offering or private sale of our Class A Shares by us and we so authorize, sold directly to us. Any Existing Basis, Basis Adjustments, Historical NOLs and Interest Deductions may have the effect of reducing the amount of taxes that we would otherwise pay in the future to various tax authorities. The Existing Basis, Basis Adjustments and Interest Deductions may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.

In connection with the closing of this offering, we will enter into a Tax Receivable Agreement with OpCo and the TRA Holders. The Tax Receivable Agreement will provide for the payment by us to the TRA Holders of 85% of the amount of cash tax savings, if any, that we actually realize (or in some circumstances are deemed to realize) as a result of the Existing Basis, Basis Adjustments, Historical NOLs and Interest Deductions, including those resulting from payments pursuant to the Tax Receivable Agreement. OpCo and its applicable subsidiaries will have an election under Section 754 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), in effect for each taxable year in which a redemption or exchange of OpCo Units for our Class A shares or cash occurs. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect that the tax savings associated with the (i) Existing Basis, (ii) Basis Adjustments, (iii) Historical NOLs and (iv) Interest Deductions would aggregate to approximately $879.5 million over 20 years from the date of this offering based on a $18.50 per share trading price of our Class A shares and assuming all future redemptions or exchanges would occur on the date of this offering at the same assumed price per share.

Under such scenario, assuming future payments are made on the due date (with extension) of each relevant U.S. federal income tax return, we would be required to pay approximately 85% of such amount, or approximately $747.5 million, over the 20-year period from the date of this offering, and we would benefit from the remaining 15% of the tax benefits. These Tax Receivable Agreement payments are not conditioned upon any continued ownership interest in either OpCo or us by any TRA Holder. The rights of each TRA Holder under the Tax Receivable Agreement are assignable regardless of whether the underlying OpCo Units are also assigned. In general, the TRA Holders’ rights under the Tax Receivable Agreement may not be assigned, sold, pledged or otherwise alienated to any person, other than certain permitted transferees, without such person becoming a party to the Tax Receivable Agreement and agreeing to succeed to the applicable TRA Holders’ interest therein.

The actual Existing Basis, Basis Adjustments, Historical NOLs and Interest Deductions, as well as any amounts paid to the TRA Holders under the Tax Receivable Agreement, will vary depending on a number of factors, including:

•
the price of our Class A shares at the time of redemptions or exchanges — the Basis Adjustments, as well as any related increase in any tax deductions, are directly related to the price of our Class A shares at the time of each redemption or exchange;
•
the timing of any subsequent redemptions or exchanges — for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of OpCo and certain of its direct and indirect subsidiaries at the time of each redemption, exchange or distribution (or deemed distribution) as well as the amount of remaining existing tax basis at the time of such redemption, exchange or distribution (or deemed distribution);
•
the extent to which such redemptions or exchanges are taxable — if a redemption or exchange is not taxable for any reason, certain of the increased tax deductions will not be available;
•
the extent to which such Basis Adjustments are immediately deductible — we may be permitted to immediately expense a portion of the Basis Adjustments attributable to a redemption or exchange, which could significantly accelerate the timing of our realization of the associated tax benefits. Under the OpCo LLC Agreement, the determination of whether to immediately expense such Basis Adjustments will be made in our sole discretion; and
•
the amount and timing of our income — the Tax Receivable Agreement generally will require us to pay 85% of the amount of cash tax savings as and when such cash tax savings are treated as realized under the terms of the Tax Receivable Agreement. If we do not have sufficient taxable income to realize any of the applicable tax benefits, we generally will not be required (absent circumstances requiring an early termination payment or a change of control requiring the use of certain calculation assumptions) to make payments under the Tax Receivable Agreement for that taxable year because no tax benefits will have been actually realized. However, any tax benefits that do not result in realized tax benefits in a given taxable year may generate tax attributes that may be used to generate tax benefits in previous or future taxable years. The use of any such tax attributes will result in payments under the Tax Receivable Agreement.

For purposes of the Tax Receivable Agreement, cash savings in income taxes will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no Existing Basis, Basis Adjustments, Historical NOLs and Interest Deductions; provided that, for purposes of determining cash savings with respect to state and local income taxes an assumed tax rate will be used. The Tax Receivable Agreement will generally apply to each of our taxable years, beginning with the first taxable year ending after the completion of this offering. There is no maximum term for the Tax Receivable Agreement, although, as discussed further below, the Tax Receivable Agreement may be terminated by us pursuant to an early termination procedure or upon the occurrence of certain events, in each case, that requires us to pay the TRA Holders an agreed upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated based on certain assumptions, including regarding tax rates and use of the Basis Adjustments and Interest Deductions).

The payment obligations under the Tax Receivable Agreement are obligations of us and not OpCo. Although the actual timing and amount of any payments that may be made under the Tax Receivable Agreement will vary, it is expected that the payments that we may be required to make to the TRA Holders could be substantial. Any payments made by us to the TRA Holders under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us and, to the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid by us; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and, therefore, may accelerate payments due under the Tax Receivable Agreement, which could be substantial. We anticipate funding ordinary course payments under the Tax Receivable Agreement from cash flow from operations of our subsidiaries, available cash or available borrowings under our existing credit facilities or any future debt agreements.

Decisions made by us in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that we are required to make to a TRA Holder under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments.

The Tax Receivable Agreement provides that if (a) we materially breach any of our material obligations under the Tax Receivable Agreement or (b) we elect an early termination of the Tax Receivable Agreement, then our obligations, or our successor’s obligations, under the Tax Receivable Agreement would accelerate and become due and payable, based on certain assumptions, including an assumption that we would have sufficient taxable income to fully use all potential future tax benefits that are subject to the Tax Receivable Agreement. In those circumstances, TRA Holders would be deemed to exchange any remaining outstanding OpCo Units for our Class A shares and the TRA Holders generally would be entitled to payments under the Tax Receivable Agreement resulting from such deemed exchanges. We may elect to completely terminate the Tax Receivable Agreement early only with the written approval of a majority of our “independent directors” (within the meaning of the rules of the NYSE and NYSE Texas). The amount due and payable in those circumstances is based on the present value (at a discount rate of SOFR plus 100 basis points) of projected future tax benefits that are based on certain assumptions, including an assumption that we would have sufficient taxable income to fully use all potential future tax benefits that are subject to the Tax Receivable Agreement. Based on such assumptions, if we were to exercise our termination right, or the Tax Receivable Agreement is otherwise terminated, immediately following the consummation of this offering, the aggregate amount of the termination payments would be approximately $589.2 million. In addition, upon a change of control our (or our successor’s) payments under the Tax Receivable Agreement for each taxable year after any such event would be based on certain assumptions, including an assumption that we would have sufficient taxable income to fully use all potential tax benefits that are subject to the Tax Receivable Agreement.

As a result of the foregoing, we could be required to make an immediate cash payment, possibly significantly in advance of the actual realization, if any, of such future cash tax savings. We also could be required to make cash payments to the TRA Holders that are greater than 85% of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, which are complex and factual in nature, and the IRS or another taxing authority may challenge all or any part of the Basis Adjustments, as well as other tax positions that we take, and a court may sustain such a challenge. We will not be reimbursed for any cash payments previously made to the TRA Holders pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and ultimately disallowed. Instead, any excess cash payments made by us to a TRA Holder will be netted against future cash payments, if any, we might otherwise be required to make under the terms of the Tax Receivable Agreement to such TRA Holders. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments, if any, we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments from which to net against. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement that are substantially greater than 85% of our actual cash tax savings.

We will have full responsibility for, and sole discretion over, all our and OpCo’s tax matters, including the filing and amendment of all tax returns and claims for refund and defense of all tax contests, subject to certain participation and approval rights held by certain TRA Holders. If the outcome of any challenge to all or part of the Existing Basis, Basis Adjustments, Interest Deductions or other tax benefits we claim would reasonably be expected to materially affect a TRA Holder’s rights and obligations under the Tax Receivable Agreement, then we will not be permitted to settle such challenge without the consent (not to be unreasonably withheld or delayed) of certain TRA Holders. The interests of such TRA Holders in any such challenge may differ from or conflict with our and our investors’ interests, and such TRA Holders may exercise their consent rights relating to any such challenge in a manner adverse to our and our investors’ interests.

Under the Tax Receivable Agreement, we are required to provide each TRA Holder that holds an interest in the Tax Receivable Agreement and to which a tax benefit or detriment is attributable with a schedule showing the calculation of payments that are due under the Tax Receivable Agreement with respect to each taxable year with respect to which a payment obligation to such holder arises within 90 days after filing our U.S. federal income tax return for such taxable year. This calculation will be based upon the advice of our tax advisors. Payments are generally due under the Tax Receivable Agreement within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of SOFR plus 100 basis points from the due date (without extensions) of such tax return. Some late payments that may be made under the Tax Receivable Agreement will continue to accrue interest at a rate of SOFR plus 500 basis points until such payments are made, including any late payments that we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time at which they originally arose.

Registration Rights Agreement

In connection with the closing of this offering, we will enter into a registration rights agreement with our Existing Owners (the “RRA”) pursuant to which we will agree to register under the federal securities laws the offer and resale of all Class A shares owned by or underlying the Class B shares and OpCo Units owned by such Existing Owners or certain of their affiliates or permitted transferees. These registration rights will be subject to certain conditions and limitations, including the right of the underwriters to limit the number of Class A shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. Subject to certain exceptions, if at any time we propose to register an offering of Class A shares or conduct an underwritten offering, regardless of whether for our own account, then we must notify the holders of Registrable Securities (as defined in the RRA) or their permitted transferees of such proposal, to allow them to include a specified number of their Class A shares in that registration statement or underwritten offering, as applicable, including Class A shares issuable upon the exchange of the OpCo Units and the cancellation of a corresponding number of our Class B shares.

Any sales in the public market of our Class A shares registrable pursuant to the RRA could adversely affect prevailing market prices of our Class A shares. See “Risk Factors—Risks Related to this Offering, Our Corporate Structure and Our Class A Shares—The market price of our Class A shares could be adversely affected by sales of substantial amounts of our Class A shares in the public or private markets or the perception in the public markets that these sales may occur, including sales by the Existing Owners and their affiliates after the exercise of the Redemption Right.” We will generally be obligated to pay all registration expenses in connection with these registration obligations, regardless of whether a registration statement is filed or becomes effective.

Contribution and Corporate Reorganization Agreement

Prior to the consummation of this offering, we and our Existing Owners will enter into a Contribution and Corporate Reorganization Agreement (the “Contribution and Reorganization Agreement”) that will govern the consummation of the WaterBridge Combination and the Corporate Reorganization as described in “Corporate Reorganization.”

The closing of the transactions contemplated in the WaterBridge Combination (the “Initial Closing”) will occur on the first business day following the execution of the underwriting agreement attached as an exhibit to the registration statement of which this prospectus forms a part, and the closing of the Corporate Reorganization will occur on the day of the closing of this offering (the “IPO Closing”). The Initial Closing is subject to customary closing conditions, including that (a) no order or legal restraint of any governmental authority is in effect that prohibits the consummation of the transactions contemplated by the Contribution and Reorganization Agreement, and (b) no actions, lawsuits or proceedings are pending that seek to enjoin, prohibit or delay such transactions.

If the Initial Closing occurs, the IPO Closing will proceed as contemplated by the Contribution and Reorganization Agreement, except that we and OpCo are not obligated to proceed with the IPO Closing if the other parties’ respective representations and warranties are not true and correct as of the IPO Closing (subject to customary materiality qualifiers) or if the other parties have not performed in all material respects their respective covenants and agreements required to be performed at the Initial Closing or the IPO Closing.

Under the Contribution and Reorganization Agreement, if the IPO Closing has not occurred prior to the date that is 180 days from the execution of the agreement, any party thereto can terminate the agreement upon written notice to the other parties delivered prior to the Initial Closing. Additionally, any party may terminate the agreement prior to the Initial Closing if any other party materially breaches the agreement and such breach is either not curable or is not cured within 15 days after receipt of written notice of such breach.

If the IPO Closing occurs, OpCo will agree to reimburse the reasonable and documented out-of-pocket costs and expenses incurred by the parties in connection with the Contribution and Reorganization Agreement, and solely with respect to non-Five Point Members, subject to certain maximum amounts. OpCo will also obtain, or cause its subsidiaries to obtain, at its or their sole cost and expense, a directors and officers’ insurance policy covering the directors, officers, managers and other applicable individuals who served as a “Covered Person” with respect to each of the entities contributed to OpCo in the WaterBridge Combination.

Shareholders’ Agreement

Prior to the completion of this offering, we expect to enter into the Shareholders’ Agreement with the Five Point Members and Devon Holdco. As discussed further below, the Shareholders’ Agreement will provide certain rights to the Five Point Members and Devon Holdco.

Under our Shareholders’ Agreement, each of the Five Point Members and Devon Holdco will agree with us that such shareholder will take all necessary action (including voting or causing to be voted all of our common shares beneficially owned by each such shareholder) so that no amendment is made to our Operating Agreement in effect as of the date of the Shareholders’ Agreement that would (a) add restrictions to the transferability of our shares by any such shareholder that are beyond those provided for in our Operating Agreement, the Shareholders’ Agreement or applicable securities laws or (b) nullify any of the rights of any Shareholder, which are rights are explicitly provided for the in the Shareholders’ Agreement, unless, in each such case, such amendment is approved by the Five Point Members. To the extent such amendment would adversely and disproportionately affect the rights of Devon Holdco with respect to any of our securities owned by Devon Holdco or its affiliates under the Shareholders’ Agreement compared to the Five Point Members, then such amendment shall also require the approval of Devon Holdco.

The Shareholders’ Agreement will provide that, subject to compliance with applicable law and stock exchange rules, (a) for so long as the Five Point Members and certain affiliates beneficially own at least 40% of our outstanding common shares, the Five Point Members shall be entitled to designate a number of directors equal to a majority of the board of directors, plus one director; (b) for so long as the Five Point Members and such affiliates beneficially own at least 30%, 20% and 10% of our outstanding common shares, the Five Point Members shall be entitled to designate at least three directors, two directors and one director, respectively; and (c) for so long as Devon Holdco and its affiliates beneficially own at least 10% of our outstanding common shares, Devon Holdco shall be entitled to designate one director to the board of directors. For so long as any initial shareholder party thereto is entitled to designate one or more nominees to the board and notifies the board of directors of its desire to remove, with or without cause, any director previously designated by it to the board, we are required to take all necessary action to cause such removal. For so long as the Five Point Members or Devon Holdco, as the case may be, collectively with their affiliates beneficially own at least 5% of our outstanding common shares, the Five Point Members, as a group, and Devon Holdco will each have the right to appoint one board observer, who will be entitled to attend all meetings of the board in a non-voting, observer capacity; provided, however, that board observers may be excluded from certain materials or meetings necessary to preserve legal privilege, address conflicts of interest or protect sensitive information.

The Shareholders’ Agreement will terminate with respect to each shareholder party thereto upon such shareholder and its affiliates ceasing to beneficially own at least 5% of our outstanding common shares.

Shared Services Agreement

Certain of our subsidiaries (collectively, the “Manager”) are party to a shared services agreement (the “Shared Services Agreement”), with LandBridge, pursuant to which the Manager provides our senior executive management team, as well as general, administrative and overhead services, to support each such entity’s businesses and development activities. Such general and administrative services include, but are not limited to, legal services, information technology, accounting and financial and tax services. Pursuant to the Shared Services Agreement, the Manager also provides operational and maintenance services, such as project and construction management, and provides operating materials and equipment. The term of the Shared Services Agreement continues until terminated by mutual agreement. As consideration for the services rendered pursuant to the Shared Services Agreement, such entities reimburse the Manager for all fees and expenses incurred by the Manager or its affiliates or agents in connection therewith. Each entity pays the Manager its proportionate share of its total costs as determined under the Shared Services Agreement. Such payments are intended to cover certain allocated compensation and benefits costs for the employees, including our management team, that provide services to such entities. Such allocations are made by the Manager among such entities in good faith based upon the time that is devoted by our employees, including our management team, to such entities, but there is not a specific allocation of value to any one person or any one item of compensation or benefits paid or provided to any specific person. For each of the years ended December 31, 2024 and 2023, the Manager was paid approximately $10.1 million and $5.2 million, respectively, for shared services and direct cost reimbursements. For each of the six months ended June 30, 2025 and 2024, the Manager was paid approximately $5.6 million and $2.1 million, respectively, for shared services and direct cost reimbursements.

Equity Sponsor Services

We reimburse Five Point for our usage of its geographic information services as well as legal services as necessary to support our operations. For each of the years ended December 31, 2024 and 2023, we paid Five Point $1.0 million in reimbursements in connection with this arrangement. For the six months ended June 30, 2025 and 2024, we paid Five Point $0.7 million and $0.4 million, respectively, in reimbursements in connection with this arrangement.

Transactions with Devon

In the ordinary course of business, we have entered into certain agreements with Devon, a significant shareholder, as set forth below:

•
A long-term, fixed-fee produced water handling agreement, pursuant to which Devon dedicated to us produced water generated from acreage within a large AMI, including an initial dedication of approximately 52,000 acres, in the Texas-New Mexico Stateline region of the Delaware Basin, with an initial term of approximately 15 years expiring in 2038 and automatic one-year renewals unless terminated by either party prior to renewal. For the year ended December 31, 2024, and the six months ended June 30, 2025, approximately 87% and 80%, respectively, of our revenue received from Devon was derived from such produced water handling agreement;
•
A long-term, fixed fee produced water handling agreement, pursuant to which Devon Energy Production Company, L.P. has agreed to deliver, or pay for the delivery of, certain minimum volumes of produced water generated from acreage within a large AMI over a 7.5-year period, commencing in the second quarter of 2027. The agreement has an initial term expiring in 2037, with two successive automatic one-year renewal periods. Such renewals may be exercised in Devon’s sole discretion by providing us notice 90 days prior to the expiration of the then current term. In connection with such agreement, we agreed to construct certain large diameter pipelines and related handling facilities to transport such produced water pore space leased by Devon from LandBridge in Loving and Andrews counties, Texas for handling. Operations under such agreement are anticipated to commence in 2027. We did not receive revenue under such agreement for the year ended December 31, 2024 or the six months ended June 30, 2025;
•
Fixed-fee water solutions agreements, pursuant to which we supply brackish and/or recycled water to Devon for its operations in the Northern Delaware Basin. One such water solutions agreement includes an MVC and an initial term expiring in 2026, with automatic one-year renewals unless terminated by either party prior to renewal. All other such water solutions agreements are short-term, three-month agreements that are specific to an identified water solutions opportunity;
•
Other long-term, fixed-fee produced water transportation and handling agreements entered into in the ordinary course of business, pursuant to which Devon has dedicated to us produced water generated from certain dedicated acreage in the Delaware Basin and, to a lesser extent, the Eagle Ford Basin for transportation and/or handling. Each such agreement has an initial term of no less than five years, with automatic one-year renewals unless terminated by either party prior to renewal. For the year ended December 31, 2024 and the six months ended June 30, 2025, no such agreement accounted for more than 7.0% of our revenue from Devon;
•
A waste treatment and disposal services agreement, pursuant to which Devon delivers non-hazardous waste resulting from its oil and gas E&P activities in the Delaware Basin to Desert Environmental on an interruptible basis for handling and disposal. The agreement is terminable by Devon at its election and does not obligate either party to deliver or accept, as applicable, any amount of non-hazardous waste;
•
An electrical shared facilities agreement on terms substantially similar to those generally available for the joint ownership and operation of electrical facilities in the applicable region, pursuant to which we own an undivided interest in certain shared electrical facilities operated by Devon, together with the right to utilize a portion of the electrical capacity of such shared facilities in order to operate certain produced water management facilities in the ordinary course of business. The agreement includes an allocation of all costs and expenses related to the ownership, operation and maintenance of such shared electrical facilities in accordance with each undivided interest owner’s permitted operating capacities on such facilities. The agreement will remain in effect for so long as the parties own undivided interests in such shared facilities or until the parties otherwise mutually agree to terminate the agreement; and
•
A produced water facilities access agreement and related easements and rights-of-way that grant us certain non-exclusive rights to access, construct, operate and maintain certain produced water handling and facilities and appurtenant assets on certain acreage owned by Devon in the Texas-New Mexico Stateline region of the Delaware Basin. The agreements include fee schedules and arrangements for specified surface use activities, such as produced water transportation royalties, rights-of-way, overhead electric lines and other similar surface damages. The produced water facilities and access agreement runs concurrently with the long-term, fixed-fee produced water handling agreement first described above. Related easements and rights‑of‑way generally have terms of 10 years, with options to renew for additional 10‑year terms in return for additional renewal payments.

For the years ended December 31, 2024 and 2023, we recognized $85.9 million and $49.7 million, respectively, in fees related to our produced water transportation and handling agreements with Devon, $2.7 million and $2.4 million, respectively, in fees related to our water solutions agreements with Devon and $2.3 million in fees and no fees, respectively, related to our solid waste treatment and disposal services agreement with Devon. For the six months ended June 30, 2025 and June 30, 2024, we recognized $ 44.7 million and $40.3 million, respectively, in fees related to such produced water handling agreements, $4.1 million and $2.1 million, respectively, in fees related to such water solutions agreements and $1.9 million and $0.1 million, respectively, in fees related to such solid waste treatment and disposal services agreement.

For the years ended December 31, 2024 and 2023, we paid $3.7 million and $3.5 million, respectively, in expenses in connection with our electrical shared facilities agreement with Devon and $1.4 million and $0.8 million, respectively, in expenses in connection with our produced water facilities agreement with Devon and related easements and rights-of-way. For the six months ended June 30, 2025 and June 30, 2024, we paid $0.7 million and $1.5 million, respectively, in expenses in connection with the electrical shared facilities agreement and $1.4 million and $0.8 million, respectively, in expenses in connection with the produced water facilities agreement and related easements and rights-of-way.

Transactions with San Mateo Midstream

In the ordinary course of business, we entered into a produced water handling agreement with San Mateo Midstream, a joint venture between Matador Resources Company (NYSE: MTDR) (“Matador”) and Five Point that operates produced water handling facilities and other midstream assets in the Delaware Basin. Such produced water handling agreement provides for a first call dedication of volumes received by San Mateo Midstream from Matador within a dedicated area in Eddy County, New Mexico. This agreement has an initial 15-year term expiring in 2034 and will automatically extend for additional one-year periods unless terminated by either party prior to renewal. For the years ended December 31, 2024 and 2023, we recognized $22.9 million and $17.9 million, respectively, in revenue related to such produced water handling agreement. For the six months ended June 30, 2025 and 2024, we recognized $11.5 million and $8.8 million, respectively, in revenue related to such produced water handling agreement.

Transactions with Directors and Executive Officers

We had related person receivables totaling approximately $133,000 as of June 30, 2025 and $537,330 as of December 31, 2024 related to aviation expenses that were paid on behalf of, and subject to reimbursement by, David Capobianco, one of our director nominees, who reimbursed us at cost. Additionally, in July 2020, certain of our subsidiaries paid an advance of $812,000 to JLR Holdings, LLC, an entity controlled by Mr. Jones, Mr. Long and Mr. Reitz, for prepaid maintenance and flight hours, to be credited towards future utilization of a chartered aircraft owned by JLR Holdings, LLC for corporate air travel. We discontinued use of such chartered aircraft in May 2021 before utilizing the full amount of such advance. Mr. Jones repaid his proportionate share of such advance in September 2024, and Mr. Long and Mr. Reitz paid the remaining outstanding balance in full in August 2025.

Historical Transaction with Affiliates

In the normal course of business, we enter into transactions with other related parties in which certain of our affiliates hold financial interests, which are described in more detail below.

Transactions with LandBridge

In the ordinary course of business, we have entered into certain agreements, together with related SUAs, easements and rights‑of‑way, with LandBridge pursuant to which LandBridge has granted us certain rights to construct, operate and maintain produced water handling facilities and brackish water facilities on its land. These agreements include:

•
A produced water facilities agreement that grants us certain rights to construct, operate and maintain produced water handling facilities and pipelines on land owned by LandBridge in the Western portion of Loving County, Texas, with an initial term of approximately five years expiring in 2026 and automatic one‑year renewals unless terminated by either party prior to renewal;
•
A produced water facilities agreement that grants us certain rights to construct, operate and maintain produced water handling facilities and pipelines on land owned by LandBridge in the eastern portion of Loving County, Texas, as well as any additional acreage acquired by LandBridge in Eddy and Lea counties, New Mexico and Andrews, Winkler or Loving counties, Texas from and after May 10, 2024, with an initial term of approximately ten years and automatic one‑year renewals unless terminated by either party prior to renewal.
•
A supply water facilities agreement that grants us certain rights to construct, operate and maintain brackish water facilities and pipelines on land owned by LandBridge in the eastern portion of Loving County, Texas, as well as any additional lands acquired by LandBridge in Eddy and Lea counties, New Mexico and Andrews, Winkler or Loving counties, Texas from and after May 10, 2024, with an initial term of approximately 15 years and automatic one‑year renewals unless terminated by a party prior to renewal.
•
A surface use and lease agreement (“SUA”) that grants us certain rights to construct, operate and maintain produced water handling facilities and pipelines on certain lands owned by LandBridge in southern Reeves County, Texas, which lands were acquired by LandBridge in December 2024 from an unaffiliated third party, with a term that runs until all of our produced water handling facilities on such lands have been decommissioned. We also acquired several SUAs, easements and rights-of-way on such lands that grant us the right to operate and maintain certain specified produced water handling facilities and pipelines. Such SUAs, easements and rights-of-way generally have terms of 10 years, with options to renew for additional 5-year terms in return for renewal payments.
•
SUAs entered into between LandBridge and subsidiaries of Desert Environmental that grant Desert Environmental certain rights to construct, operate and maintain reclamation facilities on lands owned by LandBridge in the Delaware Basin, each with an initial term of 10 years and automatic one-year renewals unless terminated by either party prior to renewal.

Related SUAs, easements and rights‑of‑way generally have terms of 10 years, with options to renew for additional 10‑year terms in return for renewal payments. Each of the above described agreements has a customary fee schedule and a provision for royalties related to certain specified activities. For the years ended December 31, 2024 and 2023, we paid $25.9 million and $10.9 million, respectively, in fees related to such agreements. For the six months ended June 30, 2025 and 2024, we paid $21.7 million and $8.8 million, respectively in fees related to such agreements.

Review, Approval or Ratification of Transactions with Related Persons

Prior to the closing of this offering, we have not adopted a formal policy for approval of Related Party Transactions, but intend to do so following the closing of this offering. A “Related Party Transaction” is defined as a transaction, arrangement or relationship in which we or any of our current or future subsidiaries was, is or will be a participant and the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” means:

•
any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors or a director nominee;
•
any person who is known by us to be the beneficial owner of more than 5% of our outstanding common shares; and
•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother in law, father in law, son in law, daughter in law, brother in law or sister in law of a director, director nominee, executive officer or a beneficial owner of more than 5% of our common shares, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our common shares.

We anticipate that our board of directors will adopt a written related party transactions policy prior to the completion of this offering relating to approval of Related Party Transactions. Pursuant to this policy, we expect that, subject to certain exceptions, any such transactions, which, for the avoidance of doubt, will include transactions with the Existing Owners and their affiliates, including Five Point and LandBridge, may, at the sole discretion of our board of directors in light of the circumstances, be reviewed and approved or ratified by our Audit Committee or Conflicts Committee pursuant to the procedures included in our Operating Agreement. Not all conflicted transactions are required to be presented to a conflicts committee, and our board of directors expects to adopt a separate conflicts of interest policy for routine matters that may arise on an ongoing basis. In addition, our Operating Agreement provides that in the event a potential conflict of interest exists or arises between any of the Unrestricted Parties, on the one hand, and us, any of our subsidiaries or any of our public shareholders, on the other hand, a resolution or course of action by our board of directors shall be deemed approved by all of our shareholders, and shall not constitute a breach of the fiduciary duties of members of our board of directors to us or our shareholders, if such resolution or course of action (i) is approved by a conflicts committee, which is composed entirely of independent directors, (ii) is approved by shareholders holding a majority of our common shares that are disinterested parties, (iii) is determined by our board of directors to be on terms that, when taken together in their entirety, are no less favorable than those generally provided to or available from unrelated third parties or (iv) is determined by our board of directors to be fair and reasonable to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us). In determining whether to approve or ratify a Related Party Transaction, we expect that the appropriate parties will consider a variety of factors they deem relevant, such as: the terms of the transaction; the terms available to unrelated third parties; the benefits to us; and the availability of other sources for comparable assets, products or services. The terms of this policy will be reviewed annually by our board of directors, which may, in its sole discretion, choose to amend or replace this policy at any time.

DESCRIPTION OF SHARES

Upon completion of this offering, Class A shares will be issued and outstanding, Class B shares will be issued and outstanding and no preferred shares representing limited liability company interests in us (“preferred shares”) will be issued and outstanding.

The following summary of Class A shares, Class B shares and preferred shares does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our Operating Agreement and our certificate of formation, which are filed as exhibits to the registration statement of which this prospectus is a part.

Class A shares

Voting Rights. Except as provided by applicable law or in our Operating Agreement, holders of Class A shares are entitled to one vote per share held of record on all matters to be voted upon by our shareholders generally. Holders of our Class A shares and Class B shares vote together as a single class on all matters presented to our shareholders for their vote or approval, except with respect to the amendment of certain provisions of our Operating Agreement that would alter or change the powers, preferences or special rights of the Class B shares so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the Class B shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law. The holders of Class A shares do not have cumulative voting rights in the election of directors.

Dividend Rights. Holders of our Class A shares are entitled to ratably receive, in proportion to the Class A shares held by them, dividends (payable in cash, shares or otherwise) when and if declared by our board of directors, from time to time in its discretion, out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred shares. To the extent OpCo makes distributions to us and the other OpCo Unitholders, we intend to pay dividends in respect of our Class A shares out of some or all of such dividends, if any, remaining after the payment of taxes and other expenses. However, because our board of directors may determine to pay or not pay dividends in respect of our Class A shares based on the factors described above, holders of our Class A shares may not necessarily receive dividends, even if OpCo makes such distributions to us.

Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A shares are entitled to receive ratably the assets available for distribution to the shareholders after payment of liabilities and the liquidation preference of any of our outstanding preferred shares.

Other Matters. Class A shares have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no sinking fund provisions applicable to the Class A shares. All outstanding Class A shares, including the Class A shares offered in this offering, are fully paid and non‑assessable.

Class B shares

Generally. In connection with the Corporate Reorganization and this offering, each OpCo Unitholder (other than us) will receive one Class B share for each OpCo Unit that it holds. Accordingly, OpCo Unitholders (other than us) will have a number of votes in us equal to the aggregate number of OpCo Units that they hold. Class B shares cannot be transferred except in connection with a permitted transfer of a corresponding number of OpCo Units and vice versa.

Voting Rights. Except as provided by applicable law or in our Operating Agreement, holders of our Class B shares are entitled to one vote per share held of record on all matters to be voted upon by our shareholders generally. Holders of our Class A shares and Class B shares vote together as a single class on all matters presented to our shareholders for their vote or approval, except with respect to the amendment of certain provisions of our Operating Agreement that would alter or change the powers, preferences or special rights of Class B shares so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law. The holders of Class B shares do not have cumulative voting rights in the election of directors.

Dividend Rights. Holders of our Class B shares do not have any right to receive dividends, unless the dividend consists of our Class B shares or of rights, options, warrants or other securities convertible or exercisable into or redeemable for Class B shares paid proportionally with respect to each outstanding Class B share and dividends consisting of Class A shares or of rights, options, warrants or other securities convertible or exercisable into or redeemable or exchangeable for Class A shares on the same terms is simultaneously paid to the holders of Class A shares.

Liquidation Rights. Holders of our Class B shares do not have any right to receive any distribution upon our liquidation, dissolution or other winding up.

Other Matters. Class B shares have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class B shares. All outstanding Class B shares, including the Class B shares issued in connection with the Corporate Reorganization, are fully paid and non‑assessable.

Preferred Shares

Pursuant to our Operating Agreement, our board of directors by resolution may establish and issue from time to time one or more classes or series of preferred shares, with such number, powers, preferences, rights, qualifications, limitations, restrictions and designations, which may include distribution rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by our board of directors without any further shareholder approval, subject to any limitations prescribed by law. The rights with respect to a series of preferred shares may be more favorable to the holder(s) thereof than the rights attached to our common shares. It is not possible to state the actual effect of the issuance of any preferred shares on the rights of holders of our common shares until our board of directors determines the specific rights attached to such preferred shares. Except as provided by law or in a preferred share designation, the holders of preferred shares will not be entitled to vote at or receive notice of any meeting of shareholders. The effect of issuing preferred shares may include, among other things, one or more of the following:

•
restricting any dividends in respect of our Class A shares;
•
diluting the voting power of our common shares, including our Class A shares, or providing that holders of preferred shares have the right to vote on matters as a separate class;
•
impairing the liquidation rights of our Class A shares; or
•
delaying or preventing a change of control of us.

In addition, if we issue preferred shares, OpCo will concurrently issue to us an equal number of preferred units, corresponding to the preferred shares issued by us, and such preferred units will have substantially the same rights to distributions and other economic rights as those of our preferred shares.

Transfer Agent and Registrar

Continental Stock Transfer & Trust Company will serve as the registrar and transfer agent for the Class A shares.

Transfer of common shares

Upon the transfer of a common share in accordance with our Operating Agreement, the transferee of the common share shall be admitted as a member with respect to the class of common shares transferred when such transfer and admission are reflected in our books and records. Each transferee:

•
automatically becomes bound by the terms and conditions of our Operating Agreement;
•
represents that the transferee has the capacity, power and authority to enter into our Operating Agreement; and
•
makes the consents, acknowledgements and waivers contained in our Operating Agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

We will cause any transfers to be recorded on our books and records from time to time (or shall cause the registrar and transfer agent to do so, as applicable).

Upon a shareholder’s election of a broker, dealer or other person to serve as nominee, agent or in some other representative capacity for such beneficial owner, we intend to treat such nominee holder as the absolute owner of the applicable common shares until we are notified of the revocation of such election. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder. Such treatment may limit the beneficial owner’s recourse against us with respect to matters taken by the nominee holder pursuant to such agreement. To the extent a shareholder nominates a broker, dealer or other person to act as nominee, agent or in some other representative capacity for such shareholder, such shareholder should coordinate with such representative to communicate its intention with respect to exercising its rights as a shareholder.

Common shares are securities and any transfers are subject to the laws governing the transfer of securities.

Until a common share has been transferred on our books, we and the transfer agent may treat the record holder of the common share as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Registration Rights

For a description of registration rights with respect to our Class A shares, see the information under the heading “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

Listing

We have applied to list our Class A shares on the NYSE and NYSE Texas under the symbol “WBI.”

OUR OPERATING AGREEMENT

Organization and Duration

We were formed as a Delaware limited liability company on April 11, 2025 and will remain in existence until dissolved in accordance with our Operating Agreement.

Purpose

Under our Operating Agreement, we are permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity.

Agreement to be Bound by our Operating Agreement; Power of Attorney

By purchasing our common shares and such transfer being reflected on our transfer agent’s books and records, you will be admitted as a member of our limited liability company and will be deemed to have agreed to be bound by the terms of our Operating Agreement.

Pursuant to our Operating Agreement, each shareholder and each person who acquires a common share from a shareholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants certain of our officers and board of directors, as applicable, the authority to make certain amendments to, and to make consents and waivers under and in accordance with, our Operating Agreement.

Amendment of Our Operating Agreement

Amendments to our Operating Agreement may be proposed only by or with the consent of our board of directors. To adopt a proposed amendment, our board of directors is required to call a meeting of our shareholders to consider and vote upon the proposed amendment or, prior to the Trigger Event, may seek written approval of the holders of the number of common shares required to approve the amendment. An amendment must be approved by (i) prior to the Trigger Event, the affirmative vote of the holders of a majority of our then-outstanding common shares and (ii) after the Trigger Event, the affirmative vote of the holders of at least 66 2/3% of our then-outstanding common shares.

Prohibited Amendments. No amendment may be made that would:

•
enlarge the obligations of any shareholder without such shareholder’s consent, unless approved by at least a majority of the type or class of common shares so affected;
•
provide that we are not dissolved upon an election to dissolve our company by our board of directors that is approved by holders of a majority of outstanding common shares;
•
change the term of existence of our company; or
•
give any person the right to dissolve our company other than our board of directors’ right to dissolve our company with the approval of holders of a majority of the total combined voting power of our outstanding common shares.

No Shareholder Approval. Our board of directors may generally make amendments to our Operating Agreement without the approval of any shareholder or assignee to reflect:

•
a change in our name, the location of our principal place of our business, our registered agent or our registered office;
•
the admission, substitution, withdrawal or removal of shareholders in accordance with our Operating Agreement;
•
the merger of our company or any of its subsidiaries into, or the conveyance of all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity;
•
a change that our board of directors determines to be necessary or appropriate for us to qualify or continue our qualification as a company in which our members have limited liability under the laws of any state;
•
a change in our legal form from a limited liability company to a corporation;

•
an amendment that our board of directors determines, based upon the advice of counsel, to be necessary or appropriate to prevent us, members of our board of directors or our officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) whether or not substantially similar to plan asset regulations currently applied or proposed;
•
an amendment that our board of directors determines to be necessary or appropriate for the authorization of additional securities;
•
any amendment expressly permitted in our Operating Agreement to be made by our board of directors acting alone;
•
an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our Operating Agreement;
•
any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our Operating Agreement;
•
a change in our fiscal year or taxable year and related changes;
•
an amendment that sets forth the designations, rights, preferences, and duties of any class or series of shares; and
•
any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our board of directors may make amendments to our Operating Agreement without the approval of any shareholder or assignee if our board of directors determines that those amendments:

•
do not adversely affect the shareholders in any material respect;
•
are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;
•
are necessary or appropriate to facilitate the trading of common shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the Class A shares are or will be listed for trading, compliance with any of which our board of directors deems to be in the best interests of us and our shareholders;
•
are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of common shares under the provisions of our Operating Agreement; or
•
are required to effect the intent expressed in this prospectus or the intent of the provisions of our Operating Agreement or are otherwise contemplated by our Operating Agreement.

Termination and Dissolution

We will continue as a limited liability company until dissolved pursuant to our Operating Agreement. We will dissolve upon: (1) the election of our board of directors to dissolve us, if approved by the holders of a majority of our outstanding common shares; (2) the entry of a decree of judicial dissolution of the Company; or (3) at any time that we no longer have any shareholders, unless our business is continued in accordance with the Delaware LLC Act.

Upon dissolution, our affairs will be wound up and our assets, including the proceeds from any liquidation thereof, will be applied and distributed in the following manner: (i) first, to creditors (including to the extent permitted by law, creditors who are members) in satisfaction of our liabilities, (ii) second, to establish cash reserves for contingent or unforeseen liabilities and (iii) third, to the members in proportion to the number of Class A shares owned by each of them, subject to any preferential rights held by preferred shareholders, if any.

Books and Reports

We are required to keep appropriate books and records of our business at our principal offices, which may be kept electronically. The books and records will be maintained for both tax and financial reporting, as well as general company purposes. For financial reporting and tax purposes, our fiscal year is the calendar year. Our Operating Agreement provides that our shareholders have the right, subject to certain restrictions stated therein, to obtain access to certain of our books and records, including our share ledger and list of shareholders, upon reasonable demand for any purpose reasonably related to such shareholder’s interest as a shareholder. We will use commercially reasonable efforts to furnish to shareholders an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website that we maintain.

Anti‑Takeover Effects of Delaware Law and Our Operating Agreement

The following is a summary of certain provisions of our Operating Agreement that may be deemed to have an anti‑takeover effect and may delay, deter or prevent a tender offer or takeover attempt via proxy contest or otherwise, or the removal of our incumbent officers and directors, that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the Class A shares. These provisions may also have the effect of preventing changes in our management. These provisions are designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and the promotion of shareholder interests.

Issuance of Additional Interests

Our Operating Agreement authorizes us to issue an unlimited number of additional limited liability company interests of any type without the approval of our shareholders, subject to the rules of the NYSE and NYSE Texas. Any issuance of additional Class A shares or other limited liability company interests would result in a corresponding decrease in the proportionate ownership interests in us represented by, and could adversely affect the cash distributions related to and market price of, Class A shares then outstanding. These additional limited liability company interests may be utilized for a variety of corporate purposes, including future offerings to repay debt obligations, raise additional capital and fund corporate acquisitions. The existence of authorized but unissued limited liability company interests could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute—Section 203

We are a limited liability company organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control.

Section 203 of the DGCL, which restricts certain business combinations with interested shareholders in certain situations, does not apply to limited liability companies unless they elect to utilize it. Our Operating Agreement does not currently elect to have Section 203 of the DGCL apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction by which that person became an interested shareholder, unless:

•
the transaction is approved by the board of directors before the date the interested shareholder attained that status;
•
upon consumption of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting shares of the corporation outstanding at the time the transaction commenced; or
•
on or after such time the business combination is approved by the board of directors and authorized at a meeting of shareholders by at least two‑thirds of the outstanding shares that is not owned by the interested shareholder.

For purposes of Section 203 of the DGCL, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder, and an interested shareholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting shares.

Other Provisions of Our Operating Agreement

Our Operating Agreement provides that our board of directors shall consist of not less than nine directors, as the board of directors may from time to time determine. At the closing of this offering, we will have a single class of directors, and directors will be subject to re‑election on an annual basis at each annual meeting of shareholders.

After the Trigger Event, our board of directors will be divided into three classes that are as nearly equal in number as is reasonably possible and each director will be assigned to one of the three classes; provided that the Five Point Members shall have the collective right to designate the initial class assigned to each director immediately following the occurrence of the Trigger Event. After the Trigger Event, at each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors following the Trigger Event. The classified board provision could increase the likelihood that incumbent directors will retain their positions after the Trigger Event. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be viewed by our shareholders to be in their best interest.

Our Operating Agreement does not provide for cumulative voting in the election of directors, which means that the holders of a majority of our issued and outstanding common shares can elect all of the directors standing for election, and the holders of the remaining common shares will not be able to elect any directors. The Five Point Members’ initial collective beneficial ownership of greater than 50% of our common shares means Five Point will be able to control matters requiring shareholder approval, which includes the election of directors.

In addition, our Operating Agreement provides that, after the Trigger Event, the affirmative vote of the holders of not less than two‑thirds in voting power of all then‑outstanding common shares entitled to vote generally in the election of our board of directors, voting together as a single class, shall be required to remove any director from office, and such removal may only be for “cause” (prior to such time, a director or the entire board of directors may be removed, with or without cause, at any time, by the affirmative vote of the holders of a majority of the total combined voting power of all of our outstanding common shares then entitled to vote at an election of directors).

After the Trigger Event, all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred shares, only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum (prior to such time, vacancies may also be filled by shareholders holding a majority of the then‑outstanding common shares entitled to vote generally in the election of directors voting together as a single class).

Pursuant to our Operating Agreement, preferred shares may be issued from time to time and the board of directors is authorized to determine and alter all designations, preferences, rights, powers and duties thereof without limitation. See “Description of Shares—Preferred Shares.”

Consent Rights

Pursuant to our Operating Agreement, for so long as the Five Point Members and certain affiliates beneficially own at least 40% of our outstanding common shares, we will agree not to take, and will take all necessary action to cause our subsidiaries not to take, the following direct or indirect actions (or enter into an agreement to take such actions) without the prior consent of the Five Point Representative:

•
terminating our chief executive officer and/or hiring or appointing his or her successor;
•
removing the chairman of our board of directors and/or appointing his or her successor;
•
increasing or decreasing the size of our board of directors, any committees of Board or the governing body or committees of any of our subsidiaries;
•
agreeing to or entering into any transactions that would result in a change of control of WaterBridge or enter into definitive agreements with respect to a change of control transaction (other than, in each case, a sale of shares by a Five Point Member to a person that either results in (i) the Five Point Members ceasing to own at least 40% of our outstanding common shares or (ii) the Five Point Members and certain affiliates and Devon Holdco and certain affiliates ceasing to hold the ability to elect a majority of the members of the board of directors);
•
incurring debt for borrowed money (or liens securing such debt) in an amount that would result in outstanding debt for borrowed money that exceeds our Adjusted EBITDA for the four quarter period immediately prior to the proposed date of the incurrence of such debt by 4.00 to 1.00;
•
authorizing, creating (by way of reclassification, merger, consolidation or otherwise) or issuing any equity securities of any kind (other than pursuant to any equity compensation plan approved by our board of directors or a committee of our board of directors or intra-company issuances among WaterBridge and our subsidiaries);

•
to the fullest extent permitted by applicable law, making any voluntary election to liquidate or dissolve or commence bankruptcy or insolvency proceedings, adopting a plan with respect to any of the foregoing or making any determination not to oppose such an action or similar proceeding commenced by a third party; and
•
selling, transferring or disposing of assets outside the ordinary course of business in a transaction or series of transactions with a fair market value in excess of $10.0 million.

Additionally, for so long as the Five Point Members collectively with their affiliates, beneficially own at least 10% of our outstanding common shares, the Company shall not, and shall take all necessary action to cause each member of the Company and its subsidiaries not to, directly or indirectly (whether by amendment, merger, consolidation, reorganization or otherwise), make (or enter into an agreement to make) any amendment, modification or waiver of our Operating Agreement or any other governing documents of the Company that materially and adversely affects such member of the Five Point Members or any such member’s rights under our Operating Agreement without the prior consent of the Five Point Representative, which consent may be withheld in such member’s sole discretion.

Ability of Our Shareholders to Act

Prior to the Trigger Event, special shareholder meetings may be called at the request of our shareholders holding a majority of the then-outstanding common shares entitled to vote generally in the election of directors voting together as a single class. After the Trigger Event, our Operating Agreement will not permit our shareholders to call special shareholders meetings. Special meetings of shareholders may also be called by a majority of the board of directors or a committee of the board of directors that has been duly designated by the board of directors and whose powers include the authority to call such meetings. Written notice of any special meeting so called shall be given to each shareholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of such meeting, unless otherwise required by law.

Prior to the Trigger Event, our Operating Agreement will allow our shareholders to act by written consent in lieu of a meeting of such shareholders, subject to the rights of the holders of any series of our preferred shares with respect to such series. After the Trigger Event, our shareholders may not act by written consent and may only take action at a duly called annual or special meeting of our shareholders.

Our Operating Agreement establishes advance notice procedures with respect to shareholder proposals and nominations of persons for election to our board of directors, other than nominations made by or at the direction of our board of directors or any committee thereof. In addition to any other applicable requirements, our Operating Agreement provides that for business to be properly brought before an annual meeting by a shareholder, including proposals to nominate candidates for election as directors at a meeting of shareholders, such shareholder must have given timely notice thereof in proper written form to our corporate secretary. To be timely, a shareholder’s notice must be delivered to or mailed to and received at our principal executive offices (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary of the date on which we first made publicly available (whether by mailing, by filing with the SEC or by posting on an internet website) our proxy materials for the immediately preceding annual meeting of shareholders; provided, however, that in the event that no annual meeting of shareholders was held in the previous year, or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a shareholder in order to be timely must be so received not earlier than the close of business on the 120th day and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public disclosure of the date of the annual meeting was made and (ii) in the case of a special meeting, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public disclosure of the date of the special meeting was made. Pursuant to our Operating Agreement, any shareholder who intends to solicit proxies in support of any director nominees must comply with the content requirements of Rule 14a‑19 of the Exchange Act at the time such shareholder complies with the earlier deadlines in the advance notice provisions of the Operating Agreement. For any nominations or any other business to be properly brought before an annual or special meeting by our Existing Owners or any other person that becomes party to, or bound by the provisions of, the Shareholders’ Agreement, such person must submit notice thereof not later than the later of the close of business on the 30th day prior to the date the we first file our preliminary or definitive proxy statement related to such meeting pursuant to the Exchange Act or the tenth day following the day on which public announcement is first made of the date of the special meeting, and we and such person shall cooperate reasonably and in good faith with respect to the inclusion of such matters to be considered at such meeting.

Duties of Officers and Directors

Our Operating Agreement provides that our business and affairs shall be managed under the direction of our board of directors, which shall have the power to appoint our officers. Our Operating Agreement further provides that the authority and function of our board of directors and officers shall be identical to the authority and functions of a board of directors and officers of a corporation organized under the DGCL, except as expressly modified by the terms of the Operating Agreement. Finally, our Operating Agreement provides that except as specifically provided therein, the fiduciary duties and obligations owed to our limited liability company and to our members shall be the same as the respective duties and obligations owed by officers and directors of a corporation organized under the DGCL to their corporation and stockholders, respectively.

However, there are certain provisions in our Operating Agreement that modify duties and obligations owed by our directors and officers from those required under the DGCL and provide for exculpation and indemnification of our officers and directors that differ from the DGCL. First, our Operating Agreement provides that to the fullest extent permitted by applicable law, our directors or officers will not be liable to us. In contrast, under the DGCL, a director or officer would be liable to us for (i) breach of the duty of loyalty to us or our shareholders, (ii) intentional misconduct or knowing violations of the law that are not done in good faith, (iii) improper redemption of shares or declaration of dividends, or (iv) a transaction from which the director derived an improper personal benefit.

Second, our Operating Agreement provides that we must indemnify our directors and officers for acts or omissions to the fullest extent permitted by law. In contrast, under the DGCL, a corporation can only indemnify directors and officers for acts or omissions if the director or officer acted in good faith, in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in a criminal action, if the officer or director had no reasonable cause to believe his or her conduct was unlawful.

Third, our Operating Agreement provides that in the event a potential conflict of interest exists or arises between any of our directors, officers, equity owners or their respective affiliates, including Five Point or LandBridge, on the one hand, and us, any of our subsidiaries or any of our public shareholders, on the other hand, a resolution or course of action by our board of directors shall be deemed approved by all of our shareholders, and shall not constitute a breach of the applicable duties of members of the board to us or our shareholders, if such resolution or course of action is (i) approved by a conflicts committee or other committee of our board of directors, as applicable, which is composed entirely of independent directors, (ii) approved by shareholders holding a majority of our common shares that are disinterested parties, (iii) determined by our board of directors to be on terms that, when taken together in their entirety, are no less favorable than those generally provided to or available from unrelated third parties or (iv) determined by our board of directors to be fair and reasonable to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us). In contrast, under the DGCL, a corporation is not permitted to automatically exempt board members from claims of breach of fiduciary duty under such circumstances.

Fourth, our Operating Agreement provides that, in our capacity as the managing member of OpCo, our board of directors may approve amendments to the OpCo LLC Agreement relating to the mechanics of a redemption of OpCo Units (together with the cancellation of a corresponding number of Class B shares) for Class A shares without any duty to us.

In addition, our Operating Agreement provides that all conflicts of interest described in this prospectus are deemed to have been specifically approved by all of our shareholders.

Election of Members of Our Board of Directors

Prior to the Trigger Event and beginning with our first annual meeting of shareholders following this offering, members of our board of directors will be elected by the holders of a majority of our issued and outstanding voting common shares entitled to vote generally thereon voting together as a single class. At the closing of this offering, our board of directors will initially consist of 10 directors, serving as a single class and subject to re-election on an annual basis at each annual meeting of shareholders. After the Trigger Event, our board will be divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, with the terms staggered so that the term of only one class of directors expires at each annual meeting; provided that Five Point shall have the right to designate the initial class assigned to each director immediately following the occurrence of the Trigger Event. The initial terms of the Class I, Class II and Class III directors will expire at the first, second and third, respectively, annual meeting following the Trigger Event. After the Trigger Event, any vacancy on the board of directors may be filled by a majority of the directors then in office, even if less than a quorum, subject to the rights of holders of a series of our preferred shares, if applicable.

Removal of Members of Our Board of Directors

Prior to the Trigger Event, a director or the entire board of directors may be removed, with or without cause, at any time, by holders of a majority of the total combined voting power of all of our outstanding common shares then entitled to vote at an election of directors. After the Trigger Event, the affirmative vote of the holders of not less than two-thirds in voting power of all our then-outstanding common shares entitled to vote generally in the election of directors, voting together as a single class, shall be required to remove any or all of the directors from office, and such removal may only be for “cause.” After the Trigger Event, any vacancy in the board of directors caused by any such removal may only be filled by the affirmative vote of a majority of directors then in office. Prior to the Trigger Event, vacancies may also be filled by shareholders holding a majority of our then-outstanding common shares entitled to vote generally in the election of directors voting together as a single class.

Limited Liability

The Delaware LLC Act provides that a member who receives a distribution from a Delaware limited liability company and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the company for the amount of the distribution for three years. Under the Delaware LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the company, other than liabilities to members on account of their shares and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. For the purpose of determining the fair value of the assets of a company, the Delaware LLC Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability.

Our subsidiaries will initially conduct business only in the states of Texas, New Mexico and Oklahoma. We may decide to conduct business in other states, and maintenance of limited liability for us, as a member of our operating subsidiaries, may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying our subsidiaries to do business there. Limitations on the liability of shareholders for the obligations of a limited liability company have not been clearly established in certain jurisdictions. We will operate in a manner that our board of directors considers reasonable and necessary or appropriate to preserve the limited liability of our shareholders.

Forum Selection

Our Operating Agreement will provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware, in each case, subject to that court having personal jurisdiction over the indispensable parties named defendants therein) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

•
any derivative action or proceeding brought on our behalf;
•
any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, other employees or agents to us or our shareholders;
•
any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the Delaware LLC Act or our Operating Agreement; or
•
any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine.

Our Operating Agreement will also provide that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our Operating Agreement will also provide that any person or entity purchasing or otherwise acquiring any interest in our shares will be deemed to have notice of, and to have consented to, these exclusive forum provisions. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons. Alternatively, if a court were to find these provisions of our Operating Agreement inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our results of operations, cash flows and financial position.

Limitations on Liability and Indemnification of Directors and Officers

Our Operating Agreement provides that to the fullest extent permitted by applicable law, our directors or officers will not be liable to us. Our Operating Agreement also provides that we must indemnify our directors and officers for acts and omissions to the fullest extent permitted by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities.

Prior to the completion of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law against liabilities that may arise by reason of such director’s or executive officer’s service to us. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee, subject to certain exceptions. We intend to enter into indemnification agreements with our future directors.

We believe that these indemnification provisions, agreements and insurance are useful to attract and retain qualified directors and officers.

Corporate Opportunity

Under our Operating Agreement, to the extent permitted by law:

•
each Unrestricted Party has the right to, and have no duty to abstain from, exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees;
•
if any Unrestricted Party acquires knowledge of a potential business opportunity, transaction or other matter, they have no duty to offer or communicate such corporate opportunity to us, our shareholders or our affiliates;
•
we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities; and
•
in the event that any of our directors and officers who is also a director, officer or employee of any of our Existing Owners or any their affiliates, including Five Point and LandBridge, acquires knowledge of such a corporate opportunity or is offered such a corporate opportunity, provided that this knowledge was not acquired using confidential information and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if such Existing Owner or any of its affiliates pursues or acquires the corporate opportunity or if such person did not present the corporate opportunity to us.

Our Operating Agreement will further provide that, at any time the Five Point Members and their affiliates beneficially own less than 40% of our common shares, any amendment to or adoption of any provision inconsistent with our Operating Agreement’s provisions governing the renouncement of business opportunities must be approved by the affirmative vote of the holders of at least two‑thirds of our then‑outstanding common shares.

Shareholders’ Agreement

The foregoing is limited and subject to in all respects, the rights and obligations included in the Shareholders’ Agreement. For a discussion of the Shareholders’ Agreement, see “Certain Relationships and Related Party Transactions—Shareholders’ Agreement.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A shares. Future sales of our Class A shares in the public market, or the availability of such Class A shares for sale in the public market, could adversely affect the market price of our Class A shares prevailing from time to time. As described below, only a limited number of Class A shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of a substantial number of our Class A shares in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our Class A shares at such time and our ability to raise equity‑related capital at a time and price we deem appropriate.

Sales of Restricted Class A shares

Upon the closing of this offering, we will have outstanding an aggregate of Class A shares. Of these Class A shares, all of the Class A shares (or Class A shares if the underwriters’ option to purchase additional Class A shares is exercised in full) to be sold in this offering, other than Class A Shares issued to GIC and WBR Holdings in connection with the merger of WB 892 with WaterBridge as described under “Corporate Reorganization” and any Class A shares sold pursuant to the directed share program, which may be subject to the lock‑up restrictions described under “Underwriting (Conflicts of Interest),” will be freely tradable without restriction or further registration under the Securities Act, unless the Class A shares are held or acquired by any of our “affiliates” as such term is defined in Rule 144 under the Securities Act. All remaining Class A shares held by our Existing Owners will be deemed “restricted securities” as such term is defined under Rule 144. The restricted securities were or will be issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.

In addition, subject to certain limitations and exceptions, each of the Five Point Members, Devon Holdco and Elda River will have the right, pursuant to the Redemption Right, to cause OpCo to acquire all or a portion of its respective OpCo Units for Class A shares (on a one‑for‑one basis with the cancellation of a corresponding number of Class B shares, subject to applicable conversion rate adjustments). Upon consummation of this offering, the Five Point Members, Devon Holdco and Elda River will hold an aggregate OpCo Units, all of which (together with the cancellation of a corresponding number of Class B shares) will be redeemable for an aggregate Class A shares. See “Certain Relationships and Related Party Transactions—OpCo LLC Agreement.” The Class A shares we issue upon such redemptions would be “restricted securities” as defined in Rule 144 described below. However, upon the closing of this offering, we intend to enter into a registration rights agreement with our Existing Owners that will require us to register these Class A shares under the Securities Act. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

As a result of the lock‑up agreements described below and the provisions of Rule 144 and Rule 701 under the Securities Act, our Class A shares (excluding the Class A shares to be sold in this offering) that will be available for sale in the public market are as follows:

•
no Class A shares will be eligible for sale on the date of this prospectus or prior to 180 days after the date of this prospectus; and
•
87,000,000 Class A shares will be eligible for sale upon the expiration of the lock‑up agreements, 92.2% of which are Class A shares that may be issued in exchange for OpCo Units (together with the cancellation of a corresponding number Class B shares), beginning 180 days after the date of this prospectus when permitted under Rule 144 or Rule 701.

Lock‑up Agreements

Subject to certain exceptions and under certain conditions, we, certain of our Existing Owners and certain of their affiliates, and all of our executive officers and directors have agreed or will agree with the underwriters not to, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or transfer, without the prior written consent of J.P. Morgan Securities LLC and Barclays Capital Inc., any Class A shares or securities convertible into or exercisable or exchangeable for Class A shares, including OpCo Units and Class B shares, for a period of 180 days after the date of this prospectus. Please see the section titled “Underwriting (Conflicts of Interest)” for a description of these lock‑up provisions.

Rule 144

In general, under Rule 144 under the Securities Act as currently in effect, a person (or persons whose Class A shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non‑affiliated holders) would be entitled to sell those Class A shares, subject only to the availability of current public information about us. A non‑affiliated person (who has been unaffiliated for at least the past three months) who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those Class A shares without regard to the provisions of Rule 144.

A person (or persons whose Class A shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three‑month period a number of Class A shares that does not exceed the greater of one percent of the then outstanding Class A shares or the average weekly trading volume of our Class A shares reported through the NYSE during the four calendar weeks preceding the filing of notice of the sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 under the Securities Act, any of our employees, directors, officers, consultants or advisors who purchase or otherwise receive Class A shares from us in connection with a compensatory share or option plan or other written agreement before the effective date of this offering is entitled to sell such Class A shares 90 days after the effective date of this offering once we become subject to the reporting requirements of the Exchange Act in reliance on Rule 144, without having to comply with the holding period requirement of Rule 144 and, in the case of non‑affiliates, without having to comply with the public information provisions of Rule 144. The SEC has indicated that Rule 701 will apply to typical share options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the Class A shares acquired upon exercise of such options, including exercises after the date of this prospectus.

Shares Issued Under Employee Plans

We intend to file a registration statement on Form S‑8 under the Securities Act to register Class A shares issuable under our LTIP. The registration statement on Form S‑8 is expected to be filed following the effective date of the registration statement of which this prospectus is a part and will be effective upon filing. Accordingly, Class A shares registered under such registration statement may be made available for sale in the open market following the effective date of such registration statement, unless such Class A shares are subject to vesting restrictions with us, Rule 144 restrictions applicable to our affiliates or the lock‑up restrictions described elsewhere in this prospectus.

Additional Interests

Our Operating Agreement provides that we may issue an unlimited number of limited liability company interests of any type at any time without a vote of the shareholders, subject to the rules of the NYSE and NYSE Texas. Any issuance of additional Class A shares or other limited liability company interests would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions related to and market price of, Class A shares then outstanding. Please see “Our Operating Agreement—Anti‑Takeover Effects of Delaware Law and Our Operating Agreement—Issuance of Additional Interests.”

Registration Rights

For a description of certain registration rights with respect to our Class A shares, see the information under the heading “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON‑U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our Class A shares issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our Class A shares.

This discussion is limited to Non-U.S. Holders that hold our Class A shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•
U.S. expatriates and former citizens or long-term residents of the United States;
•
persons holding our Class A shares as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•
banks, insurance companies, and other financial institutions;
•
brokers, dealers, or traders in securities;
•
“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•
partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes (and investors therein);
•
tax-exempt organizations or governmental organizations;
•
persons deemed to sell our Class A shares under the constructive sale provisions of the Code;
•
persons who hold or receive our Class A shares pursuant to the exercise of any employee share option or otherwise as compensation;
•
tax-qualified retirement plans;
•
“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and
•
persons subject to special tax accounting rules as a result of any item of gross income with respect to the shares being taken into account in an applicable financial statement.

If an entity classified as a partnership for U.S. federal income tax purposes holds our Class A shares, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our Class A shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR CLASS A SHARES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A shares that is neither a “U.S. person” nor an entity classified as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•
an individual who is a citizen or resident of the United States;
•
a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Corporate Status

Although we are a Delaware limited liability company, we intend to elect to be classified as a corporation for U.S. federal income tax purposes. As a result, we intend to be subject to tax as a corporation, and distributions on our Class A shares are expected to be treated as distributions on corporate stock for U.S. federal income tax purposes as described below under “—Distributions.”

Distributions

If we make distributions of cash or property on our Class A shares, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A shares, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

The withholding rules applicable to distributions by “USRPHCs” (as defined below under “—Sale or Other Taxable Disposition”) that exceed current and accumulated earnings and profits are not clear. If we make a distribution on our

Class A shares in excess of our current and accumulated earnings and profits and we are a USRPHC (or we were treated as a USRPHC at any time during the five-year period ending on the date of a distribution), the applicable withholding agent may satisfy any withholding requirements by treating the entire distribution as a dividend that is subject to the withholding rules generally as described in the second paragraph of this section “—Distributions” (and withhold at a rate generally as described in such paragraph, but possibly at a rate no less than 15% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or the applicable withholding agent could treat only the amount of the distribution reasonably estimated to be paid from our current and accumulated earnings and profits as a dividend that is generally subject to the withholding rules as described in the second paragraph of this section “—Distributions,” with the excess portion of the distribution (if any) treated generally as the result of a sale of shares in a USRPHC (discussed below under “—Sale or Other Taxable Disposition”). To receive the benefit of a reduced treaty rate on distributions, a non-U.S. holder must provide the withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other appropriate form) certifying qualification for the reduced rate. Because we believe that we are and will continue to be a USRPHC (as discussed below under “—Sale or Other Taxable Disposition”), an applicable withholding agent may apply the rules described in this paragraph.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A shares unless:

•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);
•
the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•
our Class A shares constitute a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Class A shares, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe that we are and will continue to be a USRPHC. The determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets. If we are or become a USRPHC, gain arising from the sale or other taxable disposition of our Class A shares by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Class A shares are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A shares throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. We anticipate that our Class A shares will be regularly traded on an established securities market following this offering. However, no assurance can be given in this regard, and no assurance can be given that our Class A shares will remain regularly traded in the future.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Class A shares will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A shares paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A shares within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A shares conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A shares paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A shares. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A shares.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of our Class A shares by employee benefit plans that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in our Class A shares with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of such Class A shares is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:

•
whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;
•
whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;
•
whether the investment is permitted under the terms of the applicable documents governing the Plan;
•
whether in the future there may be no market in which to sell or otherwise dispose of the Class A shares;
•
whether the acquisition or holding of such Class A shares will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see discussion under “—Prohibited Transaction Issues” below); and
•
whether the Plan will be considered to hold, as plan assets, (i) only such Class A shares or (ii) an undivided interest in our underlying assets (please see the discussion under “—Plan Asset Issues” below).

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, or “disqualified persons,” within the meaning of Section 4975(e)(2) of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of our Class A shares by an ERISA Plan with respect to which the issuer, the initial purchaser, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

Because of the foregoing, our Class A shares should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Plan Asset Issues

Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in our Class A shares, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

The Department of Labor (the “DOL”) regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:

(a)
the equity interests acquired by ERISA Plans are “publicly offered securities” (as defined in the DOL regulations)-i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are “freely transferable” (as defined in the DOL regulations), and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;
(b)
the entity is an “operating company” (as defined in the DOL regulations) i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or
(c)
there is no significant investment by benefit plan investors, which is defined to mean that immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans, individual retirement accounts and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding our Class A shares on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of such Class A shares. Purchasers of our Class A shares have the exclusive responsibility for ensuring that their acquisition and holding of such Class A shares complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of our Class A shares to a Plan is in no respect a representation by us or any of our respective affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

UNDERWRITING (CONFLICTS OF INTEREST)

We are offering the Class A shares described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Barclays Capital Inc. are acting as joint book‑running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally and not jointly agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of Class A shares listed next to its name in the following table:

Name	Number of Class A Shares
J.P. Morgan Securities LLC
Barclays Capital Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
Piper Sandler & Co.
Raymond James & Associates, Inc.
Stifel, Nicolaus & Company, Incorporated
TCBI Securities, Inc., doing business as Texas Capital Securities
PEP Advisory LLC
Janney Montgomery Scott LLC
Johnson Rice & Company L.L.C.
Roberts & Ryan, Inc.
Total	27,000,000

The underwriters are committed to purchase all the Class A shares offered by us if they purchase any Class A shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the Class A shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $ per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $ per share from the initial public offering price. After the initial offering of the Class A shares to the public, if all of the Class A shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. The offering of the Class A shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of any Class A shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 4,050,000 additional Class A shares from us to cover sales of Class A shares by the underwriters which exceed the number of Class A shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional Class A shares. If any Class A shares are purchased with this option to purchase additional Class A shares, the underwriters will purchase Class A shares in approximately the same proportion as shown in the table above. If any additional Class A shares are purchased, the underwriters will offer the additional Class A shares on the same terms as those on which the Class A shares are being offered.

The cornerstone investor has indicated an interest in purchasing up to an aggregate of $120.0 million of the Class A shares offered hereby at the public offering price and on the same terms as the other Class A shares being offered hereby. The shares to be purchased by the cornerstone investor will not be subject to a lock-up agreement with the underwriters. However, because indications of interest are not binding agreements or commitments to purchase, the cornerstone investor may determine to purchase more, less or no shares in this offering or the underwriters may determine to sell more, less or no shares to the cornerstone investor. The underwriters will receive the same discount on any of our Class A shares purchased by the cornerstone investor as they will from any other shares sold to the public.

The underwriting fee is equal to the public offering price per Class A share less the amount paid by the underwriters to us per Class A share. The underwriting fee is $ per Class A share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional Class A shares.

	No Exercise	Full Exercise

Per Class A Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $8.4 million.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of Class A shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any website maintained by an underwriter or selling group member is not part of the prospectus or the restriction statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

We have agreed with the underwriters not to (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or publicly file with or confidentially submit to the SEC a registration statement under the Securities Act relating to, any of our securities or any units of
OpCo that are substantially similar to the Class A shares, or any securities pursuant to the terms of an equity incentive or similar plan described in this prospectus, including but not limited to any options or warrants to purchase Class A shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, Class A shares or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Class A shares or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Class A shares or such other securities, in cash or otherwise (other than the Class A shares to be sold hereunder or pursuant to an equity incentive or similar plan described in this prospectus), in each case without the prior written consent of J.P. Morgan Securities LLC and Barclays Capital Inc. for a period of 180 days after the date of this prospectus (the “Lock-Up Period”), other than the Class A shares to be sold in this offering.

The restrictions described above do not apply to:

•
any Class A shares or any securities or other awards (including, without limitation, options, restricted shares, performance share units or restricted share units) convertible into, exchangeable for, or that represent the right to receive, Class A shares (collectively, “Incentive Awards”) issued pursuant to any share option plan, incentive plan or share purchase plan of WaterBridge (collectively, the “Company Share Plans”) or pursuant to equity compensation arrangements described in this prospectus;
•
any Class A shares issued upon the conversion, exercise or exchange of convertible, exercisable or exchangeable securities described in this prospectus or any Class A shares vested or exercised pursuant to Incentive Awards;

•
the filing of a registration statement on Form S-8 relating to securities granted or to be granted pursuant to the terms of a Company Share Plan as described in this prospectus;
•
the issuance of securities in connection with the transactions on the terms described under “Corporate Reorganization” and “Use of Proceeds” in this prospectus;
•
the confidential submission by us of a resale shelf draft registration statement on Form S-1 with the SEC as contemplated by the registration rights agreement entered into in connection with this offering (provided, in the case of any such confidential submission, (1) we are required to give written notice to J.P. Morgan Securities LLC and Barclays Capital Inc. at least three business days prior to such submission, (2) no public announcement of such confidential submission is made and (3) no such confidential submission becomes a publicly available registration statement during the Lock-Up Period);
•
the issuance of Class A shares or securities convertible into or exercisable or exchangeable for Class A shares as consideration for the acquisition of equity interests or assets of any person, or the acquisition by us by any other manner of any business, properties, assets or person, in one transaction or a series of related transactions, or the filing of a registration statement related to such securities; provided that no more than an aggregate of 10% of the number of Class A shares outstanding immediately after the issuance of the Class A shares pursuant to this offering are issued; and
•
facilitating the establishment of a trading plan on behalf of a shareholder, officer or director of WaterBridge pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Class A shares (provided that (i) such plan does not provide for the transfer of Class A shares during the Lock-Up Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by us regarding the establishment of such plan, such announcement or filing will include a statement to the effect that no transfer of Class A shares may be made under such plan during the Lock-Up Period).

Our director nominees, executive officers, certain funds affiliated with the Existing Owners and certain of their affiliates (the “Lock-Up Parties”) have agreed with the underwriters not to (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend, make any short sale or otherwise transfer or dispose of any Class A shares, including but not limited to any options or warrants to purchase any Class A shares, or any securities convertible into, exchangeable for or that represent the right to receive Class A shares (such Class A shares, options, or other securities, collectively, “Lock-Up Securities”), including without limitation any such Lock-Up Securities now owned or hereafter acquired by the Lock-Up Parties, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by such Lock-Up Party or someone other than such Lock-Up Party), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Class A shares or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”), (iii) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities, except for the exercise of the right for WaterBridge to confidentially submit a resale shelf registration statement on Form S-1 with the SEC as contemplated by the registration rights agreement entered into in connection with this offering (provided that no Lock-Up Securities may be offered or sold pursuant to such registration statement prior to the termination of the Lock-Up Period), or (iv) otherwise publicly announce any intention to engage in or cause any action, activity, transaction or arrangement described in clause (i), (ii) or (iii) above. Except for the transactions on the terms described under “Corporate Reorganization” and “Use of Proceeds” in this prospectus, the Lock-Up Parties have agreed to represent and warrant that such Lock-Up Party is not, and has not caused or directed any of its affiliates to be or become, currently a party to any agreement or arrangement that provides for, is designed to or reasonably could be expected to lead to or result in any Transfer during the Lock-Up Period.

The restrictions described above do not apply to the following transfers of Lock-Up Securities by a Lock-Up Party:

(i) as one or more bona fide gifts or charitable contributions, or for bona fide estate planning purposes;

(ii) upon death by will, testamentary document or intestate succession;

(iii) if the Lock-Up Party is a natural person, to any member of such Lock-Up Party’s immediate family (for purposes hereof, “immediate family” means any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin) or to any trust for the direct or indirect benefit of such Lock-Up Party or the immediate family of such Lock-Up Party or, if such Lock-Up Party is a trust, to a trustor or beneficiary of the trust or the estate of a beneficiary of such trust;

(iv) to a partnership, limited liability company or other entity of which such Lock-Up Party and the immediate family of such Lock-Up Party are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above;

(vi) if such Lock-Up Party is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 under the Securities Act) of such Lock-Up Party, or to any investment fund, vehicle, account, portion of a fund, vehicle or account or other entity which fund or entity controls or manages or is controlled or managed by, or under common control with, such Lock-Up Party or affiliates of such Lock-Up Party (including, for the avoidance of doubt, where such Lock-Up Party is a partnership, to its general partner or a successor partnership or fund, or any other funds, vehicles, accounts or portions of funds, vehicles or accounts managed by such partnership), or (B) as part of a distribution, transfer or disposition without consideration by such Lock-Up Party to its stockholders, partners, members or other equityholders or to the estate of any such stockholders, partners, members or other equityholders;

(vii) by operation of law, such as pursuant to a qualified domestic relations order, divorce settlement, divorce decree or separation agreement;

(viii) to us from one of our employees upon death, disability or termination of employment, in each case, of such employee or pursuant to the clawback provisions of any of our corporate governance policies;

(ix) if such Lock-Up Party is not one of our officers or directors, in connection with a sale of such Lock-Up Party’s Class A shares acquired (A) from the underwriters in this offering or (B) in open market transactions after the closing date of this offering;

(x) to us in connection with the vesting, settlement or exercise of restricted share units, options, warrants or other rights to purchase Class A shares (including, in each case, by way of “net” or “cashless” exercise) that are scheduled to expire or automatically vest during the Lock-Up Period, including any transfer to us for the payment of exercise price and tax withholdings or remittance payments due as a result of the vesting, settlement or exercise of such restricted share units, options, warrants or other rights, or in connection with the conversion of convertible securities, in all such cases pursuant to an agreement or equity awards granted under a share incentive plan or other equity award plan, or pursuant to the terms of convertible securities, each as described in this prospectus, provided that any securities received upon such vesting, settlement, exercise or conversion will be subject to the terms of the lock-up agreement;

(xi) in an exchange of any units representing limited liability company interests in OpCo (“OpCo Units”) (or securities convertible into, exchangeable for or that represent the right to receive OpCo Units) and a corresponding number of the Class B shares into or for Class A shares pursuant to the OpCo LLC Agreement, the distribution of OpCo Units and a corresponding number of Class B shares to the members of OpCo as described in this prospectus, provided that any such securities received by such Lock-Up Party will be subject to the terms of the lock-up agreement; or

(xii) with the prior written consent of J.P. Morgan Securities LLC and Barclays Capital Inc.,

provided that (A) in the case of clauses (i), (ii), (iii), (iv), (v) and (vi) above, such transfer or distribution does not involve a disposition for value, (B) in the case of clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) above, it must be a condition to the transfer or distribution that the donee, devisee, transferee or distributee, as the case may be, will sign and deliver a lock-up agreement for the remainder of the Lock-up Period, (C) in the case of clauses (i), (ii), (iii), (iv), (v) and (vi) above, no filing by any party (including, without limitation, any donor, donee, devisee, transferor, transferee, distributor or distributee) under the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of Lock-Up Securities will be required or will be voluntarily made in connection with such transfer or distribution, and (D) in the case of clauses (vii), (viii), (ix) and (x) above, no filing under the

Exchange Act or other public filing, report or announcement will be voluntarily made, and if any such filing, report or announcement as may be legally required during the Lock-Up Period, such filing, report or announcement must clearly indicate in the footnotes thereto (A) the circumstances of such transfer or distribution and (B) in the case of a transfer or distribution pursuant to clause (vii) above, that the donee, devisee, transferee or distributee has agreed to be bound by a lock-up agreement in the form of this Lock-Up Agreement.

In addition, notwithstanding the restrictions described above, each Lock-Up Party may:

•
enter into a written trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act relating to the transfer, sale or other disposition of such Lock-Up Party’s Lock-Up Securities, if then permitted by us, provided that none of the securities subject to such plan may be transferred, sold or otherwise disposed of until after the expiration of the Lock-Up Period and no public announcement, report or filing under the Exchange Act, or any other public filing, report or announcement, will be voluntarily made regarding the establishment of such plan during the Lock-Up Period, and if any such filing, report or announcement is legally required during the Lock-Up Period, such filing, report or announcement will clearly indicate in the footnotes thereto that none of the securities subject to such plan may be transferred, sold or otherwise disposed of pursuant to such plan until after the expiration of the Lock-Up Period;
•
transfer such Lock-Up Party’s Lock-Up Securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors and made to all holders of our capital shares involving a Change of Control of WaterBridge (for purposes hereof, “Change of Control” means the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of our outstanding voting securities (or the surviving entity)); provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, such Lock-Up Party’s Lock-Up Securities will remain subject to the provisions of the lock-up agreement; and
•
transfer the Lock-Up Securities in connection with the transactions described under “Corporate Reorganization” and “Use of Proceeds” in this prospectus.

See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

J.P. Morgan Securities LLC and Barclays Capital Inc., in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

We have applied to have our Class A shares approved for listing on the NYSE and NYSE Texas under the symbol “WBI”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling Class A shares in the open market for the purpose of preventing or retarding a decline in the market price of the Class A shares while this offering is in progress. These stabilizing transactions may include making short sales of Class A shares, which involves the sale by the underwriters of a greater number of shares of Class A shares than they are required to purchase in this offering, and purchasing Class A shares on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional Class A shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional Class A shares, in whole or in part, or by purchasing Class A shares in the open market. In making this determination, the underwriters will consider, among other things, the price of Class A shares available for purchase in the open market compared to the price at which the underwriters may purchase Class A shares through the option to purchase additional Class A shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase Class A shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A shares, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Class A shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those Class A shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the Class A shares or preventing or retarding a decline in the market price of the Class A shares, and, as a result, the price of the Class A shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE and NYSE Texas, in the over‑the‑counter market or otherwise. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A shares.

Prior to this offering, there has been no public market for our Class A shares. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•
the information set forth in this prospectus and otherwise available to the representatives;
•
our prospects and the history and prospects for the industry in which we compete;
•
an assessment of our management;
•
our prospects for future earnings;
•
the general condition of the securities markets at the time of this offering;
•
the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
•
other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our Class A shares, or that the shares will trade in the public market at or above the initial public offering price.

Directed Share Program

At our request, the underwriters have reserved up to 10% of the Class A shares being offered by this prospectus for sale at the initial public offering price to our directors, officers, employees and other individuals associated with us and members of their families. The sales will be made by Raymond James & Associates, Inc., an underwriter of this offering, through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved Class A shares, but any purchases they do make will reduce the number of Class A shares available to the general public. Any reserved Class A shares not so purchased will be offered by the underwriters to the general public on the same terms as the other Class A shares. Directors, officers and other employees that participate in the directed share program will be subject to a 180-day lock-up with respect to any Class A shares sold to them pursuant to that program. This lock-up will have similar restrictions and extension provision to the lock-up agreements described above. Any Class A shares sold in the directed share program to our directors or officers will be subject to the lock-up agreements described above. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of Class A shares reserved for the directed share program.

Other than the underwriting discounts described on the cover page of this prospectus, the underwriters will not be entitled to any commissions with respect to shares of the Class A shares sold pursuant to the directed share program.

Other Relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In particular, affiliates of Barclays Capital Inc., Goldman Sachs & Co. LLC, Wells Fargo Securities, LLC and TCBI Securities, Inc. are lenders under our Existing Revolving Credit Facilities.

Conflicts of Interest

A portion of the net proceeds from this offering will be used to repay outstanding borrowings under our WBM Revolving Credit Facility and NDB Revolving Credit Facility. Because an affiliate of Wells Fargo Securities, LLC is a lender under our WBM Revolving Credit Facility and NDB Revolving Credit Facility and may receive at least 5% of the net proceeds from this offering, Wells Fargo Securities, LLC may be deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Therefore, this offering is being made in compliance with the requirements of FINRA Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus. J.P. Morgan Securities LLC has agreed to act as a qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. J.P. Morgan Securities LLC will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify J.P. Morgan Securities LLC against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. Wells Fargo Securities, LLC will not confirm any sales of Class A shares to any account over which it exercises discretionary authority without the specific written approval of the account holder.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no Class A shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Class A shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of Class A shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)
to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Class A shares shall require us or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, and each person who initially acquires any Class A shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the representatives and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any Class A shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Class A shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Class A shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any Class A shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Class A shares to be offered so as to enable an investor to decide to purchase or subscribe for any Class A shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

No Class A shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the Class A shares which (i) has been approved by the Financial Conduct Authority or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provisions in Article 74 (transitional provisions) of the Prospectus Amendment etc. (EU Exit) Regulations 2019/1234, except that the Class A shares may be offered to the public in the United Kingdom at any time:

(a)
to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
(c)
in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (“FSMA”).

provided that no such offer of the Class A shares shall require us or any representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the Class A shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any Class A shares to be offered so as to enable an investor to decide to purchase or subscribe for any Class A shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the Class A shares in the United Kingdom within the meaning of the FSMA.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Canada

The Class A shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Class A shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The Class A shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the Class A shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Class A shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, no Class A shares have been or will be offered or sold and no Class A shares have been or will be made the subject of an invitation for subscription or purchase, and no prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A shares, has been or will be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of Class A shares, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the Class A shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The Class A shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Class A shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Switzerland

This prospectus does not constitute an offer to the public or a solicitation to purchase or invest in any Class A shares. No Class A shares have been offered or will be offered to the public in Switzerland, except that offers of Class A shares may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”):

(a)
to any person which is a professional client as defined under the FinSA;
(b)
to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of the representatives for any such offer; or
(c)
in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance;

provided that no such offer of Class A shares shall require us or any representative to publish a prospectus pursuant to Article 35 FinSA.

The Class A shares have not been and will not be listed or admitted to trading on a trading venue in Switzerland.

Neither this document nor any other offering or marketing material relating to the Class A shares constitutes a prospectus as such term is understood pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the Class A shares may be publicly distributed or otherwise made publicly available in Switzerland.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Markets Law, DIFC Law No. 1 of 2012, as amended. This prospectus is intended for distribution only to persons of a type specified in the Markets Law, DIFC Law No. 1 of 2012, as amended. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority (DFSA) has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The Class A shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Class A shares offered should conduct their own due diligence on the Class A shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the Class A shares may not be offered or sold directly or indirectly to the public in the DIFC.

Australia

This prospectus:

(a)
does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);
(b)
has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and
(c)
may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The Class A shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the Class A shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any Class A shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the Class A shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of Class A shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of the Class A shares for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the Class A shares, you undertake to us that you will not, for a period of 12 months from the date of issue of the Class A shares, offer, transfer, assign or otherwise alienate those Class A shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Bermuda

The Class A shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Brazil

The offer and sale of the Class A shares have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution No. 160, dated July 13, 2022, as amended, or unauthorized distribution under Brazilian laws and regulations. The Class A shares will be authorized for trading on organized non-Brazilian securities markets and may only be offered to Brazilian Professional Investors (as defined by applicable CVM regulation), who may only acquire the Class A shares through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of the Class A shares on regulated securities markets in Brazil is prohibited.

LEGAL MATTERS

The validity of our Class A shares offered by this prospectus will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, Houston, Texas.

EXPERTS

The financial statements of WaterBridge Equity Finance LLC as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

The financial statements of WaterBridge NDB Operating LLC as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

The balance sheet of WaterBridge Infrastructure LLC as of April 11, 2025, included in this prospectus and registration statement, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such balance sheet is included in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

The financial statements of Desert Environmental LLC as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, have been audited by Weaver and Tidwell, LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S‑1 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to our Class A shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Class A shares offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of such contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov. A copy of the registration statement, of which this prospectus forms a part, and the exhibits and schedules thereto may be downloaded from the SEC’s website.

As a result of this offering, we will become subject to full information reporting requirements of the Exchange Act and will file with or furnish to the SEC periodic reports and other information. We intend to furnish our shareholders with annual reports containing our audited financial statements prepared in accordance with GAAP and certified by an independent public accounting firm. We also intend to furnish or make available to our shareholders quarterly reports containing our unaudited interim financial information, for the first three fiscal quarters of each fiscal year. Our website is located at www.h2obridge.com. Following the completion of this offering, we intend to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information contained on our website or linked therein or otherwise connected thereto does not constitute part of nor is it incorporated by reference into this prospectus or the registration statement of which this prospectus forms a part.

GLOSSARY OF CERTAIN INDUSTRY TERMS

AMI. Area of mutual interest.

Bench. A distinct interval within a larger oil and gas geological formation.

BLM. Bureau of Land Management.

Bpd or Bbl/d. Barrels per calendar day.

Brackish water. Water with salinity levels between seawater and freshwater.

CAGR. Compound annual growth rate.

Completion. Installation of permanent equipment for production of natural gas, NGLs or oil or, in the case of a dry well, to reporting to the appropriate authority that the well has been abandoned.

Crude oil. A mixture of hydrocarbons that exists in liquid phase in natural underground reservoirs and remains liquid at atmospheric pressure after passing through surface separating facilities.

Delaware Basin. A geological depositional and structural basin in West Texas and southern New Mexico, which is a part of the Permian Basin.

E&P. Exploration and production.

E&P companies. Oil and natural gas exploration and production companies, including producers and/or operators.

ERISA. The Employee Retirement Income Security Act of 1974, as amended.

ESG. Environmental, social and governance.

GAAP. Accounting principles generally accepted in the United States of America.

GHG. Greenhouse gas.

MBbls. One thousand barrels of crude oil, condensate or NGLs.

Mbpd or MBbl/d. One thousand barrels per day.

Mineral interest. Real-property interests that grant ownership of oil and natural gas under a tract of land and the rights to explore for, develop, and produce oil and natural gas on that land or to lease those exploration and development rights to a third party.

MMBtu. One million British thermal units.

MVC. Minimum volume commitments.

NGL. Natural gas liquid.

OpCo. WBI Operating LLC, a Delaware limited liability company.

Operator. The individual or company responsible for the development and/or production of an oil or natural gas well.

Permian Basin. A large sedimentary basin located in West Texas and southeastern New Mexico.

Produced water. Water that comes out of an oil and natural gas well with the crude oil during crude oil production.

A-1

Produced water handling facilities. Facilities employed for the treatment, handling and disposal of produced water into an underground formation.

Skim oil. Oil recovered as a byproduct of the produced water from a well during E&P operations.

A-2

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

WaterBridge Infrastructure LLC

Unaudited Balance Sheet
Unaudited Balance Sheet as of June 30, 2025	F-6
Notes to the Unaudited Balance Sheet	F-7

Unaudited Pro Forma Condensed Combined Financial Statements
Introduction	F-8
Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2025	F-10
Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2025	F-11
Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2024	F-12
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements	F-13

WATERBRIDGE NDB OPERATING LLC

Unaudited Condensed Consolidated Financial Statements
Unaudited Condensed Consolidated Balance Sheets as of June 30, 2025 and December 31, 2024	F-44
Unaudited Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2025 and 2024	F-45
Unaudited Condensed Consolidated Statements of Changes in Member’s Equity for the Three and Six Months Ended June 30, 2025 and 2024	F-46
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2025 and 2024	F-47
Notes to the Unaudited Condensed Consolidated Financial Statements	F-48

WATERBRIDGE EQUITY FINANCE LLC

Unaudited Condensed Consolidated Financial Statements
Unaudited Condensed Consolidated Balance Sheets as of June 30, 2025 and December 31, 2024	F-88
Unaudited Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2025 and 2024	F-89
Unaudited Condensed Consolidated Statements of Changes in Mezzanine Equity and Members’ Equity for the Three and Six Months Ended June 30, 2025 and 2024	F-90
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2025 and 2024	F-91
Notes to the Unaudited Condensed Consolidated Financial Statements	F-92

DESERT ENVIRONMENTAL LLC AND SUBSIDIARIES

Unaudited Condensed Consolidated Financial Statements
Unaudited Condensed Consolidated Balance Sheets as of June 30, 2025 and December 31, 2024	F-124
Unaudited Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 2025 and 2024	F-125
Unaudited Condensed Consolidated Statements of Changes in Member’s Equity for the Six Months Ended June 30, 2025 and 2024	F-126
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2025 and 2024	F-127
Notes to the Unaudited Condensed Consolidated Financial Statements	F-128

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers of NDB Holdings LLC

Opinion on the Financial Statement

We have audited the accompanying balance sheet of WaterBridge Infrastructure LLC (the “Company”) as of April 11, 2025, and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of April 11, 2025 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Houston, TX
April 17, 2025

We have served as the Company’s auditor since 2025.

WaterBridge Infrastructure LLC

Balance Sheet

(in dollars)

April 11, 2025
Assets:
Total assets	$-
Liabilities and member's equity
Total liabilities	$-
Commitments and contingencies
Member's equity:
Deemed cash parent contribution	$(10)
Member's interest	10
Total member's equity	-
Total liabilities and member's equity	$-

WaterBridge Infrastructure LLC

Notes to the Balance Sheet

April 11, 2025

1.
Organization

WaterBridge Infrastructure LLC (the “Company,” “we,” “our” and “us”) was formed on April 11, 2025 as a Delaware limited liability company. NDB Holdings LLC (the “Sole Member”) is the sole member of the Company. The Company is governed by a Limited Liability Company Agreement, dated April 11, 2025 (the “LLC Agreement”).

The Company was formed to serve as the issuer of equity in an initial public offering (“IPO”). Concurrent with the completion of the IPO, the Company will serve as the new parent entity of a new Delaware limited liability company that will own all of the assets and operations of WaterBridge Equity Finance LLC and NDB Midstream LLC.

2.
Summary of Significant Accounting Policies

The balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Separate Statements of Operations, Changes in Member’s Equity and Cash Flows have not been presented because the Company did not have any business transactions or activities since inception as of April 11, 2025, except for our initial capitalization. In this regard, we have determined that general and administrative costs associated with the formation and daily management of the Company are insignificant.

The Company intends to be classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal and state income taxes. The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts and income tax basis of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards, using enacted tax rates in effect for the taxing jurisdiction in which the Company operates for the year in which those temporary differences are expected to be recovered or settled. As of April 11, 2025, there are no income tax related balances reflected in the Company’s balance sheet.

All dollar amounts in the balance sheet and in the notes are stated in dollars unless otherwise indicated.

3.
Member’s Equity

As provided for in the LLC Agreement, the Sole Member holds 100% of the limited liability company interests of the Company. The Sole Member’s limited liability company interests are generally consistent with ordinary equity ownership interests. The Company was capitalized with a deemed cash contribution of $10 from the Sole Member on April 11, 2025.

Distributions (including liquidating distributions) are to be made to the Sole Member at a time to be determined by the board of managers. There are no restrictions on distributions. The Sole Member’s equity account will be adjusted for distributions paid to, and additional capital contributions that are made by the Sole Member. All revenues, costs and expenses of the Company are allocated to the Sole Member in accordance with the LLC Agreement.

4.
Commitments and Contingencies

In the ordinary course of business, the Company may be subject to various legal, regulatory and/or other administrative proceedings. There are currently no such proceedings to which the Company is a party.

5.
Subsequent Events

No events have occurred subsequent to April 11, 2025 through April 17, 2025, which is the date the financial statement was available to be issued, that would require disclosure.

WaterBridge Infrastructure LLC

Unaudited Balance Sheet

(in dollars)

June 30, 2025
Assets:
Total assets	$-
Liabilities and member's equity
Total liabilities	$-
Commitments and contingencies
Member's equity:
Deemed cash parent contribution	$(10)
Member's interest	10
Total member's equity	-
Total liabilities and member's equity	$-

WaterBridge Infrastructure LLC

Notes to the Unaudited Balance Sheet

June 30, 2025

1.
Organization

WaterBridge Infrastructure LLC (the “Company,” “we,” “our” and “us”) was formed on April 11, 2025 as a Delaware limited liability company. NDB Holdings LLC (the “Sole Member”) is the sole member of the Company. The Company is governed by a Limited Liability Company Agreement, dated April 11, 2025 (the “LLC Agreement”).

The Company was formed to serve as the issuer of equity in an initial public offering (“IPO”). Concurrent with the completion of the IPO, the Company will serve as the new parent entity of a new Delaware limited liability company that will own all of the assets and operations of WaterBridge Equity Finance LLC and NDB Midstream LLC.

2.
Summary of Significant Accounting Policies

The balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Separate Statements of Operations, Changes in Member’s Equity and Cash Flows have not been presented because the Company did not have any business transactions or activities since inception as of April 11, 2025, except for our initial capitalization. In this regard, we have determined that general and administrative costs associated with the formation and daily management of the Company are insignificant.

The Company intends to be classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal and state income taxes. The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts and income tax basis of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards, using enacted tax rates in effect for the taxing jurisdiction in which the Company operates for the year in which those temporary differences are expected to be recovered or settled. As of June 30, 2025, there are no income tax related balances reflected in the Company’s balance sheet.

All dollar amounts in the balance sheet and in the notes are stated in dollars unless otherwise indicated.

3.
Member’s Equity

As provided for in the LLC Agreement, the Sole Member holds 100% of the limited liability company interests of the Company. The Sole Member’s limited liability company interests are generally consistent with ordinary equity ownership interests. The Company was capitalized with a deemed cash contribution of $10 from the Sole Member on April 11, 2025.

Distributions (including liquidating distributions) are to be made to the Sole Member at a time to be determined by the board of managers. There are no restrictions on distributions. The Sole Member’s equity account will be adjusted for distributions paid to, and additional capital contributions that are made by the Sole Member. All revenues, costs and expenses of the Company are allocated to the Sole Member in accordance with the LLC Agreement.

4.
Commitments and Contingencies

In the ordinary course of business, the Company may be subject to various legal, regulatory and/or other administrative proceedings. There are currently no such proceedings to which the Company is a party.

5.
Subsequent Events

No events have occurred subsequent to June 30, 2025 through August 3, 2025, which is the date the financial statement was available to be issued, that would require disclosure.

WaterBridge Infrastructure LLC

Unaudited Pro Forma Condensed Combined Financial Statements

Introduction

WaterBridge Infrastructure LLC (the “Company”) was formed on April 11, 2025 pursuant to the transactions described under “Corporate Reorganization,” and does not have historical financial operating results. For purposes of this prospectus, the Company’s predecessors are both WaterBridge NDB Operating LLC (“NDB Operating”) and WaterBridge Equity Finance LLC (“WBEF”).

The following unaudited pro forma condensed combined financial statements reflect the historical combined results of NDB Operating, WBEF and Desert Environmental and their respective subsidiaries on a pro forma basis to give effect to the following transactions (collectively, the “Transactions”), which are described in further detail below, as if they had occurred on June 30, 2025, for purposes of the unaudited pro forma condensed combined balance sheet, and on January 1, 2024, for purposes of the unaudited pro forma condensed combined statements of operations:

•
the contemplated transactions described under “Corporate Reorganization” elsewhere in this prospectus;
•
the initial public offering of Class A shares representing limited liability company interests (“Class A shares”) and the use of the net proceeds therefrom as though the Transactions occurred on June 30, 2025 as described in “Use of Proceeds” elsewhere in this prospectus (the “Offering”). On a pro forma basis, the Company would have expected to retain $105.6 million of the net proceeds from the sale of the Class A shares (based on an assumed initial offering price of $18.50, the midpoint of the range set forth on the cover of this prospectus), because it expects to use the resulting gross proceeds of $499.5 million, to (i) pay underwriting discounts of $30.0 million and estimated other offering costs of $6.8 million that excludes $1.6 million of expenses paid as of June 30, 2025, (ii) repay $129.0 million of outstanding debt, and (iii) purchase limited liability company interests in WBI Operating LLC (“OpCo”) from the holder thereof for $228.2 million;
•
a provision for corporate income taxes at an effective rate of 5.38% for the year ended December 31, 2024, inclusive of all U.S. federal, state and local income taxes;
•
the effects of the Tax Receivable Agreement, as described under “Certain Relationships and Related Party Transactions—Tax Receivable Agreement”; and
•
the WaterBridge Combination as described elsewhere in this prospectus.

The unaudited pro forma condensed combined balance sheet of the Company is based on the unaudited historical condensed consolidated balance sheets of NDB Operating, WBEF and Desert Environmental as of June 30, 2025 and includes pro forma adjustments to give effect to the described Transactions as if they had occurred on June 30, 2025.

The unaudited pro forma condensed combined statements of operations of the Company are based on the audited historical consolidated statements of operations of NDB Operating, WBEF and Desert Environmental for the year ended December 31, 2024, and the unaudited historical consolidated statements of operations of NDB Operating, WBEF and Desert Environmental for the six months ended June 30, 2025 having been adjusted to give effect to the described Transactions as if they occurred on January 1, 2024.

The unaudited pro forma condensed combined financial statements have been prepared on the basis that the Company will be taxed as a corporation under the Internal Revenue Code of 1986, as amended, and as a result, will become a tax-paying entity subject to U.S. federal and state income taxes, and should be read in conjunction with “Corporate Reorganization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and with the audited historical consolidated financial statements and related notes of NDB Operating and WBEF included elsewhere in this prospectus.

The pro forma data presented reflect events directly attributable to the described Transactions and certain assumptions the Company believes are reasonable. The pro forma data are not necessarily indicative of financial results that would have been attained had the described Transactions occurred on the dates indicated above or which could be achieved in the future because they necessarily exclude various operating expenses, such as incremental general and administrative expenses associated with being a public company. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.

Accounting for the Acquisition

The acquisition purchase price allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on final allocation of the fair value of the net assets after the date of this prospectus. See Note 1: Basis of Presentation below for more information.

The acquisitions are subject to reclassification and transaction accounting adjustments that have not yet been finalized. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purposes of providing unaudited pro forma condensed combined financial information in accordance with SEC rules including Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosure about Acquired and Disposed Businesses.” Differences between these preliminary estimates and the final reclassification and transaction accounting adjustments may be material.

WaterBridge Infrastructure LLC

Unaudited Pro Forma Condensed Combined Balance Sheet

as of June 30, 2025

	Historical NDB Operating	Historical WBEF	Transaction Accounting Adjustments		Historical Desert Environmental	Transaction Accounting Adjustments		Pro Forma	Corporate Reorganization and Offering		Pro Forma As Adjusted
Current assets:
Cash and cash equivalents	$11,902	$20,104	$-		$3,147	$-		$35,153	$135,558	(a)	$170,711
Certificate of deposit	-	-	-		104	-		104	-		104
Accounts receivable, net	68,329	69,786	-		9,605	-		147,720	-		147,720
Other receivables	1,845	177	-		-	-		2,022	-		2,022
Related party accounts receivable	50,217	5,239	(18,784)	(a)	1,346	(1,526)	(a)	36,492	-		36,492
Prepaid expenses and other current assets	3,137	4,428	(470)	(b)	536	(32)	(b)	7,599	(474)	(c)	7,125
Total current assets	135,430	99,734	(19,254)		14,738	(1,558)		229,090	135,084		364,174

Non-current assets:
Property, plant and equipment, net	1,200,029	1,231,522	(362,715)	(b)	39,385	1,009	(b) (c)	2,109,230	-		2,109,230
Goodwill	9,091	169,396	(169,396)	(b)	-	52,404	(b)	61,495	-		61,495
Intangible assets, net	95,091	38,547	873,253	(b)	-	49,800	(b)	1,056,691	-		1,056,691
Deferred tax asset	-	-	-		-	-		-	115,596	(f)	115,596
Other assets	23,519	26,532	(900)	(b)	8	(8)	(b)	49,151	(5,520)	(b)(c)	43,631
Total non-current assets	1,327,730	1,465,997	340,242		39,393	103,205		3,276,567	110,076		3,386,643
Total assets	$1,463,160	$1,565,731	$320,988		$54,131	$101,647		$3,505,657	$245,160		$3,750,817

Liabilities and members' equity
Current liabilities:
Accounts payable	$50,143	$11,763	$-		$1,275	$-		$63,181	$-		$63,181
Related party accounts payable	8,424	14,285	(18,784)	(a)	371	(372)	(a)	3,924	-		3,924
Accrued liabilities	66,228	25,074	-		2,682	(1,154)	(a)	92,830	(3,488)	(b)	89,342
Current portion of long-term debt	5,794	17,289	-		2,744	-		25,827			25,827
Contingent consideration	-	2,100	-		-	-		2,100	-		2,100
Other current liabilities	1,686	232	-		-	-		1,918	-		1,918
Total current liabilities	132,275	70,743	(18,784)		7,072	(1,526)		189,780	(3,488)		186,292

Non-current liabilities:
Long-term debt, net of debt issuance costs	620,380	1,113,865	34,055	(b)	11,197	303	(b)	1,779,800	(99,000)	(c)	1,680,800
Tax receivable agreement liability	-	-	-		-	-		-	194,992	(f)	194,992
Other long-term liabilities	17,238	16,452	-		1,916	-		35,606	-		35,606
Total non-current liabilities	637,618	1,130,317	34,055		13,113	303		1,815,406	95,992		1,911,398
Total liabilities	769,893	1,201,060	15,271		20,185	(1,223)		2,005,186	92,504		2,097,690

Commitments and contingencies

Mezzanine equity
Redeemable Series A Preferred Units	-	302,564	(302,564)	(c)	-			-	-		-
Redeemable Series B Preferred Units	-	95,000	(95,000)	(c)	-			-	-		-

Members' equity					-
Member's equity	693,267	(32,893)	703,281	(b)(c)	33,946	102,870	(b) (c)	1,500,471	(1,500,471)	(a)(b)(e)	-
Class A members' equity	-	-	-		-			-	489,920	(d)	489,920
Class B members' equity	-	-	-		-			-	-		-
Total members' equity	693,267	(32,893)	703,281		33,946	102,870		1,500,471	(1,010,551)		489,920
Non-controlling interest	-	-	-		-	-		-	1,163,207	(d)	1,163,207
Total liabilities, mezzanine equity, and members’ equity	$1,463,160	$1,565,731	$320,988		$54,131	$101,647		$3,505,657	$245,160		$3,750,817

WaterBridge Infrastructure LLC

Unaudited Pro Forma Condensed Combined Statement of Operations for

the six months ended June 30, 2025

	Historical NDB Operating	Historical WBEF	Transaction Accounting Adjustments		Historical Desert Environmental	Transaction Accounting Adjustments		Pro Forma	Corporate Reorganization and Offering		Pro Forma As Adjusted
Revenues:
Produced water handling	$117,929	$155,681	$-		$-	$-		$273,610	$-		$273,610
Produced water handling - related party	56,292	215	-		-	(534)	(d)	55,973	-		55,973
Water solutions	14,672	7,018	-		-	-		21,690	-		21,690
Water solutions - related party	3,301		-		-	-		3,301	-		3,301
Other revenues	1,228	3,421	-		15,644	-		20,293	-		20,293
Other revenues - related party	-	-	-		5,041	(5,032)	(d)	9	-		9
Total revenues	193,422	166,335	-		20,685	(5,566)		374,876	-		374,876

Direct operating costs	69,616	60,318	-		7,739	-		137,673	218	(g)	137,891
Direct operating costs - related party	21,204	3,197	-		1,685	(4,844)	(d)	21,242	-		21,242
Depreciation, depletion, amortization and accretion	42,186	59,298	24,689	(d)	3,088	2,140	(e)	131,401	-		131,401
Total cost of revenues	133,006	122,813	24,689		12,512	(2,704)		290,316	218		290,534

General and administrative expense	14,175	18,940	-		1,726	-		34,841	(4,810)	(g)	30,031
Loss on disposal of assets	11,691	-	-		-	-		11,691	-		11,691
Other operating expense, net	1,665	1,628	-		-	-		3,293	-		3,293
Operating income	32,885	22,954	(24,689)		6,447	(2,862)		34,735	4,592		39,327

Interest expense, net	24,225	54,341	(4,583)	(e)	470	(49)	(f)	74,404	(2,343)	(h)	72,061
Other income, net	(265)	(1,537)	-		-	-		(1,802)	-		(1,802)
Income from operations before taxes	8,925	(29,850)	(20,106)		5,977	(2,813)		(37,867)	6,935		(30,932)

Income tax expense (benefit)	89	(29)	-		73	-		133	(1,895)	(i)	(1,762)
Net income (loss)	8,836	(29,821)	(20,106)		5,904	(2,813)		(38,000)	8,830		(29,170)
Less: net income (loss) attributable to non-controlling interests	-	-	-		-	-		-	22,268	(j)	22,268
Net income (loss) attributable to WaterBridge Infrastructure LLC	$8,836	$(29,821)	$(20,106)		$5,904	$(2,813)		$(38,000)	$31,098		$(6,902)
Net loss per class A shares (k)
Basic and Diluted											$(0.20)
Weighted average class A shares outstanding (k)
Basic and Diluted											34,096,279

WaterBridge Infrastructure LLC

Unaudited Pro Forma Condensed Combined Statement of Operations for

the year ended December 31, 2024

	Historical NDB Operating	Historical WBEF	Transaction Accounting Adjustments		Historical Desert Environmental	Transaction Accounting Adjustments		Pro Forma	Corporate Reorganization and Offering		Pro Forma As Adjusted
Revenues:
Produced water handling	$177,629	$316,033	$-		$-	$-		$493,662	$-		$493,662
Produced water handling - related party	106,334	202	-		-	(445)	(d)	106,091	-		106,091
Water solutions	18,646	6,635	-		-	-		25,281	-		25,281
Water solutions - related party	5,184	-	-		-	-		5,184	-		5,184
Other revenue	8,503	6,546	-		16,897	-		31,946	-		31,946
Other revenue - related party	-	-	-		6,008	(6,008)	(d)	-	-		-
Total revenues	316,296	329,416	-		22,905	(6,453)		662,164	-		662,164

Direct operating costs	121,791	114,616	-		13,090	-		249,497	436	(g)	249,933
Direct operating costs - related party	27,742	3,457	-		1,784	(6,295)	(d)	26,688	-		26,688
Depreciation, depletion, amortization and accretion	78,315	120,048	47,923	(d)	4,226	4,815	(e)	255,327	-		255,327
Total cost of revenues	227,848	238,121	47,923		19,100	(1,480)		531,512	436		531,948

General and administrative expense	33,786	34,545	-		1,738	-		70,069	(1,627)	(g)	68,442
Other operating (income) expense, net	(1,755)	1,490	-		-	-		(265)	-		(265)
Operating income	56,417	55,260	(47,923)		2,067	(4,973)		60,848	1,191		62,039

Interest expense, net	53,356	134,671	(13,346)	(e)	1,000	(70)	(f)	175,611	(15,179)	(h)	160,432
Other income, net	(251)	(2,612)	-		-	-		(2,863)	-		(2,863)
Income from operations before taxes	3,312	(76,799)	(34,577)		1,067	(4,903)		(111,900)	16,370		(95,530)

Income tax expense (benefit)	320	4	-		50	-		374	(5,513)	(i)	(5,139)
Net income (loss)	2,992	(76,803)	(34,577)		1,017	(4,903)		(112,274)	21,883		(90,391)
Less: net income (loss) attributable to non-controlling interests	-	-	-		-	-		-	70,305	(j)	70,305
Net income (loss) attributable to WaterBridge Infrastructure LLC	$2,992	$(76,803)	$(34,577)		$1,017	$(4,903)		$(112,274)	$92,188		$(20,086)
Net loss per class A shares (k)
Basic and Diluted											$(0.59)
Weighted average class A shares outstanding (k)
Basic and Diluted											33,784,979

WaterBridge Infrastructure LLC

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1: Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared by the Company in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosure about Acquired and Disposed Businesses.” The historical financial information is derived from the financial statements of NDB Operating, WBEF, and Desert Environmental included elsewhere in this prospectus. For purposes of the unaudited pro forma condensed combined balance sheet, it is assumed that the Transactions occurred on June 30, 2025. For purposes of the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025 and for the year ended December 31, 2024, it is assumed the Transactions occurred on January 1, 2024.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Accounting Standards Topic (“ASC”) Topic 805, Business Combinations, with NDB Midstream LLC (“NDB Midstream”) as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement. NDB Midstream indirectly owns 100% of NDB Operating and is solely a holding company with no material operations, assets or liabilities, with its only material asset being its indirect ownership in NDB Operating. Accordingly, the unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of NDB Operating, the historical consolidated financial statements of WBEF, and the historical consolidated financial statements of Desert Environmental.

The transaction accounting adjustments represent Company management’s best estimates and are based upon currently available information and certain assumptions that we believe are reasonable under the circumstances.

Our management has not identified any reclassification adjustments given all currently available information related to the WaterBridge Combination that would be necessary to conform the presentation of its financial statements or accounting policies to those of the Company.

Note 2: Purchase Price

We will account for the combination of NDB Operating, WBEF and Desert Environmental in the WaterBridge Combination as business combinations in accordance with ASC 805, as the transactions meet the definition of a business under generally accepted accounting principles in the United States of America (“U.S. GAAP”). The identifiable assets acquired and liabilities assumed will be recognized at their acquisition-date fair values. The total consideration transferred will be measured as the fair value of the consideration exchanged with the sellers. The purchase price will be allocated to the identifiable assets acquired and liabilities assumed based on their relative fair values in accordance with ASC 805-20. Any excess of the consideration transferred over the fair value of the identifiable net assets acquired will be recognized as goodwill.

As part of the WaterBridge Combination, all equity interests in NDB Operating and WBEF will be directly or indirectly contributed to OpCo, a Delaware limited liability company formed in connection with the WaterBridge Combination. The consideration transferred to the current equity owners of WBEF will consist of 15.6% of OpCo Units representing fair value of $329.5 million.

Also as part of the WaterBridge Combination, Desert Holdings will contribute all of its equity interests in Desert Environmental to OpCo in exchange for the issuance to Desert Holdings of newly issued OpCo Interests of 5.4% representing fair value of $114.2 million.

The determination of fair value used in the transaction adjustments presented herein are preliminary and based on management estimates of the fair value of the consideration transferred and the assets and liabilities acquired and have been prepared to illustrate the estimated effect of the acquisitions. The final determination of the purchase price allocation will depend on a number of factors that cannot be predicted with certainty at this time. Therefore, the actual purchase price allocations of the combination of NDB Operating, WBEF, and Desert Environmental in the WaterBridge Combination may differ from the transaction accounting adjustments presented in these unaudited condensed combined pro forma statements. The Company has engaged a third-party valuation specialist to assist in the final determination of both the purchase price allocations.

Note 3: Pro Forma Adjustments

The unaudited pro forma condensed combined financial information has been prepared to reflect the application of required U.S. GAAP accounting to the Transactions and has been prepared for informational purposes only.

WaterBridge Infrastructure LLC

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information related to the Combination of NDB Operating and WBEF in the WaterBridge Combination

The Company made the following adjustments and assumptions related to the combination of NDB Operating and WBEF in the WaterBridge Combination in the preparation of the unaudited pro forma condensed combined balance sheet:

(a) Reflects the elimination of related party receivables and related party payables between NDB Operating and WBEF.

(b)

Purchase Price Allocation - WBR
Book value of net assets acquired	$364,671
Fair value adjustments:
Decrease in property, plant and equipment	(362,715)
Increase in intangible assets	873,253
Write-off of debt issuance costs	(35,425)
Decrease in goodwill	(169,396)
Fair value of equity consideration transferred	$670,388

(c) Represents the exchange of Series A Preferred shares and Series B Preferred shares for common equity units.

The Company made the following adjustments and assumptions related to the combination of NDB Operating and WBEF in the WaterBridge Combination in the preparation of the unaudited pro forma condensed combined statements of operations:

(d) Reflects changes in depreciation, amortization and accretion expense

			Depreciation, amortization, and accretion expense
Description	Weighted Average Remaining Useful Life	Fair Value	Six Months Ended June 30, 2025	Year Ended December 31, 2024
Property, plant and equipment:
Wells, pipelines, facilities, ponds and related equipment	16.5	$751,427	$22,818	$45,636
Buildings, vehicles, equipment, furniture & other	6.9	36,276	2,616	5,231
Brackish water wells, facilities, ponds and related equipment	8.2	25,780	1,565	3,129
Land	N/A	241	-	-
Construction in progress	N/A	54,568	-	-
Identifiable intangible assets:
Customer contracts	8 years	911,800	56,988	113,975
Total pro forma depreciation, amortization and accretion expense			83,987	167,971
Less: historical depreciation, amortization and accretion expense			(59,298)	(120,048)
Total pro forma adjustment to depreciation, amortization and accretion expense			$24,689	$47,923

(e) Reflects the elimination of WBEF’s debt issuance cost amortization associated with the WBM Term Loan and the WBM Revolving Credit Facility.

WaterBridge Infrastructure LLC

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information related to the Acquisition of Desert Environmental in the WaterBridge Combination

The Company made the following adjustments and assumptions related to the acquisition of Desert Environmental in the WaterBridge Combination in the preparation of the unaudited pro forma condensed combined balance sheet:

(a) Reflects the elimination of related party receivables, related party payables, and accrued liabilities between Desert Environmental and each of NDB Operating and WBEF.

(b)

Purchase Price Allocation - DES
Book value of net assets acquired	$33,946
Fair value adjustments:
Increase in property, plant and equipment	1,731
Recognition in intangible assets	49,800
Write-off of debt issuance costs	(343)
Recognition in goodwill	52,404
Fair value of equity consideration transferred	$137,538

(c) Reflects the elimination of related party revenues and capital expenditures between Desert Environmental and NDB Operating.

The Company made the following adjustments and assumptions related to the acquisition of Desert Environmental in the WaterBridge Combination in the preparation of the unaudited pro forma condensed combined statements of operations:

(d) Reflects the elimination of related party revenues and direct operating costs between Desert Environmental and each of NDB Operating and WBEF.

(e) Reflects changes in depreciation, depletion and accretion expense.

			Depreciation, depletion, and accretion expense
Description	Weighted Average Remaining Useful Life	Fair Value	Six Months Ended June 30, 2025	Year Ended December 31, 2024
Property, plant and equipment:
Waste facilities & related equipment (1)	102.0	$27,231	$2,399	$3,383
Machinery & equipment	9.0	5,734	310	620
Other	28.0	1,635	29	58
Construction in progress	N/A	54,568	-	-
Identifiable intangible assets:
Customer contracts	10 years	911,800	2,490	4,980
Total pro forma depreciation, amortization and accretion expense			5,228	9,041
Less: historical depreciation, amortization and accretion expense			(3,088)	(4,226)
Total pro forma adjustment to depreciation, amortization and accretion expense			$2,140	$4,815

(1) Includes depletable assets for solid waste management facilities with a fair value of $18.0 million. Depletable assets are depleted based on usage, as such the weighted average remaining useful life does not account for such assets.

(f) Reflects the elimination of Desert Environmental’s debt issuance cost amortization associated with the Term Loan and the Revolving Credit Facility.

WaterBridge Infrastructure LLC

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Corporate Reorganization and Offering Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The Company made the following adjustments and assumptions in the preparation of the unaudited pro forma condensed combined balance sheet:

(a) Reflects an increase in cash of $30.0 million related to additional borrowings the Company made under its NDB Revolving Credit Facility and the WBM Revolving Credit Facility that occurred subsequent to June 30, 2025. In addition, reflects the following adjustments:

Gross proceeds from Offering	$499,500
Less:
Underwriting discounts and commissions	29,970
Issuance expenses(1)	6,811
Proceeds, net of underwriting and issuance expenses	$462,719
Less:
Repayment of outstanding debt	129,000
Acquisition of OpCo interests	228,162
Retained proceeds from offering	$105,558
(1) Excludes $1.6 million of expenses paid as of June 30, 2025

(b) Represents the elimination of $5.1 million deferred offering costs associated with the Offering from Other assets and $3.5 million from Accrued liabilities, respectively, to reflect these costs being charged against the proceeds of this Offering.

(c) Represents a $70.0 million paydown of the NDB Revolving Credit Facility, a $15.0 million paydown of the WBM Revolving Credit Facility, a $14.0 million paydown of the Desert Environmental Term Loan, and the write-off of debt issuance costs of $0.5 million within Prepaid expenses and other current assets and $0.4 million within Other assets. Subsequent to June 30, 2025, the Company made additional borrowings under its revolving credit facilities, including a $10.0 million draw on the NDB Revolving Credit Facility and a $10.0 million draw on the WBM Revolving Credit Facility. Prior to completion of this offering, the Company expects to borrow an additional $10.0 million under the NDB Revolving Credit Facility at substantially similar interest rates to its existing borrowings under the NDB Revolving Credit Facility. Such indebtedness has been or will be utilized in each case, primarily to fund working capital requirements. Such borrowings will be repaid with the proceeds of this offering. Please see “Use of Proceeds”.

(d) Represents an adjustment to members’ equity reflecting (i) $489.9 million for Class A shares outstanding following this offering and application of the net proceeds therefrom calculated as the 29.6% controlling interest in OpCo’s pro forma, as adjusted, members’ equity as of June 30, 2025 (see note (e) below) and (ii) a decrease of $1,163.2 million in members’ equity to allocate a portion of WaterBridge Infrastructure LLC’s equity to the non-controlling interest (see Note (e) below).

(e) Represents the non-controlling interest due to the consolidation of financial results of OpCo. As described in “Corporate Reorganization,” the Company will become the managing member of OpCo. The Company will initially have a minority economic interest in OpCo, but will have exclusive control over the management of OpCo. As a result, we will consolidate the financial results of OpCo and will report a non-controlling interest on our condensed combined balance sheet for the percentage of OpCo units not held by the Company. Upon completion of the contemplated transactions, the non-controlling interest is expected to own approximately 70.4% of OpCo.

Pro forma members’ equity as of June 30, 2025	$1,500,471
Gross proceeds from Offering	499,500
Net underwriting discounts and offering costs(1)	(39,287)
Recognition of deferred tax assets and payable to related parties pursuant to the Tax Receivable Agreement	(79,396)
Acquisition of OpCo interests	(228,162)
Pro forma, As Adjusted members' equity as of June 30, 2025	$1,653,127
Estimated noncontrolling interest percentage	70.4%
(1) Includes $1.6 million of offering costs paid as of June 30, 2025 and a write-off of $0.9 million of debt issuance costs related to the NDB Revolving Credit Facility

WaterBridge Infrastructure LLC

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

(f) Reflects adjustments to give effect to tax adjustments associated with the Corporate Reorganization and adjustments to give effect to the Tax Receivable Agreement (as described in “Certain Relationships and Related Party Transactions—Tax Receivable Agreement”) based on the following assumptions (i) we expect to record $115.6 million in deferred tax assets for the estimated income tax effects of net operating loss carryovers, interest expense carryovers, and the differences in the tax basis and the book basis of the assets owned by the Company following completion of the Corporate Reorganization; and (ii) in connection with the Corporate Reorganization, we will enter into the Tax Receivable Agreement with the TRA Holders which generally provides for a payment by us for 85% of net cash savings, if any, in U.S. federal, state and local income taxes that we realize or in some cases are deemed to realize. We have estimated this liability to be approximately $195.0 million. The amount assumes 6,786,132 Company Class A shares will be issued in exchange for the equity of WB 892 in the WB 892 merger. The estimated Tax Receivable Agreement liability also assumes (a) all exchanges occurred on June 30, 2025; (b) $228.2 million to be paid for the redemption of OpCo interest held by Elda River, in connection with the acquisition of OpCo interests; (c) a constant combined federal and state income tax rate of 21.5%; (d) sufficient taxable income in future years to fully utilize the tax attributes delivered to the Company in the WaterBridge Combination and Corporate Reorganization; and (v) no material changes in tax law.

The amounts to be recorded for both the deferred tax assets and the liability for our obligations under the Tax Receivable Agreement have been estimated. To the extent that future changes in the obligation under the Tax Receivable Agreement are not due to (1) transactions among or with our shareholders and (2) actual payments under the Tax Receivable Agreement, such changes will be recognized in earnings, but not as a component of the income tax provision.

We intend to only record the offset to the deferred tax asset in equity for the initial tax effects resulting from transactions among or with shareholders. As future changes in the deferred tax asset are not due to transactions among or with our shareholders, we intend to reflect those changes in earnings as component of income in the tax provision.

Adjustments to the obligation under the Tax Receivable Agreement, which might result from, among other things, changes in expectations about the extent to which tax benefits subject to the Tax Receivable Agreement will be realized and tax rate changes, would also be recognized in earnings. This arrangement does not represent a tax based on income, but rather a contractual relationship between an entity and its shareholders and is accounted for under ASC 450—Contingencies. The effects of these adjustments are not an element of income tax expense as they do not relate to costs incurred in connection with compliance with income tax law.

WaterBridge Infrastructure LLC

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

The Company made the following adjustments and assumptions in the preparation of the unaudited pro forma condensed combined statements of operations:

(g) Reflects a reduction in share-based compensation expense associated with the remeasurement of incentive units classified as liability awards previously allocated to WBEF of $7.4 million for the six months ended June 30, 2025, and $6.8 million for the year ended December 31, 2024. The adjustment assumes that the WBEF incentive units were converted into Class B shares as of January 1, 2024. The reduction in share-based compensation expense related to such incentive units is offset by the recognition of restricted share unit (“RSU”) expense associated with initial IPO grants of $2.6 million for the six months ended June 30, 2025, and $5.2 million for the year ended December 31, 2024, based on the assumption that the Company’s RSUs were granted on January 1, 2024. The RSU expense has been calculated by recognizing the grant-date fair value of the RSUs, determined using the midpoint of the price range set forth on the cover page of this prospectus, amortized over the three-year vesting period.

(h) Reflects reduction in interest expense of $2.3 million for the six months ended June 30, 2025, and $15.2 million for the year ended December 31, 2024 associated with the pay down of the NDB Revolving Credit Facility, the WBM Revolving Credit Facility, and the Desert Environmental Term Loan.

(i) Reflects estimated incremental income tax expense of $1.9 million for the six months ended June 30, 2025 and $5.5 million for the year ended December 31, 2024 associated with the Company’s results of operations assuming the Company’s earnings had been subject to federal income tax as a subchapter C Corporation using a statutory tax rate of approximately 21.5% and based on the Company’s ownership of approximately 29.6% (32.1% if the underwriters’ option to purchase additional Class A shares is exercised in full) of OpCo following completion of the contemplated transactions. This rate is inclusive of U.S. federal and state income taxes.

(j) Reflects the reduction in condensed combined net income attributable to non-controlling interest for OpCo’s historical results of operations. Upon completion of the Corporate Reorganization, the non-controlling interest will be approximately 70.4% (67.9% if the underwriters’ option to purchase additional Class A shares is exercised in full).

(k) On a pro forma basis, basic net loss per share and diluted net loss per share are the same, as the effect of potentially dilutive securities is anti-dilutive given the Company’s net loss during the periods presented. The weighted-average number of Class A shares outstanding for the six months ended June 30, 2025 reflects the vesting of RSUs associated with initial IPO grants, assuming the IPO had occurred on January 1, 2024, which would result in an initial vesting date of January 1, 2025. Net loss per share on a pro forma basis is computed as follows:

	Six Months Ended June 30, 2025	Year Ended December 31, 2024
Pro forma, as adjusted loss before income taxes	$(30,932)	$(95,530)
Pro forma, as adjusted income tax benefit	1,762	5,139
Pro forma, as adjusted net loss attributable to members’ equity	(29,170)	(90,391)
Pro forma, as adjusted net loss attributable to noncontrolling interests	22,268	70,305
Pro forma, as adjusted net loss available to Class A members	$(6,902)	$(20,086)
Weighted average number of Class A shares outstanding	34,096,279	33,784,979
Pro forma, as adjusted net loss available to Class A members per share	$(0.20)	$(0.59)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers of NDB Midstream LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of WaterBridge NDB Operating LLC and subsidiaries (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, changes in the member’s equity, and cash flows, for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Houston, TX

April 17, 2025

We have served as the Company’s auditor since 2020.

WaterBridge NDB Operating LLC and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	December 31,
	2024	2023
Current assets:
Cash and cash equivalents	$13,284	$12,869
Accounts receivable, net	49,472	41,159
Other receivables	1,549	2,338
Related party receivables	50,025	21,579
Prepaid expenses and other current assets	6,008	5,798
Total current assets	120,338	83,743

Non-current assets:
Property, plant and equipment, net	1,101,041	956,030
Goodwill	9,091	9,091
Intangible assets, net	98,589	3,602
Other assets	21,528	21,888
Total non-current assets	1,230,249	990,611
Total assets	$1,350,587	$1,074,354

Liabilities and member’s equity
Current liabilities:
Accounts payable	$16,899	$10,931
Related party payables	13,721	8,049
Accrued liabilities	44,553	45,191
Current portion of long-term debt	6,536	569
Current contract liabilities	388	354
Other current liabilities	1,371	48
Total current liabilities	83,468	65,142

Non-current liabilities:
Long-term debt, net of debt issuance costs	586,417	337,568
Non-current contract liabilities	3,797	3,867
Other long-term liabilities	13,856	17,249
Total non-current liabilities	604,070	358,684
Total liabilities	687,538	423,826

Commitments and contingencies (Note 12)

Member’s equity	663,049	650,528
Total liabilities and member’s equity	$1,350,587	$1,074,354

See accompanying notes to the consolidated financial statements

WaterBridge NDB Operating LLC and Subsidiaries

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31,
	2024	2023
Revenues:
Produced water handling	$177,629	$119,282
Produced water handling - related party	106,334	64,576
Water solutions	18,646	5,058
Water solutions - related party	5,184	4,178
Other revenue	8,503	7,671
Other revenue - related party	-	2
Total revenues	316,296	200,767

Direct operating costs	121,791	86,102
Direct operating costs - related party	27,742	10,927
Depreciation, amortization and accretion	78,315	48,436
Total cost of revenues	227,848	145,465

General and administrative expense	33,786	14,693
Other operating (income) expense, net	(1,755)	118
Operating income	56,417	40,491

Interest expense, net	53,356	26,236
Other income, net	(251)	(523)
Income from operations before taxes	3,312	14,778

Income tax expense	320	111
Net income	$2,992	$14,667

See accompanying notes to the consolidated financial statements

WaterBridge NDB Operating LLC and Subsidiaries

Consolidated Statements of Changes in Member’s Equity

(in thousands)

Total Member’s Equity
Balance at January 1, 2023	$411,403
Contribution from member	9,817
Non-cash contributions related to acquisition	215,000
Deemed non-cash capital distributions	(359)
Net income	14,667
Balance at December 31, 2023	$650,528
Deemed non-cash capital contributions	9,529
Net income	2,992
Balance at December 31, 2024	$663,049

See accompanying notes to the consolidated financial statements

WaterBridge NDB Operating LLC and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2024	2023
Operating activities
Net income	$2,992	$14,667
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	78,315	48,436
Debt issuance costs amortization and debt issuance costs write off	5,303	1,390
Share-based compensation	9,529	(359)
Bad debt expense	1,183	(27)
Customer relationship amortization	1,749	1,255
Abandoned projects	131	674
Other	(137)	97
Changes in operating assets and liabilities:
Accounts receivable	(4,928)	(13,391)
Related party receivables	(22,388)	(11,143)
Prepaid expenses and other assets	(337)	2,208
Deferred revenue	(37)	4,221
Accounts payable	(37)	4,278
Related party payables	5,719	(909)
Accrued expenses and other liabilities	(148)	4,014
Consideration paid to customer	(3,050)	(6,938)
Net cash provided by operating activities	73,859	48,473

Investing activities
Acquisitions, net of cash acquired	(166,523)	(25,343)
Capital expenditures	(159,921)	(147,969)
Proceeds from disposal of assets	2,783	2,032
Net cash used in investing activities	(323,661)	(171,280)

Financing activities
Contributions from member	-	9,817
Proceeds from short-term loan	-	28,000
Repayments on short-term loan	-	(28,000)
Proceeds from term loan	575,000	-
Repayments on term loan	(1,438)	-
Proceeds from revolver	55,000	122,000
Repayments on revolver	(357,500)	-
Repayments on insurance financing note payable and asset financing payable	(839)	(624)
Debt issuance costs	(18,858)	(1,544)
Principal payments on finance leases	(1,148)	(862)
Net cash provided by financing activities	250,217	128,787
Net increase in cash and cash equivalents	415	5,980
Cash and cash equivalents - beginning of period	12,869	6,889
Cash and cash equivalents - end of period	$13,284	$12,869

See accompanying notes to the consolidated financial statements

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Consolidated Financial Statements

1. Organization and Nature of Operations

WaterBridge NDB Operating LLC (together with its subsidiaries, the “Company”, “we”, “our”, or “us”) is a Delaware limited liability company headquartered in Houston, Texas that was formed in February 2020 by WaterBridge NDB LLC (“WB NDB”), a Delaware limited liability company. WB NDB was capitalized in June 2020 by funds affiliated with Five Point Energy Fund II LP and Five Point Energy Fund III LP and certain members of management.

On June 8, 2022, WB NDB, EVX Midstream Partners LLC, a Delaware limited liability company (“EVX I”), and EVX Eagle Ford Holdings LLC, a Delaware limited liability company (“EEF”), completed a combination transaction, pursuant to which each of WB NDB, EVX I and EEF contributed all of their equity interests in their respective wholly owned operating subsidiaries to NDB Holdings LLC, a Delaware limited liability company (“Holdings”), in exchange for membership interests in Holdings. Following such merger, funds affiliated with Five Point Energy Fund I LP, Five Point Energy Fund II LP and Five Point Energy Fund III LP collectively hold a 65.8% indirect ownership in the Company.

On March 28, 2023, Holdings contributed all of its equity interests in the Company to NDB Intermediate Holdings LLC, a Delaware limited liability company (“Intermediate Holdings”).

Effective as of May 1, 2023, Holdings and WPX Energy Permian, LLC, a Delaware limited liability company (“Devon”), entered into a Contribution Agreement, whereby (a) Holdings contributed all of its equity interests in its wholly owned subsidiaries, including Intermediate Holdings, and (b) Devon contributed all of its equity interests in Stateline Water, LLC, an Oklahoma limited liability company (“Stateline Water”), to a newly formed entity, NDB Midstream LLC, a Delaware limited liability company (“NDB Midstream”). NDB Midstream subsequently contributed all of its equity interest in Stateline Water to the Company. Following these contributions, Holdings and Devon owned 70% and 30%, respectively, in NDB Midstream. The Company is a wholly owned subsidiary of NDB Midstream.

The Company provides water management solutions through integrated pipeline and water handling networks located in the Northern Delaware Basin in west Texas and southern New Mexico and in the Eagle Ford Basin in south Texas. Through its networks, the Company gathers, transports, treats, recycles, stores, and/or handles water produced from oil and gas exploration and production (“E&P”) activities. As part of the water handling process, we separate, recover, and sell crude oil, also known as skim oil. The Company also sells brackish water to E&P companies for use in drilling and completion operations. Our assets consist of produced water handling and recycling facilities, brackish water wells and ponds, water pipeline systems and related facilities. The water handling activities are generally supported by long-term, fixed-fee contracts and acreage dedications. The Company also provides crude gathering and transportation services in the Eagle Ford Basin.

Corporate Reorganization

On July 1, 2024, WB NDB, the indirect parent of the Company, was divided into two Delaware limited liability companies in accordance with a plan of division: (i) WB NDB and (ii) LandBridge Holdings LLC, a new Delaware limited liability company created by, and resulting from, the division (the “Division”). Pursuant to the Division, DBR Land Holdings LLC, a Delaware limited liability company (“DBR Land Holdings”) and its subsidiaries, each of which was previously a subsidiary of WB NDB, became subsidiaries of LandBridge Holdings LLC. As a result, all WB NDB incentive units, the burden of which were previously allocated between the Company and its subsidiaries and DBR Land Holdings and its subsidiaries, are now entirely attributable to the Company. In addition, in conjunction with the Division, WB NDB entered into a Second Amended and Restated Limited Liability Company Agreement, pursuant to which the repurchase feature triggering liability award accounting was amended to require repurchase at fair value as of the repurchase date, thereby eliminating the liability award accounting, including periodic fair value remeasurement. From and after the Division, WB NDB incentive units have transitioned to equity award accounting.

2. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

Our consolidated financial statements (“Financial Statements”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All dollars amounts, except per unit amounts, in the Financial Statements and tables in the notes are stated in thousands of dollars unless otherwise indicated.

All of the Company’s subsidiaries are wholly owned, either directly or indirectly through wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. There were no variable interest entities for any periods presented herein. Basic and diluted net income per common unit is not presented since the ownership structure of the Company is not a common unit of ownership.

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Consolidated Financial Statements

On occasion, the Company, through its wholly owned subsidiaries, enters into joint operating agreements (“JOA”) pursuant to which third parties receive non-operating undivided interests in one or more produced water handling facilities and related assets subject to the JOA. The undivided interest owners (i) receive their proportionate share of revenue and (ii) pay for their proportionate share of all costs and expenses incurred in drilling, equipping, installing, and operating the JOA assets. The JOAs are not separate legal entities; rather, each undivided interest received by the parties to the JOA is an undivided ownership interest in the applicable assets. The Company records its undivided interests related to these JOAs and records revenues and expenses related to these disposal activities on a net basis as part of revenues and costs and expenses. JOA revenues and costs and expenses are subject to audit by all non-operating parties, or such other entity that the non-operator authorizes to conduct the audit, generally limited to the preceding two years following the end of a calendar year.

When necessary, reclassifications are made to prior period financial information to conform with current year presentation.

Segment Information

Operating segments are defined as components of an enterprise for which separate financial information is available and regularly evaluated by the Chief Operating Decision Maker (“CODM”) for the purpose of making key operating decisions, allocating resources, and assessing operating performance. The Company operates as a single operating and reportable segment. The Company is managed as a whole rather than through discrete operating segments. Our executive team is organized by function, rather than legal entity, with no business component manager reporting directly to the CODM. Allocation of resources is made on a project basis across the Company without regard to geographic area, and considers among other things, return on investment, current market conditions, including commodity prices and market supply, availability of services and human resources, and contractual commitments. The Company’s Chief Executive Officer is the CODM who allocates resources and assess performance based upon financial information at the consolidated level.

All of our revenues are generated in the United States and all of our tangible long-lived assets, which consist of property, plant and equipment, are located in the United States. The measure of segment assets is reported on our consolidated balance sheets as total assets. Total expenditures for additions to long-lived assets is reported on our consolidated statements of cash flows.

The measure of profit and loss regularly provided to the CODM that is most consistent with U.S. GAAP is net income, as presented in our consolidated statements of operations. The Company presents all of its significant segment expenses and other metrics as used by the CODM to make decisions regarding the Company’s business, including resource allocation and performance assessment in our consolidated statements of operations.

Use of Estimates

The preparation of the Financial Statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the Financial Statements and accompanying notes.

The Company evaluates its estimates and related assumptions regularly, including those related to the fair value measurements of assets acquired and liabilities assumed in a business combination, the collectability of accounts receivable, the assessment of recoverability and useful lives of long-lived assets, including property, plant and equipment, goodwill and intangible assets, the valuation of share-based compensation and contract performance incentives and the fair value of asset retirement obligations. Changes in facts and circumstances or additional information may result in revised estimates, and actual results may differ from such estimates.

Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Whenever available, fair value is based on or derived from observable market prices or parameters. When observable market prices or inputs are not available, unobservable prices or inputs are used to estimate the fair value. The three levels of the fair value measurement hierarchy are as follows:

•
Level 1: Quoted market prices in active markets for identical assets or liabilities.
•
Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.
•
Level 3: Unobservable inputs that are not corroborated by market data.

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Consolidated Financial Statements

The carrying value of the Company’s cash and cash equivalents, accounts receivable, net of current expected credit losses, and accounts payable and accrued liabilities reported on the consolidated balance sheets approximate fair value due to their highly liquid nature or short-term maturity.

The fair value of debt is the estimated amount the Company would have to pay to transfer its debt, including any premium or discount attributable to the difference between the stated interest rate and market rate of interest at the balance sheet date. The estimated fair value of our debt approximates the principal amount outstanding because the interest rates applicable to such amounts are variable and reflective of market rates and the debt may be repaid, in full or in part, at any time without penalty. Refer to Note 7 – Debt.

Recurring fair value measurements were performed for management incentive units prior to the Division and award modification (when the incentive units were accounted for as liability awards), as disclosed in Note 10 – Share-Based Compensation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company maintains cash balances that may at times exceed federally insured limits.

Accounts Receivable

The Company extends credit to customers and other parties in the normal course of business. Accounts receivable consists of trade receivables recorded at the invoiced amount, plus accrued revenue that is earned but not yet billed, less an estimated allowance for doubtful accounts. Account receivables are generally due within 45 days or less. An allowance for expected credit losses is determined based upon historical write-off experience, aging of accounts receivables, current macroeconomic industry conditions and customer collectability patterns. Accounts receivable are charged against the allowance when determined to be uncollectible. When the Company recovers amounts that were previously written off, those amounts are offset against the allowance and reduce expense in the year of recovery.

As of December 31, 2024 and 2023, the Company had $2.4 million and an immaterial amount, respectively, in allowance for doubtful accounts. The Company wrote off an immaterial amount and approximately $0.1 million during the years ended December 31, 2024 and 2023, respectively.

As of December 31, 2024, the Company had two customers that accounted for approximately 34% and 10% of outstanding receivables, respectively. As of December 31, 2023, the Company had two customers that accounted for approximately 24% and 10% of outstanding receivables, respectively.

Property, Plant and Equipment

Property, plant, and equipment is stated at cost or, upon acquisition, at its fair value. Expenditures for construction activities, major improvements and betterments that extend the useful life of an asset are capitalized, while expenditures for maintenance and repairs are generally expensed as incurred. Costs of abandoned projects are charged to operating expense upon abandonment. The cost of assets sold or disposed of, and the related accumulated depreciation are removed from the accounts in the period of sale or disposal, and the resulting gains or losses are recorded in earnings in the respective period. Refer to Note 5 – Property, Plant and Equipment.

Depreciation is computed using the straight-line method over the estimated useful lives for each asset group, as noted below:

Wells, Pipelines, Facilities, Ponds and Related Equipment	5 - 30 years
Brackish Water Wells, Facilities, Ponds and Related Equipment	3 - 15 years
Vehicles, Equipment, Furniture and Other	3 - 30 years
Crude Pipelines, Related Equipment and Other	5 - 30 years
Buildings	30 years

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Consolidated Financial Statements

Casualty Losses and Insurance Recoveries

Casualty losses, whether full or partial, are accounted for using a combination of impairment, insurance, and revenue recognition guidance prescribed by U.S. GAAP. Upon incurring a loss event, the Company evaluates for asset impairment under ASC 360, Property, Plant, and Equipment. To the extent that the assets are recoverable, determined utilizing undiscounted cash flows expected to result from the use of the asset or asset group and its eventual disposition, the Company accounts for a full or partial casualty loss as operating and maintenance expense and evaluates whether all or a portion of the casualty loss can be offset by the recognition of insurance recoveries.

The Company follows the guidance in ASC 610-30, Other Income - Gains and Losses on Involuntary Conversions, for the conversion of nonmonetary assets (i.e., the property and equipment) to monetary assets (i.e., insurance recoveries). Under ASC 610-30, once receipt of the monetary assets is probable, the Company recognizes an insurance receivable in other receivables on the consolidated balance sheets, with a corresponding offset to operating and maintenance expense recognized on the consolidated statements of operations. If the insurance receivable is less than the carrying value of the assets, the Company will recognize a net loss on the consolidated statements of operation. If the insurance receivable is greater than the amount of loss recognized, the Company will only recognize a receivable up to the amount of loss recognized and will account for the excess as a gain contingency in accordance with ASC 450-30, Gain Contingencies. Gain contingencies are recognized when earned and realized, which typically will occur at the time of final settlement or when non-refundable cash payments are received. Refer to Note 5 – Property, Plant and Equipment.

Intangible Assets

Our intangible assets with definite useful lives include acquired customer contracts and customer relationships. Customer contract amounts are presented at the Company’s cost basis and are amortized to expense on a straight-line basis and assume no residual value. Refer to our customer relationships policy below for further information on these. Refer to Note 6 - Intangible Assets for further information on estimated useful lives for such definite-lived intangibles.

Goodwill

Goodwill is the excess of acquisition cost of a business over the estimated fair value of net identifiable assets acquired. Goodwill is not amortized, however, we test goodwill for impairment at least annually as of October 31st, or when events or circumstances indicate goodwill is more likely than not impaired. When evaluating goodwill for impairment, we may either perform a qualitative assessment or a quantitative test. The qualitative assessment is an assessment of historical information and relevant events and circumstances to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If we conclude that it is more-likely-than not that an impairment exists, a quantitative test is required which compares the estimated fair value of a reporting unit, based on Level 3 inputs, to its carrying value and measures any goodwill impairment as the amount by which the carrying amount of the reporting unit exceeds its fair value. We may elect not to perform the qualitative assessment and instead perform a quantitative impairment test.

We completed our annual assessment of goodwill impairment in the current year by performing a qualitative assessment, which indicated it was not more likely than not that there was an impairment and therefore no quantitative test was required, and no impairment was recognized for the years ended December 31, 2024 and 2023. Significant judgments and assumptions are inherent in our estimate of future cash flows used to determine the estimate of the reporting unit’s fair value. Factors that could trigger a lower fair value estimate include significant negative industry or economic trends, cost increases, disruptions to our business, regulatory or political environment changes or other unanticipated events.

The Company has two reporting units:

•
The Northern Delaware Basin in west Texas and southern New Mexico; and
•
The Eagle Ford Basin in south Texas.

As of December 31, 2024 and 2023, the Company had a goodwill balance of $9.1 million. All goodwill is included within one reporting unit, the Eagle Ford Basin in south Texas. A qualitative impairment assessment was performed on the annual assessment date and no impairment was identified for the remainder of fiscal year 2024. The Company determined that no impairment charge for goodwill was required as of and for the years ended December 31, 2024 and 2023.

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Consolidated Financial Statements

Acquisitions

To determine if a transaction should be accounted for as a business combination or an asset acquisition, we first calculate the relative fair value of the assets acquired. If substantially all of the relative fair value is concentrated in a single asset or group of similar assets, or, if not, but the transaction does not include a significant process (does not meet the definition of a business), the transaction is recorded as an asset acquisition. We record asset acquisitions using the cost accumulation model. Under the cost accumulation model of accounting, the cost of the acquisition, including certain transaction costs, are allocated to the assets acquired using relative fair values. All other transactions are recorded as business combinations. We record the assets acquired and liabilities assumed in a business combination at their acquisition date fair values. Transactions in which we acquire control of a business are accounted for under the acquisition method. The identifiable assets, liabilities and any noncontrolling interests are recorded at the estimated fair value as of the acquisition date. The purchase price in excess of the fair value of assets acquired and liabilities assumed is recorded as goodwill.

Impairment of Long-Lived Assets

Management reviews the Company’s long-lived assets, which primarily includes property, plant and equipment and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of the assets might not be recoverable. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets for purposes of assessing recoverability. Recoverability is generally determined by comparing the carrying value of the asset to the expected undiscounted future cash flows of the asset. If the carrying value of the asset is not recoverable, the amount of impairment loss is measured as the excess, if any, of the carrying value of the asset over its estimated fair value.

Accounts Payable

Accounts payable consists of vendor obligations due under normal trade terms for services rendered or products received by the Company during ongoing operations. In cases where the Company operates but owns an undivided interest of less than 100% in the asset or there is a royalty interest in the asset, accounts payable also consists of revenue payable, net of billings receivable for operating and capital expenditures attributable to the undivided interest property or royalties payable. Refer to Note 3 – Additional Financial Statement Information for further information.

Debt Issuance Costs

Debt issuance costs represent costs associated with long-term financing and are amortized over the term of the related debt using a method which approximates the effective interest method. The Company’s debt issuance costs related to the term loan are reflected as a reduction of long-term debt on the consolidated balance sheets. The Company’s debt issuance costs associated with the Company’s revolving credit facility are deferred and presented within prepaid expenses and other current assets, and other assets on the consolidated balance sheets. Refer to Note 7 – Debt for further information.

Asset Retirement Obligations

The fair value of a liability for an asset retirement obligation (“ARO”) is recognized in the period in which it is incurred. These obligations are those for which we have a legal obligation for settlement. The fair value of the liability is added to the carrying amount of the associated asset. The Level 3 inputs to this fair value measurement include estimates of plugging, abandonment and remediation costs, inflation rates, credit-adjusted risk-free rate, and expected abandonment dates. This additional carrying amount is then depreciated over the period remaining to the expected abandonment date. The liability increases due to the passage of time based on the time value of money until the obligation is settled. Our ARO relates primarily to the dismantlement, removal, site reclamation and similar activities of our pipelines, water handling facilities and associated operations. Our asset retirement obligations are included within other long-term liabilities on the consolidated balance sheets. Refer to Note 3 – Additional Financial Statement Information for further information.

Share-Based Compensation

The Company accounts for share-based compensation expense for incentive units granted in exchange for employee services. Incentive units are subject to time-based vesting, and vest to the participant over the course of the vesting period which is generally three years. Forfeitures are accounted for upon occurrence.

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Consolidated Financial Statements

Our management and employees participate in one equity-based incentive unit plan, managed by WB NDB, an indirect parent of the Company. The incentive units consist of time-based awards of profits interests in WB NDB (the “Incentive Units”), and the Amended and Restated Limited Liability Company Agreement of WB NDB (the “WB NDB LLC Agreement”) authorizes the issuance of 10,000 Incentive Units.

The Incentive Units represent a substantive class of equity of WB NDB and are accounted for under Financial Accounting Standards Board (“FASB”) ASC Topic 718, Compensation – Stock Compensation (“ASC 718”). Features of the Incentive Units included the ability for WB NDB to repurchase Incentive Units during a 180-day option period, whereby the fair value price was determined as of the termination date, not the repurchase date, which temporarily takes away the rights and risks and rewards of ownership from the Incentive Unit holder during the option period. Under ASC 718, a feature for which the employee could bear the risks, but not gain the rewards, normally associated with equity ownership requires liability classification. WB NDB classified the Incentive Units as liability awards. The liability related to the Incentive Units was recognized at WB NDB as the entity responsible for satisfying the obligation. Share-based compensation income or expense allocated to the Company was recognized as a deemed non-cash contribution to or distribution from member’s equity on the consolidated balance sheets. The share-based compensation income or expense was recognized consistent with WB NDB’s classification of a liability award resulting in the initial measurement, and subsequent remeasurements, recognized ratably over the vesting period.

At each reporting period, WB NDB’s Incentive Units were remeasured at their fair value, consistent with liability award accounting, using a Monte Carlo Simulation. The Monte Carlo Simulation requires judgment in developing assumptions, which involve numerous variables. These variables include, but are not limited to, the expected unit price volatility over the term of the awards, the expected distribution yield and the expected life of Incentive Units. The vested portion of WB NDB’s Incentive Unit liability was allocated pro rata to the Company, and other WB NDB operating subsidiaries, as general and administrative income or expense on the consolidated statements of operations. The allocation was based on the Company’s share of the aggregate equity value derived in WB NDB’s business enterprise valuation.

The Company updated its assumptions each reporting period based on new developments and adjusted such amounts to fair value based on revised assumptions, if applicable, over the vesting period. For the years ended December 31, 2024 and 2023, the fair values of the Incentive Units were estimated using various assumptions as discussed in Note 10 – Share-Based Compensation. The fair value measurement was based on significant inputs not observable in the market, and thus represents Level 3 inputs within the fair value hierarchy.

The risk-free rate was determined by reference to the U.S. Treasury yield curve in effect at the time of grant of each award and updated at each balance sheet date for the time period approximating the expected term of such award. The expected distribution yield was based on no previously paid distributions and no intention of paying distributions on the Incentive Units for the foreseeable future.

Due to the Company not having sufficient historical volatility, the Company used the historical volatilities of publicly traded companies that were similar to the Company in size, stage of life cycle and financial leverage.

On July 1, 2024, as a result of the Division described above, Incentive Units are still recognized as a deemed non-cash contribution or distribution from member’s equity on the Company’s consolidated balance sheets. However, any new issuances or any vested portion of income or expense of existing awards is no longer allocated to historical WB NDB operating subsidiaries following the Division and is therefore attributed 100% to the Company.

Further, in connection with the Division, the repurchase feature of the Incentive Units was amended such that the fair value price of the repurchased Incentive Units is determined as of the repurchase date, which subjects the Incentive Unit holder to the normal rights, risks and rewards of ownership. The repurchase feature is a non-contingent call option as the call becomes effective upon (i) the employee’s termination of employment either by the Company (with or without cause) or (ii) voluntary resignation by the employee and it is assured that all employees will eventually terminate. Under ASC 718, a feature for which the employee could bear the risks and rewards normally associated with equity ownership and a non-contingent call option not probable to be exercised within six months requires equity classification. As such, beginning July 1, 2024, the Incentive Units are no longer required to be remeasured at fair value and no longer require liability award accounting, as the modifications noted above result in equity award classification and accounting. See Note 10 – Share-Based Compensation for additional information related to the modification.

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Consolidated Financial Statements

Distributions attributable to Incentive Units are based on returns received by members of WB NDB once certain return thresholds have been met. Incentive Units are solely a payment obligation of WB NDB, and neither the Company nor any other operating subsidiary has any cash or other obligation to make payments in connection with the Incentive Units.

Revenue Recognition

Produced Water Handling

Produced water handling revenues consist of fees charged for produced water handling services, produced water gathering pipeline services, and sales of skim oil, which is recovered from produced water after taking custody of the water from customers.

For produced water handling services and produced water gathering pipeline services, revenues are recognized over time utilizing the output method based on the volume of water accepted from the customer. We have determined the performance obligation is satisfied over time as the customer simultaneously receives and consumes the benefits provided by the performance of these services, typically as customers’ water is accepted. We apply the ‘as-invoiced’ practical expedient to produced water service revenues, under which, revenues are recognized based on the invoiced amount which is equal to the value to the customer of the Company’s performance obligation completed to date. The produced water services are often combined as a system service fee where we typically charge customers a disposal and transportation fee on a per barrel basis according to the applicable contract.

As part of our produced water handling revenues, we aggregate and sell skim oil. Skim oil sales revenues are recognized at a point in time, based on when control of the product is transferred to the customer. Skim oil is generally sold at market rates, net of marketing costs. For the years ended December 31, 2024 and 2023, we recognized $29.3 million and $16.4 million in skim oil sales revenues, respectively.

Water Solutions

Water solutions revenues consist of sales of brackish water, recycled water, and produced water and are generally priced based on negotiated rates with the customer and structured as volume dependent arrangements. Water solutions revenues are recognized at a point in time, based on when control of the volumes are transferred to the customer, usually upon delivery.

Other Revenue

Other revenues consist primarily of fees charged for crude gathering services. These contracts are generally structured as volume dependent arrangements. Revenues are recognized over time utilizing the output method based on the volume of crude transferred. We have determined the performance obligation is satisfied over time as the customer simultaneously receives and consumes the benefits provided by the performance of the services, typically as customers’ crude is accepted. We apply the as-invoiced practical expedient to crude gathering service revenues, under which, revenues are recognized based on the invoiced amount which is equal to the value to the customer of the Company’s performance obligation completed to date.

Transaction Price Allocated to Future Performance Obligations

We recognize revenues based on the transfer of control or our customers’ ability to benefit from our services and products in an amount that reflects the consideration we expect to receive in exchange for those services and products. The Company’s sales arrangements do not include any significant post-delivery obligations. The Company accrues revenues as services are performed or products are delivered. The difference between estimated and actual amounts received are recorded in the period the payment is received. We allocate the consideration earned between the performance obligations based on the stand-alone selling price when multiple performance obligations are identified.

The Company applies the practical expedient exempting the disclosure of the transaction price allocated to remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less. For contracts with terms greater than one year, the Company applies the practical expedient exempting the disclosure of the transaction price allocated to remaining performance obligations if the variable consideration is allocated entirely to a wholly unsatisfied performance obligation. Under our contracts, each service or unit of product typically represents a separate performance obligation; therefore, future volumes are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required.

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Consolidated Financial Statements

Contract Liabilities

Contract liabilities primarily relate to revenue agreements where the Company receives a reimbursement for infrastructure constructed on behalf of the customer, but owned by the Company, in advance of the related performance obligation being satisfied. Contract liabilities are recognized as earned over time or at a point in time based on the provisions set forth in the agreement.

Customer Relationships

Customer relationships represent our right to future consideration related to up-front payments made associated with customer contract dedications where we typically do not receive a distinct good or service in exchange for these payments. Contract relationships are amortized as a reduction to produced water handling revenues within our consolidated statements of operations on a straight-line basis over the primary term of the underlying agreement. As of December 31, 2024 and 2023, the Company recorded $19.9 million and $18.6 million, respectively, in other assets on the consolidated balance sheets related to customer relationships. We recognized amortization of $1.7 million and $1.3 million for the years ended December 31, 2024 and 2023, respectively. The remaining weighted average amortization period for customer relationships was 10.8 years and 11.9 years as of December 31, 2024 and 2023, respectively.

Income Taxes

The Company is a limited liability company classified as a pass-through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, are deemed to pass to the members and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed.

The Company is subject to Texas margin taxes. We estimate our state tax liability utilizing management estimates related to the deductibility of certain expenses and other factors. We recorded $0.3 million and $0.1 million in Texas margin tax liability as of December 31, 2024 and 2023, respectively.

Concentrations of Risk

The Company provides services to customers involved in the E&P industry in the Northern Delaware Basin in west Texas and southern New Mexico and the Eagle Ford Basin in south Texas and is almost entirely dependent upon the continued activity of such customers.

In the normal course of business, we maintain cash balances in excess of federally insured limits. The Company regularly monitors these institutions’ financial condition. We have not experienced any losses in our accounts and believe we are not exposed to any significant credit risk on cash or cash equivalents.

Significant Customers

Customers that individually comprised more than 10% of the Company’s consolidated revenues were as follows:

	Year Ended December 31,
	2024	2023
Customer A	27%	24%
Customer B	10%	15%

Recently Adopted Accounting Pronouncements

In 2024, we adopted ASU 2023-07, Segment Reporting (Topic 280). This guidance requires a public entity, including entities with a single reportable segment, to disclose significant segment expenses and other segment items on an annual and interim basis and provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that were previously required annually. This ASU was effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. The Company has adopted and retroactively applied this standard to our Financial Statements. See Segment Information above for the required disclosures.

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Consolidated Financial Statements

On January 1, 2023, we adopted ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), which changed how we account for credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The adoption of this update did not have a material impact on our Financial Statements.

Recent Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40). This guidance requires tabular disclosure of specified natural expenses in certain expense captions, a qualitative description of amounts that are not separately disaggregated, and disclosure of the Company's definition and total amount of selling expenses. We plan to adopt this guidance and conform with the disclosure requirements when it becomes mandatorily effective for annual periods beginning after December 15, 2026. We are currently assessing the impact of this standard on our Financial Statements and related disclosures.

3. Additional Financial Statement Information

Other Balance Sheet information is as follows:

	December 31,
	2024	2023
Prepaids and other current assets
Prepaid insurance	$4,335	$3,279
Prepaid deposits	505	442
Debt issuance costs	474	1,726
Other	694	351
Total prepaids and other current assets	$6,008	$5,798

Accounts payable
Trade payable	$13,202	$4,322
Working interest and royalty payable	2,660	5,934
Taxes payable	319	111
Other	718	564
Total accounts payable	$16,899	$10,931

Accrued liabilities
Accrued operating and capital expenses	$36,783	$34,599
Accrued property taxes	2,458	2,537
Accrued payroll	2,391	1,765
Accrued interest	1,911	3,907
Accrued professional fees	1,010	1,233
Other	-	1,150
Total accrued liabilities	$44,553	$45,191

The following table summarizes the Company’s ARO activity, included within other long-term liabilities on the consolidated balance sheets, for the years presented:

	December 31,
	2024	2023
Asset retirement obligations:
Beginning balance	$7,574	$3,107
Additions	558	3,739
Accretion expense	1,062	728
Ending balance	$9,194	$7,574

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Consolidated Financial Statements

Supplemental cash flow information is as follows:

	Year Ended December 31,
	2024	2023
Supplemental cash flow information:
Cash paid for interest	$49,734	$24,944

Non-cash investing and financing activities:
Capital expenditures in accounts payable and accrued liabilities	$26,847	$25,335
Insurance financing	$1,014	$722
Asset retirement obligations additions	$558	$3,746
Equity contribution related to acquisitions	$-	$215,000

4. Asset Acquisitions

On May 10, 2024, the Company acquired certain produced water and supply water handling, transportation, and water disposal assets in Loving and Winkler Counties, Texas and in Lea County, New Mexico. The produced water handling assets consist of disposal wells and associated handling facilities and approximately 45 miles of produced water pipelines. The supply water assets consist of wells, ponds and associated facilities and approximately 53 miles of pipelines. The assets were acquired from a private third-party seller for total purchase consideration of $165.8 million, inclusive of $0.9 million in transaction costs. The total purchase consideration was attributed to intangible asset value of $99.8 million, produced water assets of $36.2 million, supply water assets of $25.3 million, and other assets of $4.5 million.

On November 21, 2024, the Company acquired approximately 100 acres of land in Eddy County, New Mexico from a private, third-party seller, for total purchase consideration of $0.6 million. The purchase consideration was all attributed to land value.

In May 2023, as part of the Contribution Agreement, Devon contributed 18 disposal wells and associated handling facilities, and 259 miles of produced water pipelines and associated facilities to the Company valued at $215.0 million. For the period ended December 31, 2023, the Company incurred $0.8 million of related transaction costs. The purchase consideration was all attributed to produced water assets.

In addition, during 2023, the Company entered into various asset acquisition agreements through which we acquired approximately 27 acres of land, right-of-ways, and certain produced water handling, transportation and water disposal assets in Loving, Karnes, and Wilson Counties, Texas and Eddy County, New Mexico. The produced water handling assets consisted of three disposal wells and associated handling facilities and approximately 27 miles of produced water pipelines. The assets were acquired from independent E&P companies for total purchase consideration of $24.5 million.

5. Property, Plant and Equipment

Property, plant and equipment, net of accumulated depreciation consisted of the following:

	December 31,
	2024	2023
Wells, Pipelines, Facilities, Ponds and Related Equipment	$1,092,412	$933,384
Brackish Water Wells, Facilities, Ponds and Related Equipment	23,577	-
Crude Pipelines, Related Equipment and Other	35,129	35,924
Buildings, Vehicles, Equipment, Furniture and Other	28,016	20,389
Land	4,558	3,916
Construction In Progress	58,702	35,810
	1,242,394	1,029,423
Less: Accumulated Depreciation	(141,353)	(73,393)
Total Property, Plant and Equipment, Net	$1,101,041	$956,030

For the years ended December 31, 2024 and 2023, depreciation expense was $70.4 million and $45.8 million, respectively.

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Consolidated Financial Statements

Casualty Losses

In May 2024, a produced water handling facility in the North Delaware Basin was damaged due to an electrical fire. As of December 31, 2024, the Company recorded $1.0 million of expected insurance proceeds during the year for replacement cost of the damaged facility, presented in other receivables on the consolidated balance sheets, which fully offsets the $1.0 million loss recognized on the damaged facility written off during the year.

In April 2023, a produced water handling facility in the Eagle Ford Basin was struck by lightning resulting in a fire, which damaged a portion of the facility and equipment. As of December 31, 2024, the Company received $1.5 million of insurance proceeds for replacement cost of the damaged facility, which offsets the $1.0 million loss recognized on the damaged facility written off during 2023.

6. Intangible Assets

Intangible assets, net of accumulated amortization, consisted of the following:

	December 31,
	2024	2023
Customer Contracts	$104,403	$4,637
Less: Accumulated Amortization	(5,814)	(1,035)
Total Intangible Assets, Net	$98,589	$3,602

On May 10, 2024, the Company acquired customer contracts as part of an acquisition of produced water and supply water assets in Loving and Winkler Counties, Texas and Lea County, New Mexico. The purchase consideration attributable to the customer contracts was approximately $99.8 million, which will be amortized over a term of 15 years.

The Company recognized $4.8 million and $0.3 million in amortization expense on definite-lived intangibles related to customer contracts for the years ended December 31, 2024 and 2023, respectively. The remaining weighted average amortization period for definite lived intangible assets was 14.2 years and 10.4 years as of December 31, 2024 and 2023, respectively.

Future amortization expense related to such intangibles for the next five years and thereafter as of December 31, 2024 is as follows:

Amortization Expense
2025	$6,996
2026	6,996
2027	6,996
2028	6,996
2029	6,996
Thereafter	63,609
Total	$98,589

7. Debt

As of December 31, 2024 and 2023, our debt consisted of the following:

	December 31,
	2024	2023
Term loan	$573,562	$-
Revolver	35,000	337,500
Other	812	637
Total debt	609,374	338,137
Current portion of long-term debt	(6,536)	(569)
Unamortized debt issuance costs	(16,421)	-
Total long-term debt	$586,417	$337,568

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Consolidated Financial Statements

Term Loan

On May 10, 2024, the Company entered into a $575.0 million term loan facility (the “Term Loan”) with a maturity date of May 10, 2029. Proceeds from the Term Loan may be used (i) to pay transaction expenses associated with the closing of the Term Loan and Revolving Credit Facility (defined below), (ii) to fund all or a portion of the purchase price related to the May 10, 2024 acquisition, (iii) to fund capital expenditures, and (iv) for future working capital needs and general company purposes. The Term Loan is secured by a first-priority lien on substantially all assets of the Company and its subsidiaries. The Term Loan is also guaranteed by each of the Company’s subsidiaries.

The Term Loan was further amended on December 18, 2024 to reduce the applicable margin on both Term SOFR Loans (defined below) and Base Rate Loans (defined below) by 0.50%.

We may elect for outstanding borrowings under our Term Loan to accrue interest at a rate based on either (i) a forward-looking term rate based on the secured overnight financing rate (“Term SOFR Loans”), or (ii) the base rate, in each case plus an applicable margin (“Base Rate Loans”).Term SOFR Loans bear interest at a rate equal to Term SOFR for the applicable interest period plus a margin of 4.00%. Interest on Term SOFR Loans is payable at the end of the applicable interest period. Base Rate Loans bear interest at a rate per annum equal to the highest of (i) the Federal Funds Rate, as in effect from time to time, plus 0.5%, (ii) the prime rate, as published by The Wall Street Journal from time to time, and (iii) Term SOFR for a one-month tenor plus 1.00%, in each case, plus a margin of 3.00%. Interest on Base Rate Loans is payable quarterly in arrears.

Pursuant to the Term Loan, the Company and its subsidiaries are required to comply with various financial and other covenants common to credit agreements, including (i) a minimum debt service coverage ratio of at least 1.10 to 1.00 as of the last day of each fiscal quarter, measured on a periodic basis, and (ii) restrictions on the ability to incur debt, grant liens, make dispositions, make distributions, engage in transactions with affiliates, and make investments.

The Company is required to prepay loans under the Term Loan in an amount equal to a portion of or all of the Company’s excess cash flow (“ECF”), as defined in the Term Loan, within five days of delivering year-end financials, commencing with the fiscal year ending December 31, 2025. The amount of the Company’s ECF required to be prepaid is determined by the net first lien leverage ratio as of the last day of the fiscal year. The Company is required to pay (i) 100% of ECF if the leverage ratio is above 5.00:1.00, (ii) 75% of ECF if the leverage less than 5.00:1.00 but above 4.50:1.00, (iii) 50% of ECF if the leverage is less than 4.50:1:00 but above 4.00:1.00, (iv) 25% of ECF if the leverage ratio is less than 4.00:1.00 but above 3.50:1.00, and (v) 0% of ECF if the leverage ratio is less than 3.50:1.00. Mandatory prepayments of Term Loans from ECF are subject to certain deductions, including voluntary prepayments of the Term Loan or payments of the Revolving Credit Facility to the extent such payment constitutes a permanent reduction of revolving commitments. In the event ECF in any year is equal to or less than $5.0 million, no mandatory prepayment shall be required.

The Company was in compliance with these covenants as of December 31, 2024.

The Term Loan contains customary events of default, including for the failure of the Company or other loan parties to comply with the various financial, negative and affirmative covenants under the Term Loan (subject to the cure provisions set forth therein). During the existence of an event of default (as defined in the Term Loan), the agent may, or at the direction of the requisite lenders thereunder shall, terminate the commitments and/or declare all outstanding loans and accrued interest and fees under the Term Loan to be immediately due and payable (among other available remedies).

Debt issuance costs associated with the Term Loan consist of fees incurred to secure the financing and are amortized over the life of the loan using the effective interest method as a direct deduction from the carrying amount of the related long-term debt. The table below summarizes the amortization of debt issuance costs and interest expense associated with the Term Loan which are included in interest expense, net, on the consolidated statements of operations.

Year Ended December 31,
2024
Term Loan
Debt issuance costs amortization	$2,450
Interest expense	$35,820
Weighted average interest rate	9.54%

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Consolidated Financial Statements

Revolving Credit Facility

On June 8, 2022, the Company entered into a revolving credit facility (the “Revolving Credit Facility”).

On June 7, 2023, the Revolving Credit Facility was amended by that certain Master Assignment, Agreement and Amendment No. 1 to Revolving Credit Agreement (the “First Amendment”). Pursuant to the First Amendment, the aggregate revolving commitments increased from $250.0 million to $350.0 million.

On December 20, 2023, the Revolving Credit Facility was amended by that certain Commitment Increase Agreement (the “Commitment Increase Agreement”), pursuant to which the aggregate revolving commitments were increased from $350.0 million to $380.0 million.

On May 10, 2024, the Revolving Credit Facility was further amended (the "Second Amendment"), to decrease the total aggregate revolving commitment amount from $380.0 million to $100.0 million. In addition, the Second Amendment extended the maturity date until June 8, 2027.

The Revolving Credit Facility provides for revolving borrowings up to the aggregate revolving commitment, subject to compliance with various financial and other covenants common in such agreements that apply to the Company and its subsidiaries, including (i) a maximum leverage ratio of 4.00:1.00 and a minimum interest coverage ratio of 2.50:1.00, in each case measured on a periodic basis, and (ii) restrictions on the ability to incur debt, grant liens, make dispositions, make distributions, engage in transactions with affiliates, or make investments.

The Company was in compliance with these covenants as of December 31, 2024.

The Revolving Credit Facility also includes an incremental revolving commitment that enables the Company to increase the size of the Revolving Credit Facility, subject to the increasing lenders’ willingness to participate and other customary terms and conditions, by an aggregate amount not to exceed $45.0 million. The Revolving Credit Facility provides availability for the issuance of letters of credit on the Company’s behalf in an aggregate amount not to exceed $10.0 million.

The below table outlines the applicable interest rates per annum for amounts borrowed:

Revolving Credit Facility
Total facility size	$100,000
Less:
Outstanding balance	35,000
Letters of credit issued	-
Available commitment	$65,000
Maturity date	June 8, 2027

Term SOFR applicable margin (1)	2.75% - 3.75%
Base Rate applicable margin (1)	1.75% - 2.75%
Commitment fees (1)	0.375% - 0.500%
Letter of credit fees (1)	2.75% - 3.75%

(1)
The applicable margin on the interest rate, the commitment fees and the letter of credit fees are determined (within the ranges above) based on the Company’s leverage ratio

Principal amounts borrowed under the Revolving Credit Facility may be repaid from time to time without penalty. Any principal amounts outstanding on the maturity date, June 8, 2027, become due and payable on such date. At the Company’s election, principal amounts under the Revolving Credit Facility may be borrowed as Secured Overnight Financing Rate (“SOFR”) Loans or Base Rate Loans. SOFR Loans bear interest at a rate per annum equal to (i) Term SOFR for the applicable tenor plus 0.10% (“Adjusted Term SOFR”), plus the Term SOFR applicable margin (see table above), which such margin is determined by reference to the Company’s leverage ratio. Base Rate Loans bear interest at a rate per annum equal to the highest of (i) the rate of interest which the administrative agent announces from time to time as its prime lending rate, as in effect from time to time (the “Prime Rate”), (ii) the Federal Funds Rate plus 0.50%, (iii) Adjusted Term SOFR for a one-month tenor plus 1.00%, and (iv) zero percent, plus in each case, the Base Rate applicable margin (see table above).

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Consolidated Financial Statements

Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears. Interest on all outstanding SOFR Loans shall be payable on the last business day of each interest period. The Company also pays a commitment fee to each lender quarterly in arrears on the daily unused amount of the commitment of such lender under the Revolving Credit Facility. The commitment fee is based on the Company’s leverage ratio then in effect.

Debt issuance costs associated with the Revolving Credit Facility consist of fees incurred to secure the financing and are amortized over the life of the loan using the effective interest method. Short-term debt issuance costs of $0.5 million and $1.6 million associated with the Revolving Credit Facility as of December 31, 2024 and 2023, respectively, are deferred and presented in prepaid expenses and other current assets on the consolidated balance sheets. Long-term debt issuance costs of $0.7 million and $2.2 million associated with the Revolving Credit Facility as of December 31, 2024 and 2023, respectively, are deferred and presented in other assets on the consolidated balance sheets. The table below summarizes the amortization and write off of debt issuance costs, and interest expense associated with the Revolving Credit Facility, which are included in interest expense, net, on the consolidated statements of operations.

	Year Ended December 31,
	2024	2023
Revolver
Debt issuance costs amortization	$299	$1,390
Debt issuance cost write off	$2,554	$-
Commitment fees	$360	$187
Interest expense	$11,463	$23,854
Weighted average interest rate	8.67%	8.74%

Debt Maturities

The following table summarizes our debt obligations as of December 31, 2024. Estimated future payments for the debt based on the amount outstanding are shown below:

	As of December 31,
	2025	2026	2027	2028	2029	Total
Term loan	$5,750	$5,750	$5,750	$5,750	$550,562	$573,562
Revolver	-	-	35,000	-	-	35,000
Other	786	26	-	-	-	812
Total debt	$6,536	$5,776	$40,750	$5,750	$550,562	$609,374

8. Leases

Our leased assets consist primarily of vehicles. All our leases are classified as financing leases. Leases are recognized on our consolidated balance sheets by recording a lease liability representing the obligation to make future lease payments and a right-of-use asset representing the right to use the underlying asset for the lease term. As our leases generally do not provide an implicit rate, in order to calculate the lease liability, we discounted our expected future lease payments using our incremental borrowing rate. The incremental borrowing rate is an estimate of the rate of interest that a lessee would have to pay to borrow on a collateralized basis over a similar term to that of the lease term.

We have elected the practical expedient to omit leases with an initial term of 12 months or less (“short-term lease”) from recognition on the balance sheet. We recognize short-term lease payments on a straight-line basis over the lease term and variable payments under short-term leases in the period in which the obligation is incurred.

Certain of our leases contain non-lease components which are not separated from the lease components when calculating the right-of-use asset and lease liability per our use of the practical expedient to combine both components of an arrangement for all classes of leased assets.

Certain of our leases also contain variable payments, such as inflation, that are not included when calculating the right-of-use asset and lease liability unless the payments are in-substance fixed.

Lease expense for finance leases is recognized as the sum of the amortization of the right-of-use assets on a straight-line basis and the interest on lease liabilities using the effective interest method over the lease term.

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Consolidated Financial Statements

The following table shows the classification and location of our right-of-use assets and lease liabilities on our consolidated balance sheets:

		December 31,
	Consolidated Balance Sheets Location	2024	2023
Right-of-use assets-financing	Property, plant and equipment, net of accumulated depreciation	$4,153	$4,225

Current finance lease liabilities	Other current liabilities	$1,322	$1,150
Non-current finance lease liabilities	Other long-term liabilities	2,826	2,971
Total lease liabilities		$4,148	$4,121

The following table shows the classification and location of our lease costs on our consolidated statements of operations:

		Year Ended December 31,
	Consolidated Statements of Operations Location	2024	2023
Finance lease cost:
Amortization of right-of-use assets	Depreciation, amortization and accretion	$1,352	$1,044
Interest on lease liabilities	Interest expense, net	318	240
Total lease costs		$1,670	$1,284

Future annual minimum lease payments for finance leases as of December 31, 2024 are as follows:

Years Ending December 31,
2025	$1,616
2026	1,548
2027	1,017
2028	398
2029	99
Thereafter	102
Total lease payments	4,780
Less: Interest	(632)
Present value of lease liabilities	$4,148

The following table shows the weighted-average remaining lease term and the weighted-average discount rate for our finance leases:

	December 31,
	2024	2023
Weighted-average remaining lease term (in years)	3.21	3.61
Weighted-average discount rate	7.95%	7.28%

The following table includes other quantitative information for our finance leases:

	Year Ended December 31,
	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Financing cash flows from finance leases	$1,148	$862
Operating cash flows from finance leases	$318	$240

Right-of-use assets obtained in exchange for finance lease liabilities	$1,764	$3,243

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Consolidated Financial Statements

9. Member’s Equity

Intermediate Holdings (the “sole member”) is the sole member of the Company and holds 100% of the limited liability company interests of the Company. The Company’s limited liability company interests are generally consistent with ordinary equity interests.

Distributions (including liquidating distributions) are to be made to the sole member at the discretion of the board of managers of NDB Midstream, as the governing body of the parent entity of each of the sole member and the Company. The sole member’s equity account will be adjusted for distributions paid to the member and additional capital contributions that are made by the sole member. All revenues, costs and expenses of the Company are allocated to the sole member.

10. Share-Based Compensation

A summary of the Company’s aggregate share-based compensation expense (income) is shown below. Substantially all share-based compensation expense (income) is included in general and administrative expense (income) on the consolidated statements of operations.

	Year Ended December 31,
	2024	2023
Total share-based compensation expense (income)	$9,529	$(359)

Our management and employees participate in an equity-based incentive unit plan managed by WB NDB, the indirect parent of the Company. The Incentive Units consist of time-based awards of profits interest in WB NDB.

On July 1, 2024, as a result of the Division described above, Incentive Units are still recognized as a deemed non-cash contribution or distribution from member’s equity on the Company’s consolidated balance sheets. However, any new issuances or any vested portion of income or expense of existing awards is no longer allocated to historical WB NDB operating subsidiaries following the Division and is therefore attributed 100% to the Company.

As discussed above, the Incentive Units that previously received liability award accounting are now accounted for as equity awards at WB NDB which is considered a modification of the awards under ASC 718. In conjunction with the modification, there was no immediate incremental expense recognized as the fair value of the modified equity awards at the modification date was less than the fair value of the liability awards remeasured immediately prior to modification. As of the modification date, the Incentive Units had $2.9 million of unrecognized share-based compensation expense that will be recognized over a weighted average remaining term of 2.0 years.

The Incentive Units prior to the modification date were estimated using a Monte Carlo Simulation with the following inputs to determine the remeasurement date fair values:

	6/30/2024	12/31/2023
Estimated equity value	$1,541,210	$811,521
Expected life (in years)	1.7	2.8
Risk-free interest rate	4.7%	4.0%
Dividend yield	0%	0%
Volatility	40%	42%
Marketability discount	18% - 19%	24% - 26%

The Incentive Units were estimated using a Monte Carlo Simulation with the following inputs to determine the modification date fair value:

7/1/2024
Estimated equity value	$251,139
Expected life (in years)	2.5
Risk-free interest rate	4.5%
Dividend yield	0%
Volatility	40%
Marketability discount	22% - 24%

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Consolidated Financial Statements

A summary of the Incentive Units activity during the year ended December 31, 2024 is shown in the following table:

	Incentive Units	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term (years)
Outstanding at December 31, 2023(1)	9,992	$1,548
Granted	-	-
Forfeited	(142)	1,135
Outstanding at December 31, 2024(2)	9,850	$985	0.99

(1)
Prior to the Division, incentive units outstanding at December 31, 2023 reflected the weighted average fair value per unit as of the measurement date as required for liability accounting.
(2)
The units outstanding as of December 31, 2024 reflect the effects of the Division which includes the weighted average per unit amount at the modification date of $987 per unit.

As of December 31, 2024, remaining unrecognized compensation expense for the Incentive Units was $2.0 million and the weighted average remaining vesting period was approximately 1.5 years.

Included in share-based compensation expense during the year ended December 31, 2024 is the reversal of an immaterial amount of expense related to employee departures. Share-based compensation expense during the year ended December 31, 2024 includes $0.1 million of additional expense related to accelerated vesting due to an employee departure. There were no accelerations during the year ended December 31, 2023.

Defined Contribution Plan

WaterBridge Management Company LLC, an affiliate of the Company, sponsors a defined contribution plan available to all eligible employees. Qualifying participants receive a matching contribution based on the amount participants contribute to the plan up to 7% of their qualifying compensation. Contributions of $0.6 million and $0.5 million were made during the years ended December 31, 2024 and 2023, respectively.

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Consolidated Financial Statements

11. Related Party Transactions

Below is a summary of our related party transaction as reported on our consolidated balance sheets and consolidated statements of operations for the years ended December 31, 2024 and 2023:

		Year Ended December 31,
	Financial Statements Location	2024	2023
Revenues - Related Party
Customer Agreement	Produced water handling - related party	$106,334	$64,576
Customer Agreement	Water solutions - related party	5,184	4,178
Customer Agreement	Other revenue - related party	-	2
		$111,518	$68,756

Direct Operating Costs - Related Party
Supplier Agreement	Direct operating costs - related party	$27,742	$10,927

		December 31,
		2024	2023
Accounts Receivable - Related Party
Customer Agreement	Related party receivable	$43,102	$20,845
Joint Operating Agreement	Related party receivable	6,483	243
Shared Services Agreement	Related party receivable	440	491
		$50,025	$21,579

Accounts Payable - Related Party
Shared Services Agreement	Related party payable	$8,631	$7,287
Supplier Agreement	Related party payable	5,290	1,125
Joint Operating Agreement	Related party payable	(200)	(363)
		$13,721	$8,049

Shared Services Agreement

We have a services agreement with certain affiliates consisting of WB NDB, Holdings, WaterBridge Holdings LLC and its subsidiaries, DBR Land LLC and its subsidiaries (“DBR”), Desert Environmental LLC and its subsidiaries, pursuant to which we receive common management and general, administrative, overhead, and operating services in support of the Company’s operations and development activities. We are required to reimburse all fees, including an administrative mark-up for shared services, incurred by us that are necessary to perform services under the agreement. For shared services, the basis of allocation is an approximation of time spent on activities support the Company. For shared costs paid on behalf the Company, the costs are directly allocated to us based on our pro rata share of expenses. For the years ended December 31, 2024 and 2023, the Company paid approximately $58.9 million and $38.3 million, respectively, for shared services and direct cost reimbursements.

Equity Sponsor Services Agreement

Five Point Infrastructure LLC (“FPI”), an affiliate of Five Point Energy Fund I LP, Five Point Energy Fund II LP and Five Point Energy Fund III LP, invoices the Company on a monthly basis, and the Company reimburses FPI in cash, for expenses associated with the Company’s use of geographic information system (“GIS”) services provided by FPI. The reimbursement includes allocated FPI personnel costs and third-party software and hardware expenses and is determined based on the Company’s use of FPI’s total GIS services for such month. For the years ended December 31, 2024 and 2023, the GIS services reimbursement totaled $0.5 million and $0.6 million, respectively.

Customer Agreements

A subsidiary of the Company is party to various produced water agreements and water supply agreements with customers that are affiliates of FPI and/or WB NDB, in each case on terms substantially similar to those generally available for water management services in their corresponding regions. Under such produce water management

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Consolidated Financial Statements

agreements, the customer delivers produced water produced from oil and gas operations to such subsidiary of the Company for produced water transportation and handling services. Under such supply water agreements, the customer purchases raw untreated produced water, brackish water and/or recycled water from such subsidiary of the Company for use in oil and gas drilling completion activities.

A subsidiary of the Company is also party to a produced water management agreement with an affiliate of FPI and WB NDB that operates environmental remediation facilities on terms substantially similar to those generally available for water management services in the applicable region. Under such agreement, the customer offloads certain barrels of produced water from its reclamation facilities to the Company on an interruptible basis for produced water transportation and handling services.

Supplier Agreements

Water Facilities Access Agreements

A subsidiary of the Company is party to certain water facilities access agreement with an affiliate of FPI and WB NDB that owns and operates fee surface acres in the Delaware sub-region in the Permian Basin. Under such agreements, such subsidiary of the Company has certain non-exclusive rights to access, construct, operate and maintain certain brackish water, produced water and recycled water pipelines and facilities in the ordinary course of business on certain acreage in the Stateline region of the Delaware Basin. The agreements include fee schedules and arrangements for specified surface use activities, such as produced water transportation royalties, rights-of-way, overhead electric lines and other similar surface damages. For the years ended December 31, 2024 and 2023, we paid $24.6 million and $9.0 million, respectively, for services under these agreements.

Waste Handling Agreement

A subsidiary of the Company is a party to a committed waste handling agreement with an affiliate of FPI and WB NDB that operates environmental remediation facilities on terms substantially similar to those generally available for solids waste management services in the applicable region. Under such agreement, such subsidiary of the Company dedicated all of its oilfield solids and other solids waste materials generated by or arising out of its operations within an area of mutual interest to Desert Reclamation for processing, handling and disposal. The agreement includes a fee schedule and arrangements for specified solids waste management services.

Electrical Shared Facilities Agreement

A subsidiary of the Company is a party to an electrical shared facilities agreement with an affiliate of WB NDB on terms substantially similar to those generally available for the joint ownership and operation of electrical facilities in the applicable region. Pursuant to such agreement, such subsidiary of the Company received an undivided interest in certain electrical facilities, together with the right to utilize a portion of the electrical capacity of such shared facilities, in order to operate certain produced water management facilities in the ordinary course of business. The agreement includes an allocation of all costs and expenses related to the ownership, operation and maintenance of such shared electrical facilities in accordance with each undivided interest owner’s permitted operating capacities on such facilities.

Joint Operating Agreement

On December 18, 2020, a subsidiary of the Company entered into a JOA and contribution agreement effective January 1, 2021, with a subsidiary of WaterBridge Operating LLC ("WBO"), which is a related party. The JOA governs the ownership and operation of the contributed produced water assets owned by each JOA party within an agreed area of mutual interest, consisting of eight produced water handling facilities, related permits, pipeline and right of way and related customer contracts. Under the terms of the JOA and the related contribution agreement, each party contributed produced water assets owned by such parties in exchange for 50% undivided interest in all JOA assets post contribution. The Company is the operator of all JOA assets and WBO is the non-operating partner.

12. Commitments and Contingencies

Litigation

The Company records liabilities related to litigation and other legal proceedings when they are either known or considered probable and can be reasonably estimated. Legal proceedings are inherently unpredictable and subject to significant uncertainties, and significant judgment is required to determine both probability and the estimated amount.

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Consolidated Financial Statements

As any new information becomes available, the Company reassesses the potential liability related to pending litigation. While the results of these litigation matters and claims cannot be predicted with certainty, we believe the reasonably possible losses from such matters, individually and in the aggregate, are not material. Additionally, we believe the probable final outcome of such matters will not have a material impact on our operating results, financial position or cash flows.

Other Commitments

We are party to various surface use and right of way agreements by which we have committed to make minimum royalty payments in exchange for rights to access and use the land for purposes that are generally limited to conducting our water operations. These agreements do not meet the definition of a lease under ASC 842 and are generally up to a ten-year term.

We are party to various power purchase agreements to manage volatility of the price of power needed for ongoing operations. We have elected the normal purchase and normal sale accounting treatment for these contracts to the extent that they meet the definition of a derivative and therefore, record the purchase at the contracted value as delivery occurs. The contracts are generally up to a three-year term.

The table below provides estimates of the timing of future payments that we are contractually obligated to make based on agreements in place as of December 31, 2024. These contracts are not included on the balance sheet as of December 31, 2024.

	As of December 31,
	2025	2026	2027	2028	2029	Thereafter	Total
Royalty Payment Obligations	$1,956	$2,256	$2,656	$456	$378	$1,508	$9,210
Power Purchase Agreements	931	1,189	1,189	-	-	-	3,309
Total	$2,887	$3,445	$3,845	$456	$378	$1,508	$12,519

The Company’s actual costs for these contracts may be higher than these estimated minimum unconditional long-term firm commitments depending on volumetric variability of actual quantities and services consumed as well as variable pricing components inherent within the contracts. Any variable components are included in total actual costs incurred. For the years ended December 31, 2024 and 2023, the actual costs of these contracts were $8.2 million and $3.2 million, respectively.

13. Subsequent Events

The Company has evaluated subsequent events from the date of the balance sheet through April 17, 2025, the date the Financial Statements were available to be issued and determined there are no subsequent events to report other than the below:

On March 13, 2025, the Company closed on a purchase and sale agreement with a third party to sell our crude gathering and transportation assets for total consideration of $19.6 million.

WaterBridge NDB Operating LLC and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2025	December 31, 2024
Current assets:
Cash and cash equivalents	$11,902	$13,284
Accounts receivable, net	68,329	49,472
Other receivables	1,845	1,549
Related party accounts receivable (Note 8)	50,217	50,025
Prepaid expenses and other current assets	3,137	6,008
Total current assets	135,430	120,338

Non-current assets:
Property, plant and equipment, net	1,200,029	1,101,041
Goodwill	9,091	9,091
Intangible assets, net	95,091	98,589
Other assets	23,519	21,528
Total non-current assets	1,327,730	1,230,249
Total assets	$1,463,160	$1,350,587

Liabilities and member’s equity
Current liabilities:
Accounts payable	$50,143	$16,899
Related party accounts payable (Note 8)	8,424	13,721
Accrued liabilities	66,228	44,553
Current portion of long-term debt	5,794	6,536
Other current liabilities	1,686	1,759
Total current liabilities	132,275	83,468

Non-current liabilities:
Long-term debt, net of debt issuance costs	620,380	586,417
Other long-term liabilities	17,238	17,653
Total non-current liabilities	637,618	604,070
Total liabilities	769,893	687,538

Member’s equity	693,267	663,049
Total liabilities and member’s equity	$1,463,160	$1,350,587

See accompanying notes to the unaudited condensed consolidated financial statements

WaterBridge NDB Operating LLC and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Produced water handling	$59,725	$39,051	$117,929	$72,917
Produced water handling - related party (Note 8)	29,433	24,229	56,292	48,871
Water solutions	4,682	6,639	14,672	10,797
Water solutions - related party (Note 8)	1,633	1,343	3,301	2,213
Other revenues	1	2,622	1,190	4,487
Other revenues - related party (Note 8)	38	-	38	-
Total revenues	95,512	73,884	193,422	139,285

Direct operating costs	38,095	28,523	69,616	54,024
Direct operating costs - related party (Note 8)	10,776	6,449	21,204	10,073
Depreciation, amortization and accretion	21,148	17,976	42,186	36,943
Total cost of revenues	70,019	52,948	133,006	101,040

General and administrative expense	7,583	14,552	14,175	20,058
Loss (Gain) on disposal of assets	82	(319)	11,691	(298)
Other operating expense (income), net	658	(4,132)	1,665	(3,983)
Operating income	17,170	10,835	32,885	22,468

Interest expense, net	10,168	14,929	24,225	23,172
Other income, net	(133)	-	(265)	-
Income (loss) from operations before taxes	7,135	(4,094)	8,925	(704)

Income tax expense	10	79	89	138
Net income (loss)	$7,125	$(4,173)	$8,836	$(842)

See accompanying notes to the unaudited condensed consolidated financial statements

WaterBridge NDB Operating LLC and Subsidiaries

Unaudited Condensed Consolidated Statements of Changes in Member’s Equity

(in thousands)

Total Member’s Equity
Balance at January 1, 2025	$663,049
Deemed non-cash contributions	324
Net income	1,711
Balance at March 31, 2025	$665,084
Contribution from member	20,000
Deemed non-cash contributions	1,058
Net income	7,125
Balance at June 30, 2025	$693,267

Total Member’s Equity
Balance at January 1, 2024	$650,528
Deemed non-cash contributions	647
Net income	3,331
Balance at March 31, 2024	$654,506
Deemed non-cash contributions	8,064
Net loss	(4,173)
Balance at June 30, 2024	$658,397

See accompanying notes to the unaudited condensed consolidated financial statements

WaterBridge NDB Operating LLC and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,
	2025	2024
Operating activities
Net income (loss)	$8,836	$(842)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	42,186	36,943
Debt issuance costs amortization and debt issuance costs write off	2,138	3,722
Share-based compensation	1,382	8,711
Customer relationship amortization	916	835
Bad debt expense	-	1,183
Abandoned projects	129	125
Loss on disposal of assets	11,691	(299)
Other	(31)	-
Changes in operating assets and liabilities:
Accounts receivable	(19,153)	(7,334)
Related party accounts receivable	7,669	(867)
Prepaid expenses and other assets	2,213	2,454
Contract liabilities	(174)	(177)
Accounts payable	3,616	1,036
Related party accounts payable	(6,516)	64
Accrued expenses and other liabilities	4,277	(936)
Consideration paid to customer	-	(2,781)
Net cash provided by operating activities	59,179	41,837

Investing activities
Acquisitions	(71)	(166,430)
Capital expenditures	(129,983)	(83,287)
Proceeds from disposal of assets	19,767	812
Net cash used in investing activities	(110,287)	(248,905)

Financing activities
Contributions from member	20,000	-
Proceeds from term loan	-	575,000
Repayments on term loan	(2,875)	-
Proceeds from revolver	35,000	20,000
Repayments on revolver	-	(357,500)
Repayments on insurance financing note payable and asset financing payable	(765)	(414)
Principal payments on finance leases	(636)	(570)
Debt issuance costs	(242)	(17,584)
Deferred offering costs	(756)	-
Net cash provided by financing activities	49,726	218,932
Net (decrease) increase in cash and cash equivalents	(1,382)	11,864
Cash and cash equivalents - beginning of period	13,284	12,869
Cash and cash equivalents - end of period	$11,902	$24,733

See accompanying notes to the unaudited condensed consolidated financial statements

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

1. Organization and Nature of Operations

WaterBridge NDB Operating LLC (together with its subsidiaries, the “Company”, “we”, “our”, or “us”) is a Delaware limited liability company headquartered in Houston, Texas that was formed in February 2020 by WaterBridge NDB LLC (“WB NDB”), a Delaware limited liability company. WB NDB was capitalized in June 2020 by funds affiliated with Five Point Energy Fund II LP and Five Point Energy Fund III LP and certain members of management.

On June 8, 2022, WB NDB, EVX Midstream Partners LLC, a Delaware limited liability company (“EVX I”), and EVX Eagle Ford Holdings LLC, a Delaware limited liability company (“EEF”), completed a merger, pursuant to which each of WB NDB, EVX I and EEF contributed all of their equity interests in their respective wholly owned subsidiaries to NDB Holdings LLC, a Delaware limited liability company (“Holdings”), in exchange for membership interests in Holdings. Following such merger, funds affiliated with Five Point Energy Fund I LP, Five Point Energy Fund II LP and Five Point Energy Fund III LP collectively hold a 65.8% indirect ownership in the Company.

Effective as of May 1, 2023, Holdings and WPX Energy Permian, LLC, a Delaware limited liability company (“Devon”), entered into a Contribution Agreement, whereby (a) Holdings contributed all of its equity interests in its wholly owned subsidiaries, including NDB Intermediate Holdings LLC, a Delaware limited liability company (“Intermediate Holdings”), and (b) Devon contributed all of its equity interests in Stateline Water, LLC, an Oklahoma limited liability company (“Stateline Water”), to a newly formed entity, NDB Midstream LLC, a Delaware limited liability company (“NDB Midstream”). NDB Midstream subsequently contributed all of its equity interest in Stateline Water to the Company. Following these contributions, Holdings and Devon owned 70% and 30%, respectively, in NDB Midstream. The Company is a wholly owned subsidiary of NDB Midstream.

The Company provides water management solutions through integrated pipeline and water handling networks located in the Northern Delaware Basin in west Texas and southern New Mexico and in the Eagle Ford Basin in south Texas. Through its networks, the Company gathers, transports, treats, recycles, stores, and/or handles water produced from oil and gas exploration and production (“E&P”) activities. As part of the water handling process, we separate, recover, and sell crude oil, also known as skim oil. The Company also sells brackish water to E&P companies for use in drilling and completion operations. Our assets consist of produced water handling and recycling facilities, brackish water wells and ponds, water pipeline systems and related facilities. The water handling activities are generally supported by long-term, fixed-fee contracts and acreage dedications.

2. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying unaudited condensed consolidated financial statements (“Financial Statements”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with Rule 10-01 of Regulation S-X and reflects all adjustments, consisting of normal recurring adjustments which are, in the opinion of management, necessary for a fair statement of the financial results for the interim periods presented. Accordingly, these Financial Statements should be read in conjunction with the Company’s annual audited financial statements and accompanying notes for the year ended December 31, 2024. All dollars amounts in the Financial Statements and tables in the notes are stated in thousands of dollars unless otherwise indicated.

Results of operations for the three and six months ended June 30, 2025 are not necessarily indicative of the results of operations that will be realized for the year ended December 31, 2025.

All of the Company’s subsidiaries are wholly owned, either directly or indirectly through wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. There were no variable interest entities for any periods presented herein. Basic and diluted net income per common unit is not presented since the ownership structure of the Company is not a common unit of ownership.

On occasion, the Company, through its wholly owned subsidiaries, enters into joint operating agreements (“JOA”) pursuant to which third parties receive non-operating undivided interests in one or more produced water handling facilities and related assets subject to the JOA. The undivided interest owners (i) receive their proportionate share of revenue and (ii) pay for their proportionate share of all costs and expenses incurred in drilling, equipping, installing, and operating the JOA assets. The JOAs are not separate legal entities; rather, each undivided interest received by the parties to the JOA is an undivided ownership interest in the applicable assets. The Company records its undivided interests related to these JOAs and records revenues and expenses related to these disposal activities on a net basis as part of revenues and costs and expenses. JOA revenues and costs and expenses are subject to audit by all

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

non-operating parties, or such other entity that the non-operator authorizes to conduct the audit, generally limited to the preceding two years following the end of a calendar year.

When necessary, reclassifications are made to prior period financial information to conform with current year presentation.

Segment Information

Operating segments are defined as components of an enterprise for which separate financial information is available and regularly evaluated by the Chief Operating Decision Maker (“CODM”) for the purpose of making key operating decisions, allocating resources, and assessing operating performance. The Company operates as a single operating and reportable segment. The Company is managed as a whole rather than through discrete operating segments. Our executive team is organized by function, rather than legal entity, with no business component manager reporting directly to the CODM. Allocation of resources is made on a project basis across the Company without regard to geographic area, and considers among other things, return on investment, current market conditions, including commodity prices and market supply, availability of services and human resources, and contractual commitments. The Company’s Chief Executive Officer is the CODM who allocates resources and assesses performance based upon financial information at the consolidated level.

All of our revenues are generated in the United States and all of our tangible long-lived assets, which consist of property, plant and equipment, are located in the United States. The measure of segment assets is reported on our consolidated balance sheets as total assets. Total expenditures for additions to long-lived assets is reported on our consolidated statements of cash flows.

The measure of profit and loss regularly provided to the CODM that is most consistent with U.S. GAAP is net income, as presented in our consolidated statements of operations. The Company presents all of its significant segment expenses and other metrics as used by the CODM to make decisions regarding the Company’s business, including resource allocation and performance assessment in our consolidated statements of operations.

Significant Accounting Policies

As of June 30, 2025, the Company’s significant accounting policies are consistent with those discussed in Note 2 - Summary of Significant Accounting Policies of its consolidated financial statements contained in the Company’s annual audited financial statements and accompanying notes for the year ended December 31, 2024. There were no significant updates or revisions to our accounting policies during the three and six months ended June 30, 2025.

Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Whenever available, fair value is based on or derived from observable market prices or parameters. When observable market prices or inputs are not available, unobservable prices or inputs are used to estimate the fair value. The three levels of the fair value measurement hierarchy are as follows:

•
Level 1: Quoted market prices in active markets for identical assets or liabilities.
•
Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.
•
Level 3: Unobservable inputs that are not corroborated by market data.

The carrying value of the Company’s cash and cash equivalents, accounts receivable, net of current expected credit losses, and accounts payable and accrued liabilities reported on the consolidated balance sheets approximate fair value due to their highly liquid nature or short-term maturity.

The fair value of debt is the estimated amount the Company would have to pay to transfer its debt, including any premium or discount attributable to the difference between the stated interest rate and market rate of interest at the balance sheet date. The estimated fair value of our debt approximates the principal amount outstanding because the interest rates applicable to such amounts are variable and reflective of market rates and the debt may be repaid, in full or in part, at any time without penalty. Refer to Note 5 – Debt.

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Interest Capitalization

The Company capitalizes interest costs mainly during the construction period of our assets. Upon placing the underlying asset in service, these costs are depreciated over the estimated useful life of the corresponding assets for which interest costs were incurred.

Income Taxes

The Company is a limited liability company classified as a pass-through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, are deemed to pass to the members and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed.

The Company is subject to Texas margin taxes. We estimate our state tax liability utilizing management estimates related to the deductibility of certain expenses and other factors. We recorded $0.4 million and $0.3 million in Texas margin tax liability as of June 30, 2025 and December 31, 2024, respectively.

Recent Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40). This guidance requires tabular disclosure of specified natural expenses in certain expense captions, a qualitative description of amounts that are not separately disaggregated, and disclosure of the Company's definition and total amount of selling expenses. We plan to adopt this guidance and comply with the disclosure requirements when it becomes mandatorily effective for annual periods beginning after December 15, 2026. We are currently assessing the impact of this standard on our Financial Statements and related disclosures.

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

3. Additional Financial Statement Information

Other Balance Sheet information is as follows:

	June 30, 2025	December 31, 2024
Prepaids and other current assets
Prepaid insurance	$1,061	$4,335
Prepaid deposits	774	505
Debt issuance costs	474	474
Other	828	694
Total prepaids and other current assets	$3,137	$6,008

Accounts payable
Trade payable	$44,409	$13,202
Working interest and royalty payable	4,462	2,660
Taxes payable	408	319
Other	864	718
Total accounts payable	$50,143	$16,899

Accrued liabilities
Accrued operating and capital expenses	$50,844	$36,783
Accrued interest	6,790	1,911
Accrued professional fees	4,849	1,010
Accrued property taxes	1,986	2,458
Accrued payroll	1,759	2,391
Total accrued liabilities	$66,228	$44,553

Other long-term liabilities
Asset retirement obligation liability	$10,223	$9,194
Contract liabilities	3,476	3,797
Finance lease liability	2,257	2,826
Other	1,282	1,836
Total other long-term liabilities	$17,238	$17,653

As of June 30, 2025 and December 31, 2024, the Company had $2.4 million in allowance for doubtful accounts.

Other Statements of Operations information is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Produced water handling revenues	$80,491	$57,626	$157,862	$110,781
Skim oil revenues	8,667	5,654	16,359	11,007
Total produced water handling revenues	$89,158	$63,280	$174,221	$121,788

Supplemental cash flow information is as follows:

	Six Months Ended June 30,
	2025	2024
Non-cash investing and financing activities:
Capital expenditures in accounts payable and accrued liabilities	$73,167	$21,864
Asset retirement obligation additions	$650	$319

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

4. Property, Plant and Equipment

As of June 30, 2025 and December 31, 2024, property, plant and equipment, net of accumulated depreciation consisted of the following:

	June 30, 2025	December 31, 2024
Wells, pipelines, facilities, ponds and related equipment	$1,221,199	$1,092,412
Brackish water wells, facilities, ponds and related equipment	23,761	23,577
Crude pipelines, related equipment and other	-	35,129
Buildings, vehicles, equipment, furniture and other	34,885	28,016
Land	5,013	4,558
Construction in progress	88,700	58,702
	1,373,558	1,242,394
Less: Accumulated depreciation and amortization	(173,529)	(141,353)
Total property, plant and equipment, net	$1,200,029	$1,101,041

Depreciation expense was $18.5 million and $16.0 million for the three months ended June 30, 2025 and 2024, respectively, and $37.0 million and $34.1 million for the six months ended June 30, 2025 and 2024, respectively.

On March 13, 2025, the Company sold its crude gathering and transportation assets to a third party for $19.6 million, resulting in a loss from sale of assets of $11.7 million.

5. Debt

As of June 30, 2025 and December 31, 2024, our debt consisted of the following:

	June 30, 2025	December 31, 2024
Term loan	$570,688	$573,562
Revolver	70,000	35,000
Other	47	812
Total debt	640,735	609,374
Current portion of long-term debt	(5,794)	(6,536)
Unamortized debt issuance costs (1)	(14,561)	(16,421)
Total long-term debt	$620,380	$586,417
(1)
Unamortized debt issuance costs presented as a reduction to total debt are attributable to the Term Loan

Term Loan

On May 10, 2024, the Company entered into a $575.0 million term loan facility (the “Term Loan”) with a maturity date of May 10, 2029, which was subsequently amended to, among other things, reduce the applicable margin on both Term SOFR Loans (defined below) and Base Rate Loans (defined below) by 0.50%. The Term Loan is secured by a first-priority lien on substantially all assets of the Company and its subsidiaries. The Term Loan is also guaranteed by each of the Company’s subsidiaries.

We may elect for outstanding borrowings under our Term Loan to accrue interest at a rate based on either (i) a forward-looking term rate based on the secured overnight financing rate (“Term SOFR” and loans accruing interest based on Term SOFR, “Term SOFR Loans”), or (ii)a customary base rate (“Base Rate” and loans accruing interest based on the Base Rate, “Base Rate Loans”), in each case plus an applicable margin. Term SOFR Loans bear interest at a rate equal to Term SOFR for the applicable interest period plus a margin of 4.00%. Interest on Term SOFR Loans is payable at the end of the applicable interest period. Base Rate Loans bear interest at a rate per annum equal to the highest of (i) the Federal Funds Rate, as in effect from time to time, plus 0.5%, (ii) the prime rate, as published by The Wall Street Journal from time to time, and (iii) Term SOFR for a one-month tenor plus 1.00%, in each case, plus a margin of 3.00%. Interest on Base Rate Loans is payable quarterly in arrears.

Pursuant to the Term Loan, the Company and its subsidiaries are required to comply with various financial and other covenants common to credit agreements, including (i) a minimum debt service coverage ratio of at least 1.10 to 1.00

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

as of the last day of each fiscal quarter, measured on a periodic basis, and (ii) restrictions on the ability to incur debt, grant liens, make dispositions, make distributions, engage in transactions with affiliates, and make investments.

The Company is required to prepay loans under the Term Loan in an amount equal to a portion of or all of the Company’s excess cash flow (“ECF”), as defined in the Term Loan, within five days of delivering year-end financials, commencing with the fiscal year ending December 31, 2025. The amount of the Company’s ECF required to be prepaid is determined by the net first lien leverage ratio as of the last day of the fiscal year. The Company is required to pay (i) 100% of ECF if the leverage ratio is above 5.00:1.00, (ii) 75% of ECF if the leverage less than 5.00:1.00 but above 4.50:1.00, (iii) 50% of ECF if the leverage is less than 4.50:1:00 but above 4.00:1.00, (iv) 25% of ECF if the leverage ratio is less than 4.00:1.00 but above 3.50:1.00, and (v) 0% of ECF if the leverage ratio is less than 3.50:1.00. Mandatory prepayments of Term Loans from ECF are subject to certain deductions, including voluntary prepayments of the Term Loan or payments of the Revolving Credit Facility to the extent such payment constitutes a permanent reduction of revolving commitments. In the event ECF in any year is equal to or less than $5.0 million, no mandatory prepayment shall be required.

The Company was in compliance with these covenants as of June 30, 2025.

The Term Loan contains customary events of default, including for the failure of the Company or other loan parties to comply with the various financial, negative and affirmative covenants under the Term Loan (subject to the cure provisions set forth therein). During the existence of an event of default (as defined in the Term Loan), the agent may, or at the direction of the requisite lenders thereunder shall, terminate the commitments and/or declare all outstanding loans and accrued interest and fees under the Term Loan to be immediately due and payable (among other available remedies).

The table below summarizes the amortization of debt issuance costs and interest expense associated with the Term Loan which are included in interest expense, net, on the consolidated statements of operations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Term Loan
Debt issuance costs amortization	$925	$586	$1,901	$586
Interest costs incurred	$12,013	$8,161	$24,074	$8,161
Weighted average interest rate	8.31%	9.83%	8.36%	9.83%

Revolving Credit Facility

	June 30, 2025	December 31, 2024
Total facility size	$100,000	$100,000
Less:
Outstanding balance	70,000	35,000
Letters of credit issued	-	-
Available commitment	$30,000	$65,000

Unamortized debt issuance costs (1)	$908	$1,145
(1)
Unamortized debt issuance costs are deferred and presented within prepaid expenses and other current assets, and other assets on the consolidated balance sheets

On June 8, 2022, the Company entered into a revolving credit facility (the “Revolving Credit Facility”), which was subsequently amended to, among other things, decrease the total aggregate revolving commitment amount from $380.0 million to $100.0 million and extend the maturity date to June 8, 2027. The Revolving Credit Facility includes an incremental revolving commitment that enables the Company to increase the size of the Revolving Credit Facility, subject to the increasing lenders’ willingness to participate and other customary terms and conditions, by an aggregate amount not to exceed $45.0 million. The Revolving Credit Facility provides availability for the issuance of letters of credit on the Company’s behalf in an aggregate amount not to exceed $10.0 million. Principal amounts borrowed under the Revolving Credit Facility may be repaid from time to time without penalty. Any principal amounts outstanding on the maturity date, June 8, 2027, become due and payable on such date.

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

The Revolving Credit Facility provides for revolving borrowings up to the aggregate revolving commitment, subject to compliance with various financial and other covenants common in such agreements that apply to the Company and its subsidiaries, including (i) a maximum leverage ratio of 4.00:1.00 and a minimum interest coverage ratio of 2.50:1.00, in each case measured on a periodic basis, and (ii) restrictions on the ability to incur debt, grant liens, make dispositions, make distributions, engage in transactions with affiliates, or make investments.

The Company was in compliance with these covenants as of June 30, 2025.

At the Company’s election, principal amounts under the Revolving Credit Facility may be borrowed as Term SOFR Loans or Base Rate Loans. Term SOFR Loans bear interest at a rate per annum equal to (i) Term SOFR for the applicable tenor plus 0.10% (“Adjusted Term SOFR”), plus the Term SOFR applicable margin (see table below), which such margin is determined by reference to the Company’s leverage ratio. Base Rate Loans bear interest at a rate per annum equal to the highest of (i) the rate of interest which the administrative agent announces from time to time as its prime lending rate, as in effect from time to time (the “Prime Rate”), (ii) the Federal Funds Rate plus 0.50%, (iii) Adjusted Term SOFR for a one-month tenor plus 1.00%, and (iv) zero percent, plus in each case, the Base Rate applicable margin (see table below), which margin is determined by reference to the Company’s leverage ratio.

Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears. Interest on all outstanding SOFR Loans shall be payable on the last business day of each interest period. The Company also pays a commitment fee to each lender quarterly in arrears on the daily unused amount of the commitment of such lender under the Revolving Credit Facility. The commitment fee is based on the Company’s leverage ratio then in effect.

The applicable margin on the interest rate, the commitment fees and the letter of credit fees are determined based on the Company’s leverage ratio. The applicable margin ranges are:

Term SOFR applicable margin	2.75% - 3.75%
Base Rate applicable margin	1.75% - 2.75%
Commitment fees	0.375% - 0.500%
Letter of credit fees	2.75% - 3.75%

The table below summarizes the amortization and write off of debt issuance costs, and interest expense associated with the Revolving Credit Facility, which are included in interest expense, net, on the consolidated statements of operations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revolver
Debt issuance costs amortization	$119	$178	$237	$582
Debt issuance costs write off	$-	$2,554	$-	$2,554
Commitment fees	$64	$84	$145	$121
Interest costs incurred	$1,021	$3,360	$1,740	$11,067
Weighted average interest rate	8.10%	8.67%	8.15%	8.68%

During the three and six months ended June 30, 2025, the Company recorded $4.1 million in capitalized interest.

6. Member’s Equity

Intermediate Holdings (the “sole member”) is the sole member of the Company and holds 100% of the limited liability company interests of the Company. The Company’s limited liability company interests are generally consistent with ordinary equity interests.

Distributions (including liquidating distributions) are to be made to the sole member at the discretion of the board of managers of NDB Midstream, as the governing body of the parent entity of each of the sole member and the Company. The sole member’s equity account will be adjusted for distributions paid to the member and additional capital contributions that are made by the sole member. All revenues, costs and expenses of the Company are allocated to the sole member.

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

7. Share-Based Compensation

A summary of the Company’s aggregate share-based compensation expense is shown below. Substantially all share-based compensation expense is included in general and administrative expense on the consolidated statements of operations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Share-based compensation expense	1,058	8,064	$1,382	$8,711

Incentive Units granted during the period were estimated using a Monte Carlo Simulation with the following inputs at the following grant date:

3/21/2025
Estimated equity value	$318,713
Expected life (in years)	1.7
Risk-free interest rate	3.9%
Dividend yield	0%
Volatility	40%
Marketability discount	19% - 32%

A summary of the Incentive Units activity during the six months ended June 30, 2025 is shown in the following table:

	Incentive Units	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term (years)
Outstanding at December 31, 2024	9,850	$7,990
Granted	8,480	733
Forfeited	-	-
Outstanding at June 30, 2025	18,330	$4,633	1.26

As of June 30, 2025, remaining unrecognized compensation expense for the Incentive Units was $6.8 million and the weighted average remaining vesting period was approximately 2.29 years.

Included in share-based compensation expense during the six months ended June 30, 2024 is the reversal of an immaterial amount of expense related to employee departures.

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

8. Related Party Transactions

		Three Months Ended June 30,		Six Months Ended June 30,
	Financial Statements Location	2025	2024	2025	2024
Revenues - Related Party
Customer Agreement	Produced water handling - related party	$29,433	$24,229	$56,292	$48,871
Customer Agreement	Water solutions - related party	1,633	1,343	3,301	2,213
Customer Agreement	Other revenues - related party	38	-	38	-
		$31,104	$25,572	$59,631	$51,084

Direct Operating Costs - Related Party
Supplier Agreement	Direct operating costs - related party	10,776	6,449	21,204	10,073

	Financial Statements Location	June 30, 2025	December 31, 2024
Accounts Receivable - Related Party
Customer Agreement	Related party accounts receivable	$35,742	$43,102
Joint Operating Agreement	Related party accounts receivable	14,458	6,483
Shared Services Agreement	Related party accounts receivable	17	440
		$50,217	$50,025

Accounts Payable - Related Party
Supplier Agreement	Related party accounts payable	$3,531	$5,290
Shared Services Agreement	Related party accounts payable	4,893	8,631
Joint Operating Agreement	Related party accounts payable	-	(200)
		$8,424	$13,721

Shared Services Agreement

We have a services agreement with certain affiliates consisting of WB NDB, Holdings, WaterBridge Holdings LLC and its subsidiaries, DBR Land LLC and its subsidiaries (“DBR”), Desert Environmental LLC and its subsidiaries, pursuant to which we receive common management and general, administrative, overhead, and operating services in support of the Company’s operations and development activities. We are required to reimburse all fees, including an administrative mark-up for shared services, incurred by us that are necessary to perform services under the agreement. For shared services, the basis of allocation is an approximation of time spent on activities support the Company. For shared costs paid on behalf the Company, the costs are directly allocated to us based on our pro rata share of expenses. The Company paid approximately $18.3 million and $13.5 million, for the three months ended June 30, 2025 and 2024, respectively, and $35.9 million and $27.8 million for the six months ended June 30, 2025 and 2024, respectively, for shared services and direct cost reimbursements.

Equity Sponsor Services Agreement

Five Point Infrastructure LLC (“FPI”), an affiliate of Five Point Energy Fund I LP, Five Point Energy Fund II LP and Five Point Energy Fund III LP, invoices the Company, and the Company reimburses FPI in cash, for expenses associated with the Company’s use of FPI’s geographic information system (“GIS”). The reimbursement includes allocated FPI personnel costs and third-party software and hardware expenses and is determined based on the Company’s use of FPI’s total GIS services for such period. The Company recognized general and administrative expense related to GIS services of $0.2 million in each of the three months ended June 30, 2025 and 2024 and $0.3 million in each of the six months ended June 30, 2025 and 2024.

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Customer Agreements

A subsidiary of the Company is party to various produced water agreements and water supply agreements with customers that are affiliates of the Company, in each case on terms substantially similar to those generally available for water management services in their corresponding regions. Under such produce water management agreements, the customer delivers produced water produced from oil and gas operations to such subsidiary of the Company for produced water transportation and handling services. Under such supply water agreements, the customer purchases raw untreated produced water, brackish water and/or recycled water from such subsidiary of the Company for use in oil and gas drilling completion activities.

A subsidiary of the Company is also party to a produced water management agreement with an affiliate of the Company that operates environmental remediation facilities on terms substantially similar to those generally available for water management services in the applicable region. Under such agreement, the customer offloads certain barrels of produced water from its reclamation facilities to the Company on an interruptible basis for produced water transportation and handling services.

Supplier Agreements

Water Facilities Access Agreements

A subsidiary of the Company is party to certain water facilities access agreement with an affiliate of the Company that owns and operates fee surface acres in the Delaware sub-region in the Permian Basin. Under such agreements, such subsidiary of the Company has certain non-exclusive rights to access, construct, operate and maintain certain brackish water, produced water and recycled water pipelines and facilities in the ordinary course of business on certain acreage in the Stateline region of the Delaware Basin. The agreements include fee schedules and arrangements for specified surface use activities, such as produced water transportation royalties, rights-of-way, overhead electric lines and other similar surface damages. For the three months ended June 30, 2025 and 2024, the Company paid $10.4 million and $5.9 million, respectively, for services under these agreements. For the six months ended June 30, 2025 and 2024, the Company paid $19.8 million and $8.5 million, respectively, for services under these agreements.

Waste Handling Agreement

A subsidiary of the Company is a party to a waste handling agreement with an affiliate of the Company that operates environmental remediation facilities on terms substantially similar to those generally available for solids waste management services in the applicable region. Under such agreement, such subsidiary of the Company dedicated oilfield solids and other solids waste materials generated by or arising out of its operations within an area of mutual interest to Desert Reclamation for processing, handling and disposal. The agreement includes a fee schedule and arrangements for specified solids waste management services.

Electrical Shared Facilities Agreement

A subsidiary of the Company is a party to an electrical shared facilities agreement with an affiliate of the Company on terms substantially similar to those generally available for the joint ownership and operation of electrical facilities in the applicable region. Pursuant to such agreement, such subsidiary of the Company received an undivided interest in certain electrical facilities, together with the right to utilize a portion of the electrical capacity of such shared facilities, in order to operate certain produced water management facilities in the ordinary course of business. The agreement includes an allocation of all costs and expenses related to the ownership, operation and maintenance of such shared electrical facilities in accordance with each undivided interest owner’s permitted operating capacities on such facilities.

Joint Operating Agreement

On December 18, 2020, a subsidiary of the Company entered into a JOA and contribution agreement effective January 1, 2021, with a subsidiary of WaterBridge Operating LLC ("WBO"), which is a related party. The JOA governs the ownership and operation of the contributed produced water assets owned by each JOA party within an agreed area of mutual interest, consisting of eight produced water handling facilities, related permits, pipeline and right of way and related customer contracts. Under the terms of the JOA and the related contribution agreement, each party contributed produced water assets owned by such parties in exchange for 50% undivided interest in all JOA assets post contribution. The Company is the operator of all JOA assets and WBO is the non-operating partner.

WaterBridge NDB Operating LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

9. Subsequent Events

The Company has evaluated subsequent events from the date of the balance sheet through August 3, 2025, the date these Financial Statements were available to be issued and determined there are no subsequent events to disclose.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers of WaterBridge Holdings LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of WaterBridge Equity Finance LLC and subsidiaries (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, changes in mezzanine equity and members’ equity, and cash flows, for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Houston, TX
April 17, 2025

We have served as the Company’s auditor since 2025.

WaterBridge Equity Finance LLC and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	December 31,
	2024	2023
Current assets:
Cash and cash equivalents	$47,887	$38,042
Accounts receivable, net	61,326	73,771
Other receivables	991	911
Related party receivables	8,679	7,427
Prepaid expenses and other current assets	6,754	5,790
Total current assets	125,637	125,941

Non-current assets:
Property, plant and equipment, net	1,226,921	1,301,010
Goodwill	169,396	169,396
Intangible assets, net	45,331	59,026
Other assets	21,991	21,790
Total non-current assets	1,463,639	1,551,222
Total assets	$1,589,276	$1,677,163

Liabilities, mezzanine equity, and members’ equity
Current liabilities:
Accounts payable	$9,938	$10,004
Related party payables	6,343	1,013
Accrued liabilities	31,583	56,303
Current portion of long-term debt	22,585	34,365
Contingent consideration	4,800	1,650
Other current liabilities	273	133
Total current liabilities	75,522	103,468

Non-current liabilities:
Long-term debt, net of debt issuance costs	1,101,321	1,083,559
Contingent consideration	-	850
Other long-term liabilities	16,456	14,427
Total non-current liabilities	1,117,777	1,098,836
Total liabilities	1,193,299	1,202,304

Commitments and contingencies (Note 13)

Mezzanine equity
Redeemable Noncontrolling Interest (Series A-1 Preferred Units of WaterBridge Holdings LLC), $1,000 face value per unit, 0 units issued and outstanding as of December 31,2024 and 2023.	-	-
Redeemable Series A Preferred Units, $1,000 face value per unit, 221,810 and 216,400 units issued and outstanding as of December 31, 2024 and 2023, respectively.	292,723	264,435
Redeemable Series B Preferred Units, $1,000 face value per unit, 95,000 units issued and outstanding as of December 31, 2024 and 2023; aggregate liquidation preference of $174,350,020 and $151,608,713 as of December 31, 2024 and 2023, respectively.	95,000	95,000

Members’ equity	8,254	115,424
Total liabilities, mezzanine equity, and members’ equity	$1,589,276	$1,677,163

See accompanying notes to the consolidated financial statements

WaterBridge Equity Finance LLC and Subsidiaries

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31,
	2024	2023
Revenues:
Produced water handling	$316,033	$323,446
Produced water handling - related party	202	13,110
Water solutions	6,635	16,722
Other revenue	6,546	11,185
Total revenues	329,416	364,463

Direct operating costs	114,616	124,062
Direct operating costs - related party	3,457	2,661
Depreciation, amortization and accretion	120,048	111,096
Total cost of revenues	238,121	237,819

General and administrative expense	34,545	11,922
Other operating expense	1,490	4,261
Operating income	55,260	110,461

Interest expense, net	134,671	122,811
Gain on derivative instrument	-	(4,546)
Other income, net	(2,612)	(2,040)
Loss from operations before taxes	(76,799)	(5,764)

Income tax expense	4	575
Net loss	$(76,803)	$(6,339)

See accompanying notes to the consolidated financial statements

WaterBridge Equity Finance LLC and Subsidiaries

Consolidated Statements of Changes in Mezzanine Equity and Members’ Equity

(in thousands)

	Mezzanine Equity
	Redeemable Noncontrolling Interest (Series A-1 Preferred Units of WaterBridge Holdings LLC)	Redeemable Series A Preferred Units	Redeemable Series B Preferred Units	Members’ Equity
Balance at January 1, 2023	$156,362	$229,382	$95,000	$177,722
Preferred distributions accrued	15,701	35,803	-	(51,504)
Preferred distributions paid	-	(750)	-	-
Retirement of Series A-1 Preferred Units of WaterBridge Holdings LLC	(172,063)	-	-	7,570
Distribution to member	-	-	-	(15)
Deemed non-cash capital distributions	-	-	-	(12,010)
Net loss	-	-	-	(6,339)
Balance at December 31, 2023	$-	$264,435	$95,000	$115,424
Preferred distributions accrued	-	37,160	-	(37,160)
Preferred distributions paid	-	(8,872)	-	-
Distribution to member	-	-	-	(8)
Deemed non-cash capital contributions	-	-	-	6,801
Net loss	-	-	-	(76,803)
Balance at December 31, 2024	$-	$292,723	$95,000	$8,254

See accompanying notes to the consolidated financial statements

WaterBridge Equity Finance LLC and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2024	2023
Operating activities
Net loss	$(76,803)	$(6,339)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, amortization and accretion	120,048	111,096
Debt issuance costs amortization and debt issuance costs write off	13,678	9,485
Share-based compensation	6,801	(12,010)
Change in value of derivative	-	(4,546)
Bad debt expense	1,183	-
Abandoned projects	-	193
Customer relationship amortization	1,466	1,465
Casualty losses	(294)	3,619
Other	52	(277)
Changes in operating assets and liabilities:
Accounts receivable	15,749	(15,802)
Related party receivable	(1,299)	4,167
Prepaid expenses and other assets	5,056	3,946
Contract liability	1,380	1,274
Accounts payable	(262)	2,150
Related party payable	(489)	310
Accrued expenses and other liabilities	(23,323)	14,534
Net cash provided by operating activities	62,943	113,265

Investing activities
Acquisitions	-	(2,544)
Capital expenditures	(21,453)	(67,967)
Proceeds from disposal of assets	2,147	3,406
Net cash used in investing activities	(19,306)	(67,105)

Financing activities
Distributions to members	(8)	(15)
Redemption of Series A-1 Preferred Units	-	(150,000)
Repayments of note from Series A-1 Preferred Units	(15,000)	-
Distributions paid on Redeemable Series A Preferred Units	(8,872)	(750)
Proceeds from term loan	36,247	160,000
Repayments on term loan	(5,791)	(10,831)
Proceeds from revolver	10,000	35,000
Repayments on revolver	(10,000)	(45,000)
Repayments of insurance financing note payable	(8,906)	(7,033)
Repayments of asset financing note payable	(2,395)	(438)
Settlement of contingent consideration	(900)	(3,300)
Debt issuance costs	(28,167)	(5,982)
Net cash used in financing activities	(33,792)	(28,349)
Net increase in cash and cash equivalents	9,845	17,811
Cash and cash equivalents - beginning of period	38,042	20,231
Cash and cash equivalents - end of period	$47,887	$38,042

See accompanying notes to the consolidated financial statements

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Consolidated Financial Statements

1. Organization and Nature of Operations

WaterBridge Equity Finance LLC (together with its subsidiaries, the “Company”, “we”, “our”, or “us”) is a Delaware limited liability company headquartered in Houston, Texas that was formed on May 3, 2019. At formation, the Company was indirectly owned by funds affiliated with Five Point Energy Fund I LP and Five Point Energy Fund II LP (collectively, the “Five Point Funds”) and certain members of management. Promptly following its formation, an affiliate of GIC, Singapore’s sovereign wealth fund, acquired a 20% indirect interest in the Company via WB 892 LLC (“WB 892”) and, simultaneous therewith, WaterBridge Resources LLC (“WBR”), WaterBridge II LLC (“WB II”) and WaterBridge Co-Invest LLC (“Co-Invest”) contributed all of the issued and outstanding membership interests in and to WaterBridge Holdings LLC (“Holdings”) to the Company. On December 13, 2019, the Company issued 150,000 Series A Preferred Units to Elda River Infrastructure WB LLC, formerly known as MTP Infrastructure WB LLC, (“Elda River”). On August 27, 2020, the Company issued total of 95,000 Series B Preferred Units to WB 892 and WaterBridge Co-Invest II LLC (“Co-Invest II”).The Company is governed by the Sixth Amended and Restated Limited Liability Agreement of the Company, dated as of September 14, 2023 (as amended from time-to-time, the “LLCA”). The Five Point Funds currently hold 76.0% indirect ownership interests in the Company.

The Company provides water management solutions through integrated pipeline and water handling networks located in the Southern Delaware Basin in west Texas and the Arkoma Basin in Oklahoma. Through its networks, the Company gathers, transports, treats, recycles, stores, and/or handles water produced from oil and gas exploration and production (“E&P”) activities. As part of the water handling process, we separate, recover and sell crude oil, also known as skim oil. The Company also sells brackish water to E&P companies for use in drilling and completion operations. Our assets consist of produced water handling facilities, water pipeline systems, and related facilities, brackish water wells, and water ponds. The water handling activities are generally supported by long-term, fixed-fee contracts and acreage dedications. The Company also provides gas transportation services in the Arkoma Basin.

2. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

Our consolidated financial statements (“Financial Statements”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All dollars amounts, except per unit amounts, in the Financial Statements and tables in the notes are stated in thousands of dollars unless otherwise indicated.

All of the Company’s subsidiaries are wholly owned, either directly or indirectly through wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. There were no variable interest entities for any periods presented herein. Basic and diluted net income per common unit is not presented since the ownership structure of the Company is not a common unit of ownership.

On occasion, the Company, through its wholly owned subsidiaries, enters into joint operating agreements (“JOA”) pursuant to which third parties receive non-operating undivided interests in one or more produced water handling facilities and related assets subject to the JOA. The undivided interest owners (i) receive their proportionate share of revenue and (ii) pay for their proportionate share of all costs and expenses incurred in drilling, equipping, installing, and operating the JOA assets. The JOAs are not separate legal entities; rather, each undivided interest received by the parties to the JOA is an undivided ownership interest in the applicable assets. The Company records its undivided interests related to these JOAs and records revenues and expenses related to these disposal activities on a net basis as part of revenues and costs and expenses. JOA revenues and costs and expenses are subject to audit by all non-operating parties, or such other entity that the non-operator authorizes to conduct the audit, generally limited to the preceding two years following the end of a calendar year.

When necessary, reclassifications are made to prior period financial information to conform with current year presentation.

Segment Information

Operating segments are defined as components of an enterprise for which separate financial information is available and regularly evaluated by the Chief Operating Decision Maker (“CODM”) for the purpose of making key operating decisions, allocating resources, and assessing operating performance. The Company operates as a single operating and reportable segment. The Company is managed as a whole rather than through discrete operating segments. Our executive team is organized by function, rather than legal entity, with no business component manager reporting directly to the CODM. Allocation of resources is made on a project basis across the Company without regard to geographic area, and considers among other things, return on investment, current market conditions, including

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Consolidated Financial Statements

commodity prices and market supply, availability of services and human resources, and contractual commitments. The Company’s Chief Executive Officer is the CODM who allocates resources and assess performance based upon financial information at the consolidated level.

All of our revenues are generated in the United States and all of our tangible long-lived assets, which consist of property, plant and equipment, are located in the United States. The measure of segment assets is reported on our consolidated balance sheets as total assets. Total expenditures for additions to long-lived assets is reported on our consolidated statements of cash flows.

The measure of profit and loss regularly provided to the CODM that is most consistent with U.S. GAAP is net income, as presented in our consolidated statements of operations. The Company presents all of its significant segment expenses and other metrics as used by the CODM to make decisions regarding the Company’s business, including resource allocation and performance assessment in our consolidated statements of operations.

Use of Estimates

The preparation of the Financial Statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the Financial Statements and accompanying notes.

The Company evaluates its estimates and related assumptions regularly, including those related to the fair value measurements of assets acquired and liabilities assumed in a business combination, the collectability of accounts receivable, the assessment of recoverability and useful lives of long-lived assets, including property, plant and equipment, goodwill and intangible assets, the valuation of share-based compensation and contract performance incentives and the fair value of asset retirement obligations. Changes in facts and circumstances or additional information may result in revised estimates, and actual results may differ from such estimates.

Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Whenever available, fair value is based on or derived from observable market prices or parameters. When observable market prices or inputs are not available, unobservable prices or inputs are used to estimate the fair value. The three levels of the fair value measurement hierarchy are as follows:

•
Level 1: Quoted market prices in active markets for identical assets or liabilities.
•
Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.
•
Level 3: Unobservable inputs that are not corroborated by market data.

The carrying value of the Company’s cash and cash equivalents, accounts receivable, net of current expected credit losses, and accounts payable and accrued liabilities reported on the consolidated balance sheets approximate fair value due to their highly liquid nature or short-term maturity.

The fair value of debt is the estimated amount the Company would have to pay to transfer its debt, including any premium or discount attributable to the difference between the stated interest rate and market rate of interest at the balance sheet date. The estimated fair value of our debt approximates the principal amount outstanding because the interest rates applicable to such amounts are variable and reflective of market rates and the debt may be repaid, in full or in part, at any time without penalty. Refer to Note 7 – Debt.

Recurring fair value measurements are performed for management incentive units, as disclosed in Note 11 – Share-Based Compensation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company maintains cash balances that may at times exceed federally insured limits.

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Consolidated Financial Statements

Accounts Receivable

The Company extends credit to customers and other parties in the normal course of business. Accounts receivable consists of trade receivables recorded at the invoiced amount, plus accrued revenue that is earned but not yet billed, less an estimated allowance for doubtful accounts. Account receivables are generally due within 45 days or less. An allowance for expected credit losses is determined based upon historical write-off experience, aging of accounts receivables, current macroeconomic industry conditions and customer collectability patterns. Accounts receivable are charged against the allowance when determined to be uncollectible. When the Company recovers amounts that were previously written off, those amounts are offset against the allowance and reduce expense in the year of recovery.

As of December 31, 2024, and 2023, the Company had no allowance for doubtful accounts.

As of December 31, 2024, the Company had three customers that accounted for approximately 21%, 14%, and 11% of outstanding receivables, respectively. As of December 31, 2023 the Company had two customers that accounted for approximately 22%, and 10% of outstanding receivables, respectively.

Property, Plant and Equipment

Property, plant and equipment is stated at cost or, upon acquisition, at its fair value. Expenditures for construction activities, major improvements and betterments that extend the useful life of an asset are capitalized, while expenditures for maintenance and repairs are generally expensed as incurred. Costs of abandoned projects are charged to operating expense upon abandonment. The cost of assets sold or disposed of, and the related accumulated depreciation are removed from the accounts in the period of sale or disposal, and the resulting gains or losses are recorded in earnings in the respective period. Refer to Note 5 – Property, Plant and Equipment.

Depreciation is computed using the straight-line method over the estimated useful lives for each asset group, as noted below:

Wells, Pipelines, Facilities, Ponds and Related Equipment	5 - 30 years
Brackish Water Wells, Facilities, Ponds and Related Equipment	3 - 15 years
Buildings, Vehicles, Equipment, Furniture and Other	3 - 30 years
Land Improvements	30 years

Casualty Losses and Insurance Recoveries

Casualty losses, whether full or partial, are accounted for using a combination of impairment, insurance, and revenue recognition guidance prescribed by U.S. GAAP. Upon incurring a loss event, the Company evaluates for asset impairment under ASC 360, Property, Plant, and Equipment. To the extent that the assets are recoverable, determined utilizing undiscounted cash flows expected to result from the use of the asset or asset group and its eventual disposition, the Company accounts for a full or partial casualty loss as operating and maintenance expense and evaluates whether all or a portion of the casualty loss can be offset by the recognition of insurance recoveries.

The Company follows the guidance in ASC 610-30, Other Income - Gains and Losses on Involuntary Conversions, for the conversion of nonmonetary assets (i.e., the property and equipment) to monetary assets (i.e., insurance recoveries). Under ASC 610-30, once receipt of the monetary assets is probable, the Company recognizes an insurance receivable in other receivables on the consolidated balance sheets, with a corresponding offset to operating and maintenance expense recognized on the consolidated statements of operations. If the insurance receivable is less than the carrying value of the assets, the Company will recognize a net loss on the consolidated statements of operation. If the insurance receivable is greater than the amount of loss recognized, the Company will only recognize a receivable up to the amount of loss recognized and will account for the excess as a gain contingency in accordance with ASC 450-30, Gain Contingencies. Gain contingencies are recognized when earned and realized, which typically will occur at the time of final settlement or when non-refundable cash payments are received. Refer to Note 5 – Property, Plant and Equipment.

Intangible Assets

Our intangible assets with definite useful lives include acquired customer contracts and customer relationships. Customer contract amounts are presented at the Company's cost basis and are amortized to expense on a straight-line basis and assume no residual value. Refer to our customer relationships policy below for further information on these. Refer to Note 6 - Intangible Assets for further information on estimated useful lives for such definite-lived intangibles.

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Consolidated Financial Statements

Goodwill

Goodwill is the excess of acquisition cost of a business over the estimated fair value of net identifiable assets acquired. Goodwill is not amortized, however, we test goodwill for impairment at least annually as of October 31st, or when events or circumstances indicate goodwill is more likely than not impaired. When evaluating goodwill for impairment, we may either perform a qualitative assessment or a quantitative test. The qualitative assessment is an assessment of historical information and relevant events and circumstances to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If we conclude that it is more-likely-than not that an impairment exists, a quantitative test is required which compares the estimated fair value of a reporting unit, based on Level 3 inputs, to its carrying value and measures any goodwill impairment as the amount by which the carrying amount of the reporting unit exceeds its fair value. We may elect not to perform the qualitative assessment and instead perform a quantitative impairment test.

We completed our annual assessment of goodwill impairment in the current year by performing a qualitative assessment, which indicated it was not more likely than not that there was an impairment and therefore no quantitative test was required, and no impairment was recognized for the years ended December 31, 2024 and 2023. Significant judgments and assumptions are inherent in our estimate of future cash flows used to determine the estimate of the reporting unit’s fair value. Factors that could trigger a lower fair value estimate include significant negative industry or economic trends, cost increases, disruptions to our business, regulatory or political environment changes or other unanticipated events.

The Company has two reporting units:

•
The Southern Delaware Basin in west Texas; and
•
The Arkoma Basin in Oklahoma.

As of December 31, 2024 and 2023, the Company had a goodwill balance of $169.4 million. All goodwill is included within one reporting unit, the Southern Delaware Basin region in west Texas. A qualitative impairment assessment was performed on the annual assessment date and no impairment was identified for the remainder of fiscal year 2024. The Company determined that no impairment charge for goodwill was required as of and for the years ended December 31, 2024 and 2023.

Acquisitions

To determine if a transaction should be accounted for as a business combination or an asset acquisition, we first calculate the relative fair value of the assets acquired. If substantially all of the relative fair value is concentrated in a single asset or group of similar assets, or, if not, but the transaction does not include a significant process (does not meet the definition of a business), the transaction is recorded as an asset acquisition. We record asset acquisitions using the cost accumulation model. Under the cost accumulation model of accounting, the cost of the acquisition, including certain transaction costs, are allocated to the assets acquired using relative fair values. All other transactions are recorded as business combinations. We record the assets acquired and liabilities assumed in a business combination at their acquisition date fair values. Transactions in which we acquire control of a business are accounted for under the acquisition method. The identifiable assets, liabilities and any noncontrolling interests are recorded at the estimated fair value as of the acquisition date. The purchase price in excess of the fair value of assets acquired and liabilities assumed is recorded as goodwill.

Impairment of Long-Lived Assets

Management reviews the Company’s long-lived assets, which primarily includes property, plant and equipment and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of the assets might not be recoverable. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets for purposes of assessing recoverability. Recoverability is generally determined by comparing the carrying value of the asset to the expected undiscounted future cash flows of the asset. If the carrying value of the asset is not recoverable, the amount of impairment loss is measured as the excess, if any, of the carrying value of the asset over its estimated fair value.

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Consolidated Financial Statements

Accounts Payable

Accounts payable consists of vendor obligations due under normal trade terms for services rendered or products received by the Company during ongoing operations. In cases where the Company operates but owns an undivided interest of less than 100% in the asset or there is a royalty interest in the asset, accounts payable also consists of revenue payable, net of billings receivable for operating and capital expenditures attributable to the undivided interest property or royalties payable. Refer to Note 3 – Additional Financial Statement Information for further information.

Debt Issuance Costs

Debt issuance costs represent costs associated with long-term financing and are amortized over the term of the related debt using a method which approximates the effective interest method. The Company’s debt issuance costs related to the term loan are reflected as a reduction of long-term debt on the consolidated balance sheets. Debt issuance costs associated with the Company’s revolving credit facility are deferred and presented within prepaid expenses and other current assets and other assets on the consolidated balance sheets. Refer to Note 7 – Debt for further information.

Asset Retirement Obligations

The fair value of a liability for an asset retirement obligation (“ARO”) is recognized in the period in which it is incurred. These obligations are those for which we have a legal obligation for settlement. The fair value of the liability is added to the carrying amount of the associated asset. The Level 3 inputs to this fair value measurement include estimates of plugging, abandonment and remediation costs, inflation rates, credit-adjusted risk-free rate, and expected abandonment dates. This additional carrying amount is then depreciated over the period remaining to the expected abandonment date. The liability increases due to the passage of time based on the time value of money until the obligation is settled. Our ARO relates primarily to the dismantlement, removal, site reclamation and similar activities of our pipelines, water handling facilities and associated operations. Our asset retirement obligations are included within other long-term liabilities on the consolidated balance sheets. Refer to Note 3 – Additional Financial Statement Information for further information.

Derivatives

Derivative instruments are recorded on the consolidated balance sheets as either assets or liabilities measured at their fair values. Changes in the fair value of our derivative instruments are recorded in earnings, unless we elect to apply hedge accounting and meet specified criteria. The Company did not designate any derivative instruments as cash flow or fair value hedges as of December 31, 2024, and 2023.

Embedded derivatives

The Company evaluates its contracts to determine whether embedded features exist that require bifurcation and separate accounting from the related host contract under ASC 815 – Derivatives and Hedging. All embedded derivatives identified are initially recorded at fair value and subsequently remeasured at fair value at the end of each reporting period, with changes in fair value recognized in earnings. The Series A-1 Preferred Units contained redemption features that required separate accounting as embedded derivatives. As discussed further in Note 10 – Mezzanine Equity, the Series A-1 Preferred Units were redeemed under an arrangement other than the terms of the embedded derivative, resulting in a final measurement of the embedded derivative of zero on the redemption date of the Series A-1 Preferred Units. As a result, the company recognized a gain on derivative instrument of $4.5 million for the year ended December 31, 2023. There were no gains or losses on derivative instruments for the year ended December 31, 2024. The derivative instruments were fully redeemed as of December 31, 2024, and 2023.

Share-Based Compensation

The Company accounts for share-based compensation expense for incentive units granted in exchange for employee services. Our management and employees currently participate in two equity-based incentive plans, managed by WBR and WB II, both indirect parents of the Company. The WBR plan (“WBR Plan”) is governed by the Amended and Restated LLC Agreement of WBR, dated as of June 24, 2019 (the “WBR LLC Agreement”) and the WB II Plan (“WaterBridge II Plan”) is governed by the Amended and Restated Limited Liability Company Agreement of WB II, dated as of June 24, 2019 (the “WB II LLC Agreement” and collectively with the WBR LLC Agreement, the “WBR and WB II LLC Agreements”). The management incentive units consist of time-based awards of profits interests in both WBR and WB II (the “Incentive Units”), and each of the WBR and WB II LLC Agreements authorizes the issuance of 10,000 Incentive Units.

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Consolidated Financial Statements

The Incentive Units represent a substantive class of equity for WBR and WB II and are accounted for under FASB ASC 718, Compensation – Stock Compensation. Features of the Incentive Units include the ability for WBR and WB II to repurchase Incentive Units during a 180-day option period, whereby the fair value price is determined as of the termination date, not the repurchase date, which temporarily takes away the rights and risks and rewards of ownership from the Incentive Unit holder during the option period. Under ASC 718, a feature for which the employee could bear the risks, but not gain the rewards, normally associated with equity ownership requires liability classification. WBR and WB II classifies the Incentive Units as liability awards. The liability related to the Incentive Units is recognized at WBR and WB II as the entity’s responsible for satisfying the obligations. Share-based compensation expense pushed down to the Company is recognized as a deemed non-cash contribution to members’ equity on the consolidated balance sheets. The share-based compensation expense is recognized consistent with WBR and WB II’s classification of a liability award resulting in the initial measurement, and subsequent remeasurements, recognized ratably over the vesting period.

The Incentive Units’ value is derived from a combination of its threshold value and the total value of the incentive pools. The value of the incentive pools are determined by taking the total value returned to WBR and WB II Series A unit holders and allocating such value between the Series A unit holders and the incentive pools based on a return-on-investment waterfall included in the WBR and WB II LLC Agreements. The total value returned constitutes any cash or property distributed by the Company or other WBR or WB II subsidiary to WBR and WB II Series A unit holders. The total incentive pools are determined by summing the discrete Incentive Unit burden of each Series A unit holder. Value allocation within the Incentive Unit pools is impacted by Incentive Unit threshold values but the aggregate value of each incentive pool is based solely on the return-on-investment waterfall. The Incentive Unit liability is only applicable to WBR and WB II Series A unit holders.

Value within each Incentive Unit pool is allocated among Incentive Unit holders via a distribution waterfall. The units with the lowest threshold value within the pool will be allocated value first. Once the value of the units with the lowest threshold value reaches the next lowest threshold value, the lowest threshold value units will cease earning value. The next lowest threshold value Incentive Units then receive value until its value is equal to its own threshold value (the “Catch-Up Mechanics”). At this point, both the lowest and second lowest threshold value units have a value equal to the second lowest threshold value. Both groups of units continue to earn value until this value is equal to the third lowest threshold value, when the Catch-Up Mechanics are applied. When all Incentive Units have earned value up to the highest threshold value, all Incentive Units will earn value pro rata based on the total number of units issued thereafter.

At each reporting period, WBR and WB II Incentive Units are remeasured at their fair value, consistent with liability award accounting, using a Monte Carlo Simulation. The Monte Carlo Simulation requires judgment in developing assumptions, which involve numerous variables. These variables include, but are not limited to, the expected unit price volatility over the term of the awards, the expected dividend yield and the expected life of Incentive Unit vesting. The vested portion of the WBR and WB II Incentive Unit liability is allocated to the Company as share-based compensation expense on the consolidated statements of operations.

The Company updates its assumptions each reporting period based on new developments and adjusts such amounts to fair value based on revised assumptions, if applicable, over the vesting period. For the years ended December 31, 2024 and 2023 the fair values of the Incentive Units were estimated using various assumptions as discussed in Note 11 – Share-Based Compensation. The fair value measurement is based on significant inputs not observable in the market, and thus represents Level 3 inputs within the fair value hierarchy.

Unvested Incentive Units are subject to accelerated vesting if there is a change in control (as defined in the award agreements). Unvested Incentive Units are also subject to accelerated vesting or forfeiture in certain circumstances as set forth in the award agreements and 1/3 of all vested Incentive Units are subject to forfeiture if an Incentive Unit holder is terminated for cause. Upon termination for any reason, WaterBridge I and WaterBridge II have the right to purchase all vested Incentive Units of the terminated Incentive Unit holder for a period of 180 days at the fair market value on the date the Incentive Unit holder’s employment ended. Forfeitures are accounted for upon occurrence. Forfeitures do not return equity value to the Company, rather value is returned to the Incentive Unit pool and allocated among remaining Incentive Unit holders.

All Incentive Units are subject to time-based vesting, and vest to the participant over the course of the vesting period at the fair value of the vested grants at each reporting date.

The risk-free rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of each award and updated at each balance sheet date for the time period approximating the expected term of such award. The expected distribution yield is based on no previously paid distributions and no intention of paying distributions on the Incentive Units for the foreseeable future.

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Consolidated Financial Statements

Due to the Company not having sufficient historical volatility, the Company uses the historical volatilities of publicly traded companies that are similar to the Company in size, stage of life cycle and financial leverage. The Company will continue to use this peer group of companies unless a situation arises within the group that would require evaluation of which publicly traded companies are included or once sufficient data is available to use the Company’s own historical volatility. For criteria dependent upon a change in control, the Company will not recognize any incremental expense until the event occurs. Differences between actual results and such estimates could have a material effect on the Financial Statements.

Distributions attributable to WBR and WB II Incentive Units are based on returns received by investors of WBR and WB II, as applicable, once certain return thresholds have been met. WBR and WB II Incentive Units are solely a payment obligation of WBR and WB II, as applicable, and neither the Company nor its subsidiaries has any cash or other obligation to make payments in connection with the WBR or WB II Incentive Units.

Mezzanine Equity

The Company classifies certain equity instruments as mezzanine equity on the balance sheet when such instruments contain redemption features that are not solely within the control of the Company or its subsidiaries in accordance with ASC 480-10-S99-3A. For the years ended December 31, 2024, and 2023, the Company presented its Redeemable Series A Preferred Units and Redeemable Series B Preferred Units as mezzanine equity in the consolidated financial statements.

Redeemable equity securities are initially recognized at their fair value on the issuance date. Subsequent accounting is outlined below depending on whether the instrument is: (i) currently redeemable, (ii) probable of becoming redeemable, or (iii) not probable of becoming redeemable.

•
Currently Redeemable: If the instrument is currently redeemable (e.g., at the option of the holder), it is subsequently remeasured to its maximum redemption amount at each reporting date.
•
Probable of Becoming Redeemable: If the instrument is not currently redeemable but is probable of becoming redeemable (e.g., when redemption depends solely on the passage of time), the Company has the option to either a) adjust the carrying amount by accreting to the redemption value over time, using the effective interest method or b) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period.
•
Not Probable of Becoming Redeemable: If the instrument is neither currently redeemable nor probable of becoming redeemable, no subsequent remeasurement is required.

Distributions declared but not yet paid increase the carrying value of the instrument and are recognized in members’ equity.

The Company evaluates mezzanine equity instruments at each reporting period to determine if reclassification to permanent equity or liability treatment is required under ASC 480 – Distinguishing Liabilities from Equity, or ASC 815 – Derivatives and Hedging. If a mezzanine classified equity instrument becomes mandatorily redeemable, it is reclassified as a liability and measured at fair value, and any changes in fair value are recorded through earnings.

Revenue Recognition

Produced Water Handling

Produced water handling revenues consist of fees charged for produced water handling services, produced water gathering pipeline services, and sales of skim oil, which is recovered from produced water after taking custody of the water from customers.

For produced water handling services and produced water gathering pipeline services, revenues are recognized over time utilizing the output method based on the volume of water accepted from the customer. We have determined the performance obligation is satisfied over time as the customer simultaneously receives and consumes the benefits provided by the performance of these services, typically as customers’ water is accepted. We apply the ‘as-invoiced’ practical expedient to produced water service revenues, under which, revenues are recognized based on the invoiced amount which is equal to the value to the customer of the Company’s performance obligation completed to date. The produced water services are often combined as a system service fee where we typically charge customers a disposal and transportation fee on a per barrel basis according to the applicable contract.

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Consolidated Financial Statements

As part of our produced water handling revenues, we aggregate and sell skim oil. Skim oil sales revenues are recognized at a point in time, based on when control of the product is transferred to the customer. Skim oil is generally sold at market rates, net of marketing costs. For the years ended December 31, 2024 and 2023, we recognized $24.9 million and $31.6 million in skim oil sales revenues, respectively.

Water Solutions

Water solutions revenues consist of sales of brackish water, recycled water, and produced water and are generally priced based on negotiated rates with the customer and structured as volume dependent arrangements. Water solutions revenues are recognized at a point in time, based on when control of the volumes are transferred to the customer, usually upon delivery.

Other Revenue

Other revenues consist primarily of fees charged for gas transportation services provided to customers. These contracts are generally structured as volume dependent arrangements. Revenues are recognized over time utilizing the output method based on the volume of gas transferred. We have determined the performance obligation is satisfied over time as the customer simultaneously receives and consumes the benefits provided by the performance of the services. We apply the as-invoiced practical expedient to gas transportation service revenues, under which, revenues are recognized based on the invoiced amount which is equal to the value to the customer of the Company’s performance obligation completed to date.

Transaction Price Allocated to Future Performance Obligations

We recognize revenues based on the transfer of control or our customers’ ability to benefit from our services and products in an amount that reflects the consideration we expect to receive in exchange for those services and products. The Company’s sales arrangements do not include any significant post-delivery obligations. The Company accrues revenues as services are performed or products are delivered. The difference between estimated and actual amounts received are recorded in the period the payment is received. We allocate the consideration earned between the performance obligations based on the stand-alone selling price when multiple performance obligations are identified.

The Company applies the practical expedient exempting the disclosure of the transaction price allocated to remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less. For contracts with terms greater than one year, the Company applies the practical expedient exempting the disclosure of the transaction price allocated to remaining performance obligations if the variable consideration is allocated entirely to a wholly unsatisfied performance obligation. Under our contracts, each service or unit of product typically represents a separate performance obligation; therefore, future volumes are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required.

Contract Liabilities

Contract liabilities primarily relate to revenue agreements where the Company receives a reimbursement for infrastructure constructed on behalf of the customer, but owned by the Company, in advance of the related performance obligation being satisfied. Contract liabilities are recognized as earned over time or at a point in time based on the provisions set forth in the agreement. The following table reflects the changes in our contract liabilities, which are included in other current liabilities and other long-term liabilities on our consolidated balance sheets:

Contract Liabilities
Balance, December 31, 2023	$1,274
Cash received but not yet recognized in revenue	1,513
Revenue recognized from prior period deferral	(133)
Balance, December 31, 2024	$2,654

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Consolidated Financial Statements

Customer Relationships

Customer relationships represent our right to future consideration related to up-front payments made associated with customer contract dedications where we typically do not receive a distinct good or service in exchange for these payments. Contract relationships are amortized as a reduction to produced water handling revenues within our consolidated statements of operations on a straight-line basis over the primary term of the underlying agreement. As of December 31, 2024 and 2023, the Company recorded $15.7 million and $17.1 million, respectively, in other assets on the consolidated balance sheets related to customer relationships. We recognized amortization of $1.5 million for both the years ended December 31, 2024 and 2023. The remaining weighted average amortization period for customer relationships was 11.8 years and 12.8 years as of December 31, 2024 and 2023, respectively.

Income Taxes

The Company is a limited liability company classified as a pass-through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, are deemed to pass to the members and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed.

The Company is subject to Texas margin taxes. We estimate our state tax liability utilizing management estimates related to the deductibility of certain expenses and other factors. We recorded $0.1 million and $0.6 million in Texas margin tax liability as of December 31, 2024 and 2023, respectively.

Concentrations of Risk

The Company provides services to customers involved in the E&P industry in the Southern Delaware Basin in west Texas and the Arkoma Basin in Oklahoma and is almost entirely dependent upon the continued activity of such customers.

In the normal course of business, we do not maintain cash balances in excess of federally insured limits due to the insured cash sweep service provided by our financial institution. The Company regularly monitors these institutions’ financial condition. We have not experienced any losses in our accounts and believe we are not exposed to any significant credit risk on cash or cash equivalents.

Significant Customers

Customers that individually comprised more than 10% of the Company’s consolidated revenues were as follows:

	Year Ended December 31,
	2024	2023
Customer A	24%	23%
Customer B	10%	12%
Customer C	10%	11%
Customer D	10%	-
Customer E	-	10%

Other contingencies

The Company recognizes liabilities for other contingencies when there is exposure that indicates it is both probable and the amount of loss can be reasonably estimated. These types of liabilities may also arise from acquisition related transactions or other commercial agreements entered into from time to time by the Company. Refer to Note 13 – Commitments and Contingencies for further information on specific contingent liabilities.

Recently Adopted Accounting Pronouncements

In 2024, we adopted ASU 2023-07, Segment Reporting (Topic 280). This guidance requires a public entity, including entities with a single reportable segment, to disclose significant segment expenses and other segment items on an annual and interim basis and provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that were previously required annually. This ASU was effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. The Company has adopted and retroactively applied this standard to our Financial Statements. See Segment Information above for the required disclosures.

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Consolidated Financial Statements

On January 1, 2023, we adopted ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), which changed how we account for credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The adoption of this update did not have a material impact on our Financial Statements.

Recent Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40). This guidance requires tabular disclosure of specified natural expenses in certain expense captions, a qualitative description of amounts that are not separately disaggregated, and disclosure of the Company’s definition and total amount of selling expenses. We plan to adopt this guidance and conform with the disclosure requirements when it becomes mandatorily effective for annual periods beginning after December 15, 2026. We are currently assessing the impact of this standard on our Financial Statements and related disclosures.

3. Additional Financial Statement Information

Other Balance Sheet information is as follows:

	December 31,
	2024	2023
Other receivables
Insurance receivables	$913	$842
Lease incentives	7	7
Other	71	62
Total other receivables	$991	$911

Prepaids and other current assets
Prepaid insurance	$4,538	$3,793
Prepaid deposits	819	787
Debt issuance costs	470	275
Prepaid royalties	109	252
Other	818	683
Total prepaids and other current assets	$6,754	$5,790

Accounts payable
Working interest and royalty payable	$5,827	$6,276
Trade payable	4,037	3,167
Taxes payable	74	561
Total accounts payable	$9,938	$10,004

Accrued liabilities
Accrued operating and capital expense	$12,388	$14,277
Accrued payroll	12,138	11,855
Accrued property taxes	2,999	3,022
Operating lease liability - current	1,584	1,358
Accrued professional fees	1,316	1,799
Accrued interest	1,158	23,674
Other	-	318
Total accrued liabilities	$31,583	$56,303

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Consolidated Financial Statements

The following table summarizes the Company’s ARO activity, included within other long-term liabilities on the consolidated balance sheets, for the years presented:

	December 31,
	2024	2023
Asset retirement obligations:
Beginning balance	$6,326	$4,963
Additions	34	551
Accretion expense	987	842
Removals	(38)	(30)
Ending balance	$7,309	$6,326

Supplemental cash flow information is as follows:

	Year Ended December 31,
	2024	2023
Supplemental cash flow information:
Cash paid for interest	$144,761	$116,176
Cash paid for income tax	$490	$89

Non-cash investing and financing activities:
Insurance financing	$10,403	$8,480
Capital expenditures in accounts payable and accrued liabilities	$8,421	$4,623
Asset financing	$4,755	$5,458

4. Asset Acquisitions

On February 1, 2023, the Company acquired approximately 37 acres of land and certain produced water handling, transportation and water disposal assets in Hughes, Pittsburgh, and Coal Counties, Oklahoma. The produced water handling assets consist of two disposal wells and associated handling facilities and approximately 62 miles of produced water pipelines. The assets were acquired from an independent E&P company for total purchase consideration of $1.5 million.

On February 22, 2023, the Company acquired certain pipeline and rights-of-way from an independent E&P company for total purchase consideration of $1.0 million in Reeves County, Texas.

5. Property, Plant and Equipment

Property, plant and equipment, net of accumulated depreciation consisted of the following:

	December 31,
	2024	2023
Wells, Pipelines, Facilities, Ponds and Related Equipment	$1,606,123	$1,587,265
Brackish Water Wells, Facilities, Ponds and Related Equipment	71,852	74,859
Buildings, Vehicles, Equipment, Furniture and Other	41,439	34,769
Land (1)	9,693	9,693
Construction In Progress	17,619	12,013
	1,746,726	1,718,599
Less: Accumulated Depreciation	(519,805)	(417,589)
Total Property, Plant and Equipment, Net	$1,226,921	$1,301,010
(1) Includes land improvement costs of $0.6 million as of December 31, 2024 and 2023.

For the years ended December 31, 2024 and 2023, depreciation expense was $105.1 million and $95.2 million, respectively.

During 2024, in connection with the plugging and abandonment of produced water injection wells the Company accelerated depreciation of $8.8 million, which is included within depreciation, amortization and accretion expense on the consolidated statement of operations for the year ended December 31, 2024.

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Consolidated Financial Statements

Casualty Losses

In May and September 2023, two of the Company’s produced water handling facilities were struck by lightning resulting in a fire, which damaged the facilities and equipment. As of December 31, 2023, the Company accrued $0.8 million of expected insurance proceeds for replacement cost of the damaged facilities, presented in other receivables on the consolidated balance sheets, which partially offset the $4.4 million loss recognized on the damaged facilities written off during 2023. The resulting net loss of $3.6 million was reflected in operating and maintenance expense in the consolidated statements of operations for the year ended December 31, 2023. As of December 31, 2024, we had $0.3 million remaining in other receivables on the consolidated balance sheets related to expected insurance proceeds.

6. Intangible Assets

As of December 31, 2024 and 2023, intangible assets, net of accumulated amortization, consisted of the following:

	December 31,
	2024	2023
Customer Contracts	$130,463	$133,562
Less: Accumulated Amortization	(85,132)	(74,536)
Total Intangible Assets, Net	$45,331	$59,026

The Company recognized $13.7 million and $14.8 million in amortization expense on definite-lived intangibles related to customer contracts for the years ended December 31, 2024 and 2023, respectively. The remaining weighted average amortization period for definite lived intangible assets was 4.4 years and 5.2 years as of December 31, 2024 and 2023, respectively.

Future amortization expense related to such intangibles for the next five years and thereafter as of December 31, 2024 is as follows:

Amortization Expense
2025	$13,567
2026	12,774
2027	10,989
2028	2,908
2029	1,136
Thereafter	3,957
Total	$45,331

7. Debt

As of December 31, 2024 and 2023, our debt consisted of the following:

	December 31,
	2024	2023
Term Loan B	$1,147,125	$1,116,669
Revolver	-	-
Insurance note	7,717	6,221
Asset financing note	7,399	5,039
Conoco deferred redemption payments	-	14,744
Total debt	1,162,241	1,142,673
Current portion of long-term debt	(22,585)	(34,365)
Unamortized discount and debt issuance costs	(38,335)	(24,749)
Total long-term debt	$1,101,321	$1,083,559

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Consolidated Financial Statements

On June 27, 2019, the Company entered into (i) a seven-year $1.0 billion term loan B facility (the “Original Term Loan B”), and (ii) a five-year $150.0 million revolving credit facility (the “Revolving Credit Facility” and, together with the Original Term Loan B, the “Original Credit Facilities”). Proceeds from the Original Credit Facilities were used to repay the outstanding balances under the Company’s previous credit facilities, to consummate certain acquisition transactions, and to use for future working capital needs. Upon the closing of the Original Credit Facilities, the Company’s previous credit facilities were terminated.

On June 27, 2024, the Company repaid the Original Term Loan B and contemporaneously entered into (i) a five-year $1.15 billion term loan B facility (the “Existing Term Loan B”, and together with the Revolving Credit Facility, the “Existing Credit Facilities”) with a maturity date of June 27, 2029. Proceeds from the Existing Credit Facilities were used to repay the outstanding balances under the Company’s Original Term Loan B and to use for future working capital needs. The Original Term Loan B was terminated and treated as a modification of debt, upon the closing of the Existing Credit Facilities.

The estimated fair value of our Original Credit Facilities approximates the principal amount outstanding because the interest rates are variable and reflective of market rates and the debt may be repaid, in full or in part, at any time without penalty.

Term Loan B

Original Term Loan B

The principal amount under the Original Term Loan B was able to be funded as Term SOFR Loans or Base Rate Loans. The Company elected whether to borrow under the facility at the Term SOFR Rate or Base Rate. Term SOFR Loans bore interest at a rate equal to a variable rate of Term SOFR Rate for the applicable interest period plus a margin of 5.75%. Interest on Term SOFR Loans under the Original Term Loan B was payable at the end of each applicable interest period. Base Rate Loans bore interest at a rate per annum equal to the highest of (i) the Federal Funds Rate, as in effect from time to time, plus 0.5%, (ii) the prime rate, as published by The Wall Street Journal from time to time as the “bank prime loan” rate, and (iii) the Term SOFR for a one-month tenor plus 1.00%, in each case, plus 4.75%. Interest on Base Rate Loans under the Original Term Loan B was payable quarterly.

On September 14, 2023, the Original Term Loan B was amended by the First Incremental Amendment, Second Amendment to Credit Agreement and Joinder Agreement (the “Amendment”). Pursuant to the Amendment, the Company incurred an incremental term loan (the “First Incremental Term Loan”) in the amount of $160.0 million, the proceeds of which were used for the redemption of the Preferred Units at Holdings, through a cash distribution to Holdings, and for expenses associated with the Amendment and First Incremental Term Loan. The Amendment also permitted one or more restricted payments on and after the closing date of the Amendment solely for payment of deferred amounts owing to the Preferred Units Holder in respect of the redemption of the Preferred Units, a portion of which was payable as of December 31, 2023 in the amount of $5.0 million. The remainder of such deferred amounts were paid to the Preferred Units Holder in two installments of $5.0 million during 2024.

Existing Term Loan B

The principal amount under the Existing Term Loan B may be funded as Term SOFR Loans or Base Rate Loans. The Company elects whether to borrow under the facility at the Term SOFR Rate or Base Rate. There is currently one tranche of debt outstanding under the Term Loan B. Term SOFR Loans bear interest at a rate equal to a variable rate of Term SOFR Rate for the applicable interest period plus a margin of 4.75%. Interest on Term SOFR Loans is payable at the end of the applicable interest period. Base Rate Loans bear interest at a rate per annum equal to the highest of (i) the Federal Funds Rate, as in effect from time to time, plus 0.5%, (ii) the prime rate, as published by The Wall Street Journal from time to time as the “bank prime loan” rate, and (iii) the Term SOFR for a one-month tenor plus 1.00%, in each case, plus 3.75%. Interest on Base Rate Loans is payable quarterly.

The Existing Term Loan B includes certain affirmative and restrictive covenants common in such agreements that apply to the Company, Borrower, and certain of Borrower’s subsidiaries, including (i) a minimum debt service coverage ratio of 1.10: 1.00 measured on a periodic basis, and (ii) restrictions on the ability to incur debt, grant liens, make dispositions, make distribution, engage in transactions with affiliates, and make investments. The Company was in compliance with the minimum debt service coverage ratio covenant as of December 31, 2024.

The Company is required to prepay loans under the Existing Term Loan B in an amount equal to a portion of or all of the Company’s excess cash flow (“ECF”), as defined in the Existing Term Loan B, within five days of delivering year-end financials, commencing with the fiscal year ending December 31, 2025. The amount of the Company’s ECF

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Consolidated Financial Statements

required to be prepaid is determined by the net first lien leverage ratio as of the last day of the fiscal year. The Company is required to pay (i) 100% of ECF if the net first lien leverage ratio is above 5.00:1.00 (ii) 50% of ECF if the net first lien leverage ratio is less than 5.00:1.00 but above 4.50:1.00, (iii) 25% of ECF if the net first lien leverage ratio is less than 4.50:1.00 but above 4.00:1.00, and (iv) 0% if the net first lien leverage ratio is less than 4.00:1.00. Mandatory prepayments of Existing Term Loan B Loans from ECF are subject to customary deductions, including voluntary prepayments of the Existing Term Loan B or other pari passu debt, or payments of the Revolving Credit Facility to the extent such prepayment constitutes a permanent reduction of revolving commitments thereunder. These voluntary Existing Term Loan B prepayments or payments made in conjunction with an equal reduction of commitments under the Revolving Credit Facility may occur within 90 calendar days after year end. In the event ECF in any year is equal to or less than $5.0 million, no mandatory prepayment shall be required.

Debt issuance costs associated with the Original Term Loan B and Existing Term Loan B, as applicable, consist of fees incurred to secure the financing and are amortized over the life of the loan using a method which approximates the effective interest method as a direct deduction from the carrying amount of the related long-term debt. The table below summarizes the amortization and write off of debt issuance costs and interest expense associated with the Term Loan B which are included in interest expense, net, on the consolidated statements of operations.

	Year Ended December 31,
	2024	2023
Term Loan B
Debt issuance costs amortization	$9,465	$8,607
Debt issuance cost write off	$3,448	$-
Interest expense	$121,016	$112,227
Weighted average interest rate	10.51%	10.94%

Revolving Credit Facility

On June 27, 2024, the Revolving Credit Facility was amended and restated (the "A&R RCF"). Pursuant to the A&R RCF, the total aggregate commitment amount increased from $85 million to $100 million. In addition, the maturity date of the Revolving Credit Facility was extended to June 27, 2028.

The Revolving Credit Facility provides for revolving borrowings subject to compliance with various financial and other covenants common in such agreements that apply to the Company, including (i) a minimum debt service coverage ratio of 1.10:1.00 and a maximum net total leverage ratio of 5.00:1.00, in each case measured on a periodic basis, and (ii) restrictions on the ability to incur debt, grant liens, make dispositions, make distributions, engage in transactions with affiliates, or make investments. The Revolving Credit Facility also includes an incremental revolving commitment that enables the Company to increase the size of the facility, subject to the increasing lender’s willingness to participate and other customary terms and conditions, in an amount not to exceed $25 million. Commitments under the Revolving Credit Facility provide availability for the issuance of letters of credit on the Borrower’s behalf in an aggregate amount not to exceed $10.0 million.

The Company was in compliance with the debt service coverage ratio covenant as of December 31, 2024. Pursuant to the terms of the Revolving Credit Facility, the Borrower’s Net Total Leverage Ratio was not tested as of December 31, 2024.

Revolving Credit Facility
Total facility size	$100,000
Less:
Outstanding balance	-
Letters of credit issued	-
Available commitment	$100,000
Maturity date	June 27, 2028

Term SOFR applicable margin (1)	2.50% - 3.75%
Base Rate applicable margin (1)	1.50% - 2.75%
Commitment fees (1)	0.375% - 0.500%
Letter of credit fees (1)	2.50% - 3.75%

(1)
The applicable rate for these margins/fees are determined (within the ranges above) based on the Company’s leverage ratio

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Consolidated Financial Statements

Principal amounts borrowed under the Revolving Credit Facility may be prepaid from time to time without penalty and any principal amounts outstanding on the maturity date, June 27, 2028, become due and payable on such date. At the Company’s election, principal amounts may be drawn under the Revolving Credit Facility as Term SOFR Loans or Base Rate Loans. Term SOFR Loans bear interest at a rate equal to a variable rate of Term SOFR for the applicable interest period plus the Term SOFR applicable margin (see table above), which such margin is determined by reference to Borrower’s leverage ratio. Base Rate Loans bear interest at a rate per annum equal to the highest of (i) the rate of interest which the administrative agent announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus 0.5%, (iii) the Term SOFR for a one-month tenor plus 1.0%, and (iv) 2.0%, in each case plus the Base Rate applicable margin (see table above).

Interest on Base Rate Loans is payable quarterly in arrears. Interest on Term SOFR Loans is payable at the end of the applicable interest period. The Company also pays a commitment fee based on the applicable percentage of undrawn commitment amounts under the Revolving Credit Facility.

Debt issuance costs associated with the Revolving Credit Facility consist of fees incurred to secure the financing and are amortized over the life of the loan using a method which approximates the effective interest method. Short-term debt issuance costs of $0.5 million and $0.3 million associated with the Revolving Credit Facility as of December 31, 2024 and 2023, respectively, are deferred and presented in prepaid expenses and other current assets on the consolidated balance sheets. Long-term debt issuance costs of $1.1 million and $0.1 million associated with the Revolving Credit Facility as of December 31, 2024 and 2023, respectively, are deferred and presented in other assets on the consolidated balance sheets. The table below summarizes the amortization of debt issuance costs, commitment fees and interest expense incurred associated with the Revolving Credit Facility, which are included in interest expense, net, on the consolidated statements of operations.

	Year Ended December 31,
	2024	2023
Revolver
Debt issuance costs amortization	$433	$625
Commitment fees	$477	$370
Interest expense	$96	$1,222
Weighted average interest rate	9.06%	8.71%

Deferred Redemption Payments

On September 14, 2023, WB Holdings agreed to redeem the Holdings Preferred Units for aggregate consideration of $165.0 million as discussed in Note 10 – Mezzanine Equity. Pursuant to the Redemption Agreement, $15.0 million of the total consideration was to be delivered over the following three quarters in equal payment amounts of $5.0 million each (the “Deferred Redemption Payments”). These deferred cash payments represent consideration transferred for the extinguishment of preferred equity and thus were recognized at fair value on the Redemption Date.

The issuance date fair value of the Deferred Redemption Payments was $14.5 million; thus the Company initially recognized an associated debt discount of $0.5 million. The Company presented the initial carrying value of the Deferred Redemption Payments as a current liability in the consolidated balance sheets in accordance with ASC 470 – Debt, as the payments were due within twelve months. Furthermore, the Company amortized the $0.5 million discount associated with the Deferred Redemption Payments over the term of the Deferred Redemption Payments using the effective interest method and recognized these amounts as interest expense in consolidated statements of operations.

The Company recognized $0.3 million and $0.2 million of interest expense for the Deferred Redemption Payments during the years ended December 31, 2024, and 2023, respectively. The carrying value of the Deferred Redemption Payments as of December 31, 2023, was $14.7 million. The carrying value of the Deferred Redemption Payments as of December 31, 2024, was zero as the liability had been fully settled in June 2024.

Insurance Note

During 2024, the Company entered into promissory notes for the payment of insurance premiums with an aggregate principal amount of $10.4 million and an interest rate of 7.0% annually. The notes are payable in eleven monthly installments. As of December 31, 2024, the remaining outstanding balance of such notes was $7.7 million. The notes will mature on August 1, 2025.

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Consolidated Financial Statements

On September 5, 2023, the Company entered into promissory notes for the payment of insurance premiums with an aggregate principal amount of $8.5 million and an interest rate of 7.0% annually. The note was payable in eleven monthly installments and matured on August 1, 2024. The outstanding balance as of December 31, 2023 was $6.2 million.

Asset Financing Notes

In 2023, the Company entered into a Master Equipment Finance Loan and Security Agreement (the “Master Agreement”) through which the Company entered into various secured promissory notes to the lender under the Master Agreement, in each case to finance the purchase of vehicles. The Master Agreement is an uncommitted credit facility whereby the lender may, but is not obligated to, provide loans to the Company for the purpose of purchasing vehicles. Loans borrowed pursuant to the Master Agreement and each promissory note are (a) secured by a first-priority lien on the vehicle(s) financed by such Master Agreement or promissory note, as applicable, and (b) repaid in 36 equal monthly installments. Certain amounts borrowed under the Master Agreement and certain notes mature in 2027. The weighted average interest rate for all amounts outstanding as of December 31, 2024 is 5.75%.

On November 21, 2019, the Company entered into a Master Equipment Finance Agreement to finance the purchase of vehicles. Under such agreement, the lender extends loans to us that are payable in 36 monthly installments, up to an aggregate total of $2.0 million. The notes under such Master Equipment Finance Agreement matured in January and February 2023.

Debt Maturities

The following table summarizes our debt obligations as of December 31, 2024. Estimated future payments for the debt based on the amount outstanding are shown below:

	Years Ended December 31,
	2025	2026	2027	2028	2029	Total
Term Loan B	$11,500	$11,500	$11,500	$11,500	$1,101,125	$1,147,125
Insurance note	7,717	-	-	-	-	7,717
Asset financing note	3,368	3,066	965	-	-	7,399
Total Debt	$22,585	$14,566	$12,465	$11,500	$1,101,125	$1,162,241

8. Leases

Our leased assets consist primarily of office space. All our leases are classified as operating leases. Leases are recognized on our consolidated balance sheet by recording a lease liability representing the obligation to make future lease payments and a right-of-use asset representing the right to use the underlying asset for the lease term. As our leases generally do not provide an implicit rate, in order to calculate the lease liability, we discounted our expected future lease payments using our incremental borrowing rate. The incremental borrowing rate is an estimate of the rate of interest that a lessee would have to pay to borrow on a collateralized basis over a similar term to that of the lease term.

We have elected the practical expedient to omit leases with an initial term of 12 months or less (“short-term lease”) from recognition on the balance sheet. We recognize short-term lease payments on a straight-line basis over the lease term and variable payments under short-term leases in the period in which the obligation is incurred.

Certain of our leases contain non-lease components which are not separated from the lease components when calculating the right-of-use asset and lease liability per our use of the practical expedient to combine both components of an arrangement for all classes of leased assets.

Certain of our leases also contain variable payments, such as inflation, that are not included when calculating the right-of-use asset and lease liability unless the payments are in-substance fixed.

We recognize lease expense for operating leases on a straight-line basis over the lease term.

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Consolidated Financial Statements

The following table shows the classification and location of our right-of-use assets and lease liabilities on our consolidated balance sheets:

		December 31,
	Consolidated Balance Sheets Location	2024	2023
Right-of-use assets-operating	Other assets	$3,313	$2,764

Current operating lease liabilities	Accrued liabilities	$1,584	$1,358
Non-current operating lease liabilities	Other long-term liabilities	6,730	6,924
Total lease liabilities		$8,314	$8,282

The following table shows the classification and location of our lease costs on our consolidated statements of operations:

		Year Ended December 31,
	Consolidated Statements of Operations Location	2024	2023
Operating lease cost	Operating and maintenance expense	$1,413	$1,364
Short-term lease costs	Operating and maintenance expense	4,742	3,336
Total lease costs		$6,155	$4,700

Future annual minimum lease payments for operating leases as of December 31, 2024 are as follows:

Years Ending December 31,
2025	$2,101
2026	1,252
2027	1,272
2028	1,253
2029	1,274
Thereafter	3,623
Total lease payments	10,775
Less: Interest	(2,461)
Present value of lease liabilities	$8,314

The following table shows the weighted-average remaining lease term and the weighted-average discount rate for our operating leases:

	December 31,
	2024	2023
Weighted-average remaining lease term (in years)	7.18	7.81
Weighted-average discount rate	7.12%	6.68%

The following table includes other quantitative information for our operating leases:

	Year Ended December 31,
	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$1,942	$1,347
Right-of-use assets obtained in exchange for operating lease liabilities	$1,439	$566

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Consolidated Financial Statements

9. Members’ Equity

As of December 31, 2024:

•
WBR, WB II, WB 892 and Co-Invest owned 27.18%, 26.55%, 38.09% and 8.18% of the issued and outstanding Class A limited liability company interests (“Class A units”) of the Company, respectively;
•
Elda River owned 100% of the issued and outstanding Series A preferred units (“Series A Preferred Units”) of the Company; and
•
WB 892 and Co-Invest II owned 38.09% and 61.91% the issued and outstanding Series B preferred units (“Series B Preferred Units”) of the Company.

Distributions (including liquidating distributions) are to be made to the members at the discretion of the board of managers of Holdings, as the governing body of the Company. Distributions are required to be distributed first to the Series A Preferred Units, followed by the Class A shares and Series B preferred units in accordance with the terms and conditions of the LLCA. Each member’s equity account will be adjusted for distributions paid to such member and additional capital contributions that are made by such member. All revenues, costs and expenses of the Company are allocated to the members.

10. Mezzanine Equity

Redeemable Series A Preferred Units

On December 13, 2019, the Company issued 150,000 Series A Preferred Units (“Redeemable Series A Preferred Units”) to Elda River in exchange for net cash proceeds of $147.8 million.

The key terms of the Series A Preferred Units are outlined in the LLCA. The Series A Preferred Units rank senior to (i) the Series B Preferred Units, and (ii) all Class A units, and rank junior only to the satisfaction of all the Company’s indebtedness upon the liquidation, dissolution, or winding up of the Company. Except as provided in the LLCA, the Series A Preferred Units did not have voting rights.

The Series A Preferred Units are redeemable in cash upon the occurrence of a change of control or an initial public offering (“IPO”), or at any time at the option of the Company, for an amount equal to the greater of (i) a pre-tax cumulative internal rate of return (“IRR”) of 14.0%, or (iii) 1.45 multiplied by the original issue price minus the aggregate amount of any distributions received plus the original issue price for any Step-Up PIK Units (described below). In the event the Series A Preferred Units are not redeemed prior to December 31, 2026, the holders of the Series A Preferred Units gain control of the board of managers. In effect, this is viewed as the Series A Preferred Unitholders having the option to put the Series A Preferred Units to the Company after December 31, 2026, through their control of the board of managers. The Series A Preferred Units are entitled to a 14% yield. Specifically, the Series A Holders are entitled to quarterly cash distributions in an amount equal to 2% of the per unit Series A Issue Price ($1,000/Series A Preferred Unit). The remainder of the 14% yield is added to the liquidation preference associated with the Series A Preferred Units. Prior to December 31, 2020 (“Initial PIK Period”), the Company could elect to have distributions be paid-in-kind by issuing additional Series A Preferred Units (“Series A PIK Units”). Beginning in 2021, Series A PIK Units were only to be issued as a means to satisfy distributions in the event the Company’s available cash was insufficient, otherwise cash was required to settle all accrued distributions. In the event distributions were settled in kind subsequent to the Initial PIK Period, in addition to issuing Series A PIK Units at a quarterly distribution rate of 2%, the Company is required to issue Step-Up PIK Units at quarterly distribution rate of 0.5%. The Step-Up PIK Units increase the overall redemption value by an amount equal to the original issue price of the Step-Up PIK Units.

The Company presented and accounted for the Series A Preferred Units as mezzanine equity in accordance with ASC 480-10-S99-3A at their issuance date fair value of $147.8 million ($150.0 million stated value, net of issuance costs). The Series A Preferred Units are classified in mezzanine equity because they are redeemable at the option of the Series A Preferred Unit Holders and upon a change of control, which is an event that is not solely within the control of the Company. The Series A Preferred Units are deemed to be probable of becoming redeemable. As such, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the Series A Preferred Units to an amount equaling their redemption value at the end of each

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Consolidated Financial Statements

reporting period, which equals the liquidation preference. Below is a summary of the redemption values as of December 31, 2024, and 2023.

	December 31,
	2024	2023
Redeemable Series A Preferred Units, including PIK Units	$279,750	$252,777
Step-Up PIK Units	12,973	11,658
Total Redemption Value	$292,723	$264,435

Redeemable Series B Preferred Units

On August 27th, 2020, the Company issued 95,000 Series B Preferred Units (“Redeemable Series B Preferred Units”) to investors in exchange for $95.0 million in cash.

The key terms of the Series B Preferred Units are outlined in the WBEF LLCA, as amended from time to time. The Redeemable Series B Preferred Units have preference over Series A units upon the dissolution of the Company. The Redeemable Series B Preferred Units are junior to (i) the satisfaction of all the Company’s indebtedness, and (ii) the Series A Preferred Units. The Series B Preferred Units did not have voting rights. Furthermore, the Series B Preferred Units are entitled to participate in quarterly cash distributions with common unitholders following the redemption of the Company’s Series A Preferred Units, provided there is available cash for distributions. No cash distributions were made to the Series B unitholders during the years ended December 31, 2024, and 2023.

In addition to the share settled redemption feature described in the paragraph below, the Redeemable Series B Preferred Units are contingently convertible at a fixed conversion price following a Series B Liquidation Event (defined below), an IPO, certain equity transactions with a third party, or a merger or consolidation transaction meeting specific equity valuation requirements. Upon the occurrence of one of the aforementioned events, the Series B Preferred Unitholder will receive the greatest of: (i) the number of shares issuable at the fixed conversion price, and (ii) the variable number of shares issuable under the share settled redemption feature described below.

The Series B Preferred Units are redeemable in cash upon the occurrence of certain liquidation events outlined within the WBEF LLCA (“Series B Liquidation Events”) for an amount equal to the greater of (i) the amount of cash that a Series B Unit Holder would have been entitled to on an as-converted basis with Class A Units following the satisfaction of senior liquidation obligations, (ii) a pre-tax cumulative IRR of 15.0%, or (iii) 1.15 multiplied by the issue price minus the aggregate amount of any distributions received. In addition to receiving cash, the Series B Preferred Units can be redeemed for a variable number of Class A Units in the Company upon the occurrence of, among other things, a Series B Liquidation Event, an Initial Public Offering, certain equity transactions with a third party, or a merger or consolidation transaction meeting specific equity valuation requirements.

The occurrence of any event requiring the redemption of the Series B Preferred Units is considered outside the control of the Company. As a result, the Company presented and accounted for the Series B Preferred Units as mezzanine equity at its fair value upon issuance, net of any issuance costs, on the consolidated balance sheets pursuant to ASC 480-10-S99-3A. Furthermore, the Series B Preferred Units are not required to be remeasured at each reporting date as they are not currently redeemable and are not probable of becoming redeemable. The carrying value of the Series A Preferred Units was $95.0 million as of December 31, 2024, and 2023.

Redeemable Noncontrolling Interests

On December 26, 2018, WaterBridge Operating issued 100,000 Series A-1 Preferred Units (the “Operating Preferred Units”) as consideration for the acquisition of certain produced-water assets from a customer.

On September 30, 2022 (the “Exchange Date”), WB Operating entered into a nonmonetary equity exchange agreement with Holdings and the customer, wherein the customer surrendered all of their Operating Preferred Units in exchange for 117,322 Series A-1 Preferred Units in Holdings (the “Holdings Preferred Units”).

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Consolidated Financial Statements

The Holdings Preferred Units represented a noncontrolling interest in a subsidiary, Holdings, and such noncontrolling interests were subject to potential cash redemption that rests outside of the control of Holdings (“Redeemable Noncontrolling Interest”). The Company presented and accounted for the Redeemable Noncontrolling Interest as mezzanine equity in consideration of this cash redemption feature and in accordance with the guidance in ASC 480-10-S99 and ASC 810. The Redeemable Noncontrolling Interest was redeemable at the option of the holder, as such, the redeemable noncontrolling interest was remeasured to its redemption value using the effective yield method at each reporting date.

On September 14, 2023 (the “Redemption Date”), Holdings executed a unit redemption agreement (the “Redemption Agreement”) wherein Holdings agreed to redeem the Holdings Preferred Units for aggregate consideration of $165.0 million (the “Redemption Price”). Of such Redemption Price, $150.0 million was delivered in cash on the Redemption Date with remaining $15.0 million to be delivered over the following three quarters in equal payment amounts of $5.0 million each (the “Deferred Redemption Payments”). The carrying value of the redeemable noncontrolling interest on the Redemption Date was $172.1 million. The fair value of the cash and the Deferred Redemption Payments exchanged was $164.5 million. The difference of $7.6 million from the extinguishment of the Holder Preferred Units resulted in a deemed contribution recognized in members’ equity. As a result, following the Redemption Date there were no Series A-1 Preferred Units of Holdings issued or outstanding, thus there are no amounts of Redeemable Noncontrolling Interest as of the year ended December 31, 2024, and 2023.

11. Share-Based Compensation

The Company accounts for share-based compensation expense for Incentive Units granted in exchange for employee services. Our management and employees currently participate in two equity-based incentive plans, managed by WBR and WB II, both indirect parents of the Company. The Incentive Units consist of time-based awards of profits interests in WBR and WB II. Please see “Share-Based Compensation” above for further discussion of the accounting treatment of the WBR and WB II Incentive Units.

WBR Incentive Units

The WBR LLC Agreement authorizes the issuance of up to 10,000 Incentive Units (“WBR Incentive Units”), which represent profits interests in WBR. As of December 31, 2024 and 2023, there were 6,170 and 6,194 WBR Incentive Units issued and outstanding.

The weighted average fair value of the WBR Incentive Units is estimated using a Monte Carlo simulation with the following inputs:

	December 31,
	2024	2023
Estimated equity value	$229,354	$182,898
Expected life (in years)	0.5	1.0
Risk-free interest rate	4.2%	4.7%
Dividend yield	0%	0%
Volatility	53.7%	65.5%
Marketability discount	9% - 32%	16% - 32%

The number of WBR Incentive Units granted and forfeited during the twelve months ending December 31, 2024 and 2023 is shown in the following table:

Outstanding at January 1, 2023	6,234
Granted	-
Forfeited	(40)
Outstanding at December 31, 2023	6,194
Granted	-
Forfeited	(24)
Outstanding at December 31, 2024	6,170

The fair value of the WBR Incentive Units attributable to the Company as of December 31, 2024 was $19.3 million ($0 - $8,178 per unit) and as of December 31, 2023 was $12.8 million ($18 - $4,872 per unit).

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Consolidated Financial Statements

The cumulative vested value of the liability for the WBR Incentive Units allocated to the Company was approximately $19.3 million and $11.9 million as of December 31, 2024 and 2023, respectively. The Company recognized expense of $7.3 million and income of $9.9 million, respectively, in share-based compensation during the years ended December 31, 2024 and 2023, respectively, which is included in general and administrative expense on the statements of operations. For the year ended December 31, 2024 the WBR Incentive Units were fully vested. For the year ended December 31, 2023, the remaining unrecognized compensation expense for the WBR Incentive Units was $0.9 million and the weighted average remaining vesting period was approximately 1.0 years.

There were no departures requiring accelerated vesting during 2024 and 2023.

WB II Incentive Units

The WB II LLC Agreement authorizes the issuance of up to 10,000 Incentive Units (“WB II Incentive Units”) that represent profit interests in WB II. As of December 31, 2024 and 2023, there were 6,152 and 6,179 WB II Incentive Units issued and outstanding.

The number of WB II Incentive Units granted and forfeited during the twelve months ending December 31, 2024 and 2023 is shown in the following table:

Outstanding at January 1, 2023	6,219
Granted	-
Forfeited	(40)
Outstanding at December 31, 2023	6,179
Granted	-
Forfeited	(27)
Outstanding at December 31, 2024	6,152

The weighted average estimated fair value of the time-based portion of WB II Incentive Units was valued using a Monte Carlo simulation with the following inputs:

	December 31,
	2024	2023
Estimated equity value	$224,133	$178,734
Expected life (in years)	0.5	1.0
Risk-free interest rate	4.2%	4.7%
Dividend yield	0%	0%
Volatility	53.7%	65.5%
Marketability discount	31% - 32%	30% - 32%

The fair value of the WB II Incentive Units as of December 31, 2024 was $2.0 million ($0 - $543 per unit) and as of December 31, 2023 was $3.1 million ($32 - $662 per unit).

The cumulative vested value of the liability for the WB II Incentive Units allocated to the Company was approximately $2.0 million and $2.5 million as of December 31, 2024 and 2023, respectively. The Company recognized income of $0.5 million and income of $2.1 million, respectively, in share-based compensation expense during the years ended December 31, 2024 and 2023, respectively, which is included in general and administrative expense on the statements of operations. For the year ended December 31, 2024, the WB II Incentive Units were fully vested. For the year ended December 31, 2023, the remaining unrecognized compensation expense for the WB II Incentive Units was $0.6 million and the weighted average remaining vesting period was approximately 1.0 years.

There were no departures requiring accelerated vesting during 2024 and 2023.

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Consolidated Financial Statements

Changes in the allocated vested and unvested fair value of the Incentive Units for the years ended December 31, 2024 and 2023 were as follows (in thousands):

Recurring:
Balance January 1, 2023	$33,822
Remeasurements	(17,889)
Balance December 31, 2023	$15,933
Remeasurements	5,330
Balance December 31, 2024	$21,263

Defined Contribution Plan

WaterBridge Management Company LLC, a subsidiary of the Company (“Management Co”), sponsors a defined contribution plan available to all eligible employees. Qualifying participants receive a matching contribution based on the amount participants contribute to the plan up to 7% of their qualifying compensation. Contributions of $2.0 million and $1.8 million were made during the years ended December 31, 2024 and 2023, respectively.

12. Related Party Transactions

Below is a summary of our related party transaction as reported on our consolidated balance sheets and consolidated statements of operations for the years ended December 31, 2024 and 2023:

		Year Ended December 31,
	Financial Statements Location	2024	2023
Revenues - Related Party
Customer Agreement	Produced water handling - related party	$202	$13,110

Direct Operating Costs - Related Party
Supplier Agreement	Direct operating costs - related party	$3,457	$2,661

		December 31,
		2024	2023
Accounts Receivable - Related Party
Customer Agreement	Related party receivable	$202	$-
Shared Services Agreement	Related party receivable	8,476	7,427
		$8,679	$7,427

Accounts Payable - Related Party
Joint Operating Agreement	Related party payable	$6,059	$243
Shared Services Agreement	Related party payable	284	770
		$6,343	$1,013

Shared Services Agreement

The Company and its subsidiaries, including Management Co, are parties to a services agreement with WBR, Holdings, WaterBridge NDB LLC (“NDB”) and its subsidiaries, DBR Land LLC and its subsidiaries, and Desert Environmental LLC and its subsidiaries, each being an affiliate of the Company, pursuant to which the Company and its subsidiaries provide various general, administrative, and operating services. The Company and its subsidiaries are entitled to reimbursement for all fees incurred that are necessary to perform services under the agreement. For shared services, the basis of allocation is an approximation of time spent on activities supporting the associated entities. For shared costs paid on behalf of the Company, the costs are directly allocated to the associated entity for its pro rata share of the expenses. For the years ended December 31, 2024 and 2023, the Company received approximately $43.9 million and $30.3 million, respectively, for shared services and direct cost reimbursements.

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Consolidated Financial Statements

Equity Sponsor Services Agreement

Five Point Infrastructure LLC (“FPI”), our financial sponsor, invoices the Company, and the Company reimburses FPI in cash, for expenses associated with the Company’s use of geographic information system (“GIS”) and certain legal services provided by FPI. The reimbursement includes allocated FPI personnel costs and third-party software and hardware expenses and is determined based on the Company’s use of FPI’s total services for such period. For the years ended December 31, 2024 and 2023, the GIS and legal services reimbursement totaled $0.3 million and $0.3 million, respectively. As of December 31, 2024 and 2023, the Company had no amounts due to these entities.

Customer Agreement

A subsidiary of the Company is a party to a long-term commercial agreement, on terms similar to other customers, with a customer that Holdings previously issued 100,000 Series A-1 Preferred Units too. On September 14, 2023, Holdings executed a unit redemption wherein such Series A-1 Preferred Units were redeemed. As a result, following the redemption, there were no Series A-1 Preferred Units issued or outstanding to this customer and this customer was no longer a related party.

A subsidiary of the Company is also party to a produced water management agreement with an affiliate of FPI that operates environmental remediation facilities on terms substantially similar to those generally available for water management services in the applicable region. Under such agreement, the customer offloads certain barrels of produced water from its reclamation facilities to the Company on an interruptible basis for produced water transportation and handling services.

Supplier Agreements

Waste Handling Agreement

A subsidiary of the Company is a party to a committed waste handling agreement with an affiliate of FPI and WB NDB that operates environmental remediation facilities on terms substantially similar to those generally available for solids waste management services in the applicable region. Under such agreement, such subsidiary of the Company dedicated all of its oilfield solids and other solids waste materials generated by or arising out of its operations within an area of mutual interest to Desert Reclamation for processing, handling and disposal. The agreement includes a fee schedule and arrangements for specified solids waste management services.

Joint Operating Agreement

On December 18, 2020, a subsidiary of the Company entered into a JOA and contribution agreement effective January 1, 2021, with a subsidiary of NDB, which is a related party. The JOA governs the ownership and operation of the contributed produced water assets owned by each JOA party within an agreed area of mutual interest, consisting of eight produced water handling facilities, related permits, pipeline and right of way and related customer contracts. Under the terms of the JOA and the related contribution agreement, each party contributed produced water assets owned by such parties in exchange for 50% undivided interest in all JOA assets post contribution. We are a non-operating partner and a subsidiary of NDB is the operator of all JOA assets.

13. Commitments and Contingencies

Performance Incentives

As part of a December 9, 2022 asset acquisition, we recognized contingent consideration as part of entering into a three-year performance incentive agreement with a maximum potential payout of $9.0 million if certain annual incentive criteria are achieved. Incentive payments are determined quarterly based on the completion of qualifying oil and gas producing wells, as defined in the related agreement, developed by the counterparty on a cumulative basis. The quarterly payment equals $300,000 multiplied by the number of qualifying wells completed in excess of four during each year. No payment is earned if the number of qualifying wells is less than the applicable well threshold in any given year. As of December 31, 2024 and 2023, we recorded $4.8 million and zero, and $1.7 million and $0.8 million in current and non-current contingent consideration, respectively, on the consolidated balance sheets. During the years ended December 31, 2024 and 2023, the Company paid $0.9 million and $3.3 million in incentive payments.

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Consolidated Financial Statements

Litigation

The Company records liabilities related to litigation and other legal proceedings when they are either known or considered probable and can be reasonably estimated. Legal proceedings are inherently unpredictable and subject to significant uncertainties, and significant judgment is required to determine both probability and the estimated amount. As any new information becomes available, the Company reassesses the potential liability related to pending litigation. While the results of these litigation matters and claims cannot be predicted with certainty, we believe the reasonably possible losses from such matters, individually and in the aggregate, are not material.

Other Commitments

In the normal course of business, we transact short term and long term purchase obligations for products and services, primarily related to various subscription service agreements for ongoing business operations. These contracts are generally short term in nature up to a three-year term.

We are party to various power purchase agreements to manage volatility of the price of power needed for ongoing operations. We have elected the normal purchase and normal sale accounting treatment for these contracts to the extent that they meet the definition of a derivative and therefore, record the purchase at the contracted value as delivery occurs. The contracts are generally up to a three-year term.

The table below provides estimates of the timing of future payments that we are contractually obligated to make based on agreements in place as of December 31, 2024. These contracts are not included on the balance sheet as of December 31, 2024.

	As of December 31,
	2025	2026	2027	2028	2029	Thereafter	Total
Power Purchase Agreements	$3,644	$3,387	$3,387	$-	$-	$-	$10,418
Purchase Obligations	842	906	978	-	-	-	2,726
Total	$4,486	$4,293	$4,365	$-	$-	$-	$13,144

The Company’s actual costs for these contracts may be higher than these estimated minimum unconditional long-term firm commitments depending on volumetric variability of actual quantities and services consumed as well as variable pricing components inherent within the contracts. Any variable components are included in total actual costs. For the years ended December 31, 2024 and 2023, the actual costs of these contracts were $0.8 million and $0.7 million, respectively.

14. Subsequent Events

The Company has evaluated subsequent events from the date of the balance sheet through April 17, 2025, the date these Financial Statements were available to be issued and determined there are no material items to disclose.

WaterBridge Equity Finance LLC and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2025	December 31, 2024
Current assets:
Cash and cash equivalents	$20,104	$47,887
Accounts receivable, net	69,786	61,326
Related party accounts receivable (Note 9)	5,239	8,679
Other receivables	177	991
Prepaid expenses and other current assets	4,428	6,754
Total current assets	99,734	125,637

Non-current assets:
Property, plant and equipment, net	1,231,522	1,226,921
Goodwill	169,396	169,396
Intangible assets, net	38,547	45,331
Other assets	26,532	21,991
Total non-current assets	1,465,997	1,463,639
Total assets	$1,565,731	$1,589,276

Liabilities, mezzanine equity, and members’ equity
Current liabilities:
Accounts payable	$11,763	$9,938
Related party accounts payable (Note 9)	14,285	6,343
Accrued liabilities	25,074	31,583
Current portion of long-term debt	17,289	22,585
Contingent consideration	2,100	4,800
Other current liabilities	232	273
Total current liabilities	70,743	75,522

Non-current liabilities:
Long-term debt, net of debt issuance costs	1,113,865	1,101,321
Other long-term liabilities	16,452	16,456
Total non-current liabilities	1,130,317	1,117,777
Total liabilities	1,201,060	1,193,299

Commitments and contingencies (Note 10)

Mezzanine equity
Redeemable Noncontrolling Interest (Series A-1 Preferred Units of WaterBridge Holdings LLC), $1,000 face value per unit, no units issued and outstanding as of June 30, 2025 and December 31, 2024	-	-
Redeemable Series A Preferred Units, $1,000 face value per unit, 221,810 units issued and outstanding as of June 30, 2025 and December 31, 2024	302,564	292,723
Redeemable Series B Preferred Units, $1,000 face value per unit, 95,000 units issued and outstanding as of June 30, 2025 and December 31, 2024; aggregate liquidation preference of $186,896,994 and $174,350,020 as of June 30, 2025 and December 31, 2024, respectively.	95,000	95,000

Members’ equity	(32,893)	8,254
Total liabilities, mezzanine equity, and members’ equity	$1,565,731	$1,589,276

See accompanying notes to the unaudited condensed consolidated financial statements

WaterBridge Equity Finance LLC and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Produced water handling	$80,821	$81,828	$155,681	$160,685
Produced water handling - related party (Note 9)	111	-	215	-
Water solutions	3,520	2,743	7,018	3,944
Other revenues	1,687	670	3,421	3,216
Total revenues	86,139	85,241	166,335	167,845

Direct operating costs	30,233	29,331	60,318	59,453
Direct operating costs - related party (Note 9)	1,882	950	3,197	1,721
Depreciation, amortization and accretion	31,916	27,601	59,298	55,431
Total cost of revenues	64,031	57,882	122,813	116,605

General and administrative expense	11,253	10,041	18,940	23,925
Other operating expense (income), net	1,193	(352)	1,628	(123)
Operating income	9,662	17,670	22,954	27,438

Interest expense, net	26,005	38,341	54,341	73,149
Other income, net	(767)	(614)	(1,537)	(1,216)
Loss from operations before taxes	(15,576)	(20,057)	(29,850)	(44,495)

Income tax expense (benefit)	31	8	(29)	8
Net loss	$(15,607)	$(20,065)	$(29,821)	$(44,503)

See accompanying notes to the unaudited condensed consolidated financial statements

WaterBridge Equity Finance LLC and Subsidiaries

Unaudited Condensed Consolidated Statements of Changes in Mezzanine Equity and Members’ Equity

(in thousands)

	Mezzanine Equity
	Redeemable Series A Preferred Units	Redeemable Series B Preferred Units	Members’ Equity
Balance at January 1, 2025	$292,723	$95,000	$8,254
Preferred distributions accrued	9,300	-	(9,300)
Preferred distributions paid	(4,436)	-	-
Deemed non-cash distributions	-	-	1,621
Net loss	-	-	(14,214)
Balance at March 31, 2025	$297,587	$95,000	$(13,639)
Preferred distributions accrued	9,413	-	(9,413)
Preferred distributions paid	(4,436)	-	-
Distribution to member	-	-	(10)
Deemed non-cash distributions	-	-	5,776
Net loss	-	-	(15,607)
Balance at June 30, 2025	$302,564	$95,000	$(32,893)

	Mezzanine Equity
	Redeemable Series A Preferred Units	Redeemable Series B Preferred Units	Members’ Equity
Balance at January 1, 2024	$264,435	$95,000	$115,424
Preferred distributions accrued	9,710	-	(9,710)
Deemed non-cash distributions	-	-	7,402
Net loss	-	-	(24,438)
Balance at March 31, 2024	$274,145	$95,000	$88,678
Preferred distributions accrued	8,931	-	(8,931)
Distribution to member	-	-	(8)
Deemed non-cash distributions	-	-	665
Net loss	-	-	(20,065)
Balance at June 30, 2024	$283,076	$95,000	$60,339

See accompanying notes to the unaudited condensed consolidated financial statements

WaterBridge Equity Finance LLC and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,
	2025	2024
Operating activities
Net loss	$(29,821)	$(44,503)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion	59,298	55,431
Debt issuance costs amortization and debt issuance costs write off	4,594	9,035
Share-based compensation	7,397	8,067
Abandoned projects	346	-
Bad debt expense	-	1,183
Customer relationship amortization	733	733
Loss on disposal of assets	55	-
Other	(59)	(294)
Changes in operating assets and liabilities:
Accounts receivable	(6,081)	(2,561)
Related party accounts receivable	(131)	1,865
Prepaid expenses and other assets	(1,161)	2,148
Contract liability	(484)	1,521
Accounts payable	1,119	(887)
Related party accounts payable	88	903
Accrued expenses and other liabilities	(7,912)	(26,804)
Net cash provided by operating activities	27,981	5,837

Investing activities
Capital expenditures	(47,236)	(10,772)
Proceeds from disposal of assets	2,195	1,024
Net cash used in investing activities	(45,041)	(9,748)

Financing activities
Distributions paid to member	(10)	(8)
Repayments of note from Series A-1 Preferred Units	-	(15,000)
Distributions paid on Redeemable Series A Preferred Units	(8,872)	-
Proceeds from term loan	-	36,247
Repayments on term loan	(5,750)	(2,916)
Proceeds from revolver	15,000	10,000
Repayments on revolver	-	(10,000)
Repayments of insurance financing note payable	(5,754)	(4,778)
Repayments of asset financing note payable	(1,674)	(886)
Settlement of contingent consideration	(2,700)	(900)
Debt issuance costs	(120)	(27,485)
Deferred offering costs	(843)	-
Net cash used in financing activities	(10,723)	(15,726)
Net decrease in cash and cash equivalents	(27,783)	(19,637)
Cash and cash equivalents - beginning of period	47,887	38,042
Cash and cash equivalents - end of period	$20,104	$18,405

See accompanying notes to the unaudited condensed consolidated financial statements

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

1. Organization and Nature of Operations

WaterBridge Equity Finance LLC (together with its subsidiaries, the “Company”, “we”, “our”, or “us”) is a Delaware limited liability company headquartered in Houston, Texas that was formed on May 3, 2019. At formation, the Company was indirectly owned by funds affiliated with Five Point Energy Fund I LP and Five Point Energy Fund II LP (collectively, the “Five Point Funds”) and certain members of management. Promptly following its formation, an affiliate of GIC, Singapore’s sovereign wealth fund, acquired a 20% indirect interest in the Company via WB 892 LLC (“WB 892”) and, simultaneous therewith, WaterBridge Resources LLC (“WBR”), WaterBridge II LLC (“WB II”) and WaterBridge Co-Invest LLC (“Co-Invest”) contributed all of the issued and outstanding membership interests in and to WaterBridge Holdings LLC (“Holdings”) to the Company. On December 13, 2019, the Company issued 150,000 Series A Preferred Units to Elda River Infrastructure WB LLC, formerly known as MTP Infrastructure WB LLC, (“Elda River”). On August 27, 2020, the Company issued total of 95,000 Series B Preferred Units to WB 892 and WaterBridge Co-Invest II LLC (“Co-Invest II”). The Company is governed by the Sixth Amended and Restated Limited Liability Agreement of the Company, dated as of September 14, 2023 (as amended from time-to-time, the “LLCA”). The Five Point Funds currently hold 76.0% indirect ownership interests in the Company.

The Company provides water management solutions through integrated pipeline and water handling networks located in the Southern Delaware Basin in west Texas and the Arkoma Basin in Oklahoma. Through its networks, the Company gathers, transports, treats, recycles, stores, and/or handles water produced from oil and gas exploration and production (“E&P”) activities. As part of the water handling process, we separate, recover and sell crude oil, also known as skim oil. The Company also sells brackish water to E&P companies for use in drilling and completion operations. Our assets consist of produced water handling facilities, water pipeline systems, and related facilities, brackish water wells, and water ponds. The water handling activities are generally supported by long-term, fixed-fee contracts and acreage dedications. The Company also provides gas transportation services in the Arkoma Basin.

2. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying unaudited condensed consolidated financial statements (“Financial Statements”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with Rule 10-01 of Regulation S-X and reflects all adjustments, consisting of normal recurring adjustments which are, in the opinion of management, necessary for a fair statement of the financial results for the interim periods presented. Accordingly, these Financial Statements should be read in conjunction with the Company’s annual audited financial statements and accompanying notes for the year ended December 31, 2024. All dollars amounts in the Financial Statements and tables in the notes are stated in thousands of dollars unless otherwise indicated.

Results of operations for the three and six months ended June 30, 2025 are not necessarily indicative of the results of operations that will be realized for the year ended December 31, 2025.

All of the Company’s subsidiaries are wholly owned, either directly or indirectly through wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. There were no variable interest entities for any periods presented herein. Basic and diluted net income per common unit is not presented since the ownership structure of the Company is not a common unit of ownership.

On occasion, the Company, through its wholly owned subsidiaries, enters into joint operating agreements (“JOA”) pursuant to which third parties receive non-operating undivided interests in one or more produced water handling facilities and related assets subject to the JOA. The undivided interest owners (i) receive their proportionate share of revenue and (ii) pay for their proportionate share of all costs and expenses incurred in drilling, equipping, installing, and operating the JOA assets. The JOAs are not separate legal entities; rather, each undivided interest received by the parties to the JOA is an undivided ownership interest in the applicable assets. The Company records its undivided interests related to these JOAs and records revenues and expenses related to these disposal activities on a net basis as part of revenues and costs and expenses. JOA revenues and costs and expenses are subject to audit by all non-operating parties, or such other entity that the non-operator authorizes to conduct the audit, generally limited to the preceding two years following the end of a calendar year.

When necessary, reclassifications are made to prior period financial information to conform with current year presentation.

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Segment Information

Operating segments are defined as components of an enterprise for which separate financial information is available and regularly evaluated by the Chief Operating Decision Maker (“CODM”) for the purpose of making key operating decisions, allocating resources, and assessing operating performance. The Company operates as a single operating and reportable segment. The Company is managed as a whole rather than through discrete operating segments. Our executive team is organized by function, rather than legal entity, with no business component manager reporting directly to the CODM. Allocation of resources is made on a project basis across the Company without regard to geographic area, and considers among other things, return on investment, current market conditions, including commodity prices and market supply, availability of services and human resources, and contractual commitments. The Company’s Chief Executive Officer is the CODM who allocates resources and assesses performance based upon financial information at the consolidated level.

All of our revenues are generated in the United States and all of our tangible long-lived assets, which consist of property, plant and equipment, are located in the United States. The measure of segment assets is reported on our consolidated balance sheets as total assets. Total expenditures for additions to long-lived assets is reported on our consolidated statements of cash flows.

The measure of profit and loss regularly provided to the CODM that is most consistent with U.S. GAAP is net income, as presented in our consolidated statements of operations. The Company presents all of its significant segment expenses and other metrics as used by the CODM to make decisions regarding the Company’s business, including resource allocation and performance assessment in our consolidated statements of operations.

Significant Accounting Policies

As of June 30, 2025, the Company’s significant accounting policies are consistent with those discussed in Note 2 - Summary of Significant Accounting Policies of its consolidated financial statements contained in the Company’s annual audited financial statements and accompanying notes for the year ended December 31, 2024. There were no significant updates or revisions to our accounting policies during the three and six months ended June 30, 2025.

Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Whenever available, fair value is based on or derived from observable market prices or parameters. When observable market prices or inputs are not available, unobservable prices or inputs are used to estimate the fair value. The three levels of the fair value measurement hierarchy are as follows:

•
Level 1: Quoted market prices in active markets for identical assets or liabilities.
•
Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.
•
Level 3: Unobservable inputs that are not corroborated by market data.

The carrying value of the Company’s cash and cash equivalents, accounts receivable, net of current expected credit losses, and accounts payable and accrued liabilities reported on the consolidated balance sheets approximate fair value due to their highly liquid nature or short-term maturity.

The fair value of debt is the estimated amount the Company would have to pay to transfer its debt, including any premium or discount attributable to the difference between the stated interest rate and market rate of interest at the balance sheet date. The estimated fair value of our debt approximates the principal amount outstanding because the interest rates applicable to such amounts are variable and reflective of market rates and the debt may be repaid, in full or in part, at any time without penalty. Refer to Note 5 – Debt.

Recurring fair value measurements are performed for management incentive units, as disclosed in Note 8 – Share-Based Compensation.

Share-Based Compensation

The Company accounts for share-based compensation expense for incentive units granted in exchange for employee services. Our management and employees currently participate in two equity-based incentive plans, managed by

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

WBR and WB II, both indirect parents of the Company. The WBR plan (“WBR Plan”) is governed by the Amended and Restated LLC Agreement of WBR, dated as of June 24, 2019 (the “WBR LLC Agreement”) and the WB II Plan (“WaterBridge II Plan”) is governed by the Amended and Restated Limited Liability Company Agreement of WB II, dated as of June 24, 2019 (the “WB II LLC Agreement” and collectively with the WBR LLC Agreement, the “WBR and WB II LLC Agreements”). The management incentive units consist of time-based awards of profits interests in both WBR and WB II (the “Incentive Units”), and each of the WBR and WB II LLC Agreements authorizes the issuance of 10,000 Incentive Units.

The Incentive Units represent a substantive class of equity for WBR and WB II and are accounted for under FASB ASC 718, Compensation – Stock Compensation. Features of the Incentive Units include the ability for WBR and WB II to repurchase Incentive Units during a 180-day option period, whereby the fair value price is determined as of the termination date, not the repurchase date, which temporarily takes away the rights and risks and rewards of ownership from the Incentive Unit holder during the option period. Under ASC 718, a feature for which the employee could bear the risks, but not gain the rewards, normally associated with equity ownership requires liability classification. WBR and WB II classifies the Incentive Units as liability awards. The liability related to the Incentive Units is recognized at WBR and WB II as the entity’s responsible for satisfying the obligations. Share-based compensation expense pushed down to the Company is recognized as a deemed non-cash contribution to members’ equity on the consolidated balance sheets. The share-based compensation expense is recognized consistent with WBR and WB II’s classification of a liability award resulting in the initial measurement, and subsequent remeasurements, recognized ratably over the vesting period.

The Incentive Units’ value is derived from a combination of its threshold value and the total value of the incentive pools. The value of the incentive pools are determined by taking the total value returned to WBR and WB II Series A unit holders and allocating such value between the Series A unit holders and the incentive pools based on a return-on-investment waterfall included in the WBR and WB II LLC Agreements. The total value returned constitutes any cash or property distributed by the Company or other WBR or WB II subsidiary to WBR and WB II Series A unit holders. The total incentive pools are determined by summing the discrete Incentive Unit burden of each Series A unit holder. Value allocation within the Incentive Unit pools is impacted by Incentive Unit threshold values but the aggregate value of each incentive pool is based solely on the return-on-investment waterfall. The Incentive Unit liability is only applicable to WBR and WB II Series A unit holders.

Value within each Incentive Unit pool is allocated among Incentive Unit holders via a distribution waterfall. The units with the lowest threshold value within the pool will be allocated value first. Once the value of the units with the lowest threshold value reaches the next lowest threshold value, the lowest threshold value units will cease earning value. The next lowest threshold value Incentive Units then receive value until its value is equal to its own threshold value (the “Catch-Up Mechanics”). At this point, both the lowest and second lowest threshold value units have a value equal to the second lowest threshold value. Both groups of units continue to earn value until this value is equal to the third lowest threshold value, when the Catch-Up Mechanics are applied. When all Incentive Units have earned value up to the highest threshold value, all Incentive Units will earn value pro rata based on the total number of units issued thereafter.

At each reporting period, WBR and WB II Incentive Units are remeasured at their fair value, consistent with liability award accounting, using a Monte Carlo Simulation. The Monte Carlo Simulation requires judgment in developing assumptions, which involve numerous variables. These variables include, but are not limited to, the expected unit price volatility over the term of the awards, the expected dividend yield and the expected life of Incentive Unit vesting. The vested portion of the WBR and WB II Incentive Unit liability is allocated to the Company as share-based compensation expense on the consolidated statements of operations.

The Company updates its assumptions each reporting period based on new developments and adjusts such amounts to fair value based on revised assumptions, if applicable, over the vesting period. For the six months ended June 30, 2025 and 2024, the fair values of the Incentive Units were estimated using various assumptions as discussed in Note 8 – Share-Based Compensation. The fair value measurement is based on significant inputs not observable in the market, and thus represents Level 3 inputs within the fair value hierarchy.

Unvested Incentive Units are subject to accelerated vesting if there is a change in control (as defined in the award agreements). Unvested Incentive Units are also subject to accelerated vesting or forfeiture in certain circumstances as set forth in the award agreements and 1/3 of all vested Incentive Units are subject to forfeiture if an Incentive Unit holder is terminated for cause. Upon termination for any reason, WaterBridge I and WaterBridge II have the right to purchase all vested Incentive Units of the terminated Incentive Unit holder for a period of 180 days at the fair market value on the date the Incentive Unit holder’s employment ended. Forfeitures are accounted for upon occurrence.

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Forfeitures do not return equity value to the Company, rather value is returned to the Incentive Unit pool and allocated among remaining Incentive Unit holders.

All Incentive Units are subject to time-based vesting, and vest to the participant over the course of the vesting period at the fair value of the vested grants at each reporting date.

The risk-free rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of each award and updated at each balance sheet date for the time period approximating the expected term of such award. The expected distribution yield is based on no previously paid distributions and no intention of paying distributions on the Incentive Units for the foreseeable future.

Due to the Company not having sufficient historical volatility, the Company uses the historical volatilities of publicly traded companies that are similar to the Company in size, stage of life cycle and financial leverage. The Company will continue to use this peer group of companies unless a situation arises within the group that would require evaluation of which publicly traded companies are included or once sufficient data is available to use the Company’s own historical volatility. For criteria dependent upon a change in control, the Company will not recognize any incremental expense until the event occurs. Differences between actual results and such estimates could have a material effect on the Financial Statements.

Distributions attributable to WBR and WB II Incentive Units are based on returns received by investors of WBR and WB II, as applicable, once certain return thresholds have been met. WBR and WB II Incentive Units are solely a payment obligation of WBR and WB II, as applicable, and neither the Company nor its subsidiaries has any cash or other obligation to make payments in connection with the WBR or WB II Incentive Units.

Mezzanine Equity

The Company classifies certain equity instruments as mezzanine equity on the balance sheet when such instruments contain redemption features that are not solely within the control of the Company or its subsidiaries in accordance with ASC 480-10-S99-3A. As of June 30, 2025, and December 31, 2024, the Company presented its Redeemable Series A Preferred Units and Redeemable Series B Preferred Units as mezzanine equity in the consolidated financial statements.

Redeemable equity securities are initially recognized at their fair value on the issuance date. Subsequent accounting is outlined below depending on whether the instrument is: (i) currently redeemable, (ii) probable of becoming redeemable, or (iii) not probable of becoming redeemable.

•
Currently Redeemable: If the instrument is currently redeemable (e.g., at the option of the holder), it is subsequently remeasured to its maximum redemption amount at each reporting date.
•
Probable of Becoming Redeemable: If the instrument is not currently redeemable but is probable of becoming redeemable (e.g., when redemption depends solely on the passage of time), the Company has the option to either a) adjust the carrying amount by accreting to the redemption value over time, using the effective interest method or b) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period.
•
Not Probable of Becoming Redeemable: If the instrument is neither currently redeemable nor probable of becoming redeemable, no subsequent remeasurement is required.

Distributions declared but not yet paid increase the carrying value of the instrument and are recognized in members’ equity.

The Company evaluates mezzanine equity instruments at each reporting period to determine if reclassification to permanent equity or liability treatment is required under ASC 480 – Distinguishing Liabilities from Equity, or ASC 815 – Derivatives and Hedging. If a mezzanine classified equity instrument becomes mandatorily redeemable, it is reclassified as a liability and measured at fair value, and any changes in fair value are recorded through earnings. The fair value measurement is based on significant inputs not observable in the market, and thus represents Level 3 inputs within the fair value hierarchy.

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Interest Capitalization

The Company capitalizes interest costs mainly during the construction period of our assets. Upon placing the underlying asset in service, these costs are depreciated over the estimated useful life of the corresponding assets for which interest costs were incurred.

Income Taxes

The Company is a limited liability company classified as a pass-through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, are deemed to pass to the members and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed.

The Company is subject to Texas margin taxes. We estimate our state tax liability utilizing management estimates related to the deductibility of certain expenses and other factors. We recorded an immaterial amount and $0.1 million in Texas margin tax liability as of June 30, 2025 and December 31, 2024, respectively.

Recent Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40). This guidance requires tabular disclosure of specified natural expenses in certain expense captions, a qualitative description of amounts that are not separately disaggregated, and disclosure of the Company's definition and total amount of selling expenses. We plan to adopt this guidance and comply with the disclosure requirements when it becomes mandatorily effective for annual periods beginning after December 15, 2026. We are currently assessing the impact of this standard on our Financial Statements and related disclosures.

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

3. Additional Financial Statement Information

Other Balance Sheet information is as follows:

	June 30, 2025	December 31, 2024
Prepaids and other current assets
Prepaid insurance	$1,248	$4,538
Prepaid deposits	780	819
Prepaid royalties	497	109
Debt issuance costs	470	470
Other	1,433	818
Total prepaids and other current assets	$4,428	$6,754

Accounts payable
Trade payable	$6,130	$4,037
Working interest and royalty payable	5,587	5,827
Taxes payable	46	74
Total accounts payable	$11,763	$9,938

Accrued liabilities
Accrued operating and capital expense	$11,244	$12,388
Accrued payroll	8,363	12,138
Accrued professional fees	1,826	1,316
Accrued property taxes	1,593	2,999
Operating lease liability - current	1,141	1,584
Accrued interest	907	1,158
Total accrued liabilities	$25,074	$31,583

Other long-term liabilities
Asset retirement obligation liability	$8,100	$7,309
Operating lease liability	6,378	6,730
Contract liabilities	1,939	2,382
Other	35	35
Total other long-term liabilities	$16,452	$16,456

Other Statements of Operations information is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Produced water handling revenues	$74,839	$74,688	$143,580	$147,546
Skim oil revenues	6,093	7,140	12,316	13,139
Total produced water handling revenues	$80,932	$81,828	$155,896	$160,685

Supplemental cash flow information is as follows:

	Six Months Ended June 30,
	2025	2024
Non-cash investing and financing activities:
Capital expenditures in accounts payable and accrued liabilities	$18,108	$893
Asset financing	$1,146	$3,003
Asset retirement obligation additions	$284	$4
Insurance financing	$-	$211

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

4. Property, Plant and Equipment

Property, plant and equipment, net of accumulated depreciation consisted of the following:

	June 30, 2025	December 31, 2024
Wells, pipelines, facilities, ponds and related equipment	1,652,971	$1,606,123
Brackish water wells, facilities, ponds and related equipment	71,852	71,852
Buildings, vehicles, equipment, furniture and other	45,977	41,439
Land (1)	9,693	9,693
Construction in progress	7,697	17,619
	1,788,190	1,746,726
Less: Accumulated depreciation	(556,668)	(519,805)
Total property, plant and equipment, net	$1,231,522	$1,226,921
(1)
Includes land improvement costs of $0.6 million as of June 30, 2025 and December 31, 2024.

Depreciation expense was $28.1 million and $23.9 million for the three months ended June 30, 2025 and 2024, respectively, and $51.8 million and $47.9 million for the six months ended June 30, 2025 and 2024, respectively.

5. Debt

As of June 30, 2025 and December 31, 2024, our debt consisted of the following:

	June 30, 2025	December 31, 2024
Term Loan B	$1,141,375	$1,147,125
Revolver	15,000	-
Insurance note	1,963	7,717
Asset financing note	6,871	7,399
Total debt	1,165,209	1,162,241
Current portion of long-term debt	(17,289)	(22,585)
Unamortized discount and debt issuance costs	(34,055)	(38,335)
Total long-term debt	$1,113,865	$1,101,321

On June 27, 2019, the Company entered into (i) a seven-year $1.0 billion term loan B facility (the “Original Term Loan B”), and (ii) a five-year $150.0 million revolving credit facility (the “Revolving Credit Facility” and, together with the Original Term Loan B, the “Original Credit Facilities”). Proceeds from the Original Credit Facilities were used to repay the outstanding balances under the Company’s previous credit facilities, to consummate certain acquisition transactions, and to use for future working capital needs. Upon the closing of the Original Credit Facilities, the Company’s previous credit facilities were terminated.

On June 27, 2024, the Company repaid the Original Term Loan B and contemporaneously entered into (i) a five-year $1.15 billion term loan B facility (the “Existing Term Loan B”, and together with the Revolving Credit Facility, the “Existing Credit Facilities”) with a maturity date of June 27, 2029. Proceeds from the Existing Credit Facilities were used to repay the outstanding balances under the Company’s Original Term Loan B and to use for future working capital needs. The Original Term Loan B was terminated and treated as a modification of debt, upon the closing of the Existing Credit Facilities.

The estimated fair value of our Original Credit Facilities approximates the principal amount outstanding because the interest rates are variable and reflective of market rates and the debt may be repaid, in full or in part, at any time without penalty.

Term Loan B

Original Term Loan B

The principal amount under the Original Term Loan B was able to be funded as Term SOFR Loans or Base Rate Loans. The Company elected whether to borrow under the facility at Term SOFR or Base Rate. Term SOFR Loans bore interest at a rate equal to a variable rate of Term SOFR for the applicable interest period plus a margin of 5.75%. Interest on Term SOFR Loans under the Original Term Loan B was payable at the end of each applicable interest period. Base Rate Loans bore interest at a rate per annum equal to the highest of (i) the Federal Funds Rate,

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

as in effect from time to time, plus 0.5%, (ii) the prime rate, as published by The Wall Street Journal from time to time as the “bank prime loan” rate, and (iii) Term SOFR for a one-month tenor plus 1.00%, in each case, plus 4.75%. Interest on Base Rate Loans under the Original Term Loan B was payable quarterly.

On September 14, 2023, the Original Term Loan B was amended by the First Incremental Amendment, Second Amendment to Credit Agreement and Joinder Agreement (the “Amendment”). Pursuant to the Amendment, the Company incurred an incremental term loan (the “First Incremental Term Loan”) in the amount of $160.0 million, the proceeds of which were used for the redemption of the Preferred Units at Holdings, through a cash distribution to Holdings, and for expenses associated with the Amendment and First Incremental Term Loan. The Amendment also permitted one or more restricted payments on and after the closing date of the Amendment solely for payment of deferred amounts owing to the Preferred Units Holder in respect of the redemption of the Preferred Units, a portion of which was payable as of December 31, 2023 in the amount of $5.0 million. The remainder of such deferred amounts were paid to the Preferred Units Holder in two installments of $5.0 million during the three months ended March 31, 2024.

Existing Term Loan B

The principal amount under the Existing Term Loan B may be funded as Term SOFR Loans or Base Rate Loans. The Company elects whether to borrow under the facility at Term SOFR or Base Rate. There is currently one tranche of debt outstanding under the Term Loan B. Term SOFR Loans bear interest at a rate equal to a variable rate of Term SOFR for the applicable interest period plus a margin of 4.75%. Interest on Term SOFR Loans is payable at the end of the applicable interest period. Base Rate Loans bear interest at a rate per annum equal to the highest of (i) the Federal Funds Rate, as in effect from time to time, plus 0.5%, (ii) the prime rate, as published by The Wall Street Journal from time to time as the “bank prime loan” rate, and (iii) Term SOFR for a one-month tenor plus 1.00%, in each case, plus 3.75%. Interest on Base Rate Loans is payable quarterly.

The Existing Term Loan B includes certain affirmative and restrictive covenants common in such agreements that apply to the Company, Borrower, and certain of Borrower’s subsidiaries, including (i) a minimum debt service coverage ratio of 1.10: 1.00 measured on a periodic basis, and (ii) restrictions on the ability to incur debt, grant liens, make dispositions, make distributions, engage in transactions with affiliates, and make investments. The Company was in compliance with the minimum debt service coverage ratio covenant as of June 30, 2025.

The Company is required to prepay loans under the Existing Term Loan B in an amount equal to a portion of or all of the Company’s excess cash flow (“ECF”), as defined in the Existing Term Loan B, within five days of delivering year-end financials, commencing with the fiscal year ending December 31, 2025. The amount of the Company’s ECF required to be prepaid is determined by the net first lien leverage ratio as of the last day of the fiscal year. The Company is required to pay (i) 100% of ECF if the net first lien leverage ratio is above 5.00:1.00 (ii) 50% of ECF if the net first lien leverage ratio is less than 5.00:1.00 but above 4.50:1.00, (iii) 25% of ECF if the net first lien leverage ratio is less than 4.50:1.00 but above 4.00:1.00, and (iv) 0% if the net first lien leverage ratio is less than 4.00:1.00. Mandatory prepayments of Existing Term Loan B Loans from ECF are subject to customary deductions, including voluntary prepayments of the Existing Term Loan B or other pari passu debt, or payments of the Revolving Credit Facility to the extent such prepayment constitutes a permanent reduction of revolving commitments thereunder. These voluntary Existing Term Loan B prepayments or payments made in conjunction with an equal reduction of commitments under the Revolving Credit Facility may occur within 90 calendar days after year end. In the event ECF in any year is equal to or less than $5.0 million, no mandatory prepayment shall be required.

Debt issuance costs associated with the Original Term Loan B and Existing Term Loan B, as applicable, consist of fees incurred to secure the financing and are amortized over the life of the loan using a method which approximates the effective interest method as a direct deduction from the carrying amount of the related long-term debt. The table below summarizes the amortization and write off of debt issuance costs and interest expense associated with the Term Loan B which are included in interest expense, net, on the consolidated statements of operations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Term Loan B
Debt issuance costs amortization	$2,189	$2,398	$4,359	$4,900
Debt issuance costs amortization write off	$-	$3,729	$-	$3,729
Interest costs incurred	$26,217	$31,799	$52,243	$63,835
Weighted average interest rate	9.06%	11.28%	9.07%	11.31%

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Revolving Credit Facility

On June 27, 2024, the Revolving Credit Facility was amended and restated (the "A&R RCF"). Pursuant to the A&R RCF, the total aggregate commitment amount increased from $85 million to $100 million. In addition, the maturity date of the Revolving Credit Facility was extended to June 27, 2028.

The Revolving Credit Facility provides for revolving borrowings subject to compliance with various financial and other covenants common in such agreements that apply to the Company, including (i) a minimum debt service coverage ratio of 1.10:1.00 and a maximum net total leverage ratio of 5.00:1.00, in each case measured on a periodic basis, and (ii) restrictions on the ability to incur debt, grant liens, make dispositions, make distributions, engage in transactions with affiliates, or make investments. The Revolving Credit Facility also includes an incremental revolving commitment that enables the Company to increase the size of the facility, subject to the increasing lender’s willingness to participate and other customary terms and conditions, in an amount not to exceed $25 million. Commitments under the Revolving Credit Facility provide availability for the issuance of letters of credit on the Borrower’s behalf in an aggregate amount not to exceed $10.0 million.

The Company was in compliance with the debt service coverage ratio covenant as of June 30, 2025. Pursuant to the terms of the Revolving Credit Facility, the Borrower’s Net Total Leverage Ratio was not tested as of June 30, 2025.

	June 30, 2025	December 31, 2024
Total facility size	$100,000	$100,000
Less:
Outstanding balance	15,000	-
Letters of credit issued	-	-
Available commitment	$85,000	$100,000

Unamortized debt issuance costs (1)	$1,370	$1,605
(1)
Unamortized debt issuance costs are deferred and presented within prepaid expenses and other current assets, and other assets on the consolidated balance sheets

The applicable margin on the interest rate, the commitment fees and the letter of credit fees are determined based on the Company’s leverage ratio. The applicable margin ranges are:

Term SOFR applicable margin	2.50% - 3.75%
Base Rate applicable margin	1.50% - 2.75%
Commitment fees	0.375% - 0.500%
Letter of credit fees	2.50% - 3.75%

Principal amounts borrowed under the Revolving Credit Facility may be prepaid from time to time without penalty and any principal amounts outstanding on the maturity date, June 27, 2028, become due and payable on such date. At the Company’s election, principal amounts may be drawn under the Revolving Credit Facility as Term SOFR Loans or Base Rate Loans. Term SOFR Loans bear interest at a rate equal to a variable rate of Term SOFR for the applicable interest period plus the Term SOFR applicable margin (see table above), which such margin is determined by reference to Borrower’s leverage ratio. Base Rate Loans bear interest at a rate per annum equal to the highest of (i) the rate of interest which the administrative agent announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus 0.5%, (iii) the Term SOFR for a one-month tenor plus 1.0%, and (iv) 2.0%, in each case plus the Base Rate applicable margin (see table above), which such margin is determined by reference to the Company’s leverage ratio.

Interest on Base Rate Loans is payable quarterly in arrears. Interest on Term SOFR Loans is payable at the end of the applicable interest period. The Company also pays a commitment fee based on the applicable percentage of undrawn commitment amounts under the Revolving Credit Facility.

Debt issuance costs associated with the Revolving Credit Facility consist of fees incurred to secure the financing and are amortized over the life of the loan using a method which approximates the effective interest method. The table below summarizes the amortization of debt issuance costs, commitment fees and interest expense incurred associated with the Revolving Credit Facility, which are included in interest expense, net, on the consolidated statements of operations.

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revolver
Debt issuance costs amortization	$118	$127	$235	$195
Commitment fees	$125	$103	$250	$210
Interest costs incurred	$20	$96	$20	$96
Weighted average interest rate	8.17%	9.06%	8.17%	9.06%

During the three and six months ended June 30, 2025, the Company recorded $2.7 million in capitalized interest.

6. Members’ Equity

As of June 30, 2025:

•
WBR, WB II, WB 892 and Co-Invest owned 27.18%, 26.55%, 38.09% and 8.18% of the issued and outstanding Class A limited liability company interests (“Class A units”) of the Company, respectively;
•
Elda River owned 100% of the issued and outstanding Series A preferred units (“Series A Preferred Units”) of the Company; and
•
WB 892 and Co-Invest II owned 38.09% and 61.91% the issued and outstanding Series B preferred units (“Series B Preferred Units”) of the Company.

Distributions (including liquidating distributions) are to be made to the members at the discretion of the board of managers of Holdings, as the governing body of the Company. Distributions are required to be distributed first to the Series A Preferred Units, followed by the Class A shares and Series B preferred units in accordance with the terms and conditions of the LLCA. Each member’s equity account will be adjusted for distributions paid to such member and additional capital contributions that are made by such member. All revenues, costs and expenses of the Company are allocated to the members.

7. Mezzanine Equity

Redeemable Series A Preferred Units

On December 13, 2019, the Company issued 150,000 Series A Preferred Units (“Redeemable Series A Preferred Units”) to Elda River in exchange for net cash proceeds of $147.8 million.

The key terms of the Series A Preferred Units are outlined in the LLCA. The Series A Preferred Units rank senior to (i) the Series B Preferred Units, and (ii) all Class A units, and rank junior only to the satisfaction of all the Company’s indebtedness upon the liquidation, dissolution, or winding up of the Company. Except as provided in the LLCA, the Series A Preferred Units did not have voting rights.

The Series A Preferred Units are redeemable in cash upon the occurrence of a change of control or an initial public offering (“IPO”), or at any time at the option of the Company, for an amount equal to the greater of (i) a pre-tax cumulative internal rate of return (“IRR”) of 14.0%, or (iii) 1.45 multiplied by the original issue price minus the aggregate amount of any distributions received plus the original issue price for any Step-Up PIK Units (described below). In the event the Series A Preferred Units are not redeemed prior to December 31, 2026, the holders of the Series A Preferred Units gain control of the board of managers. In effect, this is viewed as the Series A Preferred Unitholders having the option to put the Series A Preferred Units to the Company after December 31, 2026, through their control of the board of managers. The Series A Preferred Units are entitled to a 14% yield. Specifically, the Series A Holders are entitled to quarterly cash distributions in an amount equal to 2% of the per unit Series A Issue Price ($1,000/Series A Preferred Unit). The remainder of the 14% yield is added to the liquidation preference associated with the Series A Preferred Units. Prior to December 31, 2020 (“Initial PIK Period”), the Company could elect to have distributions be paid-in-kind by issuing additional Series A Preferred Units (“Series A PIK Units”). Beginning in 2021, Series A PIK Units were only to be issued as a means to satisfy distributions in the event the Company’s available cash was insufficient, otherwise cash was required to settle all accrued distributions. In the event distributions were settled in kind subsequent to the Initial PIK Period, in addition to issuing Series A PIK Units at a quarterly distribution rate of 2%, the Company is required to issue Step-Up PIK Units at quarterly distribution rate of 0.5%. The Step-Up PIK Units increase the overall redemption value by an amount equal to the original issue price of the Step-Up PIK Units.

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

The Company presented and accounted for the Series A Preferred Units as mezzanine equity in accordance with ASC 480-10-S99-3A at their issuance date fair value of $147.8 million ($150.0 million stated value, net of issuance costs). The Series A Preferred Units are classified in mezzanine equity because they are redeemable at the option of the Series A Preferred Unit Holders and upon a change of control, which is an event that is not solely within the control of the Company. The Series A Preferred Units are deemed to be probable of becoming redeemable. As such, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the Series A Preferred Units to an amount equaling their redemption value at the end of each reporting period, which equals the liquidation preference. Below is a summary of the redemption values as of June 30, 2025, and December 31, 2024.

	June 30, 2025	December 31, 2024
Redeemable Series A Preferred Units, including PIK Units	$289,591	$279,750
Step-Up PIK Units	12,973	12,973
Total Redemption Value	$302,564	$292,723

Redeemable Series B Preferred Units

On August 27th, 2020, the Company issued 95,000 Series B Preferred Units (“Redeemable Series B Preferred Units”) to investors in exchange for $95.0 million in cash.

The key terms of the Series B Preferred Units are outlined in the WBEF LLCA, as amended from time to time. The Redeemable Series B Preferred Units have preference over Series A units upon the dissolution of the Company. The Redeemable Series B Preferred Units are junior to (i) the satisfaction of all the Company’s indebtedness, and (ii) the Series A Preferred Units. The Series B Preferred Units did not have voting rights. Furthermore, the Series B Preferred Units are entitled to participate in quarterly cash distributions with common unitholders following the redemption of the Company’s Series A Preferred Units, provided there is available cash for distributions. No cash distributions were made to the Series B unitholders during the six months ended June 30, 2025 and 2024.

In addition to the share settled redemption feature described in the paragraph below, the Redeemable Series B Preferred Units are contingently convertible at a fixed conversion price following a Series B Liquidation Event (defined below), an IPO, certain equity transactions with a third party, or a merger or consolidation transaction meeting specific equity valuation requirements. Upon the occurrence of one of the aforementioned events, the Series B Preferred Unitholder will receive the greatest of: (i) the number of shares issuable at the fixed conversion price, and (ii) the variable number of shares issuable under the share settled redemption feature described below.

The Series B Preferred Units are redeemable in cash upon the occurrence of certain liquidation events outlined within the WBEF LLCA (“Series B Liquidation Events”) for an amount equal to the greater of (i) the amount of cash that a Series B Unit Holder would have been entitled to on an as-converted basis with Class A Units following the satisfaction of senior liquidation obligations, (ii) a pre-tax cumulative IRR of 15.0%, or (iii) 1.15 multiplied by the issue price minus the aggregate amount of any distributions received. In addition to receiving cash, the Series B Preferred Units can be redeemed for a variable number of Class A Units in the Company upon the occurrence of, among other things, a Series B Liquidation Event, an Initial Public Offering, certain equity transactions with a third party, or a merger or consolidation transaction meeting specific equity valuation requirements.

The occurrence of any event requiring the redemption of the Series B Preferred Units is considered outside the control of the Company. As a result, the Company presented and accounted for the Series B Preferred Units as mezzanine equity at its fair value upon issuance, net of any issuance costs, on the consolidated balance sheets pursuant to ASC 480-10-S99-3A. Furthermore, the Series B Preferred Units are not required to be remeasured at each reporting date as they are not currently redeemable and are not probable of becoming redeemable. The carrying value of the Series A Preferred Units was $95.0 million as of June 30, 2025, and December 31, 2024.

Redeemable Noncontrolling Interests

On December 26, 2018, WaterBridge Operating issued 100,000 Series A-1 Preferred Units (the “Operating Preferred Units”) as consideration for the acquisition of certain produced-water assets from a customer.

On September 30, 2022 (the “Exchange Date”), WB Operating entered into a nonmonetary equity exchange agreement with Holdings and the customer, wherein the customer surrendered all of their Operating Preferred Units in exchange for 117,322 Series A-1 Preferred Units in Holdings (the “Holdings Preferred Units”).

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

The Holdings Preferred Units represented a noncontrolling interest in a subsidiary, Holdings, and such noncontrolling interests were subject to potential cash redemption that rests outside of the control of Holdings (“Redeemable Noncontrolling Interest”). The Company presented and accounted for the Redeemable Noncontrolling Interest as mezzanine equity in consideration of this cash redemption feature and in accordance with the guidance in ASC 480-10-S99 and ASC 810. The Redeemable Noncontrolling Interest was redeemable at the option of the holder, as such, the redeemable noncontrolling interest was remeasured to its redemption value using the effective yield method at each reporting date.

On September 14, 2023 (the “Redemption Date”), Holdings executed a unit redemption agreement (the “Redemption Agreement”) wherein Holdings agreed to redeem the Holdings Preferred Units for aggregate consideration of $165.0 million (the “Redemption Price”). Of such Redemption Price, $150.0 million was delivered in cash on the Redemption Date with remaining $15.0 million to be delivered over the following three quarters in equal payment amounts of $5.0 million each (the “Deferred Redemption Payments”). The carrying value of the redeemable noncontrolling interest on the Redemption Date was $172.1 million. The fair value of the cash and the Deferred Redemption Payments exchanged was $164.5 million. The difference of $7.6 million from the extinguishment of the Holder Preferred Units resulted in a deemed contribution recognized in members’ equity. As a result, following the Redemption Date there were no Series A-1 Preferred Units of Holdings issued or outstanding, thus there are no amounts of Redeemable Noncontrolling Interest as of June 30, 2025, and December 31, 2024.

8. Share-Based Compensation

The Company accounts for share-based compensation expense for Incentive Units granted in exchange for employee services. Our management and employees currently participate in two equity-based incentive plans, managed by WBR and WB II, both indirect parents of the Company. The Incentive Units consist of time-based awards of profits interests in WBR and WB II. Please see “Share-Based Compensation” above for further discussion of the accounting treatment of the WBR and WB II Incentive Units.

WBR Incentive Units

The WBR LLC Agreement authorizes the issuance of up to 10,000 Incentive Units (“WBR Incentive Units”), which represent profits interests in WBR.

The weighted average fair value of the WBR Incentive Units is estimated using a Monte Carlo simulation with the following inputs:

	June 30, 2025	December 31, 2024
Estimated equity value	$245,624	$229,354
Expected life (in years)	0.3	0.5
Risk-free interest rate	4.3%	4.2%
Dividend yield	0%	-
Volatility	81.5%	53.7%
Marketability discount	9% - 32%	9% - 32%

The number of WBR Incentive Units granted and forfeited during the six months ended June 30, 2025, and during the twelve months ending December 31, 2024 is shown in the following table:

Outstanding at January 1, 2024	6,194
Granted	-
Forfeited	(24)
Outstanding at December 31, 2024	6,170
Granted	-
Forfeited	(17)
Outstanding at March 31, 2025	6,153
Granted	-
Forfeited	-
Outstanding at June 30, 2025	6,153

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

The fair value of the WBR Incentive Units attributable to the Company as of June 30, 2025 was $25.4 million ($0 - $10,292 per unit) and as of December 31, 2024 was $19.3 million ($0 - $8,178 per unit).

The cumulative vested value of the liability for the WBR Incentive Units allocated to the Company was approximately $25.4 million and $19.3 million as of June 30, 2025 and December 31, 2024, respectively. The Company recognized expense of $5.0 million and income of $0.6 million, respectively, in share-based compensation during the three months ended June 30, 2025 and 2024, respectively, which is included in general and administrative expense on the statements of operations. The Company recognized expense of $6.1 million and expense of $6.6 million, respectively, in share-based compensation during the six months ended June 30, 2025 and 2024, respectively. For the six months ended June 30, 2025 and the year ended December 31, 2024 the WBR Incentive Units were fully vested.

There were no departures requiring accelerated vesting during the six months ended June 30, 2025 and 2024.

WB II Incentive Units

The WB II LLC Agreement authorizes the issuance of up to 10,000 Incentive Units (“WB II Incentive Units”) that represent profit interests in WB II.

The number of WB II Incentive Units granted and forfeited during the six months ended June 30, 2025 and during the twelve months ending December 31, 2024 is shown in the following table:

Outstanding at January 1, 2024	6,179
Granted	-
Forfeited	(27)
Outstanding at December 31, 2024	6,152
Granted	-
Forfeited	(17)
Outstanding at March 31, 2025	6,135
Granted	-
Forfeited	-
Outstanding at June 30, 2025	6,135

The weighted average estimated fair value of the time-based portion of WB II Incentive Units was valued using a Monte Carlo simulation with the following inputs:

	June 30, 2025	December 31, 2024
Estimated equity value	$240,032	$224,133
Expected life (in years)	0.3	0.5
Risk-free interest rate	4.3%	4.2%
Dividend yield	0%	0%
Volatility	81.5%	53.7%
Marketability discount	20% - 32%	31% - 32%

The fair value of the WB II Incentive Units as of June 30, 2025 was $3.3 million ($2 - $900 per unit) and as of December 31, 2024 was $2.0 million ($0 - $543 per unit).

The cumulative vested value of the liability for the WB II Incentive Units allocated to the Company was approximately $3.3 million and $2.0 million as of June 30, 2025 and December 31, 2024, respectively. The Company recognized expense of $0.7 million and expense of $1.3 million, respectively, in share-based compensation expense during the three months ended June 30, 2025 and 2024, respectively, which is included in general and administrative expense on the statements of operations. The Company recognized expense of $1.3 million and expense of $1.5 million, respectively, in share-based compensation during the six months ended June 30, 2025 and 2024, respectively. For the six months ended June 30, 2025 and the year ended December 31, 2024, the WB II Incentive Units were fully vested.

There were no departures requiring accelerated vesting during the six months ended June 30, 2025 and 2024.

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Changes in the allocated vested and unvested fair value of the Incentive Units for the year ended December 31, 2024 and six months ended June 30, 2025 were as follows:

Recurring:
Balance January 1, 2024	$15,933
Remeasurements	5,330
Balance December 31, 2024	$21,263
Remeasurements	1,621
Balance March 31, 2025	$22,884
Remeasurements	5,776
Balance June 30, 2025	$28,660

9. Related Party Transactions

		Three Months Ended June 30,		Six Months Ended June 30,
	Financial Statements Location	2025	2024	2025	2024
Revenues - Related Party
Customer Agreement	Produced water handling - related party	$111	-	$215	-

Direct Operating Costs - Related Party
Supplier Agreement	Direct operating costs - related party	$1,882	$950	$3,197	$1,721

	Financial Statements Location	June 30, 2025	December 31, 2024
Accounts Receivable - Related Party
Customer Agreement	Related party accounts receivable	221	$203
Shared Services Agreement	Related party accounts receivable	5,018	8,476
		$5,239	$8,679

Accounts Payable - Related Party
Joint Operating Agreement	Related party accounts payable	13,778	$6,059
Shared Services Agreement	Related party accounts payable	507	284
		$14,285	$6,343

Shared Services Agreement

The Company and its subsidiaries, including Management Co, are parties to a services agreement with WBR, Holdings, WaterBridge NDB LLC (“NDB”) and its subsidiaries, DBR Land LLC and its subsidiaries, and Desert Environmental LLC and its subsidiaries, each being an affiliate of the Company, pursuant to which the Company and its subsidiaries provide various general, administrative, and operating services. The Company and its subsidiaries are entitled to reimbursement for all fees incurred that are necessary to perform services under the agreement. For shared services, the basis of allocation is an approximation of time spent on activities supporting the associated entities. For shared costs paid on behalf of the Company, the costs are directly allocated to the associated entity for its pro rata share of the expenses. The Company received approximately $15.2 million and $10.4 million for the three months ended June 30, 2025 and 2024, respectively, and $28.1 million and $20.1 million for the six months ended June 30, 2025 and 2024, respectively, for shared services and direct cost reimbursements.

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Equity Sponsor Services Agreement

Five Point Infrastructure LLC (“FPI”), our financial sponsor, invoices the Company, and the Company reimburses FPI in cash, for expenses associated with the Company’s use of FPI’s geographic information system (“GIS”). The reimbursement includes allocated FPI personnel costs and third-party software and hardware expenses and is determined based on the Company’s use of FPI’s total services for such period. The GIS and legal services reimbursement totaled $0.1 million and an immaterial amount for the three months ended June 30, 2025 and 2024, respectively, and $0.3 million and $0.1 million for the six months ended June 30, 2025 and 2024, respectively.

Customer Agreement

A subsidiary of the Company is also party to a produced water management agreement with an affiliate of the Company that operates environmental remediation facilities on terms substantially similar to those generally available for water management services in the applicable region. Under such agreement, the customer offloads certain barrels of produced water from its reclamation facilities to the Company on an interruptible basis for produced water transportation and handling services.

Supplier Agreements

Waste Handling Agreement

A subsidiary of the Company is a party to a waste handling agreement with an affiliate of the Company that operates environmental remediation facilities on terms substantially similar to those generally available for solids waste management services in the applicable region. Under such agreement, such subsidiary of the Company dedicated all of its oilfield solids and other solids waste materials generated by or arising out of its operations within an area of mutual interest to Desert Reclamation for processing, handling and disposal. The agreement includes a fee schedule and arrangements for specified solids waste management services.

Water Facilities Access Agreements

A subsidiary of the Company is a party to a surface lease and use agreement with DBR Land LLC. Pursuant to such agreement, such subsidiary of the Company has certain non-exclusive rights to construct, operate and maintain produced water handling facilities on certain lands owned by DBR Land LLC in southern Reeves County, Texas. A subsidiary of the Company also acquired several surface use agreements, easements and rights-of-way on such lands that grant us the right to operate and maintain certain specified produced water handling facilities and pipelines. Such agreement includes a customary fee schedule for specified surface use activities, such as produced water transportation royalties in certain circumstances and the payment of surface damages for the construction of pipelines, access roads and overhead electric lines. Such agreements did not constitute related party transactions prior to DBR Land LLC’s acquisition of the land underlying such agreements in December 2024. For the three months ended June 30, 2025, we paid $0.5 million under such agreement. For the six months ended June 30, 2025, we paid $0.6 million under such agreement.

Joint Operating Agreement

On December 18, 2020, a subsidiary of the Company entered into a JOA and contribution agreement effective January 1, 2021, with a subsidiary of NDB, which is a related party. The JOA governs the ownership and operation of the contributed produced water assets owned by each JOA party within an agreed area of mutual interest, consisting of eight produced water handling facilities, related permits, pipeline and right of way and related customer contracts. Under the terms of the JOA and the related contribution agreement, each party contributed produced water assets owned by such parties in exchange for 50% undivided interest in all JOA assets post contribution. We are a non-operating partner and a subsidiary of NDB is the operator of all JOA assets.

10. Commitments and Contingencies

Performance Incentives

As part of a December 9, 2022 asset acquisition, we recognized contingent consideration as part of entering into a three-year performance incentive agreement with a maximum potential payout of $9.0 million if certain annual incentive criteria are achieved. Incentive payments are determined quarterly based on the completion of qualifying oil and gas producing wells, as defined in the related agreement, developed by the counterparty on a cumulative basis. The quarterly payment equals $300,000 multiplied by the number of qualifying wells completed in excess of four during each year. No payment is earned if the number of qualifying wells is less than the applicable well threshold in

WaterBridge Equity Finance LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

any given year. As of June 30, 2025 and December 31, 2024, we recorded $2.1 million, and $4.8 million in contingent consideration, respectively, on the consolidated balance sheets. During the three months ended June 30, 2025, the Company paid $2.1 million in incentive payments. During the six months ended June 30, 2025 and 2024, the Company paid $2.7 million and $0.9 million in incentive payments, respectively.

Other

On April 3, 2025, a subsidiary of the Company received an enforcement notice from the Railroad Commission of Texas (“RRC”) seeking reimbursement for up to $7.0 million in expenses incurred by the RRC in connection with the plugging of an orphan well located in proximity to a produced water handling facility operated by the Company. No formal proceeding has been initiated. The Company believes the action is without merit and timing of resolution is uncertain. As of June 30, 2025, the Company has no amounts accrued related to this matter.

11. Subsequent Events

The Company has evaluated subsequent events from the date of the balance sheet through August 3, 2025, the date these Financial Statements were available to be issued and determined there are no subsequent events to disclose.

4400 Post Oak Parkway, Suite 1100
Houston, Texas 77027
713-850-8787

Independent Auditor’s Report

To the Managing Member of

Desert Environmental LLC and Subsidiaries

Houston, Texas

Opinion

We have audited the consolidated financial statements of Desert Environmental LLC and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in member’s equity, and cash flows for the years ended December 31, 2024 and 2023, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023 and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued (or when applicable, one year after the date that the consolidated financial statements are available to be issued).

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

Weaver and Tidwell, L.L.P.

CPAs AND ADVISORS | WEAVER.COM

The Managing Member of

Desert Environmental LLC and Subsidiaries

In performing an audit in accordance with GAAS, we:

•
Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ WEAVER AND TIDWELL, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Houston, Texas

March 14, 2025

Desert Environmental LLC and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2024	2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,516	$112
Certificate of deposit	104	206
Accounts receivable, net	6,209	559
Related party receivable	1,523	554
Prepaid expenses and other assets	944	38
Total current assets	10,296	1,469

NONCURRENT ASSETS
Property, plant and equipment, net	32,819	30,405
Other noncurrent assets	14	31
Total noncurrent assets	32,833	30,436

TOTAL ASSETS	$43,129	$31,905

LIABILITIES AND MEMBER'S EQUITY
CURRENT LIABILITIES
Accounts payable	$731	$1,323
Related party payable	384	277
Accrued liabilities	1,906	5,385
Current portion of long-term debt	2,527	-
Total current liabilities	5,548	6,985

NONCURRENT LIABILITIES
Long-term debt, net of debt issuance costs	7,758	3,719
Asset retirement obligation	1,819	-
Total noncurrent liabilities	9,577	3,719

Total liabilities	15,125	10,704

MEMBER'S EQUITY	28,004	21,201

TOTAL LIABILITIES AND MEMBER'S EQUITY	$43,129	$31,905

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Desert Environmental LLC and Subsidiaries

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31, 2024	Year Ended December 31, 2023
OPERATING REVENUES	$22,905	$7,062
COSTS AND EXPENSES
Operating expenses	14,874	4,918
General and administrative expense	1,738	1,127
Depreciation, depletion and accretion expense	4,226	470
Total costs and expenses	20,838	6,515
Operating income	2,067	547
OTHER INCOME (EXPENSE)
Interest expense	(1,000)	(81)
Interest income	-	6
Total other expense, net	(1,000)	(75)
Income from operations before taxes	1,067	472
Income tax expense	(50)	-
NET INCOME	$1,017	$472

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Desert Environmental LLC and Subsidiaries

Consolidated Statements of Changes in Member’s Equity

(in thousands)

Member's Equity
Balance, at January 1, 2023	$4,649
Contributions from member	15,997
Deemed non-cash contributions	83
Net income	472
Balance, at December 31, 2023	21,201
Contributions from member	5,714
Deemed non-cash contributions	73
Distributions to member	(1)
Net income	1,017
Balance, at December 31, 2024	$28,004

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Desert Environmental LLC and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31, 2024	Year Ended December 31, 2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,017	$472
Adjustments to reconcile net income to net cash provided by operating activities provided by operating activities
Depreciation, depletion, and accretion expense	4,226	470
Amortization of debt issuance costs	70	17
Bad debt expense	140	-
Deemed non-cash contributions	73	83
Loss on disposal of assets	-	30
Changes in assets and liabilities
Accounts receivable	(5,790)	(533)
Related party receivables and payables	(775)	(496)
Prepaid expenses and other assets	73	273
Accounts payable	650	30
Accrued liabilities	1,008	524
Net cash provided by operating activities	692	870

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(10,637)	(20,153)
Redemption (purchase) of certificate of deposit	102	(6)
Net cash used in investing activities	(10,535)	(20,159)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of debt issuance costs	(14)	(346)
Proceeds from long-term debt	6,000	4,000
Payments of insurance financing note payable	(452)	(294)
Distributions to members	(1)	-
Contributions from member	5,714	15,997
Net cash provided by financing activities	11,247	19,357
Net change in cash and cash equivalents	1,404	68
CASH AND CASH EQUIVALENTS, beginning of year	112	44
CASH AND CASH EQUIVALENTS, end of year	$1,516	$112
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$751	$10
NON CASH INVESTING AND FINANCING ACTIVITIES
Accrued capital expenditures	$115	$5,931
Insurance financing note payable	$979	$294
Asset retirement obligation additions	$1,649	$-

The Notes to Consolidated Financial Statements are an integral part of these statements.

Desert Environmental LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Organization and Nature of Operations

Desert Environmental LLC and subsidiaries (together with its subsidiaries the “Company”, “we”, “our”, “us”) is a Delaware limited liability company that was formed on April 6, 2022 by entities affiliated with Five Point Energy Fund III LP (“Fund III”).

On October 31, 2022, Fund III contributed, as a capital contribution, all of the issued and outstanding limited liability company interests of the Company to Desert Environmental Holdings LLC (the “Parent”). The Company is a wholly owned subsidiary of the Parent. The Company is governed by the Amended and Restated Limited Liability Company Agreement, dated September 15, 2023 (the “LLC Agreement”).

The consolidated financial statements include the accounts of the Company and its subsidiaries, which include:

Safefill Pecos, LLC – 100% of the issued and outstanding membership interests of Safefill Pecos, LLC were purchased by Desert Environmental LLC on November 1, 2022. Safefill Pecos is a Texas limited liability company that was originally formed in March 2019.

Desert Reclamation LLC – a Delaware limited liability company, formed April 6, 2022. Desert Environmental LLC is the sole member of Desert Reclamation LLC.

Desert Operating LLC – a Delaware limited liability company, formed January 4, 2023. Desert Environmental LLC is the sole member of Desert Operating LLC.

The Company manages non-hazardous waste resulting primarily from oil and gas related exploration and production and midstream activity. In addition to processing waste deliveries from the rig site, the Company is equipped to treat, separate, and reclaim production solids and crude terminal cleaning residuals. The Company’s services are centered in the northern and southern Delaware Basin. Assets consist of reclamation facilities, stationary treatment facilities, and solid waste management facilities.

The Company is headquartered in Houston, Texas.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

Our consolidated financial statements (the “Financial Statements”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All dollar amounts in the Financial Statements and tables in the notes are stated in thousands of dollars unless otherwise indicated.

All of the Company’s subsidiaries are wholly owned, either directly or indirectly through wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. There were no variable interest entities for any periods presented herein.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Financial Statements and accompanying notes.

The Company evaluates its estimates and related assumptions regularly. Changes in facts and circumstances or additional information may result in revised estimates, and actual results may differ from such estimates.

Fair Value Measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Whenever available, fair value is based on or derived from observable market prices or parameters. When observable market prices or inputs are not available, unobservable prices or inputs are used to estimate the fair value. The three levels of the fair value measurement hierarchy are as follows:

•
Level 1: Quoted market prices in active markets for identical assets or liabilities.

Desert Environmental LLC and Subsidiaries

Notes to Consolidated Financial Statements

•
Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.
•
Level 3: Unobservable inputs that are not corroborated by market data.

The Company’s financial instruments consist primarily of accounts receivable and accounts payable. The carrying value of the Company’s accounts receivable and accounts payable approximate fair value due to their highly liquid nature or short-term maturity.

The fair value of debt is the estimated amount the Company would have to pay to transfer its debt, including any premium or discount attributable to the difference between the stated interest rate and market rate of interest at the balance sheet date. Refer to Note 5. Debt for additional information.

Non-recurring fair value measurements are performed for management incentive units, as disclosed in Note 6. Member’s Equity, as well as, asset retirement obligations, as disclosure in Note 4. Asset Retirement Obligation.

During the years ended December 31, 2024 and 2023, there were no transfers between the fair value hierarchy levels.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Valuation techniques utilized to determine fair value are consistently applied. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires the application of management judgment and considers factors specific to the asset or liability.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company maintains cash balances that may at times exceed federally insured limits.

Certificates of Deposit

During December 2023, the Company purchased a certificate of deposit with a 12 month term and an interest rate of 3% that matured on December 15, 2024 for the purpose of securing procurement cards for Company employees. The Company purchased a certificate of deposit with a 12 month term and an interest rate of 0.3% that matures on February 11, 2026. The balance outstanding at December 31, 2024 and 2023 is $104 thousand and $206 thousand, respectively.

Accounts Receivable

The Company extends credit to customers and other parties in the normal course of business. Accounts receivable consists of trade receivables recorded at the invoiced amount, plus accrued revenue that is earned but not yet billed, less an estimated allowance for doubtful accounts. Accounts receivable are generally due within 45 days or less. An allowance for expected credit losses is determined based upon historical write-off experience, aging of accounts receivables, current macroeconomic industry conditions and customer collectability patterns. Accounts receivable are charged against the allowance when determined to be uncollectible. When the Company recovers amounts that were previously written off, those amounts are offset against the allowance and reduce expense in the year of recovery.

As of December 31, 2024 and 2023, the Company had $140 thousand and $0, respectively, for an allowance for expected credit losses.

As of December 31, 2024, the Company had 4 customers that accounted for approximately 58% of outstanding receivables. As of December 31, 2023, the Company had one customer that accounted for approximately 96% of outstanding receivables.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets are primarily made up of insurance policies and debt issuance costs for the revolving credit facility.

Desert Environmental LLC and Subsidiaries

Notes to Consolidated Financial Statements

Property, Plant and Equipment

Property, plant, and equipment is stated at cost or, upon acquisition, at its fair value. Expenditures for construction activities, major improvements and betterments that extend the useful life of an asset are capitalized, while expenditures for maintenance and repairs are generally expensed as incurred. Costs of abandoned projects are charged to operating expense upon abandonment. The cost of assets sold or disposed of, and the related accumulated depreciation are removed from the accounts in the year of sale or disposal, and the resulting gains or losses are recorded in earnings in the respective period.

Depreciation is computed using the straight-line method over the estimated useful lives for each asset group, as noted below:

Waste facilities & related equipment	3 - 30 years
Machinery & equipment	5 - 10 years
Other	30 years

Construction in progress is stated at cost, which includes the cost of construction and other direct costs attributable to reclamation facility and landfill development. No provision for depreciation is made on construction in progress until such time as the relevant assets are put into use when the facility is opened.

Landfill Accounting

The Company capitalizes various costs that are incurred to make a landfill ready to accept waste, as applicable. These costs generally include expenditures for land and related airspace, engineering and permitting costs, cell construction costs and direct site improvement costs. The cost basis of the landfill assets also includes asset retirement costs, which represent future costs associated with landfill final capping, closure, and post-closure activities.

The depletable basis of a landfill includes (i) amounts previously expended and capitalized, (ii) capitalized landfill final capping, closure, and post-closure costs, (iii) projections of future purchase and development costs required to develop the landfill site to its remaining permitted and expansion airspace and (iv) projected asset retirement costs related to landfill final capping, closure and post-closure activities.

Depletion expense is recorded on a units-of-consumption basis, applying cost at a rate per cubic yard. The rate per cubic yard is calculated by dividing each component of the depletable basis of a landfill, net of accumulated depletion, by the number of cubic yards needed to fill the corresponding asset’s remaining permitted and expansion airspace. The Company had active cells within two landfills as of December 31, 2024. As of December 31, 2023, the landfills were not yet operational.

Impairment of Long-Lived Assets

Management reviews the Company’s long-lived assets, which primarily includes property, plant and equipment and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of the assets might not be recoverable. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets for purposes of assessing recoverability. Recoverability is generally determined by comparing the carrying value of the asset to the expected undiscounted future cash flows of the asset. If the carrying value of the asset is not recoverable, the amount of impairment loss is measured as the excess, if any, of the carrying value of the asset over its estimated fair value. As of December 31, 2024 and 2023, no impairment was deemed necessary.

Accounts Payable

Accounts payable consists primarily of vendor obligations due under normal trade terms for services rendered or products received by the Company during ongoing operations. These amounts are recorded as obligations are incurred.

Desert Environmental LLC and Subsidiaries

Notes to Consolidated Financial Statements

Accrued Expenses

Accrued expenses consist primarily of accrued payroll liabilities, property tax payable, and accrued capital expenditures.

Debt Issuance Costs

Debt issuance costs represent costs associated with long-term financing and are amortized over the term of the related debt using a method which approximates the effective interest method. The Company’s debt issuance costs related to the Term Loan are reflected as a reduction of long-term debt on the consolidated balance sheets. Debt issuance costs associated with the Company’s revolving credit facility are deferred and presented in prepaid expenses and other assets and other noncurrent assets on the consolidated balance sheets.

Asset Retirement Obligations

The fair value of a liability for an asset retirement obligation ("ARO") is recognized in the period in which it is incurred. These obligations are those for which we have a legal obligation for settlement. The fair value of the liability is added to the carrying amount of the associated asset. The Level 3 inputs to this fair value measurement include estimates of abandonment and remediation costs, inflation rates, credit-adjusted risk-free rate, and expected abandonment dates. This additional carrying amount is then depreciated over the period remaining to the expected abandonment date. The liability increases due to the passage of time based on the time value of money until the obligation is settled. Our ARO relates primarily to the slope stabilization, covering of the landfill cells, drainage control, groundwater monitoring and associated operations.

Revenue Recognition

In accordance with FASB ASC Topic 606 (“ASC 606”), the Company follows a five-step process to recognize revenue:(1) identify the contract with the customer, (2) identify the performance obligations, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations and (5) recognize revenue when the performance obligations are satisfied.

The Company’s revenues are from waste reclamation and skim oil sales. The Company recognizes revenue based on the transfer of control or the customers’ ability to benefit from services and products in an amount that reflects the consideration the Company expects to receive in exchange for those services and products. The Company’s sales arrangements do not include any significant post-delivery obligations. Under ASC 606, Revenue from Contracts with Customers, the Company recognizes revenue over time or at a point in time, depending on the contract with the customer. Customer advances or deposits are deferred and recognized as revenue when the Company has completed all performance obligations related to the sale. The Company had no customer advances or deposits as of December 31, 2024 and 2023.

The Company's typical contracts with customers are short-term in nature and billed with standard credit terms.

As substantially all of the Company's contracts contain one performance obligation, the allocation of contract transaction price to multiple performance obligations is generally not applicable. Contracts do not include significant financing components since the contracts typically span less than one year. For the years ended December 31, 2024 and 2023, 100% of the Company’s revenues are with customers located within the United States.

Income Taxes

The Company is a limited liability company, and therefore has elected to be treated as a pass-through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, are deemed to pass to the members and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no federal tax provision has been made as of December 31, 2024 and 2023.

The Company is subject to Texas margin taxes. An estimate of state tax liability is calculated utilizing management estimates related to the deductibility of certain expenses and other factors. As of December 31, 2024 and 2023, the Company recorded $50 thousand and $0, respectively, for Texas state franchise taxes.

Desert Environmental LLC and Subsidiaries

Notes to Consolidated Financial Statements

The Company recognizes accrued interest and penalties related to uncertain tax positions in income tax expense in the consolidated statements of operations. As of December 31, 2024 and 2023, the Company did not recognize any liabilities associated with payment for interest and penalties.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. At times, the Company maintains deposits in federally insured financial institutions in excess of federally insured limits. Management monitors the credit ratings and concentration of risk with these financial institutions on a continuing basis to safeguard cash deposits. The Company believes their exposure to the related risk is immaterial.

The Company sells their services primarily to customers involved in the oil and gas exploration and production and midstream industry in west Texas and is almost entirely dependent upon the continued activity of such customers.

Customers that individually comprised more than 10% of the Company’s consolidated operating revenues were as follows:

	Year Ended December 31, 2024	Year Ended December 31, 2023
Customer A	26%	64%
Customer B	15%	25%
Customer C	11%	10%
Customer D	11%	-
Customer E	10%	-

Note 3. Property, Plant and Equipment, net

Property, plant and equipment, net consisted of the following at December 31, 2024 and 2023:

	2024	2023
Waste facilities & related equipment	$34,286	$5,024
Machinery & equipment	1,056	970
Other	1,840	732
Construction in progress	207	24,193
	37,389	30,919
Less accumulated depreciation and depletion	(4,570)	(514)
Total property, plant and equipment, net	$32,819	$30,405

Depreciation expense for the years ended December 31, 2024 and 2023 was $1.8 million and $470 thousand, respectively. Depletion expense for the years ended December 31, 2024 and 2023 was $2.3 million and $0.

Note 4. Asset Retirement Obligation

The following table summarizes the Company’s ARO activity for the year ended December 31, 2024:

December 31, 2024
Beginning balance	$-
Additions	1,649
Accretion expense	170
Ending balance	$1,819

Accretion expense incurred during 2024 is included in depreciation, depletion and accretion expense within the consolidated statements of operations. For the year ended December 31, 2023, the landfills were not yet operational, as such, no asset retirement obligation was recorded as of December 31, 2023.

Desert Environmental LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 5. Debt

Total debt consisted of the following at December 31, 2024 and 2023:

	2024	2023
Term loan	$10,000	$4,000
Insurance note payable	527	-
Less unamortized debt issuance costs	(242)	(281)
Total debt, net	$10,285	$3,719
Less current portion	(2,527)	-
Total long-term debt, net of debt issuance costs	$7,758	$3,719

Credit Facilities

On October 3, 2023, the Company entered into a credit agreement providing for (i) a delayed draw term loan (the "Term Loan") and (ii) a revolving credit facility (the “Revolving Credit Facility”, and together with the Term Loan, the “Credit Facilities”). The total commitment of the Term Loan is $10 million, of which $4 million was drawn on the closing date of the Credit Facilities. The lender’s commitment to provide loans under the Term Loan expired 12-months following the closing date (the “Delayed Draw Period”). The entire amount of the Term Loan was drawn prior to expiration of the Delayed Draw Period. The Term Loan matures on October 3, 2029.

The Revolving Credit Facility commitment is equal to the lesser of (i) $2 million and (ii) the borrowing base, which is based on a specified percentage of certain eligible accounts of the Company (the “Borrowing Base”). For the years ended December 31, 2024 and 2023, the Company did not draw on the Revolving Credit Facility. The Revolving Credit Facility matures on October 3, 2026.

On March 1, 2024, the Company amended the Credit Facility such that the Company is required to make Term Loan amortization payments on the last business day of each quarter beginning on March 31, 2025 in an amount equal to $500,000 plus accrued interest.

The Company may elect for borrowings under the Credit Facilities to accrue interest at a rate based on either (i) the secured overnight financing rate (“Term SOFR Loans”) or (ii) the base rate (“Base Rate Loans”), in each case plus an applicable margin, which such margin is determined by reference to the Company’s leverage ratio. Term SOFR Loans accrue interest at a rate equal to Term SOFR for the applicable tenor, plus the applicable margin. Base Rate Loans accrue interest at a rate equal to the highest of (a) the rate of interest which the administrative agent announces from time to time as its prime lending rate, (b) the federal funds rate plus 0.50%, and (c) Term SOFR for a one-month tenor plus 1.00%. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last business day of each March, June, September, and December. Interest on all outstanding Term SOFR Loans shall be payable on the last business day of each interest period. Additionally, in respect of any repayment of borrowings under the Term Loan, accrued interest on the principal amount so repaid shall be payable on the date of such repayment.

The Credit Facilities are subject to customary financial and non-financial covenants, including (i) until June 30, 2024, a maximum total funded debt to total capitalization ratio of 35%, (ii) after June 30, 2024, (a) a minimum fixed charge coverage ratio of 1.25:1.00 and (b) a maximum total leverage ratio of 2.25:1.00, and (iii) restrictions on the ability to incur debt, grant liens, make dispositions, make distributions, engage in transactions with affiliates, or make investments.

The term loan incurred interest at an average rate of 9.12% during 2024. Interest expense incurred on all outstanding debt for the years ended December 31, 2024 and 2023, was $930 thousand and $54 thousand, respectively.

The estimated fair value of the debt approximates the principal amount outstanding because the interest rates are variable and reflective of market rates and the debt may be repaid, in full or in part, at any time without penalty.

For the years ended December 31, 2024 and 2023, the Company paid $14 thousand and $346 thousand, respectively, in debt issuance costs related to both the Term Loan and Revolving Credit Facility and reflects the amortization of these costs as interest expense. For the years ended December 31, 2024 and 2023, the Company recognized $70 thousand and $17 thousand in amortized debt issuance costs, respectively.

Desert Environmental LLC and Subsidiaries

Notes to Consolidated Financial Statements

Insurance Note Payable

During 2024, the Company entered into two promissory notes for the payment of insurance premiums with an aggregate principal amount of $979 thousand payable through December 2025. The notes payable incurred interest at a fixed rate of 8.362% and 7.94% during 2024. Interest expense incurred on the outstanding notes payable during the year ended December 31, 2024 was $19 thousand. At December 31, 2024, there was a $527 thousand outstanding balance on the note payable.

During 2023, the Company entered into a promissory note for the payment of insurance premiums with an aggregate principal amount of $294 thousand payable through December 2023. The note payable incurred interest at a fixed rate of 6.80% during 2023. Interest expense incurred on the outstanding note payable during the year ended December 31, 2023 was $10 thousand. At December 31, 2023, there was no outstanding balance on the note payable.

As of December 31, 2024, estimated future principal payment obligations related to the debt for each of the next five years are as follows:

Year Ending December 31,
2025	$2,527
2026	2,000
2027	2,000
2028	2,000
2029	2,000
Total maturities before unamortized debt issuance costs	$10,527

Note 6. Member’s Equity

As provided for in the LLC Agreement, the Parent (the “sole member”) holds 100% of the limited liability company interests of the Company. The Parent’s limited liability company interests are generally consistent with ordinary equity ownership interests.

Distributions (including liquidating distributions) are to be made to the sole member at the discretion of the board of managers of the Parent, as the governing body of the parent entity of each of the sole member and the Company. The sole member’s equity account will be adjusted for distributions paid to the member and additional capital contributions that are made by the sole member. All revenues, costs and expenses of the Company are allocated to the sole member.

The Parent has two classes of member’s capital: Series A Units and Incentive Units. Series A members have voting rights. No interest shall be paid to any member on any capital contributions.

The Incentive Units constitute profits interests, issued to Company employees. The Parent is authorized to issue, with Board approval, up to an aggregate of 10,000 incentive units. The Incentive Units vest annually over a period of three years.

A summary of Incentive Units activity during the year ended December 31, 2024 and 2023 is shown in the following table:

	Incentive Units	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term (years)
Outstanding at January 1, 2023	-	$-	-
Granted	4,400	56.65
Forfeited	-	-

Outstanding at December 31, 2023	4,400	56.65	2.00
Granted	300	53.04
Forfeited	(578)	56.65

Outstanding at December 31, 2024	4,122	$56.39	1.00

Desert Environmental LLC and Subsidiaries

Notes to Consolidated Financial Statements

The Incentive Units represent a substantive class of equity and are accounted for under FASB ASC 718, Compensation – Stock Compensation. U.S. GAAP requires recognition of compensation expense for such awards with performance conditions, such as return thresholds, once achievement of the condition is considered probable. The compensation expense recognized is based on the fair value of the rewards on the grant date. The compensation expense for the Incentive Units for the years ended December 31, 2024, and 2023 was $73 thousand and $83 thousand, respectively. Included in compensation expense during the year ended December 31, 2024, is the reversal of $17 thousand of expense related to employee departures. As of December 31, 2024, remaining unrecognized compensation expense for the Incentive Units was $78 thousand and will be recognized over the next year as the Incentive Units vest. There were no units forfeited during 2023.

The Company uses the Black-Scholes option valuation model to value units granted to employees that uses the assumptions noted in the following table. The same inputs were used for the units granted in both the 2024 and 2023 periods. Expected volatility is based on historical volatility of the Company’s market and other factors. The expected term of awards granted represents the period of time that awards are expected to be outstanding. The risk-free rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant. In addition, management considers the distribution priority schedule or “waterfall calculation” in its estimation process.

Expected volatility	22.50%
Expected dividends	0.00%
Expected term (in years)	3
Risk-free rate	4.95%
Marketability discount	9.00%

Note 7. Employee Benefit Plan

The Company allows employees to participate in an affiliate 401(k) plan which covers substantially all employees. The Company’s portion of the employer match gets allocated to the Company through the shared services allocation. The Company may elect, on a year-to-year basis, to match employee contributions subject to certain limitations. The Company matches 100% of eligible compensation that does not exceed 4%, plus a discretionary employer match of 100% of eligible compensation that does not exceed 3% of eligible compensation. For the years ended December 31, 2024, and 2023, $168 thousand and $55 thousand, respectively, was contributed by the Company.

Note 8. Related Party Transactions

Transactions between related parties are considered to be related party transactions even though they may not be given accounting recognition. FASB ASC Topic 850, Related Party Transactions, requires that transactions with related parties that would make a difference in decision making shall be disclosed so that users of the consolidated financial statements can evaluate their significance.

Transactions between the Company and related parties are summarized as follows (in thousands):

	Financial Statements Location	2024	2023
Accounts Receivable - Related Party
Customer Agreement	Related party receivable	$1,523	$552
Shared Services Agreement	Related party receivable	-	2

Accounts Payable - Related Party
Shared Services Agreement	Related party payable	$189	$220
Affiliate Facility Access Agreement	Related party payable	195	57

		Year ended December 31, 2024	Year ended December 31, 2023
Revenues - Related Party
Customer Agreement	Operating revenues	$6,008	$2,462

Operating Expenses - Related Party
Affiliate Facility Access Agreement	Operating expenses	$1,784	$683

Desert Environmental LLC and Subsidiaries

Notes to Consolidated Financial Statements

Shared Services Agreement

The Company has a services agreement with certain affiliates, pursuant to which it receives common management and general, administrative, overhead, and operating services in support of the Company’s operations and development activities. The Company is required to reimburse all fees incurred by it that are necessary to perform services under the agreement. For shared services, the basis of allocation is an approximation of time spent on activities supporting the Company. For shared costs paid on behalf of the Company, the costs are directly allocated to it based on its pro rata share of the expenses. For the years ended December 31, 2024 and 2023, the Company paid approximately $2.4 million and $4.9 million for the shared services and direct cost reimbursements, respectively.

Equity Sponsor Services Agreement

Five Point Energy LLC (“FPE”), an affiliate of Five Point Energy Fund III LP, invoices the Company, and the Company reimburses FPE in cash, for expenses associated with the Company’s use of geographic information system (“GIS”) and certain legal services provided by FPE. The reimbursement includes allocated FPE personnel costs and third-party software and hardware expenses and is determined based on the Company’s use of FPE’s total services for such period. For the years ended December 31, 2024 and 2023, the GIS and legal services reimbursement paid were $174 thousand and an immaterial amount, respectively.

Customer Agreement

The Company has customer agreements with certain affiliates which include a standard fee schedule. Under these agreements, the Company provides waste handling and disposal services to affiliates in the ordinary course of business.

Affiliate Facility Access and Water Management Services Agreement

The Company has a facility access, surface use and water management services agreement with certain affiliates to which the Company is granted certain rights to construct, operate and maintain waste reclamation facilities in the ordinary course of business. These agreements include the ability to purchase from and receive certain services from such affiliates, including the purchase of fresh water and caliche and wastewater handling services. These agreements include a standard fee or damage rate schedule and provision for specified surface use activities including royalty payments related to certain activities. For the years ended December 31, 2024 and 2023, the Company paid $1.6 million and $469 thousand under these agreements, respectively.

Note 9. Commitments and Contingencies

Environmental Issues

We are subject to federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. We believe there are currently no such matters that will have a material adverse effect on its results of operations, cash flows or financial position.

We dispose of large volumes of solid waste pursuant to permits issued by governmental authorities overseeing such disposal activities. While these permits are issued pursuant to existing laws and regulations, these legal requirements are subject to change, which could result in the imposition of more stringent operating constraints or new monitoring and reporting requirements, owing to, among other things, concerns of the public or governmental authorities regarding such gathering or disposal activities. The adoption and implementation of any new laws or regulations that restrict the Company’s ability to dispose of waste or otherwise requiring us to shut down reclamation facilities, could have a material adverse effect on its business, financial condition and results of operations.

Litigation

The Company records liabilities related to litigation and other legal proceedings when they are either known or considered probable and can be reasonably estimated. Legal proceedings are inherently unpredictable and subject to significant uncertainties, and significant judgment is required to determine both probability and the estimated amount. As a result of these uncertainties, any liabilities recorded are based on the best information available at the time. As any new information becomes available, the Company reassesses the potential liability related to pending litigation. As of December 31, 2024 and 2023, the Company did not record any liabilities related to any legal matters.

Desert Environmental LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 10. Subsequent Events

Management has evaluated subsequent events through March 14, 2025, the date which the consolidated financial statements were available to be issued.

On February 4, 2025, the Company amended the Credit Facilities to add an additional $5.0 million term loan (the “New Term Loan”) and increase the total Revolving Credit Facility commitment to the lesser of (i) $4.0 million and (ii) the Borrowing Base, as well as to extend the maturity dates of the Term Loan and Revolving Credit Facility to March 31, 2030 and October 3, 2027, respectively. The maturity date of the New Term Loan is October 3, 2030.

Desert Environmental LLC and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2025	December 31, 2024
ASSETS
CURRENT ASSESTS
Cash and cash equivalents	$3,147	$1,516
Certificate of deposit	104	104
Accounts receivable, net	9,605	6,209
Related party receivable	1,346	1,523
Prepaid expenses and other assets	536	944
Total current assets	14,738	10,296
NONCURRENT ASSETS
Property, plant and equipment, net	36,785	32,819
Finance right-of-use asset	2,600	-
Other noncurrent assets	8	14
Total noncurrent assets	39,393	32,833
TOTAL ASSETS	$54,131	$43,129
LIABILITIES AND MEMBER'S EQUITY
CURRENT LIABILITIES
Accounts payable	$1,275	$731
Related party payable	371	384
Accrued liabilities	2,682	1,906
Current portion of long-term debt	2,744	2,527
Total current liabilities	7,072	5,548
NONCURRENT LIABILITIES
Long-term debt, net of debt issuance costs	11,197	7,758
Asset retirement obligation	1,916	1,819
Total noncurrent liabilities	13,113	9,577
Total liabilities	20,185	15,125
MEMBER'S EQUITY	33,946	28,004
TOTAL LIABILITIES AND MEMBER'S EQUITY	$54,131	$43,129

The Notes to the Unaudited Condensed Consolidated Financial Statements are an integral part of these statements.

Desert Environmental LLC and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands)

	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024
OPERATING REVENUES	$20,685	$7,428
COSTS AND EXPENSES
Operating expenses	9,424	6,634
General and administrative expense	1,726	648
Depreciation, depletion and accretion expense	3,088	1,810
Total costs and expenses	14,238	9,092
Operating income (loss)	6,447	(1,664)
OTHER EXPENSE
Interest expense, net	(470)	(479)
Total other expense, net	(470)	(479)
Income (loss) from operations before taxes	5,977	(2,143)
Income tax expense	(73)	-
NET INCOME (LOSS)	$5,904	$(2,143)

The Notes to the Unaudited Condensed Consolidated Financial Statements are an integral part of these statements.

Desert Environmental LLC and Subsidiaries

Unaudited Condensed Consolidated Statements of Changes in Member’s Equity

(in thousands)

Member's Equity
Balance, at January 1, 2024	$21,201
Contributions from member	4,665
Share-based compensation	50
Net loss	(2,143)
Balance, at June 30, 2024	$23,773
Balance, at January 1, 2025	$28,004
Share-based compensation	38
Net income	5,904
Balance, at June 30, 2025	$33,946

The Notes to the Unaudited Condensed Consolidated Financial Statements are an integral part of these statements.

Desert Environmental LLC and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$5,904	$(2,143)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation, depletion, and accretion expense	3,088	1,810
Amortization of debt issuance costs	49	37
Credit loss expense	327	-
Share-based compensation	38	50
Changes in assets and liabilities
Accounts receivable	(3,723)	(1,971)
Related party receivables and payables	167	(583)
Prepaid expenses and other assets	422	11
Accounts payable	(170)	692
Accrued liabilities	(139)	484
Net cash provided by (used in) operating activities	5,963	(1,613)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(5,331)	(8,235)
Redemption of certificate of deposit	-	102
Net cash used in investing activities	(5,331)	(8,133)
CASH FLOWS FROM FINANCING ACTIVITIES
Contributions from member	-	4,665
Proceeds from long-term debt	5,000	6,000
Payments on long-term debt	(1,000)	-
Finance lease payments	(2,600)	-
Payments of insurance financing note payable	(283)	(241)
Payment of debt issuance costs	(118)	(15)
Net cash provided by financing activities	999	10,409
Net change in cash and cash equivalents	1,631	663
CASH AND CASH EQUIVALENTS, beginning of year	1,516	112
CASH AND CASH EQUIVALENTS, end of year	$3,147	$775
NON CASH INVESTING AND FINANCING ACTIVITIES
Accrued capital expenditures	$1,741	$1,976
Insurance financing note payable	$-	$452
Asset retirement obligation additions	$1	$1,649

The Notes to the Unaudited Condensed Consolidated Financial Statements are an integral part of these statements.

Desert Environmental LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Note 1. Organization and Nature of Operations

Desert Environmental LLC and Subsidiaries (together with its subsidiaries the Company, we, our, us) is a Delaware limited liability company that was formed on April 6, 2022 by entities affiliated with Five Point Energy Fund III LP (Fund III). Fund III currently holds a 93.34% indirect ownership interest in the Company.

On October 31, 2022, Fund III contributed, as a capital contribution, all of the issued and outstanding limited liability company interests of the Company to Desert Environmental Holdings LLC (the Parent). The Company is a wholly owned subsidiary of the Parent. The Company is governed by the Amended and Restated Limited Liability Company Agreement, dated September 15, 2023 (the LLC Agreement).

The consolidated financial statements include the accounts of the Company and its subsidiaries, which include:

Safefill Pecos, LLC – 100% of the issued and outstanding membership interests of Safefill Pecos, LLC were purchased by Desert Environmental LLC on November 1, 2022. Safefill Pecos is a Texas limited liability company that was originally formed in March 2019.

Desert Reclamation LLC – a Delaware limited liability company, formed April 6, 2022. Desert Environmental LLC is the sole member of Desert Reclamation LLC.

Desert Operating LLC – a Delaware limited liability company, formed January 4, 2023. Desert Environmental LLC is the sole member of Desert Operating LLC.

The Company manages non-hazardous waste resulting primarily from oil and gas related exploration and production and midstream activity. In addition to processing waste deliveries from the rig site, the Company is equipped to treat, separate, and reclaim production solids and crude terminal cleaning residuals. The Company's services are centered in the northern and southern Delaware Basin. Assets consist of reclamation facilities, stationary treatment facilities, and solid waste management facilities.

The Company is headquartered in Houston, Texas.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

Our condensed consolidated financial statements (the “financial statements”) have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). All dollar amounts in the Financial Statements and tables in the notes are stated in thousands of dollars unless otherwise indicated.

All of the Company's subsidiaries are wholly owned, either directly or indirectly through wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. There were no variable interest entities for any periods presented herein.

Unaudited Interim Financial Information

The accompanying financial statements are unaudited. The unaudited interim financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for fair statement of the Company's financial position as of June 30, 2025 and the results of its operations and its cash flows for the six months ended June 30, 2025 and 2024. The financial data and other information disclosed in these notes related to the six months ended June 30, 2025 and 2024 are also unaudited. The results for the six months ended June 30, 2025 are not necessarily indicative of results to be expected during the year ending December 31, 2025, any other interim periods, or any future year or period. The balance sheet as of December 31, 2024 included herein was derived from the audited financial statements as of that date. Certain disclosures have been condensed or omitted from the interim condensed consolidated financial statements. These condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and related notes for the year ended December 31, 2024.

Desert Environmental LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Significant Accounting Policies

As of June 30, 2025, the Company's significant accounting policies are consistent with those discussed in Note 2 -Summary of Significant Accounting Policies of its consolidated financial statements contained in the Company's annual audited financial statements and accompanying notes for the year ended December 31, 2024. There were no significant updates or revisions to our accounting policies during the six months ended June 30, 2025.

Fair Value Measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Whenever available, fair value is based on or derived from observable market prices or parameters. When observable market prices or inputs are not available, unobservable prices or inputs are used to estimate the fair value. The three levels of the fair value measurement hierarchy are as follows:

Level 1	Quoted market prices in active markets for identical assets or liabilities.

Level 2	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3	Unobservable inputs that are not corroborated by market data.

The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, net of current expected credit losses and accounts payable. The carrying value of the Company's cash and cash equivalents, accounts receivable, net of expected credit losses and accounts payable approximate fair value due to their highly liquid nature or short-term maturity.

The fair value of debt is the estimated amount the Company would have to pay to transfer its debt, including any premium or discount attributable to the difference between the stated interest rate and market rate of interest at the balance sheet date. Refer to Note 5. Debt for additional information.

Non-recurring fair value measurements are performed for management incentive units, as disclosed in Note 6. Member's Equity, as well as, asset retirement obligations, as disclosed in Note 4. Asset Retirement Obligation.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Valuation techniques utilized to determine fair value are consistently applied. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires the application of management judgment and considers factors specific to the asset or liability.

Interest Capitalization

The Company capitalizes interest costs mainly during the construction period of our assets. Upon placing the underlying asset in service, these costs are depreciated over the estimated useful life of the corresponding assets for which interest costs were incurred.

Allowance for Expected Credit Losses

As of June 30, 2025 and December 31, 2024, the Company had $464 thousand and $140 thousand, respectively, for an allowance for expected credit losses.

Income Taxes

The Company is a limited liability company, and therefore has elected to be treated as a pass-through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, are deemed to pass to the members and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no federal tax provision has been made as of June 30, 2025 and December 31, 2024.

The Company is subject to Texas margin taxes. An estimate of state tax liability is calculated utilizing management estimates related to the deductibility of certain expenses and other factors.

Desert Environmental LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

The Company recognizes accrued interest and penalties related to uncertain tax positions in income tax expense in the condensed consolidated statements of operations. As of June 30, 2025 and December 31, 2024, the Company did not recognize any liabilities associated with payment for interest and penalties.

Note 3. Property, Plant and Equipment, net

Property, plant and equipment, net consisted of the following at:

	June 30, 2025	December 31, 2024
Waste facilities & related equipment	$34,380	$34,286
Machinery & equipment	5,754	1,056
Other	1,840	1,840
Construction in progress	2,373	207
	44,347	37,389
Less accumulated depreciation and depletion	(7,562)	(4,570)
Total property, plant and equipment, net	$36,785	$32,819

Depreciation expense for the six months ended June 30, 2025 and 2024 was $1.2 million and $768 thousand, respectively. Depletion expense for the six months ended June 30, 2025 and 2024 was $1.8 million and $963 thousand, respectively.

Note 4. Asset Retirement Obligation

The following table summarizes the Company’s asset retirement obligations as of:

	June 30, 2025	December 31, 2024
Beginning balance	$1,819	$-
Additions	1	1,649
Accretion expense	96	170
Ending balance	$1,916	$1,819

Accretion expense incurred during the six months ended June 30, 2025 and 2024 was $96 thousand and $78 thousand, respectively, and is included in depreciation, depletion and accretion expense within the condensed consolidated statements of operations.

Note 5. Debt

Total debt consisted of the following at:

	June 30, 2025	December 31, 2024
Term loan	$14,000	$10,000
Insurance note payable	244	527
Less unamortized debt issuance costs	(303)	(242)
Total debt, net	$13,941	$10,285
Less current portion	(2,744)	(2,527)
Total long-term debt, net of debt issuance costs	$11,197	$7,758

Desert Credit Facilities

The Company has a credit facility (the "Desert Credit Facility") providing for a (i) $10.0 million delayed draw term loan (the "Desert Initial Term Loan") and (ii) $2.0 million revolving credit facility (the "Desert Revolving Commitments"). On March 1, 2024, the Company entered into the First Amendment to Credit Agreement to provide for an adjusted loan repayment schedule. On February 4, 2025, the Company entered into the Second Amendment to Credit Agreement to (i) add a new a $5.0 million term loan commitment under the Desert Credit Facility (the "Desert Second Amendment Term Loan"), (ii) increase the Desert Revolving Commitments under the Desert Credit Facility to $4.0 million, and (iii) extend the maturity dates of each of the term loans and revolving commitments issued thereunder.

Desert Environmental LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

The Desert Initial Term Loan matures on March 31, 2030, the Desert Revolving Commitments mature on October 3, 2027, and the Desert Second Amendment Term Loan matures on October 3, 2030. The Desert Credit Facility is secured by a first-priority lien on substantially all assets of the Company, a pledge by the Parent of the equity interests of the Company, and is also guaranteed by each of the Company’s subsidiaries.

We may elect for outstanding borrowings under the Desert Credit Facility to accrue interest at a rate based on either (i) Term SOFR or (ii) Alternate Base Rate, in each case plus a leverage-based applicable margin between 2.50% and 3.00% per annum for Alternate Base Rate Loans and between 3.50% and 4.00% per annum for Term SOFR Loans. Interest on Term SOFR Loans is payable at the end of the applicable interest period. Alternate Base Rate Loans bear interest at a rate per annum equal to the highest of (i) the Federal Funds Rate, as in effect from time to time, plus 0.50%, (ii) the prime rate, as publicly announced by the lender from time to time and (iii) Term SOFR for a one- month tenor plus 1.00%. Interest on Alternate Base Rate Loans is payable quarterly in arrears.

Any principal amounts outstanding on the maturity date will become due and payable on such date. The Company also pays a commitment fee to the lender quarterly in arrears on the daily unused amount of the commitment of the lender of the Desert Revolving Commitments, which is based on the Company’s leverage ratio then in effect.

Pursuant to the Desert Credit Facility, we are required to comply with various financial and other covenants common to credit agreements, including (i) a fixed charge coverage ratio of at least 1.25 to 1.00 as of the last day of each fiscal quarter, measured on a trailing four quarter basis, (ii) a total leverage ratio no greater than 2.25 to 1.00 as of the last day of each fiscal quarter, measured on a trailing four quarter basis, and (iii) restrictions on the ability to incur debt, grant liens, make dispositions, make distributions, engage in transactions with affiliates, and make investments.

The Desert Credit Facility contains customary events of default, including for the failure of the Company or other loan parties to comply with the various financial, negative and affirmative covenants under the Desert Credit Facility (subject to the cure provisions set forth therein). During the existence of an Event of Default (as defined in the Desert Credit Facility), the lender may terminate the commitments and/or declare all outstanding loans and accrued interest and fees under the Desert Credit Facility to be immediately due and payable (among other available remedies). The Company was in compliance with these covenants as of June 30, 2025.

The term loan incurred interest at an average rate of 7.80% and 9.32% during the six months ended June 30, 2025 and 2024, respectively. Interest expense incurred on all outstanding debt for the six months ended June 30, 2025 and 2024, was $499 thousand and $430 thousand, respectively. During the six months ended June 30, 2025, the Company recorded $90 thousand in capitalized interest.

The estimated fair value of the debt approximates the principal amount outstanding because the interest rates are variable and reflective of market rates and the debt may be repaid, in full or in part, at any time without penalty.

Insurance Note Payable

During 2024, the Company entered into two promissory notes for the payment of insurance premiums with an aggregate principal amount of $979 thousand payable through December 2025. The notes payable incurred interest at a fixed rate of 7.94% and 8.36% and during the six months ended June 30, 2025 and 2024, respectively. Interest expense incurred on the outstanding notes payable during the six months ended June 30, 2025 and June 30, 2024 was $16 thousand and $13 thousand, respectively.

Note 6. Member's Equity

As provided for in the LLC Agreement, the Parent (the sole member) holds 100% of the limited liability company interests of the Company. The Parent's limited liability company interests are generally consistent with ordinary equity ownership interests.

Distributions (including liquidating distributions) are to be made to the sole member at the discretion of the board of managers of the Parent, as the governing body of the parent entity of each of the sole member and the Company. The sole member's equity account will be adjusted for distributions paid to the member and additional capital contributions that are made by the sole member. All revenues, costs and expenses of the Company are allocated to the sole member.

The Parent has two classes of member's capital: Series A Units and Incentive Units. Series A members have voting rights. No interest shall be paid to any member on any capital contributions.

Desert Environmental LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

The Incentive Units constitute profits interests, issued to Company employees. The Parent is authorized to issue, with Board approval, up to an aggregate of 10,000 incentive units. The Incentive Units vest annually over a period of three years.

A summary of Incentive Units activity as of June 30, 2025 and December 31, 2024 is shown in the following table:

	Incentive Units	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term (years)
Outstanding at January 1, 2024	4,400	$56.65	2.00
Granted	300	53.04
Forfeited	(578)	56.65
Outstanding at December 31, 2024	4,122	$56.39	1.00
Granted	-	-
Forfeited	-	-
Outstanding at June 30, 2025	4,122	$56.39	0.51

The Incentive Units represent a substantive class of equity and are accounted for under FASB ASC 718, Compensation - Stock Compensation. U.S. GAAP requires recognition of compensation expense for such awards with performance conditions, such as return thresholds, once achievement of the condition is considered probable. The compensation expense recognized is based on the fair value of the rewards on the grant date. The compensation expense for the Incentive Units for the periods ended June 30, 2025 and 2024 was $50 thousand and $38 thousand, respectively. As of June 30, 2025 and December 31, 2024, remaining unrecognized compensation expense for the Incentive Units was $39 thousand and $78 thousand, respectively, and will be recognized over remaining term as the Incentive Units vest. There were no units forfeited during the six months ended June 30, 2025.

The Company uses the Black-Scholes option valuation model to value units granted to employees that uses the assumptions noted in the following table. The same inputs were used for the units granted in both the 2024 and 2023 periods. Expected volatility is based on historical volatility of the Company's market and other factors. The expected term of awards granted represents the period of time that awards are expected to be outstanding. The risk-free rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant. In addition, management considers the distribution priority schedule or "waterfall calculation" in its estimation process.

Expected volatility	22.50%
Expected dividends	0.00%
Expected term (in years)	3
Risk-free rate	4.95%
Marketability discount	9.00%

Note 7. Related Party Transactions

Transactions between the Company and related parties are summarized as follows (in thousands):

	Financial Statements Location	June 30, 2025	December 31, 2024
Accounts Receivable - Related Party
Customer Agreement	Related party receivable	$1,346	$1,523

Accounts Payable - Related Party
Shared Services Agreement	Related party payable	$205	$189
Affiliate Facility Access Agreement	Related party payable	166	195

		Period ended	Period ended
		June 30, 2025	June 30, 2024
Revenues - Related Party
Customer Agreement	Operating revenues	$5,041	$2,690

Operating Expenses - Related Party
Affiliate Facility Access Agreement	Operating expenses	$1,685	$367

Desert Environmental LLC and Subsidiaries

Notes to the Unaudited Condensed Consolidated Financial Statements

Shared Services Agreement

The Company has a services agreement with certain affiliates, pursuant to which it receives common management and general, administrative, overhead, and operating services in support of the Company’s operations and development activities. The Company is required to reimburse all fees incurred by it that are necessary to perform services under the agreement. For shared services, the basis of allocation is an approximation of time spent on activities supporting the Company. For shared costs paid on behalf of the Company, the costs are directly allocated to it based on its pro rata share of the expenses. For the periods ended June 30, 2025 and 2024, the Company paid approximately $1.2 million and $1.3 million for the shared services and direct cost reimbursements, respectively.

Equity Sponsor Services Agreement

Five Point Infrastructure LLC (FPI), an affiliate of Five Point Energy Fund III LP, invoices the Company, and the Company reimburses FPI in cash, for expenses associated with the Company’s use of geographic information system (GIS) and certain legal services provided by FPI. The reimbursement includes allocated FPI personnel costs and third-party software and hardware expenses and is determined based on the Company’s use of FPI’s total services for such period. For the periods ended June 30, 2025 and 2024, the GIS and legal services reimbursements paid were immaterial.

Customer Agreement

The Company has customer agreements with certain affiliates which include a standard fee schedule. Under these agreements, the Company provides waste handling and disposal services to affiliates in the ordinary course of business.

Affiliate Facility Access and Water Management Services Agreement

The Company has a facility access, surface use and water management services agreement with certain affiliates to which the Company is granted certain rights to construct, operate and maintain waste reclamation facilities in the ordinary course of business. These agreements include the ability to purchase from and receive certain services from such affiliates, including the purchase of fresh water and caliche and wastewater handling services. These agreements include a standard fee or damage rate schedule and provision for specified surface use activities including royalty payments related to certain activities.

During the six months ended June 30, 2025, the Company entered into a lease agreement for acreage to expand its waste reclamation facilities with an affiliate. Under the lease agreement, the Company made a one-time upfront payment of $2.6 million to the affiliate and recorded a related finance lease right-of-use-asset. There are no additional fixed fee payments required to be made to the affiliate under such agreement.

Note 8. Subsequent Events

Management has evaluated subsequent events through August 22, 2025, the date which the condensed consolidated financial statements were available to be issued.

27,000,000 Shares

Class A Shares

Representing Limited Liability Company Interests

WaterBridge Infrastructure LLC

PRELIMINARY PROSPECTUS

, 2025

J.P. Morgan

Barclays

Goldman Sachs & Co. LLC

Morgan Stanley

Wells Fargo Securities

Piper Sandler

Raymond James

Stifel

Texas Capital Securities

Pickering Energy Partners

Janney Montgomery Scott

Johnson Rice & Company

Roberts & Ryan

Until , 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts) expected to be incurred by us in connection with the issuance and distribution of the Class A shares offered and registered hereby. With the exception of the SEC registration fee, FINRA filing fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee	$95,075
FINRA filing fee	93,650
NYSE listing fee	325,000
Accounting fees and expenses	4,284,000
Legal fees and expenses	3,000,000
Printing and engraving expenses	450,000
Transfer agent and registrar fees	20,000
Miscellaneous	140,000
Total	$8,407,725

Item 14. Indemnification of Directors and Officers.

Our Operating Agreement provides that, to the fullest extent permitted by applicable law, our directors or officers will not be liable to us. Our Operating Agreement also provides that we must indemnify our directors and officers for acts and omissions to the fullest extent permitted by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities.

Prior to the completion of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law against liabilities, that may arise by reason of such director’s or executive officer’s service to us. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee, subject to certain exceptions. We intend to enter into indemnification agreements with our future directors.

We intend to purchase and customary maintain insurance covering our officers and directors against various liabilities asserted, including certain liabilities arising under the Securities Act and the Exchange Act, and expenses incurred in connection with their activities and capacity as our officers and directors or any of our direct or indirect subsidiaries.

The underwriting agreement to be entered into in connection with the sale of our Class A shares offered pursuant to this registration statement, the form of which will be filed as an exhibit to this registration statement, provides for indemnification of our officers and directors against certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II‑1

Item 15. Recent Sales of Unregistered Securities.

On April 11, 2025 in connection with the formation of WaterBridge Infrastructure LLC, we issued a 100% limited liability company interest in us to NDB Holdings LLC. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act. This limited liability company interest will be cancelled or redeemed in connection with our reorganization. There have been no other sales of unregistered securities within the past three years.

In connection with the formation transactions described herein and pursuant to the terms of the Corporate Reorganization that will be completed prior to the closing of this offering, we will issue an aggregate of 6,784,979 Class A shares and an aggregate of 80,215,021 Class B shares, representing an aggregate 76.3% non‑economic limited liability company interest in us, to the Five Point Members, Devon Holdco, GIC and Elda River, as applicable. Such issuances will not involve any underwriters, underwriting discounts or commissions or a public offering, and such issuances will be exempt from registration requirements pursuant to Section 4(a)(2) of the Securities Act.

II‑2

Item 16. Exhibits and Financial Statement Schedules.

(a)
Exhibits

The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description
*1.1	Form of Underwriting Agreement.
**3.1	Certificate of Formation of WaterBridge Infrastructure LLC.
**3.2	Limited Liability Company Agreement of WaterBridge Infrastructure LLC.
**3.3	Form of First Amended and Restated Limited Liability Company Agreement of WaterBridge Infrastructure LLC.
**4.1	Form of Registration Rights Agreement.
*5.1	Opinion of Latham & Watkins LLP as to the legality of the securities being registered.
**10.1†	Form of WaterBridge Infrastructure LLC Long-Term Incentive Plan.
**10.2	Form of Amended and Restated Limited Liability Company Agreement of WBI Operating LLC.
**10.3†	Form of Indemnification Agreement.
**10.4	Form of Contribution and Corporate Reorganization Agreement.
**10.5	Form of Shareholders’ Agreement.
**10.6	Form of Tax Receivable Agreement.
**10.7

Amended and Restated Services Agreement, dated effective February 27, 2019, by and among WaterBridge Resources LLC, WaterBridge Management Company LLC, WaterBridge Co-invest LLC, WaterBridge Holdings LLC, each of the entities listed on Schedule I thereto, each of the entities listed on Schedule II thereto and each of the entities listed on Schedule III thereto.

**10.8	Water Facility and Access Agreement, North Ranch, dated October 15, 2021, by and between DBR Land LLC and WaterBridge Stateline LLC.
**10.9	Produced Water Facilities and Access Agreement, East Ranches, dated May 10, 2024, by and between DBR Land LLC and WaterBridge Stateline LLC.
**10.10	Fresh Water Facilities and Access Agreement, East Ranches, dated May 10, 2024, by and between DBR Land LLC and WaterBridge Stateline LLC.
**10.11#

Credit Agreement, dated as of June 27, 2024, among WaterBridge Midstream Operating LLC, as the borrower, Barclays Bank PLC, as administrative agent, Truist Bank, as collateral agent, and the other lenders party thereto from time to time.

**10.12#	First Amendment to Credit Agreement, dated as of June 27, 2024, among WaterBridge NDB Operating LLC, as borrower, the lenders party thereto, and Barclays Bank PLC, as administrative agent.
**10.13

Second Amendment to Credit Agreement, dated as of December 18, 2024, among WaterBridge NDB Operating LLC, as borrower, the lenders party thereto, Barclays Bank PLC, as administrative agent, and Truist Bank, as new lender.

**10.14#	Second Amendment to Credit Agreement, dated as of February 4, 2025, by and among Desert Environmental LLC, as borrower, the guarantors party thereto, and Origin Bank, as lender.
**10.15	Form of Restricted Share Unit Award Agreement.
*10.16

Form of Third Amendment to Credit Agreement, among WaterBridge Midstream Operating LLC (formerly WaterBridge NDB Operating LLC), as borrower, the lenders party thereto, and Truist Bank, as administrative agent.

*10.17

Form of First Amendment to Credit Agreement, among WaterBridge Midstream Operating LLC, as borrower, Truist Bank, as administrative agent and collateral agent, and the other lenders party thereto from time to time.

*10.18#

Amended and Restated Revolving Credit Agreement, dated as June 27, 2024, among WaterBridge Midstream Operating LLC, as borrower, the lenders from time to time party thereto, Truist Bank, as administrative agent, collateral agent and issuing bank, Barclays Bank PLC, Citibank, N.A., Goldman Sachs USA and Wells Fargo Bank, National Association, as co-syndication agents, and First Horizon, a Tennessee State Bank, and Texas Capital Bank, as co-documentation agents.

*10.19#	Amendment No. 2 to Revolving Credit Agreement, dated as of May 10, 2024, among WaterBridge NDB Operating LLC, the lenders party thereto, each issuing bank and Truist Bank, as administrative agent.
**21.1	List of subsidiaries of WaterBridge Infrastructure LLC.
*23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm to WaterBridge Equity Finance LLC.
*23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm to WaterBridge NDB Operating LLC.

II‑3

*23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm to WaterBridge Infrastructure LLC.
*23.4	Consent of Weaver and Tidwell, L.L.P., independent auditors to Desert Environmental LLC.
*23.5	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1 hereto).
**24.1	Power of Attorney (included on the signature page of the initial filing of this Registration Statement).
**99.1	Consent of Director Nominee (Jason Long).
**99.2	Consent of Director Nominee (David Capobianco).
**99.3	Consent of Director Nominee (Matthew Morrow).
**99.4	Consent of Director Nominee (Michael Sulton).
**99.5	Consent of Director Nominee (Frank Bayouth).
**99.6	Consent of Director Nominee (Kara Goodloe Harling).
**99.7	Consent of Director Nominee (Jeffrey Eaton).
*99.8	Consent of Director Nominee (Ben Moore).
*99.9	Consent of Director Nominee (James Crane).
*99.10	Consent of Director Nominee (Greg Daily).
*99.11	Consent of Director Nominee (Jeffrey Ritenour).
*107	Calculation of Filing Fee Table.

* Filed herewith.

** Previously filed.

† Management contract or compensatory plan or arrangement.

# Certain annexes and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted annexes and schedules upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any annexes or schedules so furnished.

(b)
Financial Statement Schedules

See the index to the financial statements included on page F‑1 for a list of the financial statements included in this registration statement.

II‑4

Item 17. Undertakings.

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)
For the purpose of determining any liability under the Securities Act, each post‑effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 8th day of September, 2025.

WaterBridge Infrastructure LLC

By:	/s/ Jason Long
Name:	Jason Long
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated below on this 8th day of September, 2025.

Name	Title

/s/ Jason Long	Chief Executive Officer (Principal Executive Officer); Director of WaterBridge NDB LLC, as Managing Member of NDB Holdings LLC, as Sole Member of WaterBridge Infrastructure LLC
Jason Long

/s/ Scott L. McNeely	Executive Vice President, Chief Financial Officer (Principal Financial Officer)
Scott L. McNeely

*	Executive Vice President, Chief Administrative Officer (Principal Accounting Officer)
Jason Williams

*	Director of WaterBridge NDB LLC, as Managing Member of NDB Holdings LLC, as Sole Member of WaterBridge Infrastructure LLC
David Capobianco

*	Director of WaterBridge NDB LLC, as Managing Member of NDB Holdings LLC, as Sole Member of WaterBridge Infrastructure LLC
Matthew Morrow

*	Director of WaterBridge NDB LLC, as Managing Member of NDB Holdings LLC, as Sole Member of WaterBridge Infrastructure LLC
Frank Bayouth

*By:	/s/ Scott L. McNeely
Name:	Scott L. McNeely
Title:	Attorney-in-fact